Use these links to rapidly review the document

TABLE OF CONTENTS 2

As filed with the Securities and Exchange Commission on June 2, 2015

No. 333-203369

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective Amendment No. 1
to the

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NRG Yield LLC
NRG Yield Operating LLC*
(Exact name of registrant as specified in its charter)

Delaware Delaware (State or other jurisdiction of incorporation or organization)	4911 4911 (Primary Standard Industrial Classification Code Number)	32-0407370 30-0780012 (I.R.S. Employer Identification No.)

211 Carnegie Center, Princeton, NJ 08540
Telephone: (609) 524-4500
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Copies to:
David R. Hill Executive Vice President and General Counsel 211 Carnegie Center Princeton, NJ 08540 Telephone: (609) 524-4500	Gerald T. Nowak, P.C. Paul D. Zier Kirkland & Ellis LLP 300 North LaSalle Street Chicago, Illinois 60654 (312) 862-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale of the securities to the public:
The exchange will occur as soon as practicable after the effective date of this Registration Statement.

          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

          If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

          If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

          Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer):    ☐

          Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer):    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Amount of Registration Fee

5.375% Senior Notes due 2024	$500,000,000	100%	$58,100(3)

Guarantees related to the 5.375% Senior Notes due 2024(2)	—	—	—(4)

(1)
Calculated in accordance with Rule 457 under the Securities Act of 1933, as amended.

(2)
No separate consideration was received for the issuance of the guarantees.

(3)
Previously paid.

(4)
Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantees being registered hereby.

          The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

*
The additional Co-Registrants listed on the next page are also included in this Form S-4 Registration Statement as additional Registrants.

Table of Additional Registrants

Exact Name of Additional Registrants*	Jurisdiction of Formation	I.R.S. Employer Identification No.
Alta Wind 1-5 Holding Company, LLC	Delaware	35-2526443
Alta Wind Company, LLC	Delaware	47-2576803
NRG Energy Center Omaha LLC	Delaware	35-2492633
NRG Energy Center Omaha Holdings LLC	Delaware	46-4164574
NRG Yield DGPV Holding LLC	Delaware	47-3724471
NRG South Trent Holdings LLC	Delaware	27-2207561
NRG Yield RPV Holding LLC	Delaware	47-2898953
NYLD Fuel Cell Holdings LLC	Delaware	47-2588093
UB Fuel Cell, LLC	Connecticut	46-5519511

*
The address for each of the additional Registrants is c/o NRG Yield Operating LLC, 211 Carnegie Center, Princeton, NJ 08540, telephone: (609) 524-4500. The primary standard industrial classification number for each of the additional Registrants is 4911.

        The name, address, including zip code of the agent for service for each of the additional Registrants is David R. Hill, Executive Vice President and General Counsel of NRG Yield, Inc., 211 Carnegie Center, Princeton, NJ 08540, Telephone: (609) 524-4500.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

Subject to Completion Dated June 2, 2015

PRELIMINARY PROSPECTUS

NRG Yield Operating LLC

Exchange Offer for
$500,000,000 5.375% Senior Notes due 2024

We are offering to exchange:
up to $500,000,000 of our new 5.375% Senior Notes due 2024
(which we refer to as the "Exchange Notes")
for
a like amount of our outstanding 5.375% Senior Notes due 2024
(which we refer to as the "Old Notes")
We refer to the Exchange Notes and Old Notes collectively as the "notes."

Material Terms of Exchange Offer:

  •
  The terms of the Exchange Notes to be issued in the exchange offer are substantially identical to the Old Notes, except that the transfer restrictions and registration rights relating to the Old Notes will not apply to the Exchange Notes.

  •
  The Exchange Notes will be guaranteed on a full and unconditional and joint and several basis by each of our current and future subsidiaries that guarantees indebtedness under our Revolving Credit Facility (as defined herein).

  •
  There is no existing public market for the Old Notes or the Exchange Notes. We do not intend to list the Exchange Notes on any securities exchange or seek approval for quotation through any automated trading system.

  •
  You may withdraw your tender of Old Notes at any time before the expiration of the exchange offer. We will exchange all of the Old Notes that are validly tendered and not withdrawn.

  •
  The exchange offer expires at 12:00 midnight, New York City time, on                    , 2015, unless extended.

  •
  The exchange of Old Notes will not be a taxable event for U.S. federal income tax purposes.

  •
  The exchange offer is subject to certain customary conditions, including that it not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission (the "SEC").

  •
  We will not receive any proceeds from the exchange offer.

         For a discussion of certain factors that you should consider before participating in this exchange offer, see "Risk Factors" beginning on page 18 of this prospectus.

         Neither the SEC nor any state securities commission has approved the notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         Each broker-dealer that receives Exchange Notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes where the Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business one year after the expiration date, we will make this prospectus available, as amended or supplemented, to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

                    , 2015

i

 WHERE YOU CAN FIND MORE INFORMATION

        We filed a registration statement on Form S-4, of which this prospectus is a part, with the SEC to register the new notes under the Securities Act. This prospectus does not contain all of the information included in that registration statement. For further information about us and the new notes offered by this prospectus, you should refer to the registration statement and its exhibits. You can access the registration statement by any of the means described in the following paragraph.

        Prior to the effectiveness of the registration statement, we were not subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended, or the "Exchange Act." Commencing with the effectiveness of the registration statement, we will file annual, quarterly and current reports and other information with the SEC. You can review and obtain copies of the registration statement, these reports and other information on the SEC's Internet site at http://www.sec.gov. You may also read and copy any materials we file with the SEC at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

        So long as NRG Yield LLC continues to own, directly or indirectly, all of the equity interests of NRG Yield Operating LLC, NRG Yield LLC may elect to prepare and file and furnish the quarterly, annual and current reports and consolidated financial statements referred to above in respect of NRG Yield LLC and such reports and consolidated financial statements will be deemed to satisfy the obligations of NRG Yield Operating LLC under the reporting covenant of the indenture governing the notes. See "Description of the Notes—Certain Covenants—Reports."

        This prospectus incorporates important business and financial information about us that is not included in or delivered with the document. This information is available without charge to security holders upon written or oral request at:

NRG Yield Operating LLC
211 Carnegie Center
Princeton, NJ 08540
(609) 524-4500
Attention: Corporate Secretary

        To obtain timely delivery, you must request information no later than five business days prior to the expiration of the exchange offer, which is 12:00 midnight, New York City time, on                    , 2015.

        You should rely only on the information contained in, or incorporated by reference in, this prospectus. We have not authorized anyone else to provide you with different or additional information. This prospectus does not offer to sell or solicit any offer to buy any notes in any jurisdiction where the offer or sale is unlawful. You should not assume that the information in this prospectus or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

ii

 SUMMARY

        This summary highlights selected information appearing elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to participate in this exchange offer. You should carefully read this summary together with the entire prospectus, including the information set forth in the section entitled "Risk Factors" and the financial statements and related notes thereto, before deciding whether to participate in the exchange offer.

        Unless the context otherwise requires or as otherwise indicated, references in this prospectus to "we," "our," "the Company" and "Yield" refer to NRG Yield Operating LLC ("Yield Operating LLC"), together with its consolidated subsidiaries and direct parent NRG Yield LLC ("Yield LLC") and references to "Issuer" refer to Yield Operating LLC. As of March 31, 2015, NRG Yield, Inc. ("Yield Inc.") owned approximately 44.7% of the economic interests in and was the sole managing member of Yield LLC.

Our Company

        We intend to take advantage of favorable trends in the power generation industry including the growing construction of contracted generation that can replace aging or uneconomic facilities in competitive markets and the demand by utilities for renewable generation to meet their state's renewable portfolio standards ("RPS"). To that end, we believe our cash flow profile, coupled with our scale, diversity and low cost business model, offers us a lower cost of capital than that of a traditional independent power producer and provides us with a significant competitive advantage to execute our growth strategy.

Current Operations

        We own a diversified portfolio of contracted renewable and conventional generation and thermal infrastructure assets in the United States. Our contracted generation portfolio as of March 31, 2015, collectively represents 3,630 net MW. Each of these assets sells substantially all of its output pursuant to long-term offtake agreements with credit worthy counterparties. The average remaining contract duration of these offtake agreements was approximately 17 years as of March 31, 2015, based on cash available for distribution. We also own thermal infrastructure assets with an aggregate steam and chilled water capacity of 1,310 net MWt and electric generation capacity of 123 net MW. These thermal infrastructure assets provide steam, hot water and/or chilled water, and in some instances electricity, to commercial businesses, universities, hospitals and governmental units in multiple locations, principally through long-term contracts or pursuant to rates regulated by state utility commissions.

        The following table provides an overview of our assets as of March 31, 2015:

			Capacity		Offtake agreements
Assets(1)	Location	COD	Rated MW(2)	Net MW(3)	Contracted Volume(4)	Counterparty	Counterparty Credit Rating(5)	Expiration
Conventional
GenConn Devon	Connecticut	June 2010	190	95	100%	Connecticut Light & Power	A/Baa1/BBB+	2040
GenConn Middletown	Connecticut	June 2011	190	95	100%	Connecticut Light & Power	A/Baa1/BBB+	2041
Marsh Landing	California	May 2013	720	720	100%	Pacific Gas & Electric	BBB/A3/BBB+	2023
El Segundo	California	August 2013	550	550	100%	Southern California Edison	BBB+/A2/A–	2023
Walnut Creek	California	June 2013	485	485	100%	Southern California Edison	BBB+/A2/A–	2023

			2,135	1,945

Utility Scale Solar
Blythe	California	December 2009	21	21	100%	Southern California Edison	BBB+/A2/A–	2029
Roadrunner	New Mexico	August 2011	20	20	100%	El Paso Electric	BBB/Baa1/NR	2031
Avenal	California	August 2011	45	23	100%	Pacific Gas & Electric	BBB/A3/BBB+	2031
Avra Valley	Arizona	December 2012	25	25	100%	Tucson Electric Power	BBB+/A3/BBB	2032
Alpine	California	January 2013	66	66	100%	Pacific Gas & Electric	BBB/A3/BBB+	2033
Borrego	California	February 2013	26	26	100%	San Diego Gas and Electric	A/A1/A	2038
CVSR	California	October 2013	250	122	100%	Pacific Gas & Electric	BBB/A3/BBB+	2038
Kansas South	California	June 2013	20	20	100%	Pacific Gas & Electric	BBB/A3/BBB+	2033
TA High Desert	California	March 2013	20	20	100%	Southern California Edison	BBB+/A2/A–	2033

			493	343

Distributed Solar
AZ DG Solar Projects	Arizona	December 2010 - January 2013	5	5	100%	Various		2025 - 2033
PFMG DG Solar Projects	California	October 2012 - December 2012	9	5	100%	Various		2032

			14	10

Wind
Alta I	California	December 2010	150	150	100%	Southern California Edison	BBB+/A2/A–	2035
Alta II	California	December 2010	150	150	100%	Southern California Edison	BBB+/A2/A–	2035
Alta III	California	February 2011	150	150	100%	Southern California Edison	BBB+/A2/A–	2035
Alta IV	California	March 2011	102	102	100%	Southern California Edison	BBB+/A2/A–	2035
Alta V	California	April 2011	168	168	100%	Southern California Edison	BBB+/A2/A–	2035
Alta X	California	February 2014	137	137	100%	Southern California Edison	BBB+/A2/A–	2038(8)
Alta XI	California	February 2014	90	90	100%	Southern California Edison	BBB+/A2/A–	2038(8)
South Trent	Texas	January 2009	101	101	100%	AEP Energy Partners	BBB/Baa1/BBB(6)	2029
Laredo Ridge	Nebraska	February 2011	80	80	100%	Nebraska Public Power District	A/A1/A+	2031
Taloga	Oklahoma	July 2011	130	130	100%	Oklahoma Gas & Electric	A–/A1/A	2031
Pinnacle	West Virginia	December 2011	55	55	100%	Maryland Department of General Services and University System of Maryland	AAA/Aaa/AAA AA+/Aa1/AA+	2031
Buffalo Bear	Oklahoma	December 2008	19	19	100%	Western Farmers Electric Cooperative	A–/NR/A–	2033

			1,332	1,332

Total Conventional, Solar and Wind			3,974	3,630
Thermal Generation
Paxton Creek Cogen	Pennsylvania	2000(7)	12	12		Power sold into PJM markets
Tucson Convention Center	Arizona	January 2003	2	2		Excess power sold into local grid
Princeton Hospital	New Jersey	January 2012	5	5		Excess power sold into local grid
Dover	Delaware	June 2013	104	104		Power sold into PJM markets

Total Thermal Generation			123	123

Total			4,097	3,753

(1)
For more information about, and a description of, each of our assets, see "—Organizational Structure" and "Business—Current Operations."

(2)
For conventional, solar, wind and thermal generation, rated capacity represents the maximum generating capacity of a facility. Generating capacity may vary based on a variety of factors discussed elsewhere in this prospectus. For thermal energy, rated capacity represents MWt for steam or chilled water.

(3)
Net capacity represents the maximum, or rated, generating capacity of the facility multiplied by our percentage ownership interest in the facility as of March 31, 2015.

(4)
Represents the percentage of a facility's total estimated average annual capacity contracted under offtake agreement or other agreements.

(5)
Reflects the counterparty's issuer credit ratings issued by Standard & Poor's Ratings Services ("S&P")/Moody's Investors Service Inc. ("Moody's")/Fitch Ratings Ltd. ("Fitch") as of March 31, 2015.

(6)
Reflects the issuer credit ratings for American Electric Power Company, Inc., as guarantor of the related PPA.

(7)
Represents year NRG or Yield Operating LLC acquired 100% ownership of these assets.

(8)
PPA begins on January 1, 2016.

        The following table summarizes our thermal steam and chilled water facilities:

Name and Location of Facility	% Owned		Thermal Energy Purchaser	Megawatt Thermal Equivalent Capacity (MWt)	Generating Capacity
NRG Energy Center Minneapolis, MN	100.0		Approx. 100 steam and 50 chilled water customers	322	Steam: 1,110 MMBtu/hr.
				136	Chilled water: 38,700 tons
NRG Energy Center San Francisco, CA	100.0		Approx. 175 steam customers	133	Steam: 454 MMBtu/hr.
NRG Energy Center Omaha, NE	100.0		Approx. 60 steam and 60 chilled water customers	142	Steam: 485 MMBtu/hr
	12.0	(a)		73	Steam: 250 MMBtu/hr
	100.0			77	Chilled water: 22,000 tons
	0.0	(a)		26	Chilled water: 7,250 tons
NRG Energy Center Harrisburg, PA	100.0		Approx. 140 steam and 3 chilled water customers	108	Steam: 370 MMBtu/hr.
				13	Chilled water: 3,600 tons
NRG Energy Center Phoenix, AZ	0.0	(a)	Approx. 35 chilled water customers	4	Steam: 13 MMBtu/hr.
	100.0			104	Chilled water: 29,600 tons
	12.0	(a)		14	Chilled water: 3,950 tons
	0.0	(a)		28	Chilled water: 8,000 tons
NRG Energy Center Pittsburgh, PA	100.0		Approx. 25 steam and 25 chilled water customers	88	Steam: 302 MMBtu/hr.
				46	Chilled water: 12,934 tons
NRG Energy Center San Diego, CA	100.0		Approx. 15 chilled water customers	26	Chilled water: 7,425 tons
NRG Energy Center Dover, DE	100.0		Kraft Foods Inc. and Procter & Gamble Company	66	Steam: 225 MMBtu/hr.
NRG Energy Center Princeton, NJ	100.0		Princeton HealthCare System	21	Steam: 72 MMBtu/hr.
				17	Chilled water: 4,700 tons

			Total Generating Capacity (MWt)	1,444

(a)
Capacity of 134 MWt available under the right-to-use provisions contained in agreements between two of Yield Inc.'s thermal facilities and certain of its customers.

Growth Strategy

        We believe that we are well positioned to grow our business through cash-accretive acquisitions from NRG and other third parties that will complement our existing portfolio.

        Pursuant to the terms of an Amended and Restated Right of First Offer Agreement between Yield Inc. and NRG (the "ROFO Agreement"), NRG granted us a right of first offer to acquire certain assets (the "ROFO Assets") if, and to the extent, NRG elects to sell any of these assets prior to March 2022. During the second quarter of 2014, we exercised rights under the ROFO Agreement with regards to El Segundo, TA High Desert and Kansas South, each subsidiaries of NRG (the

"Acquired ROFO Assets"). Yield Operating LLC acquired the Acquired ROFO Assets on June 30, 2014. The table below lists the remaining ROFO Assets:

Asset	Fuel Type	Net Capacity (MW)(1)	COD
CVSR(2)	Solar	128	2013
Ivanpah(3)	Solar	193	2013
Agua Caliente(4)	Solar	148	2014
Carlsbad	Conventional	632	2017
Mandalay/Oxnard	Conventional	262	2020
Elkhorn Ridge(5)	Wind	54	2009
San Juan Mesa(5)	Wind	90	2005
Wildorado(5)	Wind	161	2007
Crosswinds(5)	Wind	21	2007
Forward(5)	Wind	29	2007
Hardin(5)	Wind	15	2008
Odin(5)	Wind	20	2007
Sleeping Bear(5)	Wind	95	2007
Spanish Fork(5)	Wind	19	2008
Goat Wind(5)	Wind	150	2008/2009
Lookout(5)	Wind	38	2008
Elbow Creek(5)	Wind	122	2009
Community(5)	Wind	30	2011
Jeffers(5)	Wind	50	2008
Minnesota Portfolio(5)(6)	Wind	40	2003/2006

(1)
Represents the maximum, or rated, electricity generating capacity of the facility in MW multiplied by NRG's percentage ownership interest in the facility as of December 31, 2014.

(2)
Represents NRG's remaining 51.05% ownership interest in CVSR.

(3)
Represents NRG's 49.95% ownership interest in Ivanpah. Following a sale of this 49.95% interest, the remaining 50.05% of Ivanpah would be owned by NRG, Google Inc. and BrightSource Energy Inc.

(4)
Represents NRG's 51% ownership interest in Agua Caliente. The remaining 49% of Agua Caliente is owned by MidAmerican Energy Holdings Inc.

(5)
Part of PayGo tax equity portfolio closed in 2014. NRG ownership does not reflect tax equity investor interest in portfolio.

(6)
Includes Bingham Lake, Eastridge, and Westridge projects.

        NRG is not obligated to sell the remaining ROFO Assets to us, and, if offered to us, we cannot be sure whether these assets will be offered on acceptable terms or that we will choose to consummate such acquisitions. We cannot assure you that we will be successful in consummating these acquisition opportunities. These acquisition opportunities may be subject to additional regulatory or third party approvals, which could prevent or delay closing. Even if consummated, these acquisitions may not prove to be accretive to our operating results. Individual acquisitions may not generate the benefits anticipated as a result of incorrect assumptions in our evaluation of the acquired assets, unforeseen consequences or other external events beyond our control. See "Risk Factors—We may not be able to effectively identify or consummate any future acquisitions on favorable terms, or at all."

        On January 2, 2015, Yield Operating LLC acquired from NRG certain assets, including (i) Mission Wind Laredo, LLC, which indirectly owns Laredo Ridge, an 80 MW wind facility ("Laredo Ridge") through Laredo Ridge Wind, LLC, (ii) Tapestry Wind, LLC, which indirectly owns (a) Buffalo Bear, a

19 MW wind facility ("Buffalo Bear") through Buffalo Bear LLC, (b) Taloga, a 130 MW wind facility ("Taloga") through Taloga Wind, LLC, and (c) Pinnacle, a 55 MW wind facility ("Pinnacle," and together with Buffalo Bear and Taloga, "Tapestry") through Pinnacle Wind, LLC, and (iii) WCEP Holdings, LLC, which indirectly owns Walnut Creek, a 485 MW natural gas facility ("Walnut Creek," and together with Laredo Ridge and Tapestry, the "EME-NYLD-Eligible Assets") through NRG Walnut Creek, LLC.

        On May 7, 2015, Yield Operating LLC acquired a majority interest in Spring Canyon II, a 34 MW wind facility, and Spring Canyon III, a 29 MW wind facility, each located in Logan County, Colorado. The purchase price was funded with cash on hand. Power generated by Spring Canyon II and Spring Canyon III is sold to Platte River Power Authority under long-term PPAs with approximately 25 years of remaining contract life.

Business Strategy

        Our primary business strategy is to focus on the acquisition and ownership of assets with minimal long-term price or volumetric offtake risk. Our plan for executing this strategy includes the following key components:

        Focus on contracted renewable energy and conventional generation and thermal infrastructure assets.    We own and operate utility scale and distributed renewable energy and natural gas-fired generation, thermal and other infrastructure assets with proven technologies, low operating risks and stable cash flows. We believe by focusing on this core asset class and leveraging our industry knowledge, we will maximize our strategic opportunities, be a leader in operational efficiency and maximize our overall financial performance.

        Growing the business through acquisitions of contracted operating assets.    We believe that our base of operations and relationship with NRG provide a platform in the conventional and renewable power generation and thermal sectors for strategic growth through cash accretive and tax advantaged acquisitions complementary to our existing portfolio. NRG has granted us a right of first offer to acquire the ROFO Assets, if and to the extent NRG elects to sell any of these assets prior to July 2018. On June 30, 2014, we acquired the Acquired ROFO Assets for total cash consideration of $357 million. In addition, the acquisition included the assumption of $612 million in project level debt.

        On January 2, 2015, we completed the acquisition of the EME-NYLD-Eligible Assets, for total cash consideration of $489 million, including $9 million for working capital, plus $737 million of assumed project level debt. The acquisition of the EME-NYLD-Eligible Assets added a combined 769 MWs to our net capacity. See "—Growth Strategy."

        NRG is not obligated to sell the remaining ROFO Assets to us, and, if offered, we cannot be sure whether these assets will be offered on acceptable terms, or that we will choose to consummate such acquisitions. We also expect to have significant opportunities to acquire other generation and thermal infrastructure assets from third parties where we believe our knowledge of the market, operating expertise and access to capital provides us with a competitive advantage.

        Primary Focus on North America.    We intend to primarily focus our investments in North America (including the unincorporated territories of the United States). We believe that industry fundamentals in North America present us with significant opportunity to acquire renewable, natural gas-fired generation and thermal infrastructure assets, without creating significant exposure to currency and sovereign risk. By primarily focusing our efforts on North America, we believe we will best leverage our regional knowledge of power markets, industry relationships and skill sets to maximize the performance of our company.

Competitive Strengths

        Stable, high quality cash flows with attractive tax profile.    Our facilities have a highly stable, predictable cash flow profile consisting of predominantly long-life electric generation assets that sell electricity under long-term fixed priced contracts or pursuant to regulated rates with credit-worthy counterparties. Additionally, our facilities have minimal fuel risk. For our conventional assets, fuel is provided by the toll counterparty or the cost thereof is a pass-through cost under the applicable Contract-for-Difference ("Cfd"). Renewable facilities have no fuel costs, and most of our thermal infrastructure assets have contractual or regulatory tariff mechanisms for fuel cost recovery. The offtake agreements for our conventional and renewable generation facilities have a weighted-average remaining duration of approximately 17 years as of March 31, 2015, based on cash available for distribution, providing long-term cash flow stability. Our generation offtake agreements with counterparties for whom credit ratings are available have a weighted-average Moody's rating of A3 based on rated capacity under contract. Based on our current portfolio of assets, we do not expect to pay significant federal income tax for a period of approximately ten years. All of our assets are in the United States and accordingly have no currency or repatriation risks.

        High quality, long-lived assets with low operating and capital requirements.    We benefit from a portfolio of relatively newly-constructed assets, other than thermal infrastructure assets, with all of our conventional and renewable assets having achieved COD within the past six years. Our assets are comprised of proven and reliable technologies, provided by leading original equipment manufacturers such as General Electric ("GE"), Siemens AG, SunPower Corporation ("SunPower") and First Solar Inc. ("First Solar"). Given the modern nature of the portfolio, which includes a substantial number of relatively low operating and maintenance cost solar generation assets, we expect to achieve high fleet availability and expend modest maintenance-related capital expenditures. We estimate our solar portfolio has a weighted average remaining expected life (based on rated MW) of approximately 20 years. Additionally, with the support of services provided by NRG, we expect to continue to implement the same rigorous preventative operating and management practices that NRG uses across its fleet of assets. In 2014, NRG achieved a 0.73 Occupational Safety and Health Administration ("OSHA") recordable rate, which is within the top quartile plant operating performance for its entire fleet, based on applicable OSHA standards.

        Significant scale and diversity.    We own and operate a large and diverse portfolio of contracted electric generation and thermal infrastructure assets. As of March 31, 2015, our 3,630 net MW contracted generation portfolio benefits from significant diversification in terms of technology, fuel type, counterparty and geography. Our thermal business consists of eleven operations, seven of which are district energy centers that provide steam and chilled water to approximately 690 customers, and four of which provide generation. We believe our scale and access to best practices across the fleet improves our business development opportunities through enhanced industry relationships, reputation and understanding of regional power market dynamics. Furthermore, our diversification reduces our operating risk profile and reliance on any single market.

        Relationship with NRG.    We believe our relationship with NRG provides significant benefits, including management and operational expertise, and future growth opportunities. Our executive officers have considerable experience in owning and operating, as well as developing, acquiring and integrating, generation and thermal infrastructure assets, with, on average, over 15 years in the energy sector:

  •
  NRG Management and Operational Expertise.  We have access to the significant resources of NRG, the largest competitive power generator in the United States, to support the operational, finance, legal, regulatory and environmental aspects, and growth strategy, of our business. As such, we believe we avail ourselves of best-in-class resources, including management and operational expertise.

  •
  NRG Asset Development and Acquisition Track Record.  NRG's development and strategic teams are focused on the development and acquisition of renewable and conventional generation assets. They have successfully helped grow NRG's power generation portfolio from 24,365 net MWs at the end of 2009 to 50,830 net MWs as of March 31, 2015.

  •
  NRG Financing Experience.  We believe NRG has demonstrated a successful track record of sourcing attractive low-cost, long duration capital to fund project development and acquisitions. We expect to realize significant benefits from NRG's financing and structuring expertise as well as its relationships with financial institutions and other lenders.

        Environmentally well-positioned portfolio of assets.    As of March 31, 2015, on a net capacity basis, our portfolio of electric generation assets consists of 1,685 net MW of renewable generation capacity that are non-emitting sources of power generation. Our conventional assets consist of the dual fuel-fired GenConn assets as well as the Marsh Landing and Walnut Creek simple cycle natural gas-fired peaking generation facilities and the El Segundo combined cycle natural gas-fired peaking facility. We do not anticipate having to expend any significant capital expenditures in the foreseeable future to comply with current environmental regulations applicable to our generation assets. Taken as a whole, we believe our strategy will be a net beneficiary of current and potential environmental legislation and regulatory requirements that may serve as a catalyst for capacity retirements and improve market opportunities for environmentally well-positioned assets like our assets once their current offtake agreements expire.

        Thermal infrastructure business has high entry costs.    Significant capital has been invested to construct our thermal infrastructure assets, serving as a barrier to entry in the markets in which such assets operate. As of March 31, 2015, our thermal gross property, plant, and equipment was approximately $428 million. Our thermal district energy centers are located in urban city areas, with the chilled water and steam delivery systems located underground. Constructing underground delivery systems in urban areas requires long lead times for permitting, rights of way and inspections and is costly. By contrast, the incremental cost to add new customers in existing markets is relatively low. Once thermal infrastructure is established, we believe it has the ability to retain customers over long periods of time and to compete effectively for additional business against stand-alone on-site heating and cooling generation facilities. Installation of stand-alone equipment can require significant modification to a building as well as significant space for equipment and funding for capital expenditures. Our system technologies often provide economies of scale in terms of fuel procurement, ability to switch between multiple types of fuel to generate thermal energy, and fuel conversion efficiency. Our top ten thermal customers, which make up approximately 13% of our consolidated revenues for the twelve months ended December 31, 2014, have had a relationship with us or NRG for an average of over 20 years.

Organizational Structure

        As of March 31, 2015, Yield Inc. owned an aggregate 44.7% economic interest in Yield LLC. The following table summarizes certain relevant aspects of our organizational structure:

Agreements with NRG

        In connection with the initial public offering of Yield Inc., Yield LLC and Yield Operating LLC entered into a management services agreement, dated as of July 22, 2013 (the "Management Services Agreement"), and ROFO Agreement with NRG. Those agreements were entered into subsequent to negotiations between affiliated parties and, consequently, may not be as favorable to us as they might have been if we had negotiated them with an unaffiliated third party. For a more comprehensive discussion of the agreements that we have entered into with NRG and certain of its affiliates, see "Executive Compensation" and "Certain Relationships and Related Party Transactions" in this prospectus.

Recent Developments

        On May 5, 2015, the stockholders of Yield Inc. approved a proposal to amend and restate Yield Inc.'s Amended and Restated Certificate of Incorporation in order to (i) establish two new classes of common stock, Class C common stock and Class D common stock, and (ii) distribute shares of the Class C common stock and Class D common stock to holders of the outstanding Class A common stock and Class B common stock, respectively, through a stock split. On May 14, 2015, the amendment and the stock split became effective. Yield Inc. intends to use the new Class C common stock for, among other things, issuance in public offerings to raise capital to finance future acquisitions, as well as in stock-based acquisitions and for equity-based compensation.

        Upon the adoption of the proposals by the stockholders of Yield Inc., the Amended and Restated ROFO Agreement, the Third Amended and Restated Limited Liability Company Agreement of Yield LLC, the Amended Exchange Agreement and the Amended and Restated 2013 Equity Incentive Plan, each as previously approved by the board of directors of Yield Inc., became effective. See "Certain Relationships and Related Party Transactions—Recent Developments."

Summary of Risk Factors

        We are subject to a variety of risks related to our competitive position and business strategies. Some of the more significant challenges and risks include if we are unable to replace existing or terminated offtake agreements, if we are unable to address costs or delays in the construction and operation of new plants and if we are unable to utilize various federal, state and local government incentives to acquire additional renewable assets in the future or if the terms of such incentives are revised in a manner that is less favorable to us. See the "Risk Factors" section of this prospectus.

Corporate Information

        We were formed as a Delaware limited liability company on March 5, 2013. Our principal executive offices are located at NRG Yield Operating LLC, 211 Carnegie Center, Princeton, New Jersey 08540. Our telephone number is (609) 524-4500. Our website is located at http://www.nrgyield.com. Following effectiveness of the registration statement related to the exchange notes, we will file periodic reports with the SEC. We are not currently required to file or furnish periodic reports and other information with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act, as amended. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus. The SEC maintains an internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

 SUMMARY OF THE EXCHANGE OFFER

        On August 5, 2014, we sold, through a private placement exempt from the registration requirements of the Securities Act, $500,000,000 of our 5.375% Senior Notes due 2024, which are eligible to be exchanged for Exchange Notes. We refer to these notes as "Old Notes" in this prospectus.

        Simultaneously with the private placement, we entered into a registration rights agreement with the initial purchasers of the Old Notes (the "Registration Rights Agreement"). Under the Registration Rights Agreement, we are required to use commercially reasonable efforts to register Exchange Notes with the SEC having substantially identical terms as the Old Notes (except for the provisions relating to the transfer restrictions and payment of additional interest) as part of an offer to exchange freely tradable exchange notes for the notes, and use commercially reasonable efforts to consummate the exchange offer within 365 days after the issue date of the Old Notes. If required under certain circumstances, Yield Operating LLC and the guarantors will file a shelf registration statement with the SEC covering resales of the notes.

        We refer to the notes to be registered under this exchange offer registration statement as "Exchange Notes" and collectively with the Old Notes, we refer to them as the "notes" in this prospectus. You may exchange your Old Notes for the applicable Exchange Notes in this exchange offer. You should read the discussion under the headings "—Summary of Terms of Exchange Notes," "Exchange Offer" and "Description of the Notes" for further information regarding the Exchange Notes.

Exchange Notes offered	$500,000,000 aggregate principal amount of 5.375% Senior Notes due 2024.
Exchange offer

We are offering to exchange the Old Notes for a like principal amount at maturity of the Exchange Notes. Old Notes may be exchanged only in minimum principal amounts of $2,000 and integral multiples of $1,000 in excess thereof. The exchange offer is being made pursuant to the Registration Rights Agreement which grants the initial purchasers and any subsequent holders of the Old Notes certain exchange and registration rights. This exchange offer is intended to satisfy those exchange and registration rights with respect to the Old Notes. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your Old Notes.

Expiration date; Withdrawal of tender

The exchange offer will expire at 12:00 midnight, New York City time, on                  , 2015, or a later time if we choose to extend this exchange offer in our sole and absolute discretion. You may withdraw your tender of Old Notes at any time prior to 12:00 midnight, New York City time, on the expiration date. All outstanding Old Notes that are validly tendered and not validly withdrawn will be exchanged. We will issue the Exchange Notes promptly after the expiration of the exchange offer. Any Old Notes not accepted by us for exchange for any reason will be returned to you at our expense promptly after the expiration or termination of the exchange offer.

Resales

We believe that you can offer for resale, resell and otherwise transfer the Exchange Notes without complying with the registration and prospectus delivery requirements of the Securities Act so long as:

• you acquire the Exchange Notes in the ordinary course of business;
• you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes;
• you are not an affiliate of ours; and
• you are not a broker-dealer.

If any of these conditions is not satisfied and you transfer any Exchange Notes without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We do not assume, or indemnify you against, any such liability.

Broker-Dealer

Each broker-dealer acquiring Exchange Notes issued for its own account in exchange for Old Notes, which it acquired through market-making activities or other trading activities, must acknowledge that it will deliver a proper prospectus when any Exchange Notes issued in the exchange offer are transferred. A broker-dealer may use this prospectus for an offer to resell, a resale or other retransfer of the Exchange Notes issued in the exchange offer. See "Plan of Distribution."

Conditions to the exchange offer

Our obligation to accept for exchange, or to issue the Exchange Notes in exchange for, any Old Notes is subject to certain customary conditions, including our determination that the exchange offer does not violate any law, statute, rule, regulation or interpretation by the Staff of the SEC or any regulatory authority or other foreign, federal, state or local government agency or court of competent jurisdiction, some of which may be waived by us. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See "Exchange Offer—Conditions to the exchange offer."

Procedures for tendering Old Notes Held in the Form of Book-Entry interests

The Old Notes were issued as global securities and were deposited upon issuance with Law Debenture Trust Company of New York, which issued uncertificated depositary interests in those outstanding Old Notes, which represent a 100% interest in those Old Notes, to The Depositary Trust Company ("DTC").

Beneficial interests in the outstanding Old Notes, which are held by direct or indirect participants in DTC, are shown on, and transfers of the Old Notes can only be made through, records maintained in book-entry form by DTC.

You may tender your outstanding Old Notes by instructing your broker or bank where you keep the Old Notes to tender them for you. In some cases you may be asked to submit the letter of transmittal that may accompany this prospectus. By tendering your Old Notes you will be deemed to have acknowledged and agreed to be bound by the terms set forth under "Exchange Offer." Your outstanding Old Notes must be tendered in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

In order for your tender to be considered valid, the exchange agent must receive a confirmation of book-entry transfer of your outstanding Old Notes into the exchange agent's account at DTC, under the procedure described in this prospectus under the heading "Exchange Offer," on or before 12:00 midnight, New York City time, on the expiration date of the exchange offer.

Special procedures for beneficial owners

If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of Old Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or Old Notes in the exchange offer, you should contact the person in whose name your book- entry interests or Old Notes are registered promptly and instruct that person to tender on your behalf.

United States federal income tax considerations	The exchange offer should not result in any income, gain or loss to the holders of Old Notes or to us for United States federal income tax purposes. See "Certain Federal Income Tax Consequences."
Use of proceeds	We will not receive any proceeds from the issuance of the Exchange Notes in the exchange offer.
Exchange agent	Law Debenture Trust Company of New York is serving as the exchange agent for the exchange offer.
Shelf registration statement	In limited circumstances, holders of Old Notes may require us to register their Old Notes under a shelf registration statement.

 CONSEQUENCES OF NOT EXCHANGING OLD NOTES

        If you do not exchange your Old Notes in the exchange offer, your Old Notes will continue to be subject to the restrictions on transfer currently applicable to the Old Notes. In general, you may offer or sell your Old Notes only:

  •
  if they are registered under the Securities Act and applicable state securities laws;

  •
  if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

  •
  if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

        We do not currently intend to register the Old Notes under the Securities Act. Under some circumstances, however, holders of the Old Notes, including holders who are not permitted to participate in the exchange offer or who may not freely resell Exchange Notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of notes by these holders. For more information regarding the consequences of not tendering your Old Notes and our obligation to file a shelf registration statement, see "Exchange Offer—Consequences of failure to exchange."

 SUMMARY OF TERMS OF EXCHANGE NOTES

        The summary below describes the principal terms of the Exchange Notes, the guarantees and the related indenture. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the Notes" section of this prospectus contains more detailed descriptions of the terms and conditions of the Exchange Notes and the related indenture.

Issuer	NRG Yield Operating LLC
Securities offered	$500.0 million in aggregate principal amount of 5.375% Senior Notes due 2024. The Exchange Notes will evidence the same debt as the Old Notes.
Maturity date	The Exchange Notes will mature on August 15, 2024.
Interest rate	The Exchange Notes will accrue interest at the rate of 5.375% per annum.
Interest payment dates

Interest on the Exchange Notes will be payable on February 15 and August 15 of each year. No interest will be paid on either the Exchange Notes or the Old Notes at the time of exchange. The Exchange Notes will accrue interest from and including the last interest payment date on which interest has been paid on the Old Notes and, if no interest has been paid, the Exchange Notes will accrue interest since the issue date of the Old Notes. Accordingly, the holders of Old Notes that are accepted for exchange will not receive accrued but unpaid interest on such Old Notes at the time of tender. Rather, that interest will be payable on the Exchange Notes delivered in exchange for the Old Notes on the first interest payment date following the expiration date of the exchange offer.

Ranking	The Exchange Notes will:
• be general unsecured obligations of Yield Operating LLC;
• be pari passu in right of payment with all existing and future senior indebtedness of Yield Operating LLC, including Yield Operating LLC's indebtedness under the Revolving Credit Facility;
• be senior in right of payment to any future subordinated indebtedness of Yield Operating LLC; and
• be guaranteed as described under "—Guarantees."

The Exchange Notes will be effectively subordinated to all borrowings under the Revolving Credit Facility, which is secured by substantially all of the assets of Yield Operating LLC and the guarantors of the Exchange Notes, and any other secured indebtedness (including any secured hedging obligations) of Yield Operating LLC or the guarantors of the notes, in each case to the extent of the value of the assets that secure the Revolving Credit Facility or such other secured indebtedness. See "Risk Factors—Risks Related to the Notes—In the event of a bankruptcy or insolvency, holders of our secured indebtedness and other secured obligations will have a prior secured claim to any collateral securing such indebtedness or other obligations."

Parent Guarantee	The Exchange Notes will be guaranteed by Yield LLC, Yield Operating LLC's parent company (the "Parent Guarantor"). The parent guarantee of the Exchange Notes will:
• be a general unsecured obligation of the parent guarantor;
• be pari passu in right of payment with all existing and future senior indebtedness of the parent guarantor, including the parent guarantor's guarantee under the Revolving Credit Facility; and
• be senior in right of payment to any future subordinated indebtedness of the parent guarantor.

The Parent Guarantor's guarantee of the Exchange Notes will be effectively subordinated to the Parent Guarantor's guarantee under the Revolving Credit Facility and any other secured indebtedness of the Parent Guarantor (including any hedging obligations), in each case, to the extent of the value of the assets of the Parent Guarantor that secure the Revolving Credit Facility or such other secured indebtedness.

Subsidiary Guarantees

In addition to the guarantee by the Parent Guarantor, the Exchange Notes will be guaranteed on a joint and several basis by each wholly-owned subsidiary of Yield Operating LLC that guarantees any obligations of Yield Operating LLC under the Revolving Credit Facility or any other material indebtedness of Yield Operating LLC. Each subsidiary guarantee of the notes will:

• be a general unsecured obligation of that subsidiary guarantor;

•

be pari passu in right of payment with all existing and future senior indebtedness of that subsidiary guarantor, including the subsidiary guarantor's guarantee under the Revolving Credit Facility; and

• be senior in right of payment to any future subordinated indebtedness of that subsidiary guarantor.

Each subsidiary guarantor's guarantee of the Exchange Notes will be effectively subordinated to such subsidiary guarantor's guarantee under the Revolving Credit Facility and any other secured indebtedness of such subsidiary guarantor (including any hedging obligations), in each case, to the extent of the value of the assets of such subsidiary guarantor that secures the Revolving Credit Facility or such other secured indebtedness.

Our operations are primarily conducted through our subsidiaries and, therefore, we will depend on the cash flow of our subsidiaries to meet our obligations under the notes. Not all of our subsidiaries will guarantee the Exchange Notes.

The Exchange Notes will be structurally subordinated in right of payment to all indebtedness and other liabilities and commitments of our non-guarantor subsidiaries. The subsidiary guarantors accounted for approximately 3% and 3% of Yield Operating LLC's revenues from operations for the year ended December 31, 2014 and three months ended March 31, 2015, respectively. The subsidiary guarantors held approximately 11% of Yield Operating LLC's consolidated assets as of December 31, 2014 and March 31, 2015. As of December 31, 2014 and March 31, 2015, Yield Operating LLC's non-guarantor subsidiaries had approximately $3,865 million and $3,841 million, respectively in aggregate principal amount of non-current liabilities and outstanding trade payables of approximately $19 million and $24 million, respectively. See "Risk Factors—Risks related to the notes—We may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payment on the notes."

Optional redemption

Prior to August 15, 2017, we may redeem up to 35% of the notes with an amount equal to the net cash proceeds of certain equity offerings at the redemption price listed in the "Description of the Notes—Optional redemption" section of this offering memorandum, plus accrued and unpaid interest; provided at least 65% of the aggregate principal amount of the notes issued in this offering remains outstanding after the redemption and the redemption occurs within 90 days of such equity offering.

We may redeem some or all of the notes at any time prior to August 15, 2019 at a price equal to 100% of the principal amount of the notes redeemed plus a "make-whole" premium and accrued and unpaid interest.

On or after August 15, 2019, we may redeem some or all of the notes at the redemption prices listed in the "Description of the Notes—Optional redemption" section of this offering memorandum, plus accrued and unpaid interest.

Change of control offer

If a change of control triggering event occurs, subject to certain conditions, we must offer to repurchase the notes at a price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest to the date of repurchase. See "Description of the Notes—Repurchase at the option of holders—Change of control triggering event."

Covenants	We have agreed to certain restrictions on incurring liens to secure indebtedness. See "Description of the Notes—Certain Covenants."
Events of default	For a discussion of events that will permit acceleration of the payment of the principal of and accrued interest on the Notes, see "Description of the Notes—Events of default and remedies."
No prior market

The Exchange Notes will be new securities for which there is currently no market. We cannot assure you as to the liquidity of markets that may develop for the Exchange Notes, your ability to sell the notes or the price at which you would be able to sell the notes. See "Risk Factors—Risks related to the notes—Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active market will develop for the notes."

Listing	We do not intend to list the Exchange Notes on any securities exchange.
Use of proceeds	We will not receive any proceeds from the issuance of the Exchange Notes. See "Use of Proceeds."
Form and denomination

The Exchange Notes will be delivered in fully-registered form. The Exchange Notes will be represented by one or more global notes, deposited with the trustee as a custodian for DTC and registered in the name of Cede & Co., DTC's nominee. Beneficial interests in the global notes will be shown on, and any transfers will be effective only through, records maintained by DTC and its participants. The Exchange Notes will be issued in denominations of $2,000 and integral multiples of $1,000.

Governing law	The Exchange Notes and the indenture governing the Exchange Notes will be governed by, and construed in accordance with, the laws of the State of New York.
Trustee	Law Debenture Trust Company of New York.

RISK FACTORS

        You should carefully consider the risk factors set forth below, as well as the other information set forth in this prospectus before deciding to participate in this exchange offer. The selected risks described below are not our only risks. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial also may materially and adversely affect our business, financial condition or results of operations. Any of the following risks could materially and adversely affect our business, financial condition, operating results or cash flow. In such a case, the trading price of the notes could decline, or we may not be able to make payments of interest and principal on the notes, and you may lose all or part of your original investment.

Risks Related to Our Business

Certain of our facilities are newly constructed and may not perform as we expect.

        All of our conventional and renewable assets have achieved commercial operations within the past six years. The ability of these facilities to meet our performance expectations is subject to the risks inherent in newly constructed power generation facilities and the construction of such facilities, including, but not limited to, degradation of equipment in excess of our expectations, system failures and outages. The failure of these facilities to perform as we expect could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may not be able to effectively identify or consummate any future acquisitions on favorable terms, or at all.

        Our business strategy includes growth through the acquisitions of additional generation assets (including through corporate acquisitions). This strategy depends on our ability to successfully identify and evaluate acquisition opportunities and consummate acquisitions on favorable terms. However, the number of acquisition opportunities is limited. In addition, we will compete with other companies for these limited acquisition opportunities, which may increase our cost of making acquisitions or cause us to refrain from making acquisitions at all. Some of our competitors for acquisitions are much larger than us with substantially greater resources. These companies may be able to pay more for acquisitions and may be able to identify, evaluate, bid for and purchase a greater number of assets than our financial or human resources permit. If we are unable to identify and consummate future acquisitions, it will impede our ability to execute our growth strategy.

        Furthermore, our ability to acquire future renewable facilities may depend on the viability of renewable assets generally. These assets currently are largely contingent on public policy mechanisms including investment tax credits ("ITCs"), cash grants, loan guarantees, accelerated depreciation, RPS and carbon trading plans. These mechanisms have been implemented at the state and federal levels to support the development of renewable generation, demand- side and smart grid and other clean infrastructure technologies. The availability and continuation of public policy support mechanisms will drive a significant part of the economics and viability of our growth strategy and expansion into clean energy investments.

Our ability to effectively consummate future acquisitions also depends on our ability to arrange the required or desired financing for acquisitions.

        We may not have sufficient availability under our credit facilities or have access to project-level financing on commercially reasonable terms when acquisition opportunities arise. An inability to obtain the required or desired financing could significantly limit our ability to consummate future acquisitions and effectuate our growth strategy. If financing is available, utilization of our credit facilities or project-level financing for all or a portion of the purchase price of an acquisition could significantly increase our interest expense, impose additional or more restrictive covenants and reduce cash available for distribution. Our ability to consummate future acquisitions may also depend on our ability to obtain any required regulatory approvals for such acquisitions, including, but not limited to, approval by the

U.S. Federal Energy Regulatory Commission ("FERC") under Section 203 of the Federal Power Act ("FPA").

        Finally, the acquisition of companies and assets are subject to substantial risks, including the failure to identify material problems during due diligence (for which we may not be indemnified post-closing), the risk of over- paying for assets (or not making acquisitions on an accretive basis) and the ability to retain customers. Further, the integration and consolidation of acquisitions requires substantial human, financial and other resources and, ultimately, our acquisitions may divert management's attention from our existing business concerns, disrupt our ongoing business or not be successfully integrated. There can be no assurances that any future acquisitions will perform as expected or that the returns from such acquisitions will support the financing utilized to acquire them or maintain them. As a result, the consummation of acquisitions may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our indebtedness could adversely affect our ability to raise additional capital to fund our operations. It could also expose us to the risk of increased interest rates and limit our ability to react to changes in the economy or our industry as well as impact our cash available for distribution.

        As of March 31, 2015, we had approximately $3,915 million of project-level debt which was incurred by our non-guarantor subsidiaries. In addition, our share of our unconsolidated affiliates' total indebtedness and letters of credit outstanding, as of March 31, 2015, totaled approximately $580 million and $20 million, respectively (calculated as our unconsolidated affiliates' total indebtedness as of such date multiplied by our percentage membership interest in such assets). We also had $397 million of letters of credit outstanding to support contracted obligations at our project-level entities as of March 31, 2015. As of March 31, 2015, we had borrowing availability of $219 million under our revolving credit facility, as amended and restated on April 25, 2014 (as amended, the "Revolving Credit Facility"). Our substantial debt could have important negative consequences on our financial condition, including:

  •
  increasing our vulnerability to general economic and industry conditions;

  •
  requiring a substantial portion of our cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

  •
  limiting our ability to enter into long-term power sales or fuel purchases, which require credit support;

  •
  limiting our ability to fund operations or future acquisitions;

  •
  restricting the ability of our subsidiaries to make certain distributions to us, in light of restricted payment and other financial covenants in our Revolving Credit Facility and other financing agreements;

  •
  exposing us to the risk of increased interest rates because certain of our borrowings, which may include borrowings under our Revolving Credit Facility, are at variable rates of interest;

  •
  limiting our ability to obtain additional financing for working capital, including collateral postings, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes; and

  •
  limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors who have less debt.

        Our Revolving Credit Facility contains financial and other restrictive covenants that limit our ability to return capital to investors or otherwise engage in activities that may be in our long-term best interests. Our failure to comply with certain covenants could result in an event of default, which, if not cured or waived, may entitle the related lenders to demand repayment or enforce their security interests, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, failure to comply with such covenants may entitle the related lenders to demand repayment and accelerate all such indebtedness.

        The agreements governing our project-level financing contain financial and other restrictive covenants that limit our project subsidiaries' ability to make distributions to us or otherwise engage in activities that may be in our long-term best interests. The project-level financing agreements generally prohibit distributions from the project entities to us unless certain specific conditions are met, including the satisfaction of certain financial ratios. Our inability to satisfy certain financial covenants may prevent cash distributions by particular projects to us, and our failure to comply with those and other covenants could result in an event of default, which, if not cured or waived, may entitle the related lenders to demand repayment or enforce their security interests, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, failure to comply with such covenants may entitle the related lenders to demand repayment and accelerate all such indebtedness. If we are unable to make distributions from our project-level subsidiaries, it would likely have a material adverse effect on our cash flows.

        Letter of credit facilities to support project-level contractual obligations generally need to be renewed after five to seven years, at which time we will need to satisfy applicable financial ratios and covenants. If we are unable to renew our letters of credit as expected or replace them with letters of credit under different facilities on favorable terms or at all, we may experience a material adverse effect on our business, financial condition, results of operations and cash flows. Furthermore, such inability may constitute a default under certain project-level financing arrangements, restrict the ability of the project-level subsidiary to make distributions to us and/or reduce the amount of cash available at such subsidiary to make distributions to us.

        In addition, our ability to arrange financing, either at the corporate level or at a non-recourse project-level subsidiary, and the costs of such capital, are dependent on numerous factors, including:

  •
  general economic and capital market conditions;

  •
  credit availability from banks and other financial institutions;

  •
  investor confidence in us, our partners, NRG, as principal stockholder (on a combined voting basis) of Yield Inc. and manager under the Management Services Agreement, and the regional wholesale power markets;

  •
  our financial performance and the financial performance of our subsidiaries;

  •
  our level of indebtedness and compliance with covenants in debt agreements;

  •
  maintenance of acceptable project credit ratings or credit quality;

  •
  cash flow; and

  •
  provisions of tax and securities laws that may impact raising capital.

        We may not be successful in obtaining additional capital for these or other reasons. Furthermore, we may be unable to refinance or replace project-level financing arrangements or other credit facilities on favorable terms or at all upon the expiration or termination thereof. Our failure, or the failure of any of our projects, to obtain additional capital or enter into new or replacement financing arrangements when due may constitute a default under such existing indebtedness and may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Certain of our long-term bilateral contracts with state-regulated utilities could be declared invalid by courts of competent jurisdiction.

        A significant portion of our revenues are derived from long-term bilateral contracts with state-regulated utilities. Other state-regulated contracts, to which we are not a party, are being challenged in federal court and have been declared unconstitutional on the grounds that the rate for energy and capacity established by the state-regulated contracts impermissibly conflict with the rate for energy and capacity established by FERC. To date, federal district courts in New Jersey and Maryland have struck down contracts on similar grounds. In 2014, the U.S. Court of Appeals for the Fourth Circuit upheld the Maryland court decision, while the U.S. Court of Appeals for the Third Circuit upheld the New Jersey decision. If certain of our state-regulated agreements with utilities are held to be invalid, we may be unable to replace such contracts, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The generation of electric energy from solar and wind energy sources depends heavily on suitable meteorological conditions.

        If solar or wind conditions are unfavorable, our electricity generation and revenue from renewable generation facilities may be substantially below our expectations. The electricity produced and revenues generated by a solar electric or wind energy generation facility is highly dependent on suitable solar or wind conditions, as applicable, and associated weather conditions, which are beyond our control. Furthermore, components of our system, such as solar panels and inverters, could be damaged by severe weather, such as hailstorms or tornadoes. Replacement and spare parts for key components may be difficult or costly to acquire or may be unavailable. Unfavorable weather and atmospheric conditions could impair the effectiveness of our assets or reduce their output beneath their rated capacity or require shutdown of key equipment, impeding operation of our renewable assets.

        We base our investment decisions with respect to each renewable generation facility on the findings of related wind and solar studies conducted on-site prior to construction or based on historical conditions at existing facilities. However, actual climatic conditions at a facility site, particularly wind conditions, may not conform to the findings of these studies, and therefore, our solar and wind energy facilities may not meet anticipated production levels or the rated capacity of our generation assets, which could adversely affect our business, financial condition and results of operations and cash flows.

Operation of electric generation facilities involves significant risks and hazards customary to the power industry that could have a material adverse effect on our business, financial condition, results of operations and cash flows.

        The ongoing operation of our facilities involves risks that include the breakdown or failure of equipment or processes or performance below expected levels of output or efficiency due to wear and tear, latent defect, design error, operator error or force majeure events, among other things. Operation of our facilities also involves risks that we will be unable to transport our product to customers in an efficient manner due to a lack of transmission capacity. Unplanned outages of generating units, including extensions of scheduled outages due to mechanical failures or other problems, occur from time to time and are an inherent risk of our business. Unplanned outages typically increase our operation and maintenance expenses and may reduce our revenues as a result of selling fewer MWh or require us to incur significant costs as a result of obtaining replacement power from third parties in the open market to satisfy our forward power sales obligations.

        Our inability to operate our electric generation assets efficiently, manage capital expenditures and costs and generate earnings and cash flow from our asset-based businesses could have a material adverse effect on our business, financial condition, results of operations and cash flows. While we maintain insurance, obtain warranties from vendors and obligate contractors to meet certain performance levels, the proceeds of such insurance, warranties or performance guarantees may not cover our lost revenues, increased expenses or liquidated damages payments should we experience equipment breakdown or non-performance by contractors or vendors.

        Power generation involves hazardous activities, including acquiring, transporting and unloading fuel, operating large pieces of rotating equipment and delivering electricity to transmission and distribution systems. In addition to natural risks such as earthquake, flood, lightning, hurricane and wind, other hazards, such as fire, explosion, structural collapse and machinery failure are inherent risks in our operations. These and other hazards can cause significant personal injury or loss of life, severe damage to and destruction of property, plant and equipment and contamination of, or damage to, the environment and suspension of operations. The occurrence of any one of these events may result in our being named as a defendant in lawsuits asserting claims for substantial damages, including for environmental cleanup costs, personal injury and property damage and fines and/or penalties. We maintain an amount of insurance protection that we consider adequate, but we cannot provide any assurance that our insurance will be sufficient or effective under all circumstances and against all hazards or liabilities to which we may be subject. Furthermore, our insurance coverage is subject to deductibles, caps, exclusions and other limitations. A loss for which we are not fully insured (which may include a significant judgment against any facility or facility operator) could have a material adverse effect on our business, financial condition, results of operations or cash flows. Further, due to rising insurance costs and changes in the insurance markets, we cannot provide any assurance that our insurance coverage will continue to be available at all or at rates or on terms similar to those presently available. Any losses not covered by insurance could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Maintenance, expansion and refurbishment of electric generation facilities involve significant risks that could result in unplanned power outages or reduced output.

        Our facilities may require periodic upgrading and improvement. Any unexpected operational or mechanical failure, including failure associated with breakdowns and forced outages, could reduce our facilities' generating capacity below expected levels which would reduce our revenues. Degradation of the performance of our solar facilities above levels provided for in the related offtake agreements may also reduce our revenues. Unanticipated capital expenditures associated with maintaining, upgrading or repairing our facilities may also reduce profitability.

        If we make any major modifications to our conventional power generation facilities, we may be required to install the best available control technology or to achieve the lowest achievable emission rates as such terms are defined under the new source review provisions of the U.S. federal Clean Air Act (the "CAA") in the future. Any such modifications could likely result in substantial additional capital expenditures. We may also choose to repower, refurbish or upgrade our facilities based on our assessment that such activity will provide adequate financial returns. Such facilities require time for development and capital expenditures before commencement of commercial operations, and key assumptions underpinning a decision to make such an investment may prove incorrect, including assumptions regarding construction costs, timing, available financing and future fuel and power prices. This could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Counterparties to our offtake agreements may not fulfill their obligations, and, as our contracts expire, we may not be able to replace them with agreements on similar terms in light of increasing competition in the markets in which we operate.

        A significant portion of the electric power we generate is sold under long-term offtake agreements with public utilities or industrial or commercial end-users, with a weighted average remaining duration of approximately 17 years (based on cash available for distribution) as of March 31, 2015. The largest customers of our power generation assets, including assets in which we have less than a 100% membership interest, were SCE, PG&E and CL&P, representing 54%, 25% and 5%, respectively, of the net electric generation capacity of our facilities as of March 31, 2015.

        If, for any reason, any of the purchasers of power under these agreements are unable or unwilling to fulfill their related contractual obligations or if they refuse to accept delivery of power delivered thereunder or if they otherwise terminate such agreements prior to the expiration thereof, our assets, liabilities, business, financial condition, results of operations and cash flows could be materially and adversely affected. Furthermore, to the extent any of our power purchasers are, or are controlled by, governmental entities, our facilities may be subject to legislative or other political action that may impair their contractual performance.

        The power generation industry is characterized by intense competition and our electric generation assets encounter competition from utilities, industrial companies and other independent power producers, in particular with respect to uncontracted output. In recent years, there has been increasing competition among generators for offtake agreements, and this has contributed to a reduction in electricity prices in certain markets characterized by excess supply above designated reserve margins. In light of these market conditions, we may not be able to replace an expiring or terminated agreement with an agreement on equivalent terms and conditions, including at prices that permit operation of the related facility on a profitable basis. In addition, we believe many of our competitors have well-established relationships with our current and potential suppliers, lenders, customers and have extensive knowledge of our target markets. As a result, these competitors may be able to respond more quickly to evolving industry standards and changing customer requirements than we will be able to. Adoption of technology more advanced than ours could reduce our competitors' power production costs resulting in their having a lower cost structure than is achievable with the technologies we currently employ and adversely affect our ability to compete for offtake agreement renewals. If we are unable to replace an expiring or terminated offtake agreement, the affected facility may temporarily or permanently cease operations. External events, such as a severe economic downturn, could also impair the ability of some counterparties to our offtake agreements and other customer agreements to pay for energy and/or other products and services received.

        Our inability to enter into new or replacement offtake agreements or to compete successfully against current and future competitors in the markets in which we operate could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Certain of our assets operate, wholly or partially, without long-term power sale agreements.

        The generation capacity of our Dover and Paxton thermal generation assets has been sold through May 2018 in the annual Base Residual Auction ("BRA") under the PJM-administered RPM. Capacity revenue beginning in June 2018 is not yet determined. These facilities do not have offtake agreements for energy sales and sell energy through NRG Power Marketing LLC, an NRG affiliate, into the bid- based auction market for energy administered by PJM based on economic dispatch of their units. If we are unable to sell available capacity from those facilities beginning in June 2018 through the BRA or one of the other RPM capacity auctions or we are unable to enter into a offtake agreement or otherwise sell unallocated or unsold capacity at favorable terms, there may be a material adverse effect on our business, financial condition, results of operations and cash flows.

        In addition, the Alta X and XI facilities will operate as merchant facilities without long-term power sales agreements for 2015, and therefore are exposed to market fluctuations. Without the benefit of long-term power sales agreements for these assets, we cannot be sure that we will be able to sell any or all of the power generated by these facilities at commercially attractive rates or that these facilities will be able to operate profitably. This could lead to future impairments of our property, plant and equipment, which could have a material adverse effect on our results of operations, financial condition or cash flows.

A portion of the steam and chilled water produced by our thermal assets is sold at regulated rates, and the revenue earned by our GenConn assets is established each year in a rate case; accordingly, the profitability of these assets is dependent on regulatory approval.

        Approximately 375 net MWt of capacity from certain of the our thermal assets are sold at rates approved by one or more federal or state regulatory commissions, including the Pennsylvania Public Utility Commission and the California Public Utilities Commission for the thermal assets. Similarly, the revenues related to approximately 380 MW of capacity from the GenConn assets are established each year by the Connecticut Public Utilities Regulatory Authority. While such regulatory oversight is generally premised on the recovery of prudently incurred costs and a reasonable rate of return on invested capital, the rates that we may charge, or the revenue that we may earn with respect to this capacity are subject to authorization of the applicable regulatory authorities. There can be no assurance that such regulatory authorities will consider all of the costs to have been prudently incurred or that the regulatory process by which rates or revenues are determined will always result in rates or revenues that achieve full recovery of costs or an adequate return on our capital investments. While our rates and revenues are generally established based on an analysis of costs incurred in a base year, the rates we are allowed to charge, and the revenues we are authorized to earn, may or may not match the costs at any given time. If our costs are not adequately recovered through these regulatory processes, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Supplier and/or customer concentration at certain of our facilities may expose us to significant financial credit or performance risks.

        We often rely on a single contracted supplier or a small number of suppliers for the provision of fuel, transportation of fuel, equipment, technology and/or other services required for the operation of certain of our facilities. In addition, certain of our suppliers provide long-term warranties with respect to the performance of their products or services. If any of these suppliers cannot perform under their agreements with us, or satisfy their related warranty obligations, we will need to utilize the marketplace to provide or repair these products and services. There can be no assurance that the marketplace can provide these products and services as, when and where required. We may not be able to enter into replacement agreements on favorable terms or at all. If we are unable to enter into replacement agreements to provide for fuel, equipment, technology and other required services, we would seek to purchase the related goods or services at market prices, exposing us to market price volatility and the risk that fuel and transportation may not be available during certain periods at any price. We may also be required to make significant capital contributions to remove, replace or redesign equipment that cannot be supported or maintained by replacement suppliers, which could have a material adverse effect on our business, financial condition, results of operations, credit support terms and cash flows.

        In addition, potential or existing customers at our district energy centers and combined heat and power plants (the "Energy Centers") may opt for on- site systems in lieu of using our Energy Centers, either due to corporate policies regarding the allocation of capital, unique situations where an on- site system might in fact prove more efficient, because of previously committed capital in systems that are already on-site, or otherwise. At times, we rely on a single customer or a few customers to purchase all or a significant portion of a facility's output, in some cases under long-term agreements that account for a substantial percentage of the anticipated revenue from a given facility.

        The failure of any supplier to fulfill its contractual obligations to us or the loss of potential or existing customers could have a material adverse effect on our financial results. Consequently, the financial performance of our facilities is dependent on the credit quality of, and continued performance by, our suppliers and vendors and our ability to solicit and retain customers.

We currently own, and in the future may acquire, certain assets in which we have limited control over management decisions and our interests in such assets may be subject to transfer or other related restrictions.

        We have limited control over the operation of GenConn, Avenal and CVSR because we beneficially own 49.95%, 49.95% and 48.95%, respectively, of the membership interests in such assets. We may seek to acquire additional assets in which we own less than a majority of the related membership interests in the future. In these investments, we will seek to exert a degree of influence with respect to the management and operation of assets in which we own less than a majority of the membership interests by negotiating to obtain positions on management committees or to receive certain limited governance rights, such as rights to veto significant actions. However, we may not always succeed in such negotiations. We may be dependent on our co-venturers to operate such assets. Our co-venturers may not have the level of experience, technical expertise, human resources management and other attributes necessary to operate these assets optimally. In addition, conflicts of interest may arise in the future between our company and our investors, on the one hand, and our co-venturers, on the other hand, where our co-venturers' business interests are inconsistent with our interests and those of our investors. Further, disagreements or disputes between us and our co-venturers could result in litigation, which could increase our expenses and potentially limit the time and effort our officers and the officers and directors of Yield Inc. are able to devote to our business.

        The approval of co-venturers may also be required for us to receive distributions of funds from assets or to sell, pledge, transfer, assign or otherwise convey our interest in such assets, or for us to acquire NRG's interests in such co-ventures as an initial matter. Alternatively, our co-venturers may have rights of first refusal or rights of first offer in the event of a proposed sale or transfer of our interests in such assets. These restrictions may limit the price or interest level for our interests in such assets, in the event we want to sell such interests.

        Furthermore, certain of our facilities are operated by third-party operators, such as First Solar. To the extent that third-party operators do not fulfill their obligations to manage operations of the facilities or are not effective in doing so, the amount of our cash available for distribution may be adversely affected.

Our assets are exposed to risks inherent in our use of interest rate swaps and forward fuel purchase contracts and we may be exposed to additional risks in the future if we utilize other derivative instruments.

        We use interest rate swaps to manage interest rate risk. In addition, we use forward fuel purchase contracts to hedge our limited commodity exposure with respect to our district energy assets. If we elect to enter into such commodity hedges, the related asset could recognize financial losses on these arrangements as a result of volatility in the market values of the underlying commodities or if a counterparty fails to perform under a contract. If actively quoted market prices and pricing information from external sources are not available, the valuation of these contracts would involve judgment or the use of estimates. As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the reported fair value of these contracts. If the values of these financial contracts change in a manner that we do not anticipate, or if a counterparty fails to perform under a contract, it could harm our business, financial condition, results of operations and cash flows.

Our business is subject to restrictions resulting from environmental, health and safety laws and regulations.

        We are subject to various federal, state and local environmental and health and safety laws and regulations, and we may be held primarily or jointly and severally liable for costs relating to the investigation and clean-up of any property where there has been a release or threatened release of a hazardous regulated material as well as other affected properties, regardless of whether we knew of or caused the release. In addition to these costs, which are typically not limited by law or regulation and could exceed an affected property's value, we could be liable for certain other costs, including governmental fines and injuries to persons, property or natural resources. Further, some environmental laws provide for the creation of a lien on a contaminated site in favor of the government as security for damages and any costs the government incurs in connection with such contamination and associated clean-up. Although we generally require our operators to undertake to indemnify us for environmental liabilities they cause, the amount of such liabilities could exceed the financial ability of the operator to indemnify us. The presence of contamination or the failure to remediate contamination may adversely affect our ability to operate our business.

We do not own all of the land on which our power generation or thermal assets are located, which could result in disruption to our operations.

        We do not own all of the land on which our power generation or thermal assets are located, and we are, therefore, subject to the possibility of less desirable terms and increased costs to retain necessary land use if we do not have valid leases or rights-of-way or if such rights-of-way lapse or terminate. Although we have obtained rights to construct and operate these assets pursuant to related lease arrangements, our rights to conduct those activities are subject to certain exceptions, including the term of the lease arrangement. Our loss of these rights, through our inability to renew right- of-way contracts or otherwise, may adversely affect our ability to operate our generation and thermal infrastructure assets.

Our electric generation business is subject to substantial governmental regulation and may be adversely affected by changes in laws or regulations, as well as liability under, or any future inability to comply with, existing or future regulations or other legal requirements.

        Our electric generation business is subject to extensive U.S. federal, state and local laws and regulation. Compliance with the requirements under these various regulatory regimes may cause us to incur significant additional costs, and failure to comply with such requirements could result in the shutdown of the non-complying facility, the imposition of liens, fines, and/or civil or criminal liability.

        Public utilities under the FPA are required to obtain FERC acceptance of their rate schedules for wholesale sales of electric energy, capacity and ancillary services. Except for generating facilities within the footprint of the Electric Reliability Council of Texas ("ERCOT"), which are regulated by the Public Utility Commission of Texas (the "PUCT"), all of our assets make wholesale sales of electric energy, capacity and ancillary services in interstate commerce and are public utilities for purposes of the FPA, unless otherwise exempt from such status (see below). FERC's orders that grant market-based rate authority to wholesale power marketers reserve the right to revoke or revise that authority if FERC subsequently determines that the seller can exercise market power in transmission or generation, create barriers to entry or engage in abusive affiliate transactions. In addition, public utilities are subject to FERC reporting requirements that impose administrative burdens and that, if violated, can expose us to criminal and civil penalties or other risks.

        Our market-based sales are subject to certain rules prohibiting manipulative or deceptive conduct, and if any of our generating companies are deemed to have violated those rules, they will be subject to potential disgorgement of profits associated with the violation, penalties, suspension or revocation of market-based rate authority. If such generating companies were to lose their market-based rate authority, such companies would be required to obtain FERC's acceptance of a cost- of-service rate schedule and could become subject to the significant accounting, record-keeping and reporting requirements that are imposed on utilities with cost-based rate schedules. This could have a material adverse effect on the rates we are able to charge for power from our facilities.

        Most of our assets are operating as "Exempt Wholesale Generators" ("EWG"), as defined under the Public Utility Holding Company Act of 2005 ("PUHCA"), or "Qualifying Facilities" ("QF"), as defined under the Public Utility Regulatory Policies Act of 1978, as amended ("PURPA"), and therefore are exempt from certain regulation under the PUHCA and the PURPA. If a facility fails to maintain its status as an EWG or a QF or there are legislative or regulatory changes revoking or limiting the exemptions to the PUHCA, then we may be subject to significant accounting, record-keeping, access to books and records and reporting requirements and failure to comply with such requirements could result in the imposition of penalties and additional compliance obligations.

        Substantially all of our generation assets are also subject to the reliability standards promulgated by the designated Electric Reliability Organization (currently the North American Electric Reliability Corporation ("NERC"). If we fail to comply with the mandatory reliability standards, we could be subject to sanctions, including substantial monetary penalties and increased compliance obligations.

        We are also affected by legislative and regulatory changes, as well as changes to market design, market rules, tariffs, cost allocations, and bidding rules that occur in the existing regional markets operated by Regional Transmission Organizations ("RTOs") or Independent System Operators ("ISOs"), such as PJM. The RTOs/ISOs that oversee most of the wholesale power markets impose, and in the future may continue to impose, mitigation, including price limitations, offer caps and other mechanisms to address some of the volatility and the potential exercise of market power in these markets. These types of price limitations and other regulatory mechanisms may have a material adverse effect on the profitability of our generation facilities acquired in the future that sell energy, capacity and ancillary products into the wholesale power markets.

        The regulatory environment for electric generation has undergone significant changes in the last several years due to state and federal policies affecting wholesale competition and the creation of incentives for the addition of large amounts of new renewable generation and, in some cases, transmission assets. These changes are ongoing, and we cannot predict the future design of the wholesale power markets or the ultimate effect that the changing regulatory environment will have on our business. In addition, in some of these markets, interested parties have proposed material market design changes and to re-regulate the markets or require divestiture of electric generation assets by asset owners or operators to reduce their market share. Other proposals to re-regulate may be made and legislative or other attention to the electric power market restructuring process may delay or reverse the deregulation process. If competitive restructuring of the electric power markets is reversed, discontinued or delayed, our business prospects and financial results could be negatively impacted.

We are subject to environmental laws and regulations that impose extensive and increasingly stringent requirements on our operations, as well as potentially substantial liabilities arising out of environmental contamination.

        Our assets are subject to numerous and significant federal, state and local laws, including statutes, regulations, guidelines, policies, directives and other requirements governing or relating to, among other things: protection of wildlife, including threatened and endangered species; air emissions; discharges into water; water use; the storage, handling, use, transportation and distribution of dangerous goods and hazardous, residual and other regulated materials, such as chemicals; the prevention of releases of hazardous materials into the environment; the prevention, presence and remediation of hazardous materials in soil and groundwater, both on and offsite; land use and zoning matters; and workers' health and safety matters. Our facilities could experience incidents, malfunctions and other unplanned events that could result in spills or emissions in excess of permitted levels and result in personal injury, penalties and property damage. As such, the operation of our facilities carries an inherent risk of environmental, health and safety liabilities (including potential civil actions, compliance or remediation orders, fines and other penalties) and may result in the assets being involved from time to time in administrative and judicial proceedings relating to such matters. We have implemented environmental, health and safety management programs designed to continually improve environmental, health and safety performance.

        Environmental laws and regulations have generally become more stringent over time, and we expect this trend to continue. Significant costs may be incurred for capital expenditures under environmental programs to keep the assets compliant with such environmental laws and regulations. If it is not economical to make those expenditures, it may be necessary to retire or mothball facilities or restrict or modify our operations to comply with more stringent standards. These environmental requirements and liabilities could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Risks that are beyond our control, including but not limited to acts of terrorism or related acts of war, natural disaster, hostile cyber intrusions or other catastrophic events, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

        Our generation facilities that have been acquired or those that we otherwise acquire or construct and the facilities of third parties on which they rely may be targets of terrorist activities, as well as events occurring in response to or in connection with them, that could cause environmental repercussions and/or result in full or partial disruption of the facilities ability to generate, transmit, transport or distribute electricity or natural gas. Strategic targets, such as energy-related facilities, may be at greater risk of future terrorist activities than other domestic targets. Hostile cyber intrusions, including those targeting information systems as well as electronic control systems used at the generating plants and for the related distribution systems, could severely disrupt business operations and result in loss of service to customers, as well as create significant expense to repair security breaches or system damage.

        Furthermore, certain of our power generation thermal assets are located in active earthquake zones in California and Arizona, and certain of our project companies and suppliers conduct their operations in the same region or in other locations that are susceptible to natural disasters. In addition, California and some of the locations where certain of our suppliers are located, from time to time, have experienced shortages of water, electric power and natural gas. The occurrence of a natural disaster, such as an earthquake, drought, flood or localized extended outages of critical utilities or transportation systems or any critical resource shortages, affecting us or our suppliers, could cause a significant interruption in our business, damage or destroy our facilities or those of our suppliers or the manufacturing equipment or inventory of our suppliers.

        Any such terrorist acts, environmental repercussions or disruptions or natural disasters could result in a significant decrease in revenues or significant reconstruction or remediation costs, beyond what could be recovered through insurance policies, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Government regulations providing incentives for renewable generation could change at any time and such changes may negatively impact our growth strategy.

        Our growth strategy depends in part on government policies that support renewable generation and enhance the economic viability of owning renewable electric generation assets. Renewable generation assets currently benefit from various federal, state and local governmental incentives such as ITCs, cash grants in lieu of ITCs, loan guarantees, RPS programs, modified accelerated cost-recovery system of depreciation and bonus depreciation. For example, the U.S. Internal Revenue Code of 1986, as amended (the "Code"), provides an ITC of 30% of the cost-basis of an eligible resource, including solar energy facilities placed in service prior to the end of 2016, which percentage is currently scheduled to be reduced to 10% for solar energy systems placed in service after December 31, 2016.

        Many states have adopted RPS programs mandating that a specified percentage of electricity sales come from eligible sources of renewable energy. However, the regulations that govern the RPS programs, including pricing incentives for renewable energy, or reasonableness guidelines for pricing that increase valuation compared to conventional power (such as a projected value for carbon reduction or consideration of avoided integration costs), may change. If the RPS requirements are reduced or eliminated, it could lead to fewer future power contracts or lead to lower prices for the sale of power in future power contracts, which could have a material adverse effect on our future growth prospects. Such material adverse effects may result from decreased revenues, reduced economic returns on certain project company investments, increased financing costs, and/or difficulty obtaining financing. Furthermore, the American Recovery and Reinvestment Act of 2009 ("ARRA") included incentives to encourage investment in the renewable energy sector, such as cash grants in lieu of ITCs, bonus depreciation and expansion of the U.S. Department of Energy (the "DOE") loan guarantee program. It is uncertain what loan guarantees may be made by the DOE loan guarantee program in the future. In addition, the cash grant in lieu of ITCs program only applies to facilities that commenced construction prior to December 31, 2011, which commencement date may be determined in accordance with the safe harbor if more than 5% of the total cost of the eligible property was paid or incurred by December 31, 2011.

        If we are unable to utilize various federal, state and local government incentives to acquire additional renewable assets in the future, or the terms of such incentives are revised in a manner that is less favorable to us, we may suffer a material adverse effect on our business, financial condition, results of operations and cash flows.

We rely on electric interconnection and transmission facilities that we do not own or control and that are subject to transmission constraints within a number of our regions. If these facilities fail to provide us with adequate transmission capacity, we may be restricted in our ability to deliver electric power to our customers and we may either incur additional costs or forego revenues.

        We depend on electric interconnection and transmission facilities owned and operated by others to deliver the wholesale power we sell from our electric generation assets to our customers. A failure or delay in the operation or development of these interconnection or transmission facilities or a significant increase in the cost of the development of such facilities could result in our losing revenues. Such failures or delays could limit the amount of power our operating facilities deliver or delay the completion of our construction projects. Additionally, such failures, delays or increased costs could have a material adverse effect on our business, financial condition and results of operations. If a region's power transmission infrastructure is inadequate, our recovery of wholesale costs and profits may be limited. If restrictive transmission price regulation is imposed, the transmission companies may not have a sufficient incentive to invest in expansion of transmission infrastructure. We cannot also predict whether interconnection and transmission facilities will be expanded in specific markets to accommodate competitive access to those markets. In addition, certain of our operating facilities' generation of electricity may be curtailed without compensation due to transmission limitations or limitations on the electricity grid's ability to accommodate intermittent electricity generating sources, reducing our revenues and impairing our ability to capitalize fully on a particular facility's generating potential. Such curtailments could have a material adverse effect on our business, financial condition, results of operations and cash flows. Furthermore, economic congestion on transmission networks in certain of the markets in which we operate may occur and we may be deemed responsible for congestion costs. If we were liable for such congestion costs, our financial results could be adversely affected.

Our costs, results of operations, financial condition and cash flows could be adversely impacted by the disruption of the fuel supplies necessary to generate power at our conventional and thermal power generation facilities.

        Delivery of fossil fuels to fuel our conventional and thermal generation facilities is dependent upon the infrastructure (including natural gas pipelines) available to serve each such generation facility as well as upon the continuing financial viability of contractual counterparties. As a result, we are subject to the risks of disruptions or curtailments in the production of power at these generation facilities if a counterparty fails to perform or if there is a disruption in the fuel delivery infrastructure.

We are a holding company and our only material assets are our interests in the project companies, and we are accordingly dependent upon distributions from our subsidiaries to pay taxes and other expenses.

        We are a holding company whose sole material assets are the project companies and we are a wholly-owned subsidiary of Yield LLC, a holding company that has no material assets other than its interest in Yield Operating LLC. Neither we nor Yield LLC have any independent means of generating revenue. We intend to cause our subsidiaries to make distributions to us in an amount sufficient to cover all applicable taxes payable and other expenses. To the extent that our subsidiaries are restricted from making such distributions under applicable law or regulation or are otherwise unable to provide such funds, it could materially adversely affect our liquidity and financial condition.

We have a limited operating history and as a result there is no assurance we can operate on a profitable basis.

        We have a limited operating history on which to base an evaluation of our business and prospects. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of operation. We cannot assure you that we will be successful in addressing the risks we may encounter, and our failure to do so could have a material adverse effect on our business, financial condition, results of operations and cash flows.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete strategic acquisitions or effect combinations.

        If we are deemed to be an investment company under the Investment Company Act of 1940 (the "Investment Company Act"), our business would be subject to applicable restrictions under the Investment Company Act, which could make it impracticable for us to continue our business as contemplated.

        We believe our company is not an investment company under Section 3(b)(1) of the Investment Company Act because we are primarily engaged in a non-investment company business. We intend to conduct our operations so that we will not be deemed an investment company. However, if we were to be deemed an investment company, restrictions imposed by the Investment Company Act, including limitations on our capital structure and our ability to transact with affiliates, could make it impractical for us to continue our business as contemplated.

Risks Related to Our Relationship with NRG

NRG is the controlling stockholder of our corporate parent, Yield Inc., and will exercise substantial influence over us and we are highly dependent on NRG.

        NRG beneficially owns approximately 55.3% of the combined voting power of Yield Inc.'s common stock outstanding. As a result of this ownership, NRG has a substantial influence on our affairs. NRG's voting power will continue to constitute a large percentage of any quorum of the stockholders of Yield Inc. voting on any matter requiring the approval of its stockholders. Such matters include the election of directors, the adoption of amendments to Yield Inc.'s second amended and restated certificate of incorporation and bylaws and approval of mergers or sales of all or substantially all of its assets.

        Furthermore, we depend on the management and administration services provided by or under the direction of NRG under the Management Services Agreement. NRG personnel and support staff that provide services to us under the Management Services Agreement are not required to, and we do not expect that they will, have as their primary responsibility the management and administration of Yield Inc. or to act exclusively for us and the Management Services Agreement does not require any specific individuals to be provided by NRG. Under the Management Services Agreement, NRG has the discretion to determine which of its employees perform assignments required to be provided to us. Any failure to effectively manage our operations or to implement our strategy could have a material adverse effect on our business, financial condition, results of operations and cash flows. The Management Services Agreement has a perpetual duration, until terminated in accordance with its provisions.

        We also depend upon NRG for the provision of management and administration services at all of our facilities. Any failure by NRG to perform its requirements under these arrangements or the failure by us to identify and contract with replacement service providers, if required, could adversely affect the operation of our facilities and have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may not be able to consummate future acquisitions from NRG.

        Our ability to grow through acquisitions depends, in part, on NRG's ability to identify and present us with acquisition opportunities. NRG established our company to hold and acquire a diversified suite of power generating assets in the United States. Although NRG has agreed to grant us a right of first offer with respect to certain power generation assets that NRG may elect to sell in the future, NRG is under no obligation to sell the ROFO Assets or to accept any related offer from us. Furthermore, NRG has no obligation to source acquisition opportunities specifically for us. In addition, NRG has not agreed to commit to us any minimum level of dedicated resources for the pursuit of renewable power-related acquisitions. There are a number of factors which could materially and adversely impact the extent to which suitable acquisition opportunities are made available from NRG, including:

  •
  the same professionals within NRG's organization that are involved in acquisitions that are suitable for us have responsibilities within NRG's broader asset management business, which may include sourcing acquisition opportunities for NRG (limits on the availability of such individuals will likewise result in a limitation on their availability to pursue acquisition opportunities for us); and

  •
  in addition to structural limitations, the question of whether a particular asset is suitable is highly subjective and is dependent on a number of factors including an assessment by NRG relating to our liquidity position at the time, the risk profile of the opportunity and its fit with the balance of our then current operations and other factors. If NRG determines that an opportunity is not suitable for us, it may still pursue such opportunity on its own behalf, or on behalf of another NRG affiliate.

        In making these determinations, NRG may be influenced by factors that result in a misalignment or conflict of interest. See "Risks Related to Our Business—We may not be able to effectively identify or consummate any future acquisitions on favorable terms, or at all" for a description of risks associated with the identifying, evaluating and consummating acquisitions generally, including acquisitions of ROFO Assets.

The departure of some or all of NRG's employees could prevent us from achieving our objectives.

        We depend on the diligence, skill and business contacts of NRG's professionals and the information and opportunities they generate during the normal course of their activities. Furthermore, approximately 31% of NRG's employees at our generation plants were covered by collective bargaining agreements as of December 31, 2014.

        Our future success depends on the continued service of these individuals, who are not obligated to remain employed with NRG, and on successfully renegotiating their collective bargaining agreements when such agreements expire or otherwise terminate. NRG has experienced departures of key professionals and personnel in the past and may do so in the future, and we cannot predict the impact that any such departures will have on our ability to achieve our objectives. The departure of a significant number of NRG's professionals or a material portion of the NRG employees who work at any of our facilities for any reason, or the failure to appoint qualified or effective successors in the event of such departures, could have a material adverse effect on our ability to achieve our objectives. The Management Services Agreement does not require NRG to maintain the employment of any of its professionals or to cause any particular professional to provide services to us or on our behalf.

Our organizational and ownership structure may create significant conflicts of interest that may be resolved in a manner that is not in our best interests and that may have a material adverse effect on our business, financial condition, results of operations and cash flows.

        Our organizational and ownership structure involves a number of relationships that may give rise to certain conflicts of interest between us and NRG. We have entered into a Management Services Agreement with NRG. Each of our executive officers is a shared NRG executive and devotes his or her time to both our company and NRG as needed to conduct the respective businesses pursuant to the Management Services Agreement. In addition, NRG and its representatives, agents and affiliates have access to our confidential information. Although some of these persons are subject to confidentiality obligations pursuant to confidentiality agreements or implied duties of confidence, the Management Services Agreement does not contain general confidentiality provisions.

        Additionally, all of our executive officers continue to have economic interests in NRG and, accordingly, the benefit to NRG from a transaction between us and NRG will proportionately inure to their benefit as holders of economic interests in NRG. NRG is a related party under the applicable securities laws governing related party transactions and may have interests which differ from our interests, including with respect to the types of acquisitions made, the timing and amount of dividends by Yield Inc. or distributions by Yield LLC, the reinvestment of returns generated by our operations, the use of leverage when making acquisitions and the appointment of outside advisors and service providers. Any material transaction between us and NRG (including the proposed acquisition of any ROFO Asset) will be subject to our related party transaction policy, which requires prior approval of such transaction by Yield Inc.'s corporate committees. Those of Yield Inc.'s executive officers who have economic interests in NRG may be conflicted when advising its corporate committees or otherwise participating in the negotiation or approval of such transactions. These executive officers have significant project- and industry-specific expertise that could prove beneficial to Yield Inc.'s Corporate Governance, Conflicts and Nominating Committee's decision-making process and the absence of such strategic guidance could have a material adverse effect on the corporate committees' ability to evaluate any such transaction. Furthermore, the creation of Yield Inc.'s corporate committees and our related party transaction approval policy may not insulate us from derivative claims related to related party transactions and the conflicts of interest described in this risk factor. Regardless of the merits of such claims, we may be required to expend significant management time and financial resources in the defense thereof. Additionally, to the extent we fail to appropriately deal with any such conflicts, it could negatively impact our reputation and ability to raise additional funds and the willingness of counterparties to do business with us, all of which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may be unable or unwilling to terminate the Management Services Agreement.

        The Management Services Agreement provides that we may terminate the agreement upon 30 days prior written notice to NRG upon the occurrence of any of the following: (i) NRG defaults in the performance or observance of any material term, condition or covenant contained therein in a manner that results in material harm to us and the default continues unremedied for a period of 30 days after written notice thereof is given to NRG; (ii) NRG engages in any act of fraud, misappropriation of funds or embezzlement that results in material harm to us; (iii) NRG is grossly negligent in the performance of its duties under the agreement and such negligence results in material harm to us; or (iv) upon the happening of certain events relating to the bankruptcy or insolvency of NRG. Furthermore, if we request an amendment to the scope of services provided by NRG under the Management Services Agreement and we are not able to agree with NRG as to a change to the service fee resulting from a change in the scope of services within 180 days of the request, we may terminate the agreement upon 30 days prior notice to NRG.

        We are able to terminate the agreement for any other reason, including if NRG experiences a change of control, and the agreement continues in perpetuity, until terminated in accordance with its terms. If NRG's performance does not meet the expectations of investors, and we are unable to terminate the Management Services Agreement, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

If NRG terminates the Management Services Agreement or defaults in the performance of its obligations under the agreement we may be unable to contract with a substitute service provider on similar terms, or at all.

        We rely on NRG to provide us with management services under the Management Services Agreement and do not have independent executive or senior management personnel. The Management Services Agreement provides that NRG may terminate the agreement upon 180 days prior written notice of termination to us if we default in the performance or observance of any material term, condition or covenant contained in the agreement in a manner that results in material harm and the default continues unremedied for a period of 30 days after written notice of the breach is given to us. If NRG terminates the Management Services Agreement or defaults in the performance of its obligations under the agreement, we may be unable to contract with a substitute service provider on similar terms or at all, and the costs of substituting service providers may be substantial. In addition, in light of NRG's familiarity with our assets, a substitute service provider may not be able to provide the same level of service due to lack of pre-existing synergies. If we cannot locate a service provider that is able to provide us with substantially similar services as NRG does under the Management Services Agreement on similar terms, it would likely have a material adverse effect on our business, financial condition, results of operation and cash flows.

The liability of NRG is limited under our arrangements with it and we have agreed to indemnify NRG against claims that it may face in connection with such arrangements, which may lead it to assume greater risks when making decisions relating to us than it otherwise would if acting solely for its own account.

        Under the Management Services Agreement, NRG does not assume any responsibility other than to provide or arrange for the provision of the services described in the Management Services Agreement in good faith. In addition, under the Management Services Agreement, the liability of NRG and its affiliates is limited to the fullest extent permitted by law to conduct involving bad faith, fraud, willful misconduct or gross negligence or, in the case of a criminal matter, action that was known to have been unlawful. In addition, we have agreed to indemnify NRG to the fullest extent permitted by law from and against any claims, liabilities, losses, damages, costs or expenses incurred by an indemnified person or threatened in connection with our operations, investments and activities or in respect of or arising from the Management Services Agreement or the services provided by NRG, except to the extent that the claims, liabilities, losses, damages, costs or expenses are determined to have resulted from the conduct in respect of which such persons have liability as described above. These protections may result in NRG tolerating greater risks when making decisions than otherwise would be the case, including when determining whether to use leverage in connection with acquisitions. The indemnification arrangements to which NRG is a party may also give rise to legal claims for indemnification that are adverse to Yield Inc.

Risks related to the notes

Credit rating downgrades could adversely affect the trading price of the notes.

        The trading price for the notes may be affected by our credit rating. Credit ratings are continually revised. Any downgrade in our credit rating could adversely affect the trading prices of the notes or the trading markets for the notes to the extent the trading markets for the notes develop.

Despite current indebtedness levels, we may still be able to incur substantially more debt. This could increase the risks associated with our already substantial leverage.

        We may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the notes offered hereby and other indentures relating to outstanding indebtedness restrict our ability to do so, but we retain the ability to incur material amounts of additional indebtedness. If new indebtedness is added to our current indebtedness levels, the related risks that we now face could increase. See "Description of Certain Other Indebtedness."

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

        Our ability to make payments on and to refinance our indebtedness, including these notes, and to fund planned capital expenditures depends on our ability to generate cash in the future. This, to a significant extent, is subject to general economic, financial, competitive, legislative, tax, regulatory, environmental and other factors that are beyond our control.

        Based on our current level of operations and anticipated cost savings and operating improvements, we believe our cash flow from operations, available cash and available borrowings under our Revolving Credit Facility will be adequate to meet our future liquidity needs for at least the next 12 months.

        We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or at all or that future borrowings will be available to us under our Revolving Credit Facility in an amount sufficient to enable us to pay our indebtedness, including the notes offered hereby, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes offered hereby on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

In the event of a bankruptcy or insolvency, holders of our secured indebtedness and other secured obligations will have a prior secured claim to any collateral securing such indebtedness or other obligations.

        Holders of our secured indebtedness and other secured obligations will have a prior secured claim to any collateral securing such indebtedness or other obligations. Holders of our secured indebtedness and the secured indebtedness of the guarantors will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing that other indebtedness. Our Revolving Credit Facility is secured by first priority liens on substantially all of our assets and the assets of the guarantors. We have granted first and second priority liens on substantially all of our assets to secure our obligations under certain long-term power and gas hedges as well as interest rate hedges. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those of our assets that constitute their collateral. Holders of the notes will participate ratably in our remaining assets with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all our other general creditors, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness.

Your right to receive payments on these notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate or reorganize.

        Some, but not all, of our subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of our non guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As of March 31, 2015, we had approximately $3,915 million of project-level debt which was incurred by our non guarantor subsidiaries. In addition, our share of our unconsolidated affiliates' total indebtedness and letters of credit outstanding, as of March 31, 2015, totaled approximately $580 million and $20 million, respectively (calculated as our unconsolidated affiliates' total indebtedness as of such date multiplied by our percentage membership interest in such assets). We also had $397 million of letters of credit outstanding to support contracted obligations at our project level entities as of March 31, 2015. In addition, the indentures governing the notes will permit us, subject to certain covenant limitations, to provide credit support for the obligations of the non guarantor subsidiaries and such credit support may be effectively senior to our obligations under the notes. Further, the indentures governing the notes will allow us to transfer assets, including certain specified facilities, to the non guarantor subsidiaries.

We may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payment on the notes.

        Much of our business is conducted through our subsidiaries. Although certain of our subsidiaries will guarantee the notes, some of our subsidiaries will not become guarantors (including the acquired ROFO Assets to the extent they are designated as excluded project subsidiaries) and thus will not be obligated to make funds available to us for payment on the notes. Our ability to make payments on the notes will be dependent on the earnings and the distribution of funds from subsidiaries, some of which are non guarantors. Our subsidiaries will be permitted under the terms of the indentures to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us. In addition, certain debt instruments of the acquired ROFO Assets restrict their ability to pay dividends, which will limit their ability to make funds available to us. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the notes when due. Furthermore, certain of our subsidiaries and affiliates are already subject to project financing. Such entities will not guarantee our obligations on the notes. The debt agreements of these subsidiaries and project affiliates generally restrict their ability to pay dividends, make distributions or otherwise transfer funds to us.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes.

        Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of a change of control to make the required repurchase of notes and/or that restrictions in our Revolving Credit Facility or other senior indebtedness will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "Change of Control" under the indenture. See "Description of the Notes—Repurchase at the Option of Holders—Change of Control Triggering Event."

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

        Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee can be voided, or claims in respect of a guarantee can be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

  •
  received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

  •
  was insolvent or rendered insolvent by reason of such incurrence; or

  •
  was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

        In addition, any payment by that guarantor pursuant to its guarantee can be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor will be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, is greater than the fair saleable value of all of its assets; or

  •
  if the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it cannot pay its debts as they become due.

        On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of the notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

        The Exchange Notes will be registered under the Securities Act, but will constitute a new issue of securities for which there is no established trading market. We do not intend to have the notes listed on a national securities exchange or included in any automated quotation system.

        The liquidity of any market for the notes will depend upon the number of holders of the notes, our performance, the market for similar securities, the interest in securities dealers making a market in the notes and other factors. Therefore, we cannot assure you that an active market for the notes or exchange notes will develop or, if developed, that it will continue. If an active market does not develop or is not maintained, the price and liquidity of the notes will be adversely affected.

        Historically, the market for non investment-grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for the notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your notes.

        We offered the Old Notes in reliance upon an exemption from registration under the Securities Act and applicable state securities laws. Therefore, the Old Notes may be transferred or resold only in a transaction registered under or exempt from the Securities Act and applicable state securities laws. We are conducting the exchange offer pursuant to an effective registration statement, whereby we are offering to exchange the Old Notes for nearly identical notes that you will be able to trade without registration under the Securities Act provided you are not one of our affiliates. We cannot assure you that this exchange offer will be conducted in a timely fashion. Moreover, we cannot assure you that an active or liquid trading market for the Exchange Notes will develop. See "Exchange Offer."

Risks related to the exchange offer

Holders of Old Notes who fail to exchange their Old Notes in the exchange offer will continue to be subject to restrictions on transfer.

        If you do not exchange your Old Notes for Exchange Notes in the exchange offer, you will continue to be subject to the restrictions on transfer applicable to the Old Notes. The restrictions on transfer of your Old Notes arise because we issued the Old Notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the Old Notes under the Securities Act. For further information regarding the consequences of tendering your Old Notes in the exchange offer, see the discussion under the caption "Exchange Offer—Consequences of failure to exchange."

You must comply with the exchange offer procedures in order to receive new, freely tradable Exchange Notes.

        Delivery of Exchange Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of book-entry transfer of Old Notes into the exchange agent's account at DTC, as depositary, including an Agent's Message (as defined herein). We are not required to notify you of defects or irregularities in tenders of Old Notes for exchange. Exchange Notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the Registration Rights Agreement will terminate. See "Exchange Offer—Procedures for tendering Old Notes through brokers and banks" and "Exchange Offer—Consequences of failure to exchange."

Some holders who exchange their Old Notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

        If you exchange your Old Notes in the exchange offer for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Risks Related to Taxation

Our future tax liability may be greater than expected if we do not generate NOLs sufficient to offset taxable income.

        We expect to generate NOLs ("Net Operating Losses") and NOL carryforwards that we can utilize to offset future taxable income. Based on our current portfolio of assets, which include renewable assets that benefit from an accelerated tax depreciation schedule, and subject to potential tax audits, which may result in income, sales, use or other tax obligations, we do not expect to pay significant federal income tax for a period of approximately ten years. While we expect these losses will be available to us as a future benefit, in the event that they are not generated as expected, successfully challenged by the Internal Revenue Service ("IRS") (in a tax audit or otherwise) or subject to future limitations as discussed below, our ability to realize these benefits may be limited. A reduction in our expected NOLs, a limitation on our ability to use such losses or future tax audits, may result in a material increase in our estimated future income tax liability and may negatively impact our liquidity and financial condition.

Our ability to use NOLs to offset future income may be limited.

        Our ability to use NOLs generated in the future could be substantially limited if we were to experience an "ownership change" as defined under Section 382 of the Code. In general, an "ownership change" would occur if our "5-percent shareholders," as defined under Section 382 of the Code, collectively increased their ownership in us by more than 50 percentage points over a rolling three-year period. A corporation that experiences an ownership change will generally be subject to an annual limitation on the use of its pre-ownership change deferred tax assets equal to the equity value of the corporation immediately before the ownership change, multiplied by the long-term tax-exempt rate for the month in which the ownership change occurs. Future sales of Yield Inc.'s Class A or Class C common stock by NRG, as well as future issuances by Yield Inc., could contribute to a potential ownership change.

A valuation allowance may be required for our deferred tax assets.

        Our expected NOLs are reflected as a deferred tax asset as they are generated until utilized to offset income. Valuation allowances may need to be maintained for deferred tax assets that we estimate are more likely than not to be unrealizable, based on available evidence at the time the estimate is made. Valuation allowances related to deferred tax assets can be affected by changes to tax laws, statutory tax rates and future taxable income levels and based on input from our auditors, tax advisors or regulatory authorities. In the event that we were to determine that we would not be able to realize all or a portion of our net deferred tax assets in the future, we would reduce such amounts through a charge to income tax expense in the period in which that determination was made, which could have a material adverse impact on our financial condition and results of operations and our ability to maintain profitability.

FORWARD-LOOKING STATEMENTS

        This prospectus contains "forward-looking statements," which involve risks and uncertainties. All statements, other than statements of historical facts, that are included in or incorporated by reference into this prospectus, or made in presentations, in response to questions or otherwise, that address activities, events or developments that we expect or anticipate to occur in the future, including such matters as projections, capital allocation, future capital expenditures, business strategy, competitive strengths, goals, future acquisitions or dispositions, development or operation of power generation assets, market and industry developments and the growth of our business and operations (often, but not always, through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "projection," "target," "goal," "objective" and "outlook"), are forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. We believe these factors include but are not limited to those described under "Risk Factors" in this prospectus. These factors, risks and uncertainties include, but are not limited to, the following:

  •
  our ability to successfully identify, evaluate and consummate acquisitions;

  •
  hazards customary to the power production industry and power generation operations such as fuel and electricity price volatility, unusual weather conditions, catastrophic weather related or other damage to facilities, unscheduled generation outages, maintenance or repairs, unanticipated changes to fuel supply costs or availability due to higher demand, shortages, transportation problems or other developments, environmental incidents, or electric transmission or gas pipeline system constraints and the possibility that we may not have adequate insurance to cover losses as a result of such hazards;

  •
  our ability to operate our businesses efficiently, manage maintenance capital expenditures and costs effectively, and generate earnings and cash flows from our asset based businesses in relation to our debt and other obligations;

  •
  the willingness and ability of counterparties to our offtake agreements to fulfill their obligations under such agreements;

  •
  our ability to enter into contracts to sell power and procure fuel on acceptable terms and prices as current offtake agreements expire;

  •
  government regulation, including compliance with regulatory requirements and changes in market rules, rates, tariffs and environmental laws;

  •
  operating and financial restrictions placed on us and our subsidiaries that are contained in the project-level debt facilities and other agreements of certain subsidiaries and project-level subsidiaries generally, in the Revolving Credit Facility, the indenture governing the notes and in the indenture governing NRG Yield, Inc.'s 3.50% convertible senior notes due 2019 (the "3.50% Convertible Notes"); and

  •
  our ability to borrow additional funds and access capital markets, as well as our substantial indebtedness and the possibility that we may incur additional indebtedness going forward.

        Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause our actual results to differ materially from those contemplated in any forward looking statements included in this prospectus should not be construed as exhaustive. Although we may elect to update these forward-looking statements at some point in the future, we and our management specifically disclaim any obligation to do so, even if new information becomes available in the future or as a result of future events, changes in assumptions or otherwise. We qualify all of our forward-looking statements by these cautionary statements.

 EXCHANGE OFFER

Purpose of the exchange offer

        The exchange offer is designed to provide holders of Old Notes with an opportunity to acquire Exchange Notes which, unlike the Old Notes, will be freely transferable at all times, subject to any restrictions on transfer imposed by state "blue sky" laws and provided that the holder is not our affiliate within the meaning of the Securities Act and represents that the Exchange Notes are being acquired in the ordinary course of the holder's business and the holder is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes.

        The Old Notes were originally issued and sold on August 5, 2014, to the initial purchasers, pursuant to the purchase agreement dated July 31, 2014. The Old Notes were issued and sold in a transaction not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act. The concurrent resale of the Old Notes by the initial purchasers to investors was done in reliance upon the exemptions provided by Rule 144A and Regulation S promulgated under the Securities Act. The Old Notes may not be reoffered, resold or transferred other than (i) to us or our subsidiaries, (ii) to a qualified institutional buyer in compliance with Rule 144A promulgated under the Securities Act, (iii) outside the United States to a non-U.S. person in a transaction complying with Rule 903 or Rule 904 of Regulation S under the Securities Act, (iv) pursuant to the exemption from registration provided by Rule 144 promulgated under the Securities Act (if available), (v) in accordance with another exemption from the registration requirements of the Securities Act or (vi) pursuant to an effective registration statement under the Securities Act.

        In connection with the original issuance and sale of the Old Notes, we entered into the Registration Rights Agreement, pursuant to which we agreed to file with the SEC a registration statement covering the exchange by us of the Exchange Notes for the Old Notes, pursuant to the exchange offer. The Registration Rights Agreement provides that we will file with the SEC an exchange offer registration statement on an appropriate form under the Securities Act and offer to holders of Old Notes who are able to make certain representations the opportunity to exchange their Old Notes for Exchange Notes. Under some circumstances, holders of the Old Notes, including holders who are not permitted to participate in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of Old Notes to these holders.

        Under existing interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties in other transactions, the Exchange Notes would, in general, be freely transferable after the exchange offer without further registration under the Securities Act; provided, however, that in the case of broker-dealers participating in the exchange offer, a prospectus meeting the requirements of the Securities Act must be delivered by such broker-dealers in connection with resales of the Exchange Notes. We have agreed to furnish a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any Exchange Notes acquired in the exchange offer. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

        We do not intend to seek our own interpretation regarding the exchange offer, and we cannot assure you that the Staff of the SEC would make a similar determination with respect to the Exchange Notes as it has in other interpretations to third parties.

Terms of the exchange offer; period for tendering outstanding Old Notes

        Upon the terms and subject to the conditions set forth in this prospectus, we will accept any and all Old Notes that were acquired pursuant to Rule 144A or Regulation S validly tendered and not withdrawn prior to 12:00 midnight, New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Old Notes accepted in the exchange offer. We will issue the Exchange Notes promptly after expiration of the exchange offer. Holders may tender some or all of their Old Notes pursuant to the exchange offer. However, Old Notes may be tendered only in minimum principal amounts of $2,000 and integral multiples of $1,000 in excess thereof.

        The form and terms of the Exchange Notes are the same as the form and terms of the outstanding Old Notes except that:

  •
  the Exchange Notes will be registered under the Securities Act and will not have legends restricting their transfer; and

  •
  the Exchange Notes will not contain the registration rights and liquidated damages provisions contained in the outstanding Old Notes.

        The Exchange Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the indenture governing the Old Notes.

        We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act, and the rules and regulations of the SEC.

        We will be deemed to have accepted validly tendered Old Notes when, as and if we have given oral (promptly confirmed in writing) or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us.

        If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of certain specified events set forth in this prospectus, the certificates for any unaccepted Old Notes will be promptly returned, without expense, to the tendering holder.

        Holders who tender Old Notes in the exchange offer will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange of Old Notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See "—Fees and expenses" and "—Transfer taxes" below.

        The exchange offer will remain open for at least 20 full business days. The term "expiration date" will mean 12:00 midnight, New York City time, on                        , 2015, unless we extend the exchange offer, in which case the term "expiration date" will mean the latest date and time to which the exchange offer is extended.

        To extend the exchange offer, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date, we will:

  •
  notify the exchange agent of any extension by oral notice (promptly confirmed in writing) or written notice, and

  •
  mail to the registered holders an announcement of any extension, and issue a notice by press release or other public announcement before such expiration date.

        We reserve the right:

  •
  if any of the conditions below under the heading "Conditions to the Exchange Offer" shall have not been satisfied, to delay accepting any Old Notes in connection with the extension of the exchange offer, to extend the exchange offer, or to terminate the exchange offer, or

  •
  to amend the terms of the exchange offer in any manner, provided however, that if we amend the exchange offer to make a material change, including the waiver of a material condition, we will extend the exchange offer, if necessary, to keep the exchange offer open for at least five business days after such amendment or waiver; provided further, that if we amend the exchange offer to change the percentage of Notes being exchanged or the consideration being offered, we will extend the exchange offer, if necessary, to keep the exchange offer open for at least ten business days after such amendment or waiver.

        Any delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice by us to the registered holders.

Deemed representations

        To participate in the exchange offer, we require that you represent to us, among other things, that:

  •
  you are acquiring Exchange Notes in exchange for your Old Notes in the ordinary course of business;

  •
  you are not engaging in and do not intend to engage in (nor have you entered into any arrangement or understanding with any person to participate in) a distribution of the Exchange Notes within the meaning of the federal securities laws;

  •
  you are not our "affiliate" as defined under Rule 405 of the Securities Act;

  •
  you are not a broker-dealer tendering Old Notes directly acquired from us for your own account;

  •
  if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Old Notes:

  •
  the Old Notes to be exchanged for Exchange Notes were acquired by you as a result of market-making activities or other trading activities;

  •
  you have not entered into any arrangement or understanding with the Issuer or an affiliate of the Issuer to distribute the Exchange Notes; and

  •
  you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes by so representing and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act; and

  •
  you are not acting on behalf of any person or entity that could not truthfully make those representations.

        BY TENDERING YOUR OLD NOTES YOU ARE DEEMED TO HAVE MADE THESE REPRESENTATIONS.

        Broker-dealers who cannot make the representations above cannot use this exchange offer prospectus in connection with resales of the Exchange Notes issued in the exchange offer.

Resale of Exchange Notes

        Based on interpretations of the SEC Staff set forth in no-action letters issued to unrelated third parties, we believe that Exchange Notes issued in the exchange offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any Exchange Note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

  •
  such holder is not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

  •
  such Exchange Notes are acquired in the ordinary course of the holder's business; and

  •
  the holder does not intend to participate in the distribution of such Exchange Notes.

        Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the Exchange Notes, who is an affiliate of ours or who is a broker or dealer who acquired Old Notes directly from us:

  •
  cannot rely on the position of the Staff of the SEC set forth in "Exxon Capital Holdings Corporation" or similar interpretive letters; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

        If, as stated above, a holder cannot rely on the position of the Staff of the SEC set forth in "Exxon Capital Holdings Corporation" or similar interpretive letters, any effective registration statement used in connection with a secondary resale transaction must contain the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

        With regard to broker-dealers, only broker-dealers that acquired the Old Notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes.

        This prospectus may be used for an offer to resell, for the resale or for other retransfer of Exchange Notes only as specifically set forth in this prospectus.

        Please read the section captioned "Plan of Distribution" for more details regarding these procedures for the transfer of Exchange Notes.

Procedures for tendering Old Notes through brokers and banks

        Since the Old Notes are represented by global book-entry notes, DTC, as depositary, or its nominee is treated as the registered holder of the Old Notes and will be the only entity that can tender your Old Notes for Exchange Notes. Therefore, to tender Old Notes subject to this exchange offer and to obtain Exchange Notes, you must instruct the institution where you keep your Old Notes to tender your Old Notes on your behalf so that they are received on or prior to the expiration of this exchange offer.

        YOU SHOULD CONSULT YOUR ACCOUNT REPRESENTATIVE AT THE BROKER OR BANK WHERE YOU KEEP YOUR OLD NOTES TO DETERMINE THE PREFERRED PROCEDURE.

        IF YOU WISH TO ACCEPT THIS EXCHANGE OFFER, PLEASE INSTRUCT YOUR BROKER OR ACCOUNT REPRESENTATIVE IN TIME FOR YOUR OLD NOTES TO BE TENDERED BEFORE THE 12:00 MIDNIGHT (NEW YORK CITY TIME) DEADLINE ON                        , 2015.

        You may tender some or all of your Old Notes in this exchange offer. However, your Old Notes may be tendered only in minimum principal amounts of $2,000 and integral multiples of $1,000 in excess thereof.

        When you tender your outstanding Old Notes and we accept them, the tender will be a binding agreement between you and us as described in this prospectus.

        The method of delivery of outstanding Old Notes and all other required documents to the exchange agent is at your election and risk.

        We will decide all questions about the validity, form, eligibility, acceptance and withdrawal of tendered Old Notes. We reserve the absolute right to:

  •
  reject any and all tenders of any particular Old Note not properly tendered;

  •
  refuse to accept any Old Note if, in our reasonable judgment or the judgment of our counsel, the acceptance would be unlawful; and

  •
  waive any defects or irregularities or conditions of the exchange offer as to any particular Old Notes before the expiration of the offer.

        Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of Old Notes as we will reasonably determine. Neither us, the exchange agent nor any other person will incur any liability for failure to notify you of any defect or irregularity with respect to your tender of Old Notes. If we waive any terms or conditions with respect to a noteholder, we will extend the same waiver to all noteholders with respect to that term or condition being waived.

Procedures for brokers and custodian banks; DTC ATOP accounts

        In order to accept this exchange offer on behalf of a holder of Old Notes you must submit or cause your DTC participant to submit an Agent's Message as described below.

        The exchange agent, on our behalf, will seek to establish separate Automated Tender Offer Program ("ATOP") accounts with respect to each series of outstanding Old Notes at DTC promptly after the delivery of this prospectus. Any financial institution that is a DTC participant, including your broker or bank, may make book-entry tender of outstanding Old Notes by causing the book- entry transfer of such Old Notes into the relevant ATOP account in accordance with DTC's procedures for such transfers. Although delivery of the Old Notes may be effected through book-entry transfer into the exchange agent's account at DTC, unless an Agent's Message is received by the exchange agent in compliance with ATOP procedures, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth in this prospectus prior to 12:00 midnight, New York City time on to the expiration date. The confirmation of a book entry transfer into the ATOP account as described above is referred to herein as a "Book-Entry Confirmation."

        The term "Agent's Message" means a message transmitted by the DTC participants to DTC, and thereafter transmitted by DTC to the exchange agent, forming a part of the Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent's Message stating that such participant has received the letter of transmittal and this prospectus and agrees to be bound by the terms of the letter of transmittal and the exchange offer set forth in this prospectus and that we may enforce such agreement against the participant.

        Each Agent's Message must include the following information:

  •
  Name of the beneficial owner tendering such Old Notes;

  •
  Account number of the beneficial owner tendering such Old Notes;

  •
  Principal amount of Old Notes tendered by such beneficial owner; and

  •
  A confirmation that the beneficial holder of the Old Notes tendered has made the representations for our benefit set forth under "—Deemed representations."

        BY SENDING AN AGENT'S MESSAGE THE DTC PARTICIPANT IS DEEMED TO HAVE CERTIFIED THAT THE BENEFICIAL HOLDER FOR WHOM NOTES ARE BEING TENDERED HAS BEEN PROVIDED WITH A COPY OF THIS PROSPECTUS.

        The delivery of Old Notes through DTC, delivery of a letter of transmittal, and any transmission of an Agent's Message through ATOP, is at the election and risk of the person tendering Old Notes. We will ask the exchange agent to instruct DTC to promptly return those Old Notes, if any, that were tendered through ATOP but were not accepted by us, to the DTC participant that tendered such Old Notes on behalf of holders of the Old Notes.

        THE AGENT'S MESSAGE MUST BE TRANSMITTED TO THE EXCHANGE AGENT ON OR BEFORE 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THE EXPIRATION DATE.

Acceptance of outstanding Old Notes for exchange; Delivery of Exchange Notes

        We will accept validly tendered Old Notes when the conditions to the exchange offer have been satisfied or we have waived them. We will have accepted your validly tendered Old Notes when we have given oral (promptly confirmed in writing) or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us. We will issue the Exchange Notes promptly after termination of the exchange offer. If we do not accept any tendered Old Notes for exchange by book-entry transfer because of an invalid tender or other valid reason, we will credit the Old Notes to an account maintained with DTC promptly after the exchange offer terminates or expires.

Guaranteed delivery procedures

        If you desire to tender Old Notes pursuant to the exchange offer and (1) time will not permit your letter of transmittal and all other required documents to reach the exchange agent on or prior to the expiration date, or (2) the procedures for book-entry transfer (including delivery of an agent's message) cannot be completed on or prior to the expiration date, you may nevertheless tender such Old Notes with the effect that such tender will be deemed to have been received on or prior to the expiration date if all the following conditions are satisfied:

  •
  you must effect your tender through an "eligible guarantor institution";

  •
  a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us herewith, or an agent's message with respect to guaranteed delivery that is accepted by us, is received by the exchange agent on or prior to the expiration date as provided below; and

  •
  a book-entry confirmation of the transfer of such notes into the exchange agent account at DTC as described above, together with a letter of transmittal (or a manually signed facsimile of the letter of transmittal) properly completed and duly executed, with any signature guarantees and any other documents required by the letter of transmittal or a properly transmitted agent's message, are received by the exchange agent within three business days after the date of execution of the notice of guaranteed delivery.

        The notice of guaranteed delivery may be sent by hand delivery, facsimile transmission or mail to the exchange agent and must include a guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery.

Withdrawal rights

        You may withdraw your tender of Old Notes at any time before 12:00 midnight, New York City time, on the expiration date.

        For a withdrawal to be effective, you should contact your bank or broker where your Old Notes are held and have them send a telegram, telex, letter or facsimile transmission notice of withdrawal (or in the case of Old Notes transferred by book-entry transfer, an electronic ATOP transmission notice of withdrawal) so that it is received by the exchange agent before 12:00 midnight, New York City time, on the expiration date. Such notice of withdrawal must:

  •
  specify the name of the person that tendered the Old Notes to be withdrawn;

  •
  identify the Old Notes to be withdrawn, including the CUSIP number and principal amount at maturity of the Old Notes; specify the name and number of an account at the DTC to which your withdrawn Old Notes can be credited;

  •
  if applicable, be signed by the holder in the same manner as the original signature on the letter of transmittal by which such Old Notes were tendered, with any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender; and

  •
  specify the name in which any such notes are to be registered, if different from that of the registered holder.

        We will decide all questions as to the validity, form and eligibility of the notices and our determination will be final and binding on all parties. Any tendered Old Notes that you withdraw will not be considered to have been validly tendered. We will promptly return any outstanding Old Notes that have been tendered but not exchanged, or credit them to the DTC account. You may re-tender properly withdrawn Old Notes by following one of the procedures described above before the expiration date.

Conditions to the exchange offer

        Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any outstanding Old Notes and may terminate the exchange offer (whether or not any Old Notes have been accepted for exchange) or amend the exchange offer, if any of the following conditions has occurred or exists or has not been satisfied, or has not been waived by us, prior to the expiration date:

  •
  there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

  (1)
  seeking to restrain or prohibit the making or completion of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of this transaction;

  (2)
  resulting in a material delay in our ability to accept for exchange or exchange some or all of the Old Notes in the exchange offer;

  (3)
  any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any governmental authority, domestic or foreign; or

  •
  any action has been taken, proposed or threatened, by any governmental authority, domestic or foreign, that would, directly or indirectly, result in any of the consequences referred to in clauses (1), (2) or (3) above or would result in the holders of Exchange Notes having obligations with respect to resales and transfers of Exchange Notes which are greater than those described in the interpretation of the SEC referred to above;

  •
  any of the following has occurred:

  (1)
  any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market;

  (2)
  any limitation by a governmental authority which adversely affects our ability to complete the transactions contemplated by the exchange offer;

  (3)
  a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit;

  (4)
  a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the exchange offer, a material acceleration or worsening of these calamities; or

  •
  any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the Old Notes or the Exchange Notes;

  •
  there shall occur a change in the current interpretation by the Staff of the SEC which permits the Exchange Notes issued pursuant to the exchange offer in exchange for Old Notes to be offered for resale, resold and otherwise transferred by holders thereof (other than broker-dealers and any such holder which is our affiliate within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes;

  •
  any law, statute, rule or regulation shall have been adopted or enacted which would impair our ability to proceed with the exchange offer;

  •
  a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement, or proceedings shall have been initiated or, to our knowledge, threatened for that purpose, or any governmental approval necessary for the consummation of the exchange offer as contemplated hereby has not been obtained; or

  •
  we have received an opinion of counsel experienced in such matters to the effect that there exists any actual or threatened legal impediment (including a default or prospective default under an agreement, indenture or other instrument or obligation to which we are a party or by which we are bound) to the consummation of the transactions contemplated by the exchange offer.

        If any of the foregoing events or conditions has occurred or exists or has not been satisfied, we may, subject to applicable law, terminate the exchange offer (whether or not any Old Notes have been accepted for exchange) or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. If such waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes and will extend the exchange offer to the extent required by Rule 14e-1 promulgated under the Exchange Act.

        These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them, in whole or in part, provided that we will not waive any condition with respect to an individual holder of Old Notes unless we waive that condition for all such holders. Any reasonable determination made by us concerning an event, development or circumstance described or referred to above will be final and binding on all parties. Our failure at any time to exercise any of the foregoing rights will not be a waiver of our rights and each such right will be deemed an ongoing right which may be asserted at any time before the expiration of the exchange offer.

Exchange agent

        We have appointed Law Debenture Trust Company of New York as the exchange agent for the exchange offer. You should direct questions, requests for assistance, and requests for additional copies of this prospectus and the letter of transmittal that may accompany this prospectus to the exchange agent addressed as follows:

LAW DEBENTURE TRUST COMPANY OF NEW YORK, EXCHANGE AGENT

By Registered or Certified Mail or Overnight Carrier: Law Debenture Trust Company of New York 400 Madison Avenue, 4th Floor New York, New York 10017 Attention: Corporate Trust Department	Facsimile Transmission: (for eligible institutions only) (212) 750-1361 Confirm by Telephone: (212) 750-6474	By Hand Delivery: Law Debenture Trust Company of New York 400 Madison Avenue, 4th Floor New York, New York 10017 Attention: Corporate Trust Department

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and expenses

        The principal solicitation is being made through DTC by Law Debenture Trust Company of New York, as exchange agent on our behalf. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable costs and expenses (including reasonable fees, costs and expenses of its counsel) incurred in connection with the provisions of these services and pay other registration expenses, including registration and filing fees, fees and expenses of compliance with federal securities and state blue sky securities laws, printing expenses, messenger and delivery services and telephone, fees and disbursements to our counsel, application and filing fees and any fees and disbursements to our independent certified public accountants. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer except for reimbursement of mailing expenses.

        Additional solicitations may be made by telephone, facsimile or in person by our and our affiliates' officers employees and by persons so engaged by the exchange agent.

Accounting treatment

        The Exchange Notes will be recorded at the same carrying value as the existing Old Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer will be capitalized and expensed over the term of the Exchange Notes.

Transfer taxes

        If you tender outstanding Old Notes for exchange you will not be obligated to pay any transfer taxes. However, if you instruct us to register Exchange Notes in the name of, or request that your Old Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, you will be responsible for paying any transfer tax owed.

Consequences of failure to exchange

        The Old Notes that are not exchanged for Exchange Notes pursuant to the exchange offer will remain restricted securities. Accordingly, the Old Notes may be resold only:

  •
  to us upon redemption thereof or otherwise;

  •
  so long as the outstanding securities are eligible for resale pursuant to Rule 144A, to a person inside the United States who is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

  •
  outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

  •
  pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

        YOU MAY SUFFER ADVERSE CONSEQUENCES IF YOU FAIL TO EXCHANGE OUTSTANDING OLD NOTES.

        If you do not tender your outstanding Old Notes, you will not have any further registration rights, except for the rights described in the Registration Rights Agreement and described above, and your Old Notes will continue to be subject to the provisions of the respective indenture governing the Old Notes regarding transfer and exchange of the Old Notes and the restrictions on transfer of the Old Notes imposed by the Securities Act and states securities law when we complete the exchange offer. These transfer restrictions are required because the Old Notes were issued under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Accordingly, if you do not tender your Old Notes in the exchange offer, your ability to sell your Old Notes could be adversely affected. Once we have completed the exchange offer, holders who have not tendered notes will not continue to be entitled to any increase in interest rate that the indenture governing the Old Note provides for if we do not complete the exchange offer.

        Under certain limited circumstances, the Registration Rights Agreement requires that we file a shelf registration statement if:

  •
  we are not permitted by applicable law or SEC policy to file a registration statement covering the exchange offer or to consummate the exchange offer; or

  •
  any holder of the Old Notes notifies the Issuer prior to the 20th calendar day following the consummation of the exchange offer that:

  •
  it is prohibited by law or SEC policy from participating in the exchange offer;

    •
    it may not resell the Exchange Notes acquired by it in the exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales; or

    •
    it is a broker-dealer and owns Old Notes acquired directly from the Issuer or an affiliate of the Issuer.

        We will also register the Exchange Notes under the securities laws of jurisdictions that holders may request before offering or selling notes in a public offering. We do not intend to register Exchange Notes in any jurisdiction unless a holder requests that we do so.

        Old Notes may be subject to restrictions on transfer until:

  •
  a person other than a broker-dealer has exchanged the Old Notes in the exchange offer;

  •
  a broker-dealer has exchanged the Old Notes in the exchange offer and sells them to a purchaser that receives a prospectus from the broker, dealer on or before the sale;

  •
  the Old Notes are sold under an effective shelf registration statement that we have filed; or

  •
  the Old Notes are sold to the public under Rule 144 of the Securities Act.

USE OF PROCEEDS

        This exchange offer is intended to satisfy our obligations under the Registration Rights Agreement. We will not receive any cash proceeds, or otherwise, from the issuance of the Exchange Notes. The Old Notes properly tendered and exchanged for Exchange Notes will be retired and cancelled. Accordingly, no additional debt will result from the exchange. We have agreed to bear the expense of the exchange offer.

 RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of earnings to fixed charges for the periods indicated is stated below. For this purpose, "earnings" include pre-tax income before adjustments for noncontrolling interest in our consolidated subsidiaries and income or loss from equity investees, plus fixed charges and distributed income of equity investees, reduced by interest capitalized. "Fixed charges" include interest, whether expensed or capitalized, amortization of debt expense and the portion of rental expense that is representative of the interest factor in these rentals.

	Three Months Ended March 31, 2015
		Year Ended December 31,
		2014	2013	2012	2011	2010
Ratio of earnings to fixed charges	1.26	1.66	2.67	0.88	1.58	1.64

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2015 on an actual historical basis. The table below should be read in conjunction with "Use of Proceeds," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined financial statements and the related notes thereto included elsewhere in this prospectus.

As of March 31, 2015
(in millions)
Cash and restricted cash:
Cash and cash equivalents	$114
Restricted cash	46

Total cash and restricted cash	$160

Long-term debt:
Revolving Credit Facility	195
Intercompany borrowing—Yield Inc.	337
5.375% Senior Notes due 2024 offered hereby	500
Project-level debt	3,915

Total long-term debt	$4,947

Member's Equity:
Contributed capital	1,120
Retained earnings	136
Accumulated other comprehensive loss	(83)

Total member's equity	$1,173

Total capitalization	$6,120

 SELECTED FINANCIAL DATA

        The following table shows selected historical financial data at the dates and for the periods indicated, which has been recast to include the Acquired ROFO Assets and the EME-NYLD-Eligible Assets (collectively, the "Drop Down Assets"), as further described in Note 3, Business Acquisitions, as if the transfer had taken place from the beginning of the financial statement period, or from the date the entities were under common control. For all periods prior to July 22, 2013 (the date Yield Inc. consummated its initial public offering of Class A common stock), the data below reflects our accounting predecessor which were prepared on a "carve-out" basis from NRG and are intended to represent the financial results of the contracted renewable energy and conventional generation and thermal infrastructure assets that were acquired by Yield LLC on July 22, 2013. For all periods subsequent to Yield Inc.'s initial public offering, the data below reflects our consolidated financial results. The selected historical financial data is not necessarily indicative of results to be expected in future periods.

        The following table should be read together with, and is qualified in its entirety by reference to, the historical consolidated financial statements and the accompanying notes appearing elsewhere in this prospectus. Among other things, the historical consolidated statements include more detailed information regarding the basis of presentation for the information in the following table.

        The table should also be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the unaudited pro forma condensed consolidated combined financial statements included in this prospectus.

	Three Months Ended March 31,		Fiscal Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(unaudited)	(unaudited)	(in millions)
Statement of Operating Data:
Operating Revenues:
Total operating revenues	$180	$140	$689	$379	$175	$164	$143
Operating Costs and Expenses
Cost of operations	75	60	239	144	114	109	102
Depreciation and amortization	54	24	166	61	25	22	16
General and administrative-affiliate	3	2	8	7	7	6	5
Acquisition related transaction and integration costs	—	—	4	—	—	—	—

Total operating costs and expenses	132	86	417	212	146	137	123

Operating Income	48	54	272	167	29	27	20
Other Income (Expense)
Equity in earnings of unconsolidated affiliates(1)	1	1	27	22	19	13	1
Other income, net	1	1	3	3	2	2	3
Interest expense	(69)	(26)	(181)	(52)	(28)	(19)	(13)

Total other expense	(67)	(24)	(151)	(27)	(7)	(4)	(9)

Income Before Income Taxes	(19)	30	121	140	22	23	11
Income tax expense (benefit)	—	—	—	(3)	10	9	4

Net (Loss) Income	$(19)	$30	$121	$143	$12	$14	$7

Other Financial Data:
Adjusted EBITDA(2)	$122	$92	$545	$292	$100	$79	$40
Capital expenditures	(3)	(22)	(33)	(353)	(564)	(373)	(65)
Cash Flow Data:
Net cash provided by (used in):
Operating activities	$78	$25	$293	$120	$56	$32	$36
Investing activities	(489)	125	(1,057)	(515)	(594)	(468)	(200)
Financing activities	119	225	1,111	432	536	427	180
Balance Sheet Data (at period end):
Cash and cash equivalents	$114	$434	$406	$59	$22	$24	$33
Property and equipment, net	4,430	2,277	4,466	2,291	2,130	863	526
Total assets	6,436	3,331	6,826	3,093	2,540	1,239	784
Total liabilities	5,263	2,242	5,090	1,985	1,538	678	592
Total equity	1,173	1,089	1,736	1,108	1,002	561	192

(1)
Our unconsolidated affiliates include CVSR, Avenal and GenConn.

(2)
Adjusted EBITDA is a non-GAAP financial measure. This measurement is not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

We define Adjusted EBITDA as net income less interest income and equity in earnings of unconsolidated affiliates before net interest expense, income taxes and depreciation, amortization and accretion, as adjusted for contract amortization, pro-rata adjusted earnings before interest expense, depreciation, amortization and income taxes, mark-to-market gains or losses, asset write offs and impairments and factors that we do not consider indicative of future operating performance. We collectively group together equity earnings in unconsolidated affiliates and the pro-rata adjusted earnings before interest expense, depreciation, amortization and income taxes from our unconsolidated affiliates and refer to these amounts as adjustments to reflect our pro-rata share of Adjusted EBITDA in unconsolidated affiliates. We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because:

    •
    securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities; and

    •
    it is used by our management for internal planning purposes, including aspects of our consolidated operating budget and capital expenditures.

  Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

    •
    it does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

    •
    it does not reflect changes in, or cash requirements for, working capital;

    •
    it does not reflect significant interest expense or the cash requirements necessary to service interest or principal payments on our outstanding debt;

    •
    it does not reflect payments made or future requirements for income taxes;

    •
    it adjusts for contract amortization, mark-to-market gains or losses, asset write offs, impairments and factors that we do not consider indicative of future performance;

    •
    although it reflects adjustments for factors that we do not consider indicative of future performance, we may, in the future, incur expenses similar to the adjustments reflected in our calculation of Adjusted EBITDA in this offering memorandum; and

    •
    although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect cash requirements for such replacements.

  Investors are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis.

  The following table presents a reconciliation of Adjusted EBITDA to Net (Loss) Income:

	Three Months Ended March 31,		Fiscal Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(unaudited)	(unaudited)
Net (Loss) Income	$(19)	$30	$121	$143	$12	$14	$7
Less:
Interest income	—	(1)	(2)	(1)	(1)	(2)	(3)
Add:
Depreciation, amortization and accretion	55	24	167	61	25	22	16
Interest expense	69	26	181	52	28	19	13
Income tax expense	—	—	—	(3)	10	9	4
Contract amortization	12	1	27	1	1	1	—
Unrealized losses (gains)	(7)	—	—	—	—	—	—
Acquisition-related transaction and integration costs	—	—	4	—	—	—	—
Equity in earnings of unconsolidated affiliates	(1)	(1)	(27)	(22)	(19)	(13)	(1)
Pro-rata Adjusted EBITDA from unconsolidated affiliates(a)	13	13	74	61	44	29	4

Adjustments to reflect Yield Operating LLC's pro-rata share of Adjusted EBITDA in unconsolidated affiliates(a)	12	12	47	39	25	16	3

Adjusted EBITDA	$122	$92	$545	$292	$100	$79	$40

(a)
Reflects adjustment to net income to derive Yield LLC's proportionate share of pro-rata Adjusted EBITDA from unconsolidated affiliates based on its ownership in such unconsolidated affiliates.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion analyzes our historical financial condition and results of operations. For all periods prior to the Yield Inc. initial public offering, the discussion reflects our accounting predecessor, the financial statements of which were prepared on a "carve-out" basis from NRG and are intended to represent the financial results of the contracted renewable energy and conventional generation and thermal infrastructure assets in the U.S. that were acquired by us on July 22, 2013. For all periods subsequent to the initial public offering, the discussion reflects our consolidated financial results. In addition, as discussed in Note 1, Nature of Business to the consolidated financial statements, the acquisitions of the Acquired ROFO Assets on June 30, 2014 and the EME-NYLD-Eligible Assets on January 2, 2015 were accounted for in accordance with ASC 850-50, Business Combinations—Related Issues, where the assets and liabilities transferred to us relate to interests under common control by NRG and accordingly, were recorded at historical cost. The difference between the cash proceeds and historical value of the net assets was recorded as a distribution to NRG and reduced our contributed capital balance. The guidance requires retrospective combination of the entities for all periods presented as if the combination has been in effect since the inception of common control.

        As you read this discussion and analysis, refer to our Consolidated Statements of Operations, which present the results of operations for the years ended December 31, 2014, 2013 and 2012 and the unaudited pro forma condensed consolidated combined financial statements included elsewhere in this prospectus.

        The discussion and analysis below has been organized as follows:

  •
  Executive Summary, including a description of the business and significant events that are important to understanding the results of operations and financial condition;

  •
  Results of operations, including an explanation of significant differences between the periods in the specific line items of the consolidated statements of operations;

  •
  Financial condition addressing liquidity position, sources and uses of cash, capital resources and requirements, commitments, and off-balance sheet arrangements;

  •
  Known trends that may affect our results of operations and financial condition in the future; and

  •
  Critical accounting policies which are most important to both the portrayal of our financial condition and results of operations, and which require management's most difficult, subjective or complex judgment.

Executive Summary

Introduction and Overview

        We are dividend growth-oriented company formed to serve as the primary vehicle through which NRG owns, operates and acquires contracted renewable and conventional generation and thermal infrastructure assets. We believe we are well positioned to be a premier company for investors seeking stable and growing dividend income from a diversified portfolio of lower-risk high-quality assets.

        We own a diversified portfolio of contracted renewable and conventional generation and thermal infrastructure assets in the U.S. Our contracted generation portfolio collectively represents 3,630 net MW as of March 31, 2015. Each of these assets sells substantially all of its output pursuant to long-term offtake agreements with creditworthy counterparties. The average remaining contract duration of these offtake agreements was approximately 17 years as of March 31, 2015, based on cash available for distribution. We also owns thermal infrastructure assets with an aggregate steam and chilled water capacity of 1,310 net MWt and electric generation capacity of 123 net MW as of March 31, 2015. These thermal infrastructure assets provide steam, hot water and/or chilled water, and in some instances electricity, to commercial businesses, universities, hospitals and governmental units in multiple locations, principally through long-term contracts or pursuant to rates regulated by state utility commissions.

Regulatory Matters

        As owners of power plants and participants in wholesale and thermal energy markets, certain of our subsidiaries are subject to regulation by various federal and state government agencies. These include FERC, PUCT, as well as other public utility commissions in certain states where our assets are located. Each of our U.S. generating facilities qualifies as an EWG or a QF. In addition, we are subject to the market rules, procedures and protocols of the various ISOs and RTOs, or markets in which we participate. Likewise, we must also comply with the mandatory reliability requirements imposed by NERC and the regional reliability entities in the regions where we operate.

        Our operations within the Electric Reliability Council of Texas, or ERCOT, footprint are not subject to rate regulation by FERC, as they are deemed to operate solely within the ERCOT market and not in interstate commerce. These operations are subject to regulation by PUCT.

Environmental Matters

        We are subject to a wide range of environmental laws in the development, construction, ownership and operation of projects. These laws generally require that governmental permits and approvals be obtained before construction and during operation of facilities. We are also subject to laws and regulations surrounding the protection of wildlife, including migratory birds, eagles and threatened and endangered species. Environmental laws have become increasingly stringent and we expect this trend to continue. The electric generation industry is likely to face new requirements to address various emissions, including greenhouse gases, and threatened and endangered species.

Significant Events During 2015

  EME-NYLD-Eligible Assets Acquisition

        On January 2, 2015, Yield Operating acquired the following projects from NRG: (i) Laredo Ridge, an 80 MW wind facility located in Petersburg, Nebraska; (ii) the Tapestry projects, which include Buffalo Bear, a 19 MW wind facility in Oklahoma; Taloga, a 130 MW wind facility in Oklahoma; and Pinnacle, a 55 MW wind facility in West Virginia; and (iii) Walnut Creek, a 485 MW natural gas facility located in City of Industry, California, for total cash consideration of $489 million including adjustments of $9 million for working capital, plus assumed project level debt of $737 million. We funded the acquisition with cash on hand and approximately $210 million borrowed under our revolving credit facility.

  Recapitalization and Amended ROFO Agreement

        On February 24, 2015, Yield Inc.'s board of directors approved amendments to the certificate of incorporation that would adjust the capital structure by creating two new classes of capital stock, Class C common stock and Class D common stock and distribute shares of the proposed Class C and Class D common stock to holders of Yield Inc.'s outstanding Class A and Class B common stock, respectively, through a stock split. The amendments were approved by the stockholders at the Annual Meeting of Stockholders held on May 5, 2015 and the recapitalization became effective on May 14, 2015. The recapitalization enhances Yield Inc.'s and its subsidiaries' ability to focus on growth opportunities without the constraints of NRG's capital allocation, while maintaining Yield Inc.'s relationship with NRG. The recapitalization preserves NRG's management and operational expertise, asset development and acquisition track record, financing experience and provides flexibility for Yield Inc. to raise capital to fund its growth.

        The Class C common stock and Class D common stock have the same rights and privileges and rank equally, share ratably and be identical in all respects to the shares of Class A common stock and

Class B common stock, respectively, as to all matters, except that each share of Class C common stock and Class D common stock is entitled to 1/100th of a vote on all stockholder matters.

        In connection with the amendments described above, Yield Inc. and NRG agreed to amend the ROFO Agreement, effective upon the recapitalization, to make additional assets available to us should NRG choose to sell them, including (i) two natural gas facilities totaling 795 MW of net capacity that are expected to reach COD in 2017 and 2020, (ii) an equity interest in a wind portfolio that includes wind facilities totaling approximately 934 MW of net capacity, and (iii) up to $250 million of equity interests in one or more residential or distributed solar generation portfolios developed by affiliates of NRG (collectively, the "Additional ROFO Assets").

  Residential Solar Partnership with NRG

        On April 9, 2015, NRG Yield RPV Holding LLC, one of our subsidiaries, and NRG Residential Solar Solutions LLC, a subsidiary of NRG, entered into a partnership that will invest in and hold operating portfolios of residential solar assets developed by NRG Home Solar, a subsidiary of NRG, including: (i) an existing, unlevered portfolio of over 2,200 leases across nine states representing approximately 17 MW with a weighted average remaining lease term of approximately 17 years; (ii) an in-development, tax equity financed portfolio of between 6,000 to 7,000 leases across at least ten states representing approximately 48 MW with a lease term of 20 years; and (iii) an in-development tax equity financed portfolio of 5,500 to 6,500 leases representing approximately 42 MW with a lease term of 20 years. Through the partnership, we will invest equity in NRG RPV Holdco and receive an allocation of 95% of the partnership's taxable income and cash distributions over the contracted life of the investments. NRG will retain a 5% residual economic interest in the portfolio and will act as managing member of the partnership. We have committed to invest up to an additional $150 million of cash contributions with respect to the tax equity financed portfolios into the partnership over time and expects to realize an average unlevered CAFD yield of approximately 7.5% over the contracted life of these investments. Once we reach the expected return on our investment, which is expected to be achieved consistent with the expiry of the remaining lease term, allocations of taxable income and cash distributions thereafter will be 95% to NRG and 5% to us.

  Distributed Generation Partnership

        We and NRG plan to form a new partnership that will invest in and hold operating portfolios of distributed solar assets developed by NRG. The partnership will allow NRG to periodically monetize its distributed solar investments and us to invest in a growing segment of the solar market.

        Under the terms of the partnership agreement, we will receive 95% of the economics until achieving a targeted return, expected to be achieved commensurate with the end of the customer contract period, after which NRG will receive 95% of the economics. We have initially committed to invest up to $100 million of cash equity into the partnership over time. While none of the commitment has been utilized to date, the partnership is expected to be fully invested over the next 18 months.

  El Segundo Forced Outage

        In January 2015, El Segundo experienced a steam turbine water intrusion resulting in a forced outage on Units 5 and 6. We have undertaken a root cause analysis and is reviewing the financial impact of repair costs and capacity revenue loss that are not otherwise covered by warranty or available insurance coverage. The units returned to service in April 2015.

  Wind Resource Availability

        In the first quarter of 2015, our results were impacted by lower than normal wind resource availability. While our wind facilities were available, adverse weather trends had a negative impact on wind resources. We cannot predict the impact of this trend on future performance or results.

Significant Events During the Twelve Months Ended December 31, 2014

  Acquisition of the Alta Wind Portfolio

        On August 12, 2014, Yield Inc. and Yield Operating LLC acquired 100% of the membership interests of the Alta Wind Portfolio. The purchase price for the Alta Wind Portfolio was $923 million, which included a base purchase price of $870 million, and a payment for working capital of $53 million, plus the assumption of $1.6 billion of non-recourse project-level debt. Terra-Gen, an affiliate of the Alta Sellers, provides the day-to-day operations and maintenance services under a 10-year O&M agreement, which will automatically extend for additional five-year periods unless either party provides notice of termination at least 90 days prior to the expiration of the then-current term. Pursuant to the terms of such agreement, Terra-Gen is paid a fixed monthly payment (adjusted annually for inflation) and reimbursed for certain costs incurred. In order to fund the purchase price, Yield Inc. completed an equity offering of 12,075,000 shares of its Class A common stock at an offering price of $54.00 per share on July 29, 2014, which resulted in net proceeds of $630 million, after underwriting discounts and expenses, that were utilized to acquire additional Yield LLC Class A units. In addition, on August 5, 2014, Yield Operating LLC, the holder of the project assets that belong to Yield LLC, issued $500 million of Old Notes, as described in Note 9, Long-Term Debt.

  Acquisition of Acquired ROFO Assets from NRG

        On June 30, 2014, we acquired from NRG: (i) El Segundo, a 550 MW fast-start, gas-fired facility located in Los Angeles County, California; (ii) TA High Desert, a 20 MW solar facility located in Los Angeles County, California; and (iii) Kansas South, a 20 MW solar facility located in Kings County, California. The assets were acquired pursuant to the ROFO Agreement. We paid NRG total cash consideration of $357 million, which represents a base purchase price of $349 million and a payment for working capital of $8 million. In addition, the acquisition included the assumption of $612 million in project level debt.

  Issuance of 3.50% Convertible Notes and Related Intercompany Loan

        During the first quarter of 2014, Yield Inc. issued $345 million in aggregate principal amount of its convertible notes as well as related intercompany note as described in Note 9, Long-Term Debt.

Significant Events During the Twelve Months Ended December 31, 2013

        On December 31, 2013, NRG Energy Center Omaha Holdings, LLC, an indirect wholly owned subsidiary of Yield LLC, acquired Energy Systems Company or "Energy Systems," an operator of steam and chilled thermal facilities that provides heating and cooling services to nonresidential customers in Omaha, Nebraska. See Note 3, Business Acquisitions, for information related to the acquisition.

        During 2013, Alpine, Avra, Borrego, CVSR, El Segundo, Marsh Landing, Kansas South, and TA High Desert achieved COD. In addition, Borrego completed financing arrangements with a group of lenders. See Note 9, Long-Term Debt, for information related to these financing activities. Yield Inc. completed its initial public offering of its Class A common stock on July 22, 2013. See Note 1, Nature of Business, for information related to the initial public offering.

Significant Events During the Twelve Months Ended December 31, 2012

        During 2012, Alpine completed a financing arrangement with a group of lenders. See Note 9, Long-Term Debt for information related to this financing activity.

Basis of Presentation

        For all periods prior to the Yield Inc. initial public offering, the accompanying combined financial statements represent the combination of the assets that we acquired and were prepared using NRG's historical basis in the assets and liabilities. For the purposes of the combined financial statements, the term "NRG Yield" represents the accounting predecessor, or the combination of the acquired businesses. For all periods subsequent to the Yield Inc. initial public offering, the accompanying consolidated financial statements represent our consolidated results.

        The acquisitions of the TA High Desert, Kansas South, and El Segundo projects from NRG on June 30, 2014, and the Laredo Ridge, Tapestry, and Walnut Creek projects on January 2, 2015, were accounted for as a transfer of entities under common control. The guidance requires retrospective combination of the entities for all periods presented as if the combination has been in effect since the inception of common control. Accordingly, we prepared our consolidated financial statements to reflect the transfer as if it had taken place on January 1, 2012, or from the date the entities were under common control, which was May 13, 2013, for Kansas South, March 28, 2013, for TA High Desert, and April 1, 2014, for the Laredo Ridge, Tapestry, and Walnut Creek projects.

Consolidated Results of Operations

  Three months ended March 31, 2015 compared to three months ended March 31, 2014

        The following table provides selected financial information:

	Three months ended March 31,
(In millions, except otherwise noted)	2015	2014	Change %
Operating Revenues
Total operating revenues	$180	$140	29
Operating Costs and Expenses
Cost of fuels	22	35	(37)
Other costs of operations	53	25	112
Depreciation and amortization	54	24	125
General and administrative—affiliate	3	2	50
Total operating costs and expenses	132	86	53

Operating Income	48	54	(11)

Other Income (Expense)
Equity in earnings of unconsolidated affiliates	1	1	—
Other income, net	1	1	—
Interest expense	(69)	(26)	165

Total other expense, net	(67)	(24)	179

Net (Loss) Income	$(19)	$30	(163)

	Three months ended March 31,
Business metrics:	2015	2014
Renewable MWh sold (in thousands)(a)	723	211
Thermal MWt sold (in thousands)(b)	617	667

(a)
Volumes sold do not include the MWh generated by the Company's equity method investments, Avenal and CVSR.

(b)
Volumes sold do not include MWh of 44 thousand and 72 thousand for thermal generation for the three months ended March 31, 2015, and 2014, respectively.

  Gross Margin

(In millions)	Conventional	Renewables	Thermal	Total
Three months ended March 31, 2015
Operating revenues	$76	$57	$47	$180
Cost of fuels	(1)	—	(21)	(22)

Gross margin	$75	$57	$26	$158

Three months ended March 31, 2014
Operating revenues	$56	$19	$65	$140
Cost of fuels	(1)	—	(34)	(35)

Gross margin	$55	$19	$31	$105

        Gross margin increased by $53 million during the three months ended March 31, 2015 compared to the same period in 2014 due to:

Increase in Renewables gross margin from the acquisition of the Alta Wind Portfolio in August 2014 and the acquisition of the Tapestry and Laredo Ridge, which were acquired by NRG in April 2014 and sold to us on January 2, 2015	$38
Increase in Conventional gross margin from Walnut Creek, which was acquired by NRG in April 2014 and sold to us on January 2, 2015, partially offset by reduced revenues at El Segundo due to the forced outage in the first quarter of 2015	20
Decrease in Thermal gross margin due to milder weather conditions in the first quarter of 2015 compared to 2014	(5)

$53

  Other Operating Costs

(In millions)	Conventional	Renewables	Thermal	Total
Three months ended March 31, 2015	$20	$20	$13	$53
Three months ended March 31, 2014	9	4	12	25

        Other operating costs increased by $28 million during the three months ended March 31, 2015, compared to the same period in 2014 due to:

Increase primarily due to operations and maintenance expense for the Alta Wind Portfolio acquired in August 2014 and the Walnut Creek, Tapestry Wind and Laredo Ridge projects, which were acquired by NRG in April 2014 and sold to us on January 2, 2015	$23
Increase in costs associated with operations and maintenance expense at El Segundo due to the forced outage in the first quarter of 2015	5

$28

  Depreciation and Amortization

        Depreciation and amortization increased by $30 million during the three months ended March 31, 2015, compared to the same period in 2014, due to the acquisition of the Alta Wind Portfolio in August 2014 and the acquisitions of Walnut Creek, Tapestry Wind and Laredo Ridge, which were completed by NRG in April 2014 and subsequently sold to us on January 2, 2015.

  Interest Expense

        Interest expense increased by $43 million during the three months ended March 31, 2015, compared to the same period in 2014 due to:

(In millions)
Increase due to the acquisition of the Alta Wind Portfolio in August 2014 and the acquisitions of Walnut Creek, Tapestry Wind and Laredo Ridge, which were acquired by NRG in April 2014 and sold to us on January 2, 2015	$35
Increase from the issuance of intercompany debt with Yield Inc. due 2019 and the Senior Notes due 2024	9
Increase from borrowings under our revolving credit facility	2
Decrease from repricing of project-level financing arrangements as well as repayments of principal	(3)

$43

Year Ended December 31, 2014 compared to Year Ended December 31, 2013

        The following table provides selected financial information:

	Year Ended December 31
(In millions, except otherwise noted)	2014	2013	Change %
Operating Revenues
Total operating revenues	$689	$379	82
Operating Costs and Expenses
Cost of operations	239	144	66
Depreciation and amortization	166	61	172
General and administrative—affiliate	8	7	14
Acquisition-related transaction and integration costs	4	—	100

Total operating costs and expenses	417	212	97

Operating Income	272	167	63

Other Income (Expense)
Equity in earnings of unconsolidated affiliates	27	22	23
Other income, net	3	3	—
Interest expense	(181)	(52)	248

Total other expense, net	(151)	(27)	459

Net Income Before Income Tax	121	140	(14)
Income taxes	—	(3)	100

Net Income	$121	$143	(37)

	Year ended December 31,
	2014	2013
Business metrics:
Renewable MWh sold (in thousands)	2,313	854
Thermal MWt sold (in thousands)(a)	2,060	1,679

(a)
Volumes sold do not include MWh of 205 thousand and 139 thousand for thermal generation for the years ended December 31, 2014 and 2013, respectively.

Operating Revenues

(In millions)	Conventional	Renewables	Thermal	Total
Year ended December 31, 2014	$317	$177	$195	$689
Year ended December 31, 2013	138	89	152	379

        Operating revenues increased by $310 million during the year ended December 31, 2014 compared to the same period in 2013 due to:

Increase in Conventional revenues as El Segundo and Marsh Landing reached commercial operations in 2013 as well as the acquisition of Walnut Creek, which was acquired by NRG on April 1, 2014 and sold to us on January 2, 2015	$179
Increase due to acquisition of Alta Wind Portfolio in August 2014	49
Increase in Thermal revenues generated from Energy Systems acquired in the fourth quarter of 2013, repowering of Dover facilities in the second quarter of 2013, as well as increased generation at other Thermal facilities due to weather conditions in the first quarter of 2014	43
Increase in Renewables revenue generated by the Tapestry and Laredo Ridge projects, which were acquired by NRG on April 1, 2014 and sold to us on January 2, 2015, as well as the Kansas South, TA High Desert, and Borrego facilities which reached commercial operations in the first half of 2013	39

$310

Cost of Operations

(In millions)	Conventional	Renewables	Thermal	Total
Year ended December 31, 2014	$55	$45	$139	$239
Year ended December 31, 2013	23	11	110	144

        Cost of operations increased by $95 million during the year ended December 31, 2014 compared to the same period in 2013 due to:

Increase in costs associated with maintenance and operations at Marsh Landing and El Segundo which reached commercial operations in 2013 as well as the acquisition of Walnut Creek, which was acquired by NRG on April 1, 2014 and sold to us on January 2, 2015	$32
Increased costs in connection with the Energy Systems acquisition, higher cost of production due to repowering of Dover facilities in the second quarter of 2013, as well as increased generation at other Thermal facilities due to weather conditions in the first quarter of 2014	29
Increase due to acquisition of Alta Wind Portfolio in August 2014	20
Increase in costs due to the aquisition of the Tapestry and Laredo Ridge projects, which were acquired by NRG on April 1, 2014 and sold to us on January 2, 2015, as well as increased maintenance and operations costs for the Kansas South, TA High Desert, Alpine and Borrego facilities which reached commercial operations in the first half of 2013	14

$95

Depreciation and Amortization

        Depreciation and amortization increased by $105 million during the year ended December 31, 2014, compared to the same period in 2013, due to:

(in millions)
Additional depreciation for Marsh Landing and El Segundo, which reached commercial operations in 2013, as well as the acquisition of Walnut Creek, which was acquired by NRG on April 1, 2014 and sold to us on January 2, 2015	$62
Increase due to acquisition of Alta Wind Portfolio in August 2014	23
Additional depreciation due to the Tapestry and Laredo Ridge projects, which were acquired by NRG on April 1 2014 and sold to us on January 2, 2015, as well as for solar facilities that began operating in 2013 and the acquisition of Energy Systems in December 2013	20

$105

Equity in Earnings of Unconsolidated Affiliates

        Equity in earnings of unconsolidated affiliates increased by $5 million during the year ended December 31, 2014 compared to the same period in 2013 due primarily to an increase in income for CVSR as it reached commercial operations in late 2013.

Interest Expense

        Interest expense increased by $129 million during the year ended December 31, 2014 compared to the same period in 2013 due to:

(in millions)
Interest expense on the project-level debt assumed in the Alta Wind Portfolio acquisition in August 2014	$45
Issuance of intercompany debt with Yield Inc. in February 2014, senior notes in August 2014 and to a lesser extent increased interest expense on our revolving credit facility	25
Increase in interest expense in the Renewable segment primarily related to the Alpine interest rate swap	21
Increase due to the acquisition of the EME-NYLD-Eligible Assets by NRG on April 1, 2014 and sold to us on January 2, 2015	20
Increase in interest expense for the El Segundo and Marsh Landing projects which reached commercial operations in 2013	18

$129

Year Ended December 31, 2013 compared to Year Ended December 31, 2012

        The following table provides selected financial information:

	Year Ended December 31
(In millions, except otherwise noted)	2013	2012	Change %
Operating Revenues
Total operating revenues	$379	$175	117
Operating Costs and Expenses
Cost of operations	144	114	26
Depreciation and amortization	61	25	144
General and administrative—affiliate	7	7	—

Total operating costs and expenses	212	146	45

Operating Income	167	29	476

Other Income (Expense)
Equity in earnings of unconsolidated affiliates	22	19	16
Other income, net	3	2	50
Interest expense	(52)	(28)	86

Total other expense, net	(27)	(7)	286

Net Income Before Income Tax	140	22	N/M
Income taxes	(3)	10	(130)

Net Income	$143	$12	N/M

	Year ended December 31,
Business metrics:	2013	2012
Renewable MWh sold (in thousands)	854	422
Thermal MWt sold (in thousands)(a)	1,679	1,517

(a)
Volumes sold do not include MWh of 139 thousand and 88 thousand for thermal generation for the years ended December 31, 2013 and 2012, respectively

N/M—Not meaningful

Operating Revenues

(In millions)	Conventional	Renewables	Thermal	Total
Year ended December 31, 2013	$138	$89	$152	$379
Year ended December 31, 2012	—	33	142	175

        Operating revenues increased by $204 million during the year ended December 31, 2013, compared to the same period in 2012 due to:

(In millions)
Increase in Conventional revenues as Marsh Landing and El Segundo reached commercial operations in 2013	$138
Increase in Renewables revenue as TA High Desert, Kansas South, Alpine, Avra Valley, and Borrego reached commercial operations in late 2012 and early 2013	56
Increase in Thermal revenue due to repowering of Dover facilities in 2013 as well as a full year of operation of Princeton hospital	10

$204

Cost of Operations

(In millions)	Conventional	Renewables	Thermal	Total
Year ended December 31, 2013	$23	$11	$110	$144
Year ended December 31, 2012	2	9	103	114

        Cost of operations increased by $30 million during the year ended December 31, 2013, compared to the same period in 2012, due to:

(In millions)
Increase in Conventional costs as Marsh Landing and El Segundo reached commercial operations in 2013	$21
Increase in Thermal costs due to repowering of Dover facilities in 2013 as well as a full year of operation of Princeton hospital	7
Increase in Renewables costs as TA High Desert, Kansas South, Alpine, Avra Valley, and Borrego reached commercial operations in late 2012 and early 2013	2

$30

Depreciation and Amortization

        Depreciation and amortization increased by $36 million during the year ended December 31, 2013, compared to the same period in 2012, due primarily to $20 million of additional depreciation associated with El Segundo and Marsh Landing which reached commercial operations in 2013 and $16 million for solar projects that reached commercial operations in late 2012 and early 2013.

Equity in Earnings of Unconsolidated Affiliates

        Equity in earnings of unconsolidated affiliates increased by $3 million during the year ended December 31, 2013, compared to the same period in 2012, due primarily to CVSR reaching commercial operations in 2013.

Interest Expense

        Interest expense increased by $24 million during the year ended December 31, 2013, compared to the same period in 2012, due primarily to $25 million of interest expense related to Marsh Landing and El Segundo reaching commercial operations in 2013 which resulted in higher borrowings and less capitalized interest during 2013.

Liquidity and Capital Resources

        Our principal liquidity requirements are to meet financial commitments, finance current operations, fund capital expenditures, including acquisitions from time to time, and to service debt. Historically, our predecessor operations were financed as part of NRG's integrated operations and largely relied on internally generated cash flows as well as corporate and/or project-level borrowings to satisfy its capital expenditure requirements. As a normal part of our business, depending on market conditions, we will from time to time consider opportunities to repay, redeem, repurchase or refinance our indebtedness. Changes in our operating plans, lower than anticipated sales, increased expenses, acquisitions or other events may cause us to seek additional debt or equity financing in future periods. There can be no guarantee that financing will be available on acceptable terms or at all. Debt financing, if available, could impose additional cash payment obligations and additional covenants and operating restrictions.

Liquidity Position

        As of March 31, 2015, and December 31, 2014, our liquidity was approximately $379 million and $863 million, respectively, comprised of cash, restricted cash, and availability under our revolving credit facility. The decrease primarily relates to the acquisition of the EME-NYLD-Eligible Assets. On January 2, 2015, we borrowed $210 million under our revolving credit facility to fund the acquisition of Walnut Creek, Laredo Ridge and the Tapestry projects. On February 2, 2015, we made an optional repayment of $15 million. Our various financing arrangements are described in Note 9, Long-term Debt, to our audited consolidated financial statements, for the year ended December 31, 2014 and Note 8, Long-term Debt to our unaudited consolidated financial statements for the three months ended March 31, 2015.

        Management believes that our liquidity position, cash flows from operations and availability under its revolving credit facility will be adequate to meet our financial commitments, debt service obligations, finance growth, operating and maintenance capital expenditures, and to fund distributions to Yield Inc. and NRG. Management continues to regularly monitor our ability to finance the needs of its operating, financing and investing activity within the dictates of prudent balance sheet management.

Credit Ratings

        Credit rating agencies rate a firm's public debt securities. These ratings are utilized by the debt markets in evaluating a firm's credit risk. Ratings influence the price paid to issue new debt securities by indicating to the market our ability to pay principal, interest and preferred dividends. Rating agencies evaluate a firm's industry, cash flow, leverage, liquidity, and hedge profile, among other factors, in their credit analysis of a firm's credit risk. Our Senior Notes are rated BB+ by S&P and Ba1 by Moody's as of March 31, 2015.

Sources of Liquidity

        Our principal sources of liquidity include cash on hand, cash generated from operations, borrowings under new and existing financing arrangements, and the issuance of additional equity securities by Yield Inc. as appropriate given market conditions. As described in Note 8, Long-Term Debt to our unaudited consolidated financial statements for the three months ended March 31, 2015 and Note 9, Long-term Debt, to our audited consolidated financial statements, for the year ended December 31, 2014, our financing arrangements consist of the revolving credit facility, the notes, intercompany borrowings with Yield Inc. and project-level financings for our various assets.

        In connection with the Yield Inc. initial public offering, as further described in Note 1, Nature of Business, to our audited consolidated financial statements for the year ended December 31, 2014, Yield LLC and its direct wholly owned subsidiary, Yield Operating LLC, entered into a senior secured revolving credit facility, which provided a revolving line of credit of $60 million. On April 25, 2014, we amended the revolving credit facility to increase the available line of credit to $450 million and extend its maturity to April 2019. The revolving credit facility can be used for cash or for the issuance of letters of credit.

        As described in Note 9, Long-Term Debt to our audited consolidated financial statements for the year ended December 31, 2014, during the first quarter of 2014, Yield Inc. issued $345 million of 3.50% Convertible Notes. The proceeds from the issuance were loaned to Yield Operating LLC under an intercompany borrowing arrangements in order to fund the purchase of the Acquired ROFO Assets. In addition, on August 5, 2014, Yield Operating LLC issued $500 million of Old Notes, and used the proceeds to fund the acquisition of the Alta Wind Portfolio. The Old Notes bear interest at 5.375% and mature in 2024.

        On July 29, 2014, Yield Inc. issued 12,075,000 Class A common shares for net proceeds, after underwriting discount and expenses, of $630 million. We utilized all of the proceeds of the Old Notes as well as certain of the proceeds of the equity issuance to fund the acquisition of the Alta Wind Portfolio, and the excess of the proceeds over the amount utilized is available for general corporate purposes, including future acquisitions.

Uses of Liquidity

        Our requirements for liquidity and capital resources, other than for operating our facilities, are categorized as: (i) debt service obligations, as described more fully in Note 8, Long-Term Debt to our unaudited consolidated financial statements for the three months ended March 31, 2015 and Note 9, Long-term Debt, to our audited consolidated financial statements, for the year ended December 31, 2014; (ii) capital expenditures; and (iii) distributions.

Debt Service Obligations

        Principal payments on debt as of December 31, 2014, are due in the following periods:

Description	2015	2016	2017	2018	2019	Thereafter	Total
	(in millions)
Long term debt—affiliate	$—	$—	$—	$—	$337	$—	$337
NRG Yield Operating LLC senior notes, due 2024	—	—	—	—	—	500	500
Project-level debt:
Alta Wind I, lease financing arrangement, due 2034	10	10	10	11	12	208	261
Alta Wind II, lease financing arrangement, due 2034	7	7	8	8	8	167	205
Alta Wind III, lease financing arrangement, due 2034	7	7	8	8	8	174	212
Alta Wind IV, lease financing arrangement, due 2034	4	5	5	5	6	113	138
Alta Wind V, lease financing arrangement, due 2035	7	7	8	8	8	182	220
Alta Wind X, due 2020	—	13	13	13	13	248	300
Alta Wind XI, due 2020	—	8	9	8	9	157	191
Alta Realty Investments, due 2031	1	1	1	2	2	27	34
Alta Wind Asset Management, due 2031	1	1	1	1	1	15	20
NRG West Holdings LLC, due 2023	36	41	41	47	49	292	506
NRG Marsh Landing LLC, due 2017 and 2023	46	48	52	55	57	206	464
Walnut Creek Energy LLC, due 2023	39	41	43	45	47	175	390
Tapestry Wind LLC, due 2021	11	9	10	11	11	139	191
NRG Solar Alpine LLC, due 2022	9	9	9	8	8	120	163
NRG Energy Center Minneapolis LLC, due 2017 and 2025	12	13	13	8	11	64	121
Laredo Ridge LLC, due 2026	4	5	5	5	5	84	108
NRG Solar Borrego LLC, due 2024 and 2038	3	3	3	2	2	62	75
South Trent Wind LLC, due 2020	4	4	4	4	4	45	65
NRG Solar Avra Valley LLC, due 2031	3	3	3	3	4	47	63
TA High Desert LLC, due 2023 and 2033	3	3	3	3	3	40	55
NRG Roadrunner LLC, due 2031	2	2	3	3	3	29	42
NRG Solar Kansas South LLC, due 2031	2	2	2	2	2	25	35
NRG Solar Blythe LLC, due 2028	1	1	2	1	2	15	22
PFMG and related subsidiaries financing agreement, due 2030	1	2	2	1	1	24	31
NRG Energy Center Princeton LLC, due 2017	1	—	—	—	—	—	1

Total debt	$215	$246	$259	$264	$617	$3,197	$4,798

Capital Expenditures

        Our capital spending program is mainly focused on maintenance capital expenditures, or costs to maintain the assets currently operating, such as costs to replace or refurbish assets during routine maintenance. We develop annual capital spending plans based on projected requirements for maintenance capital and completion of facilities under construction. For the years ended December 31, 2014, 2013 and 2012, we used approximately $33 million, $353 million, and $564 million, respectively, to fund capital expenditures, including maintenance capital expenditures of $8 million, $8 million and $5 million, respectively. Growth capital expenditures primarily related to the construction of our solar generating assets, Marsh Landing and El Segundo. For the three months ended March 31, 2015 and 2014, we used approximately $3 million and $22 million, respectively, to fund capital expenditures. The capital expenditures in the first quarter of 2015 primarily related to maintenance expense. During the first quarter of 2015, we did not incur significant growth capital expenditures related to the construction of new assets and/or the completion of the construction of new assets if already in process.

        In January 2015, El Segundo experienced a steam turbine water intrusion resulting in a forced outage on Units 5 and 6. We have undertaken a root cause analysis and are reviewing the financial impact of repair costs and capacity revenue loss that are not otherwise covered by warranty or available insurance coverage. The units are expected to return to service early in the second quarter of 2015.

Acquisitions

        We intend to acquire generation assets developed and constructed by NRG in the future, as well as generation and thermal infrastructure assets from third parties where we believe our knowledge of the market, operating expertise and access to capital provides a competitive advantage, and to utilize such acquisitions as a means to grow our cash available for distribution.

        On June 30, 2014, Yield Operating LLC acquired the El Segundo, TA High Desert, and Kansas South projects for a total cash consideration of $357 million, which represents a base purchase price of $349 million and $8 million of working capital adjustments. In addition, the acquisition included the assumption of $612 million in project level debt. The assets and liabilities transferred to us relate to interests under common control by NRG and accordingly, were recorded at historical cost in accordance with ASC 805-50, Business Combinations—Related Issues.

        On August 12, 2014, Yield Operating LLC acquired 100% of the membership interests of Alta Wind Asset Management Holdings, LLC, Alta Wind Company, LLC, Alta Wind X Holding Company, LLC and Alta Wind XI Holding Company, LLC for $923 million, which included a base purchase price of $870 million, as well as a payment for working capital of $53 million, plus the assumption of $1.6 billion of non-recourse project-level debt. In order to fund the purchase price, Yield Inc. completed an equity offering of 12,075,000 shares of its Class A common stock at an offering price of $54.00 per share on July 29, 2014, which resulted in net proceeds of $630 million and on August 5, 2014, Yield Operating LLC issued $500 million of Old Notes which bear interest at a rate of 5.375% and mature in August 2024.

        On January 2, 2015, Yield Operating LLC acquired the following projects from NRG: (i) Laredo Ridge, an 80 MW wind facility located in Petersburg, Nebraska, (ii) the Tapestry projects, which include Buffalo Bear, a 19 MW wind facility in Oklahoma, Taloga, a 130 MW wind facility in Oklahoma, and Pinnacle, a 55 MW wind facility in West Virginia, and (iii) Walnut Creek, a 485 MW natural gas facility located in City of Industry, California, for total cash consideration of $489 million including adjustments of $9 million for working capital, plus assumed project level debt of $737 million. We funded the acquisition with cash on hand and approximately $210 million borrowed under our revolving credit facility.

        On May 7, 2015, we acquired a majority interest in Spring Canyon II, a 34 MW wind facility, and Spring Canyon III, a 29 MW wind facility, each located in Logan County, Colorado, from Invenergy Wind Global LLC. The purchase price was funded with cash on hand. Power generated by Spring Canyon II and Spring Canyon III is sold to Platte River Power Authority under long-term PPAs with approximately 25 years of remaining contract life.

        On April 9, 2015, NRG Yield RPV Holding LLC, one of our subsidiaries, and NRG Residential Solar Solutions LLC, a subsidiary of NRG, entered into a partnership that will invest in and hold operating portfolios of residential solar assets developed by NRG Home Solar, a subsidiary of NRG, including: (i) an existing, unlevered portfolio of over 2,200 leases across nine states representing approximately 17 MW with a weighted average remaining lease term of approximately 17 years; (ii) an in-development, tax equity financed portfolio of between 6,000 to 7,000 leases across at least ten states representing approximately 48 MW with a lease term of 20 years; and (iii) an in-development tax equity financed portfolio of 5,500 to 6,500 leases representing approximately 42 MW with a lease term of 20 years. Through the partnership, we will invest equity in NRG RPV Holdco and receive an allocation of 95% of the partnership's taxable income and cash distributions over the contracted life of the investments. NRG will retain a 5% residual economic interest in the portfolio and will act as managing member of the partnership. We have committed to invest up to an additional $150 million of cash contributions with respect to the tax equity financed portfolios into the partnership over time and expects to realize an average unlevered CAFD yield of approximately 7.5% over the contracted life of these investments. Once we have reached the expected return on our investment, which is expected to be achieved consistent with the expiry of the remaining lease term, allocations of taxable income and cash distributions thereafter will be 95% to NRG and 5% to us.

        We invested $26 million in NRG RPV Holdco in April 2015 related to the existing, unlevered portfolio of leases. We also invested $7 million of the $150 million investment in the tax equity financed portfolios. Its maximum exposure will be limited to its equity investment.

Cash Distributions to Yield Inc. and NRG

        We intend to distribute to our unit holders in the form of a quarterly distribution all of the cash available for distribution that is generated each quarter less reserves for the prudent conduct of the business, including among others, maintenance capital expenditures to maintain the operating capacity of the assets. Cash available for distribution is defined as earnings before income taxes, depreciation and amortization, excluding contract amortization, cash interest paid, income taxes paid, maintenance capital expenditures, investments in unconsolidated affiliates, growth capital expenditures, net of capital and debt funding, and principal amortization of indebtedness, and including cash distributions from unconsolidated affiliates. Distributions on units are subject to available capital, market conditions, and compliance with associated laws and regulations. We expect that, based on current circumstances, comparable distributions will continue to be paid in the foreseeable future.

        The following table lists the distributions paid on Yield LLC's Class A and Class B units during the year ended December 31, 2014 and the three months ended March 31, 2015:

	First Quarter 2015	Fourth Quarter 2014	Third Quarter 2014	Second Quarter 2014	First Quarter 2014
Distributions per unit	0.39	$0.375	$0.365	$0.35	$0.33

        As a result of the recapitalization, we will adjust our distribution policy to reflect the additional number of shares of Class C Units and Class D Units that will be outstanding. We expect to make a quarterly distribution of $0.20 per share (representing $0.80 per share annualized on a post-split basis, or $1.60 per share annualized on a pre-split basis) beginning on June 15, 2015 to holders of record of Class A units, Class B units, Class C units and Class D units as of June 1, 2015.

Cash Flow Discussion

Three Months Ended March 31, 2015 Compared to Three Months Ended March 31, 2014

        The following table reflects the changes in cash flows for the comparative periods:

Three months ended March 31, (In millions)	2015	2014	Change
Net cash provided by operating activities	$78	$25	$53
Net cash (used in) provided by investing activities	(489)	125	(614)
Net cash provided by financing activities	119	225	(106)

Net Cash Provided By Operating Activities

(In millions)
Changes to net cash provided by operating activities were driven by:
Higher net distributions from unconsolidated affiliates for the period in 2015, compared to the same period in 2014, primarily due to distributions from one of our equity method investments	$35
Increase in operating income adjusted for non-cash items and changes in working capital	18

$53

Net Cash Used In Investing Activities

(In millions)
Changes to net cash used in investing activities were driven by:
Payments to acquire businesses, net of cash acquired	$(490)
Decrease in capital expenditures as the prior year reflected construction costs for projects placed in service in early 2014	19
Changes in restricted cash	(35)
Proceeds from renewable grants in 2014	(96)
Other	(12)

$(614)

Net Cash Used in Financing Activities

(In millions)
Changes in net cash used in financing activities were driven by:
Dividends and returns of capital to NRG in the first quarter of 2014	$23
Decrease in cash received from the issuance of affiliate debt and other long term debt, net of payments	(121)
Increase in distributions paid	(8)

$(106)

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

        The following table reflects the changes in cash flows for the comparative periods:

Year ended December 31, (In millions)	2014	2013	Change
Net cash provided by operating activities	$293	$120	$173
Net cash used in investing activities	(1,057)	(515)	(542)
Net cash provided by financing activities	1,111	432	679

Net Cash Provided By Operating Activities

(In millions)
Changes to net cash provided by operating activities were driven by:
Increase in operating income due to El Segundo, Marsh Landing and most of the Renewable projects being placed in service in late 2012 or 2013 and the EME-NYLD-Eligible Assets, adjusted for non-cash charges	$126
Higher net distributions from unconsolidated affiliates for the period ending December 31, 2014 compared to the same period in 2013	3
Decreased working capital requirements due to assets placed in service in late 2012 and 2013	44

$173

Net Cash Used In Investing Activities

(In millions)
Changes to net cash used in investing activities were driven by:
Increase in cash paid for Alta Wind Portfolio in 2014 compared to cash paid for Energy Systems in 2013	$(781)
Payment to NRG for Drop Down Assets, net of cash acquired	(336)
Decrease in capital expenditures for El Segundo, Marsh Landing and some of the Renewable projects, as the assets were placed in service in late 2012 or 2013	320
Decrease in restricted cash, primarily for Marsh Landing, Borrego, Alta Wind Portfolio, El Segundo, Alpine and High Desert	93
Increase in notes receivable, including affiliates	(2)
Increase in proceeds from renewable grants in 2014 compared to 2013	112
Decrease in investments in unconsolidated affiliates in 2014 compared to 2013 and other	52

$(542)

Net Cash Provided By Financing Activities

(In millions)
Changes in net cash provided by financing activities were driven by:
Decrease in dividends and returns of capital to NRG, net of change in cash contributions from NRG	$452
Increase in proceeds from the issuance of Class A units compared to the prior year initial public offering	162
Increase in cash received from issuance of affiliate debt and other long term debt, partially offset by higher principal payments in 2014 compared to 2013	174
Increase in distributions to Class A and Class B unit holders paid in 2014 compared to 2013	(86)
Increase in cash paid for deferred financing costs	(23)

$679

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

        The following table reflects the changes in cash flows for the comparative periods:

Year ended December 31, (In millions)	2013	2012	Change
Net cash provided by operating activities	$120	$56	$64
Net cash used in investing activities	(515)	(594)	79
Net cash provided by financing activities	432	536	(104)

Net Cash Provided By Operating Activities

(In millions)
Changes to net cash provided by operating activities were driven by:
Increase in operating income due to Borrego, Avra Valley, Alpine, Kansas South, High Desert, El Segundo and Marsh Landing being placed in service in late 2012 or 2013 adjusted for non-cash charges	$136
Higher net distributions from unconsolidated affiliates for the period ending December 31, 2013 compared to the same period in 2012	(8)
Increased working capital requirements due to assets placed in service in late 2012 and 2013	(64)

$64

Net Cash Used In Investing Activities

(In millions)
Changes to net cash used in investing activities were driven by:
Acquisition of Energy Systems in December 2013	$(120)
Decrease in capital expenditures for El Segundo, Marsh Landing, Borrego, Avra Valley and Alpine as the assets were placed in service in late 2012 or 2013	211
Increase in restricted cash, primarily for Marsh Landing and El Segundo	(31)
Decrease in notes receivable, including affiliates	27
Decrease in proceeds from renewable grants	(3)
Increase in investments in unconsolidated affiliates	(7)
Other	2

$79

Net Cash Provided By Financing Activities

(In millions)
Changes in net cash provided by financing activities were driven by:
Increase in dividends and returns of capital to NRG, net of change in cash contributions from NRG	$(819)
Proceeds from the issuance of Class A units	468
Distributions to Class A and Class B unit holders in 2013	(15)
Net increase in cash received from proceeds for issuance of long-term debt, net of payments	255
Decrease in cash paid for deferred financing costs	7

$(104)

Off-Balance Sheet Arrangements

Obligations under Certain Guarantee Contracts

        We may enter into guarantee arrangements in the normal course of business to facilitate commercial transactions with third parties.

Retained or Contingent Interests

        We do not have any material retained or contingent interests in assets transferred to an unconsolidated entity.

Obligations Arising Out of a Variable Interest in an Unconsolidated Entity

        Variable interest in equity investments—As of March 31, 2015, we have several investments with an ownership interest percentage of 50% or less in energy and energy-related entities that are accounted for under the equity method. One of these investments, GenConn Energy LLC, is a variable interest entity for which we are not the primary beneficiary.

        Our pro-rata share of non-recourse debt held by unconsolidated affiliates was approximately $580 million as of March 31, 2015. This indebtedness may restrict the ability of these subsidiaries to issue dividends or distributions to us. See also Note 5, Investments Accounted for by the Equity Method and Variable Interest Entities, to our audited consolidated financial statements for the year ended December 31, 2014, and Note 5, Variable Interest Entities, or VIEs, to our unaudited consolidated financial statements for the three months ended March 31, 2015.

Contractual Obligations and Commercial Commitments

        We have a variety of contractual obligations and other commercial commitments that represent prospective cash requirements in addition to our capital expenditure programs. The following table summarizes our contractual obligations. See Note 9, Long-Term Debt and Note 14, Commitments and Contingencies, to our audited financial statements for additional discussion.

	By Remaining Maturity at December 31,
	2014
						2013
	Under 1 Year	1 - 3 Years	3 - 5 Years	Over 5 Years
Contractual Cash Obligations					Total	Total
Long-term debt (including estimated interest)	$457	$980	$1,305	$4,334	$7,076	$2,225
Operating leases	12	18	14	133	177	25
Fuel purchase and transportation obligations	15	7	5	26	53	55
Other liabilities	9	18	17	74	118	78

Total	$493	$1,023	$1,341	$4,567	$7,424	$2,383

        See also Note 8, Long-term Debt, to our unaudited consolidated financial statements for the three months ended March 31, 2015 for additional discussion of contractual obligations incurred during the three months ended March 31, 2015.

Fair Value of Derivative Instruments

        We may enter into fuel purchase contracts and other energy-related financial instruments to mitigate variability in earnings due to fluctuations in spot market prices and to hedge fuel requirements at certain generation facilities. In addition, in order to mitigate interest rate risk associated with the issuance of variable rate and fixed rate debt, we enter into interest rate swap agreements.

        The tables below disclose the activities that include non-exchange traded contracts accounted for at fair value in accordance with ASC 820. Specifically, these tables disaggregate realized and unrealized changes in fair value; disaggregate estimated fair values at December 31, 2014 and March 31, 2015, based on their level within the fair value hierarchy defined in ASC 820; and indicate the maturities of contracts at March 31, 2015. For a full discussion of our valuation methodology of its contracts, see Derivative Fair Value Measurements in Note 6, Fair Value of Financial Instruments to our audited consolidated financial statements for the year ended December 31, 2014 and our unaudited consolidated financial statements for the three months ended March 31, 2015.

Derivative Activity Gains/(Losses)	(In millions)
Fair value of contracts as of December 31, 2013	(26)
Contracts realized or otherwise settled during the period	31
Contracts acquired during the period	(21)
Changes in fair value	(99)

Fair value of contracts as of December 31, 2014	$(115)
Contracts realized or otherwise settled during the period	10
Changes in fair value	(32)

Fair Value of Contracts as of March 31, 2015	$(137)

	Fair Value of Contracts as of March 31, 2015
	Maturity
Fair value hierarchy Gains/(Losses)	1 Year or Less	Greater Than 1 Year to 3 Years	Greater Than 3 Years to 5 Years	Greater Than 5 Years	Total Fair Value
	(In millions)
Level 2	$(40)	$(53)	$(20)	$(24)	$(137)

        We have elected to disclose derivative assets and liabilities on a trade-by-trade basis and do not offset amounts at the counterparty master agreement level. As discussed below in Quantitative and Qualitative Disclosures about Market Risk—Commodity Price Risk, NRG, on our behalf, measures the sensitivity of the portfolio to potential changes in market prices using VaR, a statistical model which attempts to predict risk of loss based on market price and volatility. NRG's risk management policy places a limit on one-day holding period VaR, which limits the net open position.

Critical Accounting Policies and Estimates

        Our discussion and analysis of the financial condition and results of operations is based upon the consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements and related disclosures in compliance with U.S. GAAP requires the application of appropriate technical accounting rules and guidance as well as the use of estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. The application of these policies necessarily involves judgments regarding future events, including the likelihood of success of particular projects, legal and regulatory challenges, and the fair value of certain assets and liabilities. These judgments, in and of themselves, could materially affect the financial statements and disclosures based on varying assumptions, which may be appropriate to use. In addition, the financial and operating environment may also have a significant effect, not only on the operation of the business, but on the results reported through the application of accounting measures used in preparing the financial statements and related disclosures, even if the nature of the accounting policies has not changed.

        On an ongoing basis, we evaluate these estimates, utilizing historic experience, consultation with experts and other methods we consider reasonable. In any event, actual results may differ substantially from our estimates. Any effects on our business, financial position or results of operations resulting from revisions to these estimates are recorded in the period in which the information that gives rise to the revision becomes known.

        Our significant accounting policies are summarized in Note 2, Summary of Significant Accounting Policies. We identify our most critical accounting policies as those that are the most pervasive and important to the portrayal of our financial position and results of operations, and that require the most difficult, subjective and/or complex judgments by management regarding estimates about matters that are inherently uncertain. Our critical accounting policies include impairment of long lived assets and other intangible assets and acquisition accounting.

Accounting Policy	Judgments/Uncertainties Affecting Application
Impairment of Long Lived Assets	Recoverability of investments through future operations
Regulatory and political environments and requirements
Estimated useful lives of assets
Operational limitations and environmental obligations
Estimates of future cash flows
Estimates of fair value
Judgment about triggering events
Acquisition Accounting	Identification of intangible assets acquired
Inputs for fair value of assets and liabilities acquired
Application of various methodologies

Evaluation of Assets for Impairment and Other Than Temporary Decline in Value

        In accordance with ASC 360, Property, Plant, and Equipment, or ASC 360, property, plant and equipment and certain intangible assets are evaluated for impairment whenever indicators of impairment exist. Examples of such indicators or events are:

  •
  Significant decrease in the market price of a long-lived asset;

  •
  Significant adverse change in the manner an asset is being used or its physical condition;

  •
  Adverse business climate;

  •
  Accumulation of costs significantly in excess of the amount originally expected for the construction or acquisition of an asset;

  •
  Current-period loss combined with a history of losses or the projection of future losses; and

  •
  Change in our intent about an asset from an intent to hold to a greater than 50% likelihood that an asset will be sold or disposed of before the end of its previously estimated useful life.

        Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future net cash flows expected to be generated by the asset, through considering project specific assumptions for long-term power pool prices, escalated future project operating costs and expected plant operations. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets by factoring in the probability weighting of different courses of action available to us. Generally, fair value will be determined using valuation techniques such as the present value of expected future cash flows. We use our best estimates in making these evaluations and consider various factors, including forward price curves for energy, fuel costs and operating costs. However, actual future market prices and project costs could vary from the assumptions used in our estimates, and the impact of such variations could be material.

        We are required to evaluate our equity method investments to determine whether or not they are impaired. ASC 323, Investments—Equity Method and Joint Ventures, or ASC 323, provides the accounting requirements for these investments. The standard for determining whether an impairment must be recorded under ASC 323 is whether the value is considered an "other than a temporary" decline in value. The evaluation and measurement of impairments under ASC 323 involves the same uncertainties as described for long-lived assets that we own directly and account for in accordance with ASC 360. Similarly, the estimates that we make with respect to our equity method investments are subjective, and the impact of variations in these estimates could be material. Additionally, if the projects in which we hold these investments recognize an impairment under the provisions of ASC 360, we would record our proportionate share of that impairment loss and would evaluate our investment for an other than temporary decline in value under ASC 323.

Acquisition Accounting

        We apply ASC 805, Business Combinations, when accounting for the acquisition of a business, with identifiable assets acquired and liabilities assumed recorded at their estimated fair values on the acquisition date. We complete the accounting for an acquisition when the evaluations are completed to the extent that additional information is obtained about the facts and circumstances that existed as of the acquisition date. The allocation of the purchase price may be modified up to one year from the date of the acquisition as more information is obtained about the fair value of assets acquired and liabilities assumed. Consideration is measured based on fair value of the assets transferred to the seller.

        Significant judgment is required in determining the acquisition date fair value of the assets acquired and liabilities assumed, predominantly with respect to property, plant and equipment, power purchase agreements, asset retirement obligations and other contractual arrangements. Evaluations include numerous inputs including forecasted cash flows that incorporate the specific attributes of each asset including age, useful life, equipment condition and technology, as well as current replacement costs for similar assets. Other key inputs that require judgment include discount rates, comparable market transactions, estimated useful lives and probability of future transactions. We evaluate all available information, as well as all appropriate methodologies when determining the fair value of assets acquired and liabilities assumed in a business combination. In addition, once the appropriate fair values are determined, we must determine the remaining useful life for property, plant and equipment and the amortization period and method of amortization for each finite-lived intangible asset.

Recent Accounting Developments

        See Note 2, Summary of Significant Accounting Policies, to the audited financial statements for a discussion of recent accounting developments.

Quantitative and Qualitative Disclosures About Market Risk

        We are exposed to several market risks in our normal business activities. Market risk is the potential loss that may result from market changes associated with our power generation or with an existing or forecasted financial or commodity transaction. The types of market risks we are exposed to are commodity price risk, interest rate risk, liquidity risk, and credit risk.

Commodity Price Risk

        Commodity price risks result from exposures to changes in spot prices, forward prices, volatilities, and correlations between various commodities, such as natural gas and emissions credits. We manage the commodity price risk of our merchant generation operations by entering into derivative or non-derivative instruments to hedge the variability in future cash flows from forecasted purchases of fuel. The portion of forecasted transactions hedged may vary based upon management's assessment of market, weather, operation and other factors.

        Based on a sensitivity analysis using simplified assumptions, the impact of a $0.50 per MMBtu increase or decrease in natural gas prices across the term of the derivative contracts would cause a change of approximately $2 million in the net value of derivatives as of March 31, 2015.

Interest Rate Risk

        We are exposed to fluctuations in interest rates through our issuance of variable rate debt. Exposures to interest rate fluctuations may be mitigated by entering into derivative instruments known as interest rate swaps, caps, collars and put or call options. These contracts reduce exposure to interest rate volatility and result in primarily fixed rate debt obligations when taking into account the combination of the variable rate debt and the interest rate derivative instrument. NRG's risk management policies allow us to reduce interest rate exposure from variable rate debt obligations.

        Most of our project subsidiaries enter into interest rate swaps, intended to hedge the risks associated with interest rates on non-recourse project level debt. See Note 9, Long-term Debt, to our audited financial statements and Note 8, Long-Term Debt, to our unaudited financial statements included in this prospectus for more information about interest rate swaps of our project subsidiaries.

        If all of the above swaps had been discontinued on March 31, 2015, we would have owed the counterparties $143 million. Based on the investment grade rating of the counterparties, we believe our exposure to credit risk due to nonperformance by counterparties to our hedge contracts to be insignificant.

        We have long-term debt instruments that subject us to the risk of loss associated with movements in market interest rates. As of March 31, 2015, a 1% change in interest rates would result in an approximately $3 million change in interest expense on a rolling twelve month basis.

        As of March 31, 2015, the fair value of our debt was $4,864 million and the carrying value was $4,798 million. We estimate that a 1% decrease in market interest rates would have increased the fair value of our long-term debt by $297 million.

Liquidity Risk

        Liquidity risk arises from the general funding needs of our activities and in the management of our assets and liabilities.

Counterparty Credit Risk

        Credit risk relates to the risk of loss resulting from non-performance or non-payment by counterparties pursuant to the terms of their contractual obligations. We monitor and manage credit risk through credit policies that include: (i) an established credit approval process, and (ii) the use of credit mitigation measures such as prepayment arrangements or volumetric limits. Risks surrounding counterparty performance and credit could ultimately impact the amount and timing of expected cash flows. We seek to mitigate counterparty risk by having a diversified portfolio of counterparties.

BUSINESS

Our Company

        We are a dividend growth-oriented company formed to serve as the primary vehicle through which NRG owns, operates and acquires contracted renewable and conventional generation and thermal infrastructure assets. We believe we are well positioned to be a premier company for investors seeking stable and growing dividend income from a diversified portfolio of lower-risk high-quality assets.

        We intend to take advantage of favorable trends in the power generation industry including the growing construction of contracted generation that can replace aging or uneconomic facilities in competitive markets and the demand by utilities for renewable generation to meet their state's RPS. To that end, we believe our cash flow profile, coupled with our scale, diversity and low cost business model, offers us a lower cost of capital than that of a traditional independent power producer and provides us with a significant competitive advantage to execute our growth strategy.

Current Operations

        We own a diversified portfolio of contracted renewable and conventional generation and thermal infrastructure assets in the United States. Our contracted generation portfolio as of March 31, 2015, collectively represents 3,630 net MW. Each of these assets sells substantially all of its output pursuant to long-term offtake agreements with credit worthy counterparties. The average remaining contract duration of these offtake agreements was approximately 17 years as of March 31, 2015, based on cash available for distribution. We also own thermal infrastructure assets with an aggregate steam and chilled water capacity of 1,310 net MWt and electric generation capacity of 123 net MW. These thermal infrastructure assets provide steam, hot water and/or chilled water, and in some instances electricity, to commercial businesses, universities, hospitals and governmental units in multiple locations, principally through long-term contracts or pursuant to rates regulated by state utility commissions.

        The following table provides an overview of our assets as of March 31, 2015:

			Capacity		Offtake agreements
Assets(1)	Location	COD	Rated MW(2)	Net MW(3)	Contracted Volume(4)	Counterparty	Counterparty Credit Rating(5)	Expiration
Conventional
GenConn Devon	Connecticut	June 2010	190	95	100%	Connecticut Light & Power	A/Baa1/BBB+	2040
GenConn Middletown	Connecticut	June 2011	190	95	100%	Connecticut Light & Power	A/Baa1/BBB+	2041
Marsh Landing	California	May 2013	720	720	100%	Pacific Gas & Electric	BBB/A3/BBB+	2023
El Segundo	California	August 2013	550	550	100%	Southern California Edison	BBB+/A2/A–	2023
Walnut Creek	California	June 2013	485	485	100%	Southern California Edison	BBB+/A2/A–	2023

			2,135	1,945

Utility Scale Solar
Blythe	California	December 2009	21	21	100%	Southern California Edison	BBB+/A2/A–	2029
Roadrunner	New Mexico	August 2011	20	20	100%	El Paso Electric	BBB/Baa1/NR	2031
Avenal	California	August 2011	45	23	100%	Pacific Gas & Electric	BBB/A3/BBB+	2031
Avra Valley	Arizona	December 2012	25	25	100%	Tucson Electric Power	BBB+/A3/BBB	2032
Alpine	California	January 2013	66	66	100%	Pacific Gas & Electric	BBB/A3/BBB+	2033
Borrego	California	February 2013	26	26	100%	San Diego Gas and Electric	A/A1/A	2038
CVSR	California	October 2013	250	122	100%	Pacific Gas & Electric	BBB/A3/BBB+	2038
Kansas South	California	June 2013	20	20	100%	Pacific Gas & Electric	BBB/A3/BBB+	2033
TA High Desert	California	March 2013	20	20	100%	Southern California Edison	BBB+/A2/A–	2033

			493	343

Distributed Solar
AZ DG Solar Projects	Arizona	December 2010 - January 2013	5	5	100%	Various		2025 - 2033
PFMG DG Solar Projects	California	October 2012 - December 2012	9	5	100%	Various		2032

			14	10

Wind
Alta I	California	December 2010	150	150	100%	Southern California Edison	BBB+/A2/A–	2035
Alta II	California	December 2010	150	150	100%	Southern California Edison	BBB+/A2/A–	2035
Alta III	California	February 2011	150	150	100%	Southern California Edison	BBB+/A2/A–	2035
Alta IV	California	March 2011	102	102	100%	Southern California Edison	BBB+/A2/A–	2035
Alta V	California	April 2011	168	168	100%	Southern California Edison	BBB+/A2/A–	2035
Alta X	California	February 2014	137	137	100%	Southern California Edison	BBB+/A2/A–	2038(8)
Alta XI	California	February 2014	90	90	100%	Southern California Edison	BBB+/A2/A–	2038(8)
South Trent	Texas	January 2009	101	101	100%	AEP Energy Partners	BBB/Baa1/BBB(6)	2029
Laredo Ridge	Nebraska	February 2011	80	80	100%	Nebraska Public Power District	A/A1/A+	2031
Taloga	Oklahoma	July 2011	130	130	100%	Oklahoma Gas & Electric	A–/A1/A	2031
Pinnacle	West Virginia	December 2011	55	55	100%	Maryland Department of General Services and University System of Maryland	AAA/Aaa/AAA AA+/Aa1/AA+	2031
Buffalo Bear	Oklahoma	December 2008	19	19	100%	Western Farmers Electric Cooperative	A–/NR/A–	2033

			1,332	1,332

Total Conventional, Solar and Wind			3,974	3,630
Thermal Generation
Paxton Creek Cogen	Pennsylvania	2000(7)	12	12		Power sold into PJM markets
Tucson Convention Center	Arizona	January 2003	2	2		Excess power sold into local grid
Princeton Hospital	New Jersey	January 2012	5	5		Excess power sold into local grid
Dover	Delaware	June 2013	104	104		Power sold into PJM markets

Total Thermal Generation			123	123

Total			4,097	3,753

(1)
For more information about, and a description of, each of our assets, see "—Organizational Structure" and "Business—Current Operations."

(2)
For conventional, solar, wind and thermal generation, rated capacity represents the maximum generating capacity of a facility. Generating capacity may vary based on a variety of factors discussed elsewhere in this prospectus. For thermal energy, rated capacity represents MWt for steam or chilled water.

(3)
Net capacity represents the maximum, or rated, generating capacity of the facility multiplied by our percentage ownership interest in the facility as of March 31, 2015.

(4)
Represents the percentage of a facility's total estimated average annual capacity contracted under offtake agreement or other agreements.

(5)
Reflects the counterparty's issuer credit ratings issued by S&P/ Moody's/ Fitch as of March 31, 2015.

(6)
Reflects the issuer credit ratings for American Electric Power Company, Inc., as guarantor of the related PPA.

(7)
Represents year NRG or Yield Operating LLC acquired 100% ownership of these assets.

(8)
PPA begins on January 1, 2016.

        The following table summarizes our thermal steam and chilled water facilities:

Name and Location of Facility	% Owned		Thermal Energy Purchaser	Megawatt Thermal Equivalent Capacity (MWt)	Generating Capacity
NRG Energy Center Minneapolis, MN	100.0		Approx. 100 steam and 50 chilled water customers	322	Steam: 1,110 MMBtu/hr.
				136	Chilled water: 38,700 tons
NRG Energy Center San Francisco, CA	100.0		Approx. 175 steam customers	133	Steam: 454 MMBtu/hr.
NRG Energy Center Omaha, NE	100.0		Approx. 60 steam and 60 chilled water customers	142	Steam: 485 MMBtu/hr
	12.0	(a)		73	Steam: 250 MMBtu/hr
	100.0			77	Chilled water: 22,000 tons
	0.0	(a)		26	Chilled water: 7,250 tons
NRG Energy Center Harrisburg, PA	100.0		Approx. 140 steam and 3 chilled water customers	108	Steam: 370 MMBtu/hr.
				13	Chilled water: 3,600 tons
NRG Energy Center Phoenix, AZ	0.0	(a)	Approx. 35 chilled water customers	4	Steam: 13 MMBtu/hr.
	100.0			104	Chilled water: 29,600 tons
	12.0	(a)		14	Chilled water: 3,950 tons
	0.0	(a)		28	Chilled water: 8,000 tons
NRG Energy Center Pittsburgh, PA	100.0		Approx. 25 steam and 25 chilled water customers	88	Steam: 302 MMBtu/hr.
				46	Chilled water: 12,934 tons
NRG Energy Center San Diego, CA	100.0		Approx. 15 chilled water customers	26	Chilled water: 7,425 tons
NRG Energy Center Dover, DE	100.0		Kraft Foods Inc. and Procter & Gamble Company	66	Steam: 225 MMBtu/hr.
NRG Energy Center Princeton, NJ	100.0		Princeton HealthCare System	21	Steam: 72 MMBtu/hr.
				17	Chilled water: 4,700 tons

			Total Generating Capacity (MWt)	1,444

(a)
Capacity of 134 MWt available under the right-to-use provisions contained in agreements between two of Yield Inc.'s thermal facilities and certain of its customers.

Growth Strategy

        We believe that we are well positioned to grow our business through cash-accretive acquisitions from NRG and other third parties that will complement our existing portfolio.

        Pursuant to the terms of the ROFO Agreement between Yield Inc. and NRG, NRG granted us a right of first offer to acquire the ROFO Assets if, and to the extent, NRG elects to sell any of these assets prior to July 2018. During the second quarter of 2014, we exercised rights under the ROFO

Agreement with regards to the Acquired ROFO Assets. Yield Operating LLC acquired the Acquired ROFO Assets on June 30, 2014. The table below lists the remaining ROFO Assets:

Asset	Fuel Type	Net Capacity (MW)(1)	COD
CVSR(2)	Solar	128	2013
Ivanpah(3)	Solar	193	2013
Agua Caliente(4)	Solar	148	2014
Carlsbad	Conventional	632	2017
Mandalay/Oxnard	Conventional	262	2020
Elkhorn Ridge(5)	Wind	54	2009
San Juan Mesa(5)	Wind	90	2005
Wildorado(5)	Wind	161	2007
Crosswinds(5)	Wind	21	2007
Forward(5)	Wind	29	2007
Hardin(5)	Wind	15	2008
Odin(5)	Wind	20	2007
Sleeping Bear(5)	Wind	95	2007
Spanish Fork(5)	Wind	19	2008
Goat Wind(5)	Wind	150	2008/2009
Lookout(5)	Wind	38	2008
Elbow Creek(5)	Wind	122	2009
Community(5)	Wind	30	2011
Jeffers(5)	Wind	50	2008
Minnesota Portfolio(5)(6)	Wind	40	2003/2006

(1)
Represents the maximum, or rated, electricity generating capacity of the facility in MW multiplied by NRG's percentage ownership interest in the facility as of December 31, 2014.

(2)
Represents NRG's remaining 51.05% ownership interest in CVSR.

(3)
Represents NRG's 49.95% ownership interest in Ivanpah. Following a sale of this 49.95% interest, the remaining 50.05% of Ivanpah would be owned by NRG, Google Inc. and BrightSource Energy Inc.

(4)
Represents NRG's 51% ownership interest in Agua Caliente. The remaining 49% of Agua Caliente is owned by MidAmerican Energy Holdings Inc.

(5)
Part of PayGo tax equity portfolio closed in 2014. NRG ownership does not reflect tax equity investor interest in portfolio.

(6)
Includes Bingham Lake, Eastridge, and Westridge projects.

        NRG is not obligated to sell the remaining ROFO Assets to us, and, if offered to us, we cannot be sure whether these assets will be offered on acceptable terms or that we will choose to consummate such acquisitions. We cannot assure you that we will be successful in consummating these acquisition opportunities. These acquisition opportunities may be subject to additional regulatory or third party approvals, which could prevent or delay closing. Even if consummated, these acquisitions may not prove to be accretive to our operating results. Individual acquisitions may not generate the benefits anticipated as a result of incorrect assumptions in our evaluation of the acquired assets, unforeseen consequences or other external events beyond our control. See "Risk Factors—We may not be able to effectively identify or consummate any future acquisitions on favorable terms, or at all."

        On January 2, 2015, Yield Operating LLC acquired from NRG the EME-NYLD-Eligible Assets.

        On May 7, 2015, Yield Operating LLC acquired a majority interest in Spring Canyon II, a 34 MW wind facility, and Spring Canyon III, a 29 MW wind facility, each located in Logan County, Colorado. The purchase price was funded with cash on hand. Power generated by Spring Canyon II and Spring Canyon III is sold to Platte River Power Authority under long-term PPAs with approximately 25 years of remaining contract life.

Business Strategy

        Our primary business strategy is to focus on the acquisition and ownership of assets with minimal long-term price or volumetric offtake risk. Our plan for executing this strategy includes the following key components:

        Focus on contracted renewable energy and conventional generation and thermal infrastructure assets.    We own and operate utility scale and distributed renewable energy and natural gas-fired generation, thermal and other infrastructure assets with proven technologies, low operating risks and stable cash flows. We believe by focusing on this core asset class and leveraging our industry knowledge, we will maximize our strategic opportunities, be a leader in operational efficiency and maximize our overall financial performance.

        Growing the business through acquisitions of contracted operating assets.    We believe that our base of operations and relationship with NRG provide a platform in the conventional and renewable power generation and thermal sectors for strategic growth through cash accretive and tax advantaged acquisitions complementary to our existing portfolio. NRG has granted us a right of first offer to acquire the ROFO Assets, if and to the extent NRG elects to sell any of these assets prior to July 2018. On June 30, 2014, we acquired the Acquired ROFO Assets for total cash consideration of $357 million. In addition, the acquisition included the assumption of $612 million in project level debt.

        On January 2, 2015, we completed the acquisition of the EME-NYLD-Eligible Assets, for total cash consideration of $489 million, including $9 million for working capital, plus $737 million of assumed project level debt. The acquisition of the EME-NYLD-Eligible Assets added a combined 769 MWs to our net capacity. See "—Growth Strategy."

        NRG is not obligated to sell the remaining ROFO Assets to us, and, if offered, we cannot be sure whether these assets will be offered on acceptable terms, or that we will choose to consummate such acquisitions. We also expect to have significant opportunities to acquire other generation and thermal infrastructure assets from third parties where we believe our knowledge of the market, operating expertise and access to capital provides us with a competitive advantage.

        Primary Focus on North America.    We intend to primarily focus our investments in North America (including the unincorporated territories of the United States). We believe that industry fundamentals in North America present us with significant opportunity to acquire renewable, natural gas-fired generation and thermal infrastructure assets, without creating significant exposure to currency and sovereign risk. By primarily focusing our efforts on North America, we believe we will best leverage our regional knowledge of power markets, industry relationships and skill sets to maximize the performance of our company.

Competitive Strengths

        Stable, high quality cash flows with attractive tax profile.    Our facilities have a highly stable, predictable cash flow profile consisting of predominantly long-life electric generation assets that sell electricity under long-term fixed priced contracts or pursuant to regulated rates with credit-worthy counterparties. Additionally, our facilities have minimal fuel risk. For our conventional assets, fuel is provided by the toll counterparty or the cost thereof is a pass-through cost under the applicable Cfd. Renewable facilities have no fuel costs, and most of our thermal infrastructure assets have contractual or regulatory tariff mechanisms for fuel cost recovery. The offtake agreements for our conventional and renewable generation facilities have a weighted-average remaining duration of approximately 17 years as of March 31, 2015, based on cash available for distribution, providing long-term cash flow stability. Our generation offtake agreements with counterparties for whom credit ratings are available have a weighted-average Moody's rating of A3 based on rated capacity under contract. Based on our current portfolio of assets, we do not expect to pay significant federal income tax for a period of approximately ten years. All of our assets are in the United States and accordingly have no currency or repatriation risks.

        High quality, long-lived assets with low operating and capital requirements.    We benefit from a portfolio of relatively newly-constructed assets, other than thermal infrastructure assets, with all of our conventional and renewable assets having achieved COD within the past six years. Our assets are comprised of proven and reliable technologies, provided by leading original equipment manufacturers such as GE, Siemens AG, SunPower and First Solar. Given the modern nature of the portfolio, which includes a substantial number of relatively low operating and maintenance cost solar generation assets, we expect to achieve high fleet availability and expend modest maintenance-related capital expenditures. We estimate our solar portfolio has a weighted average remaining expected life (based on rated MW) of approximately 20 years. Additionally, with the support of services provided by NRG, we expect to continue to implement the same rigorous preventative operating and management practices that NRG uses across its fleet of assets. In 2014, NRG achieved a 0.73 OSHA recordable rate, which is within the top quartile plant operating performance for its entire fleet, based on applicable OSHA standards.

        Significant scale and diversity.    We own and operate a large and diverse portfolio of contracted electric generation and thermal infrastructure assets. As of March 31, 2015, our 3,630 net MW contracted generation portfolio benefits from significant diversification in terms of technology, fuel type, counterparty and geography. Our thermal business consists of eleven operations, seven of which are district energy centers that provide steam and chilled water to approximately 690 customers, and four of which provide generation. We believe our scale and access to best practices across the fleet improves our business development opportunities through enhanced industry relationships, reputation and understanding of regional power market dynamics. Furthermore, our diversification reduces our operating risk profile and reliance on any single market.

        Relationship with NRG.    We believe our relationship with NRG provides significant benefits, including management and operational expertise, and future growth opportunities. Our executive officers have considerable experience in owning and operating, as well as developing, acquiring and integrating, generation and thermal infrastructure assets, with, on average, over 15 years in the energy sector:

  •
  NRG Management and Operational Expertise.  We have access to the significant resources of NRG, the largest competitive power generator in the United States, to support the operational, finance, legal, regulatory and environmental aspects, and growth strategy, of our business. As such, we believe we avail ourselves of best-in-class resources, including management and operational expertise.

  •
  NRG Asset Development and Acquisition Track Record.  NRG's development and strategic teams are focused on the development and acquisition of renewable and conventional generation assets. They have successfully helped grow NRG's power generation portfolio from 24,365 net MWs at the end of 2009 to 50,830 net MWs as of March 31, 2015.

  •
  NRG Financing Experience.  We believe NRG has demonstrated a successful track record of sourcing attractive low-cost, long duration capital to fund project development and acquisitions.

    We expect to realize significant benefits from NRG's financing and structuring expertise as well as its relationships with financial institutions and other lenders.

        Environmentally well-positioned portfolio of assets.    March 31, 2015, on a net capacity basis, our portfolio of electric generation assets consists of 1,685 net MW of renewable generation capacity that are non-emitting sources of power generation. Our conventional assets consist of the dual fuel-fired GenConn assets as well as the Marsh Landing and Walnut Creek simple cycle natural gas-fired peaking generation facilities and the El Segundo combined cycle natural gas-fired peaking facility. We do not anticipate having to expend any significant capital expenditures in the foreseeable future to comply with current environmental regulations applicable to our generation assets. Taken as a whole, we believe our strategy will be a net beneficiary of current and potential environmental legislation and regulatory requirements that may serve as a catalyst for capacity retirements and improve market opportunities for environmentally well-positioned assets like our assets once their current offtake agreements expire.

        Thermal infrastructure business has high entry costs.    Significant capital has been invested to construct our thermal infrastructure assets, serving as a barrier to entry in the markets in which such assets operate. As of March 31, 2015, our thermal gross property, plant, and equipment was approximately $428 million. Our thermal district energy centers are located in urban city areas, with the chilled water and steam delivery systems located underground. Constructing underground delivery systems in urban areas requires long lead times for permitting, rights of way and inspections and is costly. By contrast, the incremental cost to add new customers in existing markets is relatively low. Once thermal infrastructure is established, we believe it has the ability to retain customers over long periods of time and to compete effectively for additional business against stand-alone on-site heating and cooling generation facilities. Installation of stand-alone equipment can require significant modification to a building as well as significant space for equipment and funding for capital expenditures. Our system technologies often provide economies of scale in terms of fuel procurement, ability to switch between multiple types of fuel to generate thermal energy, and fuel conversion efficiency. Our top ten thermal customers, which make up approximately 13% of our consolidated revenues for the twelve months ended December 31, 2014, have had a relationship with us or NRG for an average of over 20 years.

Recent Developments

        On May 5, 2015 stockholders of Yield Inc. approved a proposal to amend and restate Yield Inc.'s Amended and Restated Certificate of Incorporation in order to (i) establish two new classes of common stock, Class C common stock and Class D common stock, and (ii) distribute shares of the Class C common stock and Class D common stock to holders of the outstanding Class A common stock and Class B common stock, respectively, through a stock split. On May 14, 2015 the amendment and the stock split became effective. Yield Inc. intends to use the new Class C common stock for, among other things, issuance in public offerings to raise capital to finance future acquisitions, as well as in stock-based acquisitions and for equity-based compensation.

        Upon the adoption of the proposals by the stockholders of Yield Inc., the Amended and Restated ROFO Agreement, the Third Amended and Restated Limited Liability Company Agreement of Yield LLC, the Amended Exchange Agreement and the Amended and Restated 2013 Equity Incentive Plan, each as previously approved by the board of directors of Yield Inc., became effective. See "Certain Relationships and Related Party Transactions—Recent Developments."

Segment Review

        The following table summarizes our operating revenues, net income and assets by segment for the years ended December 31, 2014, 2013 and 2012, as discussed in Note 11, Segment Reporting, to the audited financial statements included elsewhere in this prospectus. Refer to that footnote for additional information about our segments.

	Year ended December 31, 2014
(in millions)	Conventional	Renewables	Thermal	Corporate	Total
Operating revenues	$317	$177	$195	$—	$689
Net income (loss)	141	(15)	31	(36)	121
Total assets	2,194	3,856	437	339	6,826

	Year ended December 31, 2013
(in millions)	Conventional	Renewables	Thermal	Corporate	Total
Operating revenues	$138	$89	$152	$—	$379
Net income (loss)	87	40	20	(4)	143
Total assets	1,584	1,046	436	27	3,093

	Year ended December 31, 2012
(in millions)	Conventional	Renewables	Thermal	Corporate	Total
Operating revenues	$—	$33	$142	$—	$175
Net income (loss)	14	(1)	16	(17)	12

Government Incentives

        Government incentives can enhance the economics of our generating assets or investments by providing, for example, loan guarantees, cash grants, favorable tax treatment, favorable depreciation rules, or other incentives. Certain recent proposals enhance federal incentives for renewable generation—including through the permanent extension of the wind power Production Tax Credit and the extension of the solar ITC, and could incentivize the development of additional renewable energy projects that would fit within our asset portfolio. In addition, direct cash incentives may encourage additional renewable energy development by non-taxpaying entities that cannot always take advantage of tax credits.

Regulatory Matters

        As owners of power plants and participants in wholesale and thermal energy markets, certain of our entities are subject to regulation by various federal and state government agencies. These include the U.S. Commodity Future Trading Commission ("CFTC"), FERC, and the PUCT, as well as other public utility commissions in certain states where our assets are located. Each of our United States generating facilities qualifies as an EWG or QF. In addition, we are subject to the market rules, procedures and protocols of the various ISO and RTO markets in which we participate. Likewise, we must also comply with the mandatory reliability requirements imposed by NERC and the regional reliability entities in the regions where we operate.

        Our operations within the ERCOT footprint are not subject to rate regulation by FERC, as they are deemed to operate solely within the ERCOT market and not in interstate commerce. These operations are subject to regulation by PUCT.

        CFTC.    The CFTC, among other things, has regulatory oversight authority over the trading of swaps, futures and many commodities under the Commodity Exchange Act ("CEA"). The Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank Act") amended the CEA and increased the CFTC's regulatory authority on matters related to futures and over-the-counter derivatives like interest rate swaps.

        We expect that, in 2015 and thereafter, the CFTC will further clarify the scope of the Dodd-Frank Act and publish additional rules concerning margin requirements and other issues that could affect Yield Inc.'s over-the-counter derivatives trading. Because there are many details that remain to be addressed through CFTC rulemaking proceedings, at this time we cannot fully measure the impact of the Dodd-Frank Act on our operations or collateral requirements.

        FERC.    FERC, among other things, regulates the transmission and the wholesale sale of electricity in interstate commerce under the authority of the FPA. The transmission of electric energy occurring wholly within ERCOT is not subject to FERC's jurisdiction under Sections 203 or 205 of the FPA. Under existing regulations, FERC determines whether an entity owning a generation facility is an EWG, as defined in the PUHCA. FERC also determines whether a generation facility meets the ownership and technical criteria of a QF, under the PURPA. Each of our non-ERCOT U.S. generating facilities qualifies as an EWG.

        The FPA gives FERC exclusive rate-making jurisdiction over the wholesale sale of electricity and transmission of electricity in interstate commerce of public utilities (as defined by the FPA). Under the FPA, FERC, with certain exceptions, regulates the owners of facilities used for the wholesale sale of electricity or transmission in interstate commerce as public utilities, and establishes market rules that are just and reasonable.

        Public utilities are required to obtain FERC's acceptance, pursuant to Section 205 of the FPA, of their rate schedules for the wholesale sale of electricity. All of our non-QF generating entities located outside of ERCOT make sales of electricity pursuant to market-based rates, as opposed to traditional cost-of-service regulated rates. Every three years FERC will conduct a review of our market based rates and potential market power on a regional basis.

        In accordance with the Energy Policy Act of 2005, FERC has approved the NERC as the national Energy Reliability Organization ("ERO"). As the ERO, NERC is responsible for the development and enforcement of mandatory reliability standards for the wholesale electric power system. In addition to complying with NERC requirements, each NRG entity must comply with the requirements of the regional reliability entity for the region in which it is located.

        The PURPA was passed in 1978 in large part to promote increased energy efficiency and development of independent power producers. The PURPA created QFs to further both goals, and FERC is primarily charged with administering the PURPA as it applies to QFs. Certain QFs are exempt from regulation, either in whole or in part, under the FPA as public utilities.

        The PUHCA provides FERC with certain authority over and access to books and records of public utility holding companies not otherwise exempt by virtue of their ownership of EWGs, QFs, and Foreign Utility Companies. We are exempt from many of the accounting, record retention, and reporting requirements of the PUHCA.

Regulatory Developments

        New Jersey and Maryland's Generator Contracting Programs—The New Jersey Board of Public Utilities and the Maryland Public Service Commission awarded long-term power purchase contracts to generation developers to encourage the construction of new generation capacity in the respective states. The constitutionality of the long-term contracts was challenged and the U.S. District Court for the District of New Jersey (in an October 25, 2013, decision) and the U.S. District Court for the District of Maryland (in an October 24, 2013, decision) found that the respective contracts violated the Supremacy Clause of the U.S. Constitution and were preempted. On June 30, 2014, the U.S. Court of Appeals for the Fourth Circuit affirmed the Maryland District Court's decision. On September 11, 2014, the U.S. Court of Appeals for the Third Circuit affirmed the New Jersey District Court's decision. Various parties have petitioned the U.S. Supreme Court for review of both cases. Any U.S. Supreme Court action may affect future capacity prices in PJM.

Environmental Matters

        We are subject to a wide range of environmental laws in the development, ownership, construction and operation of projects. These laws generally require that governmental permits and approvals be obtained before construction and during operation of facilities. Environmental laws have become increasingly stringent and we expect this trend to continue. The electric generation industry is likely to face new requirements to address various emissions, including greenhouse gases, and threatened and endangered species.

        In January 2014, the U.S. Environmental Protection Agency ("EPA") re-proposed the New Source Performance Standards for CO2 emissions from new fossil-fuel-fired electric generating units that had been previously proposed in April 2012. The re-proposed standards are 1,000 pounds of CO2 per MWh for large gas units and 1,100 pounds of CO2 per MWh for coal units and small gas units. Proposed standards are in effect until a final rule is published or another rule is re-proposed. In June 2014, the EPA proposed a rule that would require states to develop CO2 standards that would apply to existing fossil-fueled generating facilities. Specifically, the EPA proposed state-specific rate-based standards for CO2 emissions, as well as guidelines for states to follow in developing plans to achieve the state-specific goals. The EPA anticipates finalizing both of these rules in the summer of 2015.

Employees

        We do not employ any of the individuals who manage operations. The personnel that carry out these activities are employees of NRG, and their services are provided for our benefit under the Management Services Agreement with NRG as described in Note 13, Related Party Transactions, to the audited financial statements included elsewhere in this prospectus.

Legal Proceedings

        We are a party to routine legal proceedings that arise in the ordinary course of our business. We are not currently a party to any legal proceedings or environmental claims that we believe would, individually or in the aggregate, have a material adverse effect on our financial position, results of operations, or cash flows.

MANAGEMENT

        We do not have a board of directors. The board of directors of Yield Inc., the sole managing member of Yield LLC our parent company, oversees our operations. The board of directors of Yield Inc. is composed of seven members. The stockholders of Yield Inc. will elect all members of Yield Inc.'s board of directors, including three directors who are independent as defined under the independence standards established by the New York Stock Exchange ("NYSE"). For purposes of the NYSE rules, Yield Inc. is a "controlled company." Controlled companies under those rules are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. NRG controls more than 50% of the combined voting power of our common stock and has the voting power to elect the members of Yield Inc.'s board of directors. Accordingly, Yield Inc. is eligible to, and may, take advantage of certain exemptions from corporate governance requirements provided in the NYSE rules. As a controlled company, Yield Inc. is not required to have (a) a majority of independent directors, (b) a Nominating/Corporate Governance Committee composed entirely of independent directors, (c) a Compensation Committee composed entirely of independent directors or (d) an annual performance evaluation of the Nominating/Corporate Governance and Compensation Committees. Therefore, Yield Inc.'s stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the applicable NYSE rules. However, Yield Inc. has elected to have a Compensation Committee and a Corporate Governance, Conflicts and Nominating Committee consisting entirely of independent directors, as defined by the NYSE rules, and conducts an annual performance evaluation of these committees. The board of directors of Yield Inc. has determined that Mr. Chlebowski, Mr. Ford and Ms. McClean are independent as defined by the NYSE rules.

        Each director of Yield Inc. will hold office until his or her successor has been elected and qualified or until the director's earlier death, resignation or removal. Our executive officers are appointed by Yield LLC, our parent company, annually to hold office until their successors are elected and qualified. The biographical information for each of the Yield Inc. directors and our executive officers is provided below.

David Crane
Age 56
President, Chief Executive Officer, Director and Chairman—Yield Inc.
President and Chief Executive Officer—Yield LLC and Yield Operating LLC

        Mr. Crane has served as our President and Chief Executive Officer since our formation in March 2013. Mr. Crane has served as the President and Chief Executive Officer and as a director of Yield Inc. since its formation in December 2012. Mr. Crane has served as Chairman of the board of directors of Yield Inc. since July 2013. Mr. Crane also has served as the President and Chief Executive Officer of NRG and a director of NRG since December 2003. Prior to joining NRG, Mr. Crane served as Chief Executive Officer of International Power plc, a UK-domiciled wholesale power generation company, from January 2003 to November 2003, and as Chief Operating Officer from March 2000 through December 2002. Mr. Crane was Senior Vice President—Global Power Group, New York at Lehman Brothers Inc., an investment banking firm, from January 1999 to February 2000, and was Senior Vice President—Global Power Group, Asia (Hong Kong) at Lehman Brothers from June 1996 to January 1999. Mr. Crane was also a director of El Paso Corporation from December 2009 to May 2012. As the Chief Executive Officer, Mr. Crane provides the board of directors of Yield Inc. with management's perspective regarding our day-to-day operations and overall strategic plan. His extensive leadership experience enables Mr. Crane to play a key role in all matters involving the board of directors of Yield Inc. and act as the head of management to the independent directors of the board of directors of Yield Inc. In addition having recently served as a director of El Paso Corporation, Mr. Crane is able to contribute an additional perspective from the energy industry.

John F. Chlebowski
Age 69
Lead Independent Director, Audit Committee (Chair), Compensation Committee (Chair), Corporate Governance, Conflicts and Nominating Committee (Chair)—Yield Inc.

        Mr. Chlebowski has served as a director of Yield Inc. since July 2013. Mr. Chlebowski was a director of NRG from December 2003 and resigned from the NRG board of directors in July 2013. Mr. Chlebowski served as the President and Chief Executive Officer of Lakeshore Operating Partners, LLC, a bulk liquid distribution firm, from March 2000 until his retirement in December 2004. From July 1999 until March 2000, Mr. Chlebowski was a senior executive and co-founder of Lakeshore Liquids Operating Partners, LLC, a private venture firm in the bulk liquid distribution and logistics business, and from January 1998 until July 1999, he was a private investor and consultant in bulk liquid distribution. From 1994 until 1997, he was the President and Chief Executive Officer of GATX Terminals Corporation, a subsidiary of GATX Corporation. Prior to that, he served as Vice President of Finance and Chief Financial Officer of GATX Corporation from 1986 to 1994. Mr. Chlebowski is a director of First Midwest Bancorp Inc. and the Non-Executive Chairman of SemGroup Corporation. Mr. Chlebowski also served as a director of Laidlaw International, Inc. from June 2003 until October 2007, SpectraSite, Inc. from June 2004 until August 2005, and Phosphate Resource Partners Limited Partnership from June 2004 until August 2005. Mr. Chlebowski's extensive leadership and financial expertise, as a result of his position as a former chief executive officer and his service on several boards of companies involved in the restructuring or recovery of their core business, enable him to contribute significant managerial, strategic, and financial oversight skills to the board of directors of Yield Inc. Furthermore, Mr. Chlebowski's service on other public boards, notably as a non-executive Chairman, provides valuable insight into the application of various governance principles to the board of directors of Yield Inc.

Kirkland B. Andrews
Age 47
Executive Vice President, Chief Financial Officer and Director—Yield Inc.
Executive Vice President and Chief Financial Officer—Yield LLC and Yield Operating LLC

        Mr. Andrews has served as our Executive Vice President and Chief Financial Officer since our formation in March 2013. Mr. Andrews has served as the Executive Vice President and Chief Financial Officer and as a director of Yield Inc. since its formation in December 2012. Mr. Andrews also has served as Executive Vice President and Chief Financial Officer of NRG since September 2011. Prior to joining NRG, he served as Managing Director and Co-Head Investment Banking, Power and Utilities—Americas at Deutsche Bank Securities from June 2009 to September 2011. Prior to this, he served in several capacities at Citigroup Global Markets Inc., including Managing Director, Group Head, North American Power from November 2007 to June 2009, and Head of Power M&A, Mergers and Acquisitions from July 2005 to November 2007. In his banking career, Mr. Andrews led multiple large and innovative strategic, debt, equity and commodities transactions. Mr. Andrews' extensive investment banking experience, specifically in the energy industry and financial structuring, brings important experience and skills to the board of directors of Yield Inc. and our management team.

Brian R. Ford
Age 66
Audit Committee, Compensation Committee, Corporate Governance, Conflicts and Nominating Committee—Yield Inc.

        Mr. Ford has served as a director of Yield Inc. since July 2013. Mr. Ford retired as a partner of Ernst & Young LLP, a multinational professional services firm, in 2008, where he was employed since 1971. Mr. Ford currently serves on the board of various public companies: GulfMark Offshore, Inc., a global provider of marine transportation, since 2009, where he also serves as the chairman of the audit committee; AmeriGas Propane, Inc., a propane company, since 2013, where he also serves as a member of its audit committee and corporate governance committee; and FS Investment Corporation III, a newly organized specialty finance company that invests primarily in the debt securities of private U.S. middle-market companies, since 2013, where he also serves as the chairman of the audit committee. Mr. Ford was previously the chief executive officer of Washington Philadelphia Partners, LP, a real estate investment company, from 2008 to 2010. He also serves on the boards of Drexel University and Drexel University College of Medicine. Mr. Ford received his B.S. in Economics from Rutgers University. Mr. Ford's extensive experience in accounting and public company matters provides strong financial, audit and accounting skills to the board of directors of Yield Inc.

Mauricio Gutierrez
Age 44
Executive Vice President, Chief Operating Officer and Director—Yield Inc.
Executive Vice President and Chief Operating Officer—Yield LLC and Yield Operating LLC

        Mr. Gutierrez has served as our Executive Vice President and Chief Operating Officer since our formation in March 2013. Mr. Gutierrez has served as the Executive Vice President and Chief Operating Officer and as a director of Yield Inc. since its formation in December 2012. Mr. Gutierrez also has served as Executive Vice President and Chief Operating Officer of NRG since July 2010. In this capacity, Mr. Gutierrez oversees NRG's Plant Operations, Commercial Operations, Environmental Compliance, as well as the Engineering, Procurement and Construction division. He previously served as Executive Vice President, Commercial Operations, from January 2009 to July 2010 and Senior Vice President, Commercial Operations, from March 2008 to January 2009. In both capacities, he was responsible for the optimization of NRG's asset portfolio and fuel requirements. Prior to this, Mr. Gutierrez served as Vice President Commercial Operations and Trading from May 2006 to March 2008. Prior to joining NRG in August 2004, Mr. Gutierrez held various positions within Dynegy, Inc., including Managing Director, Trading—Southeast and Texas, Senior Trader East Power and Asset Manager. Prior to Dynegy, Mr. Gutierrez served as senior consultant and project manager at DTP involved in various energy and infrastructure projects in Mexico. Mr. Gutierrez's knowledge of our assets, operations and businesses bring important experience and skills to the board of directors of Yield Inc. and our management team.

Ferrell P. McClean
Age 68
Audit Committee, Compensation Committee, Corporate Governance, Conflicts and Nominating Committee—Yield Inc.

        Ms. McClean has served as a director of Yield Inc. since July 2013. Ms. McClean was a Managing Director and the Senior Advisor to the head of the Global Oil & Gas Group in Investment Banking at J.P. Morgan Chase & Co. from 2000 through the end of 2001. She joined J.P. Morgan & Co. Incorporated in 1969 and founded the Leveraged Buyout and Restructuring Group within the Mergers & Acquisitions Group in 1986. From 1991 until 2000, Ms. McClean was a Managing Director and co-headed the Global Energy Group within the Investment Banking Group at J.P. Morgan & Co. She retired as a director of GrafTech International in 2014, El Paso Corporation in 2012 and Unocal Corporation in 2005. Ms. McClean's experience in investment banking for industrial companies as well as her experience and understanding of financial accounting, finance and disclosure matters enables her to provide essential guidance to the board of directors of Yield Inc.

Christopher S. Sotos
Age 44
Director—Yield Inc.

        Mr. Sotos has served as a director of Yield Inc. since May 2013. Mr. Sotos also serves as Senior Vice President, Strategy and Mergers and Acquisitions of NRG since November 2012. Previously, he served as NRG's Senior Vice President and Treasurer from March 2008 to September 2012. In this role, he was responsible for all treasury functions, including raising capital, valuation, debt administration and cash management. Mr. Sotos joined NRG in 2004 as a Senior Finance Analyst, following more than nine years in key financial roles within the energy sector and other industries for Houston-based companies such as Koch Capital Markets, Entergy Wholesale Operations and Service Corporation International. Mr. Sotos is currently a director of FuelCell Energy, Inc. Mr. Sotos brings strong financial and accounting skills to the board of directors of Yield Inc.

David R. Hill
Age 51
Executive Vice President and General Counsel—Yield LLC and Yield Operating LLC

        Mr. Hill has served as our Executive Vice President and General Counsel since our formation in March 2013. Mr. Hill also has served as Executive Vice President and General Counsel of NRG since September 2012. Prior to joining NRG, Mr. Hill was a partner and co-head of Sidley Austin LLP's global energy practice group. Prior to this, Mr. Hill served as General Counsel of the U.S. DOE from August 2005 to January 2009 and, for the three years prior to that, as Deputy General Counsel for Energy Policy of the DOE. Before his federal government service, Mr. Hill was a partner in major law firms in Washington, D.C. and Kansas City, Missouri, and handled a variety of regulatory, litigation and corporate matters.

David Callen
Age 43
Vice President and Chief Accounting Officer—Yield LLC and Yield Operating LLC

        Mr. Callen has served as our Vice President and Chief Accounting Officer of Yield Inc. since March 2015. In this capacity, Mr. Callen is responsible for directing our financial accounting and reporting activities. Mr. Callen also has served as Vice President and Chief Accounting Officer of NRG since March 2015. Prior to this, Mr. Callen served as NRG's Vice President, Financial Planning & Analysis from November 2010 to March 2015. He previously served as NRG's Director, Finance from October 2007 through October 2010, Director, Financial Reporting from February 2006 through October 2007, and Manager, Accounting Research from September 2004 through February 2006.

Compensation Committee Interlocks and Insider Participation

        No member of Yield Inc.'s Compensation Committee has served as one of the officers or employees of Yield Inc., Yield LLC or Yield Operating LLC at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of the board of directors of Yield Inc. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of Yield Inc.'s Compensation Committee.

Family Relationships

        There are no family relationships among any of our executive officers.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

        We are a majority-owned indirect subsidiary of NRG and Yield Inc. consisting of various parts of NRG's business that have been contributed to in connection with Yield Inc.'s IPO in July 2013. We have not incurred any cost or liability with respect to compensation of our executive officers and do not directly employ any of the persons responsible for managing our business. We entered into a Management Services Agreement with NRG, described in "Certain Relationships and Related Party Transactions," pursuant to which NRG has agreed to provide, or arrange for other service providers to provide, management and administration services to us in exchange for a management fee. We do not provide any compensation to our executive officers. Our operating entities are not a party to the Management Services Agreement.

        Our officers manage the day-to-day affairs of our business and are employed and compensated by NRG or a subsidiary of NRG. Each person serving as one of our executive officers is also an executive officer of NRG. The Management Services Agreement does not require our executive officers to dedicate a specific amount of time to fulfilling NRG's obligations to us under the Management Services Agreement. Accordingly, NRG has informed us that it cannot identify the portion of compensation awarded to our executives by NRG that relates solely to their services to us, as NRG does not compensate its employees specifically for such services. The responsibility and authority for compensation-related decisions for our executive officers resides with the NRG compensation committee. NRG has the ultimate decision-making authority with respect to the total compensation of the executive officers that are employed by NRG. Any such compensation decisions will not be subject to any approvals by the board of directors of Yield Inc. or any committees thereof. We expect that future compensation for our executive officers will be determined and structured in a manner similar to that then currently used by NRG to compensate its executive officers. We will not reimburse NRG for compensation related expenses attributable to the executive's time dedicated to providing services to us. Our officers, as well as the employees of NRG who provide services to us, may participate in employee benefit plans and arrangements sponsored by NRG, including plans that may be established in the future. Certain of our officers and certain employees of NRG who provide services to us currently hold grants under NRG's equity incentive plans.

Compensation of Directors

        We do not have a board of directors. The board of directors of Yield Inc., the sole managing member of Yield LLC our parent company, oversees our operations. The officers of NRG who also serve as directors of Yield Inc. do not receive additional compensation for their service as one of the directors of Yield Inc. The directors of Yield Inc. are reimbursed for out-of-pocket expenses in connection with attending meetings of the board of directors of Yield Inc. or its committees.

        Each non-employee director of Yield Inc. who is not also an officer of NRG receives total annual compensation of $160,000. As lead independent director and Chair of each of Yield Inc.'s Audit Committee, Compensation Committee and Corporate Governance, Conflicts and Nominating Committee, Mr. Chlebowski receives an additional $20,000 per year. Yield Inc.'s non-employee directors receive 50 percent of their total annual compensation in the form of cash and the remaining 50 percent in the form of deferred stock units ("DSUs") issued under the Plan, as discussed below. Each DSU is equivalent in value to one share of Class A common stock and represents the right to receive one such share of Class A common stock payable at the time elected by the director, or in the event the director does not make an election with respect to payment, when the director ceases to be a member of the board of directors of Yield Inc.

        Each member of the board of directors of Yield Inc. is indemnified for his actions associated with being a director to the fullest extent permitted under Delaware law. In addition, Yield Inc. has entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under Delaware law.

Director Compensation—Yield Inc.
Fiscal Year Ended December 31, 2014

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
John F. Chlebowski(2)	10,500	180,000	190,500
Brian R. Ford	90,500	80,000	170,500
Ferrell P. McClean(2)	10,500	160,000	170,500

(1)
Reflects the grant date fair value of DSUs awarded and dividend equivalent rights ("DERs") received in 2014 determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation, the full amount of which is recorded as a compensation expense in the income statement for the 2014 fiscal year. For all directors, the grant date fair value of the DSUs was based on the closing price of Yield Inc.'s Class A common stock, which was $46.92 per share of Class A common stock on June 2, 2014. All DSUs held by the directors are payable upon termination of service as a member of the board of directors of Yield Inc.

The following table sets forth the aggregate number of stock awards (DSUs and DERs) held by each of the non-employee directors of Yield Inc. as of December 31, 2014.

Name	Stock Awards
John F. Chlebowski	10,531
Brian R. Ford	4,694
Ferrell P. McClean	9,387
(2)
Mr. Chlebowski and Ms. McClean each elected to receive the cash portion of their director compensation in the form of DSUs. Mr. Chlebowski elected to receive his $20,000 compensation for serving as Chair of the Audit, Compensation, and Corporate Governance, Conflicts and Nominating committees of Yield Inc. in the form of DSUs.

Amended and Restated 2013 Equity Incentive Plan

Summary

        Effective May 14, 2015, Yield Inc. adopted the Amended and Restated 2013 Equity Incentive Plan (the "Plan"). The purpose of the Plan is to promote the long-term growth and profitability of Yield Inc. and its subsidiaries by providing certain of its directors, officers, employees and consultants incentives to maximize stockholder value and to enable it to attract, retain, and reward the best available persons for positions of responsibility. The Plan is a comprehensive incentive compensation plan that permits Yield Inc. to grant both equity-based and non-equity based compensation awards, including stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, DSUs and other stock-based and cash-based awards. Subject to the terms of the Plan, the specific terms and conditions of any award will be established in the discretion of the Compensation Committee of Yield Inc. at the time of grant and set forth in an award agreement issued to the participant. The aggregate number of shares of Yield Inc.'s Class A common stock and Class C common stock which will be issued or used for reference purposes under the Plan, or with respect to which awards may be granted, will not exceed 2,000,000 shares.

        Yield Inc. does not currently expect that its equity awards will be used to compensate any of its named executive officers. However, Yield Inc. has granted DSUs to its non-employee directors under the Plan and it may choose to grant equity incentive awards in Yield Inc. to its named executive officers at a future date.

Change in Control

        Unless determined otherwise by the Compensation Committee of Yield Inc., all outstanding awards will become fully vested and exercisable until the awards otherwise expire if Yield Inc. undergoes a change in control. For purposes of the Plan, a change in control is deemed to occur in any one of the following events: (a) any person or entity becoming the direct or indirect beneficial owner of 50% or more of Yield Inc.'s voting stock, (b) directors serving on the board of directors of Yield Inc. as of a specified date cease to constitute at least a majority of the board of directors unless such directors are approved by a vote of at least two-thirds (2/3) of the incumbent directors, provided that a person whose assumption of office is in connection with an actual or threatened election contest or actual or threatened solicitation of proxies including by reason of agreement intended to avoid or settle such contest shall not be considered to be an incumbent director, (c) any reorganization, merger, consolidation, sale of all or substantially all of Yield Inc.'s assets or other transaction is consummated and its previous stockholders fail to own at least 50% of the combined voting power of the resulting entity (a "Business Combination") or (d) the stockholders approve a plan or proposal to liquidate or dissolve Yield Inc.

        If a change in control occurs as a result of a Business Combination described above, then the Compensation Committee of Yield Inc. may cancel any or all outstanding options under the Plan by paying the option holders an amount equal to the portion of the consideration, if any, that would have been payable to them pursuant to the transaction if their options had been fully exercised immediately prior to the transaction, less the aggregate exercise price of their options; or, if the options are underwater, cancel the options for no consideration or payment of any kind. Payments in exchange for options may be made in cash, securities, or other property of Yield Inc. as determined by the Compensation Committee of Yield Inc. in its sole discretion.

Clawback

        If Yield Inc. is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirements under the securities laws, then any participant who has been paid an award under the Plan based upon the affected report will be required to repay such award at the discretion of the board of directors of Yield Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        We are a wholly-owned subsidiary of Yield LLC. Yield LLC is our sole managing member. Yield LLC is a subsidiary of NRG and Yield Inc. The sole managing member of Yield LLC is Yield Inc.

        The following table sets forth information concerning beneficial ownership of Yield Inc.'s common stock as of April 30, 2015, for: (a) each Yield Inc. director and the nominees for director; (b) each Yield Operating LLC named executive officer; and (c) Yield Inc. directors and Yield Operating LLC executive officers as a group. Percentage of beneficial ownership is based on 34,586,250 shares of Class A common stock outstanding as of April 30, 2015 and percentage of combined voting power is based on 77,325,000 Class A and Class B common stock outstanding in the aggregate, plus any shares that such person has the right to acquire within 60 days of April 30, 2015. Unless otherwise indicated, each person has sole investment and voting power with respect the shares set forth in the following table.

        Except as noted below, the address of the beneficial owners is NRG Yield, Inc., 211 Carnegie Center, Princeton, New Jersey 08540.

	Class A Common Stock			Common Stock
Name of Beneficial Owner	Number(1)		% of Class A Common Stock	% of Combined Voting Power(2)
David Crane	26,500	(3)	*	*
John F. Chlebowski	20,608	(4)	*	*
Kirkland B. Andrews	5,000		*	*
Brian R. Ford	5,729	(5)	*	*
Mauricio Gutierrez	4,000		*	*
Ferrell P. McClean	12,458	(6)	*	*
Christopher S. Sotos	2,000		*	*
All Directors and Executive Officers as a group (9 people)	78,795	(7)	*	*

*
Less than one percent of outstanding Class A common stock or combined voting power.

(1)
The number of shares beneficially owned by each person or entity is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, each person or entity is considered the beneficial owner of any: (a) shares to which such person or entity has sole or shared voting power or dispositive power and (b) shares that such person or entity has the right to acquire within 60 days.

(2)
Represents the voting power of the Class A common stock and Class B common stock voting together as a single class.

(3)
Includes 1,500 shares held by Mr. Crane's children.

(4)
Includes 10,201 deferred stock units (DSUs) and 407 dividend equivalent rights (DERs), payable in the event the director ceases to be a member of the board of directors of Yield Inc. Each DSU represents the right of a participant to be paid one share of Class A common stock at the end of a deferral period established under the award by the Compensation Committee of Yield Inc. or elected by the participant under the terms of an award and the tax rules applicable to nonqualified deferred compensation plans under Section 409A of the Code. DERs become exercisable proportionately with the DSUs to which they relate. Each DER is the right to receive one share of Class A common stock under its terms.

(5)
Includes 4,547 DSUs and 182 DERs, payable in the event the director ceases to be a member of the the board of directors of Yield Inc.

(6)
Includes 9,093 DSUs and 365 DERs, payable in the event the director ceases to be a member of the the board of directors of Yield Inc.

(7)
Consists of the total holdings of directors and all executive officers as a group.

        The following table sets forth information concerning beneficial ownership of NRG common stock as of April 30, 2015, for: (a) each Yield Inc. director and the nominees for director; (b) each Yield Operating LLC named executive officer; and (c) the Yield Inc. directors and Yield Operating LLC executive officers as a group. Percentage of beneficial ownership is based on 333,494,559 shares of NRG common stock outstanding as of April 30, 2015 plus shares that such person has the right to acquire within 60 days of April 30, 2015. Unless otherwise indicated, each person has the sole investment and voting power with respect to the shares of NRG common stock set forth in the following table.

        Except as noted below, the address of the beneficial owners is NRG Yield, Inc., 211 Carnegie Center, Princeton, New Jersey 08540.

Name of Beneficial Owner	Common Stock(1)		% of Common Stock
David Crane	1,221,937	(2)	*
John F. Chlebowski	—		*
Kirkland B. Andrews	114,316	(3)	*
Brian R. Ford	700		*
Mauricio Gutierrez	177,445	(4)	*
Ferrell P. McClean	—		*
Christopher S. Sotos	47,647	(5)	*
All Directors and Executive Officers as a group (9 people)	1,606,666	(6)	*

*
Less than one percent of outstanding common stock of NRG.

(1)
The number of shares beneficially owned by each person or entity is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, each person or entity is considered the beneficial owner of any: (a) shares to which such person or entity has sole or shared voting power or dispositive power and (b) shares that such person or entity has the right to acquire within 60 days through the exercise of stock options or similar rights.

(2)
Includes 332,300 shares that may be acquired at or within 60 days of April 30, 2015, pursuant to the exercise of options. Mr. Crane also owns 38,142 DSUs and 11,475 DERs. Each DSU represents the right of a participant to be paid one share of NRG's common stock at the end of a deferral period established under the award by the Compensation Committee of Yield Inc. or elected by the participant under the terms of an award and the tax rules applicable to nonqualified deferred compensation plans under Section 409A of the Code. Mr. Crane will receive one such share of common stock for each DSU he owns six months from the date of his termination of employment with NRG.

(3)
Includes 3,156 DERs.

(4)
Includes 3,156 DERs.

(5)
Includes 12,900 shares that may be acquired at or within 60 days of April 30, 2015, pursuant to the exercise of options and 1,153 DERs.

(6)
Consists of the total holdings of directors and all executive officers as a group.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Purchase of ROFO Assets

El Segundo, TA High Desert and Kansas South

        On June 30, 2014, Yield Operating LLC completed the acquisition of El Segundo, TA High Desert and Kansas South, the Acquired ROFO Assets, pursuant to those certain purchase and sale agreements with the sellers, each of which are wholly-owned subsidiaries of NRG.

        In exchange for the Acquired ROFO Assets, Yield Operating LLC paid a total purchase price of $357 million in cash consideration, plus assumed project debt of $612 million. The cash purchase price was funded with cash on hand.

        The purchase of the Acquired ROFO Assets was unanimously approved by the independent members of the board of directors of Yield Inc., which retained independent legal and financial advisors to assist in evaluating and negotiating the transactions. In approving the transactions, the independent members of the board of directors of Yield Inc. based their decisions in part on an opinion from their independent financial advisor.

Purchase of Additional Assets from NRG

Laredo Ridge, Tapestry and Walnut Creek

        On January 2, 2015, Yield Operating LLC completed the acquisition of Laredo Ridge, Tapestry and Walnut Creek, the EME-NYLD-Eligible Assets, pursuant to those certain purchase and sale agreements with the sellers, each of which are wholly-owned subsidiaries of NRG.

        In exchange for the EME-NYLD-Eligible Assets, Yield Operating LLC paid a total purchase price of $480 million in total cash consideration, excluding adjustments for working capital, plus assumed project debt of $737 million. The total purchase price is subject to an adjustment for working capital. The cash purchase price was funded with cash on hand and drawings under Yield Operating LLC's revolving credit facility.

        The purchase of the EME-NYLD-Eligible Assets was unanimously approved by the independent members of the board of directors of Yield Inc., which retained independent legal and financial advisors to assist in evaluating and negotiating the purchase of the EME-NYLD-Eligible Assets. In approving the purchase of the EME-NYLD-Eligible Assets, the independent members of the board of directors of Yield Inc. based their decisions in part on an opinion from their independent financial advisor.

Project-Level Management and Administration Agreements

        Affiliates of NRG provide day-to-day operational, management and administrative support to certain of our project-level entities in accordance with the terms of related operations and maintenance ("O&M"), asset management, and project administration agreements. The agreements, which are considered related person transactions, are described below.

Conventional

        GenConn Devon.    GenConn Devon has entered into an Operation and Maintenance Agreement, dated as of April 24, 2009 (the "GenConn Devon O&M Agreement"), with Devon Power LLC. Devon Power LLC (the "GenConn Devon Operator") is an indirect wholly-owned subsidiary of NRG. In consideration for its services, the GenConn Devon Operator receives a monthly fee equal to the sum of fixed labor expenses and allocated O&M costs. For the years ended December 31, 2014, 2013 and 2012, Devon Power LLC received a total of approximately $3.0 million, $3.3 million and $3.0 million, respectively, in compensation under the GenConn Devon O&M Agreement.

        GenConn Middletown.    GenConn Middletown has entered into an Operation and Maintenance Agreement, dated as of April 24, 2009 (the "GenConn Middletown O&M Agreement"), with Middletown Power LLC. Middletown Power LLC (the "GenConn Middletown Operator") is an indirect wholly-owned subsidiary of NRG. In consideration for its services, the GenConn Middletown Operator receives a monthly fee equal to the sum of fixed labor expenses and allocated O&M costs. For the years ended December 31, 2014, 2013 and 2012, Middletown Power LLC received a total of approximately $3.0 million, $2.5 million and $2.0 million, respectively, in compensation under the GenConn Middletown O&M Agreement.

        El Segundo.    El Segundo has entered into an Operation and Maintenance Management Agreement, dated as of March 31, 2011 (the "El Segundo O&M Agreement"), with NRG El Segundo Operations, Inc. (the "El Segundo Operator"). The El Segundo Operator is an indirect wholly-owned subsidiary of NRG. In consideration for its services, the El Segundo Operator receives an annual fee payable in monthly installments (subject to annual adjustment) plus reimbursable expenses. In addition, the El Segundo Operator may also receive an annual performance bonus or be subject to a reduction in the fixed fee amount based on performance criteria established annually by the parties. For the year ended December 31, 2014, 2013 and 2012, the El Segundo Operator received a total of approximately $3.8 million, $5.0 million and $1.0 million, respectively, in compensation under the El Segundo O&M Agreement.

        El Segundo has also entered into a Project Administration Services Agreement, dated as of March 31, 2011 (the "El Segundo Project Administration Services Agreement"), with NRG West Coast LLC (the "El Segundo Administrator"). The El Segundo Administrator is an indirect wholly owned subsidiary of NRG. NRG West Holdings LLC, our wholly-owned subsidiary and the owner of El Segundo, is also a party to the El Segundo Project Administration Services Agreement. In consideration for its services, the El Segundo Administrator receives an annual fee payable in monthly installments (subject to annual adjustment) plus reimbursable expenses. For the years ended December 31, 2014, 2013 and 2012, the El Segundo Administrator received a total of approximately $313,000, $310,000 and $531,000, respectively, in compensation under the El Segundo Project Administration Services Agreement.

        Marsh Landing.    Marsh Landing has entered into an Administrative Services Agreement, dated April 2, 2009 (the "Marsh Landing Administrative Services Agreement") with GenOn Energy Services, LLC (formerly Mirant Services, LLC) (the "Marsh Landing Administrator"). The Marsh Landing Administrator is an indirect wholly-owned subsidiary of NRG. In consideration for its services, the Marsh Landing Administrator receives an annual fee equal to its cost to perform the services and is reimbursed for all incidental and third party expenses incurred in connection with its provision of the services. For the years ended December 31, 2014, 2013 and 2012, the Marsh Landing Administrator received a total of approximately $12.5 million, $35.6 million and $24 million, respectively, in compensation under the Marsh Landing Administrative Services Agreement.

        Walnut Creek.    Walnut Creek has entered into an Operation and Maintenance Agreement, dated as of July 1, 2011 (the "Walnut Creek O&M Agreement"), with NRG Operation and Maintenance, Inc. (formerly Edison Mission Operation & Maintenance, Inc.) (the "Walnut Creek Operator"). The Walnut Creek Operator is an indirect wholly-owned subsidiary of NRG. In consideration for its services, the Walnut Creek Operator receives a monthly fee equal to cost to perform plus reimbursable expenses. On April 1, 2014, NRG acquired Walnut Creek from EME. On January 2, 2015, Yield Operating LLC acquired Walnut Creek as part of the EME-NYLD-Eligible Assets. For the year ended December 31, 2014, the aggregate compensation paid by NRG and EME under all management and administration agreements related to the EME-NYLD-Eligible Assets exceeded $120,000. As such, we expect compensation to the Walnut Creek Operator to exceed $120,000 during fiscal year 2015 under the Walnut Creek O&M Agreement.

        Walnut Creek has entered into an Asset Services Agreement, dated as of July 1, 2011 (the "Walnut Creek Asset Services Agreement"), with NRG Asset Services LLC (the "Walnut Creek Administrator"). The Walnut Creek Administrator is an indirect wholly-owned subsidiary of NRG. In consideration for its services, the Walnut Creek Administrator receives a quarterly fee for administrative and technical services (subject to annual adjustment) plus reimbursable expenses. On April 1, 2014, NRG acquired Walnut Creek from EME. On January 2, 2015, Yield Operating LLC acquired Walnut Creek as part of the EME-NYLD-Eligible Assets. For the year ended December 31, 2014, the aggregate compensation paid by NRG and EME under all management and administration agreements related to the EME-NYLD-Eligible Assets exceeded $120,000. As such, we expect compensation to the Walnut Creek Administrator to exceed $120,000 during fiscal year 2015 under the Walnut Creek Asset Services Agreement.

Thermal

        NRG Energy Center Dover.    NRG Energy Center Dover has entered into a Plant Operation and Maintenance Management Agreement, dated as of October 1, 2014 (the "Dover O&M Agreement"), with NRG (the "Dover Operator"). The Dover Operator is an indirect wholly-owned subsidiary of NRG. In consideration for its services, the Dover Operator receives a monthly fee including all reasonable and related expenses and expenditures, including payments to third parties for services and materials rendered. For the year ended December 31, 2014, the Dover Operator received a total of approximately $2.0 million in compensation under the Dover O&M Agreement. Prior to October 1, 2014, NRG provided the same services to the thermal entities on an informal basis.

        NRG Energy Center Harrisburg.    NRG Energy Center Harrisburg has entered into a Plant Operation and Maintenance Management Agreement, dated as of October 1, 2014 (the "Harrisburg O&M Agreement"), with NRG (the "Harrisburg Operator"). The Harrisburg Operator is an indirect wholly-owned subsidiary of NRG. In consideration for its services, the Harrisburg Operator receives a monthly fee including all reasonable and related expenses and expenditures, including payments to third parties for services and materials rendered. For the year ended December 31, 2014, the Harrisburg Operator received a total of approximately $2.9 million in compensation under the Harrisburg O&M Agreement. Prior to October 1, 2014, NRG provided the same services to the thermal entities on an informal basis.

        NRG Energy Center HCEC.    NRG Energy Center HCEC has entered into a Plant Operation and Maintenance Management Agreement, dated as of October 1, 2014 (the "HCEC O&M Agreement"), with NRG (the "HCEC Operator"). The HCEC Operator is an indirect wholly-owned subsidiary of NRG. In consideration for its services, the HCEC Operator receives a monthly fee including all reasonable and related expenses and expenditures, including payments to third parties for services and materials rendered. For the year ended December 31, 2014, the HCEC Operator received a total of approximately $1.2 million in compensation under the HCEC O&M Agreement. Prior to October 1, 2014, NRG provided the same services to the thermal entities on an informal basis.

        NRG Energy Center Minneapolis.    NRG Energy Center Minneapolis has entered into a Plant Operation and Maintenance Management Agreement, dated as of October 1, 2014 (the "Minneapolis O&M Agreement"), with NRG (the "Minneapolis Operator"). The Minneapolis Operator is an indirect wholly-owned subsidiary of NRG. In consideration for its services, the Minneapolis Operator receives a monthly fee including all reasonable and related expenses and expenditures, including payments to third parties for services and materials rendered. For the year ended December 31, 2014, the Minneapolis Operator received a total of approximately $6.5 million in compensation under the Minneapolis O&M Agreement. Prior to October 1, 2014, NRG provided the same services to the thermal entities on an informal basis.

        NRG Energy Center Omaha.    NRG Energy Center Omaha has entered into a Plant Operation and Maintenance Management Agreement, dated as of October 1, 2014 (the "Omaha O&M Agreement"),

with NRG (the "Omaha Operator"). The Omaha Operator is an indirect wholly-owned subsidiary of NRG. In consideration for its services, the Omaha Operator receives a monthly fee including all reasonable and related expenses and expenditures, including payments to third parties for services and materials rendered. For the year ended December 31, 2014, the Omaha Operator received a total of approximately $3.3 million in compensation under the Omaha O&M Agreement. Prior to October 1, 2014, NRG provided the same services to the thermal entities on an informal basis.

        NRG Energy Center Phoenix.    NRG Energy Center Phoenix has entered into a Plant Operation and Maintenance Management Agreement, dated as of October 1, 2014 (the "Phoenix O&M Agreement"), with NRG (the "Phoenix Operator"). The Phoenix Operator is an indirect wholly-owned subsidiary of NRG. In consideration for its services, the Phoenix Operator receives a monthly fee including all reasonable and related expenses and expenditures, including payments to third parties for services and materials rendered. For the year ended December 31, 2014, the Phoenix Operator received a total of approximately $2.8 million in compensation under the Phoenix O&M Agreement. Prior to October 1, 2014, NRG provided the same services to the thermal entities on an informal basis.

        NRG Energy Center Pittsburgh.    NRG Energy Center Pittsburgh has entered into a Plant Operation and Maintenance Management Agreement, dated as of October 1, 2014 (the "Pittsburgh O&M Agreement"), with NRG (the "Pittsburgh Operator"). The Pittsburgh Operator is an indirect wholly-owned subsidiary of NRG. In consideration for its services, the Pittsburgh Operator receives a monthly fee including all reasonable and related expenses and expenditures, including payments to third parties for services and materials rendered. For the year ended December 31, 2014, the Pittsburgh Operator received a total of approximately $2.1 million in compensation under the Pittsburgh O&M Agreement. Prior to October 1, 2014, NRG provided the same services to the thermal entities on an informal basis.

        NRG Energy Center Princeton.    NRG Energy Center Princeton has entered into a Plant Operation and Maintenance Management Agreement, dated as of October 1, 2014 (the "Princeton O&M Agreement"), with NRG (the "Princeton Operator"). The Princeton Operator is an indirect wholly-owned subsidiary of NRG. In consideration for its services, the Princeton Operator receives a monthly fee including all reasonable and related expenses and expenditures, including payments to third parties for services and materials rendered. For the year ended December 31, 2014, the Princeton Operator received a total of approximately $1.1 million in compensation under the Princeton O&M Agreement. Prior to October 1, 2014, NRG provided the same services to the thermal entities on an informal basis.

        NRG Energy Center San Diego.    NRG Energy Center San Diego has entered into a Plant Operation and Maintenance Management Agreement, dated as of October 1, 2014 (the "San Diego O&M Agreement"), with NRG (the "San Diego Operator"). The San Diego Operator is an indirect wholly-owned subsidiary of NRG. In consideration for its services, the San Diego Operator receives a monthly fee including all reasonable and related expenses and expenditures, including payments to third parties for services and materials rendered. For the year ended December 31, 2014, the San Diego Operator received a total of approximately $477,000 in compensation under the San Diego O&M Agreement. Prior to October 1, 2014, NRG provided the same services to the thermal entities on an informal basis.

        NRG Energy Center San Francisco.    NRG Energy Center San Francisco has entered into a Plant Operation and Maintenance Management Agreement, dated as of October 1, 2014 (the "San Francisco O&M Agreement"), with NRG (the "San Francisco Operator"). The San Francisco Operator is an indirect wholly-owned subsidiary of NRG. In consideration for its services, the San Francisco Operator receives a monthly fee including all reasonable and related expenses and expenditures, including payments to third parties for services and materials rendered. For the year ended December 31, 2014, the San Francisco Operator received a total of approximately $3.8 million in compensation under the San Francisco O&M Agreement. Prior to October 1, 2014, NRG provided the same services to the thermal entities on an informal basis.

        NRG Energy Center Smyrna.    NRG Energy Center Smyrna has entered into a Plant Operation and Maintenance Management Agreement, dated as of October 1, 2014 (the "Smyrna O&M Agreement"), with NRG (the "Smyrna Operator"). The Smyrna Operator is an indirect wholly-owned subsidiary of NRG. In consideration for its services, the Smyrna Operator receives a monthly fee including all reasonable and related expenses and expenditures, including payments to third parties for services and materials rendered. For the year ended December 31, 2014, the Smyrna Operator received a total of approximately $459,000 in compensation under the Smyrna O&M Agreement. Prior to October 1, 2014, NRG provided the same services to the thermal entities on an informal basis.

        NRG Energy Center Tucson.    NRG Energy Center Tucson has entered into a Plant Operation and Maintenance Management Agreement, dated as of October 1, 2014 (the "Tucson O&M Agreement"), with NRG (the "Tucson Operator"). The Tucson Operator is an indirect wholly-owned subsidiary of NRG. In consideration for its services, the Tucson Operator receives a monthly fee including all reasonable and related expenses and expenditures, including payments to third parties for services and materials rendered. For the year ended December 31, 2014, the Tucson Operator received a total of approximately $341,000 in compensation under the Tucson O&M Agreement. Prior to October 1, 2014, NRG provided the same services to the thermal entities on an informal basis.

Utility-Scale Solar

        Alpine.    NRG Solar Alpine LLC has entered into an Asset Management Agreement, dated as of March 15, 2012 (the "Alpine Asset Management Agreement"), with NRG Solar Asset Management LLC. NRG Solar Asset Management LLC (the "Alpine Operator") is an indirect wholly-owned subsidiary of NRG. In consideration for its services, the Alpine Operator is paid an annual management fee (subject to annual adjustment). For the years ended December 31, 2014 and 2013, the Alpine Operator received a total of approximately $126,000 and $117,000, respectively, in compensation under the Alpine Asset Management Agreement. For the year ended December 31, 2012, the Alpine Operator did not receive compensation under the Alpine Asset Management Agreement as the plant had not yet achieved commercial operations.

        Avenal.    Avenal has entered into an Operation and Maintenance Agreement, dated as of January 31, 2011 (the "Avenal O&M Agreement"), with NRG Energy Services LLC. NRG Energy Services LLC (the "Avenal Operator") is an indirect wholly-owned subsidiary of NRG. In consideration for its services, the Avenal Operator receives an annual fee, paid in equal monthly installments, based on an initial annual fee (subject to annual adjustment). For the years ended December 31, 2014, 2013 and 2012, the Avenal Operator received a total of approximately $414,000, $469,00 and $586,000, respectively, in compensation under the Avenal O&M Agreement.

        Avra Valley.    Avra Valley has entered into an Asset Management Agreement, dated as of August 30, 2012 (the "Avra Valley Asset Management Agreement"), with NRG Solar Asset Management LLC. NRG Solar Asset Management LLC (the "Avra Valley Operator") is an indirect wholly-owned subsidiary of NRG. In consideration for its services, the Avra Valley Operator is paid an annual management fee, subject to annual adjustment. The Avra Valley Operator is also reimbursed for all reasonably expenses incurred in connection with performance of its obligations (not including internal general and administrative overhead expenses, or the salaries of or benefits provided to any of the Avra Valley Operator's employees). For the years ended December 31, 2014 and 2013, the Avra Valley Operator received $0 and approximately $72,000, respectively, in compensation under the Avra Valley Asset Management Agreement. For the year ended December 31, 2012, the Avra Valley Operator did not receive compensation under the Avra Valley Asset Management Agreement as the plant had not yet achieved commercial operations.

        Borrego.    Borrego has entered into an Operation and Maintenance Agreement, dated as of August 1, 2012 (the "Borrego O&M Agreement"), with NRG Energy Services LLC. NRG Energy Services LLC (the "Borrego Operator") is an indirect wholly-owned subsidiary of NRG. In consideration for its services, the Borrego Operator receives a monthly fee (subject to annual adjustment) equal to the sum of certain types of expenses incurred for such month, subject to limits in the applicable annual maintenance plan. For the years ended December 31, 2014 and 2013, the Borrego Operator received a total of approximately $455,000 and $319,00, respectively, in compensation under the Borrego O&M Agreement. For the year ended December 31, 2012, the Borrego Operator did not receive compensation under the Borrego O&M Agreement as the plant had not yet achieved commercial operations.

        CVSR.    CVSR has entered into an Operation and Maintenance Agreement, dated as of September 30, 2011 (the "CVSR O&M Agreement"), with NRG Energy Services LLC. NRG Energy Services LLC (the "CVSR Operator") is an indirect wholly-owned subsidiary of NRG. In consideration for its services, the CVSR Operator receives a monthly fee equal to the sum of certain types of expenses incurred for such month, subject to limits in the applicable annual maintenance plan. In addition, the CVSR Operator receives an annual profit fee (subject to adjustment) in an amount that increases with time. For the years ended December 31, 2014, 2013 and 2012, the CVSR Operator received a total of approximately $6.7 million, $2.8 million and $153,000, respectively, in compensation under the CVSR O&M Agreement.

Wind

        Buffalo Bear.    Buffalo Bear has entered into an Amended and Restated Asset Services Agreement, dated as of September 15, 2011 (the "Buffalo Bear Asset Services Agreement"), with NRG Asset Services LLC (the "Buffalo Bear Administrator"). The Buffalo Bear Administrator is an indirect wholly-owned subsidiary of NRG. In consideration for its services, the Buffalo Bear Administrator receives an annual fee payable quarterly (subject to annual adjustment). On April 1, 2014, NRG acquired Buffalo Bear from EME. On January 2, 2015, Yield Operating LLC acquired Buffalo Bear as part of the EME-NYLD-Eligible Assets. For the year ended December 31, 2014, the aggregate compensation paid by NRG and EME under all management and administration agreements related to the EME-NYLD-Eligible Assets exceeded $120,000. As such, we expect compensation to the Buffalo Bear Administrator to exceed $120,000 during fiscal year 2015 under the Buffalo Bear Asset Services Agreement.

        Laredo Ridge.    Laredo Ridge has entered into an Operation and Maintenance Agreement, dated as of May 27, 2010 (the "Laredo Ridge O&M Agreement"), with NRG Operation and Maintenance, Inc. (formerly Edison Mission Operation & Maintenance, Inc.) (the "Laredo Ridge Operator"). The Laredo Ridge Operator is an indirect wholly-owned subsidiary of NRG. In consideration for its services, the Laredo Ridge Operator receives a base annual fee payable monthly (subject to annual adjustment) plus reimbursable expenses. In addition, the Laredo Ridge Operator is paid change order compensation. On April 1, 2014, NRG acquired Laredo Ridge from EME. On January 2, 2015, Yield Operating LLC acquired Laredo Ridge as part of the EME-NYLD-Eligible Assets. For the year ended December 31, 2014, the aggregate compensation paid by NRG and EME under all management and administration agreements related to the EME-NYLD-Eligible Assets exceeded $120,000. As such, we expect compensation to the Laredo Ridge Operator to exceed $120,000 during fiscal year 2015 under the Laredo Ridge O&M Agreement.

        Laredo Ridge has entered into a Services Agreement, dated as of May 27, 2010 (the "Laredo Ridge Services Agreement"), with NRG Asset Services LLC (the "Laredo Ridge Administrator"). The Laredo Ridge Administrator is an indirect wholly-owned subsidiary of NRG. In consideration for its services, the Laredo Ridge Administrator receives an annual fee payable quarterly (subject to annual adjustment) plus reimbursable expenses. On April 1, 2014, NRG acquired Laredo Ridge from EME. On January 2, 2015, Yield Operating LLC acquired Laredo Ridge as part of the EME-NYLD-Eligible Assets. For the year ended December 31, 2014, the aggregate compensation paid by NRG and EME under all management and administration agreements related to the EME-NYLD-Eligible Assets exceeded $120,000. As such, we expect compensation to the Laredo Ridge Administrator to exceed $120,000 during fiscal year 2015 under the Laredo Ridge Services Agreement.

        Pinnacle.    Pinnacle has entered into an Operation and Maintenance Agreement, dated as of April 8, 2011 (the "Pinnacle O&M Agreement"), with NRG Operation and Maintenance, Inc. (formerly Edison Mission Operation & Maintenance, Inc.) (the "Pinnacle Operator"). The Pinnacle Operator is an indirect wholly-owned subsidiary of NRG. In consideration for its services, the Pinnacle Operator receives a base annual fee payable monthly (subject to annual adjustment) plus reimbursable expenses. In addition, the Pinnacle Operator is paid change order compensation. On April 1, 2014, NRG acquired Pinnacle from EME. On January 2, 2015, Yield Operating LLC acquired Pinnacle as part of the EME-NYLD-Eligible Assets. For the year ended December 31, 2014, the aggregate compensation paid by NRG and EME under all management and administration agreements related to the EME-NYLD-Eligible Assets exceeded $120,000. As such, we expect compensation to the Pinnacle Operator to exceed $120,000 during fiscal year 2015 under the Pinnacle O&M Agreement.

        Pinnacle has entered into an Amended and Restated Services Agreement, dated as of September 15, 2011 (the "Pinnacle Services Agreement"), with NRG Asset Services LLC (the "Pinnacle Administrator"). The Pinnacle Administrator is an indirect wholly-owned subsidiary of NRG. In consideration for its services, the Pinnacle Administrator receives an annual fee payable quarterly (subject to annual adjustment). On April 1, 2014, NRG acquired Pinnacle from EME. On January 2, 2015, Yield Operating LLC acquired Pinnacle as part of the EME-NYLD-Eligible Assets. For the year ended December 31, 2014, the aggregate compensation paid by NRG and EME under all management and administration agreements related to the EME-NYLD-Eligible Assets exceeded $120,000. As such, we expect compensation to the Pinnacle Administrator to exceed $120,000 during fiscal year 2015 under the Pinnacle Services Agreement.

        South Trent.    South Trent has entered into a Management Operation and Maintenance Management Agreement, dated as of August 16, 2010 (the "South Trent O&M Agreement"), with NRG Texas Power LLC (the "South Trent Operator"). The South Trent Operator is an indirect wholly owned subsidiary of NRG. In consideration for its services, the South Trent Operator receives an annual fee payable monthly (subject to annual adjustment) plus reimbursable expenses. For the years ended December 31, 2014, 2013 and 2012, the South Trent Operator received a total of approximately $672,000, $1.1 million and $1.1 million, respectively, in compensation under the South Trent O&M Agreement.

        South Trent has entered into a Project Administration Agreement, dated as of August 16, 2010 (the "South Trent Project Administration Agreement"), with NRG Texas Power LLC. NRG Texas Power LLC (the "South Trent Administrator") is an indirect wholly-owned subsidiary of NRG. In consideration for its services, the South Trent Administrator receives an annual fee payable in monthly increments (subject to annual adjustment) plus all reimbursable expenses. For the years ended December 31, 2014, 2013 and 2012, the South Trent Administrator received a total of approximately $428,000, $209,00 and $415,000, respectively, in compensation under the South Trent Project Administration Agreement.

        Taloga.    Taloga has entered into an Operation and Maintenance Agreement, dated as of July 1, 2011 (the "Taloga O&M Agreement"), with NRG Operation and Maintenance, Inc. (formerly Edison Mission Operation & Maintenance, Inc.) (the "Taloga Operator"). The Taloga Operator is an indirect wholly-owned subsidiary of NRG. In consideration for its services, the Taloga Operator receives a base annual fee payable monthly (subject to annual adjustment) plus reimbursable expenses. In addition, the Taloga Operator is paid change order compensation. On April 1, 2014, NRG acquired Taloga from EME. On January 2, 2015, Yield Operating LLC acquired Taloga as part of the EME-NYLD-Eligible Assets. For the year ended December 31, 2014, the aggregate compensation paid by NRG and EME under all management and administration agreements related to the EME-NYLD-Eligible Assets exceeded $120,000. As such, we expect compensation to the Taloga Operator to exceed $120,000 during fiscal year 2015 under the Taloga O&M Agreement.

        Taloga has entered into a Services Agreement, dated as of September 15, 2011 (the "Taloga Services Agreement"), with NRG Asset Services LLC (the "Taloga Administrator"). The Taloga Administrator is an indirect wholly-owned subsidiary of NRG. In consideration for its services, the Taloga Administrator receives an annual fee payable quarterly (subject to annual adjustment). On April 1, 2014, NRG acquired Taloga from EME. On January 2, 2015, Yield Operating LLC acquired Taloga as part of the EME-NYLD-Eligible Assets. For the year ended December 31, 2014, the aggregate compensation paid by NRG and EME under all management and administration agreements related to the EME-NYLD-Eligible Assets exceeded $120,000. As such, we expect compensation to the Taloga Administrator to exceed $120,000 during fiscal year 2015 under the Taloga Services Agreement.

Dover Power Sales and Services Agreement

        NRG Energy Center Dover LLC ("NRG Dover") has entered into a Power Sales and Services Agreement, dated as of May 12, 2003 (the "Dover Agreement"), with NRG Power Marketing LLC ("NRG Power Marketing"), a wholly-owned subsidiary of NRG. Under the Dover Agreement, NRG Power Marketing has the exclusive right to (a) manage, market and sell power, (b) procure fuel and fuel transportation for operation of the Dover generating facility, to include for purposes other than generating power, (c) procure transmission services required for the sale of power, and (d) procure and market emissions credits for operation of the Dover generating facility.

        In addition, NRG Power Marketing has the exclusive right and obligation to direct the output from the generating facility, in accordance with and to meet the terms of any power sales contracts executed against the power generation of the Dover facility. Under the Dover Agreement, NRG Power Marketing pays NRG Dover gross receipts generated through sales, less costs incurred by NRG Power Marketing related to providing such services as transmission and delivery costs, as well as fuel costs. During 2011, the existing coal purchase contract expired and NRG Power Marketing entered into a new contract, which expired in December 2012, to purchase coal for the Dover facility. In July 2013, the originally coal-fueled plant was converted to become a natural gas facility. For the years ended December 31, 2014 and 2013, NRG Dover purchased approximately $10.2 million and $5.0 million, respectively, of natural gas from NRG Power Marketing. For the year ended December 31, 2012, NRG Dover purchased approximately $2 million of coal from NRG Power Marketing.

Additional El Segundo Agreements

        El Segundo has entered into an Amended and Restated Easement Agreement, effective as of March 31, 2011 (the "El Segundo Easement Agreement"), with El Segundo Power II LLC ("El Segundo Power II"), a wholly-owned subsidiary of NRG, for a parcel of real property located in the city of El Segundo, California. The easement is for the construction, operation and maintenance of sewer lines, as well as for the construction, operations and maintenance of right of way and facilities for lay down and staging areas for the project. The term of the El Segundo Easement Agreement is over the life of the project. Under the El Segundo Easement Agreement, El Segundo is required to pay an annual fee, subject to adjustment. For the years ended December 31, 2014, 2013 and 2012, El Segundo paid approximately $267,000, $265,000 and $257,000, respectively, under the El Segundo Easement Agreement.

        El Segundo has entered into an Amended and Restated Ground Lease and Easement Agreement, effective as of March 31, 2011 (the "El Segundo Ground Lease and Easement Agreement"), with El Segundo Power, LLC ("El Segundo Power"), a wholly-owned subsidiary of NRG, for a parcel of real property in the city of El Segundo, California. The non-exclusive easements are for the construction, operation and maintenance of support infrastructure for the project. The initial term of the El Segundo Ground Lease and Easement Agreement is over the construction of the project through the twentieth anniversary of the commercial operations date. Under the El Segundo Ground Lease and Easement Agreement, El Segundo is required to pay rent monthly, subject to annual adjustment. For the years ended December 31, 2014, 2013 and 2012, El Segundo paid approximately $1.0 million for each year under the El Segundo Ground Lease and Easement Agreement.

        On March 31, 2011, El Segundo executed an energy marketing services agreement (the "El Segundo Energy Marketing Agreement") with NRG Power Marketing LLC, a wholly-owned subsidiary of NRG, to procure fuel and market capacity, energy and ancillary output of the facility prior to the start of the power purchase agreement with Southern California Edison. During the years ended December 31, 2014, 2013 and 2012, El Segundo paid approximately $667,000, $12.4 million and $0, respectively, in energy costs related to the El Segundo Energy Marketing Agreement.

Intercompany Note

        During the first quarter of 2014, Yield Inc. closed on its offering of $345 million of the 3.50% Convertible Notes. Yield LLC and Yield Operating LLC provided a guarantee of the 3.50% Convertible Notes. In addition, Yield Operating LLC and Yield Inc. entered into an intercompany borrowing arrangement, under which Yield Operating LLC borrowed $337 million of the proceeds of the 3.50% Convertible Notes. In addition to making interest and principal payments, Yield Operating LLC agreed to provide Yield Inc. with the cash necessary to make any payments required under the notes in other circumstances (e.g. cash settlement upon conversion). The intercompany note bears interest at a rate of 3.58% and matures in 2019. As of December 31, 2014, $337 million of principal remained outstanding under the intercompany borrowing arrangement.

Accounts Payable to NRG Renew LLC (formerly known as NRG Solar LLC)

        During the third quarter of 2013, NRG Renew LLC ("NRG Renew"), a wholly-owned subsidiary of NRG, made 100% of the required capital contributions to CVSR on our behalf, including our 48.95% portion, of which $14 million was outstanding as of December 31, 2013. We repaid this balance to NRG Renew during the quarter ended March 31, 2014.

Accounts Payable to NRG Repowering Holdings LLC

        During 2013, NRG Repowering Holdings, LLC ("NRG Repowering Holdings"), a wholly-owned subsidiary of NRG, made payments to BA Leasing BSC, LLC ("BA Leasing") of $18 million, which were expected to be repaid with the proceeds of the cash grant received by BA Leasing with respect to the PFMG DG Solar Projects in connection with a sale-leaseback arrangement between the PFMG DG Solar Projects and BA Leasing. As of December 31, 2013, PFMG DG Solar Projects had a corresponding receivable for the reimbursement of the cash grant from BA Leasing and related payable to NRG Repowering Holdings. In the first quarter of 2014, the PFMG DG Solar Projects received $11 million from BA Leasing and reduced the remaining receivable with an offset to the deferred liability recorded in connection with the sale-leaseback arrangement. The PFMG DG Solar Projects utilized the $11 million to repay NRG Repowering Holdings.

Management Services Agreement

        We entered into a Management Services Agreement with NRG pursuant to which NRG has agreed to provide or arrange for other service providers to provide management and administration services to us. Pursuant to the Management Services Agreement, we pay a base management fee of approximately $1.5 million per quarter. The base management fee is adjusted for inflation annually at an inflation factor based on year-over-year Consumer Price Index ("CPI"). The base management fee will also be increased in connection with our completion of future acquisitions by an amount equal to 0.05% of the enterprise value of the acquired assets as of the acquisition closing date. The base management fee is expected to increase by approximately $164,000 per quarter in 2015 as a result of the annual CPI adjustment and the acquisition of the EME-NYLD-Eligible Assets. We also reimburse NRG for any out-of-pocket fees, costs and expenses incurred in the provision of the management and administration services. For the year ended December 31, 2014, NRG received total compensation of approximately $8 million and $3 million for the period beginning July 23, 2013 and ending December 31, 2013, under the Management Services Agreement.

        The following is a summary of certain provisions of the Management Services Agreement and is qualified in its entirety by reference to all of the provisions of such agreement.

Services Rendered

        Under the Management Services Agreement, NRG or certain of its affiliates provide or arrange for the provision by an appropriate service provider of the following services:

  •
  causing or supervising the carrying out of all day-to-day management, secretarial, accounting, banking, treasury, administrative, liaison, representative, regulatory and reporting functions and obligations;

  •
  establishing and maintaining or supervising the establishment and maintenance of books and records;

  •
  identifying, evaluating and recommending to us acquisitions or dispositions from time-to-time and, where requested to do so, assisting in negotiating the terms of such acquisitions or dispositions;

  •
  recommending and, where requested to do so, assisting in the raising of funds whether by way of debt, equity or otherwise, including the preparation, review or distribution of any prospectus or offering memorandum in respect thereof and assisting with communications support in connection therewith;

  •
  recommending suitable candidates to serve on the board of directors of Yield Inc. or their equivalents of our subsidiaries;

  •
  making recommendations with respect to the exercise of any voting rights to which we are entitled in respect of our subsidiaries;

  •
  making recommendations with respect to the payment of dividends by us or any other distributions by us, including distributions to holders of Yield Inc.'s Class A common stock;

  •
  monitoring and/or oversight of the applicable accountants, legal counsel and other accounting, financial or legal advisors and technical, commercial, marketing and other independent experts, and managing litigation in which we are sued or commencing litigation after consulting with, and subject to the approval of, the relevant board of directors or its equivalent;

  •
  attending to all matters necessary for any reorganization, bankruptcy proceedings, dissolution or winding up involving us, subject to approval by the relevant board of directors or its equivalent;

  •
  supervising the timely calculation and payment of taxes payable, and the filing of all tax returns;

  •
  causing our annual combined financial statements and quarterly interim financial statements to be: (a) prepared in accordance with generally accepted accounting principles or other applicable accounting principles for review and audit at least to such extent and with such frequency as may be required by law or regulation; and (b) submitted to the relevant board of directors or its equivalent for its prior approval;

  •
  making recommendations in relation to and effecting the entry into insurance policies covering our assets, together with other insurances against other risks, including directors and officers insurance as the relevant service provider and the relevant board of directors or its equivalent may from time to time agree;

  •
  arranging for individuals to carry out the functions of principal executive, accounting and financial officers for purposes of applicable securities laws;

  •
  providing individuals to act as senior officers as agreed from time-to-time, subject to the approval of the relevant board of directors or its equivalent;

  •
  advising us regarding the maintenance of compliance with applicable laws and other obligations; and

  •
  providing all such other services as may from time-to-time be agreed by the parties that are reasonably related to our day-to-day operations.

        These activities will be subject to the supervision of the board of directors of Yield Inc. and the board of directors of each of our subsidiaries or their equivalent, as applicable.

Management Fee

        Pursuant to the Management Services Agreement, we pay a base management fee of approximately $1.5 million per quarter. The base management fee is adjusted for inflation annually at an inflation factor based on year-over-year CPI. The base management fee is also increased in connection with our completion of future acquisitions (including any ROFO Assets described in "Certain Relationships and Related Party Transactions—Right of First Offer") by an amount equal to 0.05% of the enterprise value of the acquired assets as of the acquisition closing date. The base management fee is expected to increase by approximately $164,000 per quarter in 2015 as a result of the annual CPI adjustment and the acquisition of the EME-NYLD-Eligible Assets.

Reimbursement of Expenses and Certain Taxes

        We also reimburse NRG for any out-of-pocket fees, costs and expenses incurred in the provision of the management and administration services. However, we are not required to reimburse NRG for the salaries and other remuneration of its management, personnel or support staff who carry out any services or functions for us or overhead for such persons. We are required to pay NRG all other out-of-pocket fees, costs and expenses incurred in connection with the provision of the services including those of any third party and to reimburse NRG for any such fees, costs and expenses.

        In addition, we are required to pay all fees, expenses and costs incurred in connection with the investigation, acquisition, holding or disposal of any acquisition that is made or that is proposed to be made by us. Where the acquisition or proposed acquisition involves a joint acquisition that is made alongside one or more other persons, NRG will be required to allocate such fees, costs and expenses in proportion to the notional amount of the acquisition made (or that would have been made in the case of an unconsummated acquisition) among all joint investors. Such additional fees, expenses and costs represent out-of-pocket costs associated with investment activities that will be undertaken pursuant to the Management Services Agreement.

        We are also required to pay or reimburse NRG for all sales, use, value added, withholding or other taxes or customs duties or other governmental charges levied or imposed by reason of the Management Services Agreement or any agreement it contemplates, other than income taxes, corporation taxes, capital gains taxes or other similar taxes payable by NRG, which are personal to NRG.

Termination

        The Management Services Agreement does not have a fixed term. However, we will be able to terminate the Management Services Agreement upon 30 days' prior written notice, and NRG will be able to terminate the Management Services Agreement upon 180 days' prior written notice, if (a) the other party defaults in its obligations resulting in material harm and remaining unremedied for 30 days after notice of breach is given; (b) the other party engages in fraud, misappropriation or the like resulting in material harm; or (c) certain events occur relating to the bankruptcy or insolvency of the other party. Except as set forth above in "—Management Fee," we do not have a right to terminate for any other reason, including if NRG experiences a change of control. We will only be able to terminate the Management Services Agreement with the prior unanimous approval of our independent directors.

The Management Services Agreement expressly provides that the agreement may not be terminated by us due solely to the poor performance or the underperformance of any of our operations.

Indemnification and Limitations on Liability

        Under the Management Services Agreement, NRG does not assume any responsibility other than to provide or arrange for the provision of the services called for thereunder in good faith and is not responsible for any action that we take in following or declining to follow the advice or recommendations of NRG. The maximum amount of the aggregate liability of NRG or any of its affiliates or agents will be equal to the base management fee previously paid by us in the two most recent calendar years pursuant to the Management Services Agreement. We have also agreed to indemnify each of NRG and its affiliates or agents to the fullest extent permitted by law from and against any losses incurred by an indemnified person or threatened in connection with our respective businesses, investments and activities or related to the Management Services Agreement or the services provided by NRG, subject to certain exceptions. In addition, under the Management Services Agreement, the indemnified persons will not be liable to us to the fullest extent permitted by law, subject to certain exceptions.

Outside Activities

        The Management Services Agreement does not prohibit NRG or its affiliates from pursuing other business activities or providing services to third parties that compete directly or indirectly with us.

Right of First Offer

        Pursuant to the terms of the ROFO Agreement, NRG has granted us and our affiliates a right of first offer on any proposed sale, transfer or other disposition of any of the remaining ROFO Assets until May 2022. The table below lists the remaining ROFO Assets:

Asset	Fuel Type	Net Capacity (MW)(1)	COD	Offtake (Term/Offtaker)
CVSR(2)	Solar	128	2013	25 year PPA/PG&E
Ivanpah(3)	Solar	193	2013	20 - 25 year PPA/PG&E and SCE
Agua Caliente(4)	Solar	148	2013	25 year PPA/PG&E
Carlsbad	Conventional	632	2017
Mandalay/Oxnard	Conventional	262	2020
Elkhorn Ridge(5)	Wind	54	2009
San Juan Mesa(5)	Wind	90	2005
Wildorado(5)	Wind	161	2007
Crosswinds(5)	Wind	21	2007
Forward(5)	Wind	29	2007
Hardin(5)	Wind	15	2008
Odin(5)	Wind	20	2007
Sleeping Bear(5)	Wind	95	2007
Spanish Fork(5)	Wind	19	2008
Goat Wind(5)	Wind	150	2008/2009
Lookout(5)	Wind	38	2008
Elbow Creek(5)	Wind	122	2009
Community(5)	Wind	30	2011
Jeffers(5)	Wind	50	2008
Minnesota Portfolio(5)(6)	Wind	40	2003/2006

(1)
Represents the maximum, or rated, electricity generating capacity of the facility in MW multiplied by NRG's percentage ownership interest in the facility as of December 31, 2014.

(2)
Represents NRG's remaining 51.05% ownership interest in CVSR.

(3)
Represents NRG's 49.95% ownership interest in Ivanpah. Following a sale of this 49.95% interest, the remaining 50.05% of Ivanpah would be owned by NRG, Google Inc. and BrightSource Energy Inc.

(4)
Represents NRG's 51% ownership interest in Agua Caliente. The remaining 49% of Agua Caliente is owned by MidAmerican Energy Holdings Inc.

(5)
Part of PayGo tax equity portfolio closed in 2014. NRG ownership does not reflect tax equity investor interest in portfolio.

(6)
Includes Bingham Lake, Eastridge, and Westridge projects.

        Prior to engaging in any negotiation regarding any disposition, sale or other transfer of any of the remaining ROFO Assets, NRG will deliver a written notice to us setting forth the material terms and conditions of the proposed transaction. During the 30-day period after the delivery of such notice, we will negotiate with NRG in good faith to reach an agreement on the transaction. If the parties do not reach an agreement within such 30-day period, NRG will be able within the next 180 calendar days to sell, transfer, dispose or recontract such ROFO Asset to a third party (or to agree in writing to undertake such transaction with a third party) on terms generally no less favorable to NRG than those offered pursuant to the written notice.

        Under the ROFO Agreement, NRG is not obligated to sell the remaining ROFO Assets. In addition, any offer to sell under the ROFO Agreement will be subject to an inherent conflict of interest because the same professionals within NRG's organization that are involved in acquisitions that are suitable for us have responsibilities within NRG's broader asset management business. Notwithstanding the significance of the services to be rendered by NRG or its designated affiliates on our behalf or of the assets which we may elect to acquire from NRG in accordance with the terms of the ROFO Agreement or otherwise, NRG does not owe fiduciary duties to us or our stockholders. Any material transaction with NRG (including the proposed acquisition of any ROFO Asset) will be subject to our related person transaction policy, which will require prior approval of such transaction by Yield Inc.'s Corporate Governance, Conflicts and Nominating Committee. Those of our executive officers who have economic interests in NRG may be conflicted when advising Yield Inc.'s Corporate Governance, Conflicts and Nominating Committee or otherwise participating in the negotiation or approval of such transactions.

Second Amended and Restated Limited Liability Company Agreement of Yield LLC

        The third amended and restated limited liability company agreement (the "LLC Agreement") of Yield LLC, dated as of May 14, 2015, authorizes four classes of units, the Class A units, the Class B units, the Class C units and Class D units, and appoints Yield Inc. as the sole managing member of Yield LLC.

Governance

        Yield Inc. serves as the sole managing member of Yield LLC. As such, Yield Inc., and effectively the board of directors of Yield Inc., controls the business and affairs of Yield LLC and are responsible for the management of its business. Any amendment, supplement or waiver of the LLC Agreement must be approved by a majority of Yield Inc.'s independent directors.

Voting and Economic Rights of Members

        Yield LLC has issued Class A units and Class C units to Yield Inc., as the sole managing member, and Class B units and Class D units which may only be issued to NRG (or its permitted transferees). The Class A units, Class B units, Class C units and Class D units have equivalent economic and other rights, except that upon issuance, each holder of a Class B unit or Class D unit will also be issued a share of Yield Inc.'s Class B common stock or Class D common stock, as applicable. Each Class B unit is exchangeable for a share of Yield Inc.'s Class A common stock and each Class D unit is exchangable for a share of Yield Inc.'s Class C common stock, subject to certain adjustments in accordance with the terms of the Exchange Agreement, described below. When NRG or its permitted transferee exchanges a Class B unit or Class D unit of Yield LLC for a share of Yield Inc.'s Class A common stock or Class C common stock, Yield Inc. will automatically redeem and cancel a corresponding share of Yield Inc.'s Class B common stock or Class D common stock, as applicable, and the Class B unit or Class D unit will automatically convert into a Class A unit or Class C unit, as applicable, of Yield LLC issued to Yield Inc. The Class A units, the Class B units, the Class C units and the Class D units do not have any voting rights.

        Net profits and net losses and distributions by Yield LLC are and will continue to be allocated and made to holders of units in accordance with the respective number of membership units of Yield LLC held. Yield LLC has agreed to make distributions to Yield Inc. and NRG for the purpose of funding tax obligations in respect of income of Yield LLC that is allocated to the members of Yield LLC, subject to certain exceptions. Additionally, because all of Yield Inc.'s operations are conducted through a subsidiary of Yield LLC, Yield Operating LLC and Yield Operating LLC's revolving credit facility restricts the ability of Yield Operating LLC to make distributions to Yield LLC, Yield LLC may not have any funds available to make distributions to Yield Inc. and NRG (including with respect to tax obligations).

Coordination of Yield Inc. and Yield LLC

        At any time Yield Inc. issues a share of its Class A common stock for cash, the net proceeds will promptly be transferred to Yield LLC and Yield LLC will either:

  •
  transfer a newly issued Class A unit of Yield LLC to Yield Inc.; or

  •
  use such net proceeds to purchase a Class B unit of Yield LLC from NRG, which Class B unit will automatically convert into a Class A unit of Yield LLC when transferred to Yield Inc.

        In the event Yield LLC purchases a Class B unit of Yield LLC from NRG, Yield Inc. will concurrently redeem and cancel the corresponding share of its Class B common stock.

        At any time Yield Inc. issues a share of its Class C common stock for cash, the net proceeds will promptly be transferred to Yield LLC and Yield LLC will either:

  •
  transfer a newly issued Class C unit of Yield LLC to Yield Inc.; or

  •
  use such net proceeds to purchase a Class D unit of Yield LLC from NRG, which Class D unit will automatically convert into a Class A unit of Yield LLC when transferred to Yield Inc.

        In the event Yield LLC purchases a Class D unit of Yield LLC from NRG, Yield Inc. will concurrently redeem and cancel the corresponding share of its Class D common stock.

Issuances and Transfer of Units

        Class A units and Class C units may only be issued to Yield Inc. and are non-transferable except upon redemption by Yield LLC. Class B units and Class D units may only be issued to NRG (or its permitted transferees). Class B units and Class D units may not be transferred without Yield Inc.'s consent, subject to such conditions as Yield Inc. may specify, except NRG may transfer Class B units and Class D units to a permitted transferee (including an affiliate) without Yield Inc.'s consent. NRG may not transfer any Class B units or Class D units to any person unless NRG transfers an equal number of shares of Yield Inc.'s Class B common or Class D common stock, as applicable, stock to the same transferee.

Indemnification and Exculpation

        To the extent permitted by applicable law, Yield LLC will indemnify its managing member, our authorized officers and our other employees and agents from and against any losses in connection with serving in such capacities, subject to certain exceptions.

        If the stockholders of Yield Inc. adopt the proposal to amend Yield Inc.'s charter as described in "—Recent Developments," the Third Amended and Restated Limited Liability Company Agreement of Yield LLC will become effective as described under "—Recent Developments—Second Amended and Restated Limited Liability Company Agreement of Yield LLC."

Exchange Agreement

        Yield Inc. and Yield LLC entered into an amended and restated exchange agreement with NRG, dated as of May 14, 2015 (the "Exchange Agreement"), pursuant to which NRG (and certain permitted assignees and permitted transferees who acquire Class B units or Class D units of Yield LLC) may from time to time cause Yield LLC to exchange its Class B units or Class D units for shares of Yield Inc.'s Class A common stock (in the case of Class B units) or Class C common stock (in the case of Class D units) on a one-for-one basis, subject to certain adjustments and exceptions. Yield Inc. may impose restrictions on exchange that it determines necessary or advisable so that Yield LLC is not treated as a "publicly traded partnership" for U.S. federal income tax purposes.

        When NRG or its permitted transferee exchanges a Class B unit or Class D unit of Yield LLC for a share of Yield Inc.'s Class A common stock or Class C common stock, as applicable, we will automatically redeem and cancel a corresponding share of our Class B common stock or Class D common stock, as applicable, and the Class B unit or Class D unit will automatically convert into a Class A unit or Class C unit, as applicable, when issued to us. As result, when a holder exchanges its units for shares of Yield Inc.'s common stock, Yield Inc.'s interest in Yield LLC will be correspondingly increased. Yield Inc. has reserved for issuance 42,738,750 shares of its Class A common stock and 42,738,750 shares of its Class C common stock, which is the aggregate number of shares of Class A common stock and Class C common stock expected to be issued over time upon the exchange of all Class B units and Class D units of Yield LLC outstanding.

Procedures for Review, Approval and Ratification of Related Person Transactions; Conflicts of Interest

        The board of directors of Yield, Inc., the sole managing member of Yield LLC our parent company, have adopted a written Related Person Transaction Policy (the "Policy") that provides that the Corporate Governance, Conflicts and Nominating Committee of Yield Inc. (the "Corporate Governance, Conflicts and Nominating Committee") will periodically review all related person transactions that are required to be disclosed under SEC rules and, when appropriate, initially authorize or ratify all such transactions.

        The Policy operates in conjunction with Yield Inc.'s Code of Conduct and is applicable to all transactions, arrangements or relationships in which: (a) the aggregate amount involved will or may be expected to exceed $50,000 in any calendar year; (b) Yield Inc. is a participant; and (c) any Related Person (as that term is defined in Item 404 under Regulation S-K of the Securities Act, as amended) has or will have a direct or indirect interest (a "Related Person Transaction").

        In determining whether to recommend the initial approval or ratification of a Related Person Transaction, the Corporate Governance, Conflicts and Nominating Committee considers all of the relevant facts and circumstances available, including (if applicable) but not limited to: (a) whether there is an appropriate business justification for the transaction; (b) the benefits that accrue to us as a result of the transaction; (c) the terms available to unrelated third parties entering into similar transactions; (d) the impact of the transaction on director independence (in the event the related person is a director, an immediate family member of a director or an entity in which a director or an immediate family member of a director is a partner, stockholder, member or executive officer); (e) the availability of other sources for comparable products or services; (f) whether it is a single transaction or a series of ongoing, related transactions; and (g) whether entering into the transaction would be consistent with the Related Person Transaction Policy.

        If the aggregate amount involved is expected to be less than $500,000, the transaction may be approved or ratified by the Chair of the Corporate Governance, Conflicts and Nominating Committee. As part of its review of each Related Person Transaction, the Corporate Governance, Conflicts and Nominating Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than the terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person's interest in the transaction. This Policy also provides that certain transactions, based on their nature and/or monetary amount, are deemed to be pre-approved or ratified by the Corporate Governance, Conflicts and Nominating Committee and do not require separate approval or ratification.

        Transactions involving ongoing relationships with a Related Person will be reviewed and assessed at least annually by the Corporate Governance, Conflicts and Nominating Committee to ensure that such Related Person Transactions remain appropriate and in compliance with the Committee's guidelines. The Committee's activities with respect to the review and approval or ratification of all Related Person Transactions are reported periodically to the the board of directors of Yield Inc.

        Our organizational and ownership structure and strategy involve a number of relationships that may give rise to conflicts of interest between us and our security holders on the one hand, and NRG, on the other hand. In particular, conflicts of interest could arise, among other reasons, because:

  •
  in originating and recommending acquisition opportunities (except with respect to the ROFO Assets) NRG has significant discretion to determine the suitability of opportunities for us and to allocate such opportunities to us or to itself or third parties;

  •
  there may be circumstances where NRG will determine that an acquisition opportunity is not suitable for us because of the fit with our acquisition strategy or limits arising due to regulatory or tax considerations or limits on our financial capacity or because NRG is entitled to pursue the acquisition on its own behalf rather than offering us the opportunity to make the acquisition;

  •
  where NRG has made an acquisition, it may transfer the asset to us at a later date after such asset has been developed or we have obtained sufficient financing;

  •
  our relationship with NRG involves a number of arrangements pursuant to which NRG provides various services, access to financing arrangements and originates acquisition opportunities, and circumstances may arise in which these arrangements will need to be amended or new arrangements will need to be entered into;

  •
  subject to the right of first offer described in "Certain Relationships and Related Party Transactions—Right of First Offer," NRG is permitted to pursue other business activities and provide services to third parties that compete directly with our business and activities without providing us with an opportunity to participate, which could result in the allocation of NRG's resources, personnel and acquisition opportunities to others who compete with us;

  •
  NRG does not owe us or our security holders any fiduciary duties, which may limit our recourse against it;

  •
  the liability of NRG is limited under our arrangements with them, and we have agreed to indemnify NRG against claims, liabilities, losses, damages, costs or expenses which they may face in connection with those arrangements, which may lead them to assume greater risks when making decisions than they otherwise would if such decisions were being made solely for their own account, or may give rise to legal claims for indemnification that are adverse to the interests of our stockholders;

  •
  NRG or a NRG sponsored consortium may want to acquire or dispose of the same asset as us;

  •
  we may be, directly or indirectly, purchasing an asset from, or selling an asset to, NRG;

  •
  there may be circumstances where we are acquiring different assets as part of the same transaction with NRG;

  •
  NRG will have the ability to elect the board of directors of Yield, Inc. and, therefore, it will continue to control us and could cause us and Yield LLC to make distributions to its members, including NRG, based on NRG's interests; and

  •
  other conflicting transactions involving us and NRG.

        Any transaction between us and any Related Person, including NRG, will be subject to the prior review and approval of the Corporate Governance, Conflicts and Nominating Committee.

        If the stockholders of Yield Inc. adopt the proposal to amend Yield Inc.'s charter as described in "—Recent Developments," the Amended Exchange Agreement will become effective as described under "—Recent Developments—Exchange Agreement."

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

Revolving Credit Facility

        On April 25, 2014, each of Yield Operating LLC, as borrower, and Yield LLC, as guarantor, entered into the Revolving Credit Facility with certain subsidiaries of Yield Operating LLC party thereto, as guarantors, Royal Bank of Canada, as administrative agent, the lenders party thereto and the other parties listed on the signature pages thereof that amended and restated that certain Credit Agreement, dated as of July 22, 2013, as amended, among Yield Operating LLC, Yield LLC, the lenders party thereto and Bank of America, N.A., as administrative agent and collateral agent (the "Revolving Credit Facility").

        The Revolving Credit Facility provides that Yield Operating LLC can borrow up to a maximum principal amount of $450 million at a rate per annum equal to LIBOR or a base rate plus an applicable margin determined by reference to a leverage based pricing grid and ranging from (a) 2.25% to 2.75% in the case of LIBOR loans and (b) 1.25% to 1.75% in the case of base rate loans. The Revolving Credit Facility will mature on April 25, 2019. The lenders under the Revolving Credit Facility will be paid a per annum commitment fee determined by reference to a leverage based pricing grid and ranging from 0.375% to 0.50% on the average daily amount of the unused portion of the commitments. The Revolving Credit Facility provides for the issuance of letters of credit pursuant to a letter of credit sub-facility, up to a maximum principal amount that is the lesser of (a) $400 million and (b) the aggregate amount of the letter of credit commitments accepted by Royal Bank of Canada and any additional letter of credit issuers. The amount of Yield Operating LLC's outstanding letters of credit reduces availability under the Revolving Credit Facility.

        Borrowings under the Revolving Credit Facility are guaranteed by Yield LLC and certain subsidiaries of Yield Operating LLC, other than subsidiaries that are excluded project companies, and are secured by substantially all of the assets of Yield Operating LLC and the guarantors, subject to certain customary exceptions. The Revolving Credit Facility contains covenants that limit certain of Yield Operating LLC's and the guarantors activities, including those relating to: mergers; consolidations; the ability to secure additional indebtedness; sales, transfers and other dispositions of property and assets; providing new guarantees; investments; and granting additional security interests. The Revolving Credit Facility also contains customary events of default and related cure provisions, including the requirement that Yield Operating LLC pay additional interest at the rate of 2.0% per year upon the occurrence of an Event of Default. Additionally, Yield Operating LLC is required to comply with a maximum leverage ratio covenant and a minimum interest coverage ratio covenant on a quarterly basis, and its ability to pay cash dividends is subject to certain restrictions.

        On January 2, 2015, we borrowed $210 million under the Revolving Credit Facility to fund the acquisition of the EME-NYLD-Eligible Assets. On February 2, 2015 we made an optional repayment of $15 million of principal and interest.

Intercompany Note and 3.50% Convertible Notes

        On February 11, 2014, in connection with the issuance by Yield Inc. of the 3.50% Convertible Notes, Yield Operating LLC and Yield Inc. entered into an intercompany note. Pursuant to the intercompany note, Yield Inc. loaned the net proceeds from the 3.50% Convertible Notes to Yield Operating LLC, and Yield Operating LLC agreed to pay interest, principal and other payments under the intercompany note on the same terms and conditions payable by Yield Inc. under the indenture governing the 3.50% Convertible Notes.

        Yield Inc. has $345 million aggregate principal amount of our 3.50% Convertible Notes outstanding. The Indenture governing the 3.50% Convertible Notes provides, among other things, that the 3.50% Convertible Notes are Yield Inc.'s unsecured and unsubordinated obligations and rank senior in right of payment to any of Yield Inc.'s indebtedness that is expressly subordinated in right of payment to the 3.50% Convertible Notes; rank equal in right of payment to Yield Inc.'s unsecured indebtedness that is not so subordinated; be effectively subordinated in right of payment to Yield Inc.'s secured indebtedness to the extent of the value of the assets securing such indebtedness; and be structurally subordinated to all indebtedness and liabilities of Yield Inc.'s non-guarantor subsidiaries. Interest is payable on the 3.50% Convertible Notes on February 1 and August 1 of each year beginning on August 1, 2014 until their maturity date of February 1, 2019.

        Prior to the close of business on the business day immediately preceding August 1, 2018, holders may convert all or a portion of their 3.50% Convertible Notes, in principal amounts equal to $1,000 or an integral multiple thereof, only under the following circumstances: (1) during any calendar quarter commencing after March 31, 2014, if, for at least 20 trading days (whether or not consecutive) during the 30 consecutive trading day period ending on, and including, the last trading day of the immediately preceding calendar quarter, the last reported sale price of Yield Inc.'s Class A common stock on such trading day is greater than or equal to 130% of the applicable conversion price on such trading day; (2) during the five consecutive business day period immediately following any five consecutive trading day period (that five consecutive trading day period, the "measurement period") in which, for each trading day of that measurement period, the trading price (as defined in the Indenture) per $1,000 in principal amount of 3.50% Convertible Notes for such trading day was less than 98% of the product of the last reported sale price of Yield Inc.'s Class A common stock on such trading day and the applicable conversion rate on such trading day; or (3) upon the occurrence of specified corporate transactions described in the Indenture. On and after August 1, 2018 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or a portion of their 3.50% Convertible Notes, in principal amounts equal to $1,000 or an integral multiple thereof, at any time, regardless of the foregoing circumstances.

        The conversion rate initially equals 21.4822 shares of Yield Inc.'s Class A common stock per $1,000 in principal amount of 3.50% Convertible Notes (which is equivalent to an initial conversion price of approximately $46.55 per share of Yield Inc.'s Class A common stock). The conversion rate is subject to adjustment upon the occurrence of certain specified events but will not be adjusted for accrued and unpaid interest. In addition, upon the occurrence of a make-whole fundamental change (as defined in the Indenture), Yield Inc. will, in certain circumstances, increase the conversion rate by a number of additional shares for a holder that elects to convert its 3.50% Convertible Notes in connection with such make-whole fundamental change. Upon conversion of the 3.50% Convertible Notes, Yield Inc. will settle the conversion through payment or delivery, as the case may be, of cash, shares of Class A common stock or a combination thereof, at Yield Inc.'s election, as described in the Indenture. Yield Inc. may not redeem the 3.50% Convertible Notes prior to their maturity. Upon the occurrence of a fundamental change (as defined in the Indenture), holders may require Yield Inc. to purchase all or a portion of their 3.50% Convertible Notes, in principal amounts equal to $1,000 or an integral multiple thereof, for cash at a price equal to 100% of the principal amount of the 3.50% Convertible Notes to be purchased plus any accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date.

        The Indenture provides for customary events of default, which include (subject in certain cases to customary grace and cure periods), among others: nonpayment of principal or interest; breach of other agreements in the indenture; defaults in failure to pay certain other indebtedness; the rendering of judgments to pay certain amounts of money against us and our subsidiaries; the failure of certain guarantees to be enforceable; and certain events of bankruptcy or insolvency. Generally, if an event of default occurs and is not cured within the time periods specified, the Trustee or the holders of at least 25% in principal amount of the 3.50% Convertible Notes may declare all the notes of such series to be due and payable immediately.

Project-Level Financing Arrangements

        We have outstanding project-specific non-recourse financing that is backed by certain of our assets. These financing arrangements generally include customary covenants, including restrictive covenants that limit the ability of the project-level entities to make cash distributions to their parent companies and ultimately to us including if certain financial ratios are not met.

        The following is a description of project financing arrangements entered into in connection with the acquisition of our project-level entities:

        El Segundo.    On August 23, 2011, NRG West Holdings LLC ("West Holdings"), entered into a credit agreement with a group of lenders in regards to the construction of El Segundo (the "West Holdings Credit Agreement"). The West Holdings Credit Agreement is comprised of a $540 million two tranche construction loan facility with additional facilities for the issuance of letters of credit or working capital loans and is secured by the assets of West Holdings.

        The two tranche construction loan facility consists of the $480 million Tranche A Construction Facility (the "Tranche A Facility") and the $60 million Tranche B Construction Facility (the "Tranche B Facility"). The Tranche A and Tranche B Facilities, which mature in August 2023, convert to a term loan and have an interest rate of LIBOR, plus an applicable margin, which (i) increases by 0.125% periodically from term conversion through year eight for the Tranche A Facility, and (ii) increases by (a) 0.125% upon term conversion and on the third and sixth anniversary of the term conversion and (b) by 0.250% on the eighth anniversary of the term conversion for the Tranche B Facility. The Tranche A and Tranche B Facilities amortize based upon a predetermined schedule over the term of the loan with the balance payable at maturity in August 2023. The construction loan converted to a term loan on January 28, 2014.

        The West Holdings Credit Agreement also provides for the issuance of letters of credit and working capital loans to support the El Segundo project's collateral needs. This includes letter of credit facilities on behalf of West Holdings of up to $90 million in support of the PPA, up to $48 million in support of the collateral agent, and a working capital facility which permits loans or the issuance of letters of credit of up to $10 million.

        As of December 31, 2014, under the West Holdings Credit Agreement, West Holdings had $447 million outstanding under the Tranche A Facility, $59 million under the Tranche B Facility, issued a $33 million letter of credit in support of the PPA, a $48 million letter in support of debt service and a $1 million letter of credit under the working capital facility. West Holdings was in compliance with all debt covenants as of December 31, 2014.

        Under the terms of the West Holdings Credit Agreement, on October 18, 2011, West Holdings entered into a series of fixed for floating interest rate swaps for 75% of the outstanding Tranche A and Tranche B Facilities amounts, intended to hedge the risks associated with floating interest rates. West Holdings will pay its counterparty the equivalent of 2.417% fixed interest payment on a predetermined notional value, and West Holdings will receive quarterly the equivalent of a floating interest payment based on a three-month LIBOR through August 31, 2023.

        Alpine.    On March 16, 2012, Alpine, entered into a credit agreement (the "Alpine Financing Agreement") with a group of lenders for a $166 million construction loan that was convertible to a term loan upon completion of the project and a $68 million cash grant loan. On January 15, 2013, the Alpine Financing Agreement was amended, reducing the cash grant loan to $63 million. On March 26, 2013, Alpine met the conditions under the Alpine Financing Agreement to convert the construction loan to a term loan. Immediately prior to the conversion, we drew an additional $164 million under the construction loan and $62 million under the cash grant loan. The term loan amortizes on a predetermined schedule with final maturity in November 2022.

        In January 2014, Alpine repaid the $62 million of outstanding cash grant loan, including accrued interest and breakage fees, with the proceeds that it had received from the U.S. Treasury Department. On June 24, 2014, Alpine amended the Alpine Financing Agreement to increase its term loan borrowings by an additional $13 million and to reduce the related interest rate to LIBOR plus 1.75% through June 30, 2019 and LIBOR plus 2.00% through November 2022. The proceeds were utilized to make a distribution of $11 million to Yield Operating LLC with the remaining $2 million utilized to fund the costs of the amendment. As of December 31, 2014, $163 million was outstanding under the term loan, and $37 million of letters of credit were issued under the Alpine Financing Agreement.

        Under the terms of the Alpine Financing Agreement, on March 16, 2012, the Company entered into a series of fixed for floating interest rate swaps for 85% of the outstanding term loan amount, intended to hedge the risks associated with floating interest rates. Alpine will pay its counterparty the equivalent of 2.74% fixed interest payment on a predetermined notional value, and Alpine will receive quarterly the equivalent of a floating interest payment based on a three-month LIBOR through December 31, 2029

        NRG Energy Center Minneapolis.    In 2002, NRG Thermal Minneapolis issued $55 million of 7.25% Series A notes due August 2017, of which $15 million remained outstanding as of December 31, 2014, and $20 million of 7.12% Series B notes due August 2017, of which $5 million remained outstanding as of December 31, 2014. In 2010, NRG Thermal Minneapolis issued $100 million of 5.95% Series C notes due June 23, 2025, of which $100 million remained outstanding as of December 31, 2014.

        Borrego.    On March 28, 2013, Borrego, entered into a credit agreement with a group of lenders (the "Borrego Financing Agreement") for $45 million of 5.65% fixed rate notes and a $36 million term loan. The term loan has an interest rate of LIBOR plus an applicable margin of 2.50%, which escalates 0.25% on the fourth, eighth and fifteenth anniversary of the closing date. The fixed rate notes mature in February 2038 and the term loan matures in December 2024. Both amortize based upon predetermined schedules. The Borrego Financing Agreement also includes a letter of credit facility on behalf of Borrego of up to $5 million. Borrego pays a fee of 100% of the applicable margin on issued letters of credit. As of December 31, 2014, $45 million was outstanding under the fixed rate notes, $30 million was outstanding under the term loans, and $5 million of letters of credit in support of the project were issued.

        Under the terms of the Borrego Financing Agreement on March 28, 2013, Borrego was required to enter into two fixed for floating interest rate swaps that would fix the interest rate for a minimum of 75% of the outstanding notional amount. Borrego will pay its counterparty the equivalent of a 1.125% fixed interest payment on a predetermined notional value, and quarterly, Borrego will receive the equivalent of a floating interest payment based on a three-month LIBOR calculated on the same notional value through June 30, 2020. All interest rate swap payments by Borrego and its counterparties are made quarterly and the LIBOR rate is determined in advance of each interest period.

        Marsh Landing.    In May 2013, Marsh Landing met the conditions under its credit agreement (the "Marsh Landing Credit Agreement") to convert the construction loan for the facility to a term loan which will amortize on a predetermined basis. Prior to term conversion, Marsh Landing drew the remaining funds available under the facility in order to pay costs due for construction. Marsh Landing issued a $24 million letter of credit under the facility in support of its debt service requirements. As of December 31, 2014, $108 million was outstanding under the tranche A loan, $356 million was outstanding under the tranche B loans, and $22 million of letters of credit in support of the project were issued.

        On July 17, 2014, Marsh Landing amended the Marsh Landing Credit Agreement to increase its borrowings by $34 million and to reduce the related interest rate for the tranche A borrowings from three-month LIBOR plus an applicable margin of 2.75% to LIBOR plus 1.75% through December 2017; and for the tranche B to reduce the related interest rate from LIBOR plus 3.00% to three-month LIBOR plus 1.875% through December 2017 and to three-month LIBOR plus 2.125% through December 2020 and to three-month LIBOR plus 2.375% thereafter. The proceeds from the borrowings were utilized to make a distribution of $29 million to Yield Operating LLC and to fund the costs of the amendment.

        Under the terms of the Marsh Landing Credit Agreement, on June 28, 2013, Marsh Landing entered into a series of fixed for floating interest rate swaps for 75% of the outstanding term loan amount, intended to hedge the risks associated with floating interest rates. Marsh Landing will pay its counterparty the equivalent of 3.244% fixed interest payment on a predetermined notional value, and Marsh Landing will receive quarterly the equivalent of a floating interest payment based on a three-month LIBOR through June 30, 2023.

        South Trent.    On June 24, 2010, South Trent entered into the Amended and Restated Financing Agreement (the "South Trent Financing Agreement"), with a group of lenders, which matures on June 14, 2020. The South Trent Financing Agreement includes a $79 million term loan, a $10 million letter of credit facility in support of the PPA, for which the full amount has been issued as of December 31, 2014. The term loan accrues interest at LIBOR plus a margin, which is initially 2.50% and increases every two years by 12.5 basis points, except for $507,000, which accrues interest at LIBOR plus an initial rate of 54 basis points, and fluctuates through the term of the loan. The term loan amortizes quarterly based upon a predetermined schedule with unamortized portion due at maturity. All the assets of South Trent have been pledged as collateral. As of December 31, 2014, $65 million was outstanding under the term loan and $10 million in letters of credit were outstanding.

        As part of the South Trent Financing Agreement, on June 14, 2010, South Trent entered into a series of interest rate protection agreements that fixes the interest rate for a minimum of 75% of the total outstanding principal amount. South Trent will pay its counterparty the equivalent of a 3.625% fixed interest payment on a predetermined notional value, and South Trent will receive the quarterly equivalent of a floating interest rate payment based on a three-month LIBOR calculated on the same notional value. All interest rate swap payments by South Trent and its counterparties are made quarterly and the LIBOR is determined in advance of each interest period.

        South Trent also entered into a series of forward-starting interest rate swaps that will become effective June 30, 2020, and are effective for eight years. The swaps are intended to hedge the risks associated with floating interest rates. For each of the interest rate swaps, South Trent will pay its counterparty the equivalent of a 4.95% fixed interest payment based on a three-month LIBOR calculated on the same notional value. All interest rate swap payments by South Trent and its counterparties will be made quarterly and the LIBOR is determined in advance of each interest period.

        TA High Desert.    TA High Desert's construction was financed with a note purchase and private shelf agreement. The note purchase and private shelf agreement includes $53 million of fixed rate notes due 2033 at an interest rate of 5.15%, $7 million of floating rate notes due 2023, $22 million of senior secured floating rate bridge notes due the earlier of ten days after receipt of the cash grant or May 2014, and a revolving facility of $12 million. The floating rate notes bear interest equal to three-month LIBOR plus 2.5% with LIBOR floor of 1.5%, while the bridge notes have an interest rate of one-month LIBOR plus 2.50%. The revolving facility can be used in cash or issuance of up to $9 million in letters or credit. The notes amortize on predetermined schedules and are secured by all of the assets of TA High Desert.

        In April 2014, TA High Desert received payment of $20 million for its cash grant and utilized the proceeds, along with an additional $2 million of cash contributed by NRG to repay the cash grant bridge loan. As of December 31, 2014, $55 million of notes were outstanding. Additionally, $8 million letters of credit in support of the project were issued under the revolving debt portion of the facility.

        Roadrunner.    On May 25, 2011, Roadrunner entered into a credit agreement (the "Roadrunner Financing Agreement") for a $47.4 million construction loan that converted to a term loan on January 10, 2012 and a $21.0 million cash grant loan, both of which have an interest rate of LIBOR plus an applicable margin of 2.01%. The term loan has an interest rate of LIBOR plus an applicable margin which escalates .25% every five years and ranges from 2.01% at closing to 2.76% in year fifteen through maturity. The term loan, which is secured by all assets of Roadrunner, matures on September 30, 2031, and amortizes based upon a predetermined schedule. On March 21, 2012, upon receipt of the cash grant, Roadrunner paid $17.2 million plus accrued interest to satisfy full payment of the cash grant loan. The remaining cash was returned to NRG under the terms of the accounts agreement. The Roadrunner Financing Agreement also includes a letter of credit facility on behalf of Roadrunner of up to $5.0 million. Roadrunner pays a fee of 100% of the applicable margin on issued letters of credit. As of December 31, 2014, $42 million was outstanding under the term loan and $3.1 million in letters of credit in support of debt service and $1.8 million in letters of credit in support of the PPA were issued.

        In connection with the Roadrunner Financing Agreement, on April 7, 2011, Roadrunner entered into a fixed for floating interest rate swap for 75% of the outstanding term loan amount, intended to hedge risks associated with floating interest rates. Roadrunner will pay its counterparty the equivalent of a 4.313% fixed interest payment on a predetermined notional value, and Roadrunner will receive quarterly the equivalent of a floating interest payment based on a three month LIBOR calculated on the same notional value. All interest rate swap payments by Roadrunner and its counterparty are made quarterly and the LIBOR is determined in advance of each interest period.

        Kansas South.    Kansas South's construction was financed with a $38 million construction loan that was convertible to a term loan upon completion of the project and a $21 million cash grant bridge loan (the "Kansas South Credit Agreement"). On June 28, 2013, Kansas South converted the outstanding construction loan to a term loan. The term loan has an interest rate of six-month LIBOR plus an applicable margin of 2.625%. The applicable margin increases by 0.25% every four years. The cash grant bridge loan had an interest rate of one-month LIBOR plus an applicable margin of 2.00%. The term loan also includes a letter-of- credit facility on behalf of Kansas South of up to $5 million. The term loan amortizes on a predetermined schedule and is secured by all of the assets of Kansas South.

        In April 2014, we received payment of $21 million for the cash grant related to Kansas South and utilized the proceeds to repay the cash grant bridge loan. On September 26, 2014, Kansas South amended the Kansas South Credit Agreement to change the interest rate to six-month LIBOR plus 2.00% through September 30, 2019 and to six- month LIBOR plus 2.250% thereafter. As of December 31, 2014, there was approximately $35 million outstanding under the term loan and $4 million of letters of credit were issued under the term loan.

        In accordance with the Kansas South Credit Agreement, on May 3, 2013, Kansas South entered into a fixed for floating interest rate swap for 75% of outstanding term loan amount, intended to hedge the risks associated with floating interest rates. Kansas South will pay its counterparty the equivalent of 2.3675% fixed interest payment based on six-month LIBOR from December 31, 2014 through the term loan maturity date.

        Blythe.    On June 24, 2010, Blythe entered into a credit agreement (the "Blythe Credit Agreement") for a $30 million term loan, which has an interest rate of LIBOR plus an applicable margin, which escalates 0.25% every three years and ranges from 2.5% at closing to 3.75% in year fifteen. The term loan matures in June 2028, amortizes based upon a predetermined schedule, and is secured by all of the assets of Blythe. As of December 31, 2014, $22 million were outstanding under the term loan. The bank has issued two letters of credit on behalf of Blythe. Blythe pays a fee of 100% of the applicable margin on these issued letters of credit. As of December 31, 2014, $6 million in letters of credit were issued. Also, related to the Blythe Credit Agreement, on June 25, 2010, Blythe entered into a fixed for floating interest rate swap for 75% of the outstanding term loan agreement.

        Avra Valley.    On August 30, 2012, Avra Valley entered into a financing agreement with a bank (the "Avra Valley Financing Agreement"), for a $66 million construction loan that was converted to a term loan upon completion of the project and an $8 million cash grant loan. The term loan, which is secured by all assets of Avra Valley, matures on the eighteenth anniversary of the term conversion and amortizes based upon a predetermined schedule. The Avra Valley Financing Agreement also includes a letter of credit facility on behalf of Avra Valley of up to $4 million.

        In accordance with the Avra Valley Financing Agreement, on August 30, 2012, Avra Valley entered into a fixed for floating interest rate swap for 85% of the outstanding term loan amount, intended to hedge risks associated with floating interest rates. Avra Valley will pay its counterparty the equivalent of 2.33% fixed interest payment in a predetermined notional value, Avra Valley will receive quarterly the equivalent of a floating interest payment based on a three month LIBOR from December 31, 2014 through the term loan maturity date.

        On July 9, 2014, Avra Valley amended its credit agreement to increase its borrowings by $3 million and to reduce the related interest rate from three-month LIBOR plus an applicable margin of 2.25% to three-month LIBOR plus 1.75%. The proceeds were primarily utilized to make a distribution to Yield Operating LLC. As of December 31, 2014 there were approximately $62.9 million outstanding under the Avra Valley Financing Agreement, and approximately $3.3 million of letters of credit in support of the project were issued.

        Alta Wind Portfolio.    The Alta Wind Portfolio is financed with finance lease obligations, term loans, and secured notes. All of the assets of the Alta Wind Portfolio have been pledged as collateral to the financing parties under their respective non-recourse financing agreements. In connection with the acquisition of the Alta Wind Portfolio on August 12, 2014, we assumed the following debt arrangements:

  Term Loan and Note Facilities

        The construction of Alta Wind X, LLC ("Alta X") was financed with a construction loan that converted to a term loan on March 31, 2014 with an outstanding balance of $300 million, maturing in March 2021. The term loan accrues interest at a rate of three-month LIBOR plus an applicable margin. The applicable margin was initially set at 2.00% for LIBOR-based loan increasing to 2.25% on March 31, 2018. We pay a commitment fee on the unused portion of all instruments of 0.75% quarterly in arrears on the last business day of March, June, September and December. The credit agreement also provides for a $20 million letter of credit facility to support obligations of the project, which expires on the term loan maturity date and $17 million debt service loan commitments in the event the project is unable to meet its debt service obligations. As of December 31, 2014, $5 million of letters of credit were issued and no borrowings were made under the debt service loan commitments. In addition, a $3 million letter of credit to support a liquidity reserve requirement was issued under the Revolving Credit Facility.

        The construction of Alta Wind XI, LLC ("Alta XI") was financed with a construction loan that converted to a term loan on March 31, 2014 with an outstanding balance of $191 million, maturing in March 2021. The term loan accrues interest at a rate of three-month LIBOR plus an applicable margin. The applicable margin was initially set at 2.00% for LIBOR-based loan increasing to 2.25% on March 31, 2018. We pay a commitment fee on the unused portion of all instruments of 0.75% quarterly in arrears on the last business day of March, June, September and December. The credit agreement also provides for a $10 million letter of credit facility to support obligations under the PPA, which expires on the term loan maturity date and $11 million debt service loan commitments in the event the project is unable to meet its debt service obligations. As of December 31, 2014, no letters of credit were issued and no borrowings were made under the debt service loan commitments. In addition, a $3 million letter of credit to support a liquidity reserve requirement was issued under the Revolving Credit Facility. The Alta X and Alta XI term loans are subject to certain restrictive covenants that, among other things, limit the borrowers' ability to incur additional indebtedness, release funds from reserve accounts, make distributions, create liens, and enter into mergers or consolidation.

        On January 31, 2011, Alta Realty Investments, LLC ("Alta Realty") entered into a $30 million note purchase agreement with a group of institutional investors with interest and principal payable quarterly on January 31, April 30, July 31, and October 31. The note has an interest rate of 7% and matures on January 31, 2031. The note purchase agreement also has a debt service requirement, which is satisfied with a $2 million letter of credit issued under the Revolving Credit Facility. As of December 31, 2014, $34 million was outstanding under the note purchase agreement.

        On May 22, 2013, Alta Wind Asset Management, LLC ("AWAM") entered into a credit agreement with a lender and borrowed a $20 million term loan. The proceeds from the issuance of the term loan were utilized to pay transactions costs and fund certain restricted cash accounts. AWAM has a $20 million term loan as of December 31, 2014, which has an interest rate of three-month LIBOR plus an applicable margin of 2.375% and increases every four years to a maximum applicable margin of 2.88%. Principal and interest are payable quarterly on February 15, May 15, August 15 with a final maturity on May 15, 2031. The loan is secured by substantially all of the assets of AWAM. The term loan also has a debt service requirement, which is satisfied with a $1 million letter of credit issued under the Revolving Credit Facility.

  Lease financing arrangements

        Alta Wind I, LLC ("Alta I") and subsidiaries of Alta Wind Holdings, LLC ("Alta Holdings") are party to sale-leaseback transactions whereby Alta I and subsidiaries of Alta Holdings sold and leased back undivided interests in specific assets of the projects. The sale and related lease transactions are accounted for as financing arrangements as the operating entities have continued involvement with the property. The Alta I transaction was structured as a single investor lease. The Alta Holdings subsidiaries transactions were structured as leveraged leases which included the issuance of fixed rate bonds. The terms and conditions of each facility lease are substantially similar. Each operating entity makes rental payments as stipulated in the facility lease agreements on a semiannual basis every June 30 and December 30 through the final maturity dates. In addition, the operating entities have a credit agreement with a group of lenders that provides for the issuance of letters of credit to support certain operating and debt service obligations. Certain O&M and rent reserve requirements are satisfied by letters of credit issued under the Revolving Credit Facility. As of December 31, 2014, $1,036 million was outstanding under the finance lease obligations, and $114 million of letters of credit issued under the credit agreement and $29 million issued under the Revolving Credit Facility. The lease transactions are subject to certain restrictive covenants that, among other things, limit the lessees' ability to incur additional indebtedness, release funds from reserve accounts, make distributions, create liens, and enter into mergers or consolidations.

        Laredo Ridge.    On July 27, 2010, Laredo Ridge entered into a credit agreement with a group of lenders (the "Laredo Ridge Financing Agreement") for a $75 million construction loan that was convertible to a term loan upon completion of the project, a $53 million cash grant loan and a $3 million working capital loan facility. The project met the conditions to convert to a term loan on March 18, 2011. The cash grant loan was repaid in July 2011 with proceeds of the cash grant. The term loan has an interest rate of LIBOR plus an applicable margin of 2.75%, which escalates 0.125% on the third, sixth, ninth and twelfth anniversary of the term conversion date. The term loan matures in March 2026. The term loan amortizes based upon a predetermined schedule. The working capital facility is available to fund the operating needs of Laredo Ridge. The commitment fee on this facility is 0.75%. The Laredo Ridge Financing Agreement also includes a letter of credit facility on behalf of Laredo Ridge of up to $9 million. Laredo Ridge pays a fee equal to the applicable margin on issued letters of credit.

        Under the terms of the Laredo Ridge Financing Agreement, Laredo Ridge entered into a series of fixed for floating interest rate swaps that would fix the interest rate for a minimum of 90% of the outstanding notional amount. Laredo Ridge will pay its counterparty the equivalent of a 3.46% fixed interest payment on a predetermined notional value, and quarterly, Laredo Ridge will receive the equivalent of a floating interest payment based on a three-month LIBOR calculated on the same notional value through March 31, 2026. All interest rate swap payments by Laredo Ridge and its counterparties are made quarterly and the LIBOR rate is determined in advance of each interest period. The swaps became effective March 31, 2011 and will amortize in proportion to the term loan.

        On December 17, 2014, Laredo Ridge amended the credit agreement to increase its term loan borrowings by an additional $41 million, reduce the working capital facility by $1 million, increase the letter of credit facility by $1 million and to reduce the related interest rate to LIBOR plus 1.875% through December 31, 2018, LIBOR plus 2.125% from January 1, 2019 through December 31, 2023 and LIBOR plus 2.375% from January 1, 2024 through the maturity date. The fee on the working capital facility was reduced to 0.5%. In addition, the maturity date was extended to December 31, 2028. The proceeds were utilized to make a distribution of $33 million to NRG Wind LLC with the remaining $8 million utilized to fund the costs of the amendment. As of December 31, 2014, $108 million was outstanding under the term loan, nothing was outstanding under the working capital facility, and $10 million of letters of credit in support of the project were issued.

        In connection with the amendment to the credit agreement, Laredo Ridge terminated the existing swaps outstanding, and entered into a series of fixed for floating interest rate swaps that would fix the interest rate for a minimum of 75% of the outstanding notional amount. Laredo Ridge paid $6 million in termination fees on the swaps. Laredo Ridge will pay its counterparty the equivalent of a 2.31% fixed interest payment on a predetermined notional value, and quarterly, Laredo Ridge will receive the equivalent of a floating interest payment based on a three-month LIBOR calculated on the same notional value through December 31, 2028. All interest rate swap payments by Laredo Ridge and its counterparties are made quarterly and the LIBOR rate is determined in advance of each interest period. The notional amount of the swaps at December 31, 2014 was $86 million and will amortize in proportion to the term loan.

        Tapestry.    On December 21, 2011, Tapestry entered into a credit agreement with a group of lenders (the "Tapestry Financing Agreement") for a $214 million term loan and an $8 million working capital loan facility. The term loan has an interest rate of LIBOR plus an applicable margin of 2.5%, which escalates 0.125% on the fourth and eighth anniversary of the closing date. The term loan matures in December 2021. It is secured by the Company's interest in the Buffalo Bear, Taloga, and Pinnacle projects. The term loan amortizes based upon a predetermined schedule. The working capital facility is available to fund the operating needs of Tapestry. The commitment fee on this facility is 0.75%. The Tapestry Financing Agreement also includes a letter of credit facility on behalf of Tapestry of up to $20 million. Tapestry pays a fee equal to the applicable margin on issued letters of credit.

        Under the terms of the Tapestry Financing Agreement, Tapestry entered into a series of fixed for floating interest rate swaps that would fix the interest rate for a minimum of 90% of the outstanding notional amount. Tapestry will pay its counterparty the equivalent of a 2.21% fixed interest payment on a predetermined notional value, and quarterly, Tapestry will receive the equivalent of a floating interest payment based on a three-month LIBOR calculated on the same notional value through December 21, 2021. All interest rate swap payments by Tapestry and its counterparties are made quarterly and the LIBOR rate is determined in advance of each interest period. The swaps became effective

December 30, 2011 and will amortize in proportion to the term loan. At the same time, Tapestry entered into a series of forward starting swaps to hedge the refinancing risk. The swaps are effective December 21, 2021. Tapestry will pay its counterparty the equivalent of a 3.57% fixed interest payment on a predetermined notional value, and quarterly, Tapestry will receive the equivalent of a floating interest payment based on a three-month LIBOR calculated on the same notional value through December 21, 2029.

        On November 12, 2014, Tapestry amended the credit agreement to reduce the related interest rate to LIBOR plus 1.625% through December 20, 2018 and LIBOR plus 1.750% from December 21, 2018 through the maturity date. As of December 31, 2014, $192 million was outstanding under the term loan, nothing was outstanding under the working capital facility, and $20 million of letters of credit in support of the project were issued.

        Walnut Creek.    On July 27, 2011, Walnut Creek entered into a credit agreement with a group of lenders (the "Walnut Creek Financing Agreement") for a $442 million construction loan that was convertible to a term loan upon completion of the project, and a $5 million working capital loan facility. The project met the conditions to convert to a term loan on June 21, 2013. The term loan has an interest rate of LIBOR plus an applicable margin of 2.25%, which escalates 0.25% on the third, sixth, and ninth anniversary of the term conversion date. The term loan matures in May 2023. The term loan amortizes based upon a predetermined schedule. The working capital facility is available to fund the operating needs of Walnut Creek. The commitment fee on this facility is 0.625%. The Walnut Creek Financing Agreement also includes a letter of credit facility on behalf of Walnut Creek of up to $117 million. Walnut Creek pays a fee equal to the applicable margin on issued letters of credit.

        Under the terms of the Walnut Creek Financing Agreement, Walnut Creek entered into a series of fixed for floating interest rate swaps that would fix the interest rate for a minimum of 90% of the outstanding notional amount. Walnut Creek will pay its counterparty the equivalent of a 3.5429% fixed interest payment on a predetermined notional value, and quarterly, Walnut Creek will receive the equivalent of a floating interest payment based on a three-month LIBOR calculated on the same notional value through May 31, 2023. All interest rate swap payments by Walnut Creek and its counterparties are made quarterly and the LIBOR rate is determined in advance of each interest period. The swaps became effective June 28, 2013 and will amortize in proportion to the term loan.

        On October 21, 2014, Walnut Creek amended the credit agreement to increase its term loan borrowings by an additional $10 million, and to reduce the related interest rate to LIBOR plus 1.625% through September 30, 2018, LIBOR plus 1.750% from October 1, 2018 through September 30, 2022 and LIBOR plus 1.875% from October 1, 2022 through the maturity date. The fee on the working capital facility was reduced to 0.5%. The proceeds were utilized to make a distribution of $6 million to WCEP Holdings LLC with the remaining $4 million utilized to fund the costs of the amendment. In addition, Walnut Creek entered into an additional interest rate swap to maintain the minimum of 90% of the outstanding notional amount being swapped to a fixed interest rate. Walnut Creek will pay its counterparty the equivalent of a 4.0025% fixed interest payment on a predetermined notional value, and quarterly, Walnut Creek will receive the equivalent of a floating interest payment based on a three-month LIBOR calculated on the same notional value through July 31, 2020. All interest rate swap payments by Walnut Creek and its counterparties are made quarterly and the LIBOR rate is determined in advance of each interest period. The swaps became effective June 28, 2013 and will amortize in proportion to the term loan. As of December 31, 2014, $391 million was outstanding under the term loan, nothing was outstanding under the working capital facility, and $41 million of letters of credit were issued.

        WCEP Holdings.    On July 27, 2011, WCEP Holdings entered into a credit agreement with a group of lenders (the "WCEP Holdings Financing Agreement") for a $53 million construction loan that was convertible to a term loan upon completion of the Walnut Creek project. The Walnut Creek project met the conditions for the WCEP Holdings loan to convert to a term loan on June 21, 2013. The term loan has an interest rate of LIBOR plus an applicable margin of 4.00%. The term loan matures in May 2023. The term loan amortizes based upon a predetermined schedule.

        Under the terms of the WCEP Holdings Financing Agreement, WCEP Holdings entered into two fixed for floating interest rate swaps that would fix the interest rate for a minimum of 90% of the outstanding notional amount. WCEP Holdings will pay its counterparty the equivalent of a 4.0025% fixed interest payment on a predetermined notional value, and quarterly, WCEP Holdings will receive the equivalent of a floating interest payment based on a three-month LIBOR calculated on the same notional value through May 31, 2023. All interest rate swap payments by WCEP Holdings and its counterparties are made quarterly and the LIBOR rate is determined in advance of each interest period. The swaps became effective June 28, 2013 and will amortize in proportion to the term loan.

        On October 21, 2014, WCEP Holdings amended the credit agreement to reduce the related interest rate to LIBOR plus 3.00%. The proceeds of the distribution from Walnut Creek were utilized to make an optional repayment of $6 million on the term loan. In addition WCEP Holdings partially terminated the interest rate agreements so that at least 90% and no more than 100% of the aggregate principal amount of the loans then outstanding shall be subject to interest rate agreements. As of December 31, 2014, $47 million was outstanding under the term loan.

DESCRIPTION OF THE NOTES

        In this description, "Yield Operating LLC" refers only to NRG Yield Operating LLC and not to any of its subsidiaries or parent entities.

        Yield Operating LLC issued the Old Notes under an indenture among Yield Operating LLC, the Guarantors named therein and Law Debenture Trust Company of New York, as trustee.

        The terms of the Exchange Notes offered in exchange for the Old Notes will be substantially identical to the terms of the Old Notes, except that the Exchange Notes are registered under the Securities Act, and the transfer restrictions, registration rights and related additional interest terms applicable to the Old Notes (as described under "Exchange Offer—Purpose of the exchange offer") will not apply to the Exchange Notes. As a result, we refer to the Exchange Notes and the Old Notes collectively as the "notes" for purposes of the following summary.

        The statements under this caption relating to the indenture and the notes are summaries and are not a complete description thereof, and where reference is made to particular provisions, such provisions, including the definitions of certain terms, are qualified in their entirety by reference to all of the provisions of the indenture and the notes and those terms made part of the indenture by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The definitions of certain capitalized terms used in the following summary are set forth under the caption "—Certain definitions." Certain defined terms used in this description but not defined below under "—Certain definitions" have the meanings assigned to them in the indenture and the registration rights agreement. Copies of the indenture are available upon request from the Company. We urge you to read these documents carefully because they, and not the following description, govern your rights as a holder.

        The registered holder of a note is treated as the owner of it for all purposes. Only registered holders of notes have rights under the indenture.

Brief Description of the Notes

        The notes:

  •
  will be general unsecured obligations of Yield Operating LLC;

  •
  will be pari passu in right of payment with all existing and future senior Indebtedness of Yield Operating LLC, including Yield Operating LLC's Indebtedness under the Credit Agreement;

  •
  will be senior in right of payment to any future subordinated Indebtedness of Yield Operating LLC; and

  •
  will be fully and unconditionally guaranteed on a joint and several basis by the Guarantors.

        However, the notes will be effectively subordinated to all borrowings under the Credit Agreement, which is secured by substantially all of the assets of Yield Operating LLC and the Guarantors, and any other secured Indebtedness (including any secured Hedging Obligations) of Yield Operating LLC or the Guarantors, in each case to the extent of the value of the assets that secure the Credit Agreement or such other secured Indebtedness. See "Risk Factors—Risks Related to the Notes—In the event of a bankruptcy or insolvency, holders of our secured indebtedness and other secured obligations will have a prior secured claim to any collateral securing such indebtedness or other obligations."

The Parent Guarantor

        The notes will be guaranteed by NRG Yield LLC (the "Parent Guarantor"). The Parent Guarantee of the notes:

  •
  will be a general unsecured obligation of the Parent Guarantor;

  •
  will be pari passu in right of payment with all existing and future senior Indebtedness of the Parent Guarantor, including the Parent Guarantor's guarantee under the Credit Agreement; and

  •
  will be senior in right of payment to any future subordinated Indebtedness of the Parent Guarantor.

        However, the Parent Guarantor's guarantee of the notes will be effectively subordinated to the Parent Guarantor's guarantee under the Credit Agreement and any other secured Indebtedness of the Parent Guarantor (including any secured Hedging Obligations), in each case, to the extent of the value of the assets of the Parent Guarantor that secure the Credit Agreement or such other secured Indebtedness.

The Subsidiary Guarantors

        In addition to the Parent Guarantee, the notes will initially be guaranteed by each Wholly Owned Subsidiary of Yield Operating LLC that guarantees any obligations of Yield Operating LLC under the Credit Agreement of Yield Operating LLC. Each Subsidiary Guarantee of the notes:

  •
  will be a general unsecured obligation of the Subsidiary Guarantor;

  •
  will be pari passu in right of payment with all existing and future senior Indebtedness of that Subsidiary Guarantor, including such Subsidiary Guarantor's guarantee under the Credit Agreement; and

  •
  will be senior in right of payment to any future subordinated Indebtedness of that Subsidiary Guarantor.

        However, each Subsidiary Guarantor's guarantee of the notes will be effectively subordinated to such Subsidiary Guarantor's guarantee under the Credit Agreement and any other secured Indebtedness of such Subsidiary Guarantor (including any secured Hedging Obligations), in each case, to the extent of the value of the assets of such Subsidiary Guarantor that secure the Credit Agreement or such other secured Indebtedness. See Note 17, Condensed Consolidating Financial Information, to the condensed consolidated financial statements of Yield LLC for the period ended December 31, 2014 included elsewhere in this prospectus for more detail about the historical division of Yield LLC's consolidated revenues and assets between the Guarantor and non-Guarantor Subsidiaries.

        The operations of Yield Operating LLC are primarily conducted through its subsidiaries and, therefore, Yield Operating LLC depends on the cash flow of its subsidiaries to meet its obligations, including its obligations under the notes. Not all of Yield Operating LLC's subsidiaries will guarantee the notes. The notes will be effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables, lease obligations, project financing and other indebtedness for borrowed money and Hedging Obligations) of these non-guarantor subsidiaries. Any right of Yield Operating LLC to receive assets of any of its subsidiaries upon the subsidiary's liquidation or reorganization (and the consequent right of the holders of notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that Yield Operating LLC is itself recognized as a creditor of the subsidiary, in which case its claims would still be subordinate in right of payment to any security in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by Yield Operating LLC. The Subsidiary Guarantors accounted for approximately 0% and 4% of Yield Operating LLC's revenues from operations for the twelve months ended December 31, 2013 and 2014, respectively. The Subsidiary Guarantors held approximately 26% of Yield Operating LLC's consolidated assets as of December 31, 2014. As of December 31, 2014, Yield Operating LLC's non-guarantor subsidiaries had approximately $3,149 million in aggregate principal amount of non-current liabilities and outstanding trade payables of approximately $17 million. See Note 17, Condensed Consolidating Financial Information, to the condensed consolidated financial statements of Yield LLC for the period ended December 31, 2014 included elsewhere in this prospectus for more detail about the historical division of Yield LLC's consolidated revenues and assets between the Guarantor and non-Guarantor Subsidiaries.

Principal, Maturity and Interest

        Yield Operating LLC will issue up to $500 million aggregate principal amount of Exchange Notes in this offering. Yield Operating LLC may issue additional notes of the same series under the indenture from time to time after this offering. Any issuance of additional notes is subject to all of the covenants in the indenture. The notes and any additional notes of the same series subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

        Yield Operating LLC will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on August 15, 2024.

        Interest will accrue at the rate of 5.375% per annum, and will be payable semi-annually in arrears on February 15 and August 15 of each year. Yield Operating LLC will make each interest payment to the holders of record on the immediately preceding February 1 and August 1.

        Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

        If a holder of notes has given wire transfer instructions to Yield Operating LLC, Yield Operating LLC will pay or cause to be paid all principal, interest and premium on that holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Yield Operating LLC elects to make interest payments by check mailed to the holders of the notes at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

        The trustee will initially act as paying agent and registrar. Yield Operating LLC may change the paying agent or registrar without prior notice to the holders of the notes, and Yield Operating LLC or any of its Subsidiaries or parent entities may act as paying agent or registrar.

Transfer and Exchange

        A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders of the notes will be required to pay all taxes due on transfer. Yield Operating LLC is not required to transfer or exchange any note selected for redemption. Also, Yield Operating LLC is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Parent Guarantee

        Yield Operating LLC's payment obligations under the notes will be guaranteed on a full and unconditional basis by the Parent Guarantor. The obligations of the Parent Guarantor under the Parent Guarantee will be limited as necessary to prevent the Parent Guarantee from constituting a fraudulent conveyance under Applicable Law. See "Risk Factors—Risks Related to the Notes—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require holders of the notes to return payments received from guarantors."

Subsidiary Guarantees

        Yield Operating LLC's payment obligations under the notes will be guaranteed on a full and unconditional basis by each of the Subsidiary Guarantors. These Subsidiary Guarantees will be joint and several obligations of the Subsidiary Guarantors. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under Applicable Law. See "Risk Factors—Risks Related to the Notes—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require holders of the notes to return payments received from guarantors."

        The Subsidiary Guarantee of a Subsidiary Guarantor will be released automatically:

          (1)   in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Yield Operating LLC or a Subsidiary of Yield Operating LLC;

          (2)   in connection with any sale or other disposition of Capital Stock of that Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) Yield Operating LLC or a Subsidiary of Yield Operating LLC, if following such sale or other disposition, that Subsidiary Guarantor is no longer a direct or indirect Subsidiary of Yield Operating LLC;

          (3)   upon repayment in full of the notes;

          (4)   upon defeasance or satisfaction and discharge of the notes as provided below under the captions "—Legal Defeasance and Covenant Defeasance" and "—Satisfaction and Discharge;"

          (5)   upon a dissolution of a Subsidiary Guarantor that is permitted under the indenture; or

          (6)   otherwise with respect to the Guarantee of any Subsidiary Guarantor:

            (a)   upon the prior consent of holders of at least a majority in aggregate principal amount of the notes then outstanding;

            (b)   if Yield Operating LLC has Indebtedness outstanding under the Credit Agreement at that time, upon the consent of the requisite lenders under the Credit Agreement to the release of such Subsidiary Guarantor's Guarantee of all Obligations under the Credit Agreement, or, if there is no Indebtedness of Yield Operating LLC outstanding under the Credit Agreement at that time, upon the requisite consent of the holders of all other Material Indebtedness of Yield Operating LLC that is guaranteed by such Subsidiary Guarantor at that time outstanding to the release of such Subsidiary Guarantor's Guarantee of all Obligations with respect to all such other Material Indebtedness that is guaranteed by such Subsidiary Guarantor at that time; or

            (c)   if Yield Operating LLC has Indebtedness outstanding under the Credit Agreement at that time, upon the release of such Subsidiary Guarantor's Guarantee of all Obligations of Yield Operating LLC under the Credit Agreement, or, if there is no Indebtedness of Yield Operating LLC outstanding under the Credit Agreement at that time, upon the release of such Subsidiary Guarantor's Guarantee of all Obligations with respect to all other Material Indebtedness of Yield Operating LLC at that time outstanding.

Optional Redemption

        At any time prior to August 15, 2017, Yield Operating LLC may on any one or more occasions redeem up to 35% of the aggregate principal amount of the notes, upon not less than 30 nor more than 60 days' prior notice, at a redemption price equal to 105.375% of the principal amount of the notes redeemed, plus accrued and unpaid interest (including Special Interest), if any, to the redemption date, with an amount equal to the net cash proceeds of one or more Equity Offerings, subject to the rights of holders of the notes on the relevant record date to receive interest due on the relevant interest payment date; provided that:

          (1)   at least 65% of the aggregate principal amount of the notes issued in this offering (excluding notes held by Yield Operating LLC, its Subsidiaries and parent entities) remains outstanding immediately after the occurrence of such redemption; and

          (2)   the redemption occurs within 90 days of the date of the closing of such Equity Offering.

        At any time prior to August 15, 2019, Yield Operating LLC may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days' prior notice, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest (including Special Interest), if any, to, the redemption date, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

        Except pursuant to the preceding paragraphs, the notes will not be redeemable at Yield Operating LLC's option prior to August 15, 2019.

        On or after August 15, 2019, Yield Operating LLC may on any one or more occasions redeem all or a part of the notes upon not less than 30 nor more than 60 days' prior notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the 12-month period beginning on August 15 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date.

Year	Percentage
2019	102.688%
2020	101.792%
2021	100.896%
2022 and thereafter	100.00%

        Yield Operating LLC and its affiliates are not prohibited, however, from acquiring the notes in market transactions by means other than a redemption, whether pursuant to a tender offer or otherwise, assuming such action does not otherwise violate the indenture.

Mandatory Redemption

        Yield Operating LLC is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control Triggering Event

        If a Change of Control Triggering Event occurs, each holder of notes will have the right to require Yield Operating LLC to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture.

        In the Change of Control Offer, Yield Operating LLC will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest, if any, on the notes to the date of purchase, subject to the rights of holders of the notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control Triggering Event, Yield Operating LLC will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Yield Operating LLC will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Yield Operating LLC will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

        On the Change of Control Payment Date, Yield Operating LLC will, to the extent lawful:

          (1)   accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

          (2)   deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

          (3)   deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by Yield Operating LLC.

        The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Yield Operating LLC will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The provisions described above that require Yield Operating LLC to make a Change of Control Offer following a Change of Control Triggering Event will be applicable whether or not any other provisions of the indenture are applicable.

        Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit the holders of the notes to require that Yield Operating LLC repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        Yield Operating LLC will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Yield Operating LLC and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption "—Optional Redemption," unless and until there is a default in payment of the applicable redemption price. A Change of Control Offer may be made in advance of a Change of Control Triggering Event, with the obligation to pay and the timing of payment conditioned upon the occurrence of a Change of Control Triggering Event, if a definitive agreement to effect a Change of Control is in place at the time the Change of Control Offer is made.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Yield Operating LLC and its Subsidiaries taken as a whole. There is a limited body of case law interpreting the phrase "substantially all," and there is no precise established definition of the phrase under Applicable Law. Accordingly, the ability of a holder of notes to require Yield Operating LLC to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Yield Operating LLC and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Selection and Notice

        If less than all of the notes are to be redeemed at any time, the trustee for the notes will select notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.

        No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Any redemption notice may, in Yield Operating LLC's discretion, be subject to the satisfaction of one or more conditions precedent. If a redemption notice is subject to satisfaction of one or more conditions precedent, such notice will state that, at Yield Operating LLC's discretion, the redemption date may be delayed until such time as any or all such conditions are satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions have not been satisfied by the redemption date, or by the redemption date so delayed.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption so long as Yield Operating LLC has deposited with the paying agent funds sufficient to pay the principal of, plus accrued and unpaid interest and premium, if any, on, the notes to be redeemed.

Certain Covenants

Liens

        Yield Operating LLC will not, and will not permit any Subsidiary Guarantor, to create or permit to exist any Lien upon any Principal Property owned by Yield Operating LLC or any Subsidiary Guarantor or upon any Equity Interests issued by, or Indebtedness of, any direct or indirect Subsidiary of Yield Operating LLC to secure any Indebtedness of Yield Operating LLC or any Subsidiary Guarantor without providing for the notes to be equally and ratably secured with (or prior to) any and all such Indebtedness and any other Indebtedness similarly entitled to be equally and ratably secured, for so long as such Indebtedness is so secured; provided, however, that this restriction will not apply to, or prevent the creation or existence of:

          (1)   Liens securing Indebtedness of Yield Operating LLC or any Subsidiary Guarantor under one or more Credit Facilities in an aggregate principal amount pursuant to this clause (1), measured as of the date of creation of any such Lien and the date of incurrence of any such Indebtedness, not exceeding the greatest of (a) 20% of Total Assets, (b) $1.0 billion and (c) 2.5 times Adjusted LTM CAFD;

          (2)   Existing Liens;

          (3)   Liens securing Indebtedness of any Person that (a) is acquired by Yield Operating LLC or any of its Subsidiaries after the date of the indenture, (b) is merged or amalgamated with or into Yield Operating LLC or any of its Subsidiaries after the date of the indenture or (c) becomes consolidated in the financial statements of Yield Operating LLC or any of its Subsidiaries after the date of the indenture in accordance with GAAP; provided, however, that in each case contemplated by this clause (3), such Indebtedness was not incurred in contemplation of such acquisition, merger, amalgamation or consolidation and is only secured by Liens on the Equity Interests and assets of, the Person (and Subsidiaries of the Person) acquired by, or merged or amalgamated with or into, or consolidated in the financial statements of, Yield Operating LLC or any of its Subsidiaries;

          (4)   Liens securing Indebtedness of Yield Operating LLC or any Subsidiary Guarantor incurred to finance (whether prior to or within 365 days after) the acquisition, construction or improvement of assets (whether through the direct purchase of assets or through the purchase of the Equity Interests of any Person owning such assets or through an acquisition of any such Person by merger); provided, however, that such Indebtedness is only secured by Liens on the Equity Interests and assets acquired, constructed or improved in such financing;

          (5)   Liens in favor of Yield Operating LLC or any of its Subsidiaries;

          (6)   Liens securing Hedging Obligations; provided that such agreements were not entered into for speculative purposes (as determined by Yield Operating LLC in its reasonable discretion acting in good faith);

          (7)   Liens relating to current or future escrow arrangements securing Indebtedness of Yield Operating LLC or any Subsidiary Guarantor;

          (8)   Liens to secure Environmental CapEx Debt or Necessary CapEx Debt that encumber only the assets purchased, installed or otherwise acquired with the proceeds of such Environmental CapEx Debt or Necessary CapEx Debt;

          (9)   Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of Yield Operating LLC or any Guarantor, including rights of offset and set-off;

          (10) Refinancing Liens;

          (11) Liens on the stock or assets of Project Subsidiaries securing Project Debt of one or more Project Subsidiaries;

          (12) Liens on cash and cash equivalents securing Indebtedness incurred to finance an acquisition of assets or a business or multiple businesses; provided, that within 180 days from the date the related Indebtedness was Incurred, such cash or cash equivalents are used to (a) fund the acquisition (or a similar transaction), including any related fees and expenses, and the related Indebtedness is (1) secured by Liens otherwise permitted under this covenant or (2) unsecured; or (b) retire or repay the Indebtedness that it secures and to pay any related fees and expenses; and

          (13) other Liens, in addition to those permitted in clauses (1) through (12) above, securing Indebtedness of Yield Operating LLC or any Subsidiary Guarantor having an aggregate principal amount, measured as of the date of creation of any such Lien and the date of incurrence of any such Indebtedness, not to exceed the greater of (i) 2.0% of Total Assets and (ii) $100.0 million.

        Liens securing Indebtedness under the Credit Agreement existing on the date of the indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) above. For purposes of determining compliance with this "Liens" covenant, in the event that a proposed Lien meets the criteria of more than one of the categories of Liens described in clauses (1)

through (13) above, Yield Operating LLC will be permitted to classify such Lien on the date of its incurrence, or later reclassify all or a portion of such Lien, in any manner that complies with this covenant.

        If Yield Operating LLC or any Subsidiary Guarantor proposes to create or permit to exist any Lien upon any Principal Property owned by Yield Operating LLC or any Subsidiary Guarantor or upon any Equity Interests or Indebtedness of any direct or indirect Subsidiary of Yield Operating LLC to secure any Indebtedness, other than as permitted by clauses (1) through (13) of the previous paragraph, Yield Operating LLC will give prior written notice thereof to the trustee, who will give notice to the holders of notes, and Yield Operating LLC will further agree, prior to or simultaneously with the creation of such Lien, effectively to secure all the notes equally and ratably with (or prior to) such other Indebtedness, for so long as such other Indebtedness is so secured.

Merger, Consolidation or Sale of Assets

        Neither the Parent Guarantor nor Yield Operating LLC will, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Parent Guarantor or Yield Operating LLC is the surviving Person); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Parent Guarantor or the Parent Guarantor and its Subsidiaries taken as a whole or Yield Operating LLC or Yield Operating LLC and its Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

          (1)   either: (a) the Parent Guarantor or Yield Operating LLC, as the case may be, is the surviving Person; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Parent Guarantor or Yield Operating LLC, as the case may be) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided that if the Person is a partnership or limited liability company, then a corporation wholly owned by such Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia that does not and will not have any material assets or operations shall become a co-issuer of the notes pursuant to a supplemental indenture duly executed by the trustee;

          (2)   the Person formed by or surviving any such consolidation or merger (if other than the Parent Guarantor or Yield Operating LLC, as the case may be) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Parent Guarantor or Yield Operating LLC, as the case may be, under the notes and the indenture pursuant to a supplemental indenture or other documents and agreements reasonably satisfactory to the trustee; and

          (3)   immediately after such transaction, no Default or Event of Default exists.

        In addition, neither the Parent Guarantor nor Yield Operating LLC may, directly or indirectly, lease all or substantially all of its and its respective Subsidiaries' properties or assets, in one or more related transactions, to any other Person.

        This "Merger, Consolidation or Sale of Assets" covenant will not apply to (1) a merger of the Parent Guarantor or Yield Operating LLC, as the case may be, with an Affiliate solely for the purpose of reforming the Parent Guarantor or Yield Operating LLC, as the case may be, in another jurisdiction or forming a direct or indirect holding company of Yield Operating LLC that is a Wholly Owned Subsidiary of the Parent Guarantor; and (2) any sale, transfer, assignment, conveyance, lease or other disposition of assets between or among the Parent Guarantor, Yield Operating LLC and their respective Subsidiaries, including by way of merger or consolidation.

Additional Guarantees

        If,

          (1)   Yield Operating LLC or any of its Subsidiaries acquires or creates another Wholly Owned Subsidiary after the issue date and such Wholly Owned Subsidiary Guarantees any Obligations of Yield Operating LLC under the Credit Agreement, or

          (2)   any Wholly Owned Subsidiary of Yield Operating LLC that does not currently Guarantee any Obligations of Yield Operating LLC under the Credit Agreement subsequently Guarantees any Obligations of Yield Operating LLC under the Credit Agreement, or

          (3)   if there is no Indebtedness of Yield Operating LLC outstanding under the Credit Agreement at that time, any Wholly Owned Subsidiary of Yield Operating LLC (including any newly acquired or created Wholly Owned Subsidiary) Guarantees any Obligations with respect to any other Material Indebtedness of Yield Operating LLC, then such newly acquired or created Wholly Owned Subsidiary or Wholly Owned Subsidiary that subsequently fully and unconditionally Guarantees obligations under the Credit Agreement or other Material Indebtedness of Yield Operating LLC, as the case may be, will become a Guarantor of the notes and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 30 business days of the date on which it was acquired or created or guaranteed other Material Indebtedness of Yield Operating LLC, as the case may be.

Reports

        Whether or not required by the Commission's rules and regulations, so long as any notes are outstanding, Yield Operating LLC will furnish or cause to be furnished to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods (including any extensions thereof) specified in the Commission's rules and regulations:

          (1)   all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if Yield Operating LLC were required to file such reports; and

          (2)   all current reports that would be required to be filed with the Commission on Form 8-K if Yield Operating LLC were required to file such reports,

provided, however, that the quarterly report for the period ended June 30, 2014 will not be required to be furnished prior to 45 days after the issue date.

        All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Yield Operating LLC's consolidated financial statements by Yield Operating LLC's independent registered public accounting firm. In addition, after consummation of the exchange offer contemplated by the registration rights agreement, Yield Operating LLC will file a copy of each of the reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the Commission will not accept such a filing). To the extent such filings are made, the reports will be deemed to be furnished to the trustee and holders of notes.

        If, at any time following the consummation of the exchange offer contemplated by the registration rights agreement, Yield Operating LLC is not subject to the periodic reporting requirements of the Exchange Act for any reason, Yield Operating LLC will nevertheless continue filing the reports specified in the preceding paragraph with the Commission within the time periods specified above unless the Commission will not accept such a filing. Yield Operating LLC agrees that it will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept Yield Operating LLC's filings for any reason, Yield

Operating LLC will post the reports referred to in the preceding paragraph on NRG Yield, Inc.'s website within the time periods that would apply if Yield Operating LLC were required to file those reports with the Commission.

        Notwithstanding the foregoing, prior to the effectiveness of the Exchange Offer Registration Statement or the Shelf Registration Statement, in each case, as defined in and contemplated by the registration rights agreement, in lieu of the quarterly, annual reports and current reports that would be required to be filed with the Commission pursuant to the first paragraph of this "Reports" subsection, Yield Operating LLC may furnish on NRG Yield, Inc.'s website:

          (1)   in the case of annual reports on Form 10-K that Yield Operating LLC would otherwise be required to file with the Commission, annual reports of Yield Operating LLC containing substantially all of the financial information that would have been required to be contained in an annual report on Form 10-K on the issue date, including a (a) "Management's Discussion and Analysis of Financial Condition and Results of Operations," (b) audited financial statements prepared in accordance with GAAP and a report on the annual financial statements by Yield Operating LLC's independent registered public accounting firm and (c) a presentation of Adjusted EBITDA consistent with the presentation thereof in this offering memorandum and derived from such financial statements;

          (2)   in the case of quarterly reports on Form 10-Q that Yield Operating LLC would otherwise be required to file with the Commission, quarterly reports of Yield Operating LLC containing substantially all of the financial information that would have been required to be contained in an quarterly report on Form 10-Q on the issue date under the Exchange Act, including a (a) "Management's Discussion and Analysis of Financial Condition and Results of Operations," (b) unaudited quarterly financial statements prepared in accordance with GAAP and reviewed pursuant to Statement on Auditing Standards No. 100 (or any successor provision) and (c) a presentation of Adjusted EBITDA consistent with the presentation thereof in this offering memorandum and derived from such financial statements; and

          (3)   in the case of current reports on Form 8-K that Yield Operating LLC would otherwise be required to file with the Commission, (a) current reports of Yield Operating LLC containing substantially all of the information that would be required to be filed in a Current Report on Form 8-K under the Exchange Act on the issue date or (b) current reports on Form 8-K of NRG Yield, Inc., provided that in the case of the foregoing (3)(b), the information contained therein is substantially identical to the information that would be required to be contained in a current report furnished by Yield Operating LLC pursuant to the foregoing 3(a), provided, however, (i) in each of clauses (1) and (2), Yield Operating LLC will not be required to furnish any information, certificates or reports required by (a) Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 or 308 of Regulation S-K, (b) Items 302 or 402 of Regulation S-K or (c) Item 10(e) or Regulation S-K promulgated by the Commission with respect to any non-generally accepted accounting principles financial measures contained therein.

        So long as the Parent Guarantor continues to own, directly or indirectly, all of the Equity Interests of Yield Operating LLC, the Parent Guarantor may elect to prepare and file and furnish the quarterly, annual and current reports and consolidated financial statements referred to above in respect of the Parent Guarantor and such reports and consolidated financial statements will be deemed to satisfy the obligations of Yield Operating LLC under this reporting covenant.

        In addition, Yield Operating LLC, the Parent Guarantor and the Subsidiary Guarantors agree that, for so long as any notes remain outstanding, at any time they are not required to file the reports required by the preceding paragraphs with the Commission, they will furnish to the holders of the notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Holding Company Status

        The Parent Guarantor will not engage in any business, activity or transaction or own any interest (fee, leasehold or otherwise) in any real property, or incur, assume, or suffer to exist any Indebtedness other than:

          (1)   the ownership of debt or equity interests in Yield Operating LLC;

          (2)   maintaining its corporate existence;

          (3)   participating in tax, accounting and other administrative activities as the parent of a consolidated group of companies, including Yield Operating LLC;

          (4)   making distributions to holders of its debt or equity interests or to Yield Operating LLC or any Subsidiary of Yield Operating LLC;

          (5)   the performance of its obligations under the Exchange Agreement and similar agreements;

          (6)   issuing a Guarantee in respect of, or otherwise becoming liable with respect to, Indebtedness incurred by NRG Yield, Inc., Yield Operating LLC or any Subsidiary of Yield Operating LLC and the execution and delivery of any agreements related to the foregoing, including credit agreements, indentures, security agreements, notes and registration rights agreements;

          (7)   issuing equity securities and/or issuing or incurring Indebtedness, including to finance acquisitions; and

          (8)   activities incidental to the businesses or activities described in clauses (1) through (7) above.

Events of Default and Remedies

        Each of the following is an Event of Default with respect to the notes:

          (1)   default for 30 days in the payment when due of interest on the notes;

          (2)   default in payment when due of the principal of, or premium, if any, on the notes;

          (3)   failure by Yield Operating LLC or any Guarantor for 45 days after written notice given by the trustee or holders, to comply with any of the other agreements in the indenture;

          (4)   default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Yield Operating LLC or any Guarantor (or the payment of which is guaranteed by Yield Operating LLC or any Guarantor) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

            (a)   is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

            (b)   results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, exceeds the greater of (i) 1.5% of Total Assets and (ii) $75.0 million;

  provided that this clause (4) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to a Person that is not an Affiliate of Yield Operating LLC; and (ii) Non-Recourse Debt of Yield Operating LLC or any of its Subsidiaries (except to the extent that Yield Operating LLC or any Guarantors that are not parties to such Non-Recourse Debt become directly or indirectly liable, including pursuant to any contingent obligation, for any such Non-Recourse Debt and such liability, individually or in the aggregate, exceeds the greater of (i) 1.5% of Total Assets and (ii) $75.0 million);

          (5)   one or more judgments for the payment of money in an aggregate amount in excess of the greater of (i) 1.5% of Total Assets and (ii) $75.0 million (excluding therefrom any amount reasonably expected to be covered by insurance) shall be rendered against Yield Operating LLC or any Guarantor or Guarantors or any combination thereof and the same shall not have been paid, discharged or stayed for a period of 60 days after such judgment became final and non-appealable;

          (6)   except as permitted by the indenture, any Guarantee shall be held in any final and non-appealable judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor (or any group of Guarantors) that, if Subsidiaries of Yield Operating LLC, would constitute a Significant Subsidiary, or any Person acting on behalf of any Guarantor (or any group of Guarantors) that, if Subsidiaries of Yield Operating LLC, would constitute a Significant Subsidiary, shall deny or disaffirm its or their obligations under its or their Guarantee(s); and

          (7)   certain events of bankruptcy or insolvency described in the indenture with respect to Yield Operating LLC or any Guarantor that, if a Subsidiary of Yield Operating LLC, would constitute a Significant Subsidiary or any group of Guarantors that, if Subsidiaries of Yield Operating LLC, taken together, would constitute a Significant Subsidiary.

        In the case of an Event of Default with respect to the notes arising from certain events of bankruptcy or insolvency with respect to Yield Operating LLC, any Guarantor or any group of Guarantors that, if subsidiaries of Yield Operating LLC, taken together, would constitute a Significant Subsidiary, all such notes that are outstanding will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of such notes that are outstanding may declare all the notes to be due and payable immediately.

        Subject to certain limitations, holders of a majority in principal amount of the notes that are then outstanding may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

        Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing under the indenture, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of the notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a note may pursue any remedy with respect to the indenture unless:

          (1)   such holder has previously given the trustee notice that an Event of Default is continuing;

          (2)   holders of at least 25% in aggregate principal amount of the notes that are then outstanding have requested the trustee to pursue the remedy;

          (3)   such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

          (4)   the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

          (5)   holders of a majority in aggregate principal amount of the notes that are then outstanding have not given the trustee a direction inconsistent with such request within such 60-day period.

        The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may, on behalf of the holders of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, such notes.

        Yield Operating LLC is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Yield Operating LLC is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator, stockholder, member or unitholder of Yield Operating LLC or any Guarantor, as such, will have any liability for any obligations of Yield Operating LLC or the Guarantors under the notes, the indenture or the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        Yield Operating LLC may, at its option and at any time, elect to have all of its obligations discharged with respect to the notes that are outstanding and all obligations of the Guarantors of such notes discharged with respect to their Guarantees ("Legal Defeasance"), except for:

          (1)   the rights of holders of the notes that are then outstanding to receive payments in respect of the principal of, or interest or premium on such notes when such payments are due from the trust referred to below;

          (2)   Yield Operating LLC's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3)   the rights, powers, trusts, duties and immunities of the trustee for the notes, and Yield Operating LLC's and the Guarantors' obligations in connection therewith; and

          (4)   the Legal Defeasance provisions of the indenture governing such notes.

        In addition, Yield Operating LLC may, at its option and at any time, elect to have the obligations of Yield Operating LLC and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers) that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "—Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1)   Yield Operating LLC must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, or interest and premium on such notes that are then outstanding on the Stated Maturity or on the applicable redemption date, as the case may be, and Yield Operating LLC must specify whether such notes are being defeased to maturity or to a particular redemption date;

          (2)   in the case of Legal Defeasance, Yield Operating LLC has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Yield Operating LLC has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the notes that are then outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, Yield Operating LLC has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the notes that are then outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no Default or Event of Default with respect to the notes has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

          (5)   such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Yield Operating LLC or any of its Subsidiaries or the Parent Guarantor is a party or by which Yield Operating LLC or any of its Subsidiaries or the Parent Guarantor is bound;

          (6)   Yield Operating LLC must deliver to the trustee an officers' certificate stating that the deposit was not made by Yield Operating LLC with the intent of preferring the holders of the notes over the other creditors of Yield Operating LLC with the intent of defeating, hindering, delaying or defrauding creditors of Yield Operating LLC or others; and

          (7)   Yield Operating LLC must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the indenture or the notes outstanding thereunder may be amended or supplemented with the consent of the holders of at least a majority in principal amount of notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes), and any existing default or compliance with any provision of the indenture or the notes outstanding thereunder may be waived with the consent of the holders of a majority in principal amount of the notes that are then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes).

        Without the consent of each holder of notes affected, an amendment or waiver may not (with respect to any such notes held by a non-consenting holder):

          (1)   reduce the principal amount of such notes whose holders must consent to an amendment, supplement or waiver;

          (2)   reduce the principal of or change the fixed maturity of any such note or alter the provisions with respect to the redemption of such notes (other than provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders" and provisions relating to the number of days of notice to be given in the event of a redemption);

          (3)   reduce the rate of or change the time for payment of interest on any such note;

          (4)   waive a Default or Event of Default in the payment of principal of, or interest or premium on such notes (except a rescission of acceleration of such notes by the holders of at least a majority in aggregate principal amount of such notes and a waiver of the payment default that resulted from such acceleration);

          (5)   make any such note payable in currency other than that stated in such notes;

          (6)   make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of such notes to receive payments of principal of, or interest or premium on such notes;

          (7)   waive a redemption payment with respect to any such note (other than a payment required by one of the covenants described above under the caption "—Repurchase at the Option of Holders"); or

          (8)   make any change in the preceding amendment and waiver provisions.

        Notwithstanding the preceding, without the consent of any holder of notes, Yield Operating LLC, the Guarantors and the trustee may amend or supplement the indenture or the notes:

          (1)   to cure any ambiguity, mistake, defect or inconsistency;

          (2)   to provide for uncertificated notes in addition to or in place of certificated notes;

          (3)   to provide for the assumption of Yield Operating LLC's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of Yield Operating LLC's assets;

          (4)   to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under any indenture of any such holder;

          (5)   to comply with requirements of the Commission in order to effect or maintain the qualification of any indenture under the Trust Indenture Act;

          (6)   to conform the text of the indenture or the notes to any provision of the "Description of the Notes in the offering memorandum of Yield Operating LLC dated July 31, 2014;"

          (7)   to evidence and provide for the acceptance and appointment under the indenture of a successor trustee pursuant to the requirements thereof;

          (8)   to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date hereof; or

          (9)   to allow any Guarantor to execute a supplemental indenture and/or a Subsidiary Guarantee with respect to the notes.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

          (1)   either:

            (a)   all such notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Yield Operating LLC, have been delivered to the trustee for such notes for cancellation; or

            (b)   all such notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Yield Operating LLC or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

        (2)   no Default or Event of Default under such indenture has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Yield Operating LLC or any Guarantor is a party or by which Yield Operating LLC or any Guarantor is bound;

        (3)   Yield Operating LLC or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

        (4)   Yield Operating LLC has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

        In addition, Yield Operating LLC must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

        If the trustee becomes a creditor of Yield Operating LLC or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue (if such indenture has been qualified under the Trust Indenture Act) or resign.

        The holders of a majority in principal amount of the notes that are outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to the provisions of the indenture, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

        Anyone who receives this prospectus may obtain a copy of the indenture and the registration rights agreement without charge by writing to NRG Yield Operating LLC, 211 Carnegie Center, Princeton, NJ 08540, Attention: Investor Relations.

Certain Definitions

        Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Adjusted LTM CAFD" means, as of any date of determination (for purposes of this definition, the "Calculation Date"), the net income of Yield Operating LLC and its Subsidiaries during the most recent four-quarter period for which financial statements are publicly available as of the Calculation Date, calculated on a consolidated basis in accordance with GAAP, adjusted (without duplication) as follows:

          (1)   plus interest expense, to the extent deducted in calculating net income during such four-quarter period;

          (2)   plus income tax expense, net of income tax benefit, to the extent deducted in calculating net income during such four-quarter period;

          (3)   plus depreciation and amortization, to the extent deducted in calculating net income during such four-quarter period;

          (4)   minus equity in earnings of unconsolidated affiliates to the extent included in net income during four-quarter period;

          (5)   plus cash distributions from unconsolidated affiliates, to the extent not included in net income during such four-quarter period;

          (6)   minus cash interest payments made by Subsidiaries of Yield Operating LLC that were added back to net income pursuant to clause (1) above;

          (7)   minus cash income tax payments made by Yield Operating LLC and its Subsidiaries that were added back to net income pursuant to clause (2) above;

          (8)   minus principal payments and repayments of Indebtedness made by Yield Operating LLC's Subsidiaries, to the extent not deducted in calculating net income during such four-quarter period;

          (9)   plus any decrease or minus any increase in amounts attributable to contract amortization and any recurring changes in other assets;

          (10) minus maintenance capital expenditures, to the extent not deducted in calculating net income during such four-quarter period;

          (11) plus any expenses or charges related to any equity offering, investment, acquisition, disposition, recapitalization or incurrence of Indebtedness permitted to be incurred by the indenture including a refinancing thereof (whether or not successful), including such fees, expenses or charges related to the offering of the notes and the Credit Agreement, to the extent deducted in calculating net income during such four-quarter period; and

          (12) plus any professional and underwriting fees related to any equity offering, investment, acquisition, recapitalization or Indebtedness permitted to be incurred under the indenture, to the extent deducted in calculating net income during such four-quarter period.

        For purposes of making the computation referred to above:

          (1)   investments and acquisitions that have been made by Yield Operating LLC or any of its Subsidiaries, including through mergers or consolidations, or any Person or any of its Subsidiaries acquired by Yield Operating LLC or any of its Subsidiaries, and including any related financing transactions and including increases in ownership of Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act, but including all Pro Forma Cost Savings) as if they had occurred on the first day of the four-quarter reference period;

          (2)   the Adjusted LTM CAFD attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

          (3)   any Person that is a Subsidiary on the Calculation Date will be deemed to have been a Subsidiary at all times during such four-quarter period; and

          (4)   any Person that is not a Subsidiary on the Calculation Date will be deemed not to have been a Subsidiary at any time during such four-quarter period.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

        "Applicable Laws" means, as to any Person, any law, rule, regulation, ordinance or treaty, or any determination, ruling or other directive by or from a court, arbitrator, governmental authority, independent system operator, or any other entity succeeding thereto, in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

        "Applicable Premium" means, with respect to any note on any redemption date, the greater of:

          (1)   1.0% of the principal amount of such note; or

          (2)   the excess (if any) of:

            (a)   the present value at such redemption date of (i) the redemption price of such note at August 15, 2019 (such redemption price being set forth in the table appearing above under the caption "—Optional Redemption") plus (ii) all required interest payments due on the note through August 15, 2019 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

            (b)   the then outstanding principal amount of the note.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

        "Board of Directors" means:

          (1)   with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

          (2)   with respect to a partnership, the Board of Directors of the general partner of the partnership;

          (3)   with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

          (4)   with respect to any other Person, the board or committee of such Person serving a similar function.

        "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

        "Capital Stock" means:

          (1)   in the case of a corporation, corporate stock;

          (2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3)   in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

          (4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

        "Change of Control" means the occurrence of any of the following:

          (1)   the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Yield Operating LLC and its Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d) of the Exchange Act, but excluding any employee benefit plan of Yield Operating LLC or any of its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of such plan);

          (2)   the adoption of a plan relating to the liquidation or dissolution of NRG Yield, Inc., the Parent Guarantor or Yield Operating LLC;

          (3)   the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than (i) NRG Energy, Inc. or (ii) a corporation owned directly or indirectly by the stockholders of NRG Yield, Inc. in substantially the same proportion as their ownership of stock of NRG Yield, Inc. prior to such transaction, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of NRG Yield, Inc., measured by voting power rather than number of shares;

          (4)   the first day on which either (i) NRG Yield, Inc. ceases to be the sole managing member of the Parent Guarantor or (ii) Yield Operating LLC ceases to be a Wholly Owned Subsidiary of the Parent Guarantor; or

          (5)   the first day on which a majority of the members of the Board of Directors of NRG Yield, Inc. are not Continuing Directors.

        "Change of Control Offer" has the meaning assigned to it in the indenture governing the notes.

        "Change of Control Triggering Event" means (i) a Change of Control has occurred and (ii) the notes are downgraded by both S&P and Moody's on any date during the period commencing 60 days prior to the consummation of such Change of Control and ending 60 days following consummation of such Change of Control.

        "Continuing Director" means, as of any date of determination, any member of the Board of Directors of NRG Yield, Inc. who:

          (1)   was a member of such Board of Directors on the date of the indenture; or

          (2)   was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

        "Credit Agreement" means the Amended and Restated Credit Agreement, dated April 25, 2014, among Yield Operating LLC, the Parent Guarantor, each other guarantor from time to time party thereto, each lender from time to time party thereto, Royal Bank of Canada, as administrative agent, and Royal Bank of Canada, Goldman Sachs Bank USA and Bank of America, N.A., as letter of credit issuers, as described in this offering memorandum under the heading "Description of Certain Other Indebtedness and Preferred Stock," as the same may be amended, restated, modified, renewed, refunded, replaced or refinanced from time to time.

        "Credit Facilities" means (i) one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders or other counterparties providing for revolving credit loans, term loans, credit-linked deposits (or similar deposits) receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, (ii) debt securities sold to institutional investors and/or (iii) Hedging Obligations with any counterparties, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Environmental CapEx Debt" means Indebtedness of Yield Operating LLC or any of its Subsidiaries incurred for the purpose of financing capital expenditures to the extent deemed reasonably necessary, as determined by Yield Operating LLC or any of its Subsidiaries, as applicable, in good faith and pursuant to prudent judgment, to comply with applicable Environmental Laws.

        "Environmental Laws" means all former, current and future federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances and codes, and legally binding decrees, judgments, directives and orders (including consent orders), in each case, relating to protection of the environment, natural resources, occupational health and safety or the presence, release of, or exposure to, hazardous materials, substances or wastes, or the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, recycling or handling of, or the arrangement for such activities with respect to, hazardous materials, substances or wastes.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offerings" means any public or private sale after the issue date of Capital Stock of the Parent Guarantor or NRG Yield, Inc., the proceeds of which have been contributed to Yield Operating LLC as common equity, other than:

          (1)   public offerings with respect to NRG Yield, Inc.'s common stock registered on Form S-4 or Form S-8; and

          (2)   issuances to any Subsidiary of NRG Yield, Inc.

        "Exchange Agreement" means the Exchange Agreement dated as of July 22, 2013 by and among NRG Energy, Inc., NRG Yield, Inc. and the Parent Guarantor and each of the other parties thereto from time to time, as amended, supplemented or otherwise modified from time to time.

        "Exchange Notes" means the notes issued in the Exchange Offer in exchange for the notes offered hereby.

        "Existing Liens" means Liens on the property or assets of Yield Operating LLC and/or any of its Subsidiaries existing on the date of the indenture securing Indebtedness of Yield Operating LLC or any of its Subsidiaries (other than Liens incurred pursuant to clause (1) of the covenant described above under the caption "—Liens").

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time; provided, however, that if any operating lease would be recharacterized as a capital lease due to changes in the accounting treatment of such operating leases under GAAP since the issue date, then solely with respect to the accounting treatment of any such lease, GAAP shall be interpreted as it was in effect on the issue date.

        "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

        "Guarantors" means each of:

          (1)   the Parent Guarantor;

          (2)   the Subsidiary Guarantors, until such time as they are released pursuant to the provisions of the indenture; and

          (2)   any other Person that executes a Guarantee in accordance with the provisions of the indenture,

and their respective successors and assigns.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

          (1)   currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

          (2)   (i) agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates, commodity prices or commodity transportation or transmission pricing or availability; (ii) any netting arrangements, power purchase and sale agreements, fuel purchase and sale agreements, swaps, options and other agreements, in each case, that fluctuate in value with fluctuations in energy, power or gas prices; and (iii) agreements or arrangements for commercial or trading activities with respect to the purchase, transmission, distribution, sale, lease or hedge of any energy related commodity or service.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables, except as provided in clause (5) below), whether or not contingent:

          (1)   in respect of borrowed money;

          (2)   evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

          (3)   in respect of banker's acceptances;

          (4)   representing Capital Lease Obligations in respect of sale and leaseback transactions;

          (5)   representing the balance of deferred and unpaid purchase price of any property or services with a scheduled due date more than six months after such property is acquired or such services are completed; or

          (6)   representing the net amount owing under any Hedging Obligations, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

        In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person; provided that the amount of such Indebtedness shall be deemed not to exceed the lesser of the amount secured by such Lien and the value of the Person's property securing such Lien.

        "issue date" means August 5, 2014.

        "Lien" means, with respect to any asset:

          (1)   any mortgage, deed of trust, deed to secure debt, lien (statutory or otherwise), pledge, hypothecation, encumbrance, restriction, collateral assignment, charge or security interest in, on or of such asset;

          (2)   the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; and

          (3)   in the case of Equity Interests or debt securities, any purchase option, call or similar right of a third party with respect to such Equity Interests or debt securities.

        "Material Indebtedness" means, as of any date, any series of Indebtedness with an aggregate principal amount outstanding in excess of the greater of (i) 1.5% of Total Assets, as of such date, and (ii) $75.0 million.

        "Moody's" means Moody's Investors Service, Inc. or any successor entity.

        "Necessary CapEx Debt" means Indebtedness of Yield Operating LLC or any of its Subsidiaries incurred for the purpose of financing capital expenditures (other than capital expenditures financed by Environmental CapEx Debt) that are required by Applicable Law or are undertaken for health and safety reasons. The term "Necessary CapEx Debt" does not include any Indebtedness incurred for the purpose of financing capital expenditures undertaken primarily to increase the efficiency of, expand or re-power any power generation facility.

        "Non-Recourse Debt" means Indebtedness as to which neither Yield Operating LLC, the Parent Guarantor nor any Subsidiaries of Yield Operating LLC is liable as a guarantor or otherwise.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Parent Guarantee" means the Guarantee by the Parent Guarantor of Yield Operating LLC's obligations under the indenture and on the notes, executed pursuant to the provisions of the indenture.

        "Parent Guarantor" means NRG Yield LLC and its successors and assigns.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Principal Property" means any building, structure or other facility, and all related property, plant or equipment or other long-term assets used or useful in the ownership, development, construction or operation of such building, structure or other facility owned or leased by Yield Operating LLC or any Guarantor and having a net book value in excess of 2.0% of Total Assets, except any such building, structure or other facility (or related property, plant or equipment) that in the opinion of the Board of Directors is not of material importance to the business conducted by Yield Operating LLC and its consolidated Subsidiaries, taken as a whole.

        "Pro Forma Cost Savings" means, without duplication, with respect to any period, reductions in costs and related adjustments that have been actually realized or are projected by Yield Operating LLC's Chief Financial Officer in good faith to result from reasonably identifiable and factually supportable actions or events, but only to the extent such reductions in costs and related adjustments are so projected by Yield Operating LLC to be realized prior to the end of the consecutive four-quarter period commencing after the transaction giving rise to such calculation.

        "Project Debt" means Indebtedness of one or more Project Subsidiaries incurred for the purpose of holding, constructing or acquiring power generation facilities or related or ancillary assets or properties; provided that Yield Operating LLC is not liable with respect to such Indebtedness except to the extent of a non-recourse pledge of equity interests in one or more Project Subsidiaries.

        "Project Subsidiary" means any Subsidiary of Yield Operating LLC held for the purpose of holding, constructing or acquiring power generation facilities or related or ancillary assets or properties and any Subsidiary of Yield Operating LLC whose assets consist primarily of equity interests in one or more other Project Subsidiaries; provided that a Subsidiary will cease to be a Project Subsidiary if it Guarantees any Indebtedness of Yield Operating LLC other than obligations of Yield Operating LLC related to Project Debt of one or more Project Subsidiaries.

        "Refinancing Liens" means Liens granted in connection with amending, extending, modifying, renewing, replacing, refunding or refinancing in whole or in part any Indebtedness secured by Liens described in clauses (2) through (10) of the covenant described above under the caption "—Liens;"

provided that Refinancing Liens do not (a) extend to property or assets other than property or assets of the type that were subject to the original Lien or (b) secure Indebtedness having a principal amount in excess of the amount of Indebtedness being extended, renewed, replaced or refinanced, plus the amount of any fees and expenses (including premiums) related to any such extension, renewal, replacement or refinancing.

        "S&P" means Standard & Poor's Ratings Group or any successor entity.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subsidiary" means, with respect to any specified Person:

          (1)   any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

          (2)   any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

        "Subsidiary Guarantee" means the Guarantee by each Subsidiary Guarantor of Yield Operating LLC's obligations under the indenture and on the notes, executed pursuant to the provisions of the indenture.

        "Subsidiary Guarantors" means:

          (1)   each of Yield Operating LLC's Wholly Owned Subsidiaries that Guarantees the notes on the date of the indenture, until such time as it is released pursuant to the provisions of the indenture; and

          (2)   any other Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture,

and their respective successors and assigns.

        "Total Assets" means, as of any date of determination, the total consolidated assets of Yield Operating LLC and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent publicly available balance sheet of Yield Operating LLC as of such date.

        "Total Secured Debt" means, as of any date of determination, the aggregate principal amount of Indebtedness of Yield Operating LLC and the Guarantors outstanding on such date that is secured by a Lien on any property or assets of Yield Operating LLC or any of the Guarantors (including Capital Stock of Subsidiaries of Yield Operating LLC or Indebtedness of Subsidiaries of Yield Operating LLC); provided that (i) Total Secured Debt will include only the amount of payments that Yield Operating LLC or any of the Guarantors would be required to make, on the date Total Secured

Debt is being determined, in the event of any early termination or similar event on such date of determination and (ii) for the avoidance of doubt, Total Secured Debt will not include the undrawn amount of any outstanding letters of credit.

        "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to August 15, 2019; provided, however, that if the period from the redemption date to August 15, 2019 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Wholly Owned Subsidiary" means, with respect to any specified Person, a direct or indirect Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which is at the time owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY, DELIVERY AND FORM

        The Exchange Notes will be initially represented by one or more global notes in fully registered form without interest coupons (the "Global Notes"). The Global Notes will be deposited with the trustee, as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for the credit to an account of a direct or indirect participant in DTC as described below. We expect that, pursuant to procedures established by DTC, (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary ("participants") and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the Global Notes will be limited to participants or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

        So long as DTC or its nominee is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the indenture with respect to the notes.

        Payments of the principal of, premium (if any), and interest on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Issuer, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

        We expect that DTC or its nominee, upon receipt of any payment of principal of, premium (if any), and interest on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same-day funds.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture governing the notes, DTC will exchange the global notes for Certificated Notes (as defined below), which it will distribute to its participants.

        DTC has advised us as follows: DTC is a limited-purpose trust company organized under New York banking law, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York

Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for issues of U.S. and non-U.S. equity, corporate and municipal debt issues that participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between participants' accounts. This eliminates the need for physical movement of securities certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to indirect participants such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of us, the trustee or any paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

        A Global Note is exchangeable for certificated notes in fully registered form without interest coupons ("Certificated Securities") only in the following limited circumstances:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary for the Global Notes and we fail to appoint a successor depositary within 90 days of such notice, or

  •
  there shall have occurred and be continuing an event of default with respect to the notes under the indenture and DTC shall have requested the issuance of Certificated Securities.

        The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the notes is and will be limited to such extent.

 CERTAIN FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of certain United States federal income tax considerations relating to the exchange of Old Notes for Exchange Notes in the exchange offer. It does not contain a complete analysis of all the potential tax considerations relating to the exchange. This summary is limited to holders of Old Notes who hold the Old Notes as "capital assets" (in general, assets held for investment). Special situations, such as the following, are not addressed:

  •
  tax consequences to holders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, banks, other financial institutions, insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or corporations that accumulate earnings to avoid United States federal income tax;

  •
  tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction;

  •
  tax consequences to holders whose "functional currency" is not the United States dollar;

  •
  tax consequences to persons who hold notes through a partnership or similar pass-through entity;

  •
  United States federal gift tax, estate tax or alternative minimum tax consequences, if any; or

  •
  any state, local or non-United States tax consequences.

        The discussion below is based upon the provisions of the United States Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations thereunder, as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

Consequences of tendering Old Notes

        The exchange of your Old Notes for Exchange Notes in the exchange offer should not constitute an exchange for United States federal income tax purposes because the Exchange Notes should not be considered to differ materially in kind or extent from the Old Notes. Accordingly, the exchange offer should have no United States federal income tax consequences to you if you exchange your Old Notes for Exchange Notes. For example, there should be no change in your tax basis and your holding period should carry over to the Exchange Notes. In addition, the United States federal income tax consequences of holding and disposing of your Exchange Notes should be the same as those applicable to your Old Notes.

        The preceding discussion of certain United States federal income tax considerations of the exchange offer is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of exchanging Old Notes for Exchange Notes, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

 PLAN OF DISTRIBUTION

        Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker or dealer in connection with resales of Exchange Notes received in exchange for Old Notes if the Old Notes were acquired as a result of market-making activities or other trading activities.

        We have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer to use in connection with any such resale for a period of at least one year after the expiration date. In addition, until (90 days after the date of this prospectus), all broker-dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of Exchange Notes by broker- dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

  •
  in the over-the-counter market;

  •
  in negotiated transactions; or

  •
  through the writing of options on the Exchange Notes or a combination of such methods of resale.

  •
  These resales may be made:

  •
  at market prices prevailing at the time of resale;

  •
  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

        Any such resale may be made directly to purchasers or to or through brokers or dealers. Brokers or dealers may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker or dealer that resells Exchange Notes that were received by it for its own account in the exchange offer may be deemed to be an underwriter within the meaning of the Securities Act.

        Any profit on any resale of Exchange Notes and any commissions or concessions received by any broker or dealer may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        Furthermore, any broker-dealer that acquired any of its Old Notes directly from us and any broker or dealer that participates in a distribution of the Exchange Notes:

  •
  may not rely on the applicable interpretation of the Staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993) and therefore may not participate in the exchange offer; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Old Notes.

        For a period of one year after the expiration of the exchange offer we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to performance of our obligations in connection with the exchange offer, other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the Exchange Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, and will contribute to payments that they may be required to make in request thereof.

 LEGAL MATTERS

        Certain legal matters relating to the validity of the Exchange Notes will be passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois. Certain matters of Connecticut law will be passed on by Murtha Cullina LLP, Hartford, Connecticut.

EXPERTS

        The consolidated financial statements of NRG Yield LLC as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, except as they relate to GCE Holding LLC as of December 31, 2012 which have been audited by another independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firms as experts in accounting and auditing.

        The financial statements of GCE Holding LLC as of December 31, 2012 and for the year ended December 31, 2012 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to GCE Holding LLC's related party transactions as described in the "Related Party Transaction" note to the financial statements) of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

        The combined financial statements of the Alta Wind Portfolio of Terra-Gen Power, LLC as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, have been included herein in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm in accounting and auditing.

        The financial statements of Laredo Ridge Wind, LLC as of December 31, 2014 (Successor) and 2013 (Predecessor), and for the period from April 1, 2014 through December 31, 2014 (Successor period), and for the period from January 1, 2014 through March 31, 2014 and the year ended December 31, 2013 (Predecessor period), have been included herein in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Tapestry Wind, LLC as of December 31, 2014 (Successor) and 2013 (Predecessor), and for the period from April 1, 2014 through December 31, 2014 (Successor period), and for the period from January 1, 2014 through March 31, 2014 and the year ended December 31, 2013 (Predecessor period), have been included herein in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of WCEP Holdings, LLC as of December 31, 2014 (Successor) and 2013 (Predecessor), and for the period from April 1, 2014 through December 31, 2014 (Successor period), and for the period from January 1, 2014 through March 31, 2014 and the year ended December 31, 2013 (Predecessor period), have been included herein in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

GCE Holding LLC Unaudited Consolidated Financial Statements
Unaudited Consolidated Statement of Operations for the Years Ended December 31, 2014 and 2013	F-117
Unaudited Consolidated Balance Sheet as of December 31, 2014 and December 31, 2013	F-118
Unaudited Consolidated Statement of Cash Flows for the Years Ended December 31, 2014 and 2013	F-119
Unaudited Consolidated Statement of Changes in Partnership Equity for the Years Ended December 31, 2014 and 2013	F-120
Notes to the Unaudited Consolidated Financial Statements	F-121
The following financial statements are included pursuant to the requirements of Rule 3-05 of Regulation S-X:
Alta Wind Portfolio of Terra-Gen Power, LLC Audited Combined Financial Statements
Independent Auditors' Report	F-130
Combined Balance Sheets—Years ended December 31, 2013 and 2012	F-131
Combined Statements of Operations and Comprehensive Income (Loss)—Years ended December 31, 2013, 2012 and 2011	F-132
Combined Statements of Members' Capital—Years ended December 31, 2013, 2012 and 2011	F-133
Combined Statements of Cash Flows—Years ended December 31, 2013, 2012 and 2011	F-134
Notes to Combined Financial Statements	F-135
Alta Wind Portfolio of Terra-Gen Power, LLC Unaudited Combined Financial Statements
Combined Balance Sheets—Period ended June 30, 2014 and Year ended December 31, 2013	F-156
Combined Statements of Operations and Comprehensive Income—For the Three and Six Months ended June 30, 2014 and 2013	F-157
Combined Statements of Members' Capital—For the Three and Six Months ended June 30, 2014 and 2013	F-158
Combined Statements of Cash Flows—For the Six Months ended June 30, 2014 and 2013	F-159
Notes to Unaudited Combined Financial Statements	F-160
Laredo Ridge Wind, LLC Audited Financial Statements
Independent Auditors' Report	F-173
Balance Sheets—Years ended December 31, 2014 (Successor) and 2013 (Predecessor)	F-174

Statements of Operations and Comprehensive Income (Loss)—Period from April 1, 2014 through December 31, 2014 (Successor period), and for the period from January 1, 2014 through March 31, 2014 and the year ended December 31, 2013 (Predecessor period)

F-175

Statements of Member's Equity—Period from April 1, 2014 through December 31, 2014 (Successor period), and for the period from January 1, 2014 through March 31, 2014 and the year ended December 31, 2013 (Predecessor period)

F-176

Statements of Cash Flows—Period from April 1, 2014 through December 31, 2014 (Successor period), and for the period from January 1, 2014 through March 31, 2014 and the year ended December 31, 2013 (Predecessor period)

F-177
Notes to Financial Statements	F-178

Tapestry Wind, LLC and Subsidiaries Audited Consolidated Financial Statements
Independent Auditors' Report	F-191
Consolidated Balance Sheets—Years ended December 31, 2014 (Successor) and 2013 (Predecessor)	F-192

Consolidated Statements of Income and Comprehensive Income (Loss)—Period from April 1, 2014 through December 31, 2014 (Successor period), and for the period from January 1, 2014 through March 31, 2014 and the year ended December 31, 2013 (Predecessor period)

F-193

Consolidated Statements of Member's Equity—Period from April 1, 2014 through December 31, 2014 (Successor period), and for the period from January 1, 2014 through March 31, 2014 and the year ended December 31, 2013 (Predecessor period)

F-194

Consolidated Statements of Cash Flows—Period from April 1, 2014 through December 31, 2014 (Successor period), and for the period from January 1, 2014 through March 31, 2014 and the year ended December 31, 2013 (Predecessor period)

F-195
Notes to Consolidated Financial Statements	F-196
WCEP Holdings, LLC and Subsidiaries Audited Consolidated Financial Statements
Independent Auditors' Report	F-211
Consolidated Balance Sheets—Years ended December 31, 2014 (Successor) and 2013 (Predecessor)	F-212

Consolidated Statements of Operations and Comprehensive Income (Loss)—Period from April 1, 2014 through December 31, 2014 (Successor period), and for the period from January 1, 2014 through March 31, 2014 and the year ended December 31, 2013 (Predecessor period)

F-213

Consolidated Statements of Member's Equity—Period from April 1, 2014 through December 31, 2014 (Successor period), and for the period from January 1, 2014 through March 31, 2014 and the year ended December 31, 2013 (Predecessor period)

F-214

Consolidated Statements of Cash Flows—Period from April 1, 2014 through December 31, 2014 (Successor period), and for the period from January 1, 2014 through March 31, 2014 and the year ended December 31, 2013 (Predecessor period)

F-215
Notes to Consolidated Financial Statements	F-216
The following pro forma financial information is included pursuant to the requirements of Rules 11-01 and 11-02 of Regulation S-X:
Unaudited Pro Forma Condensed Consolidated Combined Financial Statement	F-230
Unaudited Pro Forma Combined Consolidated Income Statement—Year ended December 31, 2014	F-231
Notes to the Unaudited Pro Forma Condensed Combined Financial Statement	F-232

        All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore, have been omitted.

NRG YIELD LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended March 31,
(In millions)	2015	2014(a)
Operating Revenues
Total operating revenues	$180	$140

Operating Costs and Expenses
Cost of operations	75	60
Depreciation and amortization	54	24
General and administrative—affiliate	3	2

Total operating costs and expenses	132	86

Operating Income	48	54

Other Income (Expense)
Equity in earnings of unconsolidated affiliates	1	1
Other income, net	1	1
Interest expense	(69)	(26)

Total other expense, net	(67)	(24)

Net (Loss) Income	$(19)	$30

(a)
Retrospectively adjusted as discussed in Note 1, Nature of Business.

See accompanying notes to consolidated financial statements.

NRG YIELD LLC

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

	Three months ended March 31,
	2015	2014(a)
	(In millions)
Net (Loss) Income	$(19)	$30
Other Comprehensive Loss
Unrealized loss on derivatives	(25)	(12)

Other comprehensive loss	(25)	(12)

Comprehensive (Loss) Income	$(44)	$18

(a)
Retrospectively adjusted as discussed in Note 1, Nature of Business.

See accompanying notes to consolidated financial statements.

NRG YIELD LLC

CONSOLIDATED BALANCE SHEETS

	March 31, 2015	December 31, 2014(a)
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$114	$406
Restricted cash	46	45
Accounts receivable—trade	63	85
Accounts receivable—affiliate	1	—
Inventory	27	27
Derivative instruments	8	—
Notes receivable	7	6
Prepayments and other current assets	18	21

Total current assets	284	590
Property, plant and equipment
In service	4,804	4,796
Under construction	17	8

Total property, plant and equipment	4,821	4,804
Less accumulated depreciation	(391)	(338)

Net property, plant and equipment	4,430	4,466
Other Assets
Equity investments in affiliates	188	227
Notes receivable	15	15
Intangible assets, net of accumulated amortization of $55 and $36	1,403	1,423
Derivative instruments	—	2
Other non-current assets	116	103

Total other assets	1,722	1,770

Total Assets	$6,436	$6,826

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities
Current portion of long-term debt	$218	$214
Accounts payable	33	20
Accounts payable—affiliate	47	45
Derivative instruments	48	48
Accrued expenses and other current liabilities	43	61

Total current liabilities	389	388

Other Liabilities
Long-term debt—external	4,392	4,247
Long-term debt—affiliate	337	337
Derivative instruments	97	69
Other non-current liabilities	48	49

Total non-current liabilities	4,874	4,702

Total Liabilities	5,263	5,090

Commitments and Contingencies
Members' Equity
Contributed capital	1,120	1,609
Retained earnings	136	185
Accumulated other comprehensive loss	(83)	(58)

Total Members' Equity	1,173	1,736

Total Liabilities and Members' Equity	$6,436	$6,826

(a)
Retrospectively adjusted as discussed in Note 1, Nature of Business.

See accompanying notes to consolidated financial statements.

NRG YIELD LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended March 31,
	2015	2014(a)
	(In millions)
Cash Flows from Operating Activities
Net (loss) income	$(19)	$30
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Distributions in excess of equity in earnings of unconsolidated affiliates	36	1
Depreciation and amortization	54	24
Amortization of financing costs and debt discount/premiums	2	1
Amortization of intangibles and out-of-market contracts	12	1
Changes in derivative instruments	(2)	—
Changes in other working capital	(5)	(32)

Net Cash Provided by Operating Activities	78	25

Cash Flows from Investing Activities
Acquisition of businesses, net of cash acquired	(490)	—
Capital expenditures	(3)	(22)
(Increase) decrease in restricted cash	(1)	34
Decrease in notes receivable	2	3
Proceeds from renewable energy grants	—	96
Investments in unconsolidated affiliates	3	3
Other	—	11

Net Cash (Used in) Provided By Investing Activities	(489)	125

Cash Flows from Financing Activities
Distributions and return of capital to NRG	—	(23)
Payment of dividends and distributions	(30)	(22)
Proceeds from issuance of long-term debt—external	210	29
Proceeds from issuance of long-term debt—affiliate	—	337
Payments for long-term debt—external	(61)	(96)

Net Cash Provided by Financing Activities	119	225

Net (Decrease) Increase in Cash and Cash Equivalents	(292)	375
Cash and Cash Equivalents at Beginning of Period	406	59

Cash and Cash Equivalents at End of Period	$114	$434

(a)
Retrospectively adjusted as discussed in Note 1, Nature of Business

See accompanying notes to consolidated financial statements.

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Nature of Business

        NRG Yield LLC, or the Company, was formed by NRG Energy, Inc., or NRG, as a Delaware corporation on December 20, 2012, to serve as the primary vehicle through which NRG owns, operates and acquires contracted renewable and conventional generation and thermal infrastructure assets.

        On July 22, 2013, NRG Yield Inc., or Yield, Inc. issued 22,511,250 shares of Class A common stock in an initial public offering. Yield Inc. utilized the net proceeds of the initial public offering to acquire 19,011,250 of the Company's Class A units from NRG in return for $395 million, and 3,500,000 Class A units directly from the Company in return for $73 million. In connection with the acquisition of the Class A units, Yield Inc. also became the sole managing member of the Company thereby acquiring a controlling interest in it.

        Immediately prior to the acquisition, the Company acquired the Yield Assets from NRG in return for Class B units in the Company. These assets were simultaneously contributed by the Company to NRG Yield Operating LLC, or Yield Operating, which is a wholly owned subsidiary of the Company, at historical carrying value. Following the acquisition and the Yield Inc. initial public offering, Yield Inc. and NRG owned 34.5% and 65.5% of the Company, respectively.

        On July 29, 2014, Yield Inc. issued additional shares of Class A common stock and utilized the proceeds of the offering to acquire an additional Class A of NRG Yield LLC increasing its ownership to 44.7%. As of March 31, 2015, Yield, Inc. continues to own 44.7% of NRG Yield LLC, with NRG's 55.3% interest shown as noncontrolling interest in the financial statements. NRG receives distributions from NRG Yield LLC through its ownership of NRG Yield LLC Class B units.

        The following table represents the structure of the Company as of March 31, 2015:

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1—Nature of Business (Continued)

        As of March 31, 2015, the Company's operating assets are comprised of the following projects:

Projects	Percentage Ownership	Net Capacity (MW)(a)	Offtake Counterparty	Expiration
Conventional
GenConn Middletown	49.95%	95	Connecticut Light & Power	2041
GenConn Devon	49.95%	95	Connecticut Light & Power	2040
Marsh Landing	100%	720	Pacific Gas and Electric	2023
El Segundo	100%	550	Southern California Edison	2023
Walnut Creek	100%	485	Southern California Edison	2023

		1,945

Utility Scale Solar
Alpine	100%	66	Pacific Gas and Electric	2033
Avenal	49.95%	23	Pacific Gas and Electric	2031
Avra Valley	100%	25	Tucson Electric Power	2032
Blythe	100%	21	Southern California Edison	2029
Borrego	100%	26	San Diego Gas and Electric	2038
Roadrunner	100%	20	El Paso Electric	2031
CVSR	48.95%	122	Pacific Gas and Electric	2038
Kansas South	100%	20	Pacific Gas and Electric	2033
TA High Desert	100%	20	Southern California Edison	2033

		343

Distributed Solar
AZ DG Solar Projects	100%	5	Various	2025 - 2033
PFMG DG Solar Projects	51%	5	Various	2032

		10

Wind
Alta I	100%	150	Southern California Edison	2035
Alta II	100%	150	Southern California Edison	2035
Alta III	100%	150	Southern California Edison	2035
Alta IV	100%	102	Southern California Edison	2035
Alta V	100%	168	Southern California Edison	2035
Alta X	100%	137	Southern California Edison	2038(c)
Alta XI	100%	90	Southern California Edison	2038(c)
South Trent	100%	101	AEP Energy Partners	2029
Laredo Ridge	100%	80	Nebraska Public Power District	2031
Taloga	100%	130	Oklahoma Gas & Electric	2031
Pinnacle	100%	55	Maryland Department of General Services and University System of Maryland	2031
Buffalo Bear	100%	19	Western Farmers Electric Co-operative	2033

		1,332

Thermal
Thermal equivalent MWt(b)	100%	1,310	Various	Various
Thermal generation	100%	123	Various	Various

Total net capacity (excluding equivalent MWt)		3,753

(a)
Net capacity represents the maximum, or rated, generating capacity of the facility multiplied by the Company's percentage ownership in the facility as of March 31, 2015.

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1—Nature of Business (Continued)

(b)
For thermal energy, net capacity represents MWt for steam or chilled water and excludes 134 MWt available under the right-to-use provisions contained in agreements between two of the Company's thermal facilities and certain of its customers.

(c)
PPA begins on January 1, 2016.

        Substantially all of the Company's generation assets are under long-term contractual arrangements for the output or capacity from these assets. The thermal assets are comprised of district energy systems and combined heat and power plants that produce steam, hot water and/or chilled water and, in some instances, electricity at a central plant. Three of the district energy systems are subject to rate regulation by state public utility commissions while the other district energy systems have rates determined by negotiated bilateral contracts.

        In connection with the initial public offering, the Company entered into a management services agreement with NRG for various services, including human resources, accounting, tax, legal, information systems, treasury, and risk management. Costs incurred by the Company under this agreement were $3 million and $2 million for the three months ended March 31, 2015, and 2014, respectively, which included certain direct expenses incurred by NRG on behalf of the Company.

        As described in Note 3, Business Acquisitions, on June 30, 2014, Yield Operating acquired the TA High Desert, Kansas South, and El Segundo projects from NRG for total cash consideration of $357 million plus assumed project level debt. Additionally, on January 2, 2015, Yield Operating acquired the Laredo Ridge, Tapestry, and Walnut Creek projects for total cash consideration of $489 million, including $9 million for working capital, plus assumed debt of $737 million. These acquisitions were accounted for as transfers of entities under common control. The guidance requires retrospective combination of the entities for all periods presented as if the combination has been in effect since the inception of common control. Accordingly, the Company prepared its consolidated financial statements to reflect the transfer as if it had taken place from the beginning of the financial statements period, or from the date the entities were under common control, which was May 13, 2013, for Kansas South, March 28, 2013, for TA High Desert, and April 1, 2014, for Laredo Ridge, the Tapestry projects and Walnut Creek, which represent the dates these entities were acquired by NRG.

        The accompanying unaudited interim consolidated financial statements have been prepared in accordance with the Securities and Exchange Commission's, or SEC's, regulations for interim financial information. Accordingly, they do not include all of the information and notes required by U.S. GAAP for complete financial statements. The following notes should be read in conjunction with the accounting policies and other disclosures as set forth in the notes to the Company's annual financial statements for the year ended December 31, 2014. Interim results are not necessarily indicative of results for a full year.

        In the opinion of management, the accompanying unaudited interim consolidated financial statements contain all material adjustments consisting of normal and recurring accruals necessary to present fairly the Company's consolidated financial position as of March 31, 2015, and the results of operations, comprehensive income and cash flows for the three months ended March 31, 2015, and 2014.

        The Company has revised its unaudited interim consolidated financial statements and unaudited interim condensed consolidating financial statements and certain footnote disclosures primarily to reflect corrections of its contributed capital, retained earnings and accumulated other comprehensive

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1—Nature of Business (Continued)

loss as of and for the quarter ended March 31, 2015 and as of December 31, 2014. These revisions resulted in a decrease to contributed capital of $7 million, an increase in retained earnings of $31 million and an increase in accumulated other comprehensive loss of $24 million as of March 31, 2015 and a decrease to contributed capital of $8 million, an increase in retained earnings of $31 million and an increase in accumulated other comprehensive loss of $23 million as of December 31, 2014. These revisions also resulted in corresponding revisions to the NRG Yield Operating LLC and NRG Yield LLC balances in the condensed consolidating balance sheets. The Company has also revised its condensed consolidating balance sheet as of December 31, 2014, which resulted in a decrease to investments in consolidated subsidiaries and contributed capital for non-guarantor subsidiaries of $405 million with a corresponding decrease in eliminations.

Note 2—Summary of Significant Accounting Policies

Use of Estimates

        The preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions. These estimates and assumptions impact the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements. They also impact the reported amount of net earnings during the reporting period. Actual results could be different from these estimates.

Distributions

        On February 17, 2015, the Company declared a distribution on its Class A and Class B units of $0.39 per unit, which was paid on March 16, 2015.

Recent Accounting Developments

        ASU 2015-03—In April 2015, the FASB issued ASU No. 2015-03, Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs, or ASU No. 2015-03. The amendments of ASU No. 2015-03 were issued to reduce complexity in the balance sheet presentation of debt issuance costs. ASU No. 2015-03 requires that debt issuance costs be presented in the balance sheet as a direct deduction from the carrying amount of debt liability, consistent with debt discounts or premiums. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this standard. The guidance in ASU No. 2015-03 is effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Early adoption is permitted for financial statements that have not been previously issued. The adoption of this standard is not expected to have a material impact on the Company's balance sheets on a gross basis and will have no impact on net assets.

        ASU 2015-02—In February 2015, the FASB issued ASU No. 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis, or ASU No. 2015-02. The amendments of ASU No. 2015-02 were issued in an effort to minimize situations under previously existing guidance in which a reporting entity was required to consolidate another legal entity in which that reporting entity did not have: (1) the ability through contractual rights to act primarily on its own behalf; (2) ownership of the majority of the legal entity's voting rights; or (3) the exposure to a majority of the legal entity's economic benefits. ASU No. 2015-02 affects reporting entities that are required to evaluate whether

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Summary of Significant Accounting Policies (Continued)

they should consolidate certain legal entities. All legal entities are subject to reevaluation under the revised consolidation model. The guidance in ASU No. 2015-02 is effective for periods beginning after December 15, 2015. Early adoption is permitted. The Company adopted the standard effective January 1, 2015 and the adoption of this standard did not impact the Company's results of operations, cash flows or financial position.

        ASU 2014-16—In November 2014, the FASB issued ASU No. 2014-16, Derivatives and Hedging (Topic 815): Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity, or ASU No. 2014-16. The amendments of ASU No. 2014-16 clarify how U.S. GAAP should be applied in determining whether the nature of a host contract is more akin to debt or equity and in evaluating whether the economic characteristics and risks of an embedded feature are "clearly and closely related" to its host contract. The guidance in ASU No. 2014-16 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted. The Company adopted the standard effective January 1, 2015 and the adoption of this standard did not impact the Company's results of operations, cash flows or financial position.

        ASU 2014-09—In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), or ASU No. 2014-09. The amendments of ASU No. 2014-09 complete the joint effort between the FASB and the International Accounting Standards Board, or IASB, to develop a common revenue standard for U.S. GAAP and International Financial Reporting Standards, or IFRS, and to improve financial reporting. The guidance in ASU No. 2014-09 provides that an entity should recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for the goods or services provided and establishes the following steps to be applied by an entity: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) the entity satisfies the performance obligation. The guidance of ASU No. 2014-09 is effective for annual reporting periods beginning after December 15, 2016, including interim periods therein. Early adoption is not permitted. The Company is currently evaluating the impact of the standard on the Company's results of operations, cash flows and financial position.

Note 3—Business Acquisitions

2015 Acquisitions

        EME-NYLD-Eligible Assets from NRG—On January 2, 2015, Yield Operating acquired the following projects from NRG: (i) Laredo Ridge, an 80 MW wind facility located in Petersburg, Nebraska, (ii) the Tapestry projects, which include Buffalo Bear, a 19 MW wind facility in Buffalo, Oklahoma; Taloga, a 130 MW wind facility in Putnum, Oklahoma; and Pinnacle, a 55 MW wind facility in Keyser, West Virginia, and (iii) Walnut Creek, a 485 MW natural gas facility located in City of Industry, California, for total cash consideration of $489 million, including $9 million for working capital, plus assumed project level debt of $737 million. Yield Operating funded the acquisition with cash on hand and drawings under its revolving credit facility. The assets and liabilities transferred to Yield Operating relate to interests under common control by NRG and accordingly, were recorded at historical cost in accordance with ASC 805-50, Business Combinations—Related Issues. The difference between the cash paid and historical value of the entities' equity of $61 million, as well as $23 million of AOCL, were

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Business Acquisitions (Continued)

recorded as a distribution to NRG and reduced contributed capital. Since the transaction constituted a transfer of assets under common control, the guidance requires retrospective combination of the entities for all periods presented as if the combination has been in effect since the inception of common control. NRG acquired the majority of EME's assets, including Laredo Ridge, the Tapestry projects and Walnut Creek, on April 1, 2014.

        The following table presents historical information summary combining the financial information for the EME-NYLD-Eligible Assets transferred in connection with the acquisition:

	December 31, 2014
	As Previously Reported	Walnut Creek	Tapestry	Laredo Ridge	As Currently Reported
		(In millions)
Current assets	$523	$46	$14	$7	$590
Property, plant and equipment	3,487	575	286	118	4,466
Non-current assets	1,603	57	61	49	1,770

Total assets	5,613	678	361	174	6,826

Debt	4,061	437	192	108	4,798
Other current and non-current liabilities	221	62	5	4	292

Total liabilities	4,282	499	197	112	5,090

Net Assets	$1,331	$179	$164	$62	$1,736

  Supplemental Pro Forma Information

        The following unaudited supplemental pro forma information represents the results of operations as if the Company had acquired the EME-NYLD-Eligible Assets on January 1, 2014, including the impact of acquisition accounting with respect to NRG's acquisition of the projects:

For the three months ended
(in millions)	March 31, 2014
Operating revenues	$166
Net income	26

        Since the acquisition date, the EME-NYLD-Eligible Assets contributed $38 million in operating revenues and $11 million in net income.

        The following other acquisitions occurred in 2015 with a total purchase price of approximately $41 million, including $1 million paid for University of Bridgeport upon signing of the purchase agreement in the first quarter of 2015.

        University of Bridgeport Fuel Cell—On April 30, 2015, the Company completed the acquisition of the University of Bridgeport Fuel Cell project in Bridgeport, CT from FuelCell Energy, Inc. The project will add an additional 1.4 MW of thermal capacity with a 12 year contract, with the option for a 7-year extension.

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Business Acquisitions (Continued)

        Spring Canyon Acquisition—On May 7, 2015, the Company acquired a majority interest in Spring Canyon II, a 34 MW wind facility, and Spring Canyon III, a 29 MW wind facility, each located in Logan County, Colorado, from Invenergy Wind Global LLC. The purchase price was funded with cash on hand. Power generated by Spring Canyon II and Spring Canyon III is sold to Platte River Power Authority under long-term PPAs with approximately 25 years of remaining contract life.

2014 Acquisitions

        Alta Wind Portfolio Acquisition—On August 12, 2014, the Company acquired 100% of the membership interests of Alta Wind Asset Management Holdings, LLC, Alta Wind Company, LLC, Alta Wind X Holding Company, LLC and Alta Wind XI Holding Company, LLC, which collectively own seven wind facilities that total 947 MW located in Tehachapi, California and a portfolio of associated land leases, or the Alta Wind Portfolio. Power generated by the Alta Wind Portfolio is sold to Southern California Edison under long-term PPAs, with 21 years of remaining contract life for Alta I-V. The Alta X and XI PPAs begin in 2016 with a term of 22 years and currently sell energy and renewable energy credits on a merchant basis.

        The purchase price for the Alta Wind Portfolio was $923 million, which consisted of a base purchase price of $870 million, as well as a payment for working capital of $53 million, plus the assumption of $1.6 billion of non-recourse project-level debt. In order to fund the purchase price, the Company completed an equity offering of 12,075,000 shares of its Class A common stock at an offering price of $54.00 per share on July 29, 2014, which resulted in net proceeds of $630 million, after underwriting discounts and expenses. In addition, on August 5, 2014, Yield Operating issued $500 million of Senior Notes, which bear interest at a rate of 5.375% and mature in August 2024.

        The acquisition was recorded as a business combination under ASC 805, with identifiable assets acquired and liabilities assumed provisionally recorded at their estimated fair values on the acquisition date. The initial accounting for the business combination is not complete because the evaluation necessary to assess the fair values of certain net assets acquired is still in process. The provisional amounts are subject to revision until the evaluations are completed to the extent that additional information is obtained about the facts and circumstances that existed as of the acquisition date. The allocation of the purchase price may be modified up to one year from the date of the acquisition as more information is obtained about the fair value of assets acquired and liabilities assumed. The following table summarizes the provisional amounts recognized for assets acquired and liabilities assumed as of December 31, 2014, as well as adjustments made through March 31, 2015.

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Business Acquisitions (Continued)

        The purchase price of $923 million was provisionally allocated as follows:

	Acquisition Date Fair Value at December 31, 2014	Measurement period adjustments	Revised Acquisition Date
	(In millions)
Assets
Cash	$22	$—	$22
Current and non-current assets	49	(2)	47
Property, plant and equipment	1,304	6	1,310
Intangible assets	1,177	(6)	1,171

Total assets acquired	2,552	(2)	2,550
Liabilities
Debt	1,591	—	1,591
Current and non-current liabilities	38	(2)	36

Total liabilities assumed	1,629	(2)	1,627

Net assets acquired	$923	$—	$923

Fair value measurements

        The provisional fair values of the property, plant and equipment and intangible assets at the acquisition date were measured primarily based on significant inputs that are not observable in the market and thus represent a Level 3 measurement as defined in ASC 820. Significant inputs were as follows:

  •
  Property, plant and equipment—The estimated fair values were determined primarily based on an income method using discounted cash flows and validated using a cost approach based on the replacement cost of the assets less economic obsolescence. The income approach was applied by determining the enterprise value for each acquired entity and subtracting the fair value of the intangible assets and working capital to determine the implied value of the tangible fixed assets. This methodology was primarily relied upon as the forecasted cash flows incorporate the specific attributes of each asset including age, useful life, equipment condition and technology. The income approach also allows for an accurate reflection of current and expected market dynamics such as supply and demand and regulatory environment as of the acquisition date.

  •
  Intangible Assets—PPAs—The fair values of the PPAs acquired were determined utilizing a variation of the income approach where the incremental future cash flows resulting from the acquired PPAs compared to the cash flows based on current market prices were discounted to present value at a weighted average cost of capital reflective of a market participant. The values were corroborated with available market data. The PPA values will be amortized over the term of the PPAs, which approximate 22 years.

  •
  Intangible Assets—Leasehold rights—The fair values of the leasehold rights acquired, which represent the contractual right to receive royalty payments equal to a percentage of PPA revenue from certain projects, were determined utilizing the income approach. The values were corroborated with available market data. The leasehold rights values will be amortized over a period of 21 years, which is equal to the average term of the contracts.

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Business Acquisitions (Continued)

        Acquired ROFO Assets—On June 30, 2014, Yield Operating acquired from NRG: (i) El Segundo, a 550 MW fast-start, gas-fired facility located in Los Angeles County, California; (ii) TA High Desert, a 20 MW solar facility located in Los Angeles County, California; and (iii) Kansas South, a 20 MW solar facility located in Kings County, California. The Company paid total cash consideration of $357 million, which represents a base purchase price of $349 million and $8 million of working capital adjustments. In addition, the acquisition included the assumption of $612 million in project- level debt. The assets and liabilities transferred to the Company relate to interests under common control by NRG and accordingly, were recorded at historical cost in accordance with ASC 805-50. The difference between the cash proceeds and historical value of the net assets was recorded as a distribution to NRG and reduced the balance of its contributed capital. Since the transaction constituted a transfer of entities under common control, the guidance requires retrospective combination of the entities for all periods presented as if the combination has been in effect since the inception of common control. Accordingly, the Company prepared its consolidated financial statements to reflect the transfer as if it had taken place from the beginning of the financial statements period, or from the date the entities were under common control, which was May 13, 2013, for Kansas South, March 28, 2013, for TA High Desert, which represent the dates these entities were acquired by NRG and January 1, 2014, for El Segundo, which represents the beginning of the financial statements period.

Note 4—Property, Plant and Equipment

        The Company's major classes of property, plant, and equipment were as follows:

	March 31, 2015	December 31, 2014	Depreciable Lives
	(In millions)
Facilities and equipment	$4,717	$4,709	2 - 33 Years
Land and improvements	87	87
Construction in progress	17	8

Total property, plant and equipment	4,821	4,804
Accumulated depreciation	(391)	(338)

Net property, plant and equipment	$4,430	$4,466

Note 5—Variable Interest Entities, or VIEs

        GenConn Energy LLC—The Company has a 49.95% interest in GCE Holding LLC, the owner of GenConn, which owns and operates two 190 MW peaking generation facilities in Connecticut at the Devon and Middletown sites. Each of these facilities was constructed pursuant to a 30-year cost of service type contract with the Connecticut Light & Power Company. GenConn is considered a VIE under ASC 810, however the Company is not the primary beneficiary, and accounts for its investment under the equity method.

        The project was funded through equity contributions from the owners and non-recourse, project level debt. As of March 31, 2015, the Company's investment in GenConn was $112 million and its maximum exposure to loss is limited to its equity investment. On September 17, 2013, GenConn refinanced its existing project financing facility. The refinanced facility is comprised of a $237 million note with an interest rate of 4.73% and a maturity date of July 2041 and a 5-year, $35 million working

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5—Variable Interest Entities, or VIEs (Continued)

capital facility that matures in 2018 which can be used to issue letters of credit at an interest rate of 1.875% per annum. As of March 31, 2015, $224 million was outstanding under the note and nothing was drawn on the working capital facility. The refinancing is secured by all of the GenConn assets.

        The following table presents summarized financial information for GCE Holding LLC:

	Three months ended March 31,
	2015	2014
	(In millions)
Income Statement Data:
Operating revenues	$22	$26
Operating income	9	10
Net income	$6	$7

	March 31, 2015	December 31, 2014
	(In millions)
Balance Sheet Data:
Current assets	$30	$33
Non-current assets	429	438
Current liabilities	16	20
Non-current liabilities	$219	$223

        NRG RPV Holdco 1 LLC—On April 9, 2015, NRG Yield RPV Holding LLC, a subsidiary of the Company, and NRG Residential Solar Solutions LLC, a subsidiary of NRG, entered into a partnership that will invest in and hold operating portfolios of residential solar assets developed by NRG Home Solar, a subsidiary of NRG, including: (i) an existing, unlevered portfolio of over 2,200 leases across nine states representing approximately 17 MW with a weighted average remaining lease term of approximately 17 years; (ii) an in-development, tax equity financed portfolio of between 6,000 to 7,000 leases across at least ten states representing approximately 48 MW with a lease term of 20 years; and (iii) an in-development tax equity financed portfolio of 5,500 to 6,500 leases representing approximately 42 MW with a lease term of 20 years. Through the partnership, the Company will invest equity in NRG RPV Holdco and receive an allocation of 95% of the partnership's taxable income and cash distributions over the contracted life of the investments. NRG will retain a 5% residual economic interest in the portfolio and will act as managing member of the partnership. The Company has committed to invest up to an additional $150 million of cash contributions with respect to the tax equity financed portfolios into the partnership over time and expects to realize an average unlevered cash available for distribution, or CAFD, yield of approximately 7.5% over the contracted life of these investments. Once the Company reaches its expected return on its investment, which is expected to be achieved consistent with the expiry of the remaining lease term, allocations of taxable income and cash distributions thereafter will be 95% to NRG and 5% to the Company.

        The Company invested $26 million in NRG RPV Holdco in April 2015 related to the existing, unlevered portfolio of leases. The Company also invested $7 million of the $150 million investment in the tax equity financed portfolios. Its maximum exposure will be limited to its equity investment.

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5—Variable Interest Entities, or VIEs (Continued)

NRG RPV Holdco is considered a VIE under ASC 810, however the Company is not the primary beneficiary, and will account for its investment under the equity method.

Note 6—Fair Value of Financial Instruments

        For cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accounts payable—affiliate, accrued expenses and other liabilities, the carrying amount approximates fair value because of the short-term maturity of those instruments and are classified as Level 1 within the fair value hierarchy.

        The estimated carrying amounts and fair values of the Company's recorded financial instruments not carried at fair market value are as follows:

	As of March 31, 2015		As of December 31, 2014
(In millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Notes receivable, including current portion	$22	$22	$21	$21
Liabilities:
Long-term debt, including current portion—affiliate	337	395	337	386
Long-term debt, including current portion	$4,610	$4,634	$4,461	$4,478

        The fair value of notes receivable and long-term debt are based on expected future cash flows discounted at market interest rates, or current interest rates for similar instruments and are classified as Level 3 within the fair value hierarchy.

  Fair Value Accounting under ASC 820

        ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:

  •
  Level 1—quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access as of the measurement date.

  •
  Level 2—inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

  •
  Level 3—unobservable inputs for the asset or liability only used when there is little, if any, market activity for the asset or liability at the measurement date.

        In accordance with ASC 820, the Company determines the level in the fair value hierarchy within which each fair value measurement in its entirety falls, based on the lowest level input that is significant to the fair value measurement.

  Recurring Fair Value Measurements

        The Company records its derivative assets and liabilities at fair market value on its consolidated balance sheet. The following table presents assets and liabilities measured and recorded at fair value on

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6—Fair Value of Financial Instruments (Continued)

the Company's consolidated balance sheets on a recurring basis and their level within the fair value hierarchy:

As of March 31, 2015
Fair Value(a)
(In millions)	Level 2
Derivative assets:
Commodity contracts	$8

Total assets	$8

Derivative liabilities:
Commodity contracts	$3
Interest rate contracts	142

Total liabilities	$145

(a)
There were no assets or liabilities classified as Level 1 or Level 3 as of March 31, 2015.

As of December 31, 2014
Fair Value(a)
(In millions)	Level 2
Derivative assets:
Interest rate contracts	2

Total assets	2

Derivative liabilities:
Commodity contracts	3
Interest rate contracts	114

Total liabilities	$117

(a)
There were no assets or liabilities classified as Level 1 or Level 3 as of December 31, 2014.

Derivative Fair Value Measurements

        A majority of the Company's contracts are non-exchange-traded and valued using prices provided by external sources. For the Company's energy markets, management receives quotes from multiple sources. To the extent that multiple quotes are received, the prices reflect the average of the bid-ask mid-point prices obtained from all sources believed to provide the most liquid market for the commodity. The remainder of the assets and liabilities represent contracts for which external sources or observable market quotes are not available. These contracts are valued using various valuation techniques including but not limited to internal models that apply fundamental analysis of the market

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6—Fair Value of Financial Instruments (Continued)

and corroboration with similar markets. As of March 31, 2015, there were no contracts valued with prices provided by models and other valuation techniques.

        The fair value of each contract is discounted using a risk free interest rate. In addition, a credit reserve is applied to reflect credit risk, which is calculated based on credit default swaps. To the extent that the net exposure is an asset, the Company uses the counterparty's default swap rate. If the exposure is a liability, the Company uses its default swap rate. The credit reserve is added to the discounted fair value to reflect the exit price that a market participant would be willing to receive to assume the liabilities or that a market participant would be willing to pay for the assets. As of March 31, 2015, the credit reserve resulted in a $3 million increase in fair value which is composed of a $2 million gain in OCI and a $1 million gain in interest expense. It is possible that future market prices could vary from those used in recording assets and liabilities and such variations could be material.

Concentration of Credit Risk

        In addition to the credit risk discussion as disclosed in Note 2, Summary of Significant Accounting Policies, to the Company's audited consolidated financial statements included in the Company's 2014 financial statements, the following item is a discussion of the concentration of credit risk for the Company's financial instruments. Credit risk relates to the risk of loss resulting from non-performance or non-payment by counterparties pursuant to the terms of their contractual obligations. The Company monitors and manages credit risk through credit policies that include: (i) an established credit approval process; (ii) a daily monitoring of counterparties' credit limits; (iii) the use of credit mitigation measures such as margin, collateral, prepayment arrangements, or volumetric limits; (iv) the use of payment netting agreements; and (v) the use of master netting agreements that allow for the netting of positive and negative exposures of various contracts associated with a single counterparty. Risks surrounding counterparty performance and credit could ultimately impact the amount and timing of expected cash flows. The Company seeks to mitigate counterparty risk by having a diversified portfolio of counterparties.

        Counterparty credit exposure includes credit risk exposure under certain long-term agreements, including solar and other PPAs. As external sources or observable market quotes are not available to estimate such exposure, the Company estimates the exposure related to these contracts based on various techniques including but not limited to internal models based on a fundamental analysis of the market and extrapolation of observable market data with similar characteristics. Based on these valuation techniques, as of March 31, 2015, credit risk exposure to these counterparties attributable to the Company's ownership interests was approximately $2.3 billion for the next five years. The majority of these power contracts are with utilities with strong credit quality and public utility commission or other regulatory support, as further described in Note 9, Segment Reporting to the Company's audited consolidated financial statements included in the Company's 2014 financial statements. However, such regulated utility counterparties can be impacted by changes in government regulations, which the Company is unable to predict.

Note 7—Accounting for Derivative Instruments and Hedging Activities

        This footnote should be read in conjunction with the complete description under Note 7, Accounting for Derivative Instruments and Hedging Activities, to the Company's audited consolidated financial statements included in the Company's 2014 financial statements.

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7—Accounting for Derivative Instruments and Hedging Activities (Continued)

Energy-Related Commodities

        As of March 31, 2015, the Company had forward contracts with an NRG subsidiary hedging the sale of power from Alta X and Alta XI extending through the end of 2015 and forward contracts for the purchase of fuel commodities relating to the forecasted usage of the Company's district energy centers extending through 2017. Total unrealized revenue recorded in connection with the power sale hedging transaction with the NRG subsidiary was $7 million and is recorded in derivative assets and liabilities as of March 31, 2015. At March 31, 2015, these contracts were not designated as cash flow or fair value hedges.

Interest Rate Swaps

        As of March 31, 2015, the Company had interest rate derivative instruments on non-recourse debt extending through 2031, most of which are designated as cash flow hedges.

Volumetric Underlying Derivative Transactions

        The following table summarizes the net notional volume buy/(sell) of the Company's open derivative transactions broken out by commodity as of March 31, 2015 and December 31, 2014.

		Total Volume
Commodity	Units	March 31, 2015	December 31, 2014
		(In millions)
Power	MWh	(1)	—
Natural Gas	MMBtu	3	2
Interest	Dollars	$2,779	$2,817

Fair Value of Derivative Instruments

        The following table summarizes the fair value within the derivative instrument valuation on the balance sheet:

	Fair Value
	Derivative Assets		Derivative Liabilities
	March 31, 2015	December 31, 2014	March 31, 2015	December 31, 2014
	(In millions)
Derivatives Designated as Cash Flow Hedges:
Interest rate contracts current	$—	$—	$39	$40
Interest rate contracts long-term	—	2	66	49

Total Derivatives Designated as Cash Flow Hedges	—	2	105	89

Derivatives Not Designated as Cash Flow Hedges:
Interest rate contracts current	—	—	6	5
Interest rate contracts long-term	—	—	31	20
Commodity contracts current	8	—	3	3

Total Derivatives Not Designated as Cash Flow Hedges	8	—	40	28

Total Derivatives	$8	$2	$145	$117

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7—Accounting for Derivative Instruments and Hedging Activities (Continued)

        The Company has elected to present derivative assets and liabilities on the balance sheet on a trade-by-trade basis and does not offset amounts at the counterparty master agreement level. As of March 31, 2015, there was no outstanding collateral paid or received. The following table summarizes the offsetting of derivatives by counterparty master agreement level:

	Gross Amounts Not Offset in the Statement of Financial Position
As of March 31, 2015	Gross Amounts of Recognized Assets/Liabilities	Derivative Instruments	Net Amount
	(In millions)
Commodity contracts:
Derivative assets	$8	$(1)	$7
Derivative liabilities	(3)	1	(2)

Total commodity contracts	5	—	5

Interest rate contracts:
Derivative assets	—	—	—
Derivative liabilities	(142)	—	(142)

Total interest rate contracts	(142)	—	(142)

Total derivative instruments	$(137)	$—	$(137)

	Gross Amounts Not Offset in the Statement of Financial Position
As of December 31, 2014	Gross Amounts of Recognized Assets/Liabilities	Derivative Instruments	Net Amount
	(In millions)
Commodity contracts:
Derivative assets	$—	$—	$—
Derivative liabilities	(3)	—	(3)

Total commodity contracts	(3)	—	(3)

Interest rate contracts:
Derivative assets	2	(2)	—
Derivative liabilities	(114)	2	(112)

Total interest rate contracts	(112)	—	(112)

Total derivative instruments	$(115)	$—	$(115)

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7—Accounting for Derivative Instruments and Hedging Activities (Continued)

Accumulated Other Comprehensive Loss

        The following table summarizes the effects on the Company's accumulated OCL, balance attributable to interest rate swaps designated as cash flow hedge derivatives, net of tax:

	Three months ended March 31,
	2015	2014
	(In millions)
Accumulated OCL beginning balance	$(58)	$(1)
Reclassified from accumulated OCL to income due to realization of previously deferred amounts	3	3
Mark-to-market of cash flow hedge accounting contracts	(28)	(15)

Accumulated OCL ending balance	$(83)	$(13)

Losses expected to be realized from OCL during the next 12 months	$(16)

        Amounts reclassified from accumulated OCL into income and amounts recognized in income from the ineffective portion of cash flow hedges are recorded to interest expense. There was no ineffectiveness for the three months ended March 31, 2015, and 2014.

Impact of Derivative Instruments on the Statements of Operations

        The Company has interest rate derivative instruments that are not designated as cash flow hedges as well as ineffectiveness on cash flow hedge derivatives. The effect of interest rate hedges is recorded to interest expense. For the three months ended March 31, 2015 and 2014, the impact to the consolidated statements of operations was a loss of $12 million and $3 million, respectively.

        A portion of the Company's derivative commodity contracts relate to its Thermal Business for the purchase of fuel commodities based on the forecasted usage of the thermal district energy centers. Realized gains and losses on these contracts are reflected in the fuel costs that are permitted to be billed to customers through the related customer contracts or tariffs and accordingly, no gains or losses are reflected in the consolidated statement of operations for these contracts. Commodity contracts also hedge the forecasted sale of power for Alta X and Alta XI until the start of the PPA's on January 1, 2016. The effect of these commodity hedges is recorded to operating revenues. For the three months ended March 31, 2015, and 2014, the impact to the consolidated statements of operations was a gain of $7 million and $0 million, respectively.

        See Note 6, Fair Value of Financial Instruments, for discussion regarding concentration of credit risk.

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8—Long-term Debt

        This footnote should be read in conjunction with the complete description under Note 9, Long-term Debt, to the Company's 2014 financial statements. Long-term debt consisted of the following:

	March 31, 2015	December 31, 2014	Interest rate %(a)
	(In millions, except rates)
Long-term debt—affiliate, due 2019	$337	$337	3.580
Senior Notes, due 2024	500	500	5.375
NRG Yield LLC and NRG Yield Operating LLC Revolving Credit Facility, due 2019	195	—	L+2.25
Project-level debt:
Alta Wind I, lease financing arrangement, due 2034	261	261	7.015
Alta Wind II, lease financing arrangement, due 2034	205	205	5.696
Alta Wind III, lease financing arrangement, due 2034	212	212	6.067
Alta Wind IV, lease financing arrangement, due 2034	138	138	5.938
Alta Wind V, lease financing arrangement, due 2035	220	220	6.071
Alta Wind X, due 2021	300	300	L+2.00
Alta Wind XI, due 2021	191	191	L+2.00
Alta Realty Investments, due 2031	33	34	7.00
Alta Wind Asset Management, due 2031	19	20	L+2.375
NRG West Holdings LLC, due 2023 (El Segundo Energy Center)	484	506	L+2.25 - L+2.875
NRG Marsh Landing LLC, due 2017 and 2023	457	464	L+1.75 - L+1.875
Walnut Creek Energy, due 2023	384	391	L+1.625
Tapestry Wind LLC, due 2021	188	192	L+1.625
NRG Solar Alpine LLC, due 2014 and 2022	162	163	L+1.75
NRG Energy Center Minneapolis LLC, due 2017 and 2025	119	121	5.95–7.25
Laredo Ridge LLC, due 2026	107	108	L+1.875
NRG Solar Borrego LLC, due 2025 and 2038	75	75	L+ 2.50/5.65
South Trent Wind LLC, due 2020	65	65	L+2.75
NRG Solar Avra Valley LLC, due 2031	63	63	L+1.75
TA High Desert LLC, due 2020 and 2032	55	55	L+2.50/5.15
WCEP Holdings LLC, due 2023	46	46	L+3.00
NRG Roadrunner LLC, due 2031	42	42	L+2.01
NRG Solar Kansas South LLC, due 2031	35	35	L+2.00
NRG Solar Blythe LLC, due 2028	22	22	L+2.75
PFMG and related subsidiaries financing agreement, due 2030	31	31	6.00
NRG Energy Center Princeton LLC, due 2017	1	1	5.95

Subtotal project-level debt:	3,915	3,961

Total debt	4,947	4,798
Less current maturities	218	214

Total long-term debt	$4,729	$4,584

(a)
As of March 31, 2015, L+ equals 3 month LIBOR plus x%, except for the NRG West Holdings LLC term loan, NRG Marsh Landing term loan, Walnut Creek term loan, and the

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8—Long-term Debt (Continued)

  Revolving Credit Facility where L+ equals 1 month LIBOR plus x% and Kansas South where L+ equals 6 month LIBOR plus x%.

          The financing arrangements listed above contain certain covenants, including financial covenants that the Company is required to be in compliance with during the term of the respective arrangement. As of March 31, 2015, the Company was in compliance with all of the required covenants.

          The discussion below lists changes to or additions of long term debt for the three months ended March 31, 2015.

  NRG Yield LLC and NRG Yield Operating LLC Revolving Credit Facility

          On January 2, 2015, the Company borrowed $210 million under its revolving credit facility to fund the acquisition of Walnut Creek, Laredo Ridge and the Tapestry projects. On February 2, 2015, the Company made an optional repayment of $15 million.

  Laredo Ridge

          On July 27, 2010, Laredo Ridge entered into a credit agreement with a group of lenders for a $75 million construction loan that was convertible to a term loan upon completion of the project, a $53 million cash grant loan and a $3 million working capital loan facility. The project met the conditions to convert to a term loan on March 18, 2011. The cash grant loan was repaid in July 2011 with proceeds of the cash grant. The credit agreement also included a letter of credit facility on behalf of Laredo Ridge of up to $9 million. Laredo Ridge paid a fee equal to the applicable margin on issued letters of credit.

          On December 17, 2014, Laredo Ridge amended the credit agreement to increase its term loan borrowings by an additional $41 million to reduce the working capital facility by $1 million, to increase the letter of credit facility by $1 million and to reduce the related interest rate to LIBOR plus 1.875% through December 31, 2018, LIBOR plus 2.125% from January 1, 2019 through December 31, 2023 and LIBOR plus 2.375% from January 1, 2024 through the maturity date. The fee on the working capital facility was reduced to 0.5%. In addition, the maturity date was extended to March 31, 2028. The proceeds were utilized to make a distribution of $33 million to NRG Wind LLC, an NRG subsidiary, with the remaining $8 million utilized to fund the costs of the amendment. As of March 31, 2015, $107 million was outstanding under the term loan, nothing was outstanding under the working capital facility, and $10 million of letters of credit in support of the project were issued.

          In connection with the amendment to the credit agreement, Laredo Ridge entered into a series of fixed for floating interest rate swaps that would fix the interest rate for a minimum of 75% of the outstanding notional amount. Laredo Ridge pays its counterparty the equivalent of a 2.31% fixed interest payment on a predetermined notional value, and quarterly, Laredo Ridge will receive the equivalent of a floating interest payment based on the three-month LIBOR calculated on the same notional value through December 31, 2028. All interest rate swap payments by Laredo Ridge and its counterparties are made quarterly and LIBOR is determined in advance of each interest period.

  Tapestry Wind LLC

          On December 21, 2011, Tapestry Wind LLC entered into a credit agreement with a group of lenders for a $214 million term loan and an $8 million working capital loan facility. The term loan

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8—Long-term Debt (Continued)

  matures in December 2021. It is secured by Tapestry Wind LLC's interest in the Buffalo Bear, Taloga, and Pinnacle projects. The term loan amortizes based upon a predetermined schedule. The working capital facility is available to fund the operating needs of Tapestry Wind LLC. The commitment fee on this facility is 0.75%. The credit agreement also includes a letter of credit facility on behalf of Tapestry Wind LLC of up to $20 million. Tapestry Wind LLC pays a fee equal to the applicable margin on issued letters of credit.

          Under the terms of the agreement, Tapestry Wind LLC entered into a series of fixed for floating interest rate swaps that would fix the interest rate for a minimum of 90% of the outstanding notional amount. Tapestry Wind LLC will pay its counterparty the equivalent of a 2.21% fixed interest payment on a predetermined notional value, and quarterly, Tapestry will receive the equivalent of a floating interest payment based on a three-month LIBOR calculated on the same notional value through December 21, 2021. All interest rate swap payments by Tapestry Wind LLC and its counterparties are made quarterly and the LIBOR is determined in advance of each interest period. Swaps became effective December 30, 2011, and amortize in proportion to the term loan. At the same time Tapestry Wind LLC entered into a series of forward starting swaps to hedge the refinancing risk. The swaps are effective December 21, 2021. Tapestry Wind LLC will pay its counterparty the equivalent of a 3.57% fixed interest payment on a predetermined notional value, and quarterly, Tapestry Wind LLC will receive the equivalent of a floating interest payment based on a three-month LIBOR calculated on the same notional value through December 21, 2029.

          On November 12, 2014, Tapestry Wind LLC amended the credit agreement to reduce the related interest rate to LIBOR plus 1.625% through December 20, 2018 and LIBOR plus 1.750% from December 21, 2018 through the maturity date. As of March 31, 2015, $188 million was outstanding under the term loan, nothing was outstanding under the working capital facility and $20 million of letters of credit in support of the project were issued.

  Walnut Creek

          On July 27, 2011, Walnut Creek entered into a credit agreement with a group of lenders for a $442 million construction loan that was convertible to a term loan upon completion of the project, and a $5 million working capital loan facility. The project met the conditions to convert to a term loan on June 21, 2013 and matures in May 2023. The term loan amortizes based upon a predetermined schedule. The working capital facility is available to fund the operating needs of Walnut Creek. The commitment fee on this facility is 0.625%. The Walnut Creek agreement also includes a letter of credit facility on behalf of Walnut Creek of up to $117 million. Walnut Creek pays a fee equal to the applicable margin on issued letters of credit.

          Under the terms of the agreement, Walnut Creek entered into a series of fixed for floating interest rate swaps that would fix the interest rate for a minimum of 90% of the outstanding notional amount. Walnut Creek will pay its counterparty the equivalent of a 3.54% fixed interest payment on a predetermined notional value, and quarterly, Walnut Creek will receive the equivalent of a floating interest payment based on a three-month LIBOR calculated on the same notional value through May 31, 2023. All interest rate swap payments by Walnut Creek and its counterparties are made quarterly and the LIBOR is determined in advance of each interest period. Swaps became effective June 28, 2013, and amortize in proportion to the term loan.

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8—Long-term Debt (Continued)

          On October 21, 2014, Walnut Creek amended the credit agreement to increase its term loan borrowings by an additional $10 million, and to reduce the related interest rate to LIBOR plus 1.625% through September 30, 2018, LIBOR plus 1.750% from October 1, 2018 through September 30, 2022, and LIBOR plus 1.875% from October 1, 2022, through the maturity date. The fee on the working capital facility was reduced to 0.5%. The proceeds were utilized to make a distribution of $6 million to WCEP Holdings LLC with the remaining $4 million utilized to fund the costs of the amendment. In addition Walnut Creek entered into an additional interest rate swap to maintain the minimum of 90% of the outstanding notional amount being swapped to a fixed interest rate. Walnut Creek pays its counterparty the equivalent of a 4.0025% fixed interest payment on a predetermined notional value, and quarterly, Walnut Creek receives the equivalent of a floating interest payment based on a three-month LIBOR calculated on the same notional value through July 31, 2020. All interest rate swap payments by Walnut Creek and its counterparties are made quarterly and the LIBOR is determined in advance of each interest period. Swaps became effective June 28, 2013 and amortize in proportion to the term loan. As of March 31, 2015, $384 million was outstanding under the term loan, nothing was outstanding under the working capital facility, and $54 million of letters of credit were issued.

  WCEP Holdings LLC

          On July 27, 2011, WCEP Holdings LLC entered into a credit agreement with a group of lenders for a $53 million construction loan that was convertible to a term loan upon completion of the Walnut Creek project. The Walnut Creek project met the conditions for the WCEP Holdings LLC loan to convert to a term loan on June 21, 2013. The term loan has an interest rate of LIBOR plus an applicable margin of 4.00%. The term loan matures in May 2023. The term loan amortizes based upon a predetermined schedule.

          Under the terms of the credit agreement, WCEP Holdings LLC entered into two fixed for floating interest rate swaps that would fix the interest rate for a minimum of 90% of the outstanding notional amount. WCEP Holdings LLC will pay its counterparty the equivalent of a 4.00% fixed interest payment on a predetermined notional value, and quarterly, WCEP Holdings LLC will receive the equivalent of a floating interest payment based on a three-month LIBOR calculated on the same notional value through May 31, 2023. All interest rate swap payments by WCEP Holdings LLC and its counterparties are made quarterly and the LIBOR is determined in advance of each interest period. Swaps became effective June 28, 2013, and amortize in proportion to the term loan.

          On October 21, 2014, WCEP Holdings LLC amended the credit agreement to reduce the related interest rate to LIBOR plus 3.00%. The proceeds of the distribution from Walnut Creek were utilized to make an optional repayment of $6 million on the term loan. In addition WCEP Holdings LLC partially terminated the interest rate agreements so that at least 90% and no more than 100% of the aggregate principal amount of the loans then outstanding shall be subject to interest rate agreements. As of March 31, 2015, $46 million was outstanding under the term loan.

  Avenal Solar Holdings LLC

          On March 18, 2015, Avenal Solar Holdings LLC, one of the Company's equity method investments, amended its credit agreement to increase its borrowings by $43 million and to reduce the related interest rate from 6 month LIBOR plus an applicable margin of 2.25% to 6 month LIBOR plus 1.75% from March 18, 2015 through March 17, 2022 and 6 month LIBOR plus 2.00% from March 18,

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8—Long-term Debt (Continued)

  2022 through March 17, 2027 and 6 month LIBOR plus 2.25% from March 18, 2027 through the maturity date. As a result of the credit agreement amendment, the Company received net proceeds of $20 million after fees from its 49.95% ownership in Avenal.

  Note 9—Segment Reporting

          The Company's segment structure reflects how management currently makes financial decisions and allocates resources. Its businesses are primarily segregated based on conventional power generation, renewable businesses which consist of solar and wind, and the thermal and chilled water business. The Corporate segment reflects the Company's corporate costs.

	Three months ended March 31, 2015
(In millions)	Conventional Generation	Renewables	Thermal	Corporate	Total
Operating revenues	$76	$57	$47	$—	$180
Cost of operations	21	20	34	—	75
Depreciation and amortization	21	28	5	—	54
General and administrative—affiliate	—	—	—	3	3

Operating income (loss)	34	9	8	(3)	48
Equity in earnings of unconsolidated affiliates	3	(2)	—	—	1
Other income, net	1	—	—	—	1
Interest expense	(12)	(43)	(2)	(12)	(69)

Net Income (Loss)	$26	$(36)	$6	$(15)	$(19)

Total Assets	$2,136	$3,781	$451	$68	$6,436

	Three months ended March 31, 2014
(In millions)	Conventional Generation	Renewables	Thermal	Corporate	Total
Operating revenues	$56	$19	$65	$—	$140
Cost of operations	10	4	46	—	60
Depreciation and amortization	13	7	4	—	24
General and administrative—affiliate	—	—	—	2	2

Operating income (loss)	33	8	15	(2)	54
Equity in earnings of unconsolidated affiliates	3	(2)	—	—	1
Other income, net	—	1	—	—	1
Interest expense	(11)	(12)	(2)	(1)	(26)

Net Income (Loss)	$25	$(5)	$13	$(3)	$30

  Note 10—Related Party Transactions

  Management Services Agreement by and between NRG and the Company

        Since the Company has no employees, NRG provides the Company with various operation, management, and administrative services, which include human resources, accounting, tax, legal, information systems, treasury, and risk management, as set forth in the Management Services

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10—Related Party Transactions (Continued)

Agreement. As of March 31, 2015, the base management fee was approximately $7 million per year subject to an inflation based adjustment annually at an inflation factor based on the year-over-year U.S. consumer price index. The fee is also subject to adjustments following the consummation of future acquisitions and as a result of a change in the scope of services provided under the Management Services Agreement. During the three months ended March 31, 2015, the fee was increased by approximately $1 million per year in connection with the acquisition of the EME-NYLD-Eligible Assets. Costs incurred under this agreement were approximately $3 million and $2 million for the three months ended March 31, 2015, and 2014, respectively, which included certain direct expenses incurred by NRG on behalf of the Company in addition to the base management fee.

  Operation and Maintenance Services (O&M) Agreements by and between NRG and Thermal Entities

        On October 1, 2014, NRG entered into Plant O&M Services Agreements with certain wholly-owned subsidiaries of the Company. NRG provides necessary and appropriate services to operate and maintain the subsidiaries' plant operations, businesses and thermal facilities. NRG is to be reimbursed for the provided services, as well as for all reasonable and related expenses and expenditures, and payments to third parties for services and materials rendered to or on behalf of the parties to the agreements. NRG is not entitled to any management fee or mark-up under the agreements. Prior to October 1, 2014, NRG provided the same services to the Thermal Business on an informal basis. Total fees incurred under the agreements were $7 million for the three months ended March 31, 2015 and 2014. There was a balance of $30 million and $22 million due to NRG in accounts payable—affiliate as of March 31, 2015 and December 31, 2014, respectively.

  Administrative Services Agreement by and between Marsh Landing and GenOn Energy Services, LLC

        Marsh Landing is a party to an administrative services agreement with GenOn Energy Services, LLC, a wholly owned subsidiary of NRG, which provides invoice processing and payment on behalf of Marsh Landing. Marsh Landing reimburses GenOn Energy Services, LLC for the amounts paid by it. The Company reimbursed costs under this agreement of approximately $2 million for the periods ended March 31, 2015 and 2014. There was a balance of $0 million and $4 million due to GenOn Energy Services, LLC in accounts payable—affiliate as of March 31, 2015 and December 31, 2014, respectively.

Note 11—Condensed Consolidating Financial Information

        On August 5, 2014, Yield Operating issued $500 million of Senior Notes as shown in Note 8, Long-term Debt. These Senior Notes are guaranteed by the Company, as well as certain of the Company's subsidiaries, or guarantor subsidiaries. These guarantees are both joint and several. The non-guarantor subsidiaries include the rest of the Company's subsidiaries, including the ones that are subject to project financing.

        Unless otherwise noted below, each of the following guarantor subsidiaries fully and unconditionally guaranteed the Senior Notes as of March 31, 2015:

NRG Yield LLC
Alta Wind 1-5 Holding Company, LLC
Alta Wind Company, LLC
NRG Energy Center Omaha Holdings LLC
NRG Energy Center Omaha LLC
NYLD Fuel Cell Holdings LLC
UB Fuel Cell, LLC
NRG South Trent Holdings LLC

NRG YIELD LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2015

	NRG Yield LLC	Other Guarantor Subsidiaries	Non- Guarantor Subsidiaries	NRG Yield Operating LLC (Note Issuer)	Eliminations(a)	Consolidated
	(In millions)
Operating Revenues
Total operating revenues	$—	$5	$166	$9	$—	$180

Operating Costs and Expenses				—
Cost of operations	—	4	71	—	—	75
Depreciation and amortization	—	1	53	—	—	54
General and administrative—affiliate	—	—	—	3	—	3

Total operating costs and expenses	—	5	124	3	—	132

Operating Income	—	—	42	6	—	48

Other Income (Expense)
Equity in losses of consolidated affiliates	(19)	(25)	—	(14)	58	—
Equity in earnings of unconsolidated affiliates	—	—	—	1	—	1
Other income, net	—	—	1	—	—	1
Interest expense	—	—	(57)	(12)	—	(69)

Total other expense, net	(19)	(25)	(56)	(25)	58	(67)

Net Loss	$(19)	$(25)	$(14)	$(19)	$58	$(19)

(a)
All significant intercompany transactions have been eliminated in consolidation.

NRG YIELD LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF COMPREHENSIVE LOSS

For the Three Months Ended March 31, 2015

	NRG Yield LLC	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	NRG Yield Operating LLC (Note Issuer)	Eliminations(a)	Consolidated
	(In millions)
Net Loss	$(19)	$(25)	$(14)	$(19)	$58	$(19)
Other Comprehensive Loss
Unrealized loss on derivatives	(25)	(1)	(24)	(25)	50	(25)

Other comprehensive loss	(25)	(1)	(24)	(25)	50	(25)

Comprehensive Loss	$(44)	$(26)	$(38)	$(44)	$108	$(44)

(a)
All significant intercompany transactions have been eliminated in consolidation.

NRG YIELD LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEETS

March 31, 2015

	NRG Yield LLC	Other Guarantor Subsidiaries	Non- Guarantor Subsidiaries	NRG Yield Operating LLC (Note Issuer)	Eliminations(a)	Consolidated
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$49	$—	$65	$—	$—	$114
Restricted cash	—	—	46	—	—	46
Accounts receivable—trade	—	2	61	—	—	63
Accounts receivable—affiliate	21	21	68	275	(384)	1
Inventory	—	2	25	—	—	27
Derivative instruments	—	—	—	8	—	8
Notes receivable	—	—	7	—	—	7
Prepayments and other current assets	—	1	17	—	—	18

Total current assets	70	26	289	283	(384)	284
Net property, plant and equipment	—	63	4,367	—	—	4,430
Other Assets
Investment in consolidated subsidiaries	1,102	560	—	1,977	(3,639)	—
Equity investments in affiliates	—	—	—	188	—	188
Notes receivable	—	—	15	—	—	15
Intangible assets, net	—	57	1,346	—	—	1,403
Other non-current assets	—	—	106	10	—	116

Total other assets	1,102	617	1,467	2,175	(3,639)	1,722

Total Assets	$1,172	$706	$6,123	$2,458	$(4,023)	$6,436

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities
Current portion of long-term debt	$—	$—	$218	$—	$—	$218
Accounts payable	—	8	24	1	—	33
Accounts payable—affiliate	—	9	106	316	(384)	47
Derivative instruments	—	—	47	1	—	48
Accrued expenses and other current liabilities	—	1	36	6	—	43

Total current liabilities	—	18	431	324	(384)	389

Other Liabilities
Long-term debt—external	—	—	3,697	695	—	4,392
Long-term debt—affiliate	—	—	—	337	—	337
Derivative instruments	—	—	97	—	—	97
Other non-current liabilities	—	1	47	—	—	48

Total non-current liabilities	—	1	3,841	1,032	—	4,874

Total Liabilities	—	19	4,272	1,356	(384)	5,263

Commitments and Contingencies
Members' Equity
Contributed capital	1,119	749	1,857	1,052	(3,657)	1,120
Retained earnings (Accumulated Deficit)	136	(58)	59	133	(134)	136
Accumulated other comprehensive loss	(83)	(4)	(65)	(83)	152	(83)

Total Members' Equity	1,172	687	1,851	1,102	(3,639)	1,173

Total Liabilities and Members' Equity	$1,172	$706	$6,123	$2,458	$(4,023)	$6,436

(a)
All significant intercompany transactions have been eliminated in consolidation.

NRG YIELD LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

For the Three Months Ended March 31, 2015

	NRG Yield LLC	Other Guarantor Subsidiaries	Non- Guarantor Subsidiaries	NRG Yield Operating LLC (Note Issuer)	Eliminations(a)	Consolidated
	(In millions)
Net Cash Provided by Operating Activities	$30	$3	$35	$10	$—	$78

Cash Flows from Investing Activities
Acquisition of business, net of cash acquired	—	—	—	(490)	—	(490)
Capital expenditures	—	—	(3)	—	—	(3)
Increase in restricted cash	—	—	(1)	—	—	(1)
Decrease in notes receivable, including affiliates	—	—	2	—	—	2
Investments in unconsolidated affiliates	—	—	—	3	—	3

Net Cash Used in Investing Activities	—	—	(2)	(487)	—	(489)

Cash Flows from Financing Activities
(Payment for) Proceeds from intercompany loans	(279)	(3)	—	282	—	—
Payment of dividends and distributions	(30)	—	—	—	—	(30)
Proceeds from issuance of long-term debt—external	—	—	—	210	—	210
Payments for long-term debt—external	—	—	(46)	(15)	—	(61)

Net Cash (Used in) Provided by Financing Activities	(309)	(3)	(46)	477	—	119

Net Decrease in Cash and Cash Equivalents	(279)	—	(13)	—	—	(292)
Cash and Cash Equivalents at Beginning of Period	328	—	78	—	—	406

Cash and Cash Equivalents at End of Period	$49	$—	$65	$—	$—	$114

(a)
All significant intercompany transactions have been eliminated in consolidation.

NRG YIELD LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2014

	NRG Yield LLC	Other Guarantor Subsidiaries	Non- Guarantor Subsidiaries	NRG Yield Operating LLC (Note Issuer)	Eliminations(a)	Consolidated
	(In millions)
Operating Revenues
Total operating revenues	$—	$7	$133	$—	$—	$140

Operating Costs and Expenses
Cost of operations	—	5	55	—	—	60
Depreciation and amortization	—	1	23	—	—	24
General and administrative—affiliate	—	—	—	2	—	2

Total operating costs and expenses	—	6	78	2	—	86

Operating Income (Loss)	—	1	55	(2)	—	54

Other Income (Expense)
Equity in earnings of consolidated affiliates	30	—	—	32	(62)	—
Equity in earnings of unconsolidated affiliates	—	—	—	1	—	1
Other income, net	—	—	1	—	—	1
Interest expense	—	—	(25)	(1)	—	(26)

Total other expense, net	30	—	(24)	32	(62)	(24)

Net Income	$30	$1	$31	$30	$(62)	$30

(a)
All significant intercompany transactions have been eliminated in consolidation.

NRG YIELD LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME

For the Three Months Ended March 31, 2014

	NRG Yield LLC	Other Guarantor Subsidiaries	Non- Guarantor Subsidiaries	NRG Yield Operating LLC (Note Issuer)	Eliminations(a)	Consolidated
	(In millions)
Net Income	$30	$1	$31	$30	$(62)	$30
Other Comprehensive Loss
Unrealized gain on derivatives	(12)	—	(11)	(12)	23	(12)

Other comprehensive loss	(12)	—	(11)	(12)	23	(12)

Comprehensive Income	$18	$1	$20	$18	$(39)	$18

(a)
All significant intercompany transactions have been eliminated in consolidation.

NRG YIELD LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEETS

December 31, 2014

	NRG Yield LLC	Other Guarantor Subsidiaries	Non- Guarantor Subsidiaries	NRG Yield Operating LLC (Note Issuer)	Eliminations(a)	Consolidated
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$328	$—	$78	$—	$—	$406
Restricted cash	—	—	45	—	—	45
Accounts receivable—trade	—	3	82	—	—	85
Accounts receivable—affiliate	(256)	17	66	268	(95)	—
Inventory	—	1	26	—	—	27
Notes receivable	—	—	6	—	—	6
Prepayments and other current assets	—	1	20	—	—	21

Total current assets	72	22	323	268	(95)	590
Net property, plant and equipment	—	56	4,410	—	—	4,466
Other Assets
Investment in consolidated subsidiaries	1,664	585		2,045	(4,294)	—
Equity investments in affiliates	—	—	—	227	—	227
Notes receivable	—	—	15	—	—	15
Intangible assets, net	—	58	1,365	—	—	1,423
Derivative instruments	—	—	2	—	—	2
Other non-current assets	—	—	93	10	—	103

Total other assets	1,664	643	1,475	2,282	(4,294)	1,770

Total Assets	$1,736	$721	$6,208	$2,550	$(4,389)	$6,826

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities
Current portion of long-term debt	$—	$—	$214	$—	$—	$214
Accounts payable	—	1	19	—	—	20
Accounts payable—affiliate	—	8	99	33	(95)	45
Derivative instruments	—	—	48	—	—	48
Accrued expenses and other current liabilities	—	2	43	16	—	61

Total current liabilities	—	11	423	49	(95)	388

Other Liabilities
Long-term debt—external	—	—	3,747	500	—	4,247
Long-term debt—affiliate	—	—	—	337	—	337
Derivative instruments	—	—	69	—	—	69
Other non-current liabilities	—	—	49	—	—	49

Total non-current liabilities	—	—	3,865	837	—	4,702

Total Liabilities	—	11	4,288	886	(95)	5,090

Commitments and Contingencies
Members' Equity
Contributed capital	1,609	747	1,848	1,542	(4,137)	1,609
Retained earnings (Accumulated deficit)	185	(34)	113	180	(259)	185
Accumulated other comprehensive loss	(58)	(3)	(41)	(58)	102	(58)

Total Members' Equity	1,736	710	1,920	1,664	(4,294)	1,736

Total Liabilities and Members' Equity	$1,736	$721	$6,208	$2,550	$(4,389)	$6,826

(a)
All significant intercompany transactions have been eliminated in consolidation.

NRG YIELD LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

For the Three Months Ended March 31, 2014

	NRG Yield LLC	Other Guarantor Subsidiaries	Non- Guarantor Subsidiaries	NRG Yield Operating LLC (Note Issuer)	Eliminations(a)	Consolidated
	(In millions)
Net Cash Provided by (Used in) Operating Activities	$21	$2	$(23)	$25	$—	$25

Cash Flows from Investing Activities
Capital expenditures	—	—	(22)	—	—	(22)
Decrease in restricted cash, net	—	—	34	—	—	34
Decrease in notes receivable including affiliates, net	—	—	1	2	—	3
Proceeds from renewable energy grants	—	—	96	—	—	96
Investments in unconsolidated affiliates	—	—	—	3	—	3
Other	—	—	11	—	—	11

Net Cash Provided by Investing Activities	—	—	120	5	—	125

Cash Flows from Financing Activities
Distributions and returns of capital to NRG	—	—	(23)	—	—	(23)
Payment of dividends and distributions	(22)	—	—	—	—	(22)
Proceeds from issuance of long-term debt—external	—	—	29	—	—	29
Transfer of funds under intercompany cash management arrangement	387	—	—	(387)	—	—
Payments of long-term debt—external	—	—	(96)	—	—	(96)
Proceeds from long-term debt—affiliate	—	—	—	337	—	337

Net Cash Provided by (Used in) Financing Activities	365	—	(90)	(50)	—	225

Net Increase (Decrease) in Cash and Cash Equivalents	386	2	7	(20)	—	375
Cash and Cash Equivalents at Beginning of Period	3	—	36	20	—	59

Cash and Cash Equivalents at End of Period	$389	$2	$43	$—	$—	$434

(a)
All significant intercompany transactions have been eliminated in consolidation.

Report of Independent Registered Public Accounting Firm

The Members
NRG Yield LLC:

        We have audited the accompanying consolidated balance sheets of NRG Yield LLC and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), members' equity, and cash flows for each of the years in the three-year period ended December 31, 2014. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the December 31, 2012 consolidated financial statements of GCE Holding, LLC (a 50% owned investee company). The Company's investment in GCE Holding, LLC at December 31, 2012 was $125 million, and its equity in earnings of GCE Holding, LLC was $15 million for the year ended December 31, 2012. The consolidated financial statements of GCE Holding, LLC were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for GCE Holding, LLC, is based solely on the report of the other auditors.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NRG Yield LLC and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Philadelphia, Pennsylvania
May 29, 2015

NRG YIELD LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
(In millions)	2014(a)	2013(a)	2012(a)
Operating Revenues
Total operating revenues	$689	$379	$175

Operating Costs and Expenses
Cost of operations	239	144	114
Depreciation and amortization	166	61	25
General and administrative—affiliate	8	7	7
Acquisition-related transaction and integration costs	4	—	—

Total operating costs and expenses	417	212	146

Operating Income	272	167	29

Other Income (Expense)
Equity in earnings of unconsolidated affiliates	27	22	19
Other income, net	3	3	2
Interest expense	(181)	(52)	(28)

Total other expense, net	(151)	(27)	(7)

Income Before Income Taxes	121	140	22

Income tax (benefit) expense	—	(3)	10

Net Income	$121	$143	$12

(a)
Retrospectively adjusted as discussed in Note 1, Nature of Business.

See accompanying notes to consolidated financial statements.

NRG YIELD LLC

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year ended December 31,
	2014(a)	2013(a)	2012(a)
	(In millions)
Net Income	$121	$143	$12
Other Comprehensive (Loss) Income
Unrealized (loss) gain on derivatives	(57)	47	(20)

Other comprehensive (loss) income	(57)	47	(20)

Comprehensive Income (Loss)	$64	$190	$(8)

(a)
Retrospectively adjusted as discussed in Note 1, Nature of Business.

See accompanying notes to consolidated financial statements.

NRG YIELD LLC

CONSOLIDATED BALANCE SHEETS

	December 31, 2014(a)	December 31, 2013(a)
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$406	$59
Restricted cash	45	67
Accounts receivable—trade	85	51
Accounts receivable—affiliate	—	6
Inventory	27	15
Derivative instruments	—	1
Notes receivable	6	6
Renewable energy grant receivable	—	147
Prepayments and other current assets	21	27

Total current assets	590	379
Property, plant and equipment
In service	4,796	2,459
Under construction	8	6

Total property, plant and equipment	4,804	2,465
Less accumulated depreciation	(338)	(174)

Net property, plant and equipment	4,466	2,291
Other Assets
Equity investments in affiliates	227	227
Notes receivable	15	21
Notes receivable—affiliate	—	2
Intangible assets, net of accumulated amortization of $36 and $7	1,423	103
Derivative instruments	2	20
Other non-current assets	103	50

Total other assets	1,770	423

Total Assets	$6,826	$3,093

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities
Current portion of long-term debt	$214	$214
Accounts payable	20	42
Accounts payable—affiliate	45	51
Derivative instruments	48	31
Accrued expenses and other current liabilities	61	30

Total current liabilities	388	368

Other Liabilities
Long-term debt—external	4,247	1,569
Long-term debt—affiliate	337	—
Derivative instruments	69	16
Other non-current liabilities	49	32

Total non-current liabilities	4,702	1,617

Total Liabilities	5,090	1,985

Commitments and Contingencies
Members' Equity
Contributed capital	1,609	944
Retained earnings	185	165
Accumulated other comprehensive loss	(58)	(1)

Total Members' Equity	1,736	1,108

Total Liabilities and Members' Equity	$6,826	$3,093

(a)
Retrospectively adjusted as discussed in Note 1, Nature of Business.

See accompanying notes to consolidated financial statements.

NRG YIELD LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2014(a)	2013(a)	2012(a)
	(In millions)
Cash Flows from Operating Activities
Net income	$121	$143	$12
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions and equity in earnings of unconsolidated affiliates	(3)	(6)	2
Depreciation and amortization	166	61	25
Amortization of financing costs and debt discount/premiums	5	4	—
Amortization of intangibles and out-of-market contracts	27	1	—
Changes in deferred income taxes	—	(3)	10
Changes in derivative instruments	(8)	(21)	2
Changes in other working capital	(15)	(59)	5

Net Cash Provided by Operating Activities	293	120	56

Cash Flows from Investing Activities
Acquisition of businesses, net of cash acquired	(901)	(120)	—
Payment to NRG for Drop Down Assets, net of cash acquired	(336)	—	—
Capital expenditures	(33)	(353)	(564)
Decrease (increase) in restricted cash	50	(43)	(12)
Decrease (increase) in notes receivable, including affiliates	8	10	(17)
Proceeds from renewable energy grants	137	25	28
Investments in unconsolidated affiliates	7	(34)	(27)
Other	11	—	(2)

Net Cash Used in Investing Activities	(1,057)	(515)	(594)

Cash Flows from Financing Activities
Capital contributions from NRG	2	171	355
Distributions and return of capital to NRG	(86)	(707)	(72)
Proceeds from the issuance of Class A units	630	468	—
Payment of dividends and distributions	(101)	(15)	—
Proceeds from issuance of long-term debt—external	630	594	308
Proceeds from issuance of long-term debt—affiliate	337	—	—
Payment of debt issuance costs	(28)	(5)	(12)
Payments for long-term debt—external	(273)	(72)	(37)
Payments for long-term debt—affiliate	—	(2)	(6)

Net Cash Provided by Financing Activities	1,111	432	536

Net Increase (Decrease) in Cash and Cash Equivalents	347	37	(2)
Cash and Cash Equivalents at Beginning of Period	59	22	24

Cash and Cash Equivalents at End of Period	$406	$59	$22

Supplemental Disclosures
Interest paid, net of amount capitalized	$(174)	$(63)	$(17)
Non-cash investing and financing activities:
Additions to fixed assets for accrued capital expenditures	—	1	121
Decrease to fixed assets for accrued grants	—	(207)	(1)
Decrease to fixed assets for deferred tax asset	—	(12)	—
Non-cash capital contributions from NRG	16	80	166
Non-cash return of capital and dividends to NRG	$—	$(81)	$—

(a)
Retrospectively adjusted as discussed in Note 1, Nature of Business

See accompanying notes to consolidated financial statements.

NRG YIELD LLC

CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY

	Contributed Capital(a)	Retained Earnings(a)	Accumulated Other Comprehensive Loss(a)	Total Members' Equity(a)
Balances at December 31, 2011	$550	$39	$(28)	$561
Net income	—	12	—	12
Unrealized gain on derivatives	—	—	(20)	(20)
Capital contributions from NRG	355	—	—	355
Capital contributions from NRG, non-cash	166	—	—	166
Distributions and return of capital to NRG	(49)	(23)	—	(72)

Balances at December 31, 2012	$1,022	$28	$(48)	$1,002
Net income	—	143	—	143
Unrealized gain on derivatives	—	—	47	47
Distributions and returns of capital to NRG, net of contributions	(536)	—	—	(536)
Capital contributions from NRG net of distributions, non-cash	80	(5)	—	75
Proceeds from the issuance of Class A units	468	—	—	468
Return of capital and distributions to NRG—non-cash	(75)	(1)	—	(76)
Distributions paid to NRG	(10)	—	—	(10)
Distributions paid to NRG Yield, Inc.	(5)	—	—	(5)

Balances at December 31, 2013	944	165	(1)	1,108
Transfer of EME-NYLD-Eligible Assets(b)	460	—	—	460
Net income	—	121	—	121
Unrealized loss on derivatives	—	—	(57)	(57)
Distributions and returns of capital to NRG, net of contributions	(84)	—	—	(84)
Capital contributions from NRG, non-cash	16	—	—	16
Payment to NRG for Acquired ROFO Assets	(357)	—	—	(357)
Proceeds from the issuance of Class A units	630	—	—	630
Distributions paid to NRG	—	(60)	—	(60)
Distributions paid to NRG Yield Inc.	—	(41)	—	(41)

Balances at December 31, 2014	$1,609	$185	$(58)	$1,736

(a)
Retrospectively adjusted starting on January 1, 2012, as discussed in Note 1, Nature of Business

(b)
Represents transfer of EME-NYLD-Eligible Assets, which were acquired by NRG on April 1, 2014, and acquired by the Company on January 2, 2015, as discussed in Note 1, Nature of Business.

See accompanying notes to consolidated financial statements.

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Nature of Business

        NRG Yield LLC, or the Company, was formed by NRG Energy, Inc., or NRG, as a Delaware corporation on December 20, 2012, for the purposes of acquiring a portfolio of contracted renewable and conventional generation and thermal infrastructure assets, primarily located in the Northeast, Southwest and California regions of the United States, or the Yield Assets, from NRG.

        On July 22, 2013, NRG Yield, Inc., or Yield Inc., issued 22,511,250 shares of Class A common stock in an initial public offering. Yield Inc. utilized the net proceeds of the initial public offering to acquire 19,011,250 of the Company's Class A units from NRG in return for $395 million, and 3,500,000 Class A units directly from the Company in return for $73 million. In connection with the acquisition of the Class A units, Yield Inc. also became the sole managing member of the Company thereby acquiring a controlling interest in it.

        Immediately prior to the acquisition, the Company acquired the Yield Assets from NRG in return for Class B units in the Company. These assets were simultaneously contributed by the Company to NRG Yield Operating LLC, or Yield Operating, which is a wholly owned subsidiary of the Company, at historical carrying value. Following the acquisition and the Yield Inc. initial public offering, Yield Inc. and NRG owned 34.5% and 65.5% of the Company, respectively.

        On July 29, 2014, Yield Inc. issued 12,075,000 shares of Class A common stock for net proceeds, after underwriting discount and expenses, of $630 million. Yield Inc. utilized the proceeds of the offering to acquire an additional 12,075,000 of the Company's Class A units and as a result, as of December 31, 2014, it owns 44.7% of the Company, and consolidates the results of the Company through its controlling interest, with NRG's 55.3% interest shown as noncontrolling interest in the Yield Inc.'s financial statements.

        As described in Note 3, Business Acquisitions, on June 30, 2014, Yield Operating acquired the TA High Desert, RE Kansas South, and El Segundo projects, or the Acquired ROFO Assets, from NRG for total cash consideration of $357 million plus assumed project level debt. Additionally, as described in Note 3, Business Acquisitions, on January 2, 2015, Yield Operating acquired Pinnacle, Buffalo Bear and Taloga, or the Tapestry projects, as well as Laredo Ridge and Walnut Creek, or collectively, the EME-NYLD-Eligible Assets, for total cash consideration of $489 million, plus assumed project-level debt. The acquisitions of the Acquired ROFO Assets and the EME-NYLD-Eligible Assets, or collectively the Drop Down Assets, from NRG were accounted for as transfers of entities under common control by NRG and accordingly, were recorded at historical cost in accordance with ASC 805-50, Business Combinations—Related Issues. The difference between the cash paid and historical value of the entities' equity were recorded as a distribution to NRG. The guidance requires retrospective combination of the entities for all periods presented as if the combination has been in effect since the inception of common control. Accordingly, the Company prepared its consolidated financial statements to reflect the transfers as if they had taken place from the beginning of the financial statements period, or from the date the entities were under common control, which was January 1, 2013 for El Segundo, May 13, 2013, for RE Kansas South, March 28, 2013, for TA High Desert and April 1, 2014, for Laredo Ridge, Walnut Creek and Tapestry. For RE Kansas South, TA High Desert, Laredo Ridge, Walnut Creek and Tapestry, the dates represent the dates these entities were acquired by NRG.

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1—Nature of Business (Continued)

        The following table represents the structure of the Company as of December 31, 2014:

        For all periods prior to the initial public offering, the accompanying combined financial statements represent the combination of the assets that the Company acquired and were prepared using NRG's historical basis in the assets and liabilities. For the purposes of the combined financial statements, the term "NRG Yield" represents the accounting predecessor, or the combination of the acquired businesses. For all periods subsequent to the Yield Inc. initial public offering, the accompanying audited consolidated financial statements represent the consolidated results of the Company.

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1—Nature of Business (Continued)

        As of December 31, 2014, the Company's operating assets are comprised of the following projects:

Projects	Percentage Ownership	Net Capacity (MW)(a)	Offtake Counterparty	Expiration
Conventional
GenConn Middletown	49.95%	95	Connecticut Light & Power	2041
GenConn Devon	49.95%	95	Connecticut Light & Power	2040
Marsh Landing	100%	720	Pacific Gas and Electric	2023
El Segundo	100%	550	Southern California Edison	2023
Walnut Creek	100%	485	Southern California Edison	2023

		1,945

Utility Scale Solar
Alpine	100%	66	Pacific Gas and Electric	2033
Avenal	49.95%	23	Pacific Gas and Electric	2031
Avra Valley	100%	25	Tucson Electric Power	2032
Blythe	100%	21	Southern California Edison	2029
Borrego	100%	26	San Diego Gas and Electric	2038
Roadrunner	100%	20	El Paso Electric	2031
CVSR	48.95%	122	Pacific Gas and Electric	2038
RE Kansas South	100%	20	Pacific Gas and Electric	2033
TA High Desert	100%	20	Southern California Edison	2033

		343

Distributed Solar
AZ DG Solar Projects	100%	5	Various	2025 - 2033
PFMG DG Solar Projects	51%	5	Various	2032

		10

Wind
Alta I	100%	150	Southern California Edison	2035
Alta II	100%	150	Southern California Edison	2035
Alta III	100%	150	Southern California Edison	2035
Alta IV	100%	102	Southern California Edison	2035
Alta V	100%	168	Southern California Edison	2035
Alta X	100%	137	Southern California Edison	2038(c)
Alta XI	100%	90	Southern California Edison	2038(c)
South Trent	100%	101	AEP Energy Partners	2029
Laredo Ridge	100%	80	Nebraska Public Power District	2031
Taloga	100%	130	Oklahoma Gas & Electric	2031
Pinnacle	100%	55	Maryland Department of General Services and University System of Maryland	2031
Buffalo Bear	100%	19	Western Farmers Electric Co-operative	2033

		1,332

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1—Nature of Business (Continued)

Projects	Percentage Ownership	Net Capacity (MW)(a)	Offtake Counterparty	Expiration
Thermal
Thermal equivalent MWt(b)	100%	1,310	Various	Various
Thermal generation	100%	124	Various	Various

Total net capacity (excluding equivalent MWt)		3,754

(a)
Net capacity represents the maximum, or rated, generating capacity of the facility multiplied by the Company's percentage ownership in the facility as of December 31, 2014.

(b)
For thermal energy, net capacity represents MWt for steam or chilled water and excludes 134 MWt available under the right-to-use provisions contained in agreements between two of the Company's thermal facilities and certain of its customers.

(c)
PPA begins on January 1, 2016.

        Substantially all of the Company's generation assets are under long-term contractual arrangements for the output or capacity from these assets. The thermal assets are comprised of district energy systems and combined heat and power plants that produce steam, hot water and/or chilled water and, in some instances, electricity at a central plant. Three of the district energy systems are subject to rate regulation by state public utility commissions while the other district energy systems have rates determined by negotiated bilateral contracts.

        The historical combined financial statements include allocations of certain NRG corporate expenses. Management believes the assumptions and methodology underlying the allocation of general corporate overhead expenses are reasonable. The allocated costs include legal, accounting, tax, treasury, information technology, insurance, employee benefit costs, and other corporate costs. However, such expenses may not be indicative of the actual level of expense that would have been incurred if the Company had operated as an independent company during the periods prior to the Yield Inc. initial public offering or of the costs expected to be incurred in the future. Allocations of NRG corporate expenses were $4 million for the period beginning on January 1, 2013 and ending on July 22, 2013 and $7 million for the year ended December 31, 2012. In connection with the Yield Inc. initial public offering, the Company, Yield Operating and Yield Inc. entered into a management services agreement with NRG for various services, including human resources, accounting, tax, legal, information systems, treasury, and risk management. Costs incurred by the Company under this agreement were $3 million for the period beginning July 23, 2013 and ending December 31, 2013 and $8 million for the year ended December 31, 2014, which included certain direct expenses incurred by NRG on behalf of the Company.

        For all periods prior to the acquisition and Yield Inc. initial public offering, members' equity represents the combined equity of the Company's subsidiaries, including adjustments necessary to present the Company's financial statements as if the Company were in existence as of the beginning of the periods presented.

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

        The Company's consolidated and combined financial statements have been prepared in accordance with U.S. GAAP. The Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, is the source of authoritative U.S. GAAP to be applied by nongovernmental entities. In addition, the rules and interpretative releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants.

        The consolidated and combined financial statements include the Company's accounts and operations and those of its subsidiaries in which it has a controlling interest. All significant intercompany transactions and balances have been eliminated in consolidation. The usual condition for a controlling financial interest is ownership of a majority of the voting interests of an entity. However, a controlling financial interest may also exist through arrangements that do not involve controlling voting interests. As such, the Company applies the guidance of ASC 810, Consolidations, or ASC 810, to determine when an entity that is insufficiently capitalized or not controlled through its voting interests, referred to as a variable interest entity, or VIE, should be consolidated.

Cash and Cash Equivalents

        Cash and cash equivalents include highly liquid investments with an original maturity of three months or less at the time of purchase.

Restricted Cash

        Restricted cash consists primarily of funds held to satisfy the requirements of certain debt agreements and funds held within the Company's projects that are restricted in their use. These funds are used to pay for capital expenditures, current operating expenses and current debt service payments as well as to fund required equity contributions, per the restrictions of the debt agreements.

Trade Receivables and Allowance for Doubtful Accounts

        Trade receivables are reported on the balance sheet at the invoiced amount adjusted for any write-offs and the allowance for doubtful accounts. The allowance for doubtful accounts is reviewed periodically based on amounts past due and significance. The allowance for doubtful accounts was immaterial as of December 31, 2014, and 2013.

Inventory

        Inventory consists principally of spare parts and fuel oil and is valued at the lower of weighted average cost or market, unless evidence indicates that the weighted average cost will be recovered with a normal profit in the ordinary course of business. The Company removes fuel inventories as they are used in the production of steam, chilled water or electricity. Spare parts inventory are removed when they are used for repairs, maintenance or capital projects.

Property, Plant and Equipment

        Property, plant and equipment are stated at cost or, in the case of business acquisitions, fair value; however impairment adjustments are recorded whenever events or changes in circumstances indicate that their carrying values may not be recoverable. See Note 3, Business Acquisitions, for more

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Summary of Significant Accounting Policies (Continued)

information on acquired property, plant and equipment. Significant additions or improvements extending asset lives are capitalized as incurred, while repairs and maintenance that do not improve or extend the life of the respective asset are charged to expense as incurred. Depreciation is computed using the straight-line method over the estimated useful lives. Certain assets and their related accumulated depreciation amounts are adjusted for asset retirements and disposals with the resulting gain or loss included in cost of operations in the consolidated statements of operations.

        Additionally, the Company reduces the book value of the property, plant and equipment of its eligible renewable energy projects for any cash grants that are submitted to the U.S. Treasury Department when the receivable is recorded for the net realizable amount. A non-cash dividend to parent for the deferred tax asset is recorded with a corresponding reduction to the book value of the property, plant and equipment. For further discussion of these matters see Note 4, Property, Plant and Equipment.

Asset Impairments

        Long-lived assets that are held and used are reviewed for impairment whenever events or changes in circumstances indicate carrying values may not be recoverable. Such reviews are performed in accordance with ASC 360. An impairment loss is recognized if the total future estimated undiscounted cash flows expected from an asset are less than its carrying value. An impairment charge is measured by the difference between an asset's carrying amount and fair value with the difference recorded in operating costs and expenses in the statements of operations. Fair values are determined by a variety of valuation methods, including appraisals, sales prices of similar assets and present value techniques.

        Investments accounted for by the equity method are reviewed for impairment in accordance with ASC 323, Investments-Equity Method and Joint Ventures, or ASC 323, which requires that a loss in value of an investment that is other than a temporary decline should be recognized. The Company identifies and measures losses in the value of equity method investments based upon a comparison of fair value to carrying value.

Capitalized Interest

        Interest incurred on funds borrowed to finance capital projects is capitalized, until the project under construction is ready for its intended use. The amount of interest capitalized for the years ended December 31, 2014, 2013 and 2012 was less than $1 million, $18 million and $31 million, respectively.

        When a project is available for operations, capitalized interest is reclassified to property, plant and equipment and amortized on a straight-line basis over the estimated useful life of the project's related assets.

Debt Issuance Costs

        Debt issuance costs are capitalized and amortized as interest expense on a basis which approximates the effective interest method over the term of the related debt.

Intangible Assets

        Intangible assets represent contractual rights held by the Company. The Company recognizes specifically identifiable intangible assets including customer contracts, customer relationships, power

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Summary of Significant Accounting Policies (Continued)

purchase agreements and development rights when specific rights and contracts are acquired. These intangible assets are amortized primarily on a straight-line basis.

Notes Receivable

        Notes receivable consist of receivables related to the financing of required network upgrades and a variable-rate note secured by the equity interest in a joint venture. The notes issued with respect to network upgrades will be repaid within a 5 year period following the date each facility reaches commercial operations.

Income Taxes

        Subsequent to the date the Yield Assets were acquired and the Yield Inc. initial public offering occurred, the Company is a disregarded entity of a partnership for federal and state income tax purposes. Therefore, federal and state income taxes are assessed at the partner level. Accordingly, no provision has been made for federal or state income taxes in the accompanying financial statements. For all periods prior to the Yield Inc. public offering, federal and state income taxes represent proforma income taxes.

Revenue Recognition

Thermal Revenues

        Steam and chilled water revenue is recognized based on customer usage as determined by meter readings taken at month-end. Some locations read customer meters throughout the month, and recognize estimated revenue for the period between meter read date and month-end. The Thermal Business subsidiaries collect and remit state and local taxes associated with sales to their customers, as required by governmental authorities. Related revenues are presented on a net basis in the income statement.

Power Purchase Agreements, or PPAs

        The majority of the Company's revenues are obtained through PPAs or other contractual agreements.

        In order to determine lease classification as operating, the Company evaluates the terms of the PPA to determine if the lease includes any of the following provisions which would indicate capital lease treatment:

  •
  Transfers the ownership of the generating facility,

  •
  Bargain purchase option at the end of the term of the lease,

  •
  Lease term is greater than 75% of the economic life of the generating facility, or

  •
  Present value of minimum lease payments exceed 90% of the fair value of the generating facility at inception of the lease

        In considering the above it was determined that all of Company's PPAs are operating leases. ASC 840 requires the minimum lease payments received to be amortized over the term of the lease and contingent rentals are recorded when the achievement of the contingency becomes probable.

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Summary of Significant Accounting Policies (Continued)

Judgment is required by management in determining the economic life of each generating facility, in evaluating whether certain lease provisions constitute minimum payments or represent contingent rent and other factors in determining whether a contract contains a lease and whether the lease is an operating lease or capital lease.

        Certain of these leases have no minimum lease payments and all of the rental income under these leases is recorded as contingent rent on an actual basis when the electricity is delivered. The contingent rental income recognized in the years ended December 31, 2014, 2013 and 2012 was $194 million, $105 million and $33 million, respectively.

Derivative Financial Instruments

        The Company accounts for derivative financial instruments under ASC 815, Derivatives and Hedging, or ASC 815, which requires the Company to record all derivatives on the balance sheet at fair value unless they qualify for a NPNS exception. Changes in the fair value of non-hedge derivatives are immediately recognized in earnings. Changes in the fair value of derivatives accounted for as hedges, if elected for hedge accounting, are either:

  •
  Recognized in earnings as an offset to the changes in the fair value of the related hedged assets, liabilities and firm commitments; or

  •
  Deferred and recorded as a component of accumulated OCI until the hedged transactions occur and are recognized in earnings.

        The Company's primary derivative instruments are fuels purchase contracts used to control customer reimbursable fuel cost and interest rate instruments used to mitigate variability in earnings due to fluctuations in interest rates. On an ongoing basis, the Company assesses the effectiveness of all derivatives that are designated as hedges for accounting purposes in order to determine that each derivative continues to be highly effective in offsetting changes in fair values or cash flows of hedged items. Internal analyses that measure the statistical correlation between the derivative and the associated hedged item determine the effectiveness of such a contract designated as a hedge. If it is determined that the derivative instrument is not highly effective as a hedge, hedge accounting will be discontinued prospectively. In this case, the gain or loss previously deferred in accumulated OCI would be frozen until the underlying hedged item is delivered unless the transaction being hedged is no longer probable of occurring in which case the amount in OCI would be immediately reclassified into earnings. If the derivative instrument is terminated, the effective portion of this derivative deferred in accumulated OCI will be frozen until the underlying hedged item is delivered.

        Revenues and expenses on contracts that qualify for the NPNS exception are recognized when the underlying physical transaction is delivered. While these contracts are considered derivative financial instruments under ASC 815, they are not recorded at fair value, but on an accrual basis of accounting. If it is determined that a transaction designated as NPNS no longer meets the scope exception, the fair value of the related contract is recorded on the balance sheet and immediately recognized through earnings.

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Summary of Significant Accounting Policies (Continued)

Concentrations of Credit Risk

        Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable, notes receivable and derivative instruments. Accounts receivable, notes receivable, and derivative instruments are concentrated within entities engaged in the energy and financial industry. These industry concentrations may impact the overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic, industry or other conditions. In addition, many of the Company's projects have only one customer. However, the Company believes that the credit risk posed by industry concentration is offset by the diversification and creditworthiness of its customer base. See Note 6, Fair Value of Financial Instruments, for a further discussion of derivative concentrations and Note 11, Segment Reporting for concentration of counterparties.

Fair Value of Financial Instruments

        The carrying amount of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, intercompany accounts payable and receivable, and accrued expenses and other liabilities approximate fair value because of the short-term maturity of these instruments. See Note 6, Fair Value of Financial Instruments, for a further discussion of fair value of financial instruments.

Asset Retirement Obligations

        Asset retirement obligations, or AROs, are accounted for in accordance with ASC 410-20, Asset Retirement Obligations, or ASC 410-20. Retirement obligations associated with long-lived assets included within the scope of ASC 410-20 are those for which a legal obligation exists under enacted laws, statutes, and written or oral contracts, including obligations arising under the doctrine of promissory estoppel, and for which the timing and/or method of settlement may be conditional on a future event. ASC 410-20 requires an entity to recognize the fair value of a liability for an ARO in the period in which it is incurred and a reasonable estimate of fair value can be made.

        Upon initial recognition of a liability for an ARO, the asset retirement cost is capitalized by increasing the carrying amount of the related long-lived asset by the same amount. Over time, the liability is accreted to its future value, while the capitalized cost is depreciated over the useful life of the related asset. The Company's asset retirement obligations were $27 million and $9 million for the years ended December 31, 2014 and 2013, respectively. The Company records AROs as part of other non-current liabilities on its balance sheet.

Guarantees

        The Company enters into various contracts that include indemnification and guarantee provisions as a routine part of its business activities. Examples of these contracts include EPC agreements, operation and maintenance agreements, service agreements, commercial sales arrangements and other types of contractual agreements with vendors and other third parties, as well as affiliates. These contracts generally indemnify the counterparty for tax, environmental liability, litigation and other matters, as well as breaches of representations, warranties and covenants set forth in these agreements. Because many of the guarantees and indemnities the Company issues to third parties and affiliates do not limit the amount or duration of its obligations to perform under them, there exists a risk that the Company may have obligations in excess of the amounts agreed upon in the contracts mentioned

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Summary of Significant Accounting Policies (Continued)

above. For those guarantees and indemnities that do not limit the liability exposure, it may not be able to estimate what the liability would be, until a claim is made for payment or performance, due to the contingent nature of these contracts.

Investments Accounted for by the Equity Method

        The Company has investments in three energy projects accounted for by the equity method, one of which is a VIE, where the Company is not a primary beneficiary. The equity method of accounting is applied to these investments in affiliates because the ownership structure prevents the Company from exercising a controlling influence over the operating and financial policies of the projects. Under this method, equity in pre-tax income or losses of the investments is reflected as equity in earnings of unconsolidated affiliates.

Sale Leaseback Arrangements

        The Company is party to sale-leaseback arrangements that provide for the sale of certain assets to a third party and simultaneous leaseback to the Company. In accordance with ASC 840-40, Sale-Leaseback Transactions, if the seller-lessee retains, through the leaseback, substantially all of the benefits and risks incident to the ownership of the property sold, the sale-leaseback transaction is accounted for as a financing arrangement. An example of this type of continuing involvement would include an option to repurchase the assets or the buyer-lessor having the option to sell the assets back to the Company. This provision is included in most of the Company's sale-leaseback arrangements. As such, the Company accounts for these arrangements as financings.

        Under the financing method, the Company does not recognize as income any of the sale proceeds received from the lessor that contractually constitutes payment to acquire the assets subject to these arrangements. Instead, the sale proceeds received are accounted for as financing obligations and leaseback payments made by the Company are allocated between interest expense and a reduction to the financing obligation. Interest on the financing obligation is calculated using the Company's incremental borrowing rate at the inception of the arrangement on the outstanding financing obligation. Judgment is required to determine the appropriate borrowing rate for the arrangement and in determining any gain or loss on the transaction that would be recorded either at the end of or over the lease term.

Business Combinations

        The Company accounts for its business combinations in accordance with ASC 805, Business Combinations, or ASC 805. ASC 805 requires an acquirer to recognize and measure in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at fair value at the acquisition date. It also recognizes and measures the goodwill acquired or a gain from a bargain purchase in the business combination and determines what information to disclose to enable users of an entity's financial statements to evaluate the nature and financial effects of the business combination. In addition, transaction costs are expensed as incurred.

Use of Estimates

        The preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions. These estimates and assumptions impact the reported

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Summary of Significant Accounting Policies (Continued)

amounts of assets and liabilities as of the date of the financial statements. They also impact the reported amount of net earnings during the reporting period. Actual results could be different from these estimates.

        In recording transactions and balances resulting from business operations, the Company uses estimates based on the best information available. Estimates are used for such items as plant depreciable lives, uncollectible accounts, environmental liabilities, acquisition accounting and legal costs incurred in connection with recorded loss contingencies, among others. As better information becomes available or actual amounts are determinable, the recorded estimates are revised. Consequently, operating results can be affected by revisions to prior accounting estimates.

Reclassifications

        Certain prior year amounts have been reclassified for comparative purposes.

Recent Accounting Developments

        ASU 2014-16—In November 2014, the FASB issued ASU No. 2014-16, Derivatives and Hedging (Topic 815): Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity, or ASU No. 2014-16. The amendments of ASU No. 2014-16 clarify how U.S. GAAP should be applied in determining whether the nature of a host contract is more akin to debt or equity and in evaluating whether the economic characteristics and risks of an embedded feature are "clearly and closely related" to its host contract. The guidance in ASU No. 2014-16 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted. The Company is currently evaluating the impact of the standard on the Company's results of operations, cash flows and financial position.

        ASU 2014-09—In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), or ASU No. 2014-09. The amendments of ASU No. 2014-09 complete the joint effort between the FASB and the International Accounting Standards Board, or IASB, to develop a common revenue standard for U.S. GAAP and International Financial Reporting Standards, or IFRS, and to improve financial reporting. The guidance in ASU No. 2014-09 provides that an entity should recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the considerations to which the entity expects to be entitled to in exchange for the goods or services provided and establishes the following steps to be applied by an entity: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) the entity satisfies the performance obligation. The guidance of ASU No. 2014-09 is effective for annual reporting periods beginning after December 15, 2016, including interim periods therein. Early adoption is not permitted. The Company is currently evaluating the impact of the standard on the Company's results of operations, cash flows and financial position.

Note 3—Business Acquisitions

2014 Acquisitions

        Alta Wind Portfolio Acquisition—On August 12, 2014, the Company acquired 100% of the membership interests of Alta Wind Asset Management Holdings, LLC, Alta Wind Company, LLC, Alta

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Business Acquisitions (Continued)

Wind X Holding Company, LLC and Alta Wind XI Holding Company, LLC, which collectively own seven wind facilities that total 947 MW located in Tehachapi, California and a portfolio of associated land leases, or the Alta Wind Portfolio. Power generated by the Alta Wind Portfolio is sold to Southern California Edison under long-term PPAs with 21 years of remaining contract life for Alta I-V and 22 years, beginning in 2016, for Alta X and XI.

        The purchase price for the Alta Wind Portfolio was $923 million, which consisted of a base purchase price of $870 million, as well as a payment for working capital of $53 million, plus the assumption of $1.6 billion of non-recourse project-level debt. In order to fund the purchase price, the Company completed an equity offering of 12,075,000 shares of its Class A common stock at an offering price of $54.00 per share on July 29, 2014, which resulted in net proceeds of $630 million, after underwriting discounts and expenses. In addition, on August 5, 2014, NRG Yield Operating LLC issued $500 million of Senior Notes, which bear interest at a rate of 5.375% and mature in August 2024.

        The acquisition was recorded as a business combination under ASC 805, with identifiable assets acquired and liabilities assumed provisionally recorded at their estimated fair values on the acquisition date. The initial accounting for the business combination is not complete because the evaluation necessary to assess the fair values of certain net assets acquired is still in process. The provisional amounts are subject to revision until the evaluations are completed to the extent that additional information is obtained about the facts and circumstances that existed as of the acquisition date. The allocation of the purchase price may be modified up to one year from the date of the acquisition as more information is obtained about the fair value of assets acquired and liabilities assumed. The purchase price of $923 million was provisionally allocated as follows:

	Acquisition Date	Measurement period adjustments	Revised Acquisition Date
	(In millions)
Assets
Cash	$22	$—	$22
Current and non-current assets	49	—	49
Property, plant and equipment	1,057	247	1,304
Intangible assets	1,420	(243)	1,177

Total assets acquired	2,548	4	2,552
Liabilities
Debt	1,591	—	1,591
Current and non-current liabilities	34	4	38

Total liabilities assumed	1,625	4	1,629

Net assets acquired	$923	$—	$923

        The Company incurred and expensed acquisition-related transaction costs related to the acquisition of the Alta Wind Portfolio of $2 million for the year ended December 31, 2014.

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Business Acquisitions (Continued)

Fair value measurements

        The provisional fair values of the property, plant and equipment and intangible assets at the acquisition date were measured primarily based on significant inputs that are not observable in the market and thus represent a Level 3 measurement as defined in ASC 820. Significant inputs were as follows:

  •
  Property, plant and equipment—The estimated fair values were determined primarily based on an income method using discounted cash flows and validated using a cost approach based on the replacement cost of the assets less economic obsolescence. The income approach was applied by determining the enterprise value for each acquired entity and subtracting the fair value of the intangible assets and working capital to determine the implied value of the tangible fixed assets. This methodology was primarily relied upon as the forecasted cash flows incorporate the specific attributes of each asset including age, useful life, equipment condition and technology. The income approach also allows for an accurate reflection of current and expected market dynamics such as supply and demand and regulatory environment as of the acquisition date.

  •
  Intangible Assets—PPAs—The fair values of the PPAs acquired were determined utilizing a variation of the income approach where the incremental future cash flows resulting from the acquired PPAs compared to the cash flows based on current market prices were discounted to present value at a weighted average cost of capital reflective of a market participant. The values were corroborated with available market data. The PPA values will be amortized over the term of the PPAs, which approximate 22 years.

  •
  Intangible Assets—Leasehold rights—The fair values of the leasehold rights acquired, which represent the contractual right to receive royalty payments equal to a percentage of PPA revenue from certain projects, were determined utilizing the income approach. The values were corroborated with available market data. The leasehold rights values will be amortized over a period of 21 years, which is equal to the average term of the contracts.

  Supplemental Pro Forma Information

        Since the acquisition date, the Alta Wind Portfolio contributed $49 million in operating revenues and $39 million in net losses. The following unaudited supplemental pro forma information represents the results of operations as if the Company had acquired the Alta Wind Portfolio on January 1, 2013:

	For the year ended December 31,
(in millions)	2014	2013
Operating Revenues	$821	$531
Net Income	85	91

        The unaudited supplemental pro forma information has been adjusted to include the pro-forma impact of depreciation of property, plant and equipment and amortization of PPAs, based on the preliminary purchase price allocations. The pro forma data has also been adjusted to reflect the additional interest expense in connection with the issuance of Senior Notes. There were no transactions during the periods between NRG and the Alta Wind Portfolio. The pro forma results are presented for

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Business Acquisitions (Continued)

illustrative purposes only and do not reflect the realization of potential cost savings or any related integration costs.

        Acquired ROFO Assets—On June 30, 2014, the Company acquired from NRG: (i) El Segundo, a 550 MW fast-start, gas-fired facility located in Los Angeles County, California; (ii) TA High Desert, a 20 MW solar facility located in Los Angeles County, California; and (iii) RE Kansas South, a 20 MW solar facility located in Kings County, California. The Company paid total cash consideration of $357 million, which represents a base purchase price of $349 million and $8 million of working capital adjustments. In addition, the acquisition included the assumption of $612 million in project- level debt. The assets and liabilities transferred to the Company relate to interests under common control by NRG and accordingly, were recorded at historical cost in accordance with ASC 805-50. The difference between the cash proceeds and historical value of the net assets was recorded as a distribution to NRG and reduced the balance of its contributed capital. Since the transaction constituted a transfer of entities under common control, the guidance requires retrospective combination of the entities for all periods presented as if the combination has been in effect since the inception of common control.

        The following is a summary of assets and liabilities transferred in connection with the acquisition as of June 30, 2014:

	RE Kansas South	TA High Desert	El Segundo
	(In millions)
Current assets	$1	$3	$43
Property, plant and equipment	50	67	625
Non-current assets	2	13	76

Total assets	53	83	744

Debt	35	57	520
Other current and non-current liabilities	2	—	30

Total liabilities	37	57	550

Net assets acquired	$16	$26	$194

2013 Acquisitions

        Energy Systems—On December 31, 2013, NRG Energy Center Omaha Holdings, LLC, an indirect wholly owned subsidiary of NRG Yield LLC, acquired Energy Systems Company, or Energy Systems, for approximately $120 million. The acquisition was financed from cash on hand. Energy Systems is an operator of steam and chilled water thermal facilities that provides heating and cooling services to nonresidential customers in Omaha, Nebraska. The acquisition was recorded as a business combination under ASC 805, with identifiable assets acquired and liabilities assumed provisionally recorded at their estimated fair values on the acquisition date. The purchase price was primarily allocated to property, plant and equipment of $60 million, customer relationships of $59 million, and $1 million of working capital. The accounting for Energy Systems was completed as of September 30, 2014, at which point the provisional fair values became final with no material changes.

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Business Acquisitions (Continued)

2012 Acquisitions

        Marsh Landing—On December 14, 2012, through its acquisition of GenOn Energy, Inc., or GenOn, NRG acquired 100% of the Marsh Landing project, a 720 MW natural gas-fueled peaking facility being constructed near Antioch, California. Immediately prior to the initial public offering, NRG transferred ownership of Marsh Landing to NRG Yield LLC. Power generated from Marsh Landing is sold to Pacific Gas & Electric, or PG&E, under a 10 year PPA. In connection with the acquisition, the Company assumed obligations under a credit agreement for up to $650 million in construction and permanent financing for the Marsh Landing generating facility. The Marsh Landing generating facility reached commercial operations on May 1, 2013.

        The fair value of the net assets acquired was $138 million. The accounting for the acquisition was completed on December 13, 2013. The Company recorded a measurement period adjustment increasing the provisional fair value of the acquired property, plant and equipment by $73 million, from $537 million to $610 million. The primary driver for the revised fair value was the refinement of the methodology used to value the assets.

2015 Acquisition of EME-NYLD-Eligible Assets from NRG

        On January 2, 2015, NRG Yield Operating LLC acquired the following projects from NRG: (i) Laredo Ridge, an 80 MW wind facility located in Petersburg, Nebraska, (ii) the Tapestry projects, which include Buffalo Bear, a 19 MW wind facility in Buffalo, Oklahoma, Taloga, a 130 MW wind facility in Putnum, Oklahoma, and Pinnacle, a 55 MW wind facility in Keyser, West Virginia, and (iii) Walnut Creek, a 485 MW natural gas facility located in City of Industry, California, for total cash consideration of $489 million plus assumed project level debt of $737 million, including $9 million for working capital. The Company funded the acquisition with cash on hand and drawings under the Company's revolving credit facility. The assets and liabilities transferred to the Company relate to interests under common control by NRG and accordingly, were recorded at historical cost in accordance with ASC 805-50, Business Combinations—Related Issues. The difference between the cash paid and historical value of the entities' equity of $61 million, as well as $23 million of AOCL, was recorded as a distribution to NRG and reduced the Company's contributed capital balance. Since the transaction constituted a transfer of net assets under common control, the guidance requires retrospective combination of the entities for all periods presented as if the combination has been in effect since the inception of common control.

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Business Acquisitions (Continued)

        The following is a summary of assets and liabilities transferred in connection with the acquisition on January 2, 2015:

	As Previously Reported	Walnut Creek	Tapestry	Laredo Ridge	As Currently Reported
	(In millions)
Current assets	$523	$46	$14	$7	$590
Property, plant and equipment	3,487	575	286	118	4,466
Non-current assets	1,603	57	61	49	1,770

Total assets	5,613	678	361	174	6,826

Debt	4,061	437	192	108	4,798
Other current and non-current liabilities	221	62	5	4	292

Total liabilities	4,282	499	197	112	5,090

Net assets	$1,331	$179	$164	$62	$1,736

  Supplemental Pro Forma Information

        The following unaudited supplemental pro forma information represents the results of operations as if the Company had acquired the EME-NYLD-Eligible Assets on January 1, 2013:

	For the year ended December 31,
(in millions)	2014	2013
Operating Revenues	$715	$513
Net Income	109	155

Note 4—Property, Plant and Equipment

        The Company's major classes of property, plant, and equipment were as follows:

	December 31, 2014	December 31, 2013	Depreciable Lives
	(In millions)
Facilities and equipment	$4,709	$2,373	2 - 40 Years
Land and improvements	87	86
Construction in progress	8	6

Total property, plant and equipment	4,804	2,465
Accumulated depreciation	(338)	(174)

Net property, plant and equipment	$4,466	$2,291

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4—Property, Plant and Equipment (Continued)

  Renewable Energy Grants

        The Borrego solar project achieved commercial operations on February 12, 2013 and transferred the construction in progress to property, plant and equipment. On May 16, 2013, the Borrego solar project, as a qualified renewable energy project, applied for a cash grant in lieu of investment tax credit from the U.S. Treasury Department in the amount of $39 million. A receivable for the cash grant was recorded when the application was filed, which resulted in a reduction to the book basis of the property, plant and equipment. In addition, the receivable was reduced to $36 million as a result of the federal government's sequestration, which was put into effect on March 1, 2013. The related deferred tax asset of $10 million was recorded as a non-cash distribution to NRG with a corresponding reduction of the book value of Borrego's property, plant and equipment. In March 2014, the Company received payment of $30 million for the cash grant related to Borrego. The Company recorded a reserve for the shortage pending further discussions with the US Treasury Department.

        The TA High Desert solar project achieved commercial operations on March 25, 2013 and transferred the construction in progress to property, plant and equipment. On May 22, 2013, the TA High Desert solar project, as a qualified renewable energy project, applied for a cash grant in lieu of investment tax credit from the U.S. Treasury Department in the amount of $25 million. A receivable for the cash grant was recorded when the application was filed, which resulted in a reduction to the book basis of the property, plant and equipment. In addition, the receivable was reduced to $20 million as a result of the federal government's sequestration, which was put into effect on March 1, 2013. The related deferred tax asset of $6 million was recorded as a non-cash distribution to NRG with a corresponding reduction of the book value of TA High Desert's property, plant and equipment. In April 2014,TA High Desert received a payment of $20 million for the cash grant and reduced the book value of its property, plant and equipment by the amount by which the grant was reduced.

        The RE Kansas South solar project achieved commercial operations on June 7, 2013 and transferred the construction in progress to property, plant and equipment. On June 27, 2013, the RE Kansas South solar project, as a qualified renewable energy project, applied for a cash grant in lieu of investment tax credit from the U.S. Treasury Department in the amount of $23 million. A receivable for the cash grant was recorded when the application was filed, which resulted in a reduction to the book basis of the property, plant and equipment. In addition, the receivable was reduced to $21 million as a result of the federal government's sequestration, which was put into effect on March 1, 2013. The related deferred tax asset of $6 million was recorded as a non-cash distribution to NRG with a corresponding reduction of the book value of RE Kansas South's property, plant and equipment. In April 2014, RE Kansas South received a payment of $21 million for the cash grant.

Note 5—Investments Accounted for by the Equity Method and Variable Interest Entities

Equity Method Investments

        Avenal—The Company owns a 49.95% equity interest in Avenal, which consists of three solar PV projects in Kings County, California, approximately 45 MWs, all of which became commercially operational during the third quarter of 2011. NRG retained a 0.05% interest and Eurus Energy owns the remaining 50% of Avenal. Power generated by the projects is sold under a 20-year PPA. On September 22, 2010, Avenal entered into a $35 million promissory note facility with the Company. Amounts drawn under the promissory note facility accrue interest at 4.5% per annum. As of December 31, 2013, the amount outstanding under the facility was $2 million. The facility was repaid in

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5—Investments Accounted for by the Equity Method and Variable Interest Entities (Continued)

January 2014. Also, on September 22, 2010, Avenal entered into a $209 million financing arrangement with a syndicate of banks, or the Avenal Facility. As of December 31, 2014, and 2013, Avenal had outstanding $107 million and $112 million, respectively, under the Avenal Facility. As of December 31, 2014, the Company had an $11 million equity investment in Avenal.

        CVSR—The Company owns 48.95% of CVSR, located in San Luis Obispo, California, totaling 250 MW, while NRG continues to own the remaining 51.05% of CVSR. Power generated by the project is sold under a 25-year PPA. As of December 31, 2014, the Company had a $102 million equity investment in CVSR.

        In 2011, High Plains Ranch II, LLC, the direct owner of CVSR, entered into the CVSR Financing Agreement with the FFB to borrow up to $1.2 billion to fund the costs of constructing the solar facility. The CVSR Financing Agreement matures in 2037 and the loans provided by the FFB are guaranteed by the U.S. DOE. Amounts borrowed under the CVSR Financing Agreement accrue interest at a fixed rate based on U.S. Treasury rates plus a spread of 0.375% and are secured by the assets of CVSR. As of December 31, 2014, and 2013, $815 million and $1,104 million, respectively, were outstanding under the loan. In 2012 and 2013, CVSR submitted applications to the U.S. Treasury Department for cash grants as each phase of the project began commercial operations. In January 2014, the U.S. Treasury Department awarded cash grants on the CVSR project of $307 million ($285 million net of sequestration), which is approximately 75% of the cash grant amount for which the Company had applied. The cash grant proceeds were used to pay the outstanding balance of the bridge loan due in February 2014 and the remaining amount was used to pay a portion of the outstanding balance on the bridge loan due in August 2014. The remaining balance of the bridge loan due in August 2014 was paid by SunPower. CVSR is evaluating the basis for the U.S. Treasury Department's award and all of its options for recovering the amount by which the U.S. Treasury Department reduced the CVSR cash grant award.

        The following table presents summarized financial information for CVSR:

	Year Ended December 31,
	2014	2013	2012
	(In millions)
Income Statement Data:
Operating revenues	$82	$47	$2
Operating income	40	22	1
Net income	17	4	1

	As of December 31,
	2014	2013
	(In millions)
Balance Sheet Data:
Current assets	$173	$455
Non-current assets	868	932
Current liabilities	33	412
Non-current liabilities	799	769

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5—Investments Accounted for by the Equity Method and Variable Interest Entities (Continued)

Variable Interest Entities, or VIEs

        GenConn Energy LLC—The Company has a 49.95% interest in GCE Holding LLC, the owner of GenConn Energy LLC, or GenConn, which owns and operates two 190 MW peaking generation facilities in Connecticut at the Devon and Middletown sites. Each of these facilities was constructed pursuant to a 30-year cost of service type contract with the Connecticut Light & Power Company. All four units at the GenConn Devon facility reached commercial operation in June 2010 and were released to the ISO-NE by July 2010. In June 2011, all four units at the GenConn Middletown facility reached commercial operation and were released to the ISO-NE. GenConn is considered a VIE under ASC 810, however the Company is not the primary beneficiary, and accounts for its investment under the equity method.

        The project was funded through equity contributions from the owners and non-recourse, project level debt. As of December 31, 2014, the Company's investment in GenConn was $114 million and its maximum exposure to loss is limited to its equity investment. On September 17, 2013, GenConn refinanced its existing project financing facility. The refinanced facility is comprised of a $237 million note with an interest rate of 4.73% and a maturity date of July 2041 and a 5-year, $35 million working capital facility that matures in 2018 which can be used to issue letters of credit at an interest rate of 1.875% per annum. As of December 31, 2014 $228 million was outstanding under the note and nothing was drawn on the working capital facility. The refinancing is secured by all of the GenConn assets.

        The following table presents summarized financial information for GCE Holding LLC:

	Year ended December 31,
	2014	2013	2012
	(In millions)
Income Statement Data:
Operating revenues	$82	$80	$78
Operating income	40	44	45
Net income	28	31	29

	December 31, 2014	December 31, 2013
	(In millions)
Balance Sheet Data:
Current assets	$33	$32
Non-current assets	438	454
Current liabilities	20	18
Non-current liabilities	223	232

        The following table presents undistributed equity earnings for the Company's three equity method investments:

	As of December 31,
	2014	2013
	(In millions)
Undistributed earnings from equity investments	$22	$19

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6—Fair Value of Financial Instruments

        For cash and cash equivalents, restricted cash, accounts receivable, accounts payable, intercompany accounts payable and receivable, accrued expenses and other liabilities, the carrying amount approximates fair value because of the short-term maturity of those instruments and are classified as Level 1 within the fair value hierarchy.

        The estimated carrying amounts and fair values of the Company's recorded financial instruments not carried at fair market value are as follows:

	As of December 31, 2014		As of December 31, 2013
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In millions)
Assets:
Notes receivable, including current portion—affiliate	$—	$—	$2	$2
Notes receivable, including current portion	21	21	27	27
Liabilities:
Long-term debt, including current portion—affiliate	337	386	—	—
Long-term debt, including current portion	4,461	4,478	1,783	1,785

        The fair value of notes receivable and long-term debt are based on expected future cash flows discounted at market interest rates, or current interest rates for similar instruments and are classified as Level 3 within the fair value hierarchy.

  Fair Value Accounting under ASC 820

        ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:

  •
  Level 1—quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access as of the measurement date.

  •
  Level 2—inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

  •
  Level 3—unobservable inputs for the asset or liability only used when there is little, if any, market activity for the asset or liability at the measurement date.

        In accordance with ASC 820, the Company determines the level in the fair value hierarchy within which each fair value measurement in its entirety falls, based on the lowest level input that is significant to the fair value measurement.

  Recurring Fair Value Measurements

        The Company records its derivative assets and liabilities at fair market value on its consolidated balance sheet. The following table presents assets and liabilities measured and recorded at fair value on

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6—Fair Value of Financial Instruments (Continued)

the Company's consolidated balance sheets on a recurring basis and their level within the fair value hierarchy:

As of December 31, 2014
Fair Value(a)
(In millions)	Level 2
Derivative assets:
Commodity contracts	$—
Interest rate contracts	2

Total assets	$2

Derivative liabilities:
Commodity contracts	$3
Interest rate contracts	114

Total liabilities	$117

(a)
There were no assets or liabilities classified as Level 1 or Level 3 as of December 31, 2014.

	As of December 31, 2013
	Fair Value(a)
(In millions)	Level 2	Level 3	Total
Derivative assets:
Commodity contracts	$1	$—	$1
Interest rate contracts	20	—	20

Total assets	21	—	21

Derivative liabilities:
Commodity contracts	1	1	2
Interest rate contracts	45	—	45

Total liabilities	$46	$1	$47

(a)
There were no assets or liabilities classified as Level 1 as of December 31, 2013.

        There were no transfers during the years ended December 31, 2014 and 2013, between Levels 1 and 2. The following table reconciles, for the year ended December 31, 2014, the beginning and ending

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6—Fair Value of Financial Instruments (Continued)

balances for derivative instruments that are recognized at fair value in the consolidated financial statements, at least annually, using significant unobservable inputs:

Fair Value Measurement Using Significant Unobservable Inputs (Level 3)
(In millions)	Year ended December 31, 2014
Derivatives
Beginning balance	$(1)
Total gains and losses (realized/unrealized) included in earnings	1

Ending balance as of December 31, 2014	$—

        There have been no transfers in and/or out of Level 3 during the year ended December 31, 2014.

Derivative Fair Value Measurements

        A majority of the Company's contracts are non-exchange-traded and valued using prices provided by external sources. For the Company's energy markets, management receives quotes from multiple sources. To the extent that multiple quotes are received, the prices reflect the average of the bid-ask mid-point prices obtained from all sources believed to provide the most liquid market for the commodity. The remainder of the assets and liabilities represent contracts for which external sources or observable market quotes are not available. These contracts are valued using various valuation techniques including but not limited to internal models that apply fundamental analysis of the market and corroboration with similar markets. As of December 31, 2014, there were no contracts valued with prices provided by models and other valuation techniques.

        The fair value of each contract is discounted using a risk free interest rate. In addition, a credit reserve is applied to reflect credit risk, which is calculated based on credit default swaps. To the extent that the net exposure is an asset, the Company uses the counterparty's default swap rate. If the exposure is a liability, the Company uses its default swap rate. The credit reserve is added to the discounted fair value to reflect the exit price that a market participant would be willing to receive to assume the liabilities or that a market participant would be willing to pay for the assets. As of December 31, 2014, the credit reserve resulted in a $1 million increase in fair value which is a gain in OCI. It is possible that future market prices could vary from those used in recording assets and liabilities and such variations could be material.

Concentration of Credit Risk

        In addition to the credit risk discussion as disclosed in Note 2, Summary of Significant Accounting Policies, the following item is a discussion of the concentration of credit risk for the Company's financial instruments. Credit risk relates to the risk of loss resulting from non-performance or non-payment by counterparties pursuant to the terms of their contractual obligations. The Company monitors and manages credit risk through credit policies that include: (i) an established credit approval process; (ii) a daily monitoring of counterparties' credit limits; (iii) the use of credit mitigation measures such as margin, collateral, prepayment arrangements, or volumetric limits; (iv) the use of payment netting agreements; and (v) the use of master netting agreements that allow for the netting of positive and negative exposures of various contracts associated with a single counterparty. Risks

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6—Fair Value of Financial Instruments (Continued)

surrounding counterparty performance and credit could ultimately impact the amount and timing of expected cash flows. The Company seeks to mitigate counterparty risk by having a diversified portfolio of counterparties.

        Counterparty credit exposure includes credit risk exposure under certain long-term agreements, including solar and other PPAs. As external sources or observable market quotes are not available to estimate such exposure, the Company estimates the exposure related to these contracts based on various techniques including but not limited to internal models based on a fundamental analysis of the market and extrapolation of observable market data with similar characteristics. Based on these valuation techniques, as of December 31, 2014, credit risk exposure to these counterparties attributable to the Company's ownership interests was approximately $2.2 billion for the next five years. The majority of these power contracts are with utilities with strong credit quality and public utility commission or other regulatory support, as further described in Note 11, Segment Reporting. However, such regulated utility counterparties can be impacted by changes in government regulations, which the Company is unable to predict.

Note 7—Accounting for Derivative Instruments and Hedging Activities

        ASC 815 requires the Company to recognize all derivative instruments on the balance sheet as either assets or liabilities and to measure them at fair value each reporting period unless they qualify for a NPNS exception. The Company may elect to designate certain derivatives as cash flow hedges, if certain conditions are met, and defer the effective portion of the change in fair value of the derivatives to accumulated OCI, until the hedged transactions occur and are recognized in earnings. The ineffective portion of a cash flow hedge is immediately recognized in earnings. For derivatives that are not designated as cash flow hedges or do not qualify for hedge accounting treatment, the changes in the fair value will be immediately recognized in earnings. Certain derivative instruments may qualify for the NPNS exception and are therefore exempt from fair value accounting treatment. ASC 815 applies to the Company's energy related commodity contracts and interest rate swaps.

Energy-Related Commodities

        To manage the commodity price risk associated with its competitive supply activities and the price risk associated with wholesale power sales, the Company may enter into derivative hedging instruments, namely, forward contracts that commit the Company to sell energy commodities or purchase fuels in the future. The objectives for entering into derivatives contracts designated as hedges include fixing the price for a portion of anticipated future electricity sales and fixing the price of a portion of anticipated fuel purchases for the operation of its subsidiaries. At December 31, 2014, the Company had forward and financial contracts for the purchase/sale of electricity and related products economically hedging the Company's district energy centers' forecasted output or load obligations through 2015. The Company also had forward contracts for the purchase of fuel commodities relating to the forecasted usage of the district energy centers through 2017. At December 31, 2014, these contracts were not designated as cash flow or fair value hedges.

        Also, as of December 31, 2014, the Company had other energy-related contracts that did not meet the definition of a derivative instrument or qualified for the NPNS exception and were therefore exempt from fair value accounting treatment as follows:

  •
  Power tolling contracts through 2038, and

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7—Accounting for Derivative Instruments and Hedging Activities (Continued)

  •
  Natural gas transportation contracts through 2028

Interest Rate Swaps

        The Company is exposed to changes in interest rates through the issuance of variable and fixed rate debt. In order to manage interest rate risk, it enters into interest rate swap agreements.

        As of December 31, 2014, the Company had interest rate derivative instruments on non-recourse debt extending through 2031, some of which are designated as cash flow hedges.

Volumetric Underlying Derivative Transactions

        The following table summarizes the net notional volume buy/(sell) of the Company's open derivative transactions broken out by commodity as of December 31, 2014 and 2013.

		Total Volume
Commodity	Units	December 31, 2014	December 31, 2013
		(In millions)
Natural Gas	MMBtu	2	2
Interest	Dollars	$2,817	$1,234

        The increase in the interest rate position was primarily the result of the interest rate swaps acquired with the Alta Wind Portfolio.

Fair Value of Derivative Instruments

        The following table summarizes the fair value within the derivative instrument valuation on the balance sheet:

	Fair Value
	Derivative Assets		Derivative Liabilities
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
	(In millions)
Derivatives Designated as Cash Flow Hedges:
Interest rate contracts current	$—	$—	$40	$26
Interest rate contracts long-term	2	14	49	16

Total Derivatives Designated as Cash Flow Hedges	2	14	89	42

Derivatives Not Designated as Cash Flow Hedges:
Interest rate contracts current	—	—	5	3
Interest rate contracts long-term	—	6	20	—
Commodity contracts current	—	1	3	2

Total Derivatives Not Designated as Cash Flow Hedges	—	7	28	5

Total Derivatives	$2	$21	$117	$47

        The Company has elected to present derivative assets and liabilities on the balance sheet on a trade-by-trade basis and does not offset amounts at the counterparty master agreement level. As of

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7—Accounting for Derivative Instruments and Hedging Activities (Continued)

December 31, 2014, there was no outstanding collateral paid or received. The following table summarizes the offsetting of derivatives by counterparty master agreement level:

	Gross Amounts Not Offset in the Statement of Financial Position
As of December 31, 2014	Gross Amounts of Recognized Assets/Liabilities	Derivative Instruments	Net Amount
	(In millions)
Commodity contracts:
Derivative assets	$—	$—	$—
Derivative liabilities	(3)	—	(3)

Total commodity contracts	(3)	—	(3)

Interest rate contracts:
Derivative assets	2	(2)	—
Derivative liabilities	(114)	2	(112)

Total interest rate contracts	(112)	—	(112)

Total derivative instruments	$(115)	$—	$(115)

	Gross Amounts Not Offset in the Statement of Financial Position
As of December 31, 2013	Gross Amounts of Recognized Assets/Liabilities	Derivative Instruments	Net Amount
	(In millions)
Commodity contracts:
Derivative assets	$1	$—	$1
Derivative liabilities	(2)	—	(2)

Total commodity contracts	(1)	—	(1)

Interest rate contracts:
Derivative assets	20	(12)	8
Derivative liabilities	(45)	12	(33)

Total interest rate contracts	(25)	—	(25)

Total derivative instruments	$(26)	$—	$(26)

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7—Accounting for Derivative Instruments and Hedging Activities (Continued)

Accumulated Other Comprehensive Loss

        The following table summarizes the effects on the Company's accumulated other comprehensive loss, or OCL, balance attributable to interest rate swaps designated as cash flow hedge derivatives:

	Year ended December 31,
	2014	2013	2012
	(In millions)
Accumulated OCL beginning balance	$(1)	$(48)	$(28)
Reclassified from accumulated OCL to income due to realization of previously deferred amounts	14	12	5
Mark-to-market of cash flow hedge accounting contracts	(71)	35	(25)

Accumulated OCL ending balance	$(58)	$(1)	$(48)

Losses expected to be realized from OCL during the next 12 months	$(30)
Impact of Derivative Instruments on the Statements of Operations

        The Company has interest rate derivative instruments that are not designated as cash flow hedges as well as ineffectiveness on cash flow hedge derivatives. The effect of interest rate hedges is recorded to interest expense. For the years ended December 31, 2014 and 2013, the impact to the consolidated statements of operations was a loss of $22 million and a gain of $13 million, respectively.

        The Company's derivative commodity contracts relate to its Thermal business for the purchase of fuel commodities based on the forecasted usage of the Thermal district energy centers. Realized gains and losses on these contracts are reflected in the fuel costs that are permitted to be billed to customers through the related customer contracts or tariffs and accordingly, no gains or losses are reflected in the statement of operations for these contracts.

        See Note 6, Fair Value of Financial Instruments, for discussion regarding concentration of credit risk.

Note 8—Intangible Assets

        Intangible Assets—The Company's intangible assets as of December 31, 2014 and 2013 primarily reflect intangible assets established from its business acquisitions and are comprised of the following:

  •
  Emission Allowances—These intangibles primarily consist of SO2 and NOx emission allowances established with the El Segundo and Walnut Creek acquisitions. These emission allowances are held-for-use and are amortized to cost of operations, with NOx allowances amortized on a straight-line basis and SO2 allowances amortized based on units of production.

  •
  Development rights—Arising primarily from the acquisition of solar businesses in 2010 and 2011, these intangibles are amortized to depreciation and amortization expense on a straight-line basis over the estimated life of the related project portfolio.

  •
  Customer contracts—Established with the acquisition of Northwind Phoenix, these intangibles represent the fair value at the acquisition date of contracts that primarily provide chilled water,

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8—Intangible Assets (Continued)

    steam and electricity to its customers. These contracts are amortized to revenues based on expected volumes.

  •
  Customer relationships—Established with the acquisition of Northwind Phoenix and Energy Systems, these intangibles represent the fair value at the acquisition date of the businesses' customer base. The customer relationships are amortized to depreciation and amortization expense based on the expected discounted future net cash flows by year.

  •
  PPAs—Established predominantly with the acquisitions of the Alta Wind Portfolio, Walnut Creek, Tapestry and Laredo Ridge, these represent the fair value of the PPAs acquired. These will be amortized, generally on a straight-line basis, over the term of the PPA.

  •
  Leasehold Rights—Established with the acquisition of the Alta Wind Portfolio, this represents the fair value of contractual rights to receive royalty payments equal to a percentage of PPA revenue from certain projects. These will be amortized on a straight-line basis.

  •
  Other—Consists of the acquisition date fair value of the contractual rights to a ground lease for South Trent and to utilize certain interconnection facilities for Blythe.

        The following tables summarize the components of intangible assets subject to amortization:

Year ended December 31, 2014	Emission Allowances	Development Rights	Customer Contracts	Customer Relationships	PPAs	Leasehold Rights	Other	Total
	(In millions)
January 1, 2014	$8	$4	$15	$66	$14	$—	$3	$110
Acquisition of Alta Wind Portfolio	—	—	—	—	1,091	86	—	1,177
Transfer of EME-NYLD-Eligible Assets	7	—	—	—	160	—	—	167
Other	1	—	—	—	4	—	—	5

December 31, 2014	16	4	15	66	1,269	86	3	1,459
Less accumulated amortization	—	(1)	(5)	(2)	(26)	(2)	—	(36)

Net carrying amount	$16	$3	$10	$64	$1,243	$84	$3	$1,423

Year ended December 31, 2013	Emission Allowances	Development Rights	Customer Contracts	Customer Relationships	PPAs	Leasehold Rights	Other	Total
	(In millions)
January 1, 2013	$8	$4	$15	$7	$4	$—	$3	$41
Business acquisition/transfer	—	—	—	59	10	—	—	69

December 31, 2013	8	4	15	66	14	—	3	110
Less accumulated amortization	—	(1)	(4)	(1)	(1)	—	—	(7)

Net carrying amount	$8	$3	$11	$65	$13	$—	$3	$103

        The Company recorded amortization of $29 million, $4 million and $1 million during the years ended December 31, 2014, 2013 and 2012. Of these amounts, $28 million for the year ended December 31, 2014 was recorded as contra-revenue reflecting the amortization of the fair value of the

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8—Intangible Assets (Continued)

acquired intangible assets. The following table presents estimated amortization of the Company's intangible assets for each of the next five years:

Year Ended December 31,	Total
(In millions)
2015	$58
2016	71
2017	71
2018	71
2019	72

        The weighted average amortization period related to the intangibles acquired in the year ended December 31, 2014 was 22 years for power purchase agreements and 21 years for leasehold rights.

        Out-of-market contracts—The out-of-market contract liability represents the out-of-market value of the PPA for the Blythe solar project and the out-of-market value of the land lease for Alta Wind XI Holding Company, LLC, as of their respective acquisition dates. The Blythe solar project's liability of $5 million is recorded to other non-current liabilities and is amortized to revenue on a units-of-production basis over the twenty-year term of the agreement. The Alta Wind XI Holding Company, LLC's liability of $5 million is recorded to other non-current liabilities and is amortized to cost of operations on a straight-line basis over the term of the land lease. At December 31, 2014, accumulated amortization of out-of-market contracts was $2 million and amortization expense was less than $1 million for the year ended December 31, 2014.

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9—Long-Term Debt

        Long-term debt consisted of the following:

	December 31, 2014	December 31, 2013	Interest rate %(a)
	(In millions, except rates)
Long term debt—affiliate, due 2019	$337	$—	3.580
Senior Notes, due 2024	500	—	5.375
Project-level debt:
Alta Wind I, lease financing arrangement, due 2034	261	—	7.015
Alta Wind II, lease financing arrangement, due 2034	205	—	5.696
Alta Wind III, lease financing arrangement, due 2034	212	—	6.067
Alta Wind IV, lease financing arrangement, due 2034	138	—	5.938
Alta Wind V, lease financing arrangement, due 2035	220	—	6.071
Alta Wind X, due 2021	300	—	L+2.00
Alta Wind XI, due 2021	191	—	L+2.00
Alta Realty Investments, due 2031	34	—	7.00
Alta Wind Asset Management, due 2031	20	—	L+2.375
NRG West Holdings LLC, due 2023	506	512	L+2.25 - L+2.875; L+2.25 - L+2.75
NRG Marsh Landing LLC, due 2017 and 2023	464	473	L+1.75 - L+1.875; L+2.75 - L+3.00
Walnut Creek Energy LLC, due 2023	391	—	L+1.625
Tapestry Wind LLC, due 2021	192	—	L+1.625
NRG Solar Alpine LLC, due 2014 and 2022	163	221	L+1.75 - L+2.50; L+2.25 - L+2.50
NRG Energy Center Minneapolis LLC, due 2017 and 2025	121	127	5.95–7.31
Laredo Ridge LLC, due 2026	108	—	L+1.875
NRG Solar Borrego LLC, due 2024 and 2038	75	78	L+2.50/5.65
South Trent Wind LLC, due 2020	65	69	L+2.75;L+2.625
NRG Solar Avra Valley LLC, due 2031	63	63	L+1.75; L+2.25
TA High Desert LLC, due 2023 and 2033	55	80	L+2.50/5.15
WCEP Holdings LLC, due 2023	46	—	L+3.00
NRG Roadrunner LLC, due 2031	42	44	L+2.01
NRG Solar Kansas South LLC, due 2031	35	58	L+2.00;L+2.625
NRG Solar Blythe LLC, due 2028	22	24	L+2.75
PFMG and related subsidiaries financing agreement, due 2030	31	32	6.00
NRG Energy Center Princeton LLC, due 2017	1	2	5.95

Subtotal project-level debt:	3,961	1,783

Total debt	4,798	1,783
Less current maturities	214	214

Total long-term debt	$4,584	$1,569

(a)
As of December 31, 2014, L+ equals 3 month LIBOR plus x%, except for RE Kansas South where L+ equals 6 month LIBOR plus x%.

        The financing arrangements listed above contain certain covenants, including financial covenants, that the Company is required to be in compliance with during the term of the arrangement. As of December 31, 2014, the Company was in compliance with all of the required covenants.

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9—Long-Term Debt (Continued)

        The discussion below lists changes to or additions of long term debt for the year ended December 31, 2014.

Yield Inc. Convertible Notes and Related Intercompany Note

        During the first quarter of 2014, Yield Inc. closed on its offering of $345 million of Convertible Notes. The Convertible Notes bear interest of 3.50% and mature in February 2019. The Convertible Notes are convertible, under certain circumstances, into Yield Inc.'s common stock, cash or a combination thereof at an initial conversion price of $46.55 per Class A common share, which is equivalent to an initial conversion rate of approximately 21.4822 shares of Class A common stock per $1,000 principal amount of Convertible Notes.

        The Company and Yield Operating provided a guarantee to Yield Inc. with respect to the Convertible Notes. In addition, Yield Operating and Yield Inc. entered into an intercompany borrowing arrangement, under which Yield Operating borrowed $337 million of the proceeds of the Convertible Notes. The intercompany note bears interest at a rate of 3.58% and matures in 2019.

Yield Operating Senior Notes

        On August 5, 2014, Yield Operating issued $500 million of senior unsecured notes, or the Senior Notes. The Senior Notes bear interest at 5.375% and mature in August 2024. Interest on the notes is payable semi-annually on February 15 and August 15 of each year, and commenced on February 15, 2015. The Senior Notes are senior unsecured obligations of Yield Operating and are guaranteed by the Company, and by certain of Yield Operating's wholly owned current and future subsidiaries.

        The Company provided a guarantee to Yield Operating with respect to the Senior Notes.

Revolving Credit Facility

        In connection with the Yield, Inc. initial public offering in July 2013, as further described in Note 1, Nature of Business, the Company and Yield Operating entered into a senior secured revolving credit facility, or the Yield Credit Facility, which provided a revolving line of credit of $60 million. On April 25, 2014, the Company and Yield Operating amended the revolving credit facility to increase the available line of credit to $450 million and extend its maturity to April 2019. The revolving credit facility can be used for cash or for the issuance of letters of credit. There was no cash drawn and $38 million of letters of credit issued in support of the obligations of the Alta Wind Portfolio under the revolving credit facility as of December 31, 2014.

        On January 2, 2015, the Company borrowed $210 million under the Yield Credit Facility to fund the acquisition of Walnut Creek, Laredo Ridge and the Tapestry projects. On February 2, 2015 the Company made an optional repayment of $15 million of principal and interest.

Project-level Debt

NRG West Holdings Credit Agreement

        On August 23, 2011, NRG West Holdings LLC, or West Holdings, entered into a credit agreement with a group of lenders in respect to the El Segundo project, or the West Holdings Credit Agreement. The West Holdings Credit Agreement is comprised of a $540 million two tranche construction loan

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9—Long-Term Debt (Continued)

facility with additional facilities for the issuance of letters of credit or working capital loans and is secured by the assets of West Holdings.

        The two tranche construction loan facility consists of the $480 million Tranche A Construction Facility, or the Tranche A Facility, and the $60 million Tranche B Construction Facility, or the Tranche B Facility. The Tranche A and Tranche B Facilities, which mature in August 2023, convert to a term loan and have an interest rate of 3-month LIBOR, plus an applicable margin which (i) increases by 0.125% periodically from conversion through year eight for the Tranche A Facility, and (ii) increases by (a) 0.125% upon term conversion and on the third and sixth anniversary of the term conversion and (b) by 0.250% on the eighth anniversary of the term conversion for the Tranche B Facility. The Tranche A and Tranche B Facilities amortize based upon a predetermined schedule over the term of the loan with the balance payable at maturity. The construction loan converted to a term loan on January 28, 2014.

        The West Holdings Credit Agreement also provides for the issuance of letters of credit and working capital loans to support the El Segundo project's collateral needs. This includes letter of credit facilities on behalf of West Holdings of up to $90 million in support of the PPA, up to $48 million in support of the collateral agent, and a working capital facility which permits loans or the issuance of letters of credit of up to $10 million.

        As of December 31, 2014, under the West Holdings Credit Agreement, West Holdings had $447 million outstanding under the Tranche A Facility, $59 million under the Tranche B Facility, issued a $33 million letter of credit in support of the PPA, a $48 million letter in support of debt service and a $1 million letter of credit under the working capital facility.

  Alpine Financing

        On March 16, 2012, NRG Solar Alpine LLC, or Alpine, entered into a credit agreement with a group of lenders for a $166 million construction loan that was convertible to a term loan upon completion of the project and a $68 million cash grant loan. On January 15, 2013, the credit agreement was amended, reducing the cash grant loan to $63 million. On March 26, 2013, Alpine met the conditions under the credit agreement to convert the construction loan to a term loan. Immediately prior to the conversion, the Company drew an additional $164 million under the construction loan and $62 million under the cash grant loan. The term loan amortizes on a predetermined schedule with final maturity in November 2022.

        In January 2014, Alpine repaid the $62 million of outstanding cash grant loan, including accrued interest and breakage fees, with the proceeds that it had received from the U.S. Treasury Department. On June 24, 2014, Alpine amended the credit agreement to increase its term loan borrowings by an additional $13 million and to reduce the related interest rate to 3 month LIBOR plus 1.75% through June 30, 2019 and 3 month LIBOR plus 2.00% through November 2022. The proceeds were utilized to make a distribution of $11 million to Yield Operating with the remaining $2 million utilized to fund the costs of the amendment.

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9—Long-Term Debt (Continued)

Borrego Financing

        On March 28, 2013, NRG Solar Borrego I LLC, or Borrego, entered into a credit agreement with a group of lenders, or the Borrego Financing Agreement, for $45 million of 5.65% fixed rate notes and a $36 million term loan. The term loan has an interest rate of 3 month LIBOR plus an applicable margin of 2.50%, which escalates 0.25% on the fourth and eighth anniversary of the closing date. The fixed rate notes mature in February 2038 and the term loan matures in December 2024. Both amortize based upon predetermined schedules. The Borrego Financing Agreement also includes a letter of credit facility on behalf of Borrego of up to $5 million. Borrego pays an availability fee of 100% of the applicable margin on issued letters of credit. As of December 31, 2014, $45 million was outstanding under the fixed rate notes, $30 million was outstanding under the term loans, and $5 million of letters of credit in support of the project were issued.

        Under the terms of the Borrego Financing Agreement on March 28, 2013, Borrego was required to enter into two fixed for floating interest rate swaps that would fix the interest rate for a minimum of 75% of the outstanding notional amount. Borrego will pay its counterparty the equivalent of a 1.125% fixed interest payment on a predetermined notional value, and quarterly, Borrego will receive the equivalent of a floating interest payment based on a 3 month LIBOR calculated on the same notional value through June 30, 2020. All interest rate swap payments by Borrego and its counterparties are made quarterly and the LIBOR rate is determined in advance of each interest period. The original notional amount of the swaps, which became effective April 3, 2013, was $15 million and will amortize in proportion to the term loan.

Marsh Landing Credit Agreement Term Conversion

        In May 2013, Marsh Landing met the conditions under the credit agreement to convert the construction loan for the facility to a term loan which will amortize on a predetermined basis. Prior to term conversion, Marsh Landing drew the remaining funds available under the facility in order to pay costs due for construction. Marsh Landing issued a $24 million letter of credit under the facility in support of its debt service requirements. As of December 31, 2014, $108 million was outstanding under the Tranche A loan, $356 million was outstanding under the Tranche B loans, and $22 million of letters of credit in support of the project were issued.

        On July 17, 2014, Marsh Landing amended its credit agreement to increase its borrowings by $34 million and to reduce the related interest rate for the Tranche A borrowings from 3 month LIBOR plus an applicable margin of 2.75% to 3 month LIBOR plus 1.75% through December 2017; and for the Tranche B to reduce the related interest rate from 3 month LIBOR plus 3.00% to 3 month LIBOR plus 1.875% through December 2017 and to 3 month LIBOR plus 2.125% through December 2020 and to 3 month LIBOR plus 2.375% thereafter. The proceeds from the borrowings were utilized to make a distribution of $29 million to NRG Yield Operating LLC and to fund the costs of the amendment.

TA High Desert Facility

        The TA High Desert Facility is comprised of $53 million of fixed rate notes due 2033 at an interest rate of 5.15%, $7 million of floating rate notes due 2023, $22 million of bridge notes due the earlier of ten days after receipt of the cash grant or May 2014, and a revolving facility of $12 million. The floating rate notes have an interest rate of 3 month LIBOR plus 2.5% with LIBOR floor of 1.5%, while the bridge notes have an interest rate of 1 month LIBOR plus 2.50%. As described in Note 4,

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9—Long-Term Debt (Continued)

Property, Plant and Equipment, in April 2014, TA High Desert received payment of $20 million for its cash grant and utilized the proceeds, along with an additional $2 million of cash contributed by NRG to repay the cash grant bridge loan. The revolving facility can be used for cash or for the issuance of up to $9 million in letters of credit. As of December 31, 2014, $55 million of notes were outstanding and $8 million of letters of credit were outstanding under the revolving facility. The notes amortize on predetermined schedules and are secured by all of the assets of TA High Desert.

RE Kansas South Facility

        The RE Kansas South Facility includes a $38 million term loan due 2031 and a $21 million cash grant bridge loan due ten days after receipt of the cash grant. The term loan has an interest rate of 6 month LIBOR plus an applicable margin of 2.625% and increases by 0.25% every 4 years. The cash grant bridge loan had an interest rate of 1 month LIBOR plus an applicable margin of 2.00%. The term loan amortizes on a predetermined schedule and is secured by all of the assets of RE Kansas South. As described in Note 4, Property, Plant and Equipment, in April 2014, the Company received payment of $21 million for the cash grant related to RE Kansas South and utilized the proceeds to repay the cash grant bridge loan. On September 26, 2014, RE Kansas South amended its credit agreement to change the interest rate to 6 month LIBOR plus 2.00% through September 30, 2019 and to 6 month LIBOR plus 2.250% thereafter. As of December 31, 2014, $35 million was outstanding under the term loan and $4 million of letters of credit were issued under the RE Kansas South Facility.

Avra Valley Credit Agreement

        On July 9, 2014, Avra Valley amended its credit agreement to increase its borrowings by $3 million and to reduce the related interest rate from 3 month LIBOR plus an applicable margin of 2.25% to 3 month LIBOR plus 1.75%. The proceeds were primarily utilized to make a distribution to Yield Operating.

Alta Wind Financing Arrangements

        As described in Note 3, Business Acquisitions, the Company acquired the Alta Wind Portfolio on August 12, 2014. In connection with the acquisition, the Company assumed the following debt arrangements:

  Term Loan and Note Facilities

        In June 2013, Alta Wind X entered into a credit agreement with several lenders for $337 million, which provided loans for the construction of the plant, letters of credit commitments to support certain obligations and a debt reserve loan commitment. The agreement contains a $300 million construction loan which converted to a term loan on March 31, 2014 and matures in March 2021. The term loan has an interest rate of 3 month LIBOR plus an applicable margin. The applicable margin was initially set at 2.00% for LIBOR-based loan increasing to 2.25% on the fourth anniversary of term loan conversion. The Company pays a commitment fee on the unused portion of all instruments of 0.75% quarterly in arrears on the last business day of March, June, September and December. The credit agreement also provides for a $20 million letter of credit facility to support obligations of the project, which expires on the term loan maturity date and a $17 million debt service loan commitments in the event the project is unable to meet its debt service obligations. As of December 31, 2014, $5 million of letters of credit

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9—Long-Term Debt (Continued)

were issued and no borrowings were made under the debt service loan commitments. In addition, a $3 million letter of credit to support a liquidity reserve requirement was issued under the Yield Credit Facility.

        In June 2013, Alta Wind XI entered into a credit agreement with several lenders for $212 million, which provided loans for the construction of the plant, letters of credit commitments to support certain obligations and a debt reserve loan commitment. The agreement contains a $191 million construction loan which converted to a term loan on March 31, 2014 and matures in March 2021. The term loan has an interest rate of 3 month LIBOR plus an applicable margin. The applicable margin was initially set at 2.00% for LIBOR-based loan increasing to 2.25% on the fourth anniversary of term loan conversion. The Company pays a commitment fee on the unused portion of all instruments of 0.75% quarterly in arrears on the last business day of March, June, September and December. The credit agreement also provides for a $10 million letter of credit facility to support obligations under the PPA, which expires on the term loan maturity date and an $11 million in debt service loan commitments in the event the project is unable to meet its debt service obligations. As of December 31, 2014, no letters of credit were issued and no borrowings were made under the debt service loan commitments. In addition, a $3 million letter of credit to support a liquidity reserve requirement was issued under the Yield Credit Facility.

        On May 22, 2013, AWAM entered into a credit agreement with a lender and borrowed a $20 million term loan. The proceeds from the issuance of the term loan were utilized to pay transactions costs and fund certain restricted cash accounts. AWAM has a $20 million term loan as of December 31, 2014, which has an interest rate of 3 month LIBOR plus an applicable margin of 2.375% and increases every four years to a maximum applicable margin of 2.88%. Principal and interest are payable quarterly on February 15, May 15, August 15 with a final maturity on May 15, 2031. The loan is secured by substantially all of the assets of AWAM. The term loan also has a debt service requirement, which is satisfied with a $1 million letter of credit issued under the Yield Credit Facility.

        On January 31, 2011, Alta Realty entered into a $30 million note purchase agreement with a group of institutional investors with interest and principal payable quarterly on January 31, April 30, July 31, and October 31. The note has an interest rate of 7% and matures on January 31, 2031. The note purchase agreement also has a debt service requirement, which is satisfied with a $2 million letter of credit issued under the Yield Credit Facility. As of December 31, 2014, $34 million was outstanding under the note purchase agreement.

  Lease financing arrangements

        Alta Wind Holdings (Alta Wind II-V) and Alta I (operating entities) have finance lease obligations issued under lease transactions whereby the respective operating entities sold and leased back undivided interests in specific assets of the project. The sale and related lease transactions are accounted for as financing arrangements as the operating entities have continued involvement with the property. The terms and conditions of each facility lease are substantially similar. Each operating entity makes rental payments as stipulated in the facility lease agreements on a semiannual basis every June 30 and December 30 through the final maturity dates. In addition, the operating entities have a credit agreement with a group of lenders that provides for the issuance of letters of credit to support certain operating and debt service obligations. Certain O&M and rent reserve requirements are satisfied by letters of credit issued under the Yield Credit Facility. As of December 31, 2014,

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9—Long-Term Debt (Continued)

$1,036 million was outstanding under the finance lease obligations, $114 million of letters of credit were issued under the credit agreement and $29 million of letters of credit were issued under the Yield Credit Facility.

Laredo Ridge Credit Agreement

        Prior to the acquisition of Laredo Ridge by NRG, Laredo Ridge LLC entered into a credit agreement with a group of lenders for a $75 million construction loan that was converted to a term loan upon completion of the project, a $53 million cash grant loan, which was repaid prior to the acquisition, and a $3 million working capital loan facility, all of which are secured by the assets of Laredo Ridge LLC. The credit agreement also included a letter of credit facility on behalf of Laredo Ridge LLC of up to $9 million, with a fee equal to the applicable margin on issued letters of credit. On December 17, 2014, Laredo Ridge LLC amended the credit agreement to increase its term loan borrowings by an additional $41 million, to reduce the working capital facility by $1 million, to increase the letter of credit facility by $1 million and to reduce the related interest rate to LIBOR plus 1.875% through December 31, 2018, LIBOR plus 2.125% from January 1, 2019 through December 31, 2023 and LIBOR plus 2.375% from January 1, 2024 through the maturity date. The fee on the working capital facility was reduced to 0.5%. In addition, the maturity date was extended to March 31, 2028. The proceeds were utilized to make a distribution of $33 million to NRG, with the remaining $8 million utilized to fund the costs of the amendment. As of December 31, 2014, $108 million was outstanding under the term loan, nothing was outstanding under the working capital facility, and $10 million of letters of credit in support of the project were issued.

Tapestry Wind Credit Agreement

        Prior to the acquisition of the Tapestry projects by NRG, Tapestry Wind LLC entered into a credit agreement with a group of lenders for a $214 million term loan and an $8 million working capital loan facility. The term loan matures in December 2021 and is secured by Tapestry Wind LLC's interest in the Buffalo Bear, Taloga, and Pinnacle projects. The term loan amortizes based upon a predetermined schedule. The working capital facility is available to fund the operating needs of Tapestry Wind LLC with a commitment fee of 0.75%. The credit agreement also includes a letter of credit facility on behalf of Tapestry Wind LLC of up to $20 million, with a fee equal to the applicable margin on issued letters of credit.

        On November 12, 2014, Tapestry Wind LLC amended the credit agreement to reduce the related interest rate to LIBOR plus 1.625% through December 20, 2018 and LIBOR plus 1.750% from December 21, 2018 through the maturity date. As of December 31, 2014, $192 million was outstanding under the term loan, nothing was outstanding under the working capital facility and $20 million of letters of credit in support of the project were issued.

Walnut Creek Credit Agreement

        Prior to the acquisition of Walnut Creek by NRG, Walnut Creek Energy LLC entered into a credit agreement, or the Walnut Creek Agreement, with a group of lenders for a $442 million construction loan that was converted to a term loan upon completion of the project, and a $5 million working capital loan facility, which are secured by the assets of Walnut Creek Energy LLC. The term loan amortizes based upon a predetermined schedule and matures in May 2023. The working capital facility

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9—Long-Term Debt (Continued)

is available to fund the operating needs of Walnut Creek Energy LLC, with a commitment fee of 0.625%. The Walnut Creek Agreement also includes a letter of credit facility of up to $117 million, with a fee equal to the applicable margin on issued letters of credit. As of December 31, 2014, $391 million was outstanding under the term loan, nothing was outstanding under the working capital facility, and $41 million of letters of credit were issued.

        On October 21, 2014, the Walnut Creek Agreement was amended to increase its term loan borrowings by an additional $10 million, and to reduce the related interest rate to LIBOR plus 1.625% through September 30, 2018, LIBOR plus 1.750% from October 1, 2018 through September 30, 2022, and LIBOR plus 1.875% from October 1, 2022, through the maturity date. The fee on the working capital facility was reduced to 0.5%. The proceeds were utilized to make a distribution of $6 million to WCEP Holdings LLC with the remaining $4 million utilized to fund the costs of the amendment. In addition, Walnut Creek entered into an additional interest rate swap to maintain the minimum of 90% of the outstanding notional amount being swapped to a fixed interest rate. Walnut Creek Energy LLC pays its counterparty the equivalent of a 4.0025% fixed interest payment on a predetermined notional value, and quarterly, Walnut Creek Energy LLC receives the equivalent of a floating interest payment based on a three-month LIBOR calculated on the same notional value through July 31, 2020. All interest rate swap payments are made quarterly and the LIBOR is determined in advance of each interest period.

WCEP Holdings LLC

        Prior to the acquisition of Walnut Creek by NRG, WCEP Holdings LLC, the holding company of Walnut Creek Energy LLC, entered into a credit agreement with a group of lenders for a $53 million construction loan that was converted to a term loan upon completion of the Walnut Creek project. The term loan has an interest rate of LIBOR plus an applicable margin of 4.00%, amortizes based upon a predetermined schedule, matures in May 2023 and is secured by WCEP Holdings LLC's interest in the Walnut Creek project. As of December 31, 2014, $46 million was outstanding under the term loan.

        On October 21, 2014, WCEP Holdings LLC amended the credit agreement to reduce the related interest rate to LIBOR plus 3.00%. The proceeds of the distribution from Walnut Creek Energy LLC were utilized to make an optional repayment of $6 million on the term loan. In addition, WCEP Holdings LLC partially terminated its interest rate swap agreements so that at least 90% and no more than 100% of the aggregate principal amount of the loans then outstanding would be subject to interest rate agreements.

Interest Rate Swaps—Project Financings

        Many of the Company's project subsidiaries entered into interest rate swaps, intended to hedge the risks associated with interest rates on non-recourse project level debt. These swaps amortize in proportion to their respective loans and are floating for fixed where the project subsidiary pays its counterparty the equivalent of a fixed interest payment on a predetermined notional value and will receive quarterly the equivalent of a floating interest payment based on the same notional value. All interest rate swap payments by the project subsidiary and its counterparty are made quarterly and the LIBOR is determined in advance of each interest period. In connection with the acquisition of the Alta Wind Portfolio, as described in Note 3, Business Acquisitions, the Company acquired thirty one additional interest rate swaps.

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9—Long-Term Debt (Continued)

        The following table summarizes the swaps, some of which are forward starting as indicated, related to the Company's project level debt as of December 31, 2014.

	% of Principal	Fixed Interest Rate	Floating Interest Rate	Notional Amount at December 31, 2014 (In millions)	Effective Date	Maturity Date
NRG Marsh Landing LLC	75%	3.244%	3-Month LIBOR	$431	June 28, 2013	June 30, 2023
NRG West Holdings LLC	75%	2.417%	3-Month LIBOR	384	November 30, 2011	August 31, 2023
South Trent Wind LLC	75%	3.265%	3-Month LIBOR	48	June 15, 2010	June 14, 2020
South Trent Wind LLC	75%	4.95%	3-Month LIBOR	21	June 30, 2020	June 14, 2028
NRG Solar Roadrunner LLC	75%	4.313%	3-Month LIBOR	31	September 30, 2011	December 31, 2029
NRG Solar Blythe LLC	75%	3.563%	3-Month LIBOR	17	June 25, 2010	June 25, 2028
NRG Solar Avra Valley LLC	85%	2.333%	3-Month LIBOR	54	November 30, 2012	November 30, 2030
NRG Solar Alpine LLC	85%	2.744%	3-Month LIBOR	129	various	December 31, 2029
NRG Solar Alpine LLC	85%	2.421%	3-Month LIBOR	10	June 24, 2014	June 30, 2025
Kansas South LLC	75%	2.368%	3-Month LIBOR	26	June 28, 2013	December 31, 2030
NRG Solar Borrego LLC	75%	1.125%	3-Month LIBOR	11	April 3, 2013	June 30, 2020
Alta X	100%	various	3-Month LIBOR	174	December 31, 2013	December 31, 2015
Alta X	100%	various	3-Month LIBOR	126	December 31, 2013	December 31, 2025
Alta X	100%	various	3-Month LIBOR	162	December 31, 2015	December 31, 2020
Alta X	100%	various	3-Month LIBOR	103	December 31, 2020	December 31, 2025
Alta XI	100%	various	3-Month LIBOR	138	December 31, 2013	December 31, 2015
Alta XI	100%	various	3-Month LIBOR	54	December 31, 2013	December 31, 2025
Alta XI	100%	various	3-Month LIBOR	103	December 31, 2015	December 31, 2020
Alta XI	100%	various	3-Month LIBOR	65	December 31, 2020	December 31, 2025
AWAM	100%	2.47%	3-Month LIBOR	20	May 22, 2013	May 15, 2031
Laredo Ridge	90%	2.31%	3-Month LIBOR	86	March 31, 2011	March 31, 2026
Tapestry	90%	2.21%	3-Month LIBOR	172	December 30, 2011	December 21, 2021
Tapestry	50%	3.57%	3-Month LIBOR	60	December 21, 2021	December 21, 2029
Walnut Creek Energy	90%	various	3-Month LIBOR	345	June 28, 2013	May 31, 2023
WCEP Holdings	90%	4.003%	3-Month LIBOR	47	June 28, 2013	May 31, 2023

Total				$2,817

Annual Maturities

        Annual payments based on the maturities of the Company's debt, for the years ending after December 31, 2014 are as follows:

(In millions)
2015	$214
2016	246
2017	259
2018	264
2019	617
Thereafter	3,198

Total	$4,798

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10—Members' Equity

        For all periods prior to the acquisition and Yield Inc.'s initial public offering, members' equity reflects the combined capital contributed by NRG, as well as its retained earnings and accumulated comprehensive loss.

        The following table lists the distributions paid on the Company's Class A and Class B units during the year ended December 31, 2014:

	Fourth Quarter 2014	Third Quarter 2014	Second Quarter 2014	First Quarter 2014
Distributions paid by the Company on its Class A and Class B units	$0.375	$0.365	$0.35	$0.33

        On February 17, 2015, the Company declared a quarterly distribution on its Class A and Class B units of $0.39 per share payable on March 16, 2015.

        On June 30, 2014, the Company acquired the TA High Desert, RE Kansas South, and El Segundo projects, as discussed in Note 3, Business Acquisitions. The difference between the cash paid and historical value of the entities' equity of $113 million was recorded as a distribution to NRG and reduced the balance of its contributed capital. As the financial statements have been retrospectively adjusted as discussed in Note 1, Nature of Business, the cash paid for the historical value of the entities' equity of $244 million is also shown as a distribution to NRG and reduces the balance of its contributed capital. Prior to the date of acquisition, NRG contributed $2 million to TA High Desert and El Segundo made a distribution to NRG of $23 million. In addition, there were $16 million of non-cash contributions recorded in the year ended December 31, 2014.

        On January 2, 2015, the Company acquired Laredo Ridge, Walnut Creek, and Tapestry projects, as discussed in Note 3, Business Acquisitions. The difference between the cash paid and historical value of the entities' equity of $61 million, as well as $23 million of AOCL, was recorded as a distribution to NRG and reduced the balance of its contributed capital. Prior to the date of acquisition, Laredo Ridge, Walnut Creek and Tapestry projects made distributions to NRG, net of contributions, of $41 million.

Note 11—Segment Reporting

        The Company's segment structure reflects how management currently makes financial decisions and allocates resources. Its businesses are primarily segregated based on conventional power generation, renewable businesses which consist of solar and wind, and the thermal and chilled water business. The Corporate segment reflects the Company's corporate costs.

        The Company generated more than 10% of its revenues from the following customers for the years ended December 31, 2014 and 2013. For the year ended December 31, 2012, there were no customers from whom the Company derived more than 10% of consolidated revenue.

	2014		2013
Customer	Conventional (%)	Renewables (%)	Conventional (%)	Renewables (%)
Southern California Edison	28%	9%	15%	4%
Pacific Gas and Electric	18%	4%	22%	7%

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11—Segment Reporting (Continued)

	Year ended December 31, 2014
(In millions)	Conventional Generation	Renewables	Thermal	Corporate	Total
Operating revenues	$317	$177	$195	$—	$689
Cost of operations	55	45	139	—	239
Depreciation and amortization	82	66	18	—	166
General and administrative—affiliate	—	—	—	8	8
Acquisition-related transaction and integration costs	—	—	—	4	4

Operating income (loss)	180	66	38	(12)	272
Equity in earnings of unconsolidated affiliates	14	13	—	—	27
Other income, net	—	2	—	1	3
Interest expense	(53)	(96)	(7)	(25)	(181)

Net Income (Loss)	$141	$(15)	$31	$(36)	$121

Balance Sheet
Equity investment in affiliates	$114	$113	$—	$—	$227
Capital expenditures(a)	6	(1)	7	—	12
Total assets	$2,194	$3,856	$437	$339	$6,826

(a)
Includes accruals. Capital expenditures for Renewables include a sales tax refund received by Alpine in the first quarter of 2014.

	Year ended December 31, 2013
(In millions)	Conventional Generation	Renewables	Thermal	Corporate	Total
Operating revenues	$138	$89	$152	$—	$379
Cost of operations	23	11	110	—	144
Depreciation and amortization	20	26	15	—	61
General and administrative—affiliate	—	—	—	7	7

Operating income (loss)	95	52	27	(7)	167
Equity in earnings of unconsolidated affiliates	16	6	—	—	22
Other income, net	1	2	—	—	3
Interest expense	(25)	(20)	(7)	—	(52)

Net income before income taxes	87	40	20	(7)	140
Income tax benefit	—	—	—	(3)	(3)

Net Income (Loss)	$87	$40	$20	$(4)	$143

Balance sheet
Equity investments in affiliates	$118	$109	$—	$—	$227
Capital expenditures(a)	168	30	15	—	213
Total assets	$1,584	$1,046	$436	$27	$3,093

(a)
Includes accruals.

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11—Segment Reporting (Continued)

	Year ended December 31, 2012
(In millions)	Conventional Generation	Renewables	Thermal	Corporate	Total
Operating revenues	$—	$33	$142	$—	$175
Cost of operations	2	9	103	—	114
Depreciation and amortization	—	10	15	—	25
General and administrative—affiliate	—	—	—	7	7

Operating income (loss)	(2)	14	24	(7)	29
Equity in earnings of unconsolidated affiliates	15	4	—	—	19
Other income, net	1	1	—	—	2
Interest expense	—	(20)	(8)	—	(28)

Net income (loss) before income taxes	14	(1)	16	(7)	22
Income tax expense	—	—	—	10	10

Net Income (Loss)	$14	$(1)	$16	$(17)	$12

Note 12—Income Taxes

Effective Tax Rate

        The income tax provision consisted of the following amounts:

	Year Ended December 31,
	2013	2012
	(In millions, except percentages)
Current
U.S. Federal	$—	$7

Total—current	—	7

Deferred
U.S. Federal	(3)	1
State	—	2

Total—deferred	(3)	3

Total income tax expense	$(3)	$10

Effective tax rate	(2.1)%	45.5%

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12—Income Taxes (Continued)

        A reconciliation of the U.S. federal statutory rate of 35% to the Company's effective rate is as follows:

	Year Ended December 31,
	2013	2012
	(In millions, except percentages)
Income Before Income Taxes	$140	$22

Tax at 35%	49	8
State taxes, net of federal benefit	—	2
Impact of change in tax status as of July 22, 2013	(52)	—

Income tax (benefit) expense	$(3)	$10

Effective income tax rate	(2.1)%	45.5%

        On July 22, 2013, Yield Inc. acquired a controlling interest in the Company and NRG Yield LLC. As of that date, the Company and NRG Yield LLC are disregarded entities of a partnership for federal and state income tax purposes; therefore, taxes recorded prior to the acquisition were reversed. Income tax expense represents proforma income tax expense for the Company for the years ended December 31, 2012 and the period from January 1, 2013 to July 22, 2013.

Note 13—Related Party Transactions

Management Services Agreement by and between NRG and the Company

        Since the Company has no employees, NRG provides the Company with various operation, management, and administrative services, which include human resources, accounting, tax, legal, information systems, treasury, and risk management, as set forth in the Management Services Agreement. As of December 31, 2014, the base management fee was approximately $6 million per year subject to an inflation based adjustment annually at an inflation factor based on the year-over-year U.S. consumer price index. The fee is also subject to adjustments following the consummation of future acquisitions and as a result of a change in the scope of services provided under the Management Services Agreement. During the year ended December 31, 2014, the fee was increased by approximately $2 million per year in connection with the acquisition of the Acquired ROFO Assets and Alta Wind Portfolio. Costs incurred under this agreement were approximately $8 million for the year ended December 31, 2014 and $3 million for the period beginning July 23, 2013 and ending December 31, 2013. These costs included certain direct expenses incurred by NRG on behalf of the Company in addition to the base management fee, $5 million of which was unpaid as of December 31, 2014 and bears no interest. The balance was classified as accounts payable—affiliate in the Company's consolidated balance sheets as of December 31, 2014, and repaid in February 2015.

Operation and Maintenance Services (O&M) Agreements by and between NRG and Thermal Entities

        On October 1, 2014, NRG entered into Plant O&M Services Agreements with certain wholly-owned subsidiaries of the Company. NRG provides necessary and appropriate services to operate and maintain the subsidiaries' plant operations, businesses and thermal facilities. NRG is to be reimbursed for the provided services, as well as for all reasonable and related expenses and expenditures, and

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13—Related Party Transactions (Continued)

payments to third parties for services and materials rendered to or on behalf of the parties to the agreements. NRG is not entitled to any management fee or mark-up under the agreements. Prior to October 1, 2014, NRG provided the same services to Thermal entities on an informal basis. For the years ended December 31, 2014 and 2013, total fees incurred under the agreements were $27 million and $24 million, respectively. There was a balance of $22 million due to NRG in accounts payable—affiliate as of December 31, 2014.

O&M Services Agreements by and between NRG and GenConn

        GenConn incurs fees under two O&M agreements with wholly-owned subsidiaries of NRG. The fees incurred under the agreements were $6 million, $5 million and $5 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Power Sales and Services Agreement by and between NRG and NRG Energy Center Dover LLC

        NRG Energy Center Dover LLC, or NRG Dover, a subsidiary of the Company is party to a Power Sales and Services Agreement with NRG Power Marketing LLC, or NRG Power Marketing, a wholly-owned subsidiary of NRG. The agreement is automatically renewed on a month-to-month basis unless terminated by either party upon at least 30 day written notice. Under the agreement, NRG Power Marketing has the exclusive right to (i) manage, market and sell power, (ii) procure fuel and fuel transportation for operation of the Dover generating facility, to include for purposes other than generating power, (iii) procure transmission services required for the sale of power, and (iv) procure and market emissions credits for operation of the Dover generating facility.

        In addition, NRG Power Marketing has the exclusive right and obligation to direct the output from the generating facility, in accordance with and to meet the terms of any power sales contracts executed against the power generation of the Dover facility. Under the agreement, NRG Power Marketing pays NRG Dover gross receipts generated through sales, less costs incurred by NRG Power Marketing related to providing such services as transmission and delivery costs, as well as fuel costs. During 2011, the existing coal purchase contract expired and NRG Power Marketing entered into a new contract, which expired in December 2012, to purchase coal for the Dover Facility. For the year ended December 31, 2012, NRG Dover purchased approximately $2 million under this agreement. In July 2013, the originally coal-fueled plant was converted to a natural gas facility. For the years ended December 31, 2014, and 2013, NRG Dover purchased approximately $10 million and $5 million, respectively, of natural gas from NRG Power Marketing.

O&M Services Agreements by and between El Segundo and NRG El Segundo Operations

        El Segundo incurs fees under an O&M agreement with NRG El Segundo Operations, Inc., a wholly-owned subsidiary of NRG. Under the O&M agreement, NRG El Segundo Operations, Inc. manages, operates and maintains the El Segundo facility for an initial term of ten years following the commercial operations date. For the years ended December 31, 2014, 2013, and 2012, the costs incurred under the agreement were approximately $4 million, $5 million, and $1 million, respectively. For the years ended December 31, 2013 and 2012, $2 million and $1 million of the costs incurred were capitalized and recorded to property, plant and equipment in the Company's consolidated balance sheets.

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13—Related Party Transactions (Continued)

Ground Lease and Easement Agreement by and between El Segundo and El Segundo Power, LLC

        El Segundo incurred lease expense under a ground lease and easement agreement with El Segundo Power, LLC, a wholly-owned subsidiary of NRG, for a parcel of real property in the city of El Segundo, California. The nonexclusive easements are for the support infrastructure for the project. The initial term of the agreement was over the construction of the project through the twentieth anniversary of the commercial operations date. For the years ended December 31, 2014, 2013, and 2012, the Company incurred costs of approximately $1 million for each year. The costs are included in cost of operations in the Company's consolidated statements of operations.

Construction Management Services Agreement by and between El Segundo and NRG Construction Services LLC

        El Segundo incurred fees under a construction management services agreement with NRG Construction Services LLC, a wholly-owned subsidiary of NRG, to act as construction manager of the project to manage the design, engineering, procurement and construction, commissioning, testing initial start-up and closeout of construction activities for the facility. For the years ended December 31, 2013 and 2012, total costs incurred were $4 million, and $4 million, respectively. The costs were capitalized and recorded to property, plant and equipment in the Company's consolidated balance sheets. El Segundo achieved commercial operations in August 2013.

Energy Marketing Services Agreement with NRG Power Marketing LLC

        El Segundo was a party to an energy marketing services agreement with NRG Power Marketing LLC, a wholly-owned subsidiary of NRG, to procure fuel and market capacity, energy and ancillary output of the facility prior to the start of the PPA with Southern California Edison. The agreement began in April 2013 and ended at the commercial operations date in August 2013. For the years ended December 31, 2014 and 2013, the Company recorded approximately $1 million and $12 million, respectively, in costs related to this agreement of which $9 million was recorded to property, plant and equipment in 2013, with remaining amount recorded to cost of operations in the Company's consolidated statement of operations.

Administrative Services Agreement by and between Marsh Landing and GenOn Energy Services, LLC

        Marsh Landing is a party to an administrative services agreement with GenOn Energy Services, LLC, a wholly owned subsidiary of NRG, which provides with processing and paying invoices services on behalf of Marsh Landing. Marsh Landing reimburses GenOn Energy Services, LLC for the amounts paid by it. The Company reimbursed costs under this agreement of approximately $13 million, $36 million, and $2 million for the years ended December 31, 2014, 2013 and 2012, respectively. For the years ended December 31, 2014, 2013 and 2012, $2 million, $29 million and $2 million, respectively, were capitalized. There was a balance of $4 million and $2 million due to GenOn Energy Services, LLC in accounts payable—affiliate as of December 31, 2014 and 2013, respectively.

Accounts Payable to NRG Renew LLC

        During the third quarter of 2013, NRG Renew LLC (formerly known as NRG Solar LLC), a wholly-owned subsidiary of NRG, made 100% of the required capital contributions to CVSR, including

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13—Related Party Transactions (Continued)

the Company's 48.95% portion, of which $14 million was outstanding as of December 31, 2013. This balance was repaid to NRG Renew LLC during the quarter ended March 31, 2014.

Accounts Payable to NRG Repowering Holdings LLC

        During 2013, NRG Repowering Holdings, LLC, a wholly-owned subsidiary of NRG, made payments to BA Leasing BSC, LLC, or BA Leasing, of $18 million, which were expected to be repaid with the proceeds of the cash grant received by BA leasing with respect to the PFMG DG Solar Projects, in connection with a sale-leaseback arrangement between the PFMG DG Solar Projects and BA Leasing. As of December 31, 2013, PFMG DG Solar Projects had a corresponding receivable for the reimbursement of the cash grant from BA Leasing and related payable to NRG Repowering Holdings, LLC. In the first quarter of 2014, the PFMG DG Solar Projects received $11 million from BA Leasing and reduced the remaining receivable with an offset to the deferred liability recorded in connection with the sale—leaseback arrangement. The PFMG DG Solar Projects utilized the $11 million to repay NRG Repowering Holdings LLC.

Note 14—Commitments and Contingencies

Operating Lease Commitments

        The Company leases certain facilities and equipment under operating leases, some of which include escalation clauses, expiring on various dates through 2048. The effects of these scheduled rent increases, leasehold incentives, and rent concessions are recognized on a straight-line basis over the lease term unless another systematic and rational allocation basis is more representative of the time pattern in which the leased property is physically employed. Lease expense under operating leases was $5 million for the year ended December 31, 2014 and $2 million for each of the years ended 2013 and 2012.

        Future minimum lease commitments under operating leases for the years ending after December 31, 2014, are as follows:

Period	(In millions)
2015	$12
2016	11
2017	7
2018	7
2019	7
Thereafter	133

Total	$177

Gas and Transportation Commitments

        The Company has entered into contractual arrangements to procure power, fuel and associated transportation services. For the years ended December 31, 2014, 2013 and 2012, the Company purchased $55 million, $40 million, and $30 million, respectively, under such arrangements.

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14—Commitments and Contingencies (Continued)

        As of December 31, 2014, the Company's commitments under such outstanding agreements are estimated as follows:

Period	(In millions)
2015	$15
2016	4
2017	3
2018	3
2019	2
Thereafter	26

Total	$53

Contingencies

        In the normal course of business, the Company is subject to various claims and litigation. Management expects that these various litigation items will not have a material adverse effect on the Company's results of operations or financial position.

Note 15—Environmental Matters

        In 2013, NRG Energy Center San Francisco LLC, a wholly owned indirect subsidiary of the Company, received a notice of violation from the San Francisco Department of Public Health alleging improper monitoring of three underground storage tanks. The tanks have not leaked. The Company settled the matter in July 2014 for $123,000.

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16—Unaudited Quarterly Data

        Refer to Note 2, Summary of Significant Accounting Policies and Note 3, Business Acquisitions for a description of the effect of unusual or infrequently occurring events during the quarterly periods. Summarized unaudited quarterly financial data is as follows:

	Quarter Ended
	December 31,(a)	September 30,(a)	June 30,(a)	March 31,
	2014
	(In millions)
(As recast)
Operating Revenues	$192	$184	$173	$140
(As previously reported in 2014 Financial Statements)
Operating Revenues	148	161	134	140

(Change)	44	23	39	—

(As recast)
Operating Income	70	84	64	54
(As previously reported in 2014 Financial Statements)
Operating Income	46	70	51	54

Change	24	14	13	—

(As recast)
Net Income	(5)	52	44	30
(As previously reported in 2014 Financial Statements)
Net (Loss) Income	$(20)	$43	$37	$30

(Change)	15	9	7	—

(a)
The Company's unaudited quarterly financial data was recast for the effect of the EME-NYLD-Eligible Assets, from the date the entities were under common control or April 1, 2014.

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,
	2013
	(In millions)
Operating Revenues	$118	$126	$82	$53
Operating Income	54	63	38	12
Net Income Before Taxes	$41	$53	$35	$11

Note 17—Condensed Consolidating Financial Information

        On August 5, 2014, Yield Operating issued $500 million of Senior Notes as shown in Note 9, Long-Term Debt. These Senior Notes are guaranteed by the Company, as well as certain of the Company's subsidiaries, or guarantor subsidiaries. These guarantees are both joint and several. The non-guarantor subsidiaries include the rest of the Company's subsidiaries, including the ones that are subject to project financing.

NRG YIELD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17—Condensed Consolidating Financial Information (Continued)

        Unless otherwise noted below, each of the following guarantor subsidiaries fully and unconditionally guaranteed the Senior Notes as of December 31, 2014:

Alta Wind 1-5 Holding Company, LLC
Alta Wind Company, LLC
NRG Energy Center Omaha Holdings LLC
NRG Energy Center Omaha LLC
NRG South Trent Holdings LLC
NRG Yield LLC

        In addition, the condensed parent company financial statements are provided in accordance with Rule 12-04, Schedule I of Regulation S-X, as the restricted net assets of Yield LLC's subsidiaries exceed 25 percent of the consolidated net assets of Yield LLC. These statements should be read in conjunction with the consolidated statements and notes thereto of NRG Yield LLC. For a discussion of Yield LLC's long-term debt, see Note 9, Long-Term Debt to the consolidated financial statements. For a discussion of Yield LLC's commitments and contingencies, see Note 14, Commitments and Contingencies to the consolidated financial statements. For a discussion of Yield LLC's distributions to Yield, Inc. and NRG Energy, see Note 10, Members' Equity to the consolidated financial statements.

NRG YIELD LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2014

	NRG Yield LLC(a)	Other Guarantor Subsidiaries	Non- Guarantor Subsidiaries	NRG Yield Operating LLC (Note Issuer)	Eliminations(b)	Consolidated
	(In millions)
Operating Revenues
Total operating revenues	$—	$24	$665	$—	$—	$689

Operating Costs and Expenses				—
Cost of operations	—	16	223	—	—	239
Depreciation and amortization	—	4	162	—	—	166
General and administrative—affiliate	—	—	—	8	—	8
Acquisition-related transaction and integration costs	—	—	—	4	—	4

Total operating costs and expenses	—	20	385	12	—	417

Operating Income (Loss)	—	4	280	(12)	—	272

Other Income (Expense)
Equity in earnings of consolidated affiliates	120	(22)	—	130	(228)	—
Equity in earnings of unconsolidated affiliates	—	—	—	27	—	27
Other income, net	1	—	2	—	—	3
Interest expense	—	—	(156)	(25)	—	(181)

Total other income (expense), net	121	(22)	(154)	132	(228)	(151)

Net Income (Loss)	$121	$(18)	$126	$120	$(228)	$121

(a)
Shown separately from the other guarantors in lieu of preparing Schedule I pursuant to the requirements of Rule 5-04(c) of Regulation S-X.

(b)
All significant intercompany transactions have been eliminated in consolidation.

NRG YIELD LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

For the Year Ended December 31, 2014

	NRG Yield LLC(a)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	NRG Yield Operating LLC (Note Issuer)	Eliminations(b)	Consolidated
	(In millions)
Net Income (Loss)	$121	$(18)	$126	$120	$(228)	$121
Other Comprehensive Loss
Unrealized loss on derivatives	(57)	—	(56)	(57)	113	(57)

Other comprehensive loss	(57)	—	(56)	(57)	113	(57)

Comprehensive Income (Loss)	$64	$(18)	$70	$63	$(115)	$64

(a)
Shown separately from the other guarantors in lieu of preparing Schedule I pursuant to the requirements of Rule 5-04(c) of Regulation S-X.

(b)
All significant intercompany transactions have been eliminated in consolidation.

NRG YIELD, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEETS

December 31, 2014

	NRG Yield LLC(a)	Other Guarantor Subsidiaries	Non- Guarantor Subsidiaries	NRG Yield Operating LLC (Note Issuer)	Eliminations(b)	Consolidated
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$328	$—	$78	$—	$—	$406
Restricted cash	—	—	45	—	—	45
Accounts receivable—trade	—	3	82	—	—	85
Accounts receivable—affiliate	(256)	17	66	268	(95)	—
Inventory	—	1	26	—	—	27
Notes receivable	—	—	6	—	—	6
Prepayments and other current assets	—	1	20	—	—	21

Total current assets	72	22	323	268	(95)	590
Net property, plant and equipment	—	56	4,410	—	—	4,466
Other Assets
Investment in consolidated subsidiaries	1,664	585	—	2,045	(4,294)	—
Equity investments in affiliates	—	—	—	227	—	227
Notes receivable	—	—	15	—	—	15
Intangible assets, net of accumulated amortization $36	—	58	1,365	—	—	1,423
Derivative instruments	—	—	2	—	—	2
Other non-current assets	—	—	93	10	—	103

Total other assets	1,664	643	1,475	2,282	(4,294)	1,770

Total Assets	$1,736	$721	$6,208	$2,550	$(4,389)	$6,826

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities
Current portion of long-term debt	$—	$—	$214	$—	$—	$214
Accounts payable	—	1	19	—	—	20
Accounts payable—affiliate	—	8	99	33	(95)	45
Derivative instruments	—	—	48	—	—	48
Accrued expenses and other current liabilities	—	2	43	16		61

Total current liabilities	—	11	423	49	(95)	388

Other Liabilities
Long-term debt—external	—	—	3,747	500	—	4,247
Long-term debt—affiliate	—	—	—	337	—	337
Derivative instruments	—	—	69	—	—	69
Other non-current liabilities	—	—	49	—	—	49

Total non-current liabilities	—	—	3,865	837	—	4,702

Total Liabilities	—	11	4,288	886	(95)	5,090

Commitments and Contingencies
Members' Equity
Contributed capital	1,609	747	1,848	1,542	(4,137)	1,609
Retained earnings (accumulated deficit)	185	(34)	113	180	(259)	185
Accumulated other comprehensive loss	(58)	(3)	(41)	(58)	102	(58)

Total Members' Equity	1,736	710	1,920	1,664	(4,294)	1,736

Total Liabilities and Members' Equity	$1,736	$721	$6,208	$2,550	$(4,389)	$6,826

(a)
Shown separately from the other guarantors in lieu of preparing Schedule I pursuant to the requirements of Rule 5-04(c) of Regulation S-X.

(b)
All significant intercompany transactions have been eliminated in consolidation.

NRG YIELD LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

For the Year Ended December 31, 2014

	NRG Yield LLC(a)	Other Guarantor Subsidiaries	Non- Guarantor Subsidiaries	NRG Yield Operating LLC (Note Issuer)	Eliminations(b)	Consolidated
	(In millions)
Net Cash Provided by Operating Activities	$100	$12	$95	$86	$—	$293

Cash Flows from Investing Activities
Intercompany transactions from Yield LLC to subsidiaries	(630)	—	—	630	—	—
Acquisition of business, net of cash acquired	—	—	—	(901)	—	(901)
Payment to NRG for Drop Down Assets, net of cash acquired	—	—	21	(357)	—	(336)
Capital expenditures	—	—	(33)	—	—	(33)
Decrease in restricted cash	—	—	50	—	—	50
Decrease in notes receivable, including affiliates	—	—	6	2	—	8
Proceeds from renewable energy grants	—	—	137	—	—	137
Investments in unconsolidated affiliates	—	—	—	7	—	7
Other	—	—	11	—	—	11

Net Cash (Used in) Provided by Investing Activities	(630)	—	192	(619)	—	(1,057)

Cash Flows from Financing Activities
Capital contributions from NRG	—	—	2	—	—	2
Distributions and returns of capital to NRG	—	—	(86)	—	—	(86)
Proceeds from the issuance of Class A units	630	—	—	—	—	630
Proceeds from (payments for) intercompany loans	326	(12)	—	(314)	—	—
Payment of dividends and distributions	(101)	—	—	—	—	(101)
Proceeds from issuance of long-term debt—external	—	—	130	500	—	630
Proceeds from issuance of long-term debt—affiliate	—	—	—	337	—	337
Payment of debt issuance costs	—	—	(18)	(10)	—	(28)
Payments for long-term debt—external	—	—	(273)	—	—	(273)

Net Cash Provided by (Used in) Financing Activities	855	(12)	(245)	513	—	1,111

Net Increase (Decrease) in Cash and Cash Equivalents	325	—	42	(20)	—	347
Cash and Cash Equivalents at Beginning of Period	3	—	36	20	—	59

Cash and Cash Equivalents at End of Period	$328	$—	$78	$—	$—	$406

(a)
Shown separately from the other guarantors in lieu of preparing Schedule I pursuant to the requirements of Rule 5-04(c) of Regulation S-X.

(b)
All significant intercompany transactions have been eliminated in consolidation.

NRG YIELD LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2013

	NRG Yield LLC(a)	Other Guarantor Subsidiaries	Non- Guarantor Subsidiaries	NRG Yield Operating LLC (Note Issuer)	Eliminations(b)	Consolidated
	(In millions)
Operating Revenues
Total operating revenues	$—	$—	$379	$—	$—	$379

Operating Costs and Expenses
Cost of operations	—	—	144	—	—	144
Depreciation and amortization	—	—	61	—	—	61
General and administrative—affiliate	—	—	—	7	—	7

Total operating costs and expenses	—	—	205	7	—	212

Operating Income (Loss)	—	—	174	(7)	—	167

Other Income (Expense)
Equity in earnings of consolidated affiliates	140	3	—	125	(268)	—
Equity in earnings of unconsolidated affiliates	—	—	—	22	—	22
Other income, net	—	—	3	—	—	3
Interest expense	—	—	(52)	—	—	(52)

Total other income (expense), net	140	3	(49)	147	(268)	(27)

Net Income Before Income Taxes	140	3	125	140	(268)	140
Income tax benefit	(3)	—	—	—	—	(3)

Net Income	$143	$3	$125	$140	$(268)	$143

(a)
Shown separately from the other guarantors in lieu of preparing Schedule I pursuant to the requirements of Rule 5-04(c) of Regulation S-X.

(b)
All significant intercompany transactions have been eliminated in consolidation.

NRG YIELD LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME

For the Year Ended December 31, 2013

	NRG Yield LLC(a)	Other Guarantor Subsidiaries	Non- Guarantor Subsidiaries	NRG Yield Operating LLC (Note Issuer)	Eliminations(b)	Consolidated
	(In millions)
Net Income	$143	$3	$125	$140	$(268)	$143
Other Comprehensive Income
Unrealized gain on derivatives	47	3	56	64	(123)	47

Other comprehensive income	47	3	56	64	(123)	47

Comprehensive Income	$190	$6	$181	$204	$(391)	$190

(a)
Shown separately from the other guarantors in lieu of preparing Schedule I pursuant to the requirements of Rule 5-04(c) of Regulation S-X.

(b)
All significant intercompany transactions have been eliminated in consolidation.

NRG YIELD LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEETS

December 31, 2013

	NRG Yield LLC(a)	Other Guarantor Subsidiaries	Non- Guarantor Subsidiaries	NRG Yield Operating LLC (Note Issuer)	Eliminations(b)	Consolidated
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$3	$—	$36	$20	$—	$59
Restricted cash	—	—	67	—	—	67
Accounts receivable—trade	—	2	49	—	—	51
Accounts receivable—affiliate	67	—	21	—	(82)	6
Inventory	—	2	13	—	—	15
Derivative instruments	—	—	1	—	—	1
Notes receivable	—	—	6	—	—	6
Renewable energy grant receivable	—	—	147	—	—	147
Prepayments and other current assets	—	—	27	—	—	27

Total current assets	70	4	367	20	(82)	379
Net property, plant and equipment	—	60	2,231	—	—	2,291
Other Assets
Investment in consolidated subsidiaries	1,036	18	—	866	(1,920)	—
Equity investments in affiliates	—	—	—	227	—	227
Notes receivable	—	—	21	—	—	21
Notes receivable—affiliate	—	—	—	3	(1)	2
Intangible assets, net of accumulated amortization of $7	—	59	44	—	—	103
Derivative instruments	—	—	20	—	—	20
Other non-current assets	—	—	48	1	1	50

Total other assets	1,036	77	133	1,097	(1,920)	423

Total Assets	$1,106	$141	$2,731	$1,117	$(2,002)	$3,093

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities
Current portion of long-term debt	$—	$—	$214	$—	$—	$214
Accounts payable	—	2	40	—	—	42
Accounts payable—affiliate	—	—	54	81	(84)	51
Derivative instruments	—	—	31	—	—	31
Accrued expenses and other current liabilities	—	—	30	—	—	30

Total current liabilities	—	2	369	81	(84)	368

Other Liabilities
Long-term debt—external	—	—	1,569	—	—	1,569
Derivative instruments	—	—	16	—	—	16
Other non-current liabilities	—	—	32	—	—	32

Total non-current liabilities	—	—	1,617	—	—	1,617

Total Liabilities	—	2	1,986	81	(84)	1,985

Commitments and Contingencies
Members' Equity
Contributed capital	960	145	602	893	(1,656)	944
Retained earnings (Accumulated deficit)	147	(3)	128	144	(251)	165
Accumulated other comprehensive (loss) income	(1)	(3)	15	(1)	(11)	(1)

Total Members' Equity	1,106	139	745	1,036	(1,918)	1,108

Total Liabilities and Members' Equity	$1,106	$141	$2,731	$1,117	$(2,002)	$3,093

(a)
Shown separately from the other guarantors in lieu of preparing Schedule I pursuant to the requirements of Rule 5-04(c) of Regulation S-X.

(b)
All significant intercompany transactions have been eliminated in consolidation.

NRG YIELD LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

For the Year Ended December 31, 2013

	NRG Yield LLC(a)	Other Guarantor Subsidiaries	Non- Guarantor Subsidiaries	NRG Yield Operating LLC (Note Issuer)	Eliminations(b)	Consolidated
	(In millions)
Net Cash Provided by Operating Activities	$57	$26	$24	$13	$—	$120

Cash Flows from Investing Activities
Acquisition of businesses, net of cash acquired	—	—	—	(120)	—	(120)
Capital expenditures	—	—	(353)	—	—	(353)
Increase in restricted cash	—	—	(43)	—	—	(43)
Decrease in notes receivable including affiliates	—	—	8	2	—	10
Proceeds from renewable energy grants	—	—	25	—	—	25
Investments in unconsolidated affiliates	—	—	—	(34)	—	(34)

Net Cash Used in Investing Activities	—	—	(363)	(152)	—	(515)

Cash Flows from Financing Activities
Capital contributions from NRG	—	—	171	—	—	171
Distributions and returns of capital to NRG	(395)	—	(312)	—	—	(707)
Proceeds from the issuance of Class A units	468	—	—	—	—	468
Payment of dividends and distributions	(15)	—	—	—	—	(15)
Proceeds from issuance of long-term debt—external	—	—	594	—	—	594
Proceeds from (payments for) intercompany loans	(112)	—	—	112	—	—
Distributions from project companies, net of contributions	—	—	(48)	48	—	—
Payments of long-term debt—external	—	(26)	(46)	—	—	(72)
Payment for long-term debt—affiliate	—	—	(2)	—	—	(2)
Payment of debt issuance costs	—	—	(4)	(1)	—	(5)

Net Cash (Used in) Provided by Financing Activities	(54)	(26)	353	159	—	432

Net Increase in Cash and Cash Equivalents	3	—	14	20	—	37
Cash and Cash Equivalents at Beginning of Period	—	—	22	—	—	22

Cash and Cash Equivalents at End of Period	$3	$—	$36	$20	$—	$59

(a)
Shown separately from the other guarantors in lieu of preparing Schedule I pursuant to the requirements of Rule 5-04(c) of Regulation S-X.

(b)
All significant intercompany transactions have been eliminated in consolidation.

NRG YIELD LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2012

	NRG Yield LLC(a)	Other Guarantor Subsidiaries	Non- Guarantor Subsidiaries	NRG Yield Operating LLC (Note Issuer)	Eliminations(b)	Consolidated
		(In millions)
Operating Revenues
Total operating revenues	$—	$—	$175	$—	$—	$175

Operating Costs and Expenses
Cost of operations	—	—	114	—	—	114
Depreciation and amortization	—	—	25	—	—	25
General and administrative—affiliate	—	—	—	7	—	7

Total operating costs and expenses	—	—	139	7	—	146

Operating Income (Loss)	—	—	36	(7)	—	29

Other Income (Expense)
Equity in earnings of consolidated affiliates	22	3	—	10	(35)	—
Equity in earnings of unconsolidated affiliates	—	—	—	19	—	19
Other income, net	—	—	2	—	—	2
Interest expense	—	—	(28)	—	—	(28)

Total other income (expense), net	22	3	(26)	29	(35)	(7)

Net Income Before Income Taxes	22	3	10	22	(35)	22
Income tax expense	10	—	—	—	—	10

Net Income	$12	$3	$10	$22	$(35)	$12

(a)
Shown separately from the other guarantors in lieu of preparing Schedule I pursuant to the requirements of Rule 5-04(c) of Regulation S-X.

(b)
All significant intercompany transactions have been eliminated in consolidation.

NRG YIELD LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

For the Year Ended December 31, 2012

	NRG Yield LLC(a)	Other Guarantor Subsidiaries	Non- Guarantor Subsidiaries	NRG Yield Operating LLC (Note Issuer)	Eliminations(b)	Consolidated
		(In millions)
Net Income	$12	$3	$10	$22	$(35)	$12
Other Comprehensive Loss
Unrealized loss on derivatives	(20)	—	(20)	(20)	40	(20)

Other comprehensive loss	(20)	—	(20)	(20)	40	(20)

Comprehensive (Loss) Income	$(8)	$3	$(10)	$2	$5	$(8)

(a)
Shown separately from the other guarantors in lieu of preparing Schedule I pursuant to the requirements of Rule 5-04(c) of Regulation S-X.

(b)
All significant intercompany transactions have been eliminated in consolidation.

NRG YIELD LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

For the Year Ended December 31, 2012

	NRG Yield LLC(a)	Other Guarantor Subsidiaries	Non- Guarantor Subsidiaries	NRG Yield Operating LLC (Note Issuer)	Eliminations(b)	Consolidated
		(In millions)
Net Cash Provided by Operating Activities	$—	$—	$54	$2	$—	$56

Cash Flows from Investing Activities
Capital expenditures	—	—	(564)	—	—	(564)
Increase in restricted cash	—	—	(12)	—	—	(12)
Increase in notes receivable, including affiliates	—	—	(17)	—	—	(17)
Proceeds from renewable energy grants	—	—	28	—	—	28
Investments in unconsolidated affiliates	—	—	—	(27)	—	(27)
Other	—	—	(2)	—	—	(2)

Net Cash Used in Investing Activities	—	—	(567)	(27)	—	(594)

Cash Flows from Financing Activities
Capital contributions from NRG	—	—	355	—	—	355
Distributions and returns of capital to NRG	—	—	(72)	—	—	(72)
Proceeds from issuance of long-term debt—external	—	—	308	—	—	308
Proceeds from (payments for) intercompany loans	—	—	(25)	25	—	—
Payments for long-term debt—external	—	—	(37)	—	—	(37)
Payment for long-term debt-affiliate	—	—	(6)	—	—	(6)
Payment of debt issuance costs	—	—	(12)	—	—	(12)

Net Cash Provided by Financing Activities	—	—	511	25	—	536

Net Decrease in Cash and Cash Equivalents	—	—	(2)	—	—	(2)
Cash and Cash Equivalents at Beginning of Period	—	—	24	—	—	24

Cash and Cash Equivalents at End of Period	$—	$—	$22	$—	$—	$22

(a)
Shown separately from the other guarantors in lieu of preparing Schedule I pursuant to the requirements of Rule 5-04(c) of Regulation S-X.

(b)
All significant intercompany transactions have been eliminated in consolidation.

GCE Holding LLC Audited Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

To the Management Committee of GCE Holding LLC:

        We have audited the accompanying consolidated financial statements of GCE Holding LLC and its subsidiaries, which comprise the consolidated balance sheet as of December 31, 2012, and the related consolidated statement of operations, of changes in partnership equity and of cash flows for the year then ended.

Management's Responsibility for the Consolidated Financial Statements

        Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GCE Holding LLC and its subsidiaries at December 31, 2012, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

        As discussed in the "Related Party Transaction" note to the consolidating financial statements, GCE Holding LLC has entered into significant transactions with The United Illuminating Company and NRG Connecticut Peaking Development LLC, which are related parties.

/s/ PricewaterhouseCoopers LLP

April 26, 2013

GCE HOLDING LLC

Consolidated Statement of Operations

For the Year Ended December 2012

(In thousands)

2012
Operating revenues	$77,816
Operating expense	11,528
Depreciation and amortization expense	16,762
Taxes other than income	4,763

Income from operations	44,763
Other income and (deductions)	(1)
Interest expense	15,513

Income	$29,249

The accompanying Notes to the Consolidated Financial Statements are an integral part of the financial statements.

GCE Holding LLC

Consolidated Balance Sheet

As of December 31, 2012

(In thousands)

Assets
Current assets:
Cash	$—
Restricted cash	11,351
Regulatory assets	6,699
Accounts receivable	11,350
Other current assets	627
Fuel oil inventory	3,620
Materials & supplies inventory	2,039
Unamortized debt expense	1,502

37,188
Property, plant and equipment:
In-service	478,598
Accumulated depreciation and amortization	(30,663)

Net property, plant & equipment	447,935
Long term assets:
Unamortized debt expense	3,593
Regulatory assets	7,665

11,258

Total assets	$496,381

Liabilities and Equity
Current liabilities:
Accounts payable	$6,436
Accrued liabilities	1,973
Regulatory liabilities	1,242
Current portion of long term debt	8,100
Interest payable on long term debt	24
Derivative liability	6,538
Other current liabilities	92

24,405
Long term liabilities:
Long term debt	220,295
Regulatory liability	1,640
Asset retirement obligation	565
Other	9

222,509
Equity:
Paid-in capital	249,322
Retained earnings	145

249,467

Total liabilities and equity	$496,381

The accompanying Notes to the Consolidated Financial Statements are an integral part of the financial statements.

GCE Holding LLC

Consolidated Statement of Cash Flows

For the Year Ended December 31, 2012

(In thousands)

2012
Income	$29,249
Adjustments to reconcile income to net cash provided by operating activities:
Depreciation & amortization expense	15,975
Amortization of debt issuance costs	1,502
Amortization of regulatory assets	874
Net regulatory asset/liability	1,967
Net derivative asset/liability	(1,967)
Changes in:
Accounts receivable	(2,031)
Other current assets	(582)
Fuel oil inventory	213
Materials & supplies inventory	(21)
Accounts payable	1,927
Accrued liabilities	(467)
Other current liabilities	(2)
Interest payable on long term debt	—
Regulatory asset/liability	(1,990)

Total cash provided by (used in) operating activities	44,647

Plant expenditures including AFUDC debt	(984)
Changes in restricted cash	8,122
Other	(330)

Total cash provided by (used in) investing activities	6,808

Borrowings of long term debt	—
Repayments of long term debt	(8,280)
Debt issuance costs	(87)
Distribution of capital	(43,090)
Contribution of capital	2

Total cash provided by (used in) financing activities	(51,455)

Net change for the period	—
Balance at beginning of period	—
Balance at end of period	—

Cash paid during the period for:
Interest	$12,804

Non-cash investing activity:
Plant expenditures included in ending payables	$1,698

The accompanying Notes to the Consolidated Financial Statements are an integral part of the financial statements.

GCE Holding LLC

Consolidated Statement of Changes in Partnership Equity

For the Year Ended December 31, 2012

(In thousands)

Paid-in Capital	Consolidated
Balance as of December 31, 2011	$253,063
Contribution of capital	2
Distribution of capital	(3,741)

Balance as of December 31, 2012	249,324

Retained Earnings
Balance as of December 31, 2011	$10,245
Income for 2012	29,249
Distribution to partners	(39,349)

Balance as of December 31, 2012	$145

The accompanying Notes to the Consolidated Financial Statements are an integral part of the financial statements.

GCE Holding LLC

Notes to the Consolidated Financial Statements

Organization

        GCE Holding LLC (GCE) is a 50-50 joint venture between The United Illuminating Company (UI) and NRG Connecticut Peaking Development LLC, an indirect subsidiary of NRG Yield LLC. GenConn Energy LLC (GenConn) is a wholly-owned subsidiary of GCE. GenConn consists of two peaking generation plants, GenConn Devon LLC (GenConn Devon) and GenConn Middletown LLC (GenConn Middletown), which were chosen by the Connecticut Public Utilities Regulatory Authority (PURA), formerly the Department of Public Utility Control (DPUC), to help address the state's growing need for more power generation during the heaviest load periods. The two peaking generation plants, each with a nominal capacity of 200 megawatts (MW), are located the existing Connecticut plant locations in Devon and Middletown of NRG Energy, Inc. (NRG). GenConn Devon became operational in June 2010 and GenConn Middletown became operational in June 2011.

Basis of Presentation

        The accounting records of GenConn are maintained in conformity with accounting principles generally accepted in the United States of America (GAAP).

        The accounting records for GenConn are also maintained in accordance with the uniform systems of accounts prescribed by the Federal Energy Regulatory Commission (FERC) and PURA.

        The preparation of financial statements in conformity with GAAP requires management to use estimates and assumptions that affect (1) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and (2) the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Certain amounts reported in the Consolidated Financial Statements in previous periods have been reclassified to conform to the current presentation, primarily related to the presentation of intercompany receivables and payables.

        GenConn has evaluated subsequent events through the date its financial statements were available to be issued, April 26, 2013.

Consolidation

        The consolidated financial statements of GCE include the results of operations and financial position of its wholly-owned subsidiaries GenConn Devon and GenConn Middletown. Intercompany accounts and transactions have been eliminated in consolidation.

New Accounting Standards

        In May 2011, the Financial Accounting Standards Board issued amendments to authoritative guidance on fair value measurements and disclosures which did not have an impact on GenConn's consolidating financial statements.

Regulatory Accounting

        GenConn bid its full capacity of the GenConn Devon and GenConn Middletown facilities into the ISO-New England, Inc. (ISO-NE) locational forward reserve market (LFRM) for the winter 2011/2012 period (October 1, 2011–May 31, 2012), for the summer 2012 period (June 1, 2012–September 30, 2012) and for the winter 2012/2013 period (October 1, 2012–May 31, 2013). GenConn bids the full

GCE Holding LLC

Notes to the Consolidated Financial Statements (Continued)

capacity of the facilities into the ISO-NE forward capacity market (FCM), once per year, three years in advance and currently has capacity supply obligations through May 31, 2016.

        GenConn filed a revenue requirements application with PURA on July 27, 2012, seeking approval of its 2013 revenue requirements for both the GenConn Devon and GenConn Middletown facilities. A final decision (2013 Decision) was issued by PURA on January 9, 2013, approving revenue requirements of $73.3 million for GenConn ($33.1 million for the Devon facility and $40.2 million for the Middletown facility, respectively). Additionally, GenConn was granted a 9.75% Return on Equity (ROE) for 2013 in the 2013 Decision. PURA also ruled in the 2013 Decision that the GenConn project costs that were in excess of the costs originally submitted in 2008, were prudently incurred and are recoverable. Recovery of these costs is included in the determination of the 2013 approved revenue requirements. The increase in project costs was driven in large part by increased financing costs and the cost to build interconnection facilities at GenConn Middletown.

        Certain ISO-NE revenues and charges that were not included in the Contract for Differences (CfD) calculation were recorded and collected or paid through the ISO-NE settlement process from June 2010 through September 2011. In GenConn's 2011 revenue requirements proceeding, parties in that proceeding questioned the treatment of the revenues and charges with respect to the CfD calculation. The parties reached a settlement, which was approved by PURA, wherein GenConn reimbursed Connecticut Light & Power (CL&P) $3.0 million during the first quarter of 2012. This amount was fully accrued as of December 31, 2011.

        Management has determined that GenConn meets the criteria for an entity with regulated operations as defined by the authoritative guidance on accounting for the effects of certain types of regulation. As such, GenConn has established regulatory assets for certain costs deferred if it is probable that it will be able to recover such costs in future revenues, and has established regulatory liabilities for certain obligations recognized if it is probable that it will be relieved of such liabilities in future revenues based on the criteria outlined in the PURA decisions related to the types of costs that are recoverable. Furthermore, GenConn has received approval from PURA in its final revenue requirements decisions allowing for the recovery and/or return of property taxes, transmission related operating costs and interest expense. GenConn's regulatory assets and liabilities as of December 31, 2012 included the following (in 000's):

	Remaining Period	As of December 31, 2012
Regulatory Assets:
Mark-to-market adjustments related to interest rate swaps	(a) 4 years	$6,539
Property taxes	1 year	665
Deferred project costs	(b)	5,769
Financing costs	27 years	1,229
Operating costs	(c)	41
Interest expense	(d)	121
Bonus depreciation	(e)	—

Total Regulatory Assets		14,364
Less current portion of Regulatory Assets		6,699

Regulatory Assets, long-term		$7,665

GCE Holding LLC

Notes to the Consolidated Financial Statements (Continued)

	Remaining Period	As of December 31, 2012
Regulatory Liabilities:
Interest expense	(d)	43
Property tax expense	(f)	—
Operating costs	(c)	2,215
Maintenance costs	(g)	624
Bonus depreciation	(e)	—

Total Regulatory Liabilities		2,882
Less current portion of Regulatory Liabilities		1,242

Regulatory Liabilities, long-term		$1,640

(a)
Related to debt agreement which expires in April 2016. Balance classified as current as it adjusts with the market.

(b)
Represents project repair costs. Recovery to be determined in future revenue requirements.

(c)
Represents a true-up of actual transmission related operating costs to amounts allowed in revenue requirements. The current portion will be recovered or returned in 2013 as allowed in PURA final decisions. The recovery or return of the long-term portion will be determined in future revenue requirements proceedings.

(d)
Represents a true-up of actual interest costs to amounts allowed in revenue requirements. The current portion will be recovered or returned in 2013 as allowed in PURA final decisions. The recovery or return of the long-term portion will be determined in future revenue requirements proceedings.

(e)
True-up of the actual partners' deferred tax effects related to bonus depreciation to amounts allowed in revenue requirements were fully amortized as of December 31, 2012.

(f)
True-up of property taxes to amounts allowed in revenue requirements were fully amortized as of December 31, 2012.

(g)
Represents current collections for future anticipated large equipment maintenance costs.

Cash and Temporary Cash Investments

        GenConn considers all of its highly liquid debt instruments with an original maturity of three months or less at the date of purchase to be cash and temporary cash investments.

Restricted Cash

        The use of all cash, including amounts derived from borrowings of notes payable and long-term debt as well as from the collection of accounts receivable, is restricted per the project financing agreements as certain payments, such as scheduled payments of long-term debt, are required to be made prior to dividend payments. Payments made outside the provisions of the project financing require prior approval from the bank.

GCE Holding LLC

Notes to the Consolidated Financial Statements (Continued)

Inventory

        Inventory primarily consists of fuel oil and materials and supplies. Fuel oil is stated primarily at the lower of cost or market value under the weighted average cost method. Materials and supplies inventory is valued at weighted average cost and is expensed to operating expense or capitalized to property, plant and equipment as the parts are utilized and consumed.

Accrued Liabilities

        Accrued liabilities primarily consist of accrued property tax expense relating to GenConn Devon and GenConn Middletown which have entered into 30 year tax stabilization agreements with the City of Milford and the City of Middletown, respectively.

Asset Retirement Obligation

        The fair value of the liability for an asset retirement obligation is recorded in the period in which it is incurred and the cost is capitalized by increasing the carrying amount of the related long-lived asset. The liability is adjusted to its present value periodically over time, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement, the obligation is settled either at its recorded amount or a gain or a loss is incurred.

Revenue Recognition

        Operating revenues are recognized when contractually earned in the period provided and consist of revenues received from power and capacity sales into the ISO-NE markets and from CL&P under the CfD based on authorized rates approved by regulatory bodies and can be changed only through formal proceedings

Property, Plant and Equipment (PP&E)

        PP&E is reflected in the accompanying Balance Sheet at cost. Provisions for depreciation on in-service PP&E are computed on a straight-line basis over a 30 year life which was determined by the term of the CfD (see below) and is representative of the economic life of the plant. The costs of current repairs, major maintenance projects and minor replacements are charged to appropriate operating expense accounts as incurred. Other plant includes other project costs primarily related to civil, mechanical, and electrical site work.

        GCE's in-service property, plant and equipment were comprised as follows (in 000's):

2012
Gas Turbines	$139,027
Other Plant	304,310
Capitalized Interest (AFUDC)	35,261

Gross PP&E In-service	$478,598

Impairment of Long-Lived Assets and Investments

        The authoritative guidance on property, plant, and equipment requires the recognition of impairment losses on long-lived assets when the book value of an asset exceeds the sum of the expected future undiscounted cash flows that result from the use of the asset and its eventual

GCE Holding LLC

Notes to the Consolidated Financial Statements (Continued)

disposition. If impairment arises, then the amount of any impairment is measured based on estimated fair value.

        The authoritative guidance on property, plant, and equipment also requires that rate-regulated companies recognize an impairment loss when a regulator excludes all or part of a cost from rates, even if the regulator allows the company to earn a return on the remaining costs allowed. The probability of recovery and the recognition of regulatory assets under the criteria of the authoritative guidance on accounting for the effects of certain types of regulation must be assessed on an ongoing basis. At December 31, 2012, GenConn (as a rate regulated entity) did not have any assets that were impaired under this standard.

Allowance for Funds Used During Construction (AFUDC)

        In accordance with the uniform system of accounts prescribed by the FERC and PURA, GenConn capitalizes AFUDC, which represents the approximate cost of debt and equity devoted to plant under construction and is included in Interest Expense for the portion related to debt and Other Income and Deductions for the portion related to equity in the accompanying Consolidated Statements of Operations.

Contract for Differences

        GenConn recovers its costs under two PURA-approved CfD agreements which are cost of service based and settle on a monthly basis. GenConn has signed CfDs for both facilities with CL&P both with terms of 30 years beginning upon the operations of each plant. Under the terms of the CfD, CL&P will either pay GenConn Devon and GenConn Middletown for the under-recovery or will be reimbursed by those entities for the over-recovery of revenues based on their participation in the ISO-NE markets.

        These contracts are accounted for on an accrual basis. Under the CfDs, GenConn agrees that the PURA will determine its cost-of service rate in accordance with the related decisions. Also under the CfD, GenConn agrees to have the units participate and to bid all of the units in ISO-NE Markets as directed by the PURA.

Long-Term Debt

        GenConn obtained project financing from a consortium of banks on April 24, 2009 that made $243 million available for construction and related activities, and $48 million for a working capital facility (collectively, the "Project Financing"). The working capital facility also permits the issuance of letters of credit. The interest rate on the Project Financing is equal to either the Base Rate or Eurodollar Rate plus the Applicable Margin, as each is defined in the related agreements. The effective interest rate as of December 31, 2012 was 4.03%.

        The availability under the working capital facility was reduced to $30 million on December 29, 2011 (90 days after the GenConn Middletown completion date). On March 22, 2012, the working capital facility was increased to $35 million. As of December 31, 2012, there were no borrowings under the working capital facility and there were letters of credit outstanding totaling $11.1 million and $22.0 million related to GenConn Devon and GenConn Middletown, respectively.

        The maturity date of the Project Financing is April 24, 2016, provided that the working capital facility is paid in full on its maturity date of April 24, 2014. Principal payments are required to be made quarterly on the original $243 million borrowed. Borrowings on the Project Financing are reflected as Long-Term Debt in the accompanying Consolidated Balance Sheet.

GCE Holding LLC

Notes to the Consolidated Financial Statements (Continued)

        Substantially all of the assets of GenConn serve as collateral for the Project Financing. As of December 31, 2012, the carrying value of the Long-Term Debt approximated fair value. Under the Project Financing, GenConn is required to comply with certain covenants including the requirement to maintain a historical debt service coverage ratio (as defined) of at least 1.1 to 1.0. As of December 31, 2012, GenConn's historical debt service coverage ratio was 2.59. In addition, GenConn is subject to a dividend payment test whereby quarterly dividends are permitted if the debt service coverage ratio for the last twelve months and the next twelve months are at least 1.3 to 1.0. As of December 31, 2012, GenConn had met all of its debt service coverage ratios to date. Information regarding repayments is set forth below (in 000's):

During the twelve months ended December 31st:	Total
2013	$8,100
2014	8,100
2015	8,100
2016	204,095

$228,395

        GenConn filed an application with PURA on June 28, 2012, seeking approval to refinance its long-term debt. In the application, GenConn requested the flexibility to execute a refinancing in order to access credit and/or bank markets when market conditions are deemed favorable by issuing notes in the private placement market or executing a bank loan in the bank market or a combination of notes and bank debt during the financing period, which would end on April 24, 2016, the maturity of the existing project financing. The working capital facility matures on April 24, 2014. PURA issued a final decision on August 13, 2012 granting approval of GenConn's application.

Unamortized Debt Expense

        GCE and GenConn deferred debt issuance costs incurred on the bank and project financings, which are being amortized over the term of the related debt and allocated evenly to both GenConn Devon and GenConn Middletown. The amortization and associated unamortized debt issuance cost balances are accounted for at GenConn Devon and GenConn Middletown as such amounts are recovered in rates. The unamortized debt issuance costs are included in Unamortized Debt Expense in the accompanying Consolidated Balance Sheet as of December 31, 2012.

Related Party Transactions

        There are no employees of GCE or any of its subsidiaries. UI and NRG (the Partners) are paid, through GCE, for services to GenConn which include administration, plant operations, construction and energy management pursuant to contractual arrangements. As of December 31, 2012, amounts owed to the Partners for services of $0.8 million are included in Accounts Payable in the accompanying Consolidated Balance Sheet. For the year ended December 31, 2012, amounts paid to the Partners for services was $9.3 million.

        For the year ended December 31, 2012, amounts paid to the Partners, through GCE, for interest was zero.

        For the year ended December 31, 2012, interest expense on the related party notes from the Partners was zero and is included in the accompanying Consolidated Statements of Operations.

GCE Holding LLC

Notes to the Consolidated Financial Statements (Continued)

        GenConn made distributions, through GCE, to the Partners of $39.3 million for the year ended December 31, 2012.

        GenConn returned a portion of the Partner's investment, through GCE, of $3.7 million for the year ended December 31, 2012.

        GenConn Devon and GenConn Middletown lease both facilities and land from Devon Power LLC (Devon Power) and Middletown Power LLC (Middletown Power), respectively, both of which are subsidiaries of NRG. See the Lease Obligations section for additional details.

Income Taxes

        GCE is not subject to federal or state income taxes. UI and NRG are required to report on their federal and, as required, state income tax return its share of GCE's income, gains, losses, deductions and credits. Accordingly, there is no provision for income taxes in the accompanying consolidated financial statements.

Derivatives

        In connection with the Project Financing, in April 2009, GenConn entered into an interest rate swap agreement with each of the five of the banks participating in the syndication to reduce the risk of unfavorable changes in variable interest rates related to a portion of the Project Financing. The swaps have the effect of converting variable rate payments to fixed rate payments on approximately $42 million to $121 million principal amount outstanding of Project Financing debt through December 31, 2014 with quarterly settlements that began on March 31, 2010. Any income generated from the agreement is expected to be credited to customers and any expense generated is expected to be recovered from customers through PURA-approved revenue requirements. GenConn is accounting for the interest rate swap agreement as an economic hedge. As such, GenConn established a regulatory liability or asset for the mark-to-market adjustments related to the interest rate swaps. As of December 31, 2012, $6.5 million was recorded as a Derivative Liability offset by a Regulatory Asset in the accompanying Consolidated Balance Sheet. The fair value hierarchy levels are Level 1 (quoted prices in active markets for identical assets and liabilities), Level 2 (significant other observable inputs), and Level 3 (significant unobservable inputs).

        GenConn utilizes an income approach valuation technique to value the interest rate swap derivatives measured and reported at fair value. As required by the authoritative guidance on fair value measurements, financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The interest rate swaps are valued based on the annual London Interbank Offering Rate (LIBOR) index. GenConn's assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels. GenConn has determined that the fair value of its interest rate swap derivatives is measured using Level 2 inputs.

Contingencies

        In the ordinary course of business, GCE and its subsidiaries are involved in various proceedings, including legal, tax, regulatory and environmental matters, which require management's assessment to determine the probability of whether a loss will occur and, if probable, an estimate of probable loss. When assessments indicate that it is probable that a liability has been incurred and an amount can be reasonably estimated, GCE accrues a reserve and discloses the reserve and related matter. GCE discloses matters when losses are probable for which an estimate is reasonably possible. Subsequent

GCE Holding LLC

Notes to the Consolidated Financial Statements (Continued)

analysis is performed on a periodic basis to assess the impact of any changes in events or circumstances and any resulting need to adjust existing reserves or record additional reserves.

        In April 2011, a circuit interconnecting two of the four units at the GenConn Middletown facility to the gas insulated substation failed. The circuit was replaced; however, it continued to exhibit persistent partial discharge and was monitored via periodic testing. In March 2012, GenConn filed a lawsuit seeking damages against the electrical contractor responsible for the design and installation of the defective circuit. Please refer to Deferred Project Costs included in the Regulatory Accounting table for further information for costs incurred as of December 31, 2012 regarding the defective equipment.

        On July 13, 2012, two of the four units at the GenConn Middletown facility were taken out of service due to further partial discharge testing results on the related cable and terminal interconnection equipment within the circuit to address operational and safety concerns. On August 8, 2012, the remaining two units at the GenConn Middletown facility were taken out of service due to similar partial discharge test results. GenConn hired another electrical contractor to undertake the replacement of the defective equipment. The defective equipment was replaced during the second half of 2012 and all four units were returned to service on January 19, 2013. As a result of the outage, GenConn incurred penalties for not achieving availability in the LFRM in the amount of $0.1 million during the twelve months ended December 31, 2012. Penalties incurred from January 1 through January 19, 2013 were minor. The penalties incurred are included in the Operating Expenses in the accompanying Consolidated Statements of Operations. The amount is net of the amount of coverage GenConn obtained for the unavailable capacity.

        In March 2012, the former electrical contractor responsible for the failed installation filed a mechanic's lien on the GenConn Middletown project in the amount of $1.8 million. In order to comply with certain covenants under the project financing, GenConn Middletown was required to post a surety bond for the total amount which discharged the lien. As of December 31, 2012, GenConn Middletown recorded $0.4 million as a regulatory asset and accrued $0.7 million, which was included in Property, Plant and Equipment, related to the $1.8 million claim. GenConn Middletown is currently awaiting a response from the former electrical contractor for detailed support for the remaining $0.7 million claim. Until a response is received, GenConn Middletown cannot presently assess the merit of this claim. To the extent that GenConn is required to satisfy any of the claims, recovery of such costs would be expected through future rates.

        In July 2011, GenConn Devon and the former general contractor responsible for the construction of the GenConn Devon facility entered into a settlement agreement with respect to change order requests and delay and impact claims and pursuant to which GenConn Devon paid a settlement amount of $10.5 million upon satisfaction of certain conditions performed by the former general contractor. In April 2011, GenConn Middletown settled a claim by the former general contractor for work at the GenConn Middletown facility and entered into a settlement agreement pursuant to which GenConn Middletown paid a settlement amount of $3.0 million which is included in Property, Plant and Equipment in the accompanying Consolidated Balance Sheet. PURA has approved GenConn's recovery of the associated costs.

        In December 2010, GenConn Middletown was required to provide a $1.4 million Letter of Credit (LC) to the owner of the transmission facilities to which GenConn Middletown connects. The LC is related to remaining work on the transmission facilities. Correspondingly, GenConn Middletown has a $3.5 million performance bond from the contractor required to complete the remaining work. In April 2011, GenConn Middletown was required to provide an additional $0.9 million LC for additional work

GCE Holding LLC

Notes to the Consolidated Financial Statements (Continued)

on the same transmission facilities. In February 2013, the $0.9 million LC was reduced to $0.05 million and the $3.5 million performance bond from the contractor was reduced to $0.1 million as a significant portion of the work on the transmission facilities has been completed. The $1.4 million LC was released by the owner of the transmission facilities during the first quarter of 2013.

Lease Obligations

        Operating leases with Devon Power and Middletown Power consist primarily of leases of facilities and land for both GenConn Devon and GenConn Middletown. For the year ended December 31, 2012, operating lease expense for GenConn Devon and GenConn Middletown was $0.6 million. The future minimum lease payments under these operating leases are estimated to be as follows (in 000's):

Twelve months ended December 31st:	GenConn Devon	GenConn Middletown
2013	$579	$668
2014	579	668
2015	579	668
2016	579	668
2017	579	668
2018 and thereafter	12,980	15,643

	$15,875	$18,983

GCE Holding LLC

Unaudited Consolidated Statement of Operations

For the Years Ended December 31, 2014 and 2013

(in thousands)

	2014	2013
Operating revenues	$82,010	$79,775
Operating expense	20,924	15,055
Depreciation and amortization expense	16,259	16,046
Taxes other than income	4,644	4,557

Income from operations	40,183	44,117
Other income and (deductions)	(53)	(23)
Interest expense	12,259	13,376

Income	$27,871	$30,718

The accompanying Notes to the Consolidated Financial Statements are an integral part of the financial statements.

GCE Holding LLC

Unaudited Consolidated Balance Sheet

As of December 31, 2014 and December 31, 2013

(in thousands)

	2014	2013
Assets
Current assets:
Cash	$14,659	$16,367
Restricted cash	660	—
Regulatory assets	519	364
Accounts receivable	6,989	9,065
Other current assets	884	350
Fuel oil inventory	6,966	3,642
Materials & supplies inventory	2,141	2,077
Unamortized debt expense	613	484

	33,431	32,349
Property, plant and equipment:
In-service	477,816	477,813
Accumulated depreciation and amortization	(62,530)	(46,592)

Net property, plant & equipment	415,286	431,221
Long term assets:
Unamortized debt expense	11,897	12,678
Regulatory assets	10,671	10,057

	22,568	22,735

Total assets	471,285	486,305

Liabilities and Equity
Current liabilities:
Accounts payable	2,704	3,108
Accrued liabilities	1,962	2,074
Regulatory liabilities	1,772	1,016
Other current liabilities	464	507
Current portion of long term debt	8,002	8,002
Interest payable on long term debt	4,984	3,232

	19,888	17,939
Long term liabilities:
Long term debt	220,496	228,498
Regulatory liability	1,566	2,652
Asset retirement obligation	664	612
Other long-term liabilities	110	49

	222,836	231,811
Equity:
Paid-in capital	228,561	236,555
Retained earnings	—	—

	228,561	236,555

Total liabilities and equity	$471,285	$486,305

The accompanying Notes to the Consolidated Financial Statements are an integral part of the financial statements.

GCE Holding LLC

Unaudited Consolidated Statement of Cash Flows

For the Years Ended December 31, 2014 and 2013

(in thousands)

	2014	2013
Income	$27,871	$30,718
Adjustments to reconcile income to net cash provided by operating activities:
Depreciation & Amortization expense	15,989	15,976
Amortization of Debt Issuance Costs	651	1,208
Amortization of regulatory assets	364	160
Net regulatory asset/liability	—	6,538
Net derivative asset/liability	—	(6,538)
Changes in:
Accounts receivable	2,076	2,285
Other current assets	(531)	278
Fuel oil inventory	(3,324)	(22)
Materials & supplies inventory	(65)	(38)
Accounts payable	(405)	(1,631)
Accrued liabilities	(51)	142
Other current liabilities	(41)	415
Interest payable on long term debt	1,752	3,208
Regulatory asset/liability	(1,463)	(2,100)

Total cash provided by (used in) operating activities	42,823	50,599

Plant expenditures including AFUDC debt	(4)	(782)
Changes in restricted cash	(660)	11,351

Total cash provided by (used in) investing activities	(664)	10,569

Borrowings of long term debt	—	236,500
Repayments of long term debt	(8,002)	(228,395)
Debt issuance costs	—	(9,275)
Distribution of capital	(35,865)	(43,631)

Total cash provided by (used in) financing activities	(43,867)	(44,801)

Net change for the period	(1,708)	16,367
Balance at beginning of period	16,367	—

Balance at end of period	14,659	16,367

Cash paid during the period for:
Interest	9,202	7,816

The accompanying Notes to the Consolidated Financial Statements are an integral part of the financial statements.

GCE Holding LLC

Unaudited Consolidated Statement of Changes in Partnership Equity

For the Years Ended December 31, 2014 and 2013

(in thousands)

Paid-in Capital	Consolidated
Balance as of December 31, 2012	$249,323

Contribution of capital	—
Distribution of capital	(12,768)

Balance as of December 31, 2013	236,555

Contribution of capital	2
Distribution of capital	(7,996)

Balance as of December 31, 2014	$228,561

Retained Earnings	Consolidated
Balance as of December 31, 2012	$145

Income for 2013	30,718
Distribution to partners	(30,863)

Balance as of December 31, 2013	—

Income for 2014	27,871
Distribution to partners	(27,871)

Balance as of December 31, 2014	$—

The accompanying Notes to the Consolidated Financial Statements are an integral part of the financial statements.

GCE Holding LLC

Notes to the Unaudited Consolidated Financial Statements

Organization

        GCE Holding LLC (GCE) is a 50-50 joint venture between The United Illuminating Company (UI) and certain affiliates of NRG Energy, Inc. (NRG). GenConn Energy LLC (GenConn) is a wholly-owned subsidiary of GCE. GenConn consists of two peaking generation plants, GenConn Devon LLC (GenConn Devon) and GenConn Middletown LLC (GenConn Middletown), which were chosen by the Connecticut Public Utilities Regulatory Authority (PURA) to help address the state's growing need for more power generation during the heaviest load periods. The two peaking generation plants, each with a nominal capacity of 200 megawatts (MW), are located at NRG's existing Connecticut plant locations in Devon and Middletown. GenConn Devon became operational in June 2010 and GenConn Middletown became operational in June 2011.

Basis of Presentation

        The accounting records of GenConn are maintained in conformity with accounting principles generally accepted in the United States of America (GAAP).

        The accounting records for GenConn are also maintained in accordance with the uniform systems of accounts prescribed by the Federal Energy Regulatory Commission (FERC) and PURA.

        The preparation of financial statements in conformity with GAAP requires management to use estimates and assumptions that affect (1) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and (2) the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Standards

        Authoritative guidance requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. This guidance is effective for interim and annual reporting periods beginning after December 15, 2016 and is to be applied retrospectively. GenConn is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated financial statements.

        GenConn has evaluated subsequent events through the date its financial statements were available to be issued, March 23, 2015.

Consolidation

        The consolidated financial statements of GCE include the results of operations and financial position of its wholly-owned subsidiaries GenConn Devon and GenConn Middletown. Intercompany accounts and transactions have been eliminated in consolidation.

Regulatory Accounting

        GenConn has Locational Forward Reserve Market (LFRM) obligations through May 31, 2015 as a result of its seasonal bids (twice yearly) into the ISO-New England, Inc. (ISO-NE) markets. GenConn also has Forward Capacity Market (FCM) obligations as a result of its annual bids into ISO-NE markets. FCM auctions are conducted annually, awarded and represent obligations three-years into the future. GenConn's current FCM obligation is through May 31, 2019. All bids into the LFRM and FCM markets are based on directives from PURA.

GCE Holding LLC

Notes to the Unaudited Consolidated Financial Statements (Continued)

        GenConn received a final decision from PURA on December 17, 2014, approving its 2015 revenue requirements of $66.0 million for GenConn ($29.5 million for the GenConn Devon facility and $36.5 million for the GenConn Middletown facility). Additionally, GenConn was granted a 9.95% Return on Equity (ROE) for 2015.

        GenConn received an interim, final decision from PURA in Docket No. 13-06-38 on September 25, 2013, approving requested changes to the Contract for Difference (CfD) to reflect ISO-NE market rule changes. GenConn requested revisions to the CfD so that the Contract Monthly LFRM Revenue term, that calculates the credit to the Buyer associated with LFRM revenues, includes an adjustment that would reduce the credit to the Buyer associated with the Failure-to-Activate penalty and the Failure-to-Reserve penalty by the amount resulting solely from the market rule change related to LFRM penalties. This change appropriately accounts for and passes charges for recovery through the CfD invoices.

        A final decision was issued by PURA in Docket No. 13-06-38 on December 11, 2013 approving 2014 revenue requirements of $68.3 million for GenConn ($30.8 million for the GenConn Devon facility and $37.5 million for the GenConn Middletown facility). Additionally, GenConn was granted a 9.95% Return on Equity (ROE) for 2014.

        GenConn received a final decision (2013 Decision) from PURA on January 9, 2013, approving its 2013 revenue requirements of $73.3 million for GenConn ($33.1 million for the GenConn Devon facility and $40.2 million for the GenConn Middletown facility). Additionally, GenConn was granted a 9.75% Return on Equity (ROE) for 2013. PURA also ruled in the 2013 Decision that GenConn project costs that were in excess of the proposed costs originally submitted in 2008, were prudently incurred and are recoverable. Recovery of these costs was included in the 2013 Decision. The increase in project costs was driven in large part by increased financing costs and the cost to build interconnection facilities at GenConn Middletown.

        Management has determined that GenConn meets the criteria for an entity with regulated operations as defined by the authoritative guidance on accounting for the effects of certain types of regulation. As such, GenConn has established regulatory assets for certain costs deferred if it is probable that it will be able to recover such costs in future revenues, and has established regulatory liabilities for certain obligations recognized if it is probable that it will be relieved of such liabilities in future revenues based on the criteria outlined in the PURA Decisions related to the types of costs that are recoverable. Furthermore, GenConn has received approval from PURA in its final revenue requirements decisions allowing for the recovery and/or return of property taxes, financing costs, transmission related operating costs and interest expense.

GCE Holding LLC

Notes to the Unaudited Consolidated Financial Statements (Continued)

        GenConn's regulatory assets and liabilities as of December 31, 2014 and 2013 are set forth below (in thousands):

	Remaining Period	As of December 31, 2014	As of December 31, 2013
Regulatory Assets:
Property taxes	1 year	$591	$669
Deferred project costs	(a)	9,262	8,439
Financing costs	25 years	1,142	1,186
Operating costs	(b)	3	8
Sales & Use taxes	(c)	142	80
Interest expense	(d)	—	39
Debt Amortization	(f)	50	—

Total Regulatory Assets		11,190	10,421
Less current portion of Regulatory Assets		519	364

Regulatory Assets, long-term		$10,671	$10,057

Regulatory Liabilities:
Operating costs	(b)	$463	$1,263
Interest expense	(d)	1,305	1,231
Maintenance costs	(e)	1,276	880
Debt amortization	(f)	294	294

Total Regulatory Liabilities		3,338	3,668
Less current portion of Regulatory Liabilities		1,772	1,016

Regulatory Liabilities, long-term		$1,566	$2,652

(a)
Represents project repair costs. Recovery to be determined in future revenue requirements proceedings.

(b)
Represents a true-up of actual transmission related operating costs to amounts allowed in revenue requirements. The current portion will be recovered or returned in 2015 as allowed in PURA final decisions. The recovery or return of the long-term portion will be determined in future revenue requirement proceedings.

(c)
Represents a true-up of actual Sales & Use taxes to amounts allowed in revenue requirements. Recovery will be determined in future revenue requirement proceedings.

(d)
Represents a true-up of actual interest costs to amounts allowed in revenue requirements. The current portion will be recovered or returned in 2015 as allowed in PURA final decisions. The recovery or return of the long-term portion will be determined in future revenue requirement proceedings.

(e)
Represents current collections for future anticipated large equipment maintenance costs.

(f)
Represents a true-up of debt amortization expense to amounts allowed in revenue requirements which will be returned in 2015 as allowed in PURA final decisions.

GCE Holding LLC

Notes to the Unaudited Consolidated Financial Statements (Continued)

Cash and Temporary Cash Investments

        GenConn considers all of its highly liquid debt instruments with an original maturity of three months or less at the date of purchase to be cash and temporary cash investments.

Restricted Cash

        GenConn's restricted cash balance is comprised of two separate items: 1) an investment in a sinking fund which was required as part of its September 17, 2013 long term debt refinancing and 2) a financial assurance compliance requirement pursuant to security and control agreements entered into with ISO-NE. The sinking fund restricted cash is scheduled to pay the outstanding balance of the long term debt in full at its maturity date. The restricted cash associated with the ISO-NE financial assurance compliance requirement replaced a Letter of Credit GenConn obtained to meet this requirement historically. The security and control agreement with ISO-NE serves as a form of collateral securing the payment of all of GenConn's potential obligations associated with market participation thereby satisfying financial assurance compliance requirements and minimizing GenConn's compliance risks associated with participation in the ISO-NE markets.

Inventory

        Inventory primarily consists of fuel oil and materials and supplies. Fuel oil is valued under the weighted average cost method and is expensed as consumed through plant operations. Materials and supplies inventory is valued at weighted average cost and is expensed to operating expense or capitalized to property, plant and equipment as the parts are utilized and consumed.

Accrued Liabilities

        Accrued liabilities primarily consist of accrued property tax expense relating to GenConn Devon and GenConn Middletown which have entered into 30 year tax stabilization agreements with the City of Milford and the City of Middletown, respectively. The tax stabilization agreements terminate on May 1, 2040 for GenConn Devon, and on January 1, 2040 for GenConn Middletown.

Asset Retirement Obligation

        The fair value of the liability for an asset retirement obligation is recorded in the period in which it is incurred and the cost is capitalized by increasing the carrying amount of the related long-lived asset. The liability is adjusted to its present value periodically over time, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement, the obligation is settled either at its recorded amount or a gain or a loss is incurred.

Revenue Recognition

        Operating revenues are recognized when contractually earned in the period provided and consist of revenues received from power and capacity sales into the ISO-NE markets and from Connecticut Light & Power (CL&P) under the CfDs (as discussed under "Contract for Differences"), based on authorized rates approved by regulatory bodies and can be changed only through formal proceedings with PURA.

GCE Holding LLC

Notes to the Unaudited Consolidated Financial Statements (Continued)

Property, Plant and Equipment (PP&E)

        PP&E is reflected in the accompanying Consolidated Balance Sheet at cost. Provisions for depreciation on in-service PP&E are computed on a straight-line basis over a 30 year life which was determined by the term of the CfD (discussed later in the notes) and is representative of the economic life of the plant. The costs of current repairs, major maintenance projects and minor replacements are charged to appropriate operating expense accounts as incurred. Other plant includes other project costs primarily related to civil, mechanical, and electrical site work. GCE's in-service property, plant and equipment were comprised as follows (in thousands):

	2014	2013
Gas Turbines	$139,027	$139,027
Other Plant	303,529	303,525
Capitalized Interest (AFUDC)	35,261	35,261

Gross PP&E In-service	$477,817	$477,813

Impairment of Long-Lived Assets

        The authoritative guidance on property, plant, and equipment requires the recognition of impairment losses on long-lived assets when the book value of an asset exceeds the sum of the expected future undiscounted cash flows that result from the use of the asset and its eventual disposition. If impairment arises, then the amount of any impairment is measured based on discounted cash flows or estimated fair value.

        The authoritative guidance on property, plant, and equipment also requires that rate-regulated companies recognize an impairment loss when a regulator excludes all or part of a cost from rates, even if the regulator allows the company to earn a return on the remaining costs allowed. As discussed under "Regulatory Accounting," determination that certain regulatory assets no longer qualify for accounting as such could have a material impact on the financial condition of GenConn. The probability of recovery and the recognition of regulatory assets under the criteria of the authoritative guidance on accounting for the effects of certain types of regulation must be assessed on an ongoing basis. At December 31, 2014, GenConn (as a rate regulated entity) did not have any assets that were impaired under this standard.

Allowance for Funds Used During Construction (AFUDC)

        In accordance with the uniform system of accounts prescribed by the FERC and PURA, GenConn capitalizes AFUDC, which represents the approximate cost of debt and equity devoted to plant under construction which ended upon each of GenConn Devon and GenConn Middletown obtaining commercial operation which occurred during June, 2010 and June, 2011, respectively.

Contract for Differences

        GenConn recovers its costs under two PURA-approved CfD agreements which are cost of service based and settle on a monthly basis. GenConn has signed CfDs for both facilities with CL&P both with terms of 30 years beginning upon the operations of each plant. Under the terms of the CfD, CL&P will either pay GenConn Devon and GenConn Middletown for the under-recovery or will be reimbursed by those entities for the over-recovery of revenues based on their participation in the ISO-NE markets.

GCE Holding LLC

Notes to the Unaudited Consolidated Financial Statements (Continued)

        These contracts are accounted for on an accrual basis. Under the CfDs, GenConn agrees that the PURA will determine its cost-of service rate in accordance with the related decisions. Also under the CfD, GenConn agrees to have the units participate and to bid all of the units in ISO-NE Markets as directed by the PURA.

Long-Term Debt

        GenConn issued $236.5 million of senior secured notes in the private placement market on September 17, 2013. GenConn used the proceeds to (1) repay $225 million outstanding under a credit agreement that had been obtained from a consortium of banks on April 24, 2009 for construction and related activities; (2) terminate the interest rate swap that had been required under the credit agreement; (3) rebalance its capital structure to the regulated capital structure of 50% debt and 50% equity; and (4) pay issuance costs. Required principal payments and payments from the restricted cash sinking fund investment are scheduled so that on the maturity date of July 25, 2041 the senior secured notes will be paid in full. Information regarding principal and sinking fund payments is set forth below (in thousands):

Principal Payments During the twelve months ended December 31st	Total
2015	$8,002
2016	8,002
2017	8,002
2018	8,002
2019	8,002
2020 and thereafter	188,488

$228,498

Sinking Fund During the twelve months ended December 31st	Total
2015	$585
2016	585
2017	585
2018	585
2019	585
2020 and thereafter	12,320

$15,245

        Also on September 17, 2013, GenConn closed on a new secured working capital facility with commitments totaling $35 million from two banks. The working capital facility also permits the issuance of letters of credit. GenConn may borrow under the working capital facility at interest rates equal to either the Base Rate or Eurodollar Rate plus the Applicable Margin, as each is defined in the related agreement. The maturity date of the working capital facility is September 17, 2018. As of December 31, 2014, there were no borrowings under the working capital facility, and there were letters of credit outstanding totaling approximately $19.3 million.

        Substantially all of the assets of GenConn serve as collateral for the private placement debt and working capital facility. As of December 31, 2014, the fair value of GenConn's Long-Term Debt was $251 million based on market conditions. As of December 31, 2013, the carrying value of the

GCE Holding LLC

Notes to the Unaudited Consolidated Financial Statements (Continued)

Long-Term Debt approximated fair value. Under each of the private placement debt and working capital facility agreements, GenConn is required to comply with certain covenants including the requirement to maintain a Consolidated Indebtedness to Total Capitalization ratio (as defined in the agreements) not to exceed 60%. As of December 31, 2014, GenConn's Total Indebtedness to Total Capitalization ratio was 50%. In addition, GenConn is subject to a dividend payment test whereby dividends are permitted if the debt service coverage ratio (as defined in the agreements) for the last twelve months is at least 1.2 to 1.0. As of December 31, 2014, GenConn's debt service coverage ratio was 2.86.

Unamortized Debt Expense

        GCE and GenConn deferred debt issuance costs incurred on the bank and project financings are being amortized over the term of the related debt and have been allocated proportionately to both GenConn Devon and GenConn Middletown. The amortization and associated unamortized debt issuance cost balances are accounted for at GenConn Devon and GenConn Middletown as such amounts are recovered in rates. The unamortized debt issuance costs are included in Unamortized Debt Expense in the accompanying Consolidated Balance Sheet as of December 31, 2014 and 2013.

Related Party Transactions

        There are no employees of GCE or any of its subsidiaries. UI and NRG (the Partners) are paid, through GCE, for services to GenConn which include administration, plant operations, construction and energy management pursuant to contractual arrangements. As of December 31, 2014 and 2013, amounts owed to the Partners for services were $1.1 million and $1.6 million, respectively, and are included in Accounts Payable in the accompanying Consolidated Balance Sheet. For the years ended December 31, 2014 and 2013, amounts paid to the Partners for services were $22.5 million and$12.4 million, respectively. For the years ended December 31, 2014 and 2013, amounts expensed for services were $8.0 million and $7.2 million, respectively.

        GenConn made earnings distributions, through GCE, to the Partners of $27.9 million and $30.8 million for the years ended December 31, 2014 and 2013, respectively.

        GenConn returned a portion of the Partner's investment, through GCE, of $8.0 million and $12.8 million for the years ended December 31, 2014 and 2013, respectively.

        GenConn Devon and GenConn Middletown lease both facilities and land from Devon Power LLC (Devon Power) and Middletown Power LLC (Middletown Power), respectively, both of which are subsidiaries of NRG. See the Lease Obligations section for additional details.

Income Taxes

        GCE is not subject to federal or state income taxes. UI and NRG are required to report on their federal and, as required, state income tax return its share of GCE's income, gains, losses, deductions and credits. Accordingly, there is no provision for income taxes in the accompanying consolidated financial statements.

Derivatives

        In connection with the Project Financing, in April 2009, GenConn entered into an interest rate swap agreement with each of the five banks participating in the syndication to reduce the risk of unfavorable changes in variable interest rates related to a portion of the Project Financing. The swaps

GCE Holding LLC

Notes to the Unaudited Consolidated Financial Statements (Continued)

had the effect of converting variable rate payments to fixed rate payments on approximately $42 million to $121 million principal amount outstanding of Project Financing debt through December 31, 2014 with quarterly settlements that began on March 31, 2010. Any income generated from the agreement was expected to be credited to customers and any expense generated was expected to be recovered from customers through PURA-approved revenue requirements. GenConn accounted for the interest rate swap agreement as an economic hedge. As such, GenConn established a regulatory liability or asset for the mark-to-market adjustments related to the interest rate swaps. On September 17, 2013, the interest swap agreement was terminated in conjunction with the private placement. The settlement payment as a result of such termination is included in unamortized debt expenses as approved by PURA.

        The fair value hierarchy levels are Level 1 (quoted prices in active markets for identical assets and liabilities), Level 2 (significant other observable inputs), and Level 3 (significant unobservable inputs).

        GenConn utilized an income approach valuation technique to value the interest rate swap derivatives measured and reported at fair value. As required by the authoritative guidance on fair value measurements, financial assets and liabilities are based on the lowest level of input that is significant to the fair value measurement. The interest rate swaps were valued based on the annual London Interbank Offering Rate (LIBOR) index. GenConn's assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels. GenConn had determined that the fair value of its interest rate swap derivatives were measured using Level 2 inputs.

Contingencies

        In the ordinary course of business, GCE and its subsidiaries are involved in various proceedings, including legal, tax, regulatory and environmental matters, which require management's assessment to determine the probability of whether a loss will occur and, if probable, an estimate of probable loss. When assessments indicate that it is probable that a liability has been incurred and an amount can be reasonably estimated, GCE accrues a reserve and discloses the reserve and related matter. GCE discloses matters when losses are probable for which an estimate is reasonably possible. Subsequent analysis is performed on a periodic basis to assess the impact of any changes in events or circumstances and any resulting need to adjust existing reserves or record additional reserves.

GenConn Middletown Cable System

        Two circuits, referred to as "5X" and "6X," connect the four units at the GenConn Middletown facility to the gas insulated substation. In April 2011, the 5X circuit failed. Multiple repairs were made. However, the repairs failed to correct persistent partial discharge that was detected through periodic testing. In March 2012, GenConn filed a lawsuit seeking damages against the electrical contractor responsible for the design and installation of the 5X and 6X and one of its subcontractors. During that same month, the former electrical contractor responsible for the failed installation filed a counterclaim in the amount of approximately $1.8 million and a mechanic's lien on the GenConn Middletown facility in that same amount.

        On July 13, 2012, the 5X circuit and the two units it serviced were taken out of service. On August 8, 2012, the 6X circuit and the remaining two units at the GenConn Middletown facility were taken out of service. This was done because of operation and safety concerns raised by retained experts and by further partial discharge testing. GenConn has amended its complaint, to seek additional

GCE Holding LLC

Notes to the Unaudited Consolidated Financial Statements (Continued)

damages, including those related to 6X. Further, GenConn hired another electrical contractor to undertake the replacement of the defective equipment.

        The defective equipment was replaced during the second half of 2012 and all four units were returned to service on January 19, 2013.

        In order to comply with certain covenants under its project financing, GenConn Middletown has posted a surety bond for the total amount of the mechanic's lien, which discharged the lien. As of December 31, 2014, GenConn Middletown has recorded $1.1 million as a regulatory asset related to the former electrical contractor's $2.2 million counterclaim. Based on information obtained in discovery, the remaining $1.1 million appears to be comprised of the contractor's alleged costs for performing repair and investigative work related to the April 2011 failure and the subsequent partial discharge, plus overhead, profit, legal and expert witness fees, all of which have yet to be billed. To the extent that GenConn is required to satisfy any of the claims, recovery of such costs would be pursued in a future revenue requirements proceeding.

        GenConn entered into a settlement agreement and escrow agreement (the Agreements) with the former electrical contractor and one of its subcontractors (the defendants), regarding the defective equipment. The Agreements were fully executed as of March 12, 2015 and, if fulfilled, will result in a $4.5 million net payment to GenConn, $5.2 million to be paid by the contractors and $0.7 million to be paid by GenConn. GenConn may terminate the Agreements if, among other things, the defendants fail to pay the settlement funds within 30 calendar days plus five business days. If GenConn terminates the Agreements, it must return the $4.5 million and may proceed to trial. If necessary, a trial date has been set for August 2015. Assuming receipt of the $4.5 million net payment, recovery of the remaining $3.7 million, as of December 31, 2014, will be pursued in the 2016 revenue requirements proceeding. At this time, based on the potential termination of the Agreements, GenConn does not consider the settlement funds to be a receivable from the defendants; therefore, the full amount remains a regulatory asset at December 31, 2014.

Lease Obligations

        Operating leases with Devon Power LLC and Middletown Power LLC, both of which are NRG owned companies, consist primarily of leases of facilities and land for both GenConn Devon and GenConn Middletown. The term of the leases coincide with the maturity of the senior secured notes (2040 for GenConn Devon and 2041 for GenConn Middletown). For the years ended December 31, 2014 and 2013, total operating lease expense for GenConn Devon and GenConn Middletown was $0.6 million and $0.7 million, respectively. The future minimum lease payments under these operating leases are estimated to be as follows (in thousands):

Twelve months ended December 31st:	GenConn Devon	GenConn Middletown
2015	$579	$668
2016	579	668
2017	579	668
2018	579	668
2019	579	668
2020 and thereafter	11,822	14,307

	$14,717	$17,647

INDEPENDENT AUDITORS' REPORT

The Members'
Terra-Gen Power, LLC

Report on the Financial Statements

        We have audited the accompanying combined financial statements of the Alta Wind Portfolio of Terra-Gen Power, LLC, which comprise the combined balance sheets as of December 31, 2013 and 2012, and the related combined statements of operations and comprehensive income (loss), members' capital, and cash flows for each of the years in the three-year period ended December 31, 2013, and the related notes to the combined financial statements.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

        Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the combined financial statements referred to above present fairly in all material respects, the financial position of the Alta Wind Portfolio of Terra-Gen Power, LLC as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013, in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

June 16, 2014

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Combined Balance Sheets

December 31, 2013 and 2012

(Dollars in thousands)

	2013	2012
Assets
Current assets:
Cash and cash equivalents	$5,866	4,505
Restricted cash and cash equivalents	2,973	736
Accounts receivable	6,977	11,304
Prepaids and other current assets	8,430	8,022
Material and supplies	1,084	946
Amounts due from affiliates	1,446	44

Total current assets	26,776	25,557
Property, plant, and equipment, net	984,757	1,031,090
Construction-in-progress	520,063	12
Intangible assets, net	112,522	103,996
Deferred financing costs, net	49,765	40,430
Other assets	2,180	174
Interest rate swap agreements	18,090	—

Total assets	$1,714,153	1,201,259

Liabilities and Members' Capital
Current liabilities:
Accounts payable and accrued liabilities	$1,773	2,178
Accrued construction costs	68,934	—
Accrued interest	1,105	416
Amounts due to affiliates	1,766	620
Interest rate swap agreements	2,564	—
Current portion of long-term debt	1,862	1,015
Current portion of finance lease obligations	29,641	26,944

Total current liabilities	107,645	31,173
Long-term debt	53,407	34,880
Finance lease obligations	1,036,193	1,065,832
Construction loans	452,645	—
Other liabilities, net	6,506	6,780
Asset retirement obligations	7,530	5,100

Total liabilities	1,663,926	1,143,765
Commitments and contingencies (note 13)
Members' capital	50,227	57,494

Total liabilities and members' capital	$1,714,153	1,201,259

See accompanying notes to combined financial statements.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Combined Statements of Operations and Comprehensive Income (Loss)

Years ended December 31, 2013, 2012 and 2011

(Dollars in thousands)

	2013	2012	2011
Revenues:
Energy	$182,378	158,347	171,211
Other	1,331	1,338	1,058

Total revenues	183,709	159,685	172,269
Operating expenses:
Plant operating	37,313	22,526	39,485
Royalties	2,253	2,828	3,660
General and administrative	3,877	3,308	5,182
Depreciation and amortization	49,504	48,919	54,802

Total operating expense	92,947	77,581	103,129

Operating income	90,762	82,104	69,140
Other expenses (income):
Interest expense	73,499	75,761	89,483
Noncash interest expense	4,350	4,607	6,287
Unrealized gain on interest rate swap agreements	(15,526)	—	—
Interest and other income	(125)	(19)	(47)

Total other expenses, net	62,198	80,349	95,723

Net income (loss) and total comprehensive income (loss)	$28,564	1,755	(26,583)

See accompanying notes to combined financial statements.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Combined Statements of Members' Capital

Years ended December 31, 2013, 2012 and 2011

(Dollars in thousands)

	2013	2012	2011
Balance at beginning of the year	$57,494	15,341	7,689
Contributions	79,709	81,432	343,713
Distributions	(115,540)	(41,034)	(309,478)
Net income (loss)	28,564	1,755	(26,583)

Balance at end of the year	$50,227	57,494	15,341

See accompanying notes to combined financial statements.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Combined Statements of Cash Flows

Years ended December 31, 2013, 2012 and 2011

(Dollars in thousands)

	2013	2012	2011
Cash flows from operating activities:
Net income (loss)	$28,564	1,755	(26,583)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	49,504	48,919	54,802
Accretion expense	484	376	345
Noncash interest expense	4,350	4,607	6,287
Unrealized gain on interest rate swap agreements	(15,526)	—	—
Proceeds from wake impact agreements	—	5,294	1,762
Noncash deferred revenue	(292)	(276)	—
Interest income on note receivable	(115)	—	—
Changes in operating assets and liabilities:
Accounts receivable	6,200	(5,412)	(5,892)
Prepaids, material and supplies, and other assets	(337)	(1,331)	(7,310)
Accounts payable and other accrued liabilities	(546)	(14,540)	16,874
Amounts due from affiliates	(1,136)	1,989	(1,955)
Amounts due to affiliates	1,146	282	3,265

Net cash provided by operating activities	72,296	41,663	41,595

Cash flows from investing activities:
Capital expenditures, net of test energy proceeds	(417,325)	(355)	(300,709)
Proceeds from reimbursements for capital expenditures	—	7,532	—
Cash grant proceeds	—	—	467,971
Payment for intangibles	—	(10,577)	(8,765)
Increase in other assets	(2,100)	—	—
Change in restricted cash	(2,237)	(14)	67,154

Net cash (used in) provided by investing activities	(421,662)	(3,414)	225,651

Cash flows from financing activities:
Repayment of long-term debt instruments	(30,468)	(99,008)	(911,357)
Proceeds from long-term debt instruments	475,545	—	638,692
Payments for deferred financing costs	(14,707)	—	(13,944)
Distributions to members'	(115,540)	(41,034)	(309,478)
Contributions from members'	35,897	81,384	352,559

Net cash provided by (used in) financing activities	350,727	(58,658)	(243,528)

Net change in cash and cash equivalents	1,361	(20,409)	23,718
Cash and cash equivalents at beginning of the year	4,505	24,914	1,196

Cash and cash equivalents at end of the year	$5,866	4,505	24,914

Supplemental disclosure of cash flow information:
Cash paid for interest	$78,449	75,779	99,016
Noncash activities:
Noncash operating and investing activities:
Accounts receivable	$(1,873)	—	2,198
Prepaids and other current assets	—	(331)	—
Property, plant and equipment, construction-in-progress	(101,093)	283	113,552
Intangible assets	(4,296)	—	—
Deferred financing costs	1,022	—	3,034
Accrued construction costs	68,934	—	(115,783)
Other accrued liabilities	848	—	—
Amounts due to affiliates	—	—	(3,001)
Asset retirement obligations	1,946	—	—
Contributions from member	34,512	48	—
Acquisition of intangibles:
Amounts due from affiliates	(266)	—	—
Intangible assets	(9,034)	—	—
Contributions from member	9,300	—	—
Conversion of bonds and cash grant loans to finance lease obligations	—	—	754,337

See accompanying notes to combined financial statements.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements

Years ended December 31, 2013, 2012, and 2011

(Dollars in thousands)

(1) Organization and Business of the Company

        Terra-Gen Power, LLC (Power), a wholly owned subsidiary of Terra-Gen Power Holdings, LLC, is engaged in the development, construction, ownership, operation, and management of renewable energy projects utilizing wind, geothermal, and solar as fuel for its generating assets. The Alta Wind Portfolio of Terra-Gen Power, LLC (collectively referred to within these combined financial statements as the Company) consists of Alta Wind I, LLC, Alta Wind Holdings, LLC (Alta Holdings), Alta Wind X, LLC, Alta Wind XI, LLC, Alta Realty Investments, LLC (Alta Realty), and Alta Wind Asset Management, LLC (AWAM). These entities are indirect, wholly-owned subsidiaries of Power. The Company is engaged in the ownership, operation, management, and construction of wind renewable energy projects located at the Alta Wind Energy Center (AWEC) in Tehachapi, California. As of December 31, 2013, the Company is engaged in the following activities:

  •
  Owning and managing five wind plants (individually, an Operating Entity and, collectively, the Operating Entities).

  •
  Construction of two wind plants (individually, a Construction Entity and, collectively, the Construction Entities).

  •
  Own the rights to royalty income and leasehold interest (the Leasehold Rights) in leases with certain of the Operating Entities and two third-party wind plants. The Leasehold Rights are owned by Alta Realty and AWAM (collectively known as Leasehold Entities).

        The Operating Entities sell all electricity produced to Southern California Edison (Edison) under separate fixed price power purchase agreements (PPAs), with original terms of approximately 25 years, utilizing 290 turbines on leased and owned property.

        The following table provides information for each of the Operating Entities as of December 31, 2013:

Operating Entities	Capacity in megawatts	Commercial Operation Date	PPA Expiration
Alta Wind I, LLC (Alta I)	150.0	January 6, 2011	2035
Alta Wind II, LLC (Alta II)*	150.0	January 1, 2011	2035
Alta Wind III, LLC (Alta III)*	150.0	February 14, 2011	2035
Alta Wind IV, LLC (Alta IV)*	102.0	March 15, 2011	2035
Alta Wind V, LLC (Alta V)*	168.0	April 22, 2011	2035

*
collectively referred to as Alta Holdings

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2012, and 2011

(Dollars in thousands)

(1) Organization and Business of the Company (Continued)

        The following table provides information for each of the Construction Entities as of December 31, 2013:

Construction Entities	Capacity in megawatts	Commercial Operation Date	PPA Expiration
Alta Wind X, LLC (Alta X)	136.8	February 1, 2014	2038	**
Alta Wind XI, LLC (Alta XI)	89.7	February 1, 2014	2038	**

**
The fixed price PPA begins January 1, 2016.

        Construction of Alta X and XI began during 2013. As of December 31, 2013, construction was substantially complete and the Construction Entities achieved commercial operations on February 1, 2014. Through December 31, 2015, the Construction Entities are selling energy and renewable energy credits on a merchant basis under a Master Power Purchase and Sale Agreement (the Merchant PPA) with TGP Energy Management, LLC (TGEM), an affiliate. Energy sales under the Merchant PPA are sold into the California Independent System Operator market. The Merchant PPA is effective on the first date of delivery of energy from the Construction Entities and shall continue through December 31, 2015. Beginning on January 1, 2016, the Construction Entities will sell all energy produced to Edison under separate fixed price PPAs, which expire in 2038.

        The Operating and Construction Entities represent a portion of AWEC, a 3,000 MW wind development project in the Tehachapi region, which was built in multiple phases by subsidiaries of Power and is located in the largest wind resource area of California approximately 100 miles from Los Angeles. In conjunction with the development of the Operating Entities during 2009 and 2010 and the Construction Entities during 2012, a subsidiary of Power contributed certain assets to the Company at historical cost. The historical cost approximated fair value as the assets and liabilities were recorded at fair value in connection with the affiliate's acquisition of the AWEC assets in July 2008. The fair value as of the acquisition date was based in part on the work of third-party appraisers engaged to perform valuations of certain of the tangible and intangible assets acquired. The affiliate's contribution of assets consisted of:

	Operating Entities	Construction Entities
Land	$1,540	—
Transmission queue right intangible assets	61,400	4,296
Development assets	278,844	30,216

Total	$341,784	34,512

        Subsequent events have been evaluated and disclosed as required through the report issuance date of June 16, 2014.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2012, and 2011

(Dollars in thousands)

(2) Summary of Significant Accounting Policies

Principles of Combination

        The Company was not a legal entity as of December 31, 2013 as direct ownership relationships did not exist among all of the entities included in the Alta Wind Portfolio of Terra-Gen Power, LLC. The combined financial statements include the Operating Entities, Construction Entities, and Leasehold Entities and were prepared using the historical basis of these entities' assets, liabilities, revenues, and expenses. All intercompany accounts and transactions have been eliminated.

Basis of Presentation

        The combined financial statements are prepared in accordance with U.S. generally accepted accounting principles, which requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and members' capital, and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues, and expenses during the period. Actual results could differ from these estimates.

Cash and Cash Equivalents

        For purposes of the combined statements of cash flows, the Company considers all money market instruments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash and Cash Equivalents

        The Company is required to maintain cash balances that are restricted by provisions of their financing and operational agreements. The Company's financing and operational agreements specify restrictions primarily based on debt service requirements, construction costs, working capital requirements and operating costs.

Revenue Recognition

        Revenue from Power Generation:    The Operating Entity PPAs are treated as a variable interest (VI) in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Section 810-10-65, Consolidation, Variable Interest Entities. Income from power purchase agreements for VIs is recognized as income during the period in which electricity is delivered to Edison.

        In the event that the PPAs are amended, the Company's accounting policies would be reassessed in accordance with the guidance established in FASB ASC Topic 605-10-25, Revenue Recognition Overall, and FASB ASC Topic 840-10-15, Leases Overall.

        Test Energy:    The Construction Entities began generating energy during the late phases of construction as the wind turbines were being tested and synchronized prior to commercial operations. The Company sold this energy produced on a merchant basis at a variable market rate under a short-term arrangement through commercial operations (Test Energy). The Test Energy was recognized upon delivery of energy to TGEM and was recorded as a reduction in basis of the construction-in-progress. The Construction Entities recognized $80 in Test Energy for the year ended December 31,

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2012, and 2011

(Dollars in thousands)

(2) Summary of Significant Accounting Policies (Continued)

2013. The construction of the Operating Entities was completed during 2011 and the Operating Entities recognized $2,487 in Test Energy for the year ended December 31, 2011.

        Other Revenue:    Included in other revenue is royalty income from two third-party wind plants and the amortization of deferred revenue related to wake impact payments received by certain of the Operating Entities. The royalty income is recognized during the period that the third party project produces energy based on a percent of revenue generated by the third party project. The deferred revenue is recognized on a straight-line basis over the life of the respective PPA.

Concentration of Credit Risk

        Financial instruments that are potentially subject to the concentration of credit risk consist primarily of restricted cash and cash equivalents and accounts receivable. As of December 31, 2013 and 2012, all of the Company's cash balances were deposited with major financial institutions.

        Edison accounts for approximately 99.3%, 99.8%, and 99.4% of the Company's revenue for the years ended December 31, 2013, 2012 and 2011, respectively. Edison also accounts for 93.4% and 97.6% of the Company's accounts receivable at December 31, 2013 and 2012, respectively. Accounts receivable as of December 31, 2013 and 2012 consist of receivables from Edison for electricity delivered and sold under the PPAs and as of December 31, 2013, for Edison's reimbursement of costs incurred by the Company during the Operating Entities construction phase (note 4).

Property, Plant, and Equipment, and Depreciation

        Property, plant, and equipment consists of costs incurred in connection with the development and construction of the wind plants, the substations, and collection lines. The wind plant assets are depreciated beginning on the commercial operations date using the straight-line method over 25 years, the estimated useful life of the assets. Other property and equipment are depreciated using the straight-line method between 3 and 25 years. Expenditures for maintenance, repairs, and minor parts are charged to expenses as incurred with improvements being capitalized over the remaining useful life of the project. Proceeds from the cash grants and other construction reimbursements (note 4) are accounted for as a reduction in the basis of the property, plant, and equipment upon receipt and the reduction in basis will be depreciated over the remaining useful life of the assets.

Construction-in-Progress

        Costs incurred related to the development, permitting, preconstruction, construction, and direct administrative costs are capitalized as construction-in-progress. Interest costs incurred on debt during the construction phase and all deferred financing costs amortized during the construction phase are also capitalized in construction-in-progress. Upon achieving commercial operations, construction-in-progress will be transferred to property, plant, and equipment and be depreciated over their estimated useful lives using the straight-line method. Proceeds from Test Energy have been and will be accounted for as reduction in the basis of construction-in-progress upon receipt. The reduction in basis will be depreciated over the remaining useful life of the assets.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2012, and 2011

(Dollars in thousands)

(2) Summary of Significant Accounting Policies (Continued)

Interest Capitalization

        The Company's policy is to capitalize interest cost incurred on debt during the construction of major projects. Capitalization is discontinued when a project achieves commercial operation or when construction is terminated. A reconciliation of total interest cost to interest expense as reported in the combined statements of operations is as follows:

	2013	2012	2011
Interest cost capitalized	$5,711	—	9,020
Interest expense charged to income	73,499	75,761	89,483

Total interest cost	$79,210	75,761	98,503

Intangible Assets

        Intangible assets consist of transmission queue rights and the Leasehold Rights. The Company amortizes the transmission queue rights using the straight-line method over their respective useful lives of approximately 25 years and the Leasehold Rights over the Operating Entity or third-party wind plant's power purchase agreement lives through 2035.

Long-Lived Assets and Intangible Assets

        In accordance with Impairment or Disposal of Long-Lived Assets Subsections of FASB ASC Subtopic 360-10, Property, Plant, and Equipment—Overall, long-lived assets, such as property, plant, and equipment and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by the asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values, and third-party independent appraisals, as considered necessary.

Deferred Financing Costs

        Deferred financing costs consist of certain bank fees and legal costs related to the issuance of various debt instruments. Deferred financing costs are being amortized using the effective-interest method over the life of the respective debt instruments. Amortization of deferred financing costs during construction is capitalized in construction-in-progress.

Asset Retirement Obligations

        The Company has asset retirement obligations to perform certain asset retirement activities. The liabilities are initially measured at fair value and subsequently will be adjusted for accretion expense

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2012, and 2011

(Dollars in thousands)

(2) Summary of Significant Accounting Policies (Continued)

and changes in the amount or timing of the estimated cash flows. The corresponding asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset and will be depreciated over the asset's useful life.

Fair Value Measurements

        The Company utilizes valuation techniques that maximize the use of observable inputs. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

  •
  Level 1—Consists of assets or liabilities whose value is based on unadjusted quoted prices in active markets at the measurement date.

  •
  Level 2—Consists of assets or liabilities valued using industry standard models and based on prices, other than quoted prices within Level 1, that are either directly or indirectly observable as of the measurement date.

  •
  Level 3—Consists of assets or liabilities whose fair value is estimated based on internally developed models or methodologies using inputs that are generally less readily observable and supported by little, if any, market activity at the measurement date.

Interest Rate Swap Agreements

        The Company utilizes interest rate swap agreements to lock in a specified interest rate on a portion of its long-term debt. The interest rate swap agreements are recorded at fair value on the accompanying combined balance sheets. The Company did not meet the requirements for hedge accounting in accordance with FASB ASC Topic 815, Derivatives and Hedging, and, accordingly, has recorded the change in the fair value of the interest rate swaps in unrealized gain on interest rate swap agreements in the combined statements of operations. Amounts paid on the interest rate swap agreements have been recorded as interest expense in the combined statements of operations.

        As a result of the use of derivative financial instruments, such as interest rate swaps, the Company is exposed to the risk that counterparties will fail to meet their contractual obligations. To mitigate the counterparty credit risk, the Company has a policy of entering into contracts only with major financial institutions selected based upon their credit ratings and other financial factors.

Fair Value of Financial Instruments

        The carrying amounts of cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, prepaid expenses, other current assets, materials and supplies, amounts due from affiliates, accounts payable, accrued liabilities, accrued construction costs, accrued interest, and amounts due to affiliates approximated fair value as of December 31, 2013 and 2012 because of the relatively short maturities of these instruments.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2012, and 2011

(Dollars in thousands)

(2) Summary of Significant Accounting Policies (Continued)

Income Taxes

        No income taxes or tax benefits have been recorded in the Company's combined financial statements because such taxes, if any, are the responsibility of the members.

Risks and Uncertainties

        The Company is subject to a variety of factors, including the economy, the regulatory environment, the electricity markets, and the availability of capital resources. As with any power generation facility, operation of the Company's wind portfolio and the third-party wind plants related to the Leasehold Entities involves risk, including the performance of the facilities below expected levels of efficiency and output, shut downs due to breakdown or failure of equipment or processes, violation of permit requirements, operator error, labor disputes, weather interferences, or catastrophic events such as fires, earthquakes, floods, explosions, or other similar occurrences affecting a power generation facility or its power purchasers. The occurrence of any of these events could significantly reduce or eliminate revenues generated by these facilities or significantly increase the expenses of each of the facilities, adversely impacting the Company's ability to make payments of principal and interest on its debt or finance lease obligations when due.

Commitments and Contingencies

        Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

(3) Restricted Cash and Cash Equivalents

        The Company is required to maintain restricted cash accounts in accordance with certain of its financing and operational agreements. Restricted cash and cash equivalents at December 31, 2013 and 2012 consist of the following:

	2013	2012
Construction completion accounts	$2,112	679
Working capital accounts	827	—
Other accounts	34	57

Total restricted cash and cash equivalents	$2,973	736

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2012, and 2011

(Dollars in thousands)

(4) Property, Plant, and Equipment

        Property, plant, and equipment at December 31, 2013 and 2012 consists of the following:

	2013	2012
Gross carrying amount of wind plant assets:
Balance at beginning of year	$1,106,697	1,114,210
Reimbursements	(1,793)	(7,532)
Transfer out	—	(283)
Additions	49	302

Balance at end of year	1,104,953	1,106,697

Gross carrying amount of other property and equipment:
Balance at beginning of year	18,902	18,861
Additions	111	41

Balance at end of year	19,013	18,902

Gross carrying amount of land:
Balance at beginning of year	1,540	1,540

Balance at end of year	1,540	1,540
Accumulated depreciation:
Balance at beginning of year	(96,049)	(51,338)
Depreciation expense	(44,700)	(44,711)

Balance at end of year	(140,749)	(96,049)

Balance of property, plant, and equipment, net, at end of year	$984,757	1,031,090

        Depreciation expense for the year ended December 31, 2011 was $51,264.

        Cash Grant Program:    Construction and financing of the Operating Entities' wind plants was arranged with the expectation of applying for and receiving cash grants under the American Recovery and Reinvestment Act of 2009 (ARRA). Under ARRA, owners of these wind plants are eligible to receive a cash grant from the U.S. Department of Treasury (U.S. Treasury) representing 30% of the eligible costs, as defined (the Cash Grant). At the request of the Operating Entities, the Owner Lessors (note 9) filed cash grant applications with the U.S. Treasury aggregating $654,881, which represents 30% of the Owner Lessors' eligible cost to acquire these wind plants. During 2011, the Owner Lessors received from the U.S. Treasury and paid to the Operating Entities partial payments aggregating $467,971 under the grant program, which were classified as a reduction in the carrying value of the property, plant, and equipment and as rental payments under the finance lease obligations (note 9). At the request of the Operating Entities, certain Owner Lessors filed claims against the U.S. Treasury to recover what the Operating Entities believe to be shortfalls in the grant proceeds. Any additional proceeds received by the Operating Entities will be treated as reduction of the wind plant asset when received.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2012, and 2011

(Dollars in thousands)

(4) Property, Plant, and Equipment (Continued)

        Reimbursements:    Included in the 2013 reimbursement is a settlement executed during December 2013 between Edison and the Operating Entities related to certain costs incurred by the Operating Entities during the construction phase of its wind plants. The settlement requires Edison to reimburse the Operating Entities for $1,793 of these costs. This amount was included in accounts receivable as of December 31, 2013 and was received during January 2014.

        The 2012 reimbursements consist of refunds of $3,531 primarily from Edison and $4,001 from affiliates. The Edison payments were related to the final costs to construct the interconnect wind plants pursuant to a letter agreement between the Company, Edison, and the California Independent System Operator. The affiliate payments related to a Shared Facilities Agreement (SFA) between the Operating Entities, certain affiliates, and Terra-Gen Operating Company, LLC (TG Operating) and a Long-Term Interconnection Co-tenancy Agreement between the Company and certain affiliates (the LGIA—note 12). Under the terms of these agreements, the affiliates are required to reimburse the Company for capital expenditures previously incurred by the Company for the construction of shared assets including substations, operations and maintenance facilities, and interconnect facilities. The Company may receive additional funds as other AWEC phases are successfully developed. All reimbursements are treated as a reduction in the basis in the wind plant and depreciated over the remaining useful life of the wind plant.

(5) Construction-in-Progress

        Construction-in-progress at December 31, 2013 and 2012 consists of the following:

	2013	2012
Gross carrying amount of construction-in-progress:
Balance at beginning of year	$12	—
Additions	487,969	12
Contribution from affiliate (note 1)	30,216	—
Asset retirement cost additions (note 11)	1,946	—
Reduction from Test Energy	(80)	—

Balance at end of year	$520,063	12

        Additions:    The 2013 additions include the construction of the Alta X and XI wind plants. These entities will utilize a federal government program supporting renewable energy, which enhance the economic feasibility of developing the project. The key federal programs expected to benefit Alta X and XI are production tax credits under the American Tax Relief Act of 2012 (Tax Relief Act) and accelerated tax depreciation for renewable energy property. Under the Tax Relief Act, the owners of Alta X and XI are eligible for a federal tax credit equal to 2.3 cents per kilowatt-hour of energy produced for the first ten years of operation.

        Included in additions for the year ended December 31, 2013 is $68,934 in accrued costs, which were paid during 2014.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2012, and 2011

(Dollars in thousands)

(6) Intangible Assets

        Interconnection Queue Rights:    In an effort to meet its future renewable energy goals, Edison commenced construction on the $1,800,000 Tehachapi Renewable Transmission Project, a series of transmission upgrades that are designed to deliver approximately 4,500 MW of generation from the Tehachapi region to the Los Angeles basin. The value of the interconnection queue rights is derived from the Company's rights in certain large generator interconnection agreements and their positions in the California System Independent Operator Corporation interconnection queue (note 1).

        Leasehold Rights:    Alta Realty and AWAM, through a series of transactions, acquired Leasehold Rights in certain parcels of real property located in Kern County, California, and owned by third parties (collectively, the Property Owners), which are subject to the long-term lease agreements with the Operating Entities. The acquisitions of the Leasehold Rights for the years ended December 31, 2013 and 2012 totaled $9,034 and $10,489, respectively. As part of the acquisitions, the Property Owners assigned 100% of the rights in the royalty income to Alta Realty and AWAM that the Operating Entities are required to pay the Property Owners during the term of the lease agreements.

        The aggregate intangible assets at December 31, 2013 and 2012 consist of the following:

	2013	2012
Gross carrying amount of other intangibles:
Balance at beginning of year	$111,742	101,165
Transmission queue rights contribution from an affiliate (note 1)	4,296	—
Leasehold rights additions	9,034	10,489
Other additions	—	88

Balance at end of year	125,072	111,742

Accumulated amortization:
Balance at beginning of year	(7,746)	(3,538)
Amortization expense	(4,804)	(4,208)

Balance at end of year	(12,550)	(7,746)

Balance of intangible assets, net at end of year	$112,522	103,996

        Amortization expense for the year ended December 31, 2011 was $3,538. The estimated annual amortization of the intangible assets over the next five years is approximately $5,077 per year.

(7) Deferred Financing Costs

        Deferred financing costs consist of certain legal and bank fees related to the issuance of various debt instruments described in note 9. Deferred financing costs are being amortized using the effective-

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2012, and 2011

(Dollars in thousands)

(7) Deferred Financing Costs (Continued)

interest method over the life of the respective debt instruments. The following table presents the activity for deferred financing costs for the years ended December 31, 2013 and 2012:

	2013	2012
Gross carrying amount of deferred financing costs:
Balance at beginning of year	$63,953	63,953
Additions	14,707	—

Balance at end of year	78,660	63,953

Accumulated amortization:
Balance at beginning of year	(23,523)	(18,916)
Amortization capitalized in construction-in-progress	(1,022)	—
Amortization expensed	(4,350)	(4,607)

Balance at end of year	(28,895)	(23,523)

Balance of deferred financing costs, net, end of year	$49,765	40,430

        The amortization of deferred financing costs for the year ended December 31, 2011 was $9,321, of which $6,287 was expensed and included in the accompanying combined statement of operations and $3,034 was capitalized and included in construction in progress in the accompanying combined balance sheet.

        Alta X and XI:    During 2013, Alta X and XI incurred new deferred financing costs of $13,846 related to the issuance of new credit agreements. Amortization of deferred financing costs during construction of Alta X and XI totaled $1,022 for the year ended December 31, 2013.

        AWAM:    During 2013, AWAM incurred new deferred financing costs of $861 related to the issuance of a new credit agreement.

(8) Note Receivable

        In conjunction with the development of its wind plant, Alta XI entered into lease agreements for the property that the turbines will be located on (note 13). In conjunction with obtaining one of the leases, Alta XI issued a $2,100 note receivable to its landowner. The note receivable accrues interest at 8.0%, which is added to the unpaid principal of the note receivable on a monthly basis. Repayment of the note receivable is equal to 40% of the royalties due to the landowner, as defined, with a minimum payment of $30 per month beginning in June 2014. For the year ended December 31, 2013, the Company recognized $115 in interest income related to this note receivable, all of which has been capitalized into the note receivable principal. The long-term and current portion of the note receivable of $2,005 and $210, respectively, are included in other assets and prepaids and other current assets, respectively, in the accompanying combined balance sheet as of December 31, 2013.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2012, and 2011

(Dollars in thousands)

(9) Long-Term Debt

        The Company's long-term debt is categorized as secured notes, finance lease obligations, and construction loans. Details regarding these debt instruments are provided below:

(a) Secured Notes

        Secured notes at December 31, 2013 and 2012 consist of the following:

						Fair market value as of
			Maturity Date
	2013	2012		Rate	Payments	2013	2012
Alta Realty	$34,880	35,895	Jan. 31, 2031	7.00%	Quarterly (Jan. 31, Apr. 30, Jul. 31, Oct. 31)	40,515	45,442
AWAM	20,389	—	May 15, 2031	LIBOR + 2.38%*	Quarterly (Feb 15, May. 15, Aug 15, Nov 15)	20,389	—

Subtotal	55,269	35,895				$60,904	45,442

Less current portion	(1,862)	(1,015)

	$53,407	34,880

*
increasing every four years to a maximum rate of 2.88%

        The annual maturity of the secured notes for each year ending December 31 is as follows:

Amount
2014	$1,862
2015	1,974
2016	2,094
2017	2,211
2018	2,344
Thereafter	44,784

$55,269

        Substantially, all of the Leasehold Entities' assets are pledged as collateral under their respective loan agreements. The secured notes all contain certain restrictive covenants that, among other things, limit the borrowers' ability to incur additional indebtedness, maintain reserve accounts, release funds from reserve accounts, make distributions, and create liens. As of December 31, 2013 and 2012, the Leasehold Entities were in compliance with the term, covenants, and provisions of their respective loan agreements.

        As of December 31, 2013 and 2012, the Company's management has estimated the fair value of the secured notes based on discounted cash flows and using interest rates currently available to the Company.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2012, and 2011

(Dollars in thousands)

(9) Long-Term Debt (Continued)

        Additional details regarding the secured notes are as follows:

        Alta Realty:    An affiliate of the Company has provided a letter of credit to meet Alta Realty's debt service reserve requirement with balances of $2,261 as of December 31, 2013 and 2012. The letter of credit was not drawn upon as of December 31, 2013. If the loan agreement were to be extinguished early, a make-whole payment would be required.

        AWAM:    An affiliate of the Company has provided a letter of credit to meet AWAM's debt service reserve requirement with a balance of $960 as of December 31, 2013. The letter of credit was not drawn upon as of December 31, 2013.

(b) Finance Lease Obligations

        The Company's finance lease obligations at December 31, 2013 and 2012 consist of the following:

						Fair market value as of
			Maturity Date	Implicit Interest Rate
	2013	2012			Payments	2013	2012
Finance lease obligations:
Alta I	$269,071	275,642	12/30/34	7.01%	Semiannual (6/30, 12/30)	309,524	346,624
Alta Holdings	796,763	817,134	12/30/34 - 6/30/35	5.70% - 6.07%	Semiannual (6/30, 12/30)	848,405	950,374

Subtotal	1,065,834	1,092,776				$1,157,929	1,296,998

Less current portion	(29,641)	(26,944)

	$1,036,193	1,065,832

        The Company's management has estimated the fair value of its finance lease obligations based on a discounted cash flow analysis using interest rates currently available for borrowings not involving a leveraged lease.

        The finance lease obligations are subject to certain restrictive covenants that, among other things, limit the borrowers' ability to incur additional indebtedness, release funds from reserve accounts, maintain reserve accounts, make distributions, create liens, and enter into any transaction of merger or consolidation.

        The finance lease obligations were issued under separate leveraged lease transactions whereby the Operating Entities sold and leased back undivided interests in specific assets of the project. As part of the leveraged lease, separate Delaware statutory trusts (collectively, the Owner Lessors) are each owners of an undivided interest in the assets sold and leased back. The leveraged lease transactions are accounted for as a financing due to Operating Entities continued involvement with the property sold and leased back. Each Owner Lessor is beneficially owned by an equity investor (each, an Owner Participant).

        After the Owner Lessors acquire their respective undivided interests, the Owner Lessors leased these undivided interests to the applicable Operating Entities under separate facility lease agreements

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2012, and 2011

(Dollars in thousands)

(9) Long-Term Debt (Continued)

(each, a Facility Lease). The terms and conditions of each Facility Lease are substantially similar. The Operating Entities make rental payments as stipulated in each facility lease agreement on a recurring basis sufficient for the Owner Lessors to make the required payments of principal and interest on debt that was issued under each transaction and to provide a return on the Owner Participant's equity funding.

        The annual maturities of the finance lease obligations for each year ending December 31 are as follows:

Year ending December 31:
2014	$29,641
2015	34,511
2016	36,669
2017	38,620
2018	40,384
Thereafter	886,009

$1,065,834

        Additional details regarding the finance lease obligations are as follows:

        Alta I:    The sale-leaseback transaction closed on December 31, 2010 and raised approximately $449,485 ($560,000 net of a day one rent payment of $110,515) from the Alta I Owner Participants' investment.

        Alta I was obligated to reimburse the Owner Lessors for certain shortfalls in the Cash Grant, delays in receiving the Cash Grant and for certain tax benefits lost by the Owner Lessors. For the years ended December 31, 2012 and 2011, the Company paid the Owner Lessors' aggregate payments of $1,235 and $53,024, respectively, related to the shortfalls, delays, and tax indemnities that were funded by contributions from its member. The aggregate payments were treated as a debt service payment under the finance lease obligation. For the years ended December 31, 2012 and 2011, $163 and $48,077, respectively, was applied to the principal portion of the finance lease obligation and $1,072 and $5,128, respectively, was applied to the interest expense portion of the finance lease obligation. All of these payments are considered modifications to the debt in accordance with FASB ASC Subtopic 470-50, Debt Modifications and Extinguishments. For the years ended December 31, 2011 and 2012, these changes increased the effective interest rate from 6.47% to 6.87% and 6.87% to 7.01%, respectively.

        Alta I is required to maintain a rent reserve to support required rental payments. An affiliate of the Company has provided a $15,130 and $14,000 letter of credit to support this requirement as of December 31, 2013 and 2012, respectively.

        Alta Holdings:    The sale-leaseback transactions closed in 2010 and 2011 and raised approximately $373,230 ($662,881 net of day one rent payments of $289,651) from the Alta Holdings Owner

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2012, and 2011

(Dollars in thousands)

(9) Long-Term Debt (Continued)

Participants' investments. As part of the sale-leaseback transactions, the Owner Lessors assumed the obligations for $579,863 of 7.00% pass-through trust certificates that were issued on July 21, 2010.

        Alta Holdings was obligated to reimburse the Owner Lessors for certain shortfalls in its Cash Grant, delays in receiving the Cash Grant, and for certain tax benefits lost by the Owner Lessors. For the years ended December 31, 2012 and 2011, the Company paid the Owner Lessors' aggregate payments of $74,515 and $114,927, respectively, related to the shortfalls, delays, and tax indemnities. The aggregate payments were treated as a debt service payment under the finance lease obligations. For the years ended December 31, 2012 and 2011, $68,070 and $114,210, respectively, were applied to the principal portion of the finance lease obligations and $6,445 and $717, respectively, were applied to interest expense on the finance lease obligations. All of these payments are considered modifications to the debt in accordance with ASC Subtopic 470-50, Debt Modifications and Extinguishments. For the years ended December 31, 2011 and 2012, these changes increased the effective interest rate from an average of 5.44% to an average of 5.74% and from an average of 5.74% to an average of 5.95%, respectively.

        Alta Holdings is required to maintain an equity rent reserve equal to the next six months' payments for the equity portion of the finance lease obligation. As of December 31, 2013 and 2012, an affiliate of the Company has provided $9,058 and $8,835, respectively, in letters of credit to support this obligation.

(c) Construction and Term Loans

	Balance, December 31,					Fair market value as of December 31,
			Total Commitment	Borrowings Available
	2013	2012			Rate	2013	2012
Alta X	$261,335	—	300,200	38,865	LIBOR + 2.00%	$261,335	—
Alta XI	191,310	—	191,310	—	LIBOR + 2.00%	191,310	—

Subtotal	452,645	—	491,510	38,865		$452,645	—

Less current portion	—	—

	$452,645	—

        On June 3, 2013, Alta X and XI entered into separate credit agreements to provide a portion of the funds to construct the Alta X and XI wind plants. The credit agreements include provisions that require the construction loans to be converted to a term loan in conjunction with Alta X and XI meeting certain conditions as detailed in their credit agreements (the Term Loan Conversion). The construction loans matured in conjunction with Term Loan Conversion on March 31, 2014. The term loans mature on the seventh anniversary of the Term Loan Conversion date (Term Loan Maturity Date). See note 14 for additional discussion.

        The applicable margins for the construction and term loans were initially set at 2.00% increasing to 2.25% on the fourth anniversary of Term Loan Conversion. Alta X and XI pay commitment fees on

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2012, and 2011

(Dollars in thousands)

(9) Long-Term Debt (Continued)

the unused portion of all instruments of 0.75%. Interest for LIBOR—based borrowings are due at the expiration of the applicable LIBOR term not to exceed 90 days.

        Substantially all of the Construction Entities' assets and operating contracts have been provided as security under the respective credit agreements. In addition, the debt obligations are subject to certain restrictive covenants that, among other things, limit Alta X and XI's ability to incur additional indebtedness, release funds from reserve accounts, make distributions, create liens, and enter into any transaction of merger or consolidation.

        The lenders to these credit agreements also provided a $27,600 commitment to provide debt service loans in the event the wind plants are unable to meet their debt service requirements. The debt service loan commitments expire on the term loan maturity date. As of December 31, 2013, no borrowings were outstanding under the debt service loan commitments and $27,600 was available to be drawn.

        In conjunction with the issuance of the credit agreements, the Company and the lenders executed agreements whereby the Construction Entities members' would contribute equity to the Construction Entities up to a maximum of $93,408 (the Equity Commitments). The Equity Commitments will be utilized to finalize the construction of the wind plants after the construction loan commitments are fully utilized. The commitments to fund the equity contributions were secured by a letter of credit from an affiliate of Power. For the year ended December 31, 2013, the parent made $17,568 in contributions related to these Equity Commitments and $75,841 is available to be drawn by the Company to complete construction of the wind plants.

        The annual maturities of the loans assuming a fully drawn construction loan and term loan conversion on or before April 1, 2014 for each year ending December 31 are as follows:

Term Loan
Year ending December 31:
2014	$—
2015	—
2016	20,835
2017	21,962
2018	20,912
Thereafter	427,801

$491,510

(d) Project Level Letter-of-Credit Facilities

        Certain of the Operating Entities have the following letter-of-credit facilities:

        Alta I:    Alta I has two letter-of-credit facilities, which provide for the issuance of letters of credit up to $16,489 to support its obligation under its PPA. The letters of credit are extended annually with a final maturity of January 5, 2016. Alta I is required to pay a commitment fee equal to 1.00% per

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2012, and 2011

(Dollars in thousands)

(9) Long-Term Debt (Continued)

annum and a letter-of-credit fee based on the outstanding balance of the letters of credit equal to the base rate (which is the greater of the prime rate or the federal funds rate plus 0.50%) plus an applicable margin equal to 2.25%. As of December 31, 2013 and 2012, there were $16,489 in letters of credit outstanding, no amounts are available nor have the letters of credit been drawn on.

        Alta Wind Holdings:    Alta Holdings has four separate letter-of- credit facilities, which provide for the issuance of letters of credit up to $106,204 to support obligations under its PPAs, for certain crossing agreements, to provide debt service reserve requirements and for operations and maintenance support. These facilities expire at dates between May and October 2018. Alta Holdings is required to pay a commitment fee equal to 0.75% per annum and a letter-of-credit fee based on the outstanding balance of the letters of credit equal to the base rate (which is the greater of the prime rate or the federal funds rate plus 0.50%) plus an applicable margin equal to 2.50%. As of December 31, 2013 and 2012, there are $95,471 and $95,809, respectively, in outstanding letters of credit and $10,733 and $10,395, respectively, in amounts available. These letters of credit have not been drawn on.

        Alta X and XI:    Under the terms of its credit agreement, Alta X and Alta XI have letter-of-credit facilities, which provide for the issuance of letters of credit up to $29,451 to support obligations under the Edison PPAs, for certain crossing agreements and right-of-way agreements. These facilities expire on the Alta X and Alta XI term loan maturity date. Alta X and Alta XI are required to pay commitment fees equal to 0.75% per annum on the unused portion of all instruments. The fees on issued letters of credit are equal to the applicable margins for the term loan and construction loans. As of December 31, 2013, $4,558 in letters of credit were issued and $24,893 were available to be issued. These letters of credit have not been drawn on.

(10) Fair Value Measurements

        The following tables provide a summary of the recognized assets and liabilities that are measured at fair value on a recurring basis:

	2013
	Level 1	Level 2	Level 3	Netting adjustments	Total
Derivative asset:
Interest rate swaps	$—	18,090	—	—	18,090

Total	$—	18,090	—	—	18,090

	2013
	Level 1	Level 2	Level 3	Netting adjustments	Total
Derivative liability:
Interest rate swaps	$—	2,564	—	—	2,564

Total	$—	2,564	—	—	2,564

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2012, and 2011

(Dollars in thousands)

(10) Fair Value Measurements (Continued)

        The derivative assets and liabilities arise from interest rate swap agreements at certain of the Leasehold and Construction Entities as described below. The Company utilizes interest rate swap agreements to lock in specified interest rates on its floating rate debt. The Company did not elect hedge accounting and the swap agreements have been deemed ineffective in offsetting cash flows attributable to the hedged risk. The Company carries these swap agreements in its balance sheet and recognizes the change in fair value through earnings. For the year ended December 31, 2013, the Company recognized approximately $15,526 of unrealized gains on the swap agreements, representing cash flow hedge ineffectiveness arising from differences between the terms of the interest rate swap agreements and the hedged debt obligations. These amounts were recorded as an unrealized gain on interest rate swap agreements in the accompanying statement of operations for the year ended December 31, 2013.

        AWAM:    The AWAM credit agreement requires interest rate protection for 100% of the outstanding term loan through its expiration on May 15, 2031. Under this interest rate swap agreement, AWAM pays interest at a fixed rate of 2.47% and receives a variable rate equal to the three-month LIBOR. The notional amount of the interest rate swaps reduces over time consistent with the amortization of their secured notes.

        Alta X and XI:    The Alta X and Alta XI credit agreements require interest rate protection for 100% of the outstanding term loans through December 31, 2015 (A Period), 75% of the outstanding term loan from January 1, 2016 through December 31, 2020 (B Period) and 60% of the estimated outstanding term loan for five years thereafter (C Period). In order to meet this requirement, Alta X and Alta XI have the following interest rate hedges in place as of December 31, 2013:

Period	Number of Swap Agreements	Aggregate Beginning Notional Balance	Trade Date	Beginning Date	Ending Date	Average Fixed Rate Payment by Construction Entities	Variable Rate Payment to Construction Entities	Payment Dates
A Period Swaps	14	$491,510	June 6, 2013 (Alta XI) June 5, 2013 (Alta X)	Dec. 31, 2013	Dec. 31, 2015	0.656%	Three Month LIBOR	Mar. 31, Jun. 30, Sep. 30, Dec. 31
B Period Swaps(a)	14	368,993	June 6, 2013 (Alta XI) May 26, 2013 (Alta X)	Dec. 31, 2015	Dec. 31, 2020	2.528%	Three Month LIBOR	Mar. 31, Jun. 30, Sep. 30, Dec. 31
C Period Swaps(a)	10	233,134	June 6, 2013 (Alta XI) May 26, 2013 (Alta X)	Dec. 31, 2020	Dec. 31, 2025	4.007%	Three Month LIBOR	Mar. 31, Jun. 30, Sep. 30, Dec. 31

(a)
The notional amounts for the B and C Period Swaps amortize at a rate consistent with the amortization of the term loans. The aggregate notional balance at the end of the B and C periods is $292,147 and $174,823, respectively.

(11) Asset Retirement Obligations

        The Company has asset retirement obligations arising from lease obligations to perform certain asset retirement activities at the expiration of the lease agreements (note 13). The liabilities were initially measured at fair value when construction began on the lease property. The 2013 activity includes the fair value of the Construction Entities' asset retirement obligations. The following table

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2012, and 2011

(Dollars in thousands)

(11) Asset Retirement Obligations (Continued)

presents the activity for the asset retirement obligations for the years ended December 31, 2013 and 2012:

	2013	2012
Balance at beginning of year	$5,100	4,724
Obligations incurred	1,946	—
Accretion expense	484	376

Balance at end of year	$7,530	5,100

(12) Affiliate Transactions

        Amounts due from affiliates consist of the following:

	2013	2012
California Highwind Power, LLC	$1,428	—
Others	18	44

Total due from affiliates	$1,446	44

        Amounts due to affiliates consist of the following:

	2013	2012
Terra Gen Power, LLC	$34	243
Terra-Gen Operating Company, LLC	160	230
Alta Windpower Development, LLC	1,562	—
Others	10	147

Total due to affiliates	$1,766	620

        Operations, Maintenance, and Asset Management:    TG Operating provides operations, maintenance, and asset management services to the Company under Operation and Maintenance Agreements (O&M) and Asset Management Agreements (AMA), which expire between December 2018 and 2019. The Company pays annual fees (subject to a 2.5% annual increase) and the reimbursement of direct costs incurred by TG Operating in performance of its services. For the years ended December 31, 2013, 2012, and 2011, the Company incurred O&M fees of $1,501, $1,262, and $1,118, respectively, which were included in plant operating expenses in the accompanying combined statements of operations. For the years ending December 31, 2013, 2012, and 2011, the Company incurred AMA fees of $1,271, $1,011, and $894, respectively, which were included in general and administrative expenses in the accompanying combined statements of operations.

        Shared Facilities and LGIA:    The Company also pays TG Operating for its role as manager under the SFA and the LGIA. For the years ended December 31, 2013, 2012, and 2011, the Company incurred fees of $188, $153, and $212, respectively, for services under these agreements, which are

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2012, and 2011

(Dollars in thousands)

(12) Affiliate Transactions (Continued)

included in general and administrative expenses in the accompanying combined statements of operations.

        Construction Management:    TG Operating provided oversight for the construction of the Construction Entities and Operating Entities. For the years ending December 31, 2013, 2012, and 2011, the Company incurred construction management fees of $762, $0, and $844, respectively, which were included in property, plant and equipment or construction-in-progress in the accompanying combined balance sheets.

        The Company also has a management support agreement with Terra-Gen Finance Company, LLC, an affiliate, related to administrative support during the construction phase. For the year ended December 31, 2011, the Company incurred $750 under this agreement, which is included in general and administrative expense in the accompanying combined statement of operations.

        Construction Activity:    The amounts due to Alta Windpower Development primarily represent construction funds paid on behalf of Alta X and Alta XI that will be reimbursed with construction completion funds.

        Development Services:    The Company incurred development fees from an affiliate during the years ended December 31, 2013, 2012, and 2011 of $17,325, $0, and $32,901, respectively, which are included in property, plant, and equipment or construction-in-progress in the accompanying combined balance sheets.

        Wake Payments:    Alta III and Alta V entered into a Wake Impact Agreement (WIA) with Alta Wind VI, LLC and Alta VIII Wind, LLC, (collectively known as the Wake Entities). The Wake Entities were affiliates of the Company prior to their sale by subsidiaries of Power in 2012. The Company acknowledged and consented to the Wake Entities' construction of two separate 150 MW wind plants in close proximity to Alta III and Alta V. The Wake Entities compensated Alta III and Alta V for estimated wind losses from the construction of their respective facility. The Company received $5,294 and $1,762 during the years ended December 31, 2012 and 2011, respectively, from the Wake Entities, which was recorded as deferred revenue and included in other long-term liabilities, net on the accompanying combined balance sheets. The deferred revenue will be amortized over the remaining life of the Alta III and Alta V PPAs and the estimated annual amortization over the next five years is approximately $292 per year. The proceeds from the WIA received at Alta III and Alta V were used to pay down the finance lease obligation.

        Other:    All other amounts due to and from affiliates are for purchases made by the affiliates on behalf of the Company or by the Company on behalf of the affiliate. The amounts due to and from affiliates, unless otherwise disclosed above, are noninterest bearing, do not have any stated terms, and are generally payable within 30 days.

(13) Commitments and Contingencies

        Leases and Royalties:    The Company provides for lease payments to the landowners for the right to use the land upon which the wind plants are located and expire at dates ranging from 2030 to 2048.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2012, and 2011

(Dollars in thousands)

(13) Commitments and Contingencies (Continued)

These leases require payments based on a percentage of gross revenue ranging between 3.0% and 10.0%.

        Operations and Maintenance and Major Maintenance Reserve Requirements:    Alta I is required to maintain an operations and maintenance and a major maintenance reserve equal to approximately six months of these estimated costs. An affiliate of the Company has provided a $3,286 and $2,500 letter of credit to support this obligation as of December 31, 2013 and 2012, respectively.

        Turbine Supply Agreements:    The Construction Entities have entered into turbine supply agreements with General Electric Company, acting through its GE Energy business, to supply turbines for the wind plants. The total contract values are $307,699. The unpaid balance of the contracts, which the Construction Entities are committed to pay is $21,051, of which $14,780 is included in accrued construction costs in the combined balance sheet as of December 31, 2013.

        Balance of Plant Agreements:    The Construction Entities have entered into balance of plant agreements with Blattner Energy, Inc. related to the construction of the balance of the wind plants. The total contract values are $122,314. As of December 31, 2013, the unpaid balance of the contracts, which the Construction Entities are committed to pay, is $19,310, which is included in accrued construction costs in the accompanying combined balance sheet as of December 31, 2013.

        Other Construction Commitments:    In addition to the turbine supply and balance of plant agreements, the Construction Entities have remaining commitments of up to $73,307, of which $34,573 is included in accrued construction costs in the accompanying combined balance sheet as of December 31, 2013.

(14) Subsequent Events

        Construction Entities:    The Construction Entities achieved commercial operations on February 1, 2014 and converted the construction loans to term loans on March 31, 2014.

        Purchase and Sale Agreement:    On June 3, 2014, certain holding company subsidiaries of Power entered into a Purchase and Sale Agreement (the PSA) with NRG Yield Operating LLC to sell the Company. In conjunction with the sale the O&M, AMA, and SFA agreements will be amended whereby TG Operating will continue in its current role at a modified fee and term. The closing of the PSA and amendments to the O&M, AMA, and SFA agreements are subject to various consents and approvals.

ALTA WIND PORTFOLIO

Combined Balance Sheets

(Dollars in thousands)

	June 30, 2014	December 31, 2013
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$9,216	5,866
Restricted cash and cash equivalents	21,386	2,973
Accounts receivable	29,066	6,977
Prepaids and other current assets	1,918	8,430
Material and supplies	1,082	1,084
Amounts due from affiliates	9,589	1,446

Total current assets	72,257	26,776
Property, plant, and equipment, net	1,471,410	984,757
Construction-in-progress	—	520,063
Intangible assets, net	109,997	112,522
Deferred financing costs, net	47,002	49,765
Other assets	5,420	2,180
Interest rate swap agreements	1,025	18,090

Total assets	$1,707,111	1,714,153

Liabilities and Members' Capital
Current liabilities:
Accounts payable and accrued liabilities	$3,491	1,773
Accrued construction costs	310	68,934
Accrued interest	561	1,105
Amounts due to affiliates	167	1,766
Interest rate swap agreements	5,049	2,564
Current portion of long-term debt	1,914	1,862
Current portion of finance lease obligations	32,139	29,641

Total current liabilities	43,631	107,645
Long-term debt	544,041	53,407
Finance lease obligations	1,013,153	1,036,193
Construction loans	—	452,645
Other liabilities, net	6,374	6,506
Asset retirement obligations	7,821	7,530

Total liabilities	1,615,020	1,663,926
Commitments and contingencies
Members' capital	92,091	50,227

Total liabilities and members' capital	$1,707,111	1,714,153

See accompanying notes to unaudited financial statements.

ALTA WIND PORTFOLIO

Combined Statements of Operations and Comprehensive Income

For the Three and Six Months ended June 30, 2014 and 2013

(Dollars in thousands)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
	(unaudited)
Revenues:
Energy	$83,599	81,879	125,601	116,724
Other	878	444	1,214	766

Total revenues	84,477	82,323	126,815	117,490
Operating expenses:
Plant operating	9,944	9,725	20,065	18,385
Royalties	1,418	906	2,100	1,547
General and administrative	977	781	2,031	1,623
Depreciation and amortization	17,646	12,359	33,529	24,696

Total operating expense	29,985	23,771	57,725	46,251

Operating income	54,492	58,552	69,090	71,239
Other expenses (income):
Interest expense	21,695	18,488	42,423	36,797
Noncash interest expense	1,476	1,089	2,788	2,174
Unrealized loss (gain) on interest rate swap agreements	9,022	(9,669)	19,550	(9,669)
Interest and other income	(47)	(33)	(98)	(34)

Total other expenses, net	32,146	9,875	64,663	29,268

Net income and total comprehensive income	$22,346	48,677	4,427	41,971

See accompanying notes to unaudited financial statements.

ALTA WIND PORTFOLIO

Combined Statements of Members' Capital

For the Three and Six Months ended June 30, 2014 and 2013

(Dollars in thousands)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
	(unaudited)
Balance at beginning of period	$89,915	96,365	50,227	57,494
Members' contributions	—	14,827	58,200	62,024
Members' distributions	(20,170)	(71,938)	(20,763)	(73,558)
Net income	22,346	48,677	4,427	41,971

Balance at end of the period	$92,091	87,931	92,091	87,931

See accompanying notes to unaudited financial statements.

ALTA WIND PORTFOLIO

Combined Statements of Cash Flows

for the Six Months ended June 30, 2014 and 2013

(Dollars in thousands)

	Six months ended June 30,
	2014	2013
	(unaudited)
Cash flows from operating activities:
Net income	$4,427	41,971
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33,529	24,696
Accretion expense	283	216
Noncash interest expense	2,788	2,174
Unrealized loss (gain) on interest rate swap agreements	19,550	(9,669)
Noncash deferred revenue	(132)	(122)
Interest income on note receivable	(82)	(29)
Changes in operating assets and liabilities:
Accounts receivable	(24,173)	(16,368)
Prepaids, material and supplies and other assets	6,543	6,720
Accounts payable and other accrued liabilities	1,750	34,509
Amounts due from affiliates	(8,143)	311
Amounts due to affiliates	(1,599)	732

Net cash provided by operating activities	34,741	85,141

Cash flows from investing activities:
Capital expenditures, net of test energy proceeds	(71,829)	(261,747)
Proceeds from reimbursements for capital expenditures	1,793	—
Payments for intangibles	—	(9,300)
Increase in other assets	2,297	(2,100)
Change in restricted cash	(18,413)	(81,903)

Net cash provided by (used in) investing activities	(86,152)	(355,050)

Cash flows from financing activities:
Repayment of long-term debt instruments	(21,366)	(475)
Proceeds from long-term debt instruments	38,865	300,904
Payments for deferred financing costs	(175)	(13,978)
Distributions to members	(20,763)	(73,558)
Contributions from members	58,200	57,728

Net cash provided by (used in) financing activities	54,761	270,621

Net change in cash and cash equivalents	3,350	712
Cash and cash equivalents at beginning of the period	5,866	4,505

Cash and cash equivalents at end of the period	$9,216	5,217

Supplemental disclosure of cash flow information:
Cash paid for interest	$39,795	1,219
Noncash contribution of assets and other activity:
Construction-in-progress	$—	(33,101)
Intangible assets	—	(4,296)
Deferred financing costs	—	124
Asset retirement obligations	—	2,761
Contributions from members	—	34,512

See accompanying notes to unaudited financial statements.

ALTA WIND PORTFOLIO

Notes to Unaudited Combined Financial Statements

June 30, 2014

(Dollars in thousands)

(1) Organization and Business of the Company

        The Alta Wind Portfolio (the Company) consists of Alta Wind I, LLC, Alta Wind Holdings, LLC (Alta Holdings), Alta Wind X, LLC, Alta Wind XI, LLC, Alta Realty Investments, LLC (Alta Realty) and Alta Wind Asset Management, LLC (AWAM). As of June 30, 2014, these entities were indirect, wholly-owned subsidiaries of Terra-Gen Power, LLC (TG Power). On August 12, 2014, the entities were acquired by NRG Yield Operating LLC, a consolidated subsidiary of NRG Yield, Inc. (NRG Yield). The Company is engaged in the ownership, operation, and management of wind renewable energy projects located at the Alta Wind Energy Center (AWEC) in Tehachapi, California. As of June 30, 2014, the Company is engaged in the following activities:

  •
  Owning and managing seven wind plants (individually, an Operating Entity or collectively as the Operating Entities).

  •
  Own the rights to royalty income and leasehold interest (the Leasehold Rights) in leases with certain of the Operating Entities and two third-party wind plants. The Leasehold Rights are owned by Alta Realty and AWAM, (collectively known as Leasehold Entities)

        The following table provides information for each of the Operating Entities as of June 30, 2014:

Operating Entities	Capacity in megawatts	Commercial Operation Date	PPA Expiration
Alta Wind I, LLC (Alta I)	150.0	January 6, 2011	2035
Alta Wind II, LLC (Alta II)*	150.0	January 1, 2011	2035
Alta Wind III, LLC (Alta III)*	150.0	February 14, 2011	2035
Alta Wind IV, LLC (Alta IV)*	102.0	March 15, 2011	2035
Alta Wind V, LLC (Alta V)*	168.0	April 22, 2011	2035
Alta Wind X, LLC (Alta X)	136.8	February 1, 2014	2038	**
Alta Wind XI, LLC (Alta XI)	89.7	February 1, 2014	2038	**

*
These entities make up the Alta Holdings portfolio.

**
The fixed price PPA begins January 1, 2016.

        Alta I-V sell all electricity produced to Southern California Edison (Edison) under separate fixed price power purchase agreements (PPAs), with original terms of approximately 25 years, utilizing 386 turbines on leased and owned property.

        Alta X and Alta XI sell all energy and renewable energy credits (REC's) on a merchant basis under a Master Power Purchase and Sale Agreement (the Merchant PPA) with TGP Energy Management, LLC (TGEM), an affiliate of TG Power. Energy sales under the Merchant PPA are sold into the California Independent System Operator market. The Merchant PPA expires on December 31, 2015. Beginning on January 1, 2016, Alta X and Alta XI will sell all energy produced to Edison under separate fixed price PPAs which expire in 2038. Subsequent events have been evaluated and disclosed as required through the report issuance date of October 14, 2014.

ALTA WIND PORTFOLIO

Notes to Unaudited Combined Financial Statements (Continued)

June 30, 2014

(Dollars in thousands)

(2) Summary of Significant Accounting Policies

Principles of Combination

        The Company was not a legal entity as of June 30, 2014 as direct ownership relationships did not exist among all of the entities included in the Alta Wind Portfolio. The combined financial statements include the Operating Entities and Leasehold Entities and were prepared using the historical basis of these entities' assets, liabilities, revenues and expenses. All intercompany accounts and transactions have been eliminated.

Basis of Presentation

        The combined financial statements are prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP), which requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and members' capital, and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues, and expenses during the period. Actual results could differ from these estimates.

Unaudited Interim Financial Information

        The accompanying unaudited combined financial statements do not include all of the information and footnotes required by U.S. GAAP for complete combined financial statements. In the opinion of management, the interim financial information reflects all adjustments of a normal recurring nature, necessary for a fair presentation of the Company's financial position, results of operations and cash flows for the periods presented. Interim results may not be indicative of the results for any other interim period or the entire fiscal year. The unaudited combined financial statements should be read in conjunction with the audited combined financial statements of the Company for the year ended December 31, 2013.

Revenue Recognition

        Revenue from Power Generation:    The Operating Entity PPAs are treated as a variable interest (VI) in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Section 810-10-65, Consolidation, Variable Interest Entities or operating leases in accordance with FASB ASC Topic 980-605-25, Revenue Recognition, and FASB ASC Topic 840-10-15. Leases Overall. Energy revenues for VIs and leases are recognized as income during the period in which electricity is delivered to the power purchasers.

        In the event that the PPAs are amended, the Company's accounting policies would be reassessed in accordance with the guidance established in FASB ASC Topic 605-10-25, Revenue Recognition Overall, and FASB ASC Topic 840-10-15, Leases Overall.

        Test Energy:    Alta X and Alta XI began generating energy during the late phases of construction as the wind turbines were being tested and synchronized prior to commercial operations. The Company sold this energy produced on a merchant basis at a variable market rate under a short-term arrangement through commercial operations (Test Energy). The Test Energy was recognized upon delivery of energy to TGEM and was recorded as a reduction in basis of the construction-in-progress.

ALTA WIND PORTFOLIO

Notes to Unaudited Combined Financial Statements (Continued)

June 30, 2014

(Dollars in thousands)

(2) Summary of Significant Accounting Policies (Continued)

Alta X and XI recognized $1,093 in Test Energy for the six months ended June 30, 2014, prior to the facilities' commercial operation date of February 1, 2014.

        Renewable Energy Credits:    Alta X and Alta XI sell REC's under the Merchant PPA with TGEM. REC's are recognized as revenue after a certification has been issued by an independent third party and the REC's have been delivered to TGEM.

        Other Revenue:    Included in other revenue is royalty income from two third-party wind plants and the amortization of deferred revenue related to wake impact payments received by certain of the Operating Entities. The royalty income is recognized during the period that the third party project produces energy based on a percent of revenue generated by the third party project. The deferred revenue is recognized on a straight-line basis over the life of the respective PPA.

Concentration of Credit Risk

        Financial instruments that are potentially subject to the concentration of credit risk consist primarily of restricted cash and cash equivalents and accounts receivable. As of June 30, 2014, all of the Company's cash balances were deposited with major financial institutions.

        Edison accounts for approximately 83.0% and 86.0% of the Company's revenue for the three and six months ended June 30, 2014, respectively and TGEM accounts for 15.8% and 13.0% of the Company's revenues for the three and six months ended June 30, 2014, respectively. Edison accounts for approximately 99.0%, of the Company's revenue for the three and six months ended June 30, 2013.

        Accounts receivable as of June 30, 2014, primarily consist of receivables from Edison for electricity delivered and sold under the PPAs with Edison accounting for 96.0% of the Company's accounts receivable at June 30, 2014.

Property, Plant, and Equipment, and Depreciation

        Property, plant, and equipment consists of costs incurred in connection with the development and construction of the wind plants, the substations, and collection lines. The wind plant assets are depreciated beginning on the commercial operations date using the straight-line method over 25 years, the estimated useful life of the assets. Other property and equipment are depreciated using the straight-line method between three and 25 years. Proceeds from cash grant proceeds are accounted for as a reduction in the basis of property, plant and equipment upon receipt and the reduction in basis is depreciated over the remaining useful life of the assets. Expenditures for maintenance, repairs, and minor parts are charged to expenses as incurred with improvements being capitalized over the remaining useful life of the project.

Construction-in-Progress

        Costs incurred related to the development, permitting, preconstruction, construction, and direct administrative costs are capitalized as construction-in-progress. Interest costs incurred on debt during the construction phase and all deferred financing costs amortized during the construction phase are also capitalized in construction-in-progress. Upon achieving commercial operations, construction-in-

ALTA WIND PORTFOLIO

Notes to Unaudited Combined Financial Statements (Continued)

June 30, 2014

(Dollars in thousands)

(2) Summary of Significant Accounting Policies (Continued)

progress will be transferred to property, plant and equipment and be depreciated over their estimated useful lives using the straight-line method. Proceeds from Test Energy have been accounted for as reduction in the basis of construction-in-progress upon receipt. The reduction in basis will be depreciated over the remaining useful life of the assets.

Fair Value Measurements

        The Company utilizes valuation techniques that maximize the use of observable inputs. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

  •
  Level 1—Consists of assets or liabilities whose value is based on unadjusted quoted prices in active markets at the measurement date.

  •
  Level 2—Consists of assets or liabilities valued using industry standard models and based on prices, other than quoted prices within Level 1, that are either directly or indirectly observable as of the measurement date.

  •
  Level 3—Consists of assets or liabilities whose fair value is estimated based on internally developed models or methodologies using inputs that are generally less readily observable and supported by little, if any, market activity at the measurement date.

Interest Rate Swaps

        The Company utilizes interest rate swap agreements to lock in a specified interest rate on a portion of its long-term debt. The interest rate swap agreements are recorded at fair value on the accompanying combined balance sheets. The Company did not meet the requirements for hedge accounting in accordance with FASB ASC Topic 815, Derivatives and Hedging, and, accordingly, has recorded the change in the fair value of the interest rate swaps in unrealized loss on interest rate swap agreements in the combined statements of operations. Amounts paid on the interest rate swap agreements have been recorded as interest expense in the combined statements of operations.

        As a result of the use of derivative financial instruments, such as interest rate swaps, the Company is exposed to the risk that counterparties will fail to meet their contractual obligations. To mitigate the counterparty credit risk, the Company has a policy of entering into contracts only with major financial institutions selected based upon their credit ratings and other financial factors.

Commitments and Contingencies

        Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

ALTA WIND PORTFOLIO

Notes to Unaudited Combined Financial Statements (Continued)

June 30, 2014

(Dollars in thousands)

(3) Restricted Cash and Cash Equivalents

        The Company is required to maintain restricted cash accounts in accordance with certain of its financing and operational agreements. Restricted cash and cash equivalents consist of the following:

	June 30, 2014	December 31, 2013
Construction completion accounts	$19,222	2,112
Working capital accounts	—	827
Debt service reserve accounts	2,164	34

Total restricted cash and cash equivalents	$21,386	2,973

(4) Property, Plant, and Equipment

        Property, plant, and equipment consists of the following:

	For the Three Months Ended June 30, 2014	For the Six Months Ended June 30, 2014
Balance at beginning of period, net	$1,486,923	984,757
Gross carrying amount of wind plant assets:
Balance at beginning of period	1,621,748	1,104,953
Transfer from contruction-in-progress (note 5)	—	515,221
Additions	862	2,436

Balance at end of period	1,622,610	1,622,610

Gross carrying amount of other property and equipment:
Balance at beginning of period	19,013	19,013

Balance at end of period	19,013	19,013

Gross carrying amount of land:
Balance at beginning of period	1,540	1,540

Balance at end of period	1,540	1,540

Accumulated depreciation:
Balance at beginning of period	(155,378)	(140,749)
Depreciation expense	(16,375)	(31,004)

Balance at end of period	(171,753)	(171,753)

Balance at end of period, net	$1,471,410	1,471,410

        The Company recorded depreciation expense of $11,173 and $22,347 for the three and six months ended June 30, 2013, respectively.

ALTA WIND PORTFOLIO

Notes to Unaudited Combined Financial Statements (Continued)

June 30, 2014

(Dollars in thousands)

(5) Construction-in-Progress

        Construction-in-progress consists of the following:

	For the Three Months Ended June 30, 2014	For the Six Months Ended June 30, 2014
Gross carrying amount of construction-in-progress:
Balance at beginning of period	$—	520,063
Additions	—	1,496
Transfer out (see note 4)	—	(520,466)
Reduction from Test Energy	—	(1,093)

Balance at end of period	$—	—

        Alta X and Alta XI achieved commercial operations on February 1, 2014 and the construction-in-progress balances were transferred to property, plant and equipment and other assets.

(6) Intangible Assets

        The aggregate intangible assets consist of the following:

	For the Three Months Ended June 30, 2014	For the Six Months Ended June 30, 2014
Balance at beginning of period, net	$111,268	112,522
Gross carrying amount of other intangibles:
Balance at beginning of period	125,072	125,072

Balance at end of period	125,072	125,072

Accumulated amortization:
Balance at beginning of period	(13,804)	(12,550)
Amortization expense	(1,271)	(2,525)

Balance at end of period	(15,075)	(15,075)

Balance of intangible assets, net at end of period	$109,997	109,997

        The Company recorded amortization expense related to intangible assets of $1,186 and $2,349, for the three and six months ended June 30, 2013, respectively.

ALTA WIND PORTFOLIO

Notes to Unaudited Combined Financial Statements (Continued)

June 30, 2014

(Dollars in thousands)

(7) Deferred Financing Costs

        Deferred financing costs consist of certain legal and bank fees related to the issuance of various debt instruments described in note 8. Deferred financing costs are being amortized using the effective-interest method over the life of the respective debt instruments. Deferred financing costs consist of the following:

	For the Three Months Ended June 30, 2014	For the Six Months Ended June 30, 2014
Balance at beginning of period, net	$48,388	49,765
Gross carrying amount of deferred financing costs:
Balance at beginning of period	78,745	78,660
Additions	90	175

Balance at end of period	78,835	78,835

Accumulated amortization:
Balance at beginning of period	(30,357)	(28,895)
Amortization capitalized in construction-in-progress	—	(150)
Amortization expensed	(1,476)	(2,788)

Balance at end of period	(31,833)	(31,833)

Balance at end of period, net	$47,002	47,002

        The Company recorded amortization expense related to deferred financing costs of $1,089 and $2,174 for the three and six months ended June 30, 2013, respectively. In addition, the Company capitalized $0 and $124 of amortized deferred financing costs in construction-in-progress for the three and six months ended June 30, 2013, respectively related to the construction of Alta X and XI.

ALTA WIND PORTFOLIO

Notes to Unaudited Combined Financial Statements (Continued)

June 30, 2014

(Dollars in thousands)

(8) Long-Term Debt

        The Company's long-term debt is categorized as secured notes, finance lease obligations and construction loans. Details regarding these debt instruments are provided below:

(a)    Secured Notes

        Secured notes at June 30, 2014 and December 31, 2013 consist of the following:

						Fair market value as of
	June 30, 2014	December 31 2013	Maturity Date	Rate	Payments	June 30, 2014	Dec. 31, 2013
Alta Realty	$34,377	34,880	Jan 31, 2031	7.00%	Quarterly (Jan. 31, Apr. 30, Jul. 31, Oct. 31)	$42,795	40,515
AWAM	20,068	20,389	May 15, 2031	LIBOR + 2.38%*	Quarterly (Feb 15, May. 15, Aug 15, Nov 15)	20,068	20,389
Alta X (see note 8(c))	300,200	—	Mar 31, 2021	LIBOR + 2.00%	Semiannual ** (Jun 30, Dec 31)	300,200	—
Alta XI (see note 8(c))	191,310	—	Mar 31, 2021	LIBOR + 2.00%	Semiannual ** (Jun 30, Dec 31)	191,310	—

Subtotal	545,955	55,269				$554,373	60,904

Less current portion	(1,914)	(1,862)

	$544,041	53,407

*
increasing every four years to a maximum rate of 2.88%

**
no principal payments until June 30, 2016

        Substantially all of the Leasehold Entities', Alta X's and Alta XI's assets are pledged as collateral under their respective loan agreements. The secured notes all contain certain restrictive covenants that, among other things, limit the borrowers' ability to incur additional indebtedness, maintain reserve accounts, release funds from reserve accounts, make distributions, and create liens. As of June 30, 2014, the Leasehold Entities, Alta X and Alta XI were in compliance with the term, covenants, and provisions of their respective loan agreements.

ALTA WIND PORTFOLIO

Notes to Unaudited Combined Financial Statements (Continued)

June 30, 2014

(Dollars in thousands)

(8) Long-Term Debt (Continued)

(b)    Finance Lease Obligations

        The Company's finance lease obligations at June 30, 2014 and December 31, 2013 consist of the following:

						Fair market value as of
	June 30, 2014	December 31, 2013	Maturity Date	Implicit Interest Rate	Payments	June 30, 2014	December 31, 2013
Alta I	$263,378	269,071	12/30/34	7.01%	Semiannual (6/30, 12/30)	$322,115	309,524
Alta Holdings	781,914	796,763	12/30/34 - 6/30/35	5.70% - 6.07%	Semiannual (6/30, 12/30)	877,477	848,405

Subtotal	1,045,292	1,065,834				$1,199,592	1,157,929
Less current portion	(32,139)	(29,641)

	$1,013,153	1,036,193

        The finance lease obligations are subject to certain restrictive covenants that, among other things, limit the borrowers' ability to incur additional indebtedness, release funds from reserve accounts, maintain reserve accounts, make distributions, create liens, and enter into mergers or consolidation without consent. As of June 30, 2014, Alta I and Alta Wind Holdings were in compliance with the terms, covenants, and provisions of their respective loan agreements.

        The finance lease obligations were issued under separate leveraged lease transactions whereby the respective Operating Entities sold and leased back undivided interests in specific assets of the project. As part of the leveraged lease, separate Delaware statutory trusts (collectively, the Owner Lessors) are each owners of an undivided interest in the assets sold and leased back. The leveraged lease transactions are accounted for as a financing due to Operating Entities continued involvement with the property sold and leased back. Each Owner Lessor is beneficially owned by an equity investor (each, an Owner Participant).

        After the Owner Lessors acquire their respective undivided interests, the Owner Lessors leased these undivided interests to the applicable Operating Entities under separate facility lease agreements (each, a Facility Lease). The terms and conditions of each Facility Lease are substantially similar. The Operating Entities make rental payments as stipulated in each facility lease agreement on a recurring basis sufficient for the Owner Lessors to make the required payments of principal and interest on debt that was issued under each transaction and to provide a return on the Owner Participant's equity funding.

ALTA WIND PORTFOLIO

Notes to Unaudited Combined Financial Statements (Continued)

June 30, 2014

(Dollars in thousands)

(8) Long-Term Debt (Continued)

(c)    Construction Loans

	June 30, 2014	December 31, 2013	Total Commitment	Rate
Alta X, at fair value	$—	261,335	300,200	LIBOR + 2.00%
Alta XI, at fair value	—	191,310	191,310	LIBOR + 2.00%

Subtotal	—	452,645	491,510
Less current portion	—	—

	$—	452,645

        During the first quarter of 2014, Alta X utilized the remaining commitment available under its construction loan and contributions from its member to substantially complete construction of its wind facility.

        On March 31, 2014, under the terms of its credit agreements, Alta X and XI converted the construction loans to term loans. See note 8(a) for additional information regarding the term loans.

(9) Fair Value Measurements

        The following tables provide a summary of the recognized assets and liabilities that are measured at fair value on a recurring basis:

	June 30, 2014
	Level 1	Level 2	Level 3	Netting adjustments	Total
Derivative asset:
Interest rate swaps	$—	1,025	—	—	1,025

Total	$—	1,025	—	—	1,025

	June 30, 2014
	Level 1	Level 2	Level 3	Netting adjustments	Total
Derivative liability:
Interest rate swaps	$—	5,049	—	—	5,049

Total	$—	5,049	—	—	5,049

	December 31, 2013
	Level 1	Level 2	Level 3	Netting adjustments	Total
Derivative asset:
Interest rate swaps	$—	18,090	—	—	18,090

Total	$—	18,090	—	—	18,090

ALTA WIND PORTFOLIO

Notes to Unaudited Combined Financial Statements (Continued)

June 30, 2014

(Dollars in thousands)

(9) Fair Value Measurements (Continued)

	December 31, 2013
	Level 1	Level 2	Level 3	Netting adjustments	Total
Derivative liability:
Interest rate swaps	$—	2,564	—	—	2,564

Total	$—	2,564	—	—	2,564

        The derivative assets and liabilities arise from interest rate swap agreements at Alta X, Alta XI and AWAM. The Company utilizes interest rate swap agreements to lock in specified interest rates on its floating rate debt. The Company did not elect hedge accounting and the swap agreements have been deemed ineffective in offsetting cash flows attributable to the hedged risk. The Company carries these swap agreements in its balance sheet and recognizes the change in fair value through earnings. For the three and six months ended June 30, 2014, the Company recognized approximately $9,022 and $19,550, respectively, of unrealized losses on the swap agreements. For the three and six months ended June 30, 2013, the Company recognized approximately $9,669 and $9,669, respectively, of unrealized gains on the swap agreements. The unrecognized losses and gains are representing cash flow hedge ineffectiveness arising from differences between the terms of the interest rate swap agreements and the hedged debt obligations. These amounts were recorded as an unrealized loss and gain on interest rate swap agreements in the accompanying statement of operations for the three and six months ended June 30, 2014 and 2013, respectively.

(10) Asset Retirement Obligations

        The Company has asset retirement obligations arising from lease obligations to perform certain asset retirement activities at the expiration of the lease agreements (see note 12). The liabilities were initially measured at fair value when construction began on the lease property. The following table presents the activity for the asset retirement obligations:

	For the Three Months Ended June 30, 2014	For the Six Months Ended June 30, 2014
Balance at beginning of period	$7,675	7,530
Accretion capitalized into construction-in-progress	—	8
Accretion expense	146	283

Balance at end of period	$7,821	7,821

        The Company recorded accretion expense of $114 and $216 for the three and six months ended June 30, 2013, respectively, within plant operating expenses.

ALTA WIND PORTFOLIO

Notes to Unaudited Combined Financial Statements (Continued)

June 30, 2014

(Dollars in thousands)

(11) Affiliate Transactions

        As described in note 13, the Company was acquired by NRG Yield on August 12, 2014. Accordingly subsequent to the acquisition, the transactions described below are no longer considered to be affiliate transactions.

        Amounts due from affiliates consist of the following:

	June 30, 2014	December 31, 2013
California Highwind Power, LLC	$2,460	1,428
TGP Energy Management, LLC	6,984	—
Others	145	18

Total due from affiliates	$9,589	1,446

        Amounts due to affiliates consist of the following:

	June 30, 2014	December 31, 2013
Terra Gen Power, LLC	$64	34
Terra-Gen Operating Company, LLC	—	160
Terra-Gen Finance Company, LLC	64	—
Alta Windpower Development, LLC	—	1,562
Others	39	10

Total due to affiliates	$167	1,766

        Operations, Maintenance, and Asset Management:    Terra-Gen Operating Company, LLC (TG Operating) provides operations, maintenance, and asset management services to the Company under Operation and Maintenance Agreements (O&M) and Asset Management Agreements (AMA), which expire between December 2018 and December 2019. The Company pays annual fees (subject to a 2.5% annual increase) and the reimbursement of direct costs incurred by TG Operating in performance of its services. O&M fees which are included in plant operating expenses and AMA fees are included in general and administrative expenses in the accompanying combined statements of operations (see table below for amounts incurred). See note 13 for additional discussion.

        Shared Facilities and LGIA:    The Company also pays TG Operating for its role as manager under the shared facility agreements (SFA) and long-term interconnection co-tenancy agreements, which are included in general and administrative expenses in the accompanying combined statements of operations (see table below for amounts incurred). See note 13 for additional discussion.

ALTA WIND PORTFOLIO

Notes to Unaudited Combined Financial Statements (Continued)

June 30, 2014

(Dollars in thousands)

(11) Affiliate Transactions (Continued)

        Fees incurred under the O&M, AMA and SFA Agreements were as follows:

	Six Months Ended June 30,		Three Months Ended June 30,
	2014	2013	2014	2013
O&M	$445	891	318	635
AMA	354	713	284	539
SFA	156	315	36	69

	$955	1,919	638	1,243

        Merchant PPA:    Included in amounts due from affiliates are receivables from TGEM for energy sold by Alta X and XI under the Merchant PPA that have not been paid. Payments by TGEM to Alta X and XI are due the second month following the month of production.

        Construction Activity:    The amounts due to Alta Wind Development represent construction funds paid on behalf of Alta Wind X and XI that will be reimbursed with construction completion funds.

(12) Commitments and Contingencies

        Leases and Royalties:    The Company provides for lease payments to the landowners for the right to use the land upon which the wind plants are located and expire at dates ranging from 2030 to 2048. These leases require payments based on a percentage of gross revenue ranging between 3.0% and 10.0%.

(13) Subsequent Events

        Purchase and Sale Agreement:    On August 12, 2014, certain holding company subsidiaries of TG Power closed a Purchase and Sale Agreement (the PSA) with NRG Yield Operating LLC to sell the Company. In conjunction with the sale the O&M, AMA and SFA agreements were amended whereby TG Operating will continue in its current role at a modified fee and term.

Independent Auditors' Report

The Management Committee
Laredo Ridge Wind, LLC:

        We have audited the accompanying financial statements of Laredo Ridge Wind, LLC, which comprise the balance sheets as of December 31, 2014 (Successor) and 2013 (Predecessor), and the related statements of operations and comprehensive income (loss), member's equity, and cash flows for the period from April 1, 2014 through December 31, 2014 (Successor period), and for the period from January 1, 2014 through March 31, 2014 and the year ended December 31, 2013 (Predecessor period), and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

        Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Laredo Ridge Wind, LLC as of December 31, 2014 (Successor) and 2013 (Predecessor), and the results of its operations and its cash flows for the period from April 1, 2014 through December 31, 2014 (Successor period), and for the period from January 1, 2014 through March 31, 2014 and the year ended December 31, 2013 (Predecessor period) in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Los Angeles, California
April 10, 2015

LAREDO RIDGE WIND, LLC
(A Delaware Limited Liability Company)

Balance Sheets

(In thousands)

	Successor	Predecessor
	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$4,740	2,911
Accounts receivable	1,563	1,436
Accounts receivable from related parties	42	—
Inventory	501	455
Prepaid expenses and other current assets	491	140

Total current assets	7,337	4,942
Noncurrent assets:
Wind energy generating system, net of accumulated depreciation of $4,517 and $27,328 in 2014 and 2013, respectively	117,483	160,012
Intangible asset for power purchase agreement, net of accumulated amortization of $2,117 and $0 in 2014 and 2013, respectively	45,883	—
Deferred financing costs, net	2,438	3,055
Long-term restricted cash	—	334
Long-term derivative assets	752	—

Total assets	$173,893	168,343

Liabilities and Member's Equity
Current liabilities:
Accounts payable	$363	326
Accounts payable to related parties	141	41
Accrued liabilities	434	182
Derivative liabilities	1,595	—
Current maturities of long-term debt	3,535	2,922
Interest payable	80	12

Total current liabilities	6,148	3,483
Long-term debt	104,463	65,729
Deferred revenue, net	—	49,939
Long-term derivative liabilities	—	3,358
Asset retirement obligation	818	5,025

Total liabilities	111,429	127,534
Commitments and contingencies
Member's equity	62,464	40,809

Total liabilities and member's equity	$173,893	168,343

See accompanying notes to financial statements.

LAREDO RIDGE WIND, LLC
(A Delaware Limited Liability Company)

Statements of Operations and Comprehensive Income (Loss)

(In thousands)

	Successor	Predecessor
	April 1, 2014 through December 31, 2014	January 1, 2014 through March 31, 2014	Year ended December 31, 2013
Operating revenues:
Lease revenue	$9,753	4,862	16,506
Grant revenue	—	731	2,928

Total operating revenues	9,753	5,593	19,434

Operating expenses:
Depreciation and accretion	4,557	2,421	9,668
Maintenance and other operating costs	3,617	1,086	3,638

Total operating expenses	8,174	3,507	13,306

Income from operations	1,579	2,086	6,128
Interest expense	(5,331)	(1,186)	(4,919)

Net (loss) income	(3,752)	900	1,209

Other comprehensive income (loss):
Unrealized (loss) gain on derivatives	(843)	(1,682)	5,614

Other comprehensive (loss) income	(843)	(1,682)	5,614

Comprehensive (loss) income	$(4,595)	(782)	6,823

See accompanying notes to financial statements.

LAREDO RIDGE WIND, LLC
(A Delaware Limited Liability Company)

Statements of Member's Equity

(In thousands)

	Mission Wind Laredo, Inc.
	Contributions	Distributions	Retained deficit	Accumulated other comprehensive loss	Total member's equity
Predecessor
Balance at December 31, 2012	$132,810	(82,365)	(2,155)	(8,972)	39,318
Distributions to member	—	(5,332)	—	—	(5,332)
Net income	—	—	1,209	—	1,209
Unrealized gain on derivatives	—	—	—	5,614	5,614

Balance at December 31, 2013	132,810	(87,697)	(946)	(3,358)	40,809
Distributions to member	—	(1,700)	—	—	(1,700)
Net income	—	—	900	—	900
Unrealized loss on derivatives	—	—	—	(1,682)	(1,682)

Balance at March 31, 2014(a)	$132,810	(89,397)	(46)	(5,040)	38,327

Successor
Balance at April 1, 2014(a)	$102,289	—	—	—	102,289
Noncash contributions from member	1,106	—	—	—	1,106
Distributions to member	—	(36,336)	—	—	(36,336)
Net loss	—	—	(3,752)	—	(3,752)
Unrealized loss on derivatives	—	—	—	(843)	(843)

Balance at December 31, 2014	$103,395	(36,336)	(3,752)	(843)	62,464

(a)
The difference in equity balances at March 31, 2014 and April 1, 2014 reflected purchase accounting adjustments related to NRG's acquisition of Laredo Ridge Wind, LLC on April 1, 2014.

See accompanying notes to financial statements.

LAREDO RIDGE WIND, LLC
(A Delaware Limited Liability Company)

Statements of Cash Flows

(In thousands)

	Successor	Predecessor
	April 1, 2014 through December 31, 2014	January 1, 2014 through March 31, 2014	Year ended December 31, 2013
Cash flows from operating activities:
Net (loss) income	$(3,752)	900	1,209
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, amortization, and accretion	6,684	2,522	10,090
Amortization of deferred revenue	—	(731)	(2,923)
Changes in derivative instruments	(3,988)	—	—
Changes in assets and liabilities:
Accounts receivable	54	(223)	(72)
Inventory	(23)	(24)	(30)
Prepaid expenses and other current assets	(99)	(252)	371
Accounts payable	1,333	(90)	(344)
Accrued liabilities	320	(67)	(129)
Interest payable	68	—	—

Net cash provided by operating activities	597	2,035	8,172

Cash flows from investing activity:
Decrease in long-term restricted cash	—	334	—

Net cash provided by investing activity	—	334	—

Cash flows from financing activities:
Distributions to member	(36,336)	(1,700)	(5,332)
Borrowings of long-term debt	41,290	—	—
Repayment of long-term debt	(880)	(1,063)	(2,664)
Financing costs	(2,448)	—	—

Net cash provided by (used in) financing activities	1,626	(2,763)	(7,996)

Net increase (decrease) in cash and cash equivalents	2,223	(394)	176
Cash and cash equivalents at beginning of period	2,517	2,911	2,735

Cash and cash equivalents at end of period	$4,740	2,517	2,911

Supplemental disclosure of cash flow information:
Noncash financing activity:
Capital contributions from member	$1,106	—	—
Cash paid during the period for interest	$9,241	1,083	4,466

See accompanying notes to financial statements.

LAREDO RIDGE WIND, LLC
(A Delaware Limited Liability Company)

Notes to Financial Statements

December 31, 2014 and 2013

(1) The Company

        Laredo Ridge Wind, LLC, or the Company, a Delaware limited liability company, is a wholly owned subsidiary of Mission Wind Laredo, Inc., or MWL. On April 1, 2014, NRG Energy, Inc., or NRG, acquired substantially all of Edison Mission Energy's, or EME, assets including its member interests in the Company. From April 1, 2014 through January 1, 2015, the Company was a wholly owned subsidiary of NRG Wind LLC, or NRG Wind, which is in turn a wholly owned subsidiary of NRG. On January 2, 2015, NRG Yield, Inc. acquired the Company from NRG. NRG Yield Operating LLC is a consolidated subsidiary of NRG Yield, Inc., which is a consolidated subsidiary of NRG. No change in basis occurred as a result of the sale as both the seller and purchaser are under the common control of NRG.

        The Company was formed to construct and operate a 79.9-megawatt (MW) wind powered electricity-generating system composed of 54 General Electric Company 1.5 MW generators, a power collection system and power substation, or the Windsystem, located in Boone County, Nebraska. Electricity generated by the Windsystem is sold under a power purchase agreement to Nebraska Public Power District, or NPPD.

        A summary of the major agreements entered into by the Company is set forth below:

  (a) Nebraska Public Power District Power Purchase Agreement

        The Company sells electricity generated by the turbines to NPPD pursuant to a power purchase agreement, or PPA with a term extending for 20 years from the commercial operation date of February 1, 2011. The terms of the agreement provide for energy rates escalating by 2.5% on an annual basis, as defined in the agreement.

  (b) Southwest Power Pool, Inc. Standard Large Generator Interconnection Agreement

        The Company entered into an interconnection agreement with Southwest Power Pool, Inc. on March 5, 2010 with a term extending for 20 years with provisions for extension.

  (c) General Electric International, Inc. Turbine Operations Support Agreement

        The Company contracted with General Electric International, Inc., or GE, to provide certain warranty, maintenance, and repair services. The agreement, including extensions, covers a five-year period, which commenced at turbine completion in November 2010. Payments are subject to an annual escalation clause. Total fees incurred for the period from April 1, 2014 through December 31, 2014, the period from January 1, 2014 through March 31, 2014, and the year ended December 31, 2013 were $1,138,000, $379,000, and $1,487,000, respectively. These costs are included in maintenance and other operating costs in the statements of operations and comprehensive income (loss).

  (d) Windsystem Operation and Maintenance Agreement

        The Company entered into an agreement with a subsidiary of NRG, previously a subsidiary of EME, to provide operation and maintenance services for the balance of plant not covered by the maintenance and service agreement with GE. The agreement has an initial term of five years commencing on May 27, 2010, with provision for annual automatic extension until terminated. The

LAREDO RIDGE WIND, LLC
(A Delaware Limited Liability Company)

Notes to Financial Statements (Continued)

December 31, 2014 and 2013

(1) The Company (Continued)

Company incurred costs under the agreement for the period from April 1, 2014 through December 31, 2014, the period from January 1, 2014 through March 31, 2014, and the year ended December 31, 2013 in the amounts of $451,000, $164,000, and $552,000, respectively. These costs are included in maintenance and other operating costs in the statements of operations and comprehensive income (loss). Amounts due to NRG are recorded as accounts payables to related parties in the Company's balance sheets.

  (e) Wind Park Leases and Easement Agreements

        The Company has entered into various lease and easement agreements, which grant the Company nonexclusive easement rights to use the land on which the turbines, the substation, operations building, access roads, and other related equipment are located. The Company is obligated to pay easement fees of $6,750 per turbine, which are adjusted annually by 2.5%, plus any crop damage fees. The Company incurred easement fees of $321,000, $104,000, and $438,000 for the period from April 1, 2014 through December 31, 2014, the period from January 1, 2014 through March 31, 2014, and the year ended December 31, 2013, respectively. These costs are included in maintenance and other operating costs in the statements of operations and comprehensive income (loss).

(2) Significant Accounting Policies

  (a) Basis of Presentation

        The Company's financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. The Accounting Standards Codification, or ASC, established by the Financial Accounting Standards Board, or FASB, is the source of authoritative U.S. GAAP to be applied by nongovernmental entities.

  (b) Predecessor and Successor Reporting

        As further discussed in note 3, Business Acquisition, on April 1, 2014, NRG completed the acquisition of substantially all of the assets of EME, or the EME Acquisition, including its member interests in the Company. The EME Acquisition was accounted for under the acquisition method of accounting. Fair value adjustments have been pushed down to the Company, resulting in the Company's assets and liabilities being recorded at fair value at April 1, 2014. Therefore, the Company's financial information prior to the EME Acquisition is not comparable to its financial information subsequent to the EME Acquisition.

        As a result of the impact of pushdown accounting, the financial statements and certain note presentations separate the Company's presentations into two distinct periods, the period before the consummation of the EME Acquisition (labeled predecessor) and the period after that date (labeled successor), to indicate the application of different basis of accounting between the periods presented.

  (c) Cash and Cash Equivalents

        Cash and cash equivalents include highly liquid investments with an original maturity of three months or less at the time of purchase.

LAREDO RIDGE WIND, LLC
(A Delaware Limited Liability Company)

Notes to Financial Statements (Continued)

December 31, 2014 and 2013

(2) Significant Accounting Policies (Continued)

  (d) Derivative Instruments

        The Company accounts for derivative financial instruments under ASC 815, Derivatives and Hedging, which requires the Company to record all derivatives on the balance sheet at fair value unless they qualify for a normal purchase normal sale exception. Changes in the fair value of nonhedge derivatives are immediately recognized in earnings.

        If certain criteria are met, a derivative financial instrument may be designated as a fair value hedge or cash flow hedge. The Company uses interest rate swaps to manage its interest rate exposure on long-term debt, which have been designated as cash flow hedges. With the exception of these interest rate swaps, the Company did not have any other derivative financial instruments designated as fair value or cash flow hedges for accounting purposes. Changes in the fair value of derivatives accounted for as cash flow hedges, if elected for hedge accounting, are deferred and recorded as a component of accumulated other comprehensive income, or OCI, until the hedged transactions occur and are recognized in earnings.

        On an ongoing basis, the Company assesses the effectiveness of derivatives that are designated as cash flow hedges for accounting purposes in order to determine that each derivative continues to be highly effective in offsetting changes in cash flows of hedged items. If it is determined that the derivative instrument is not highly effective as a hedge, hedge accounting will be discontinued prospectively. If the derivative instrument is terminated, the effective portion of this derivative deferred in accumulated OCI will be frozen until the underlying hedged item is delivered. Amounts reclassified from accumulated OCI into income and amounts recognized in income from the ineffective portion of cash flow hedges are recorded to interest expense. See note 5—Accounting for Derivative Instruments and Hedging Activities, for more information.

  (e) Fair Value of Financial Instruments

        The Company accounts for the fair value of financial instruments in accordance with ASC 820, Fair Value Measurement, or ASC 820. The Company does not hold or issue financial instruments for trading purposes.

        The carrying amounts of cash equivalents and restricted cash approximate fair value because of the short-term maturity of these instruments. Money market funds included in cash equivalents and long-term restricted cash are classified as Level 1 within the fair value hierarchy as fair value is determined by observable market prices (unadjusted) in active markets. Money market funds totaled $3,920,000 and $1,720,000 at December 31, 2014 and 2013, respectively.

        Derivative instruments consisting of interest rate swaps are recorded at fair value on the Company's balance sheets on a recurring basis and their level within the fair value hierarchy is Level 2 as the fair value can be determined based on observable values of underlying interest rates. For further discussion of interest rate swaps, see note 5, Accounting for Derivatives Instruments and Hedging Activities.

        The carrying value of long-term debt approximates fair value at December 31, 2014 and 2013 as the debt carries a variable interest rate. The fair value of long-term debt is estimated based on the

LAREDO RIDGE WIND, LLC
(A Delaware Limited Liability Company)

Notes to Financial Statements (Continued)

December 31, 2014 and 2013

(2) Significant Accounting Policies (Continued)

income approach valuation technique for nonpublicly traded debt using current interest rates for similar instruments with equivalent credit quality and uses Level 3 inputs.

        ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:

  •
  Level 1—Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access as of the measurement date.

  •
  Level 2—Inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

  •
  Level 3—Unobservable inputs for the asset or liability only used when there is little, if any, market activity for the asset or liability at the measurement date.

        In accordance with ASC 820, the Company determines the level in the fair value hierarchy within which each fair value measurement in its entirety falls, based on the lowest level input that is significant to the fair value measurement in its entirety.

  (f) Deferred Financing Costs

        Deferred financing costs consist of legal fees and closing costs incurred by the Company in obtaining its financings. These costs are amortized using the effective interest method over the term of the financial obligation. As of December 31, 2014 and 2013, accumulated amortization totaled $10,000 and $2,250,000, respectively. Amortization expense was $10,000, $102,000 and $422,000 for the period from April 1, 2014 through December 31, 2014, the period from January 1, 2014 through March 31, 2014 and the year ended December 31, 2013, respectively, and is included in interest expense in the statements of income. The costs incurred by the Company in obtaining its July 2010 financing were eliminated as a result of pushdown accounting in connection with the EME Acquisition. Deferred financing costs, net, as of December 31, 2014, represent costs associated with the amendment to the credit agreement described in note 6, Long-Term Debt.

  (g) Long-Term Restricted Cash (Predecessor)

        At December 31, 2013, long-term restricted cash consists of collateral reserves required by the Company's debt agreements. Amounts were reclassified to cash and cash equivalents in 2014 upon payments of all completion amounts.

  (h) Wind Energy Generating System

        Plant and equipment are stated at cost or, in the case of business acquisitions, fair value. See note 3, Business Acquisition, for more information on acquired plant and equipment. The plant balance includes all costs associated with the acquisition, development, and construction of the Windsystem. Depreciation is recorded using the straight-line method over the Windsystem's estimated useful life of 20 years.

LAREDO RIDGE WIND, LLC
(A Delaware Limited Liability Company)

Notes to Financial Statements (Continued)

December 31, 2014 and 2013

(2) Significant Accounting Policies (Continued)

        Expenditures for maintenance, repairs, and renewals are expensed as incurred. Expenditures for additions and improvements are capitalized.

  (i) Impairment of Long-Lived Assets

        The Company reviews the Windsystem for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Recoverability of the Windsystem is measured by a comparison of its carrying amount to the future undiscounted net cash flows expected to be generated plus any incremental tax credits directly attributable to the Windsystem. If the Windsystem is considered to be impaired, the impairment recognized is measured as the amount by which its carrying amount exceeds its fair value. There were no indicators of impairment loss as of December 31, 2014 and 2013.

  (j) Inventory

        Inventory is stated at the lower of weighted average cost or market and consists of spare parts, materials, and supplies.

  (k) Revenue Recognition

  Power purchase agreement

        An assessment of revenue from electricity sales was conducted to determine whether or not the PPA with NPPD contains an embedded lease. The assessment resulted in a determination that revenue earned by the Company for sale of electricity is subject to lease accounting. However, there are no minimum rental payments required under this agreement and, therefore, rental income is recorded as electricity is delivered at rates defined in the PPA. The Company accounts for renewable energy credits as a bundled component of the associated electricity, with revenue also recorded as the electricity is delivered.

        As described in note 3, Business Acquisition, as a result of push down accounting, the Company recorded an intangible asset representing the fair value of the PPA with NPPD on the acquisition date included in power purchase agreement on the Company's balance sheet. The asset is amortized as a reduction to revenue on a straight-line basis over the term of the PPA or approximately 17 years.

  U.S. Treasury grants (Predecessor)

        In 2011, the Company received $57,492,000 in U.S. Treasury grants (cash grants, under the American Recovery and Reinvestment Act of 2009) related to the qualifying expenditures incurred during construction. The grants were recorded as deferred revenue and recognized in revenue on a straight-line basis over the life of the asset prior to the EME Acquisition.

  (l) Concentrations of Credit Risk

        Financial instruments that potentially subject the Company to significant concentrations of credit or valuation risk consist principally of cash equivalents, accounts receivable, and derivative instruments.

LAREDO RIDGE WIND, LLC
(A Delaware Limited Liability Company)

Notes to Financial Statements (Continued)

December 31, 2014 and 2013

(2) Significant Accounting Policies (Continued)

Cash equivalents are held in money market funds invested in treasury and government securities. Accounts receivable are concentrated within the energy industry. The concentration within one industry may impact the Company's overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in the economic, industry, or other conditions. The Company is exposed to credit losses in the event of noncompliance by counterparties on its derivative financial instruments.

        The Company sells 100% of its output to a single customer, NPPD, through a PPA. At December 31, 2014 and 2013, the accounts receivable with this customer totaled $1,563,000 and $1,436,000, respectively. The maximum amount of loss due to credit risk, should the customer fail to perform, is the amount of the outstanding receivable, and any losses associated with replacing this one customer. As of December 31, 2014 and 2013, NPPD's credit and long-term senior secured issuer ratings from Standard & Poor's and Moody's Investors Service were A and A1, respectively.

  (m) Income Taxes

        The Company is a wholly owned limited liability company (a disregarded entity) for federal and state income tax purposes. Therefore, federal and state income taxes are assessed at the Parent level. Accordingly, no provision has been made for federal or state income taxes in the accompanying financial statements. If the Company was a separate tax paying entity, there would have been income tax expense (benefit) for the period from April 1, 2014 through December 31, 2014, the period from January 1, 2014 through March 31, 2014 and the year ended December 31, 2013 of ($1,503,000), $361,000 and 485,000, respectively.

  (n) Asset Retirement Obligation

        The Company recognizes asset retirement obligations, or AROs, associated with long-lived assets for which a legal obligation exists under enacted laws, statutes, and written or oral contracts, including obligations arising under the doctrine of promissory estoppel, and for which the timing and/or method of settlement may be conditional on a future event. The Company recognizes the fair value of a liability for an ARO in the period in which it is incurred and a reasonable estimate of fair value can be made.

        Upon initial recognition of a liability for an ARO, the Company capitalizes the asset retirement cost by increasing the carrying amount of the related long-lived asset by the same amount. Over time, the liability is accreted to its future value, while the capitalized cost is depreciated over the useful life of the related asset.

LAREDO RIDGE WIND, LLC
(A Delaware Limited Liability Company)

Notes to Financial Statements (Continued)

December 31, 2014 and 2013

(2) Significant Accounting Policies (Continued)

        The Company's AROs were primarily related to future costs associated with site reclamation, facilities dismantlement, and removal of environmental hazards. A reconciliation of the changes in the Company's ARO obligation is as follows (in thousands):

Predecessor
Balance of asset retirement obligation at December 31, 2012	$4,729
Accretion expense	296

Balance of asset retirement obligation at December 31, 2013	5,025
Accretion expense	77

Balance of asset retirement obligation at March 31, 2014(a)	$5,102

Successor
Balance of asset retirement obligation at April 1, 2014(a)	$777
Accretion expense	41

Balance of asset retirement obligation at December 31, 2014	$818

(a)
The difference in balances at March 31, 2014 and April 1, 2014 reflected purchase accounting adjustments related to the EME Acquisition.

  (o) Use of Estimates

        The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The significant estimates include estimating pushdown accounting in connection with the EME Acquisition relative to the assets acquired and liabilities assumed by NRG.

  (p) Recent Accounting Developments

        In November 2014, the FASB issued Accounting Standards Update No. 2014-16, Derivatives and Hedging (Topic 815): Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity, or ASU No. 2014-16. The amendments of ASU No. 2014-16 clarify how U.S. GAAP should be applied in determining whether the nature of a host contract is more akin to debt or equity and in evaluating whether the economic characteristics and risks of an embedded feature are "clearly and closely related" to its host contract. The guidance in ASU No. 2014-16 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted. The Company is currently evaluating the impact of the standard on the Company's results of operations, cash flows, and financial position.

LAREDO RIDGE WIND, LLC
(A Delaware Limited Liability Company)

Notes to Financial Statements (Continued)

December 31, 2014 and 2013

(2) Significant Accounting Policies (Continued)

        In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), or ASU No. 2014-09. The amendments of ASU No. 2014-09 complete the joint effort between the FASB and the International Accounting Standards Board, or IASB, to develop a common revenue standard for U.S. GAAP and International Financial Reporting Standards, or IFRS, and to improve financial reporting. The guidance in ASU No. 2014-09 provides that an entity should recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for the goods or services provided and establishes the following steps to be applied by an entity: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) the entity satisfies the performance obligation. The guidance of ASU No. 2014-09 is effective for annual reporting periods beginning after December 15, 2016, including interim periods therein. Early adoption is not permitted. The Company is currently evaluating the impact of the standard on the Company's results of operations, cash flows, and financial position.

  (q) Reclassifications

        Certain reclassifications have been made herein to prior year balances to conform to the 2014 financial statement presentation.

(3) Business Acquisition

        On April 1, 2014, NRG completed the acquisition of substantially all of the assets of EME. The acquisition was recorded as a business combination under ASC 805, Business Combinations. As discussed in note 2, Summary of Significant Accounting Policies, the impact of the acquisition method of accounting has been pushed down to the Company, resulting in certain assets and liabilities of the Company being recorded at fair value as of April 1, 2014.

LAREDO RIDGE WIND, LLC
(A Delaware Limited Liability Company)

Notes to Financial Statements (Continued)

December 31, 2014 and 2013

(3) Business Acquisition (Continued)

        The allocation of assets and liabilities is as follows (in thousands):

Acquisition date fair value
Assets:
Current assets	$5,046
Plant and equipment	122,000
Intangible asset for power purchase
agreement	48,000

Total assets acquired	175,046

Liabilities:
Current and noncurrent liabilities	5,169
Long-term debt	67,588

Total liabilities assumed	72,757

Net assets acquired	$102,289

  Fair Value Measurements

        The fair values of the plant and equipment and intangible asset at the acquisition date were measured primarily based on significant inputs that are not observable in the market and thus represent a Level 3 measurement as defined in ASC 820. Significant inputs were as follows:

        Plant and equipment—The estimated fair values were determined primarily based on an income method using discounted cash flows and validated using a market approach based on recent transactions of comparable assets and using a cost approach based on replacement costs of the assets less economic obsolescence.

        Intangible asset—The fair value of the PPA acquired was determined utilizing a variation of the income approach where the expected future cash flows resulting from the acquired PPA was reduced by operating costs and charges for contributory assets and then discounted to present value at the weighted average cost of capital of an integrated utility peer group adjusted for project-specific financing attributes. The values were corroborated with available market data.

LAREDO RIDGE WIND, LLC
(A Delaware Limited Liability Company)

Notes to Financial Statements (Continued)

December 31, 2014 and 2013

(4) Intangible Assets

        At December 31, 2014 and 2013, intangible assets subject to amortization consist of the following (in thousands):

	Successor	Predecessor
	2014	2013
Intangible asset for power purchase agreement	$48,000	—
Less accumulated amortization	(2,117)	—

Intangible asset for power purchase agreement, net	$45,883	—

        Aggregate amortization expense for amortizing intangible assets was $2,117,000 for the period from April 1, 2014 through December 31, 2014. Estimated amortization expense for each of the next five years is $2,824,000. As of December 31, 2014, the remaining amortization period is approximately 16 years.

(5) Accounting for Derivative Instruments and Hedging Activities

  (a) Interest Rate Swaps

        On July 27, 2010, the Company, in conjunction with its financing, entered into 15-year amortizing interest rate swap agreements for the purpose of hedging the variability of cash flows in the interest payments due to fluctuations of the London Interbank Offered Rate, or LIBOR. These interest rate swap agreements became effective on March 31, 2011 and qualify as effective cash flow hedges. The interest rate swap agreements entitle the Company to receive a floating (three-month LIBOR) rate and pay a fixed rate of 2.310%. The interest rate swap agreements expire in March 2026.

        Upon the EME Acquisition on April 1, 2014, the interest rate swap agreements were de-designated and re-designated. As such, the effective portion of the derivative on the acquisition date was frozen in accumulated OCI and is being amortized through interest expense over the term of the agreement. There was no change in the terms of the interest rate swap agreements due to this transaction.

        Total interest expense related to the swap agreements was $7,552,000, $498,000 and $2,043,000 for the period from April 1, 2014 through December 31, 2014, the period from January 1, 2014 through March 31, 2014 and the year ended December 31, 2013, respectively. These costs are included in interest expense in the accompanying statements of operations and comprehensive income (loss).

  (b) Volumetric Underlying Derivative Transactions

        The total notional amount of the hedges was $85,978,000 and $61,984,000 at December 31, 2014 and 2013, respectively. The notional amount of the interest rate swap agreements amortizes each year, such that the Company's interest payment under the wind financing is 80% to 90% hedged.

LAREDO RIDGE WIND, LLC
(A Delaware Limited Liability Company)

Notes to Financial Statements (Continued)

December 31, 2014 and 2013

(5) Accounting for Derivative Instruments and Hedging Activities (Continued)

  (c) Fair Value of Derivative Transactions

        The following table summarizes the Company's derivative liabilities on the balance sheets (in thousands):

	Successor	Predecessor
	2014	2013
Derivatives designated as cash flow hedges:
Derivative assets:
Interest rate contracts long term assets	$752	—

Total assets	$752	—

Derivative liabilities:
Interest rate contracts current liabilities	$1,595	—
Interest rate contracts long term liabilities	—	3,358

Total liabilities	$1,595	3,358

        Interest payable amounts related to the swap liability are included in interest payable on the Company's balance sheets. The Company had interest payable related to the rate swap liability of $74,000 and $6,000 at December 31, 2014 and 2013, respectively.

  (d) Accumulated Other Comprehensive Income (Loss)

        The following table presents the gains (losses) on the interest rate swaps designated as cash flow hedges in the statements of operations and other comprehensive income (loss) (in thousands):

	Successor	Predecessor
	April 1, 2014 through December 31, 2014	January 1, 2014 through March 31, 2014	Year ended December 31, 2013
Mark-to-market of cash flow hedge accounting contracts	$(843)	(1,682)	5,614

        Amounts reclassified from accumulated OCI into income and amounts recognized in income from the ineffective portion of cash flow hedges are recorded to interest expense. For the period from April 1, 2014 through December 31, 2014, $3,988,000 was recognized in income from accumulated OCI due to the de-designation of the swaps upon the EME Acquisition. No other gains or losses were recognized in income. As of December 31, 2014, all of the forecasted transactions (future interest payments) were deemed probable of occurring.

        As of December 31, 2014, $1,595,000 of losses are expected to be realized from OCI during the next 12 months. Actual amounts reclassified into earnings could vary from the amounts currently recorded as a result of future changes in interest rates.

LAREDO RIDGE WIND, LLC
(A Delaware Limited Liability Company)

Notes to Financial Statements (Continued)

December 31, 2014 and 2013

(6) Long-Term Debt

        On July 27, 2010, the Company entered into a credit agreement (the Agreement) with a group of banks for a combination of loans and letters of credit totaling $139,855,000. The Agreement provided for construction loans not exceeding $75,000,000, conversion of the construction loans to a term loan, a cash grant loan not exceeding $53,242,000, a working capital facility of $3,067,000, letters of credit supporting project agreements of $3,000,000 and a debt service reserve of $5,546,000.

        On March 18, 2011, construction loans totaling $75,000,000 were converted to a 15-year term loan with a final maturity of March 31, 2026. On July 25, 2011, the Company received grant proceeds from the U.S. Department of Treasury and paid off the outstanding principal on the cash grant construction loan totaling $53,098,000.

        There were no borrowings under the working capital facility at December 31, 2014 and 2013. In addition, as of December 31, 2014, $9,758,000 had been issued in terms of letters of credit in support of its project agreements and debt service requirements, which expire on December 16, 2015 and December 17, 2021, respectively.

        On December 17, 2014, the Company completed an amendment of the Agreement. The amendment provided for an incremental term loan of $41,290,000, increased letter of credit supporting debt service reserve to $6,758,000 and decreased the working capital facility to $2,350,000. Interest under the term loan accrues at three-month LIBOR plus a margin of 1.875% increasing to 2.125% on the fifth anniversary, and 2.375% on the tenth anniversary. The proceeds from the incremental term loan were used to fund the costs of the amendment as well as a distribution to NRG Yield Operating LLC of $36,336,000.

        Total interest expense related to long-term debt for the period from April 1, 2014 through December 31, 2014, the period from January 1, 2014 through March 31, 2014 and the year ended December 31, 2013 was $1,616,000, $518,000 and $2,155,000, respectively.

        The Company entered into interest rate swap agreements to hedge the majority of the variable interest rate exposure under the term loan. For further details regarding the interest rate swap agreements, see note 5—Accounting for Derivative Instruments and Hedging Activities.

        Distributions from the Company are subject to compliance with the terms and conditions defined in the Agreement, including a covenant to meet a required debt service coverage ratio of 1.20 to 1.0. At December 31, 2014, the Company is in compliance with the various restrictive covenants defined in the Agreement.

LAREDO RIDGE WIND, LLC
(A Delaware Limited Liability Company)

Notes to Financial Statements (Continued)

December 31, 2014 and 2013

(6) Long-Term Debt (Continued)

        Long-term debt maturities at December 31, 2014 are summarized as follows:

Year ending December 31:
2015	$3,535,000
2016	4,722,000
2017	5,030,000
2018	5,348,000
2019	5,397,000
Thereafter	83,966,000

$107,998,000

(7) Related Party Transactions

        In addition to the transactions and relationships described elsewhere in the notes to the financial statements, the Company has the following related party transactions and relationships. Amounts due to NRG subsidiaries are recorded as accounts payable to related parties and amounts due to the Company from NRG subsidiaries are recorded as accounts receivable from related parties in the Company's balance sheets.

        NRG and subsidiaries of NRG, previously EME and subsidiaries of EME, provide support services pursuant to various support agreements with the Company. These agreements provide for the payment of fixed fees that escalate annually, as defined in the agreements and for the reimbursement of certain insurance, consultant, and credit costs. The fixed fee commitments under the agreements total $140,000 plus escalation annually. For the period from April 1, 2014 through December 31, 2014, the period from January 1, 2014 through March 31, 2014, and the year ended December 31, 2013, the Company incurred costs totaling $113,000, $37,000, and $147,000, respectively, under the agreements and reimbursements of $63,000, $29,000, and $133,000, respectively. These costs are included on the statements of operations and comprehensive income (loss) in maintenance and other operating costs.

        In connection with the amendment of the Agreement, NRG Wind paid refinancing costs on behalf of the Company. In December 2014, the Company recorded a noncash contribution from NRG Wind of $1,106,000.

(8) Subsequent Events

        The Company has performed an evaluation of subsequent events through April 10, 2015, which is the date the financial statements are available to be issued.

Independent Auditors' Report

The Management Committee
Tapestry Wind, LLC:

        We have audited the accompanying consolidated financial statements of Tapestry Wind, LLC and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2014 (Successor) and 2013 (Predecessor), and the related consolidated statements of income and comprehensive income (loss), member's equity, and cash flows for the period from April 1, 2014 through December 31, 2014 (Successor period), and for the period from January 1, 2014 through March 31, 2014 and the year ended December 31, 2013 (Predecessor period), and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

        Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tapestry Wind, LLC and its subsidiaries as of December 31, 2014 (Successor) and 2013 (Predecessor), and the results of their operations and their cash flows for the period from April 1, 2014 through December 31, 2014 (Successor period), and for the period from January 1, 2014 through March 31, 2014 and the year ended December 31, 2013 (Predecessor period) in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Los Angeles, California
April 10, 2015

TAPESTRY WIND, LLC AND SUBSIDIARIES
(A Delaware Limited Liability Company)

Consolidated Balance Sheets

(In thousands)

	Successor	Predecessor
	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$3,912	3,968
Accounts receivable	4,395	3,963
Accounts receivable from related parties	24	—
Inventory	118	82
Prepaid expenses and other current assets	224	424

Total current assets	8,673	8,437
Wind energy generating system, net of accumulated depreciation of $10,719 and $56,947 in 2014 and 2013, respectively	285,292	393,780
Intangible assets for power purchase agreements, net of accumulated amortization of $2,735 and $0 in 2014 and 2013, respectively	59,265	—
Inventory deposits	5,752	5,640
Deferred financing costs, net	1,933	6,667
Long-term restricted cash	—	9
Long-term derivative assets	96	4,457

Total assets	$361,011	418,990

Liabilities and Member's Equity
Current liabilities:
Accounts payable	$73	2,555
Accounts payable to related parties	169	148
Accrued liabilities	565	845
Interest payable	20	27
Derivative liabilities	3,002	—
Current maturities of long-term debt	10,568	9,812

Total current liabilities	14,397	13,387
Long-term debt, net of current maturities	180,955	191,523
Deferred revenue, net	—	109,745
Long-term derivative liabilities	1,373	—
Asset retirement obligations	1,801	8,088

Total liabilities	198,526	322,743
Commitments and contingencies
Member's equity	162,485	96,247

Total liabilities and member's equity	$361,011	418,990

See accompanying notes to consolidated financial statements.

TAPESTRY WIND, LLC AND SUBSIDIARIES
(A Delaware Limited Liability Company)

Consolidated Statements of Income and Comprehensive Income (Loss)

(In thousands)

	Successor	Predecessor
	April 1, 2014 through December 31, 2014	January 1, 2014 through March 31, 2014	Year ended December 31, 2013
Operating revenue:
Sales of electricity	$24,498	11,335	37,910
Other revenue	154	2,410	2,072
Operating revenue from marketing affiliate	(181)	(81)	7
Grant revenue	—	1,552	6,208

Total operating revenue	24,471	15,216	46,197

Operating expenses:
Depreciation and accretion	10,809	5,768	23,043
Maintenance and other operating costs	6,839	2,443	9,408

Total operating expenses	17,648	8,211	32,451

Income from operations	6,823	7,005	13,746

Other income (expense):
Interest income	5	—	1
Other income	15	—	—
Interest expense	(4,367)	(2,701)	(11,223)

Total other expense	(4,347)	(2,701)	(11,222)

Net income	2,476	4,304	2,524

Other comprehensive income (loss):
Unrealized (loss) gain on derivatives	(9,468)	(2,510)	14,808

Other comprehensive (loss) income	(9,468)	(2,510)	14,808

Comprehensive (loss) income	$(6,992)	1,794	17,332

See accompanying notes to consolidated financial statements.

TAPESTRY WIND, LLC AND SUBSIDIARIES
(A Delaware Limited Liability Company)

Consolidated Statements of Member's Equity

(In thousands)

	Edison Mission Wind, Inc.
Predecessor	Contributions	Distributions	Retained earnings (deficit)	Accumulated other comprehensive income (loss)	Purchase noncontrolling interest	Total member's equity
Balance at December 31, 2012	$447,139	(336,267)	(5,111)	(10,351)	(4,803)	90,607
Distributions to member	—	(11,692)	—	—	—	(11,692)
Net income	—	—	2,524	—	—	2,524
Other comprehensive income	—	—	—	14,808	—	14,808

Balance at December 31, 2013	447,139	(347,959)	(2,587)	4,457	(4,803)	96,247
Distributions to member	—	(1,100)	—	—	—	(1,100)
Net income	—	—	4,304	—	—	4,304
Other comprehensive loss	—	—	—	(2,510)	—	(2,510)

Balance at March 31, 2014	$447,139	(349,059)	1,717	1,947	(4,803)	96,941

	NRG Wind, LLC
Successor	Contributions	Distributions	Retained earnings	Accumulated other comprehensive loss	Purchase noncontrolling interest	Total member's equity
Balance at April 1, 2014(a)	$175,736	—	—	—	—	175,736
Distributions to member	—	(6,258)	—	—	—	(6,258)
Noncash distributions to member	—	(1)	—	—	—	(1)
Net income	—	—	2,476	—	—	2,476
Other comprehensive loss	—	—	—	(9,468)	—	(9,468)

Balance at December 31, 2014	$175,736	(6,259)	2,476	(9,468)	—	162,485

(a)
The difference in equity balances at March 31, 2014 and April 1, 2014 reflect purchase accounting adjustments related to NRG's acquisition of Tapestry Wind, LLC and Subsidiaries on April 1, 2014.

See accompanying notes to consolidated financial statements.

TAPESTRY WIND, LLC AND SUBSIDIARIES
(A Delaware Limited Liability Company)

Consolidated Statements of Cash Flows

(In thousands)

	Successor	Predecessor
	April 1, 2014 through December 31, 2014	January 1, 2014 through March 31, 2014	Year ended December 31, 2013
Cash flows from operating activities:
Net income	$2,476	4,304	2,524
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and accretion	13,595	6,054	24,234
Changes in derivative instruments	(2,626)	—	—
Amortization of deferred revenue	—	(1,552)	(6,208)
Changes in assets and liabilities:
Accounts receivable	2,394	(2,851)	1,106
Prepaid expenses and other current assets	21	179	242
Inventory and inventory deposits	—	(148)	(5,686)
Accounts payable	(873)	(1,588)	2,282
Accrued liabilities	(474)	195	(195)
Interest payable	(6)	(1)	(1)

Net cash provided by operating activities	14,507	4,592	18,298

Cash flows from investing activities:
Capital expenditures	(11)	—	(934)
Decrease in restricted cash	—	9	—

Net cash (used in) provided by investing activities	(11)	9	(934)

Cash flows from financing activities:
Distributions to member	(6,258)	(1,100)	(11,692)
Repayment of long-term debt	(6,440)	(3,371)	(8,191)
Borrowings transferred from escrow pending completion of project construction	—	—	37
Financing costs	(1,984)	—	—

Net cash used in financing activities	(14,682)	(4,471)	(19,846)

Net (decrease) increase in cash and cash equivalents	(186)	130	(2,482)
Cash and cash equivalents at beginning of period	4,098	3,968	6,450

Cash and cash equivalents at end of period	$3,912	4,098	3,968

Supplemental disclosures of cash flow information:
Noncash distributions to member	$(1)	—	—
Cash paid during the period for interest	6,949	2,414	10,031

See accompanying notes to consolidated financial statements.

TAPESTRY WIND, LLC AND SUBSIDIARIES

(A Delaware Limited Liability Company)

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

(1) The Company

  (a)
  Formation

        Tapestry Wind, LLC, or Tapestry, a Delaware limited liability company, was formed on September 26, 2011 in anticipation of issuing debt in 2012 based on future cash flows from a portfolio of wind projects. On April 1, 2014, NRG acquired substantially all of Edison Mission Energy's, or EME, assets including its member interests in Tapestry. From April 1, 2014 through January 1, 2015, Tapestry was a wholly owned subsidiary of NRG Wind LLC, which in turn is an indirect wholly owned subsidiary of NRG Energy, Inc., or NRG. On January 2, 2015, NRG Yield Operating, LLC acquired Tapestry from NRG. NRG Yield Operating, LLC is a consolidated subsidiary of NRG Yield, Inc., which is a consolidated subsidiary of NRG. No change in basis occurred as a result of the sale as both the seller and purchaser are under the common control of NRG.

        On November 1, 2011, Tapestry received, as capital contributions, ownership interest in the three wind projects described below: Taloga Wind, LLC, Pinnacle Wind, LLC, and Buffalo Bear, LLC. Tapestry and its subsidiaries are referred to herein as the "Company." These contribution transactions were transfer of businesses under common control. Therefore, the assets and liabilities acquired were recorded at their historical carrying value.

  (b)
  Description of Projects

  Taloga Wind, LLC

        Tapestry owns a 100% interest in Taloga Wind, LLC, or Taloga, which owns a 129.6-megawatt wind farm located in Dewey County, Oklahoma. The project sells electricity to Oklahoma Gas and Electric Company under a 20-year power purchase agreement or PPA. The project achieved commercial operation in July 2011.

  Pinnacle Wind, LLC

        Tapestry owns a 100% interest in Pinnacle Wind, LLC, or Pinnacle, which owns a 55.2-megawatt wind farm located in Mineral County, West Virginia. The project sells electricity to The Maryland Department of General Services and The University System of Maryland under PPAs with terms of 20 years for each respective institution. The project achieved commercial operation in December 2011.

  Buffalo Bear, LLC

        Tapestry owns a 100% interest in Buffalo Bear, LLC, or Buffalo Bear, which owns an 18.9-megawatt wind farm located in Harper County, Oklahoma. The project sells electricity to Western Farmers Electric Cooperative under a 25-year PPA. The project achieved commercial operation in December 2008.

        Taloga, Pinnacle, and Buffalo Bear are individually referred to as a "Project" or collectively referred to as "Projects."

TAPESTRY WIND, LLC AND SUBSIDIARIES

(A Delaware Limited Liability Company)

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(2) Significant Accounting Policies

  (a)
  Basis of Presentation and Principles of Consolidation

        The Company's consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. The Accounting Standards Codification, or ASC, established by the Financial Accounting Standards Board, or FASB, is the source of authoritative U.S. GAAP to be applied by nongovernmental entities.

        The consolidated financial statements include the Company's accounts and operations and those of its subsidiaries. All significant intercompany transactions and balances have been eliminated in the consolidated financial statements.

  (b)
  Predecessor and Successor Reporting

        As further discussed in note 3, Business Acquisition, on April 1, 2014, NRG completed the acquisition of substantially all of the assets of EME, or the EME Acquisition, including its member interests in the Company. The EME Acquisition was accounted for under the acquisition method of accounting. Fair value adjustments have been pushed down to the Company, resulting in the Company's assets and liabilities being recorded at fair value at April 1, 2014. Therefore, the Company's financial information prior to the EME Acquisition is not comparable to its financial information subsequent to the EME Acquisition.

        As a result of the impact of pushdown accounting, the consolidated financial statements and certain note presentations separate the Company's presentations into two distinct periods, the period before the consummation of the EME Acquisition (labeled predecessor) and the period after that date (labeled successor), to indicate the application of different basis of accounting between the periods presented.

  (c)
  Cash and Cash Equivalents

        Cash and cash equivalents include highly liquid investments with an original maturity of three months or less at time of purchase.

  (d)
  Restricted Cash

        Restricted cash consisted of funds restricted for debt service or collateral reserves pursuant to the terms of the Company's debt agreements.

  (e)
  Inventory

        Inventory is stated at the lower of weighted average cost or market and consists of spare parts, materials, and supplies.

  (f)
  Inventory Deposits

        Inventory deposits include spare parts purchased pursuant to the terms of the maintenance and service agreement with the turbine supplier. Parts acquired under this agreement are to be replenished by turbine supplier as parts are used in turbine maintenance throughout the term of the agreement. These amounts are included at cost.

TAPESTRY WIND, LLC AND SUBSIDIARIES

(A Delaware Limited Liability Company)

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(2) Significant Accounting Policies (Continued)

  (g)
  Derivative Instruments

        The Company accounts for derivative financial instruments under ASC 815, Derivatives and Hedging, which requires the Company to record all derivatives on the balance sheet at fair value unless they qualify for a normal purchase normal sale exception. Changes in the fair value of nonhedge derivatives are immediately recognized in earnings.

        If certain criteria are met, a derivative financial instrument may be designated as a fair value hedge or cash flow hedge. The Company uses interest rate swaps to manage its interest rate exposure on long-term debt, which have been designated as cash flow hedges. With the exception of these interest rate swaps, the Company did not have any other derivative financial instruments designated as fair value or cash flow hedges for accounting purposes. Changes in the fair value of derivatives accounted for as cash flow hedges, if elected for hedge accounting, are deferred and recorded as a component of accumulated other comprehensive income, or OCI, until the hedged transactions occur and are recognized in earnings.

        On an ongoing basis, the Company assesses the effectiveness of derivatives that are designated as cash flow hedges for accounting purposes in order to determine that each derivative continues to be highly effective in offsetting changes in cash flows of hedged items. If it is determined that the derivative instrument is not highly effective as a hedge, hedge accounting will be discontinued prospectively. If the derivative instrument is terminated, the effective portion of this derivative deferred in accumulated OCI will be frozen until the underlying hedged item is delivered. Amounts reclassified from accumulated OCI into income and amounts recognized in income from the ineffective portion of cash flow hedges are recorded to interest expense. See note 5, Accounting for Derivative Instruments and Hedging Activities, for more information.

  (h)
  Deferred Financing Costs

        Deferred financing costs consist of legal fees and closing costs incurred by the Company in obtaining its financings. These costs are amortized using the effective-interest method over the term of the financing obligation. The costs incurred by the Company in obtaining its December 2011 financing were eliminated as a result of pushdown accounting in connection with the EME Acquisition. Deferred financing costs, net, as of December 31, 2014, represent costs associated with the amendment to the credit agreement described in note 7, Long-Term Debt. Amortization expense included as part of interest expense in the consolidated statements of income and comprehensive income (loss) was $51,000, $286,000, and $1,191,000 for the period from April 1, 2014 through December 31, 2014, the period from January 1, 2014 through March 31, 2014, and the year ended December 31, 2013, respectively. Accumulated amortization was $51,000 and $2,499,000 as of December 31, 2014 and 2013, respectively.

  (i)
  Income Taxes

        The Company is a wholly owned limited liability company (a disregarded entity) for federal and state income tax purposes. Therefore, federal and state income taxes are assessed at the parent level. Accordingly, no provision has been made for federal or state income taxes in the accompanying financial statements. If the Company was a separate tax paying entity, the proforma income tax expense

TAPESTRY WIND, LLC AND SUBSIDIARIES

(A Delaware Limited Liability Company)

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(2) Significant Accounting Policies (Continued)

would have been $965,000, $1,700,000, and $986,000 for the period from April 1, 2014 through December 31, 2014, the period from January 1, 2014 through March 31, 2014, and the year ended December 31, 2013, respectively.

  (j)
  Wind Energy Generating System

        Plant and equipment, including leasehold improvements and construction in progress, are principally comprised of wind energy generating systems and related facilities and are capitalized at cost, or in the case of business acquisitions, fair value. See note 3, Business Acquisition, for more information on acquired plant and equipment. Depreciation is computed by using the straight-line method over the wind energy generating systems' estimated useful lives of 19 to 22 years.

        Expenditures for maintenance, repairs, and renewals are expensed as incurred. Expenditures for additions and improvements are capitalized.

  (k)
  Impairment of Long-Lived Assets

        The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Recoverability of long-lived assets is measured by a comparison of its carrying amount to the future net undiscounted cash flows expected to be generated plus production tax credits. If the long-lived assets are considered to be impaired, the impairment recognized is measured as the amount by which its carrying amount exceeds its fair value. There were no indicators of impairment loss as of December 31, 2014 and 2013.

  (l)
  Fair Value of Financial Instruments

        The Company accounts for the fair value of financial instruments in accordance with ASC 820, Fair Value Measurement, or ASC 820. The Company does not hold or issue financial instruments for trading purposes.

        The carrying amounts of cash equivalents and restricted cash approximate fair value because of the short-term maturity of these instruments. Money market funds included in cash and cash equivalents and restricted cash are classified as Level 1 within the fair value hierarchy as fair value is determined by observable market prices (unadjusted) in active markets. Money market funds totaled $0 and $664,000 at December 31, 2014 and 2013, respectively.

        Derivative instruments consisting of interest rate swaps are recorded at fair value on the Company's balance sheets on a recurring basis and their level within the fair value hierarchy is Level 2 as the fair value can be determined based on observable values of underlying interest rates. For further discussion of interest rate swaps, see note 5, Accounting for Derivatives Instruments and Hedging Activities.

        The carrying value of long-term debt approximates fair value at December 31, 2014 and 2013 as the debt carries a variable interest rate. The fair value of long-term debt is estimated based on the income approach valuation technique for nonpublicly traded debt using current interest rates for similar instruments with equivalent credit quality and uses Level 3 inputs.

TAPESTRY WIND, LLC AND SUBSIDIARIES

(A Delaware Limited Liability Company)

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(2) Significant Accounting Policies (Continued)

        ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:

  •
  Level 1—Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access as of the measurement date.

  •
  Level 2—Inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

  •
  Level 3—Unobservable inputs for the asset or liability only used when there is little, if any, market activity for the asset or liability at the measurement date.

        In accordance with ASC 820, the Company determines the level in the fair value hierarchy within which each fair value measurement in its entirety falls, based on the lowest level input that is significant to the fair value measurement in its entirety.

  (m)
  Asset Retirement Obligations

        The Company recognizes asset retirement obligations, or AROs, associated with long-lived assets for which a legal obligation exists under enacted laws, statutes, and written or oral contracts, including obligations arising under the doctrine of promissory estoppel, and for which the timing and/or method of settlement may be conditional on a future event. The Company recognizes the fair value of a liability for an ARO in the period in which it is incurred and a reasonable estimate of fair value can be made.

        Upon initial recognition of a liability for an ARO, the Company capitalizes the asset retirement cost by increasing the carrying amount of the related long-lived asset by the same amount. Over time, the liability is accreted to its future value, while the capitalized cost is depreciated over the useful life of the related asset.

TAPESTRY WIND, LLC AND SUBSIDIARIES

(A Delaware Limited Liability Company)

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(2) Significant Accounting Policies (Continued)

        The Company's AROs were primarily related to future costs associated with site reclamation, facilities dismantlement, and removal of environmental hazards. A reconciliation of the changes in the Company's ARO obligations is as follows (in thousands):

Predecessor
Balance of asset retirement obligation at December 31, 2012	$7,605
Accretion expense	483

Balance of asset retirement obligation at December 31, 2013	8,088
Accretion expense	126

Balance of asset retirement obligation at March 31, 2014(a)	$8,214

Successor
Balance of asset retirement obligation at April 1, 2014(a)	$1,711
Accretion expense	90

Balance of asset retirement obligation at December 31, 2014	$1,801

(a)
The difference in balances at March 31, 2014 and April 1, 2014 reflect purchase accounting adjustments related to the EME Acquisition.
  (n)
  Revenue Recognition

  Power purchase agreements

        An assessment of revenue from electricity sales was conducted to determine whether or not the PPAs at the Projects contain an embedded lease. The assessment resulted in a determination that revenue earned by Taloga and Buffalo Bear is subject to lease accounting. There are no minimum rental payments required under the related agreement, and therefore, rental income is recorded as electricity is delivered at rates defined in the PPAs. Contingent rental income related to the Taloga and Buffalo Bear PPAs was $16,086,000, $6,510,000, and $23,064,000 for the period from April 1, 2014 through December 31, 2014, the period from January 1, 2014 through March 31, 2014, and the year ended December 31, 2013, respectively. Revenue earned by Pinnacle is not subject to lease accounting. Electricity sales are recognized as energy is delivered to the specified parties at the rate defined in the PPAs. The Company accounts for renewable energy credits as a bundled component of the associated electricity, with revenue also recorded as the electricity is delivered.

        As described in note 3, Business Acquisition, as a result of pushdown accounting, the Company recorded intangible assets representing the fair value of PPAs at Taloga and Pinnacle on the acquisition date included in intangible assets for power purchase agreements on the Company's consolidated balance sheet. The assets are amortized as a reduction to revenue on a straight-line basis over the remaining term of the PPAs or approximately 17 years.

TAPESTRY WIND, LLC AND SUBSIDIARIES

(A Delaware Limited Liability Company)

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(2) Significant Accounting Policies (Continued)

  State Tax Credits

        The Company accounts for income from state tax credits, or Credits, sold when ownership transfers to Cash Flow Enhancement Strategies, LLC, or CFES, which is further discussed in note 6(c).

  U.S. Treasury grants (Predecessor)

        In 2012 and 2011, the Company received $44,185,000 and $78,346,000, respectively, in U.S. Treasury grants (cash grants, under the American Recovery and Reinvestment Act of 2009) related to the qualifying expenditures incurred during construction. The grants were recorded as deferred revenue and recognized in revenue on a straight-line basis over the life of the asset prior to the EME Acquisition.

  (o)
  Concentrations of Credit Risk

        Financial instruments that potentially subject the Company to significant concentrations of credit or valuation risk consist principally of cash equivalents, accounts receivable, and derivative instruments. Cash equivalents are held in money market funds invested in treasury and government securities. Accounts receivable are concentrated within the energy industry. The concentration within one industry may impact the Company's overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in the economic, industry, or other conditions. The Company is exposed to credit losses in the event of noncompliance by counterparties on its derivative financial instruments.

        Due to the concentration of sales to a small group of customers through PPAs, the Company is exposed to credit risk of potential nonperformance by them, which could impact liquidity if a customer was to experience financial difficulties. At December 31, 2014 and 2013, the accounts receivable with these customers totaled $4,395,000 and $3,889,000, respectively. The maximum amount of loss due to credit risk, should the customers fail to perform, is the amount of the outstanding receivable, and any losses associated with replacing these customers.

  (p)
  Use of Estimates

        The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The significant estimates include estimating pushdown accounting in connection with the EME Acquisition relative to the assets acquired and liabilities assumed by NRG.

  (q)
  Recent Accounting Developments

        In November 2014, the FASB issued Accounting Standards Update No. 2014-16, Derivatives and Hedging (Topic 815): Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity, or ASU No. 2014-16. The amendments of ASU

TAPESTRY WIND, LLC AND SUBSIDIARIES

(A Delaware Limited Liability Company)

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(2) Significant Accounting Policies (Continued)

No. 2014-16 clarify how U.S. GAAP should be applied in determining whether the nature of a host contract is more akin to debt or equity and in evaluating whether the economic characteristics and risks of an embedded feature are "clearly and closely related" to its host contract. The guidance in ASU No. 2014-16 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted. The Company is currently evaluating the impact of the standard on the Company's results of operations, cash flows, and financial position.

        In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), or ASU No. 2014-09. The amendments of ASU No. 2014-09 complete the joint effort between the FASB and the International Accounting Standards Board, or IASB, to develop a common revenue standard for U.S. GAAP and International Financial Reporting Standards, or IFRS, and to improve financial reporting. The guidance in ASU No. 2014-09 provides that an entity should recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for the goods or services provided and establishes the following steps to be applied by an entity: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when (or as) the entity satisfies the performance obligation. The guidance of ASU No. 2014-09 is effective for annual reporting periods beginning after December 15, 2016, including interim periods therein. Early adoption is not permitted. The Company is currently evaluating the impact of the standard on the Company's results of operations, cash flows, and financial position.

  (r)
  Reclassifications

        Certain reclassifications have been made herein to prior year balances to conform to the 2014 financial statement presentation.

(3) Business Acquisition

        On April 1, 2014, NRG completed the acquisition of substantially all of the assets of EME. The acquisition was recorded as a business combination under ASC 805, Business Combinations. As discussed in note 2, Summary of Significant Accounting Policies, the impact of the acquisition method of accounting has been pushed down to the Company, resulting in certain assets and liabilities of the Company being recorded at fair value as of April 1, 2014.

TAPESTRY WIND, LLC AND SUBSIDIARIES

(A Delaware Limited Liability Company)

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(3) Business Acquisition (Continued)

        The allocation of assets and liabilities is as follows (in thousands):

Acquisition date fair value
Assets:
Current and noncurrent assets	$24,965
Plant and equipment	296,000
Intangible assets for power purchase agreements	62,000

Total assets acquired	382,965

Liabilities:
Current and noncurrent liabilities	9,266
Long-term debt	197,963

Total liabilities assumed	207,229

Net assets acquired	$175,736

  Fair Value Measurements

        The fair values of the plant and equipment and intangible assets at the acquisition date were measured primarily based on significant inputs that are not observable in the market and thus represent a Level 3 measurement as defined in ASC 820. Significant inputs were as follows:

        Plant and equipment—The estimated fair values were determined primarily based on an income method using discounted cash flows and validated using a market approach based on recent transactions of comparable assets and using a cost approach based on replacement costs of the assets less economic obsolescence.

        Intangible assets—The fair value of the PPAs acquired was determined utilizing a variation of the income approach where the expected future cash flows resulting from the acquired PPAs was reduced by operating costs and charges for contributory assets and then discounted to present value at the weighted average cost of capital of an integrated utility peer group adjusted for project-specific financing attributes. The values were corroborated with available market data.

(4) Intangible Assets

        At December 31, 2014 and 2013, intangible assets subject to amortization consist of the following (in thousands):

	Successor	Predecessor
	2014	2013

Intangible assets for power purchase agreements	$62,000	—
Less accumulated amortization	(2,735)	—

Intangible assets for power purchase agreements, net	$59,265	—

TAPESTRY WIND, LLC AND SUBSIDIARIES

(A Delaware Limited Liability Company)

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(4) Intangible Assets (Continued)

        Aggregate amortization expense was $2,735,000 for the period from April 1, 2014 through December 31, 2014, which was recorded as a reduction to operating revenue in the consolidated statements of income and comprehensive income (loss). Estimated amortization expense for each of the next five years is $3,647,000. As of December 31, 2014, the remaining amortization period is approximately 16 years.

(5) Accounting for Derivative Instruments and Hedging Activities

  (a)
  Interest Rate Swaps

        On December 21, 2011, the Company, in conjunction with its wind financing, entered into 10-year amortizing interest rate swap agreements for the purpose of hedging the variability of cash flows in the interest payments due to fluctuations of the London Interbank Offered Rate, or LIBOR. These interest rate swap agreements became effective on December 30, 2011 and qualify as effective cash flow hedges. The interest rate swap agreements entitle the Company to receive a floating (three-month LIBOR) rate and pay a fixed rate of 2.210%. The interest rate swap agreements expire in December 2021.

        The Company also entered into forward starting interest rate swap agreements at 3.57% to hedge the probable forecasted refinancing of the final maturity payment of the term loan and shall be effective on December 21, 2021 and expire in December 2029.

        Upon the EME Acquisition on April 1, 2014, the interest rate swap agreements were de-designated and re-designated. As such, the effective portion of the derivative on the acquisition date was frozen in accumulated OCI and is being amortized through interest expense over the term of the agreement. There was no change in the terms of the interest rate swap agreements due to this transaction.

        Interest expense related to the swap agreements was $2,665,000 and $889,000, and $3,633,000 for the period from April 1, 2014 through December 31, 2014, the period from January 1, 2014 through March 31, 2014, and the year ended December 31, 2013, respectively. These costs are included in interest expense in the accompanying consolidated statements of income and comprehensive income (loss).

  (b)
  Volumetric Underlying Derivative Transactions

        The total notional amount of the effective hedges was $172,370,000 and $181,201,000 at December 31, 2014 and 2013, respectively. The notional amount of the interest rate swap agreements amortizes each year, such that the Company's interest payment under the wind financing is approximately 90% hedged. The total notional amount of the forward starting hedges was $60,000,000 at both December 31, 2014 and 2013.

TAPESTRY WIND, LLC AND SUBSIDIARIES

(A Delaware Limited Liability Company)

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(5) Accounting for Derivative Instruments and Hedging Activities (Continued)

  (c)
  Fair Value of Derivative Transactions

        The following table summarizes the Company's derivative assets and liabilities on the consolidated balance sheets as of December 31, 2014 and 2013 (in thousands):

	Successor	Predecessor
	2014	2013

Derivatives designated as cash flow hedges:
Derivative assets:
Interest rate contracts long-term	$96	4,457

Total assets	$96	4,457

Derivative liabilities:
Interest rate contracts current	$3,002	—
Interest rate contracts long-term	1,373	—

Total liabilities	$4,375	—

  (d)
  Accumulated Other Comprehensive Income (Loss)

        The following table presents the gains (losses) on the interest rate swaps designated as cash flow hedges in the consolidated statements of income and comprehensive income (loss) (in thousands):

	Successor	Predecessor
	April 1, 2014 through December 31, 2014	January 1, 2014 through March 31, 2014
			Year ended December 31, 2013
Mark-to-market of cash flow hedge accounting contracts	$(9,468)	(2,510)	14,808

        Amounts reclassified from accumulated OCI into income and amounts recognized in income from the ineffective portion of cash flow hedges are recorded to interest expense. For the period from April 1, 2014 through December 31, 2014, $2,625,000 was recognized in income from accumulated OCI due to the de-designation of the swaps upon the EME Acquisition. No other gains or losses were recognized in income. As of December 31, 2014, all of the forecasted transactions (future interest payments) were deemed probable of occurring.

        As of December 31, 2014, $251,000 of losses are expected to be realized from OCI during the next 12 months. Actual amounts reclassified into income could vary from the amounts currently recorded as a result of future changes in interest rates.

TAPESTRY WIND, LLC AND SUBSIDIARIES

(A Delaware Limited Liability Company)

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(6) Project Agreements

        A summary of the major agreements entered into by the Company is set forth below:

  (a)
  Limited Liability Company Agreements

        The subsidiaries of the Company are parties to limited liability company agreements. The provisions of these agreements set forth rights and obligations of the subsidiary.

  (b)
  Power Purchase Agreements

        The Projects sell electricity generated by the wind energy generating systems to utilities or other third-parties. Payment is made based on actual production at contractually predetermined energy rates, which in some case are escalated on an annual basis.

        Under the terms of the Taloga PPA, Taloga is required to deliver minimum quantities of electric energy on a 36-month rolling average basis. If the project fails to achieve minimum deliveries, it could be subject to damages as defined in the agreement. Taloga became subject to such terms in July 2014. During the 36-month period ended December 31, 2014, Taloga determined that quantities of electric energy delivered were greater than the minimum requirements set forth in the agreement. Management believes the Company is not currently subject to any damages.

  (c)
  Zero-Emission Facilities Tax Credit Purchase and Sale Agreement

        Buffalo Bear and Taloga have entered into zero-emission facilities tax credit purchase and sale agreements with CFES to facilitate the transfer and sale of the Company's zero-emission Credits to third-parties. The term of the agreements are 10 years covering all Credits generated through 2018 for Buffalo Bear and 2022 for Taloga and may be terminated upon providing written notice. CFES pays an amount equal to 88% of the face value of the Credits, as defined in the agreement. For the period from April 1, 2014 through December 31, 2014, the period from January 1, 2014 through March 31, 2014, and the year ended December 31, 2013, the Company sold Credits to CFES and recognized $154,000, $2,411,000, and $1,996,000, respectively, which is included on the consolidated statements of income and comprehensive income (loss) in other revenue.

  (d)
  Maintenance and Service Agreements

        Each of the Projects has contracted with the turbine supplier to provide certain warranty, maintenance, and repair services. The agreements, including extensions, generally cover a five-year period commencing on completion of construction. Payment provisions generally provide for a monthly fee per turbine plus escalation. Total fees incurred for the period from April 1, 2014 through December 31, 2014, the period from January 1, 2014 through March 31, 2014, and the year ended December 31, 2013 were $3,266,000, $1,092,000, and $4,079,000, respectively. These costs are included on the consolidated statements of income and comprehensive income (loss) as part of maintenance and other operating costs.

        Buffalo Bear entered into a maintenance and service agreement with Suzlon Wind Energy Corporation, or Suzlon. Pursuant to the agreement's warranty provisions, the measured average availability for the project's wind turbine generators shall not be less than 97% for the remainder of the warranty period. Suzlon shall pay liquidated damages to the project for lost revenue and income in the

TAPESTRY WIND, LLC AND SUBSIDIARIES

(A Delaware Limited Liability Company)

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(6) Project Agreements (Continued)

event that the measured average availability of the wind turbine generators falls below 97%. For the period from April 1, 2014 through December 31, 2014, the period from January 1, 2014 through March 31, 2014, and the year ended December 31, 2013, the Company recognized lost revenue of $0, $0, and $75,000, respectively, which is included on the consolidated statements of income and comprehensive income (loss) in other revenue.

        Suzlon is currently experiencing significant adverse credit and liquidity issues. As a result, the Company's ability to enforce performance and warranty guarantees is subject to the credit risk of this counterparty.

  (e)
  Operation and Maintenance Agreements

        Each of the Projects has entered into agreements with a subsidiary of NRG, previously a subsidiary of EME, to provide operation and maintenance services for the balance of the plant not covered by the turbine supplier's maintenance and service agreement and for the post warranty period. The agreements generally have a term of five years commencing on completion of construction with provisions for extension until terminated. Total costs incurred under these agreements for the period from April 1, 2014 through December 31, 2014, the period from January 1, 2014 through March 31, 2014, and the year ended December 31, 2013 were $974,000, $343,000, and $1,256,000, respectively. These costs are included on the consolidated statements of income and comprehensive income (loss) as part of maintenance and other operating costs.

  (f)
  Wind Park Easement Agreements

        Each of the Projects has entered into various easement agreements, which grant the project nonexclusive easement rights to use the land on which wind energy generating systems, the substation, operations building, access roads, and other related equipment are located. Each Project is obligated to pay easement fees ranging from 2.5% to 4% of their gross operating revenue. Total costs incurred under these agreements for the period from April 1, 2014 through December 31, 2014, the period from January 1, 2014 through March 31, 2014, and the year ended December 31, 2013 were $769,000, $306,000, and $1,072,000, respectively. These costs are included on the consolidated statements of income and comprehensive income (loss) as part of maintenance and other operating costs.

(7) Long-Term Debt

        In December 2011, the Company completed a nonrecourse financing of its interests in the Taloga, Pinnacle, and Buffalo Bear wind projects. The financing included a $214 million 10-year partially amortizing term loan (expiring in December 2021), a $12 million 10-year debt service reserve letter of credit facility, an $8 million 10-year project letter of credit facility, and an $8 million 10-year working capital facility. Interest under the term loans accrued at LIBOR plus 2.5% initially, with the rate increasing 0.125% on the fourth anniversary of the closing date.

        In November 2014, the Company completed an amendment to its financing. The amendment provided for a reduction to the interest rate applicable to the term loans to LIBOR plus 1.625% initially, with the rate increasing 0.625% on the seventh anniversary of the closing date and every fourth anniversary thereafter.

TAPESTRY WIND, LLC AND SUBSIDIARIES

(A Delaware Limited Liability Company)

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(7) Long-Term Debt (Continued)

        At December 31, 2014 and 2013, the amount of outstanding letters of credit was $20 million. The Company recorded costs of $377,000, $142,000, and $575,000 associated with these letters of credit for the period from April 1, 2014 through December 31, 2014, the period from January 1, 2014 through March 31, 2014, and the year ended December 31, 2013, respectively. These costs are included on the consolidated statements of income and comprehensive income (loss) as part of interest expense. There were no borrowings under the working capital facilities at December 31, 2014 and 2013.

        Interest expense related to long-term debt for the period from April 1, 2014 through December 31, 2014, the period from January 1, 2014 through March 31, 2014, and the year ended December 31, 2013 was $3,900,000, $1,384,000, and $5,821,000, respectively.

        The Company entered into interest rate swap agreements to hedge the majority of the variable interest rate exposure under the term loan. For further details regarding the interest rate swap agreements, see note 5, Accounting for Derivative Instruments and Hedging Activities.

        Distributions from the Company are subject to compliance with the terms and conditions of its credit agreements, including a covenant to meet a 12-month historic debt service coverage ratio as specified in the agreements of 1.2 to 1.0. The Company's payment obligations are guaranteed by the Projects and the assets of the Projects provide security with respect to their guaranty of the obligations. At December 31, 2014, the Company is in compliance with the various restrictive covenants defined in the credit agreement.

        Long-term debt maturities at December 31, 2014 are summarized as follows (in thousands):

Year ending December 31:
2015	$10,568
2016	9,094
2017	10,189
2018	11,029
2019	11,174
Thereafter	139,469

$191,523

(8) Related Party Transactions

        In addition to the transactions and relationships described elsewhere in the notes to the consolidated financial statements, the Company has the following related party transactions and relationships. Amounts due to NRG subsidiaries are recorded as accounts payable to related parties and amounts due to the Company from NRG subsidiaries are recorded as accounts receivable from related parties in the Company's consolidated balance sheets.

        The Company incurred costs from NRG and subsidiaries of NRG, previously EME and subsidiaries of EME, for certain insurance, consultant, and credit costs which totaled $508,000, $114,000, and $823,000 for the period from April 1, 2014 through December 31, 2014, the period from January 1, 2014 through March 31, 2014, and the year ended December 31, 2013, respectively. These

TAPESTRY WIND, LLC AND SUBSIDIARIES

(A Delaware Limited Liability Company)

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(8) Related Party Transactions (Continued)

are invoiced at cost and are included in the consolidated statements of income and comprehensive income (loss) in maintenance and other operating costs.

        The Projects have entered into services, purchase, and sale agreements with Boston Energy Trading and Marketing, or BETM, a wholly owned subsidiary of NRG, formerly Edison Mission Marketing & Trading, Inc., or EMMT, a wholly owned subsidiary of EME, to provide scheduling, dispatch, and transaction services. The agreements may be terminated upon providing a 30-day written notice. The Company incurred net costs in the amount of $215,000, $89,000, and $19,000 from BETM for the period from April 1, 2014 through December 31, 2014, and from EMMT for the period from January 1, 2014 through March 31, 2014 and the year ended December 31, 2013, respectively. These costs are included in the consolidated statements of income and comprehensive income (loss) as part of operating revenue from marketing affiliate and in maintenance and other operating costs.

(9) Subsequent Events

        The Company has performed an evaluation of subsequent events through April 10, 2015, which is the date the consolidated financial statements are available to be issued.

Independent Auditors' Report

The Management Committee
WCEP Holdings, LLC:

        We have audited the accompanying consolidated financial statements of WCEP Holdings, LLC and its subsidiaries, which comprise the balance sheets as of December 31, 2014 (Successor) and 2013 (Predecessor), and the related statements of operations and comprehensive income (loss), member's equity, and cash flows for the period from April 1, 2014 through December 31, 2014 (Successor period), and for the period from January 1, 2014 through March 31, 2014 and the year ended December 31, 2013 (Predecessor period), and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

        Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audits procedure that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audits opinion.

Opinion

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WCEP Holdings, LLC and its subsidiaries as of December 31, 2014 (Successor) and 2013 (Predecessor), and the results of its operations and its cash flows for the period from April 1, 2014 through December 31, 2014 (Successor period), and for the period from January 1, 2014 through March 31, 2014 and the year ended December 31, 2013 (Predecessor period), in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Los Angeles, California
April 10, 2015

WCEP HOLDINGS, LLC AND SUBSIDIARIES
(A Delaware Limited Liability Company)

Consolidated Balance Sheets

(In thousands)

	Successor	Predecessor
	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$6,162	27,694
Accounts receivable	12,361	13,287
Inventory	3,110	2,484
Prepaid expenses and other	—	483

Total current assets	21,633	43,948
Property, plant, and equipment, net	574,014	528,773
Other assets:
Restricted cash	23,682	17,831
Intangible assets, net of accumulated amortization of $4,223 and $294	53,050	11,480
Deferred financing costs, net	4,187	—

Total assets	$676,566	602,032

Liabilities and Member's Equity
Current liabilities:
Current portion of long-term debt	$39,763	35,424
Accounts payable and accrued liabilities	1,437	1,333
Accounts payable—affiliates	450	—
Accrued interest	618	764
Deferred rent liability	15,418	—
Derivative instruments	11,869	—
Other current liabilities	604	—

Total current liabilities	70,159	37,521
Long-term debt, net of current portion	397,432	434,858
Long-term derivative liabilities	21,418	31,441
Asset retirement obligation	6,791	8,346
Out-of-market leasehold interest liabilities	684	—

Total liabilities	496,484	512,166

Commitments and contingencies
Member's equity	180,082	89,866

Total liabilities and member's equity	$676,566	602,032

See accompanying notes to consolidated financial statements.

WCEP HOLDINGS, LLC AND SUBSIDIARIES
(A Delaware Limited Liability Company)

Consolidated Statements of Operations and Comprehensive Income (Loss)

(In thousands)

	Successor	Predecessor
	April 1, 2014 through December 31, 2014	January 1, 2014 through March 31, 2014	Year ended December 31, 2013
Operating revenue:
Capacity revenue	$73,416	9,920	83,698
Energy sales and other revenue	3,647	—	5,086
Amortization of out-of-market PPTA value	(4,053)	—	—

Total operating revenue	73,010	9,920	88,784

Operating expenses:
Fuel	315	226	4,872
Maintenance and other operating costs	14,407	4,636	13,671
Amortization of emission credits and other intangibles	153	—	—
Depreciation	16,654	4,706	13,793

Total operating expenses	31,529	9,568	32,336

Income from operations	41,481	352	56,448

Other income (expense):
Interest income	120	153	8
Interest expense	(10,409)	(7,022)	(22,886)
Other income, net	—	135	30

Total other expense	(10,289)	(6,734)	(22,848)

Net income (loss)	31,192	(6,382)	33,600

Other comprehensive (loss) income:
Unrealized (loss) gain on derivatives	(12,823)	(775)	23,906

Other comprehensive (loss) income	(12,823)	(775)	23,906

Comprehensive income (loss)	$18,369	(7,157)	57,506

See accompanying notes to consolidated financial statements.

WCEP HOLDINGS, LLC AND SUBSIDIARIES
(A Delaware Limited Liability Company)

Consolidated Statements of Member's Equity

(In thousands)

	Capital contributions	Capital distributions	Retained (deficit) earnings	Accumulated other comprehensive income (loss)	Total member's equity
Predecessor
Balance at December 31, 2012	$140,111	(1,660)	(30,405)	(55,347)	52,699
Net income	—	—	33,600	—	33,600
Capital distributions	—	(20,339)	—	—	(20,339)
Unrealized gain on derivatives	—	—	—	23,906	23,906

Balance at December 31, 2013	140,111	(21,999)	3,195	(31,441)	89,866
Net loss	—	—	(6,382)	—	(6,382)
Capital distributions	—	(15,400)	—	—	(15,400)
Unrealized loss on derivatives	—	—	—	(775)	(775)

Balance at March 31, 2014(a)	$140,111	(37,399)	(3,187)	(32,216)	67,309

Successor
Balance at April 1, 2014(a)	$181,713	—	—	—	181,713
Net income	—	—	31,192	—	31,192
Dividend distributions	—	—	(20,000)	—	(20,000)
Unrealized loss on derivatives	—	—	—	(12,823)	(12,823)

Balance at December 31, 2014	$181,713	—	11,192	(12,823)	180,082

(a)
The difference in equity balances at March 31, 2014 and April 1, 2014 reflected purchase accounting adjustments related to NRG's acquisition of WCEP Holdings, LLC on April 1, 2014.

See accompanying consolidated notes to financial statements.

WCEP HOLDINGS, LLC AND SUBSIDIARIES
(A Delaware Limited Liability Company)

Consolidated Statements of Cash Flows

(In thousands)

	Successor	Predecessor
	April 1, 2014 through December 31, 2014	January 1, 2014 through March 31, 2014	Year ended December 31, 2013
Cash flows from operating activities:
Net income (loss)	$31,192	(6,382)	33,600
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization, and accretion	21,253	4,843	21,556
Loss on sale of emission credits	—	—	49
Changes in derivative instruments	(10,035)	—	—
Changes in assets and liabilities:
Accounts receivable	(5,132)	6,094	(13,289)
Inventory	(535)	(91)	(2,484)
Prepaid expenses and other current assets	2,521	(2,069)	(449)
Accounts payable and accrued liabilities	(2,215)	1,870	(18,221)
Accounts payable—affiliates	450	—	—
Accrued interest	(122)	(24)	724
Deferred rent liability	15,418	—	—
Other liabilities	604	—	—

Net cash provided by operating activities	53,399	4,241	21,486

Cash flows from investing activities:
Capital expenditures	(222)	(342)	(47,554)
Purchased emission credits	—	—	(57)
Proceeds from sale of emission credits	—	—	13

Net cash used in investing activities	(222)	(342)	(47,598)

Cash flows from financing activities:
(Increase) decrease in restricted cash	(9,880)	4,029	(15,163)
Deferred financing costs	(4,270)	—	—
Cash distribution to parent	(20,000)	(15,400)	(20,339)
Proceeds from debt	9,962	—	88,411
Repayment of long-term debt	(37,397)	(5,652)	—

Net cash (used in) provided by financing activities	(61,585)	(17,023)	52,909

Net (decrease) increase in cash and cash equivalents	(8,408)	(13,124)	26,797
Cash and cash equivalents at beginning of period	14,570	27,694	897

Cash and cash equivalents at end of period	$6,162	14,570	27,694

Supplemental disclosure of cash flow information:
Cash paid for interest during the period (net of $6,671 capitalized in 2013)	20,484	7,047	18,139

See accompanying notes to consolidated financial statements.

WCEP HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

(In thousands)

(1) The Company

        WCEP Holdings, LLC, or WCEP, a Delaware limited liability company, is an indirect wholly owned subsidiary of NRG Energy, Inc., or NRG. WCEP was organized under Delaware law on May 31, 2011 and owns one gas project. WCEP and its subsidiaries are referred to herein as the Company. On April 1, 2014, NRG acquired substantially all of Edison Mission Energy's, or EME, assets including its member interests in the Company. From April 1, 2014 through January 1, 2015, the Company was a wholly owned subsidiary of NRG Energy Gas and Wind Holdings LLC, which in turn is a wholly owned subsidiary of NRG. On January 2, 2015, NRG Yield Operating LLC acquired the Company from NRG. No change in basis occurred as a result of the sale as both the seller and purchaser are under the common control of NRG.

        WCEP owns 100% interest in Walnut Creek Energy, LLC, or Walnut Creek, which owns and operates a 479-megawatt gas-fired simple cycle combustion turbine generating facility consisting of five GE LMS100 combustion turbine generators, or the Facility, located in the City of Industry, California. The Walnut Creek project achieved commercial operation in May 2013 and began selling electricity to Southern California Edison, or SCE, on June 1, 2013 under a power purchase tolling agreement, or PPTA, with a term of 10 years.

        A summary of the major agreements entered into by the Company is set forth below:

  (a)
  Limited Liability Company Agreements

        Subsidiaries of the Company are parties to limited liability company agreements in entities that own the Project. The provisions of these agreements set forth rights and obligations of the ownership entities.

  (b)
  Southern California Edison Power Purchase Tolling Agreement

        Under the terms of the 10-year SCE PPTA that became effective on November 1, 2010, the Company receives a shaped monthly capacity rate adjusted for availability penalties, a variable O&M charge, start-up charges, and other miscellaneous charges as described in the agreement.

  (c)
  Southern California Edison Company Large Generator Interconnection Agreement

        The Company entered into an interconnection agreement with SCE and California Independent System Operator Corporation on July 20, 2011 with an initial 30-year term and automatically renewed for successive one-year periods thereafter, unless otherwise terminated.

  (d)
  GE Packaged Power, Inc. Contractual Service Agreement

        The Company contracted with GE Packaged Power, Inc., or GE, to provide certain warranty, maintenance, and repair services. The agreement shall terminate upon the first to occur of a) the date which all covered units have reached their respective performance end dates or b) 20 years from the agreement's effective date of December 9, 2011. Payments are subject to an annual escalation clause. Total fees incurred for the period from April 1, 2014 through December 31, 2014, the period from January 1, 2014 through March 31, 2014, and the year ended December 31, 2013 were $492,000, $164,000, and $516,000, respectively. These costs are included in the consolidated statements of operations as part of maintenance and other operating costs.

WCEP HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(In thousands)

(1) The Company (Continued)

  (e)
  Operation and Maintenance Agreement

        The Company entered into an agreement with a wholly owned subsidiary of NRG to provide operation and maintenance services not covered by the maintenance and service agreement with GE. The agreement will continue until terminated by either party, with 90-day prior written notice. The Company incurred costs under the agreement in the amount of $1,965,000, $893,000, and $2,957,000 for the period from April 1, 2014 through December 31, 2014, the period from January 1, 2014 through March 31, 2014, and the year ended December 31, 2013, respectively. These costs are included in the consolidated statements of operations as part of maintenance and other operating costs. The amount due to NRG was $391,000 at December 31, 2014 related to this agreement.

(2) Summary of Significant Accounting Policies

  (a)
  Basis of Presentation and Principles of Consolidation

        The Company's consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. The Accounting Standards Codification, or ASC, established by the Financial Accounting Standards Board, or FASB, is the source of authoritative U.S. GAAP to be applied by nongovernmental entities.

        The consolidated financial statements include the Company's accounts and operations. All significant intercompany transactions and balances have been eliminated in consolidation.

  (b)
  Predecessor and Successor Reporting

        As further discussed in note 3, Business Acquisition, on April 1, 2014, NRG completed the acquisition of substantially all of the assets of EME, or the EME Acquisition, including its member interests in the Company. The EME Acquisition was accounted for under the acquisition method of accounting. Fair value adjustments have been pushed down to the Company, resulting in the Company's assets and liabilities being recorded at fair value at April 1, 2014. Therefore, the Company's financial information prior to the EME Acquisition is not comparable to its financial information subsequent to the EME Acquisition.

        As a result of the impact of pushdown accounting, the consolidated financial statements and certain note presentations separate the Company's presentations into two distinct periods, the period before the consummation of the EME Acquisition (labeled predecessor) and the period after that date (labeled successor), to indicate the application of different basis of accounting between the periods presented.

  (c)
  Cash and Cash Equivalents

        Cash and cash equivalents include money market fund investments with an original maturity of three months or less at the time of purchase.

  (d)
  Inventory

        Inventory consists of spare parts, materials, and supplies to be used in the operation of the facility. Inventory is stated at the lower of weighted average cost or market.

WCEP HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(In thousands)

(2) Summary of Significant Accounting Policies (Continued)

  (e)
  Plant and Equipment

        Plant and equipment are stated at cost, or, in the case of business acquisitions, fair value. See note 3, Business Acquisition, for more information on acquired plant and equipment. The plant balance includes all costs associated with the development and construction of the facility. The Facility costs include interest capitalized during the construction period. Depreciation is computed on a straight-line basis over the Facility's estimated useful life of 32 years, which is limited to the term of the underlying land lease and commenced as the Company placed the turbines in service.

        Expenditures for maintenance, repairs, and renewals are expensed as incurred. Expenditures for additions and improvements are capitalized.

  (f)
  Impairment of Long-Lived Assets

        Long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Recoverability of a long-lived asset is measured by a comparison of its carrying amount to the future undiscounted net cash flows it is expected to generate. If a long-lived asset is considered to be impaired, the impairment recognized is measured as the amount by which its carrying amount exceeds its fair value. There were no indicators of impairment loss as of December 31, 2014 and 2013.

  (g)
  Derivative Financial Instruments

        The Company accounts for derivative financial instruments under ASC 815, Derivatives and Hedging, which requires the Company to record all derivatives on the balance sheet at fair value unless they qualify for a normal purchase normal sale exception. Changes in the fair value of nonhedge derivatives are immediately recognized in earnings.

        If certain criteria are met, a derivative financial instrument may be designated as a fair value hedge or cash flow hedge. The Company uses interest rate swaps to manage its interest rate exposure on long-term debt, which have been designated as cash flow hedges. With the exception of these interest rate swaps, the Company did not have any other derivative financial instruments designated as fair value or cash flow hedges for accounting purposes. Changes in the fair value of derivatives accounted for as cash flow hedges, if elected for hedge accounting, are deferred and recorded as a component of accumulated other comprehensive income, or OCI, until the hedged transactions occur and are recognized in earnings.

        On an ongoing basis, the Company assesses the effectiveness of derivatives that are designated as cash flow hedges for accounting purposes in order to determine that each derivative continues to be highly effective in offsetting changes in cash flows of hedged items. If it is determined that the derivative instrument is not highly effective as a hedge, hedge accounting will be discontinued prospectively. If the derivative instrument is terminated, the effective portion of this derivative deferred in accumulated OCI will be frozen until the underlying hedged item is delivered. Amounts reclassified from accumulated OCI into income and amounts recognized in income from the ineffective portion of cash flow hedges are recorded to interest expense. See note 4, Accounting for Derivative Instruments and Hedging Activities, for more information.

WCEP HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(In thousands)

(2) Summary of Significant Accounting Policies (Continued)

  (h)
  Deferred Financing Costs

        Deferred financing costs consist of legal fees and closing costs incurred by the Company in obtaining its financings. These costs are capitalized and amortized as interest expense using the effective-interest method over the term of the financial obligation.

        Legal fees and closing costs incurred by the Company in obtaining its July 2011 financing were amortized using the effective-interest method over the construction loan term of 23 months, which converted to a term loan effective June 21, 2013. On October 21, 2014, the Company incurred and capitalized additional financing costs for an amendment to the financing agreement that provided for an incremental term loan and reductions in the applicable margin.

        As of December 31, 2014 and 2013, accumulated amortization totaled $83,000 and $18,368,000, respectively. Amortization of deferred financing costs charged to interest expense, net of capitalized interest, was $83,000, $0, and $3,986,000 for the period from April 1, 2014 through December 31, 2014, the period from January 1, 2014 through March 31, 2014, and the year ended December 31, 2013, respectively.

  (i)
  Concentrations of Credit Risk

        Financial instruments that potentially subject the Company to significant concentrations of credit or valuation risk consist principally of cash equivalents, accounts receivable, and derivative instruments. Cash equivalents and restricted cash are held in money market funds invested in treasury and government securities. Accounts receivable are concentrated within the energy industry. The concentration within one industry may impact the Company's overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in the economic, industry, or other conditions. The Company is exposed to credit losses in the event of noncompliance by counterparties on its derivative financial instruments.

        The Company sells 100% of its output to a single customer, SCE, through a PPTA. At December 31, 2014 and 2013, the accounts receivable with this customer totaled $12,361,000 and $13,256,000, respectively. The maximum amount of loss due to credit risk, should the customer fail to perform, is the amount of the outstanding receivable, and any losses associated with replacing this one customer. As of December 31, 2014 and 2013, SCE's credit and long-term senior secured issuer ratings from Standard & Poor's and Moody's Investors Service were BBB+ and A2, respectively.

  (j)
  Fair Value of Financial Instruments

        The Company accounts for the fair value of financial instruments in accordance with ASC 820, Fair Value Measurement, or ASC 820. The Company does not hold or issue financial instruments for trading purposes.

        The carrying amounts of cash equivalents and restricted cash approximate fair value because of the short-term maturity of these instruments. Money market funds included in cash equivalents are classified as Level 1 within the fair value hierarchy as fair value is determined by observable market prices (unadjusted) in active markets. Money market funds totaled $25,398,000 and $27,694,000 at December 31, 2014 and 2013, respectively.

WCEP HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(In thousands)

(2) Summary of Significant Accounting Policies (Continued)

        Derivative instruments consisting of interest rate swaps are recorded at fair value on the Company's balance sheets on a recurring basis and their level within the fair value hierarchy is Level 2 as the fair value can be determined based on observable values of underlying interest rates. For further discussion of interest rate swaps, see note 4, Accounting for Derivative Instruments and Hedging Activities.

        The carrying value of long-term debt approximates fair value at December 31, 2014 and 2013 as the debt carries a variable interest rate. The fair value of long-term debt is estimated based on the income approach valuation technique for nonpublicly traded debt using current interest rates for similar instruments with equivalent credit quality and uses Level 3 inputs.

        ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:

  •
  Level 1—Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access as of the measurement date.

  •
  Level 2—Inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

  •
  Level 3—Unobservable inputs for the asset or liability only used when there is little, if any, market activity for the asset or liability at the measurement date.

        In accordance with ASC 820, the Company determines the level in the fair value hierarchy within which each fair value measurement in its entirety falls, based on the lowest level input that is significant to the fair value measurement in its entirety.

  (k)
  Restricted Cash

        Restricted cash consists of collateral reserves required by the Company's debt agreements. At December 31, 2014 and 2013, the Company's restricted cash included $23,682,000 and $17,831,000, respectively, to support remaining construction costs and debt services.

  (l)
  Revenue Recognition

        All of the Company's revenue is obtained through its PPTA with SCE. This PPTA is accounted for as an operating lease in accordance with ASC 840, Leases, or ASC 840. ASC 840 requires revenue from fixed capacity payments be treated as minimum lease payments to be amortized over the term of the lease. Variable amounts are treated as contingent rental income and are recorded when the achievement of the contingency becomes probable. Contingent rental income recognized for the period April 1, 2014 through December 31, 2014, for the period January 1, 2014 through March 31, 2014, and for the year ended December 31, 2013 was $2,376,000, $777,000 and $865,000 respectively.

        As described in note 3, Business Acquisition, as a result of push down accounting, the Company recorded an intangible asset representing the fair value of the PPTA on the acquisition date included in intangible assets on the Company's consolidated balance sheet. The asset is amortized as a reduction to revenue on a straight-line basis over the remaining 9-year term of the PPTA.

WCEP HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(In thousands)

(2) Summary of Significant Accounting Policies (Continued)

  (m)
  Income Taxes

        The Company is a wholly owned limited liability company (a disregarded entity) for federal and state income tax purposes. Therefore, federal and state income taxes are assessed at the parent level. Accordingly, no provision has been made for federal or state income taxes in the accompanying financial statements. If the Company was a separate tax paying entity, the income tax expense (benefit) would be $12,709,000, $(2,601,000), and $13,691,000 for the period from April 1, 2014 through December 31, 2014, January 1, 2014 through March 31, 2014, and the year ended December 31, 2013, respectively.

  (n)
  Asset Retirement Obligation

        The Company recognizes asset retirement obligations, or AROs, associated with long-lived assets for which a legal obligation exists under enacted laws, statutes, and written or oral contracts, including obligations arising under the doctrine of promissory estoppel, and for which the timing and/or method of settlement may be conditional on a future event. The Company recognizes the fair value of a liability for an ARO in the period in which it is incurred and a reasonable estimate of fair value can be made.

        Upon initial recognition of a liability for an ARO, the Company capitalizes the asset retirement cost by increasing the carrying amount of the related long-lived asset by the same amount. Over time, the liability is increased to its future value, while the capitalized cost is depreciated over the useful life of the related asset.

        The Company's AROs primarily related to future costs associated with site reclamation, facilities dismantlement, and removal of environmental hazards. A reconciliation of the changes in the Company's ARO obligation is as follows (in thousands):

Predecessor
Balance of asset retirement obligation at December 31, 2012	$—
New asset retirement obligation	8,079
Accretion expense	267

Balance of asset retirement obligation at December 31, 2013	8,346
Accretion expense	137

Balance of asset retirement obligation at March 31, 2014	$8,483

Successor
Balance of asset retirement obligation at April 1, 2014(a)	$6,481
Accretion expense	310

Balance of asset retirement obligation at December 31, 2014	$6,791

(a)
The difference in balances at March 31, 2014 and April 1, 2014 reflected purchase accounting adjustments related to the EME Acquisition.

WCEP HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(In thousands)

(2) Summary of Significant Accounting Policies (Continued)

  (o)
  Use of Estimates

        The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The significant estimates include estimating pushdown accounting in connection with the EME Acquisition relative to the assets acquired and liabilities assumed by NRG.

  (p)
  Recent Accounting Developments

        In November 2014, the FASB issued Accounting Standards Update No. 2014-16, Derivatives and Hedging (Topic 815): Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity, or ASU No. 2014-16. The amendments of ASU No. 2014-16 clarify how U.S. GAAP should be applied in determining whether the nature of a host contract is more akin to debt or equity and in evaluating whether the economic characteristics and risks of an embedded feature are "clearly and closely related" to its host contract. The guidance in ASU No. 2014-16 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted. The Company is currently evaluating the impact of the standard on the Company's results of operations, cash flows, and financial position.

        In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), or ASU No. 2014-09. The amendments of ASU No. 2014-09 complete the joint effort between the FASB and the International Accounting Standards Board, or IASB, to develop a common revenue standard for U.S. GAAP and International Financial Reporting Standards and to improve financial reporting. The guidance in ASU No. 2014-09 provides that an entity should recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for the goods or services provided and establishes the following steps to be applied by an entity: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) the entity satisfies the performance obligation. The guidance of ASU No. 2014-09 is effective for annual reporting periods beginning after December 15, 2016, including interim periods therein, and early adoption is not permitted. At its meeting on April 1, 2015, the FASB agreed to propose a one-year deferral of ASU No. 2014-09's effective date, with early adoption permitted after the effective date originally prescribed under ASU No. 2014-09. The Company is currently evaluating the impact of the standard on the Company's results of operations, cash flows, and financial position.

  (q)
  Reclassifications

        Certain reclassifications have been made herein to prior year balances to conform to the 2014 financial statement presentation.

WCEP HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(In thousands)

(3) Business Acquisition

        On April 1, 2014, NRG completed the acquisition of substantially all of the assets of EME. The acquisition was recorded as a business combination under ASC 805, Business Combinations. As discussed in note 2, Summary of Significant Accounting Policies, the impact of the acquisition method of accounting has been pushed down to the Company, resulting in certain assets and liabilities of the Company being recorded at fair value as of April 1, 2014.

        The allocation of assets and liabilities is as follows (in thousands):

Acquisition date fair value
Assets:
Current and noncurrent assets	$40,696
Net plant and equipment	590,001
Other intangible assets	57,273

Total assets acquired	687,970

Liabilities:
Current and noncurrent liabilities	41,627
Long-term debt	464,630

Total liabilities assumed	506,257

Net assets acquired	$181,713

  Fair Value Measurements

        The fair values of the plant and equipment and intangible assets at the acquisition date were measured primarily based on significant inputs that are not observable in the market and thus represent a Level 3 measurement as defined in ASC 820. Significant inputs were as follows:

        Plant and equipment—The estimated fair values were determined primarily based on an income method using discounted cash flows and validated using a market approach based on recent transactions of comparable assets. The income approach was primarily relied upon as the forecasted cash flows more appropriately incorporate differences in regional markets, plant types, age, useful life, equipment condition, and environmental controls of each asset. The income approach also allows for a more accurate reflection of current and expected market dynamics such as supply and demand, commodity prices, and regulatory environment as of the acquisition date.

        Intangible assets—power purchase tolling agreement—The fair value of the PPTA acquired was determined utilizing a variation of the income approach where the expected future cash flows resulting from the acquired PPTA was reduced by operating costs and charges for contributory assets and then discounted to present value at the weighted average cost of capital of an integrated utility peer group adjusted for project-specific financing attributes. The values were corroborated with available market data. The PPTA is being amortized over its remaining 9-year term.

WCEP HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(In thousands)

(3) Business Acquisition (Continued)

        Intangible assets—emission credits—The fair value of the emission credits acquired was determined utilizing a market approach, based on historical pricing data. The emission credits are amortized over the Facility's estimated useful life of 32 years.

        Derivative instruments—The fair value of the derivative liabilities assumed, which are comprised of interest rate swap contracts, was determined using inputs consisting of various terms inherent in each contract and the application of a forward London Interbank Offered Rate, or LIBOR, curve.

(4) Accounting for Derivative Instruments and Hedging Activities

  (a)
  Interest Rate Swaps

        On June 30, 2013, the Company entered into 10-year amortizing interest rate swap agreements for the purpose of hedging the variability of cash flows in the interest payments due to fluctuations of the LIBOR. These interest rate swap agreements became effective on July 27, 2011 and qualify as effective cash flow hedges. The interest rate swap agreements entitle the Company to receive a floating (three-month LIBOR 0.23260% and 0.2375% for the Company and 0.25510% and 0.24660% for Walnut Creek at December 31, 2014 and 2013, respectively) rate and pay a fixed rate of 4.0025% for the Company and 3.5429% for Walnut Creek. The interest rate swap agreements expire in May 2023.

        Upon the EME Acquisition on April 1, 2014, the interest rate swap agreements were de-designated and re-designated. As such, the effective portion of the derivatives on the acquisition date was frozen in accumulated OCI and is being amortized through interest expense over the term of the agreements. There was no change in the terms of the interest rate swap agreements due to this transaction.

        On October 21, 2014, the Company amended the term loan as described in note 5, Long-Term Debt. In connection with the amendment, Walnut Creek entered into an additional interest rate swap effective October 21, 2014 that provides for a fixed rate of 4.0025% that expires in July 2020.

        Total interest expense, net of amounts capitalized in 2013, related to the swap agreements was $10,556,000, $3,543,000, and $7,808,000 for the period from April 1, 2014 through December 31, 2014, the period from January 1, 2014 through March 31, 2014, and the year ended December 31, 2013, respectively. These costs are included in interest expense in the accompanying consolidated statements of operations.

  (b)
  Volumetric Underlying Derivative Transactions

        The Company's interest rate swaps had a notional volume of $391,386,000 and $423,254,000 at December 31, 2014 and 2013, respectively. The notional amount of the interest rate swap agreements amortizes each year, such that the Company's interest payment under the financing is 90% to 100% hedged.

WCEP HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(In thousands)

(4) Accounting for Derivative Instruments and Hedging Activities (Continued)

  (c)
  Fair Value of Derivative Instruments

        The following table summarizes the Company's derivative liabilities on the consolidated balance sheets (in thousands):

	Successor	Predecessor
	2014	2013

Derivatives designated as cash flow hedges:
Interest rate contracts current liabilities	$11,869	—
Interest rate contracts long-term liabilities	21,418	31,441

Total derivatives	$33,287	31,441

        Interest payable amounts related to the swap liability are included in interest payable on the Company's consolidated balance sheets. The Company had interest payable related to the rate swap liability of $335,000 and $344,000 at December 31, 2014 and 2013, respectively.

  (d)
  Accumulated Other Comprehensive Income (Loss)

        The following table presents the gains (losses) on the interest rate swaps designated as cash flow hedges in the consolidated statements of operations and other comprehensive income (loss) (in thousands):

	Successor	Predecessor
	April 1, 2014 through December 31, 2014	January 1, 2014 through March 31, 2014
			Year ended December 31, 2013
Recognized in OCI on interest rate derivatives	$(12,823)	(775)	23,906
Reclassified from accumulated OCI into earnings(a)(b)	$10,035	—	—

(a)
Amounts reclassified from accumulated OCI into income and amounts recognized in income from the ineffective portion of cash flow hedges are recorded in interest expense.

(b)
Amount recognized in income from accumulated OCI due to the de-designation of swaps upon the EME Acquisition. No other gains or losses were recognized in income. As of December 31, 2014, all of the forecasted transactions (future interest payments) were deemed probably of occurring.

(5) Long-Term Debt

        On July 27, 2011, the Company entered into a financing agreement (the Agreement) with a group of banks for a combination of loans and letters of credit totaling $617,071,000. The Agreement provided for construction loans not exceeding $495,142,000, conversion of the construction loans to a term loan, a working capital facility of $5,000,000, letters of credit supporting project agreements of

WCEP HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(In thousands)

(5) Long-Term Debt (Continued)

$77,910,000 and a debt service reserve of $39,019,000. On June 21, 2013, construction loans totaling $495,142,000 were converted to a 10-year term loan with a final maturity of May 31, 2023.

        Amounts outstanding under the original Agreement bear interest at variable Eurodollar interest rates specified as LIBOR, as defined in the Agreement, plus a margin of 2.25% for Walnut Creek increasing 0.25% on the third, sixth, and ninth anniversaries of the conversion date and are secured by the Company's assets. WCEP had a margin of 4.00%.

        On October 21, 2014, the Company completed an amendment of the Agreement. The amendment provided for an incremental term loan of $9,962,000 to Walnut Creek, of which $5,701,000 was distributed to WCEP for repayment of its term loan. The amendment reduced the margin for WCEP to 3.00%, and the margin for Walnut Creek to 1.625% initially, with the rate increasing 0.125% on October 1, 2018 and an additional 0.125% on October 1, 2022.

        Interest expense, net of amounts capitalized, for the period from April 1, 2014 through December 31, 2014, the period from January 1, 2014 through March 31, 2014, and the year ended December 31, 2013 was $8,773,000, $3,165,000, and $9,731,000, respectively.

        The Company entered into interest rate swap agreements to hedge the variable interest rate exposure under the term loan. For further details regarding the interest rate swap agreements, see note 4, Accounting for Derivative Instruments and Hedging Activities.

        There was no borrowing under the working capital facility at December 31, 2014 and 2013. In addition, as of December 31, 2014, $19,000,000 had been issued in terms of letters of credit in support of the PPTA and $19,310,000 had been issued in letters of credit in support of its debt service requirements.

        Distributions from the Company are subject to compliance with the terms and conditions defined in the Agreement, including a covenant to meet a required debt service coverage ratio of 2.5 to 1.0 for WCEP and 1.20 to 1.0 for Walnut Creek. At December 31, 2014, the Company is in compliance with the various restrictive covenants defined in the Agreement.

        Long-term debt maturities at December 31, 2014 are summarized as follows (in thousands):

Year ending:
2015	$39,763
2016	41,611
2017	43,655
2018	46,541
2019	51,295
Thereafter	214,330

$437,195

WCEP HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(In thousands)

(6) Plant and Equipment

        Plant and equipment consist of the following components at December 31, 2014 and 2013 (in thousands):

	Successor 2014	Predecessor 2013
Power plant facilities	$590,668	542,272
Less accumulated depreciation	(16,654)	(13,499)

	$574,014	528,773

        The depreciable life of the operating facility exceeds the term of the related power purchase tolling agreement (note 1). Management believes the useful life is appropriate and that the facility will continue to operate profitably subsequent to the expiration of the PPTA.

(7) Intangible Assets

        The following table summarizes the components of the Company's intangible assets subject to amortization (in thousands):

	Power Purchase Tolling Agreements	Emission Credits
Predecessor
Balance of intangible asset at December 31, 2012	$—	11,779
New intangible asset	—	57
Sold	—	(62)
Amortization expense	—	(294)

Balance of intangible asset at December 31, 2013	—	11,480
New intangible asset	—	—
Amortization expense	—	(98)

Balance of intangible asset at March 31, 2014(a)	$—	11,382

Successor
Balance at April 1, 2014(a)	$50,000	7,273
Amortization expense	(4,053)	(170)

Balance of intangible asset at December 31, 2014	$45,947	7,103

(a)
The difference in intangible asset balances at March 31, 2014 and April 1, 2014 reflected purchase accounting adjustments related to NRG's acquisition of Walnut Creek.

        Estimated amortization expense for each of the next five years is $5,404,205 and $225,578 for PPTAs and emission credits, respectively. As of December 31, 2014, the remaining amortization period is approximately 9 years and 32 years for the PPTA and emission credits, respectively. Amortization of

WCEP HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(In thousands)

(7) Intangible Assets (Continued)

the PPTA and emission credits are recorded as amortization of out-of-market PPTA value and amortization of emission credits, respectively, on the Company's consolidated statements of operations.

(8) Related Party Transactions

        In addition to the transactions and relationships described elsewhere in the notes to the financial statements, the Company has the following related party transactions and relationships:

  (a)
  Other Agreements

        The Company entered into an Asset Services Agreement effective July 1, 2011 with EME. In connection with the EME Acquisition, NRG assumed the agreement. The agreement provides for construction, technical, and administrative services. The Company incurred costs totaling $150,000, $49,000, and $438,000 for the period from April 1, 2014 through December 31, 2014, the period from January 1, 2014 through March 31, 2014, and the year ended December 31, 2013, respectively. These are invoiced at cost and are settled monthly in cash. Construction and technical costs were capitalized through COD, while administrative costs were expensed. Expensed costs totaled $150,000, $49,000, and $160,000, for the period from April 1, 2014 through December 31, 2014, the period from January 1, 2014 through March 31, 2014, and the year ended December 31, 2013, respectively, and are included in the consolidated statements of operations as part of maintenance and other operating costs.

        The Company reimbursed NRG commencing April 1, 2014, and EME prior to the EME Acquisition, for certain insurance and other project costs. Reimbursements totaled $945,000, $(13,000), and $1,115,000 for the period from April 1, 2014 through December 31, 2014, the period from January 1, 2014 through March 31, 2014, and the year ended December 31, 2013, respectively. These are invoiced at cost and are settled monthly in cash. These costs have been recorded as prepaid administrative costs, facility costs, or expensed as appropriate. The amount due to NRG for such reimbursements was $150,000 at December 31, 2014.

(9) Commitments and Contingencies

  (a)
  Lease Commitments

        On March 11, 2008, the Company entered into a land lease with Industry Urban-Development Agency through the initial term of May 31, 2036. The Company agreed to pay $1,000 per year ending with the year in which the Project completes its 10th year of commercial operations and $1,304,000 for each subsequent year through the end of the initial term.

        In August 2009, the lease was amended to include an adjustment payment during the period June 1, 2013 to May 31, 2023 for property tax liability based on a percentage of the difference between the assessed value of the property and a threshold amount. A payment is due each April 1 and October 1. The Company incurred rent expense of $1,189,000, $792,000, and $1,849,000 for the period from April 1, 2014 through December 31, 2014, the period from January 1, 2014 through March 31, 2014, and the year ended December 31, 2013, respectively. These amounts are recorded in maintenance and other operating costs on the consolidated statements of operations.

WCEP HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(In thousands)

(9) Commitments and Contingencies (Continued)

        Future minimum payments for operating leases as of December 31, 2014 are estimated as follows (in thousands):

Year ending December 31:
2015	$1,031
2016	1,031
2017	1,031
2018	1,031
2019	1,031
Thereafter	20,402

$25,557

        In connection with the EME Acquisition, the fair value of acquired out-of-market contracts was pushed down to the Company. See note 3, Business Acquisition, for additional details. The out-of-market leasehold interest liability is recorded as a reduction to amortization of emission credits and other intangibles in the consolidated statements of operations based on the nature of the contract and over its contractual life of 32 years. For the period from April 1, 2014 through December 31, 2014, the Company's amortization of this out-of-market contract was $16,321. The estimated amortization related to the out-of-market contract for the next five years is $21,762 per year.

(10) Subsequent Events

        The Company has performed an evaluation of subsequent events through April 10, 2015, which is the date the financial statements are available to be issued.

PRO FORMA FINANCIAL STATEMENT

Unaudited Pro Forma Condensed Consolidated Combined Income Statement

        The Unaudited Pro Forma Consolidated Combined Income Statement (the "pro forma income statement") combines the consolidated income statement of Yield LLC, the pre-acquisition common control income statements of the EME-NYLD-Eligible Assets, and the pre-acquisition combined income statement of the Alta Wind Portfolio ("Alta"), to illustrate the potential effect of the above mentioned transactions. The pro forma income statement was based on the:

  •
  accompanying notes to the Unaudited Pro Forma Consolidated Combined Financial Statements;

  •
  consolidated financial statements of Yield LLC for the year ended December 31, 2014 and notes relating thereto filed with this registration statement;

  •
  combined financial statements of the Alta Wind Portfolio for the period from January 1, 2014 through August 12, 2014; and

  •
  financial statements of the operating subsidiaries of Laredo Ridge Wind, LLC; Tapestry Wind, LLC; and WCEP Holdings, LLC for the period from January 1, 2014 through March 31, 2014 (Predecessor period) and the period from April 1, 2014 through December 31, 2014 (Successor period) and the notes thereto, filed within this registration statement.

        The pro forma income statement should also be read in conjunction with the following financial statements included within this registration statement:

  •
  consolidated financial statements of Yield LLC for the year ended December 31, 2013 and notes relating thereto;

  •
  combined financial statements of the Alta Wind Portfolio for the years ended December 31, 2013 and 2012 and for the six months ended June 30, 2014 and the notes relating thereto; and

  •
  financial statements of the operating subsidiaries of Laredo Ridge Wind, LLC; Tapestry Wind, LLC; and WCEP Holdings, LLC for the year ended December 31, 2013 and the notes thereto.

        The historical consolidated income statement has been adjusted in the pro forma income statement to give effect to pro forma events that are (1) directly attributable to the Alta Acquisition and the EME-NYLD-Eligible Assets transactions, (2) factually supportable and (3) expected to have a continuing impact on the combined results. The pro forma income statement for the year ended December 31, 2014 gives effect to the acquisitions as if they occurred on January 1, 2014.

        As described in the accompanying notes, the pro forma income statement has been prepared using the acquisition method of accounting under GAAP and the regulations of the SEC. The EME-NYLD-Eligible Assets transaction was accounted as a transfer of entities under common control and the purchase price was allocated to the carrying values of the assets acquired and liabilities assumed as of the date of the acquisition.

        The pro forma purchase price adjustments are preliminary, subject to future adjustments, and have been made solely for the purpose of providing the unaudited pro forma combined financial information presented herewith. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying pro forma financial statement and the combined company's future results of operations and financial position. The pro forma financial statement has been presented for informational purposes only and is not necessarily indicative of what the combined company's results of operations would have been had the acquisitions of the EME-NYLD-Eligible Assets and the Alta Wind Portfolio been completed on the dates indicated. Yield LLC could incur significant costs to integrate the businesses. The pro forma income statement does not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities. In addition, the pro forma income statement does not purport to project the future results of operations of the combined company.

Unaudited Pro Forma Combined Consolidated Income Statement

For the Year Ended December 31, 2014

	NRG Yield LLC As Recast	Alta Pre- Acquisition(a)	Pro Forma Adjustments Alta Wind Portfolio		EME-NYLD- Eligible Assets Pre- Acquisition(b)	Pro Forma Adjustments EME-NYLD- Eligible Assets		Pro Forma Combined
			(in millions)
Operating revenues
Total operating revenues	$689	$158	$(26	)(c)	$32	$(5	)(f)	$848
Operating Costs and Expenses
Cost of operations	239	36	—		9	—		284
Depreciation and amortization	166	35	1	(d)	14	(4)	(g)	212
General and administrative-affiliate	8	3	—		—	—		11
Acquisition-related transaction and integration costs	4	—	—		—	—		4

Total operating costs and expenses	417	74	1		23	(4)		539
Operating Income	272	84	(27)		9	(1)		337
Other Income (Expense)
Equity in earnings of unconsolidated affiliates	27	—	—		—	—		27
Other income, net	3	—	—		—	—		3
Interest expense	(181)	(77)	(16	)(e)	(10)	(5	)(h)	(289)

Total other expense	(151)	(77)	(16)		(10)	(5)		(259)

Net Income (Loss)	$121	$7	$(43)		$(1)	$(6)		$78

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

(a)
Represents the Alta Wind Portfolio's operating results for the period from January 1, 2014 through August 12, 2014, the date of the acquisition.

(b)
Represents the EME-NYLD-Eligible Assets' operating results for the period from January 1, 2014 through March 31, 2014, the date that NRG acquired the assets.

(c)
Represents additional amortization expense resulting from the intangible asset value associated with the acquired power purchase agreements, or PPAs. The terms of the PPAs range from 21 to 27 years.

(d)
Represents additional depreciation expense resulting from recording the property, plant and equipment at acquisition date fair value. The remaining useful lives of the property, plant and equipment range from 2 to 27 years.

(e)
Represents the estimated increase in interest expense pertaining to $500 million of senior notes that the Company issued on August 5, 2014 at an interest rate of 5.375%. The increase represents the interest that would have been incurred from January 1, 2014 through August 4, 2014.

(f)
Represents the additional amortization expense related to the acquisition date fair value of the intangible assets associated with the EME-NYLD-Eligible Assets, which is recorded as a reduction to revenue. Also reflects an adjustment to conform EME's policy for recording the receipt of cash grants as deferred revenue to the Company's policy of reducing the value of the related property, plant and equipment. EME had recorded revenue related to these cash grants of $2 million for the pre-acquisition period from January 1, 2014 through March 31, 2014.

(g)
Represents the change in depreciation expense resulting from the acquisition date fair value of the acquired property, plant and equipment of the EME-NYLD-Eligible Assets.

(h)
Represents the estimated increase in interest expense associated with the Company's borrowings in connection with the acquisition of the EME-NYLD-Eligible Assets. The Company borrowed $210 million on its revolving credit facility at a rate of L+2.25%.

NRG Yield Operating LLC

Exchange Offer for
$500,000,000
5.375% Senior Notes due 2024

PROSPECTUS

                    , 2015

        We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You may not rely on unauthorized information or representations.

        This prospectus does not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities.

        The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct, nor do we imply those things by delivering this prospectus or selling securities to you.

        Until                        , 2015, all dealers that effect transactions in these securities, whether or not participating in the exchange offer may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

Indemnification under the General Corporation Law and Limited Liability Company Act of the State of Delaware

        NRG Yield, Inc., the direct parent to NRG Yield LLC, the direct parent to NRG Yield Operating LLC is a corporation incorporated under the laws of the State of Delaware. Section 102(b)(7) of the Delaware General Corporation Law ("DGCL") allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides for this limitation of liability.

        Section 145 of the DGCL ("Section 145"), provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

        Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

        Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, will be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

        NRG Yield Operating LLC, Alta Wind 1-5 Holding Company, LLC, Alta Wind Company, LLC, NRG Energy Center Omaha LLC, NRG Energy Center Omaha Holdings LLC, NRG Yield DGPV Holding LLC, NRG Yield RPV Holding LLC, NRG South Trent Holdings LLC, NRG Yield LLC and NYLD Fuel Cell Holdings LLC are limited liability companies formed under the laws of the State of Delaware. Section 18-108 of the Delaware Limited Liability Company Act provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Indemnification under the Limited Liability Company Act of the State of Connecticut

        UB Fuel Cell, LLC is a limited liability company formed under the laws of the State of Connecticut. Section 34-143 of the Connecticut Limited Liability Company Act provides that an operating agreement may: (1) eliminate or limit the personal liability of a member or manager for monetary damages for breach of any duty provided for in Section 34-141 and (2) provide for indemnification of a member or manager for judgments, settlements, penalties, fines or expenses incurred in a proceeding to which an individual is a party because such individual is or was a member or manager.

Indemnification under the governing documents of NRG Yield Operating LLC

        The limited liability company agreement of NRG Yield Operating LLC provides, to the fullest extent permitted by law, the company shall indemnify and hold harmless each covered person from and against any and all claims in which the covered person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the company or which relates to or arises out of the company or its property, business or affairs. A covered person shall not be entitled to indemnification under this section of the limited liability company agreement thereunder with respect to (i) any claim with respect to which such covered person has engaged in fraud, willful misconduct, bad faith or gross negligence or (ii) any claim initiated by such covered person unless such claim (or part thereof) (A) was brought to enforce such covered person's rights to indemnification thereunder or (B) was authorized or consented to by the board of directors. Expenses incurred by a covered person in defending any claim shall be paid by the company in advance of the final disposition of such claim upon receipt by the company of an undertaking by or on behalf of such covered person to repay such amount if it shall be ultimately determined that such covered person is not entitled to be indemnified by the company as authorized by this section of the limited liability company agreement thereunder.

Indemnification under the governing documents of the Guarantors

        The limited liability company agreement of NRG Yield LLC provides, to the fullest extent permitted by applicable law but subject to the limitations expressly provided in the limited liability company agreement thereunder, all indemnitees shall be indemnified and held harmless by the company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties (including excise and similar taxes and punitive damages), interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its acting in the capacity that gave rise to its status as an indemnitee; provided, that the indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the indemnitee is seeking indemnification pursuant to this section of the limited liability company agreement thereunder, the indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the indemnitee's conduct was unlawful. Any indemnification pursuant to this section of the limited liability company agreement thereunder shall be made only out of the assets of the company, it being agreed that the managing member shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the company to enable it to effectuate such indemnification. To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an indemnitee who is indemnified pursuant to this section of the limited liability company agreement thereunder in defending any proceeding shall, from time to time, be advanced by the company prior to a determination that the indemnitee is not entitled to be indemnified upon receipt by the company of any undertaking by or on behalf of the indemnitee to repay such amount if it shall be determined that the indemnitee is not entitled to be indemnified as authorized in this section of the limited liability company agreement thereunder. In no event may an indemnitee subject the members to personal liability by reason of the indemnification provisions set forth in the limited liability company agreement thereunder. An indemnitee shall not be denied indemnification in whole or in part under this section of the limited liability company agreement thereunder because the indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of the limited liability company agreement thereunder. Notwithstanding anything to the contrary set forth in the limited liability company agreement thereunder, no indemnitee shall be liable for monetary damages to the company, the members or any other persons who have acquired interests in the company, for losses sustained or liabilities incurred as a result of any act or omission of an indemnitee unless there has been a final and nonappealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the indemnitee's conduct was criminal. To the extent that, at law or in equity, an indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the company or to the members, the managing member and any other indemnitee acting in connection with the company's business or affairs shall not be liable to the company or to any member for its good faith reliance on the provisions of the limited liability company agreement thereunder.

        The limited liability company agreements of each of Alta Wind 1-5 Holding Company, LLC and Alta Wind Company, LLC are silent regarding indemnification of members and officers.

        The limited liability company agreements of each of NRG Energy Center Omaha LLC, NRG Energy Center Omaha Holdings LLC and NRG South Trent Holdings LLC provide, to the fullest extent permitted by law, the company shall indemnify and hold harmless each covered person from and against any and all claims in which the covered person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the company or which relates to or arises out of the company or its property, business or affairs. A covered person shall not be entitled to indemnification under this section of the limited liability company agreement thereunder with respect to (i) any claim with respect to which such covered person has engaged in fraud, willful misconduct, bad faith or gross negligence or (ii) any claim initiated by such covered person unless such claim (or part thereof) (A) was brought to enforce such covered person's rights to indemnification thereunder or (B) was authorized or consented to by the board of directors. Expenses incurred by a covered person in defending any claim shall be paid by the company in advance of the final disposition of such claim upon receipt by the company of an undertaking by or on behalf of such covered person to repay such amount if it shall be ultimately determined that such covered person is not entitled to be indemnified by the company as authorized by this section of the limited liability company agreement thereunder.

        The limited liability company agreements of each of NRG Yield DGPV Holding LLC, NRG Yield RPV Holding LLC, NYLD Fuel Cell Holdings LLC and UB Fuel Cell, LLC provide, to the fullest extent permitted by law, and without in any way limiting the indemnification provisions set forth in the Amended and Restated Certificate of Incorporation or the Second Amended and Restated By-Laws of

NRG, or any successor governing documents, each covered party who was or is made a party or is threatened to be made a party to or is otherwise involved in any proceeding, by reason of the fact that he is or was a covered person or, while a covered person, is or was serving at the request of the company or any parent or subsidiary of the company as an indemnitee, shall be indemnified and held harmless by the company to the fullest extent authorized by the Delaware Limited Liability Company Act, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees and costs, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith. Such indemnification shall continue as to an indemnitee who has ceased be a director, officer, employee, partner, member, manager, fiduciary agent, or covered person, and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that, except with respect to proceedings to enforce rights to indemnification or advance of expenses, the company shall not indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee except to the extent such proceeding (or part thereof) was authorized in writing by the majority members.

Other Contractual Indemnification

Indemnification Agreements

        Yield Inc. has entered into indemnification agreements with each of its current directors and officers. These agreements require Yield Inc. to indemnify these individuals to the fullest extent permitted by the DGCL if by reason of their service to the company or by reason of anything done or not done by them in any such capacity, they are a party or are threatened to be made a party to any proceeding. Indemnitees shall be indemnified against all liabilities and expenses actually incurred by or on behalf of indemnitees in connection with such proceeding if indemnitee acted in good faith and in a manner indemnitee reasonably believed to be in or not opposed to the best interests of the company; provided, however, that no such indemnification in proceedings by or in the name of the company shall be made in respect of any claim, issue, or matter in such proceeding as to which Delaware law expressly prohibits such indemnification by reason of any adjudication of liability of indemnitee to the company, unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine that, despite the adjudication of liability, the company may indemnify indemnitee for such liabilities and expenses.

        No indemnification shall be paid to indemnitees (a) to the extent expressly prohibited by Delaware law or the company's certificate of incorporation or bylaws; (b) for which payment is actually made to indemnitee under a valid and collectible insurance policy or under a valid and enforceable indemnity clause, by-law or agreement of the company or any other company or organization on whose board or other governing body indemnitee serves at the request of the company, except in respect of any indemnity exceeding the payment under such insurance, clause, by-law or agreement; (c) in connection with any proceeding (or any part thereof) initiated by indemnitee against the company or its directors, officers, employees or other indemnitees, except a proceeding or arbitration pursuant to Section 10 of the indemnification agreement thereunder to enforce such indemnitee's rights under the indemnification agreement or unless the proceeding (or part thereof) was authorized by the board of directors prior to its initiation; (d) with respect to any action, suit or proceeding brought by or on behalf of the company against indemnitee that is authorized by the board of directors, except as provided in certain sections of the indemnity agreement thereunder; or (e) in connection with any claim made against indemnitee for (i) an accounting of profits made from the purchase and sale (or sale and purchase) by indemnitee of securities of the company within the meaning of Section 16(b) of the Exchange Act or similar provisions of state statutory law or common law or (ii) for reimbursement to the company of any bonus or other incentive-based or equity-based compensation or of any profits realized by indemnitee from the sale of securities of the company in each case as required under the Exchange Act.

        Yield Inc. maintains one or more policies with reputable insurance companies to provide the directors and officers of the company with coverage for losses from wrongful acts and omissions and to ensure the company's performance of its indemnification obligations under the indemnification agreements thereunder.

Registration Rights Agreement

        Each holder of notes covered by a registration statement (including each initial purchaser that is a Holder, in such capacity) has agreed, pursuant to the Registration Rights Agreement, to severally and not jointly indemnify and hold harmless the issuers, each of their respective directors, each of their respective officers who signs such registration statement and each person who controls any issuer within the meaning of either the Securities Act or the Exchange Act, to the same extent as the foregoing indemnity in the Registration Rights Agreement thereunder from the issuers to each such holder, but only with reference to written information relating to such holder furnished to the issuers by or on behalf of such holder specifically for inclusion in the documents referred to in the foregoing indemnity in the Registration Rights Agreement thereunder.

Item 21.    Exhibits.

        Reference is made to the attached Exhibit Index.

Item 22.    Undertakings.

        (a)   Each of the undersigned registrants hereby undertakes:

          (1)   to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  to include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)   that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (5)   that, for the purpose of determining liability of the registrants under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

             (ii)  any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

            (iii)  the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

            (iv)  any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

        (b)   insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (c)   The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (d)   The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, NRG Yield Operating LLC has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on June 2, 2015.

NRG YIELD OPERATING LLC
By:	/s/ G. GARY GARCIA
	Name:	G. Gary Garcia
	Title:	Vice President and Treasurer

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on June 2, 2015.

Signature		Title

* David Crane		President and Chief Executive Officer of NRG Yield Operating LLC (principal executive officer)
* Kirkland B. Andrews		Executive Vice President and Chief Financial Officer of NRG Yield Operating LLC (principal financial officer)
* David Callen		Vice President and Chief Accounting Officer of NRG Yield Operating LLC (principal accounting officer)
NRG YIELD LLC		Sole Managing Member
By:	*
	Name:	G. Gary Garcia
	Title:	Vice President and Treasurer
*By:	/s/ BRIAN CURCI
	Name:	Brian Curci
	Title:	Attorney-in-Fact

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, NRG Yield LLC has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on June 2, 2015.

NRG YIELD LLC
By:	/s/ G. GARY GARCIA
	Name:	G. Gary Garcia
	Title:	Vice President and Treasurer

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on June 2, 2015.

Signature	Title

* David Crane	President and Chief Executive Officer of NRG Yield Operating LLC (principal executive officer)
* Kirkland B. Andrews	Executive Vice President and Chief Financial Officer of NRG Yield Operating LLC (principal financial officer)
* David Callen	Vice President and Chief Accounting Officer of NRG Yield Operating LLC (principal accounting officer)
NRG YIELD, INC.	Sole Managing Member
By: *
Name:	G. Gary Garcia
Title:	Vice President and Treasurer
* David Crane	Director of NRG Yield, Inc., Sole Managing Member of NRG Yield LLC
* Kirkland B. Andrews	Director of NRG Yield, Inc., Sole Managing Member of NRG Yield LLC

Signature	Title

* John F. Chlebowski	Director of NRG Yield, Inc., Sole Managing Member of NRG Yield LLC
* Mauricio Gutierrez	Director of NRG Yield, Inc., Sole Managing Member of NRG Yield LLC
* Christopher S. Sotos	Director of NRG Yield, Inc., Sole Managing Member of NRG Yield LLC
* Brian R. Ford	Director of NRG Yield, Inc., Sole Managing Member of NRG Yield LLC

*By:	/s/ BRIAN CURCI
	Name:	Brian Curci
	Title:	Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Alta Wind 1-5 Holding Company, LLC has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on June 2, 2015.

ALTA WIND 1-5 HOLDING COMPANY, LLC
By:	/s/ G. GARY GARCIA
	Name:	G. Gary Garcia
	Title:	Vice President and Treasurer

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on June 2, 2015.

Signature		Title

* David Crane		President and Chief Executive Officer of NRG Yield Operating LLC (principal executive officer)
* Kirkland B. Andrews		Executive Vice President and Chief Financial Officer of NRG Yield Operating LLC (principal financial officer)
* David Callen		Vice President and Chief Accounting Officer of NRG Yield Operating LLC (principal accounting officer)
ALTA WIND COMPANY, LLC		Sole Member
By:	*
	Name:	G. Gary Garcia
	Title:	Vice President and Treasurer
*By:	/s/ BRIAN CURCI
	Name:	Brian Curci
	Title:	Attorney-in-Fact

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Alta Wind Company, LLC has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on June 2, 2015.

ALTA WIND COMPANY, LLC
By:	/s/ G. GARY GARCIA
	Name:	G. Gary Garcia
	Title:	Vice President and Treasurer

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on June 2, 2015.

Signature		Title

* David Crane		President and Chief Executive Officer of NRG Yield Operating LLC (principal executive officer)
* Kirkland B. Andrews		Executive Vice President and Chief Financial Officer of NRG Yield Operating LLC (principal financial officer)
* David Callen		Vice President and Chief Accounting Officer of NRG Yield Operating LLC (principal accounting officer)
NRG YIELD OPERATING LLC		Sole Member
By:	*
	Name:	G. Gary Garcia
	Title:	Vice President and Treasurer
*By:	/s/ BRIAN CURCI
	Name:	Brian Curci
	Title:	Attorney-in-Fact

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, NRG Energy Center Omaha LLC has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on June 2, 2015.

NRG ENERGY CENTER OMAHA LLC
By:	/s/ G. GARY GARCIA
	Name:	G. Gary Garcia
	Title:	Vice President and Treasurer

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on June 2, 2015.

Signature		Title

* David Crane		President and Chief Executive Officer of NRG Yield Operating LLC (principal executive officer)
* Kirkland B. Andrews		Executive Vice President and Chief Financial Officer of NRG Yield Operating LLC (principal financial officer)
* David Callen		Vice President and Chief Accounting Officer of NRG Yield Operating LLC (principal accounting officer)
NRG ENERGY CENTER OMAHA HOLDINGS LLC		Sole Member
By:	*
	Name:	Gaëtan Frotté
	Title:	Vice President and Treasurer
*By:	/s/ BRIAN CURCI
	Name:	Brian Curci
	Title:	Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, NRG Energy Center Omaha Holdings LLC has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on June 2, 2015.

NRG ENERGY CENTER OMAHA HOLDINGS LLC
By:	/s/ GAËTAN FROTTÉ Name: Gaëtan Frotté Title: Vice President and Treasurer

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on June 2, 2015.

Signature		Title

* David Crane		President and Chief Executive Officer of NRG Yield Operating LLC (principal executive officer)
* Kirkland B. Andrews		Executive Vice President and Chief Financial Officer of NRG Yield Operating LLC (principal financial officer)
* David Callen		Vice President and Chief Accounting Officer of NRG Yield Operating LLC (principal accounting officer)
NRG YIELD OPERATING LLC		Sole Member
By:	*
	Name:	G. Gary Garcia
	Title:	Vice President and Treasurer
*By:	/s/ BRIAN CURCI
	Name:	Brian Curci
	Title:	Attorney-in-Fact

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, NRG Yield DGPV Holding LLC has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on June 2, 2015.

NRG YIELD DGPV HOLDING LLC
By:	/s/ G. GARY GARCIA Name: G. Gary Garcia Title: Vice President and Treasurer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints David R. Hill and Brian E. Curci, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this registration statement and (ii) any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on June 2, 2015.

Signature		Title

/s/ DAVID CRANE David Crane		President and Chief Executive Officer of NRG Yield Operating LLC (principal executive officer)
/s/ KIRKLAND B. ANDREWS Kirkland B. Andrews		Executive Vice President and Chief Financial Officer of NRG Yield Operating LLC (principal financial officer)
/s/ DAVID CALLEN David Callen		Vice President and Chief Accounting Officer of NRG Yield Operating LLC (principal accounting officer)
NRG YIELD OPERATING LLC		Sole Member
By:	/s/ G. GARY GARCIA
	Name:	G. Gary Garcia
	Title:	Vice President and Treasurer

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, NRG Yield RPV Holding LLC has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on June 2, 2015.

NRG YIELD RPV HOLDING LLC
By:	/s/ GAËTAN FROTTÉ Name: Gaëtan Frotté Title: Vice President and Treasurer

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on June 2, 2015.

Signature		Title

* David Crane		President and Chief Executive Officer of NRG Yield Operating LLC (principal executive officer)
* Kirkland B. Andrews		Executive Vice President and Chief Financial Officer of NRG Yield Operating LLC (principal financial officer)
* David Callen		Vice President and Chief Accounting Officer of NRG Yield Operating LLC (principal accounting officer)
NRG YIELD OPERATING LLC		Sole Member
By:	*
	Name:	G. Gary Garcia
	Title:	Vice President and Treasurer
*By:	/s/ BRIAN CURCI
	Name:	Brian Curci
	Title:	Attorney-in-Fact

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, NRG South Trent Holdings LLC has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on June 2, 2015.

NRG SOUTH TRENT HOLDINGS LLC
By:	/s/ G. GARY GARCIA Name: G. Gary Garcia Title: Treasurer

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on June 2, 2015.

Signature		Title

* David Crane		President and Chief Executive Officer of NRG Yield Operating LLC (principal executive officer)
* Kirkland B. Andrews		Executive Vice President and Chief Financial Officer of NRG Yield Operating LLC (principal financial officer)
* David Callen		Vice President and Chief Accounting Officer of NRG Yield Operating LLC (principal accounting officer)
NRG YIELD OPERATING LLC		Sole Member
By:	*
	Name:	G. Gary Garcia
	Title:	Vice President and Treasurer
*By:	/s/ BRIAN CURCI
	Name:	Brian Curci
	Title:	Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, NYLD Fuel Cell Holdings LLC has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on June 2, 2015.

NYLD FUEL CELL HOLDINGS LLC
By:	/s/ GAËTAN FROTTÉ Name: Gaëtan Frotté Title: Vice President and Treasurer

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on June 2, 2015.

Signature		Title

* David Crane		President and Chief Executive Officer of NRG Yield Operating LLC (principal executive officer)
* Kirkland B. Andrews		Executive Vice President and Chief Financial Officer of NRG Yield Operating LLC (principal financial officer)
* David Callen		Vice President and Chief Accounting Officer of NRG Yield Operating LLC (principal accounting officer)
NRG YIELD OPERATING LLC		Sole Member
By:	* Name: G. Gary Garcia Title: Vice President and Treasurer
*By:	/s/ BRIAN CURCI Name: Brian Curci Title: Attorney-in-Fact

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, UB Fuel Cell LLC has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on June 2, 2015.

UB FUEL CELL LLC
By:	/s/ GAËTAN FROTTÉ Name: Gaëtan Frotté Title: Vice President and Treasurer

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on June 2, 2015.

Signature		Title

* David Crane		President and Chief Executive Officer of NRG Yield Operating LLC (principal executive officer)
* Kirkland B. Andrews		Executive Vice President and Chief Financial Officer of NRG Yield Operating LLC (principal financial officer)
* David Callen		Vice President and Chief Accounting Officer of NRG Yield Operating LLC (principal accounting officer)
NYLD FUEL CELL HOLDINGS LLC		Sole Member
By:	* Name: Gaëtan Frotté Title: Vice President and Treasurer
*By:	/s/ BRIAN CURCI Name: Brian Curci Title: Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.		Description	Method of Filing
3.01	(a)	Certificate of Formation of NRG Yield Operating LLC	Previously filed on April 13, 2015
3.01	(b)	Certificate of Amendment of Certificate of Formation of NRG Yield Operating LLC	Previously filed on April 13, 2015
3.02		Second Amended and Restated Limited Liability Company Agreement of NRG Yield Operating LLC	Previously filed on April 13, 2015
3.03	(a)	Certificate of Formation of NRG Yield LLC	Previously filed on April 13, 2015
3.03	(b)	Certificate of Amendment of Certificate of Formation of NRG Yield LLC	Previously filed on April 13, 2015
3.04		Third Amended and Restated Limited Liability Company Agreement of NRG Yield LLC	Incorporated herein by reference to Exhibit 3.1 to NRG Yield Inc.'s Current Report on Form 8-K filed on May 14, 2015
3.05	(a)	Certificate of Formation of Alta Wind 1-5 Holding Company, LLC	Previously filed on April 13, 2015
3.05	(b)	Certificate of Amendment of Certificate of Formation of Alta Wind 1-5 Holding Company, LLC	Previously filed on April 13, 2015
3.06		Limited Liability Company Agreement of Alta Wind 1-5 Holding Company, LLC	Previously filed on April 13, 2015
3.07	(a)	Certificate of Formation of Alta Wind Company, LLC	Previously filed on April 13, 2015
3.07	(b)	Certificate of Amendment of Certificate of Formation of Alta Wind Company, LLC	Previously filed on April 13, 2015
3.08		Limited Liability Company Agreement of Alta Wind Company, LLC	Previously filed on April 13, 2015
3.09	(a)	Certificate of Conversion to a Limited Liability Company of NRG Energy Center Omaha LLC	Previously filed on April 13, 2015
3.09	(b)	Certificate of Formation of NRG Energy Center Omaha LLC	Previously filed on April 13, 2015
3.10		Limited Liability Company Agreement of NRG Energy Center Omaha LLC	Previously filed on April 13, 2015
3.11	(a)	Certificate of Formation of NRG Energy Center Omaha Holdings LLC	Previously filed on April 13, 2015
3.11	(b)	Certificate of Amendment of Certificate of Formation of NRG Energy Center Omaha Holdings LLC	Previously filed on April 13, 2015

Exhibit No.		Description	Method of Filing
3.12		Amended & Restated Limited Liability Company Agreement of NRG Energy Center Omaha Holdings LLC	Previously filed on April 13, 2015
3.13	(a)	Certificate of Formation of NRG Yield RPV Holding LLC	Previously filed on April 13, 2015
3.13	(b)	Certificate of Amendment of Certificate of Formation of NRG Yield RPV Holding LLC	Previously filed on April 13, 2015
3.14		Amended & Restated Limited Liability Company Agreement of NRG Yield RPV Holding LLC	Previously filed on April 13, 2015
3.15		Certificate of Formation of NRG South Trent Holdings LLC	Previously filed on April 13, 2015
3.16		Second Amended and Restated Limited Liability Company Agreement of NRG South Trent Holdings LLC	Previously filed on April 13, 2015
3.17	(a)	Certificate of Formation of NYLD Fuel Cell Holdings LLC	Previously filed on April 13, 2015
3.17	(b)	Certificate of Correction to Certificate of Formation of NYLD Fuel Cell Holdings LLC	Previously filed on April 13, 2015
3.18		Limited Liability Company Agreement of NYLD Fuel Cell Holdings LLC	Previously filed on April 13, 2015
3.19		Articles of Organization of UB Fuel Cell, LLC	Previously filed on April 13, 2015
3.20		Amended & Restated Limited Liability Company Agreement of UB Fuel Cell, LLC	Previously filed on April 13, 2015
3.21		Certificate of Formation of NRG Yield DGPV Holding LLC	Filed herewith
3.22		Limited Liability Company Agreement of NRG Yield DGPV Holding LLC	Filed herewith
4.01		Indenture, dated August 5, 2014, among NRG Yield Operating LLC, the guarantors named therein and Law Debenture Trust Company of New York, as trustee	Incorporated herein by reference to Exhibit 4.1 to NRG Yield, Inc.'s Current Report on Form 8-K filed on August 5, 2014
4.02		Form of 5.375% Senior Note due 2024	Incorporated herein by reference to Exhibit 4.1 to NRG Yield, Inc.'s Current Report on Form 8-K filed on August 5, 2014

Exhibit No.	Description	Method of Filing
4.03	Registration Rights Agreement, dated August 5, 2014, among NRG Yield Operating LLC, the guarantors named therein and Merrill Lynch, Fenner & Smith Incorporated, as representative of the initial purchasers	Incorporated herein by reference to Exhibit 4.3 to NRG Yield, Inc.'s Current Report on Form 8-K filed on August 5, 2014
4.04
	Supplemental Indenture, dated November 7, 2014, among NRG Yield Operating LLC, the guarantors named therein and Law Debenture Trust Company of New York re: NRG Yield Operating LLC's 5.375% Senior Notes due 2024	Incorporated herein by reference to Exhibit 4.1 to NRG Yield, Inc.'s Current Report on Form 8-K filed on November 13, 2014
4.05	Indenture, dated February 11, 2014, among NRG Yield, Inc., and NRG Yield Operating LLC and NRG Yield LLC as guarantors, and Wilmington Trust, N.A., as trustee	Incorporated herein by reference to Exhibit 4.1 to NRG Yield, Inc.'s Current Report on Form 8-K filed on February 11, 2014
4.06	Form of 3.50% Convertible Senior Note due 2019	Incorporated herein by reference to Exhibit 4.1 to NRG Yield, Inc.'s Current Report on Form 8-K filed on February 11, 2014
4.07	Third Supplemental Indenture, dated as of April 10, 2015, among NRG Yield Operating LLC, NRG Yield LLC, the guarantors named therein and Law Debenture Trust Company of New York	Previously filed on April 13, 2015
5.01	Opinion of Kirkland & Ellis LLP, with respect to registrants organized under the laws of the State of Delaware	Previously filed on April 13, 2015
5.02	Opinion of Murtha Cullina LLP, with respect to the registrant organized under the laws of the State of Connecticut	Previously filed on April 13, 2015
10.01	Management Services Agreement, dated July 22, 2013, by and between NRG Yield, Inc., NRG Yield LLC and NRG Yield Operating LLC and NRG Energy, Inc., as manager	Incorporated herein by reference to Exhibit 10.4 to NRG Yield, Inc.'s Current Report on Form 8-K filed on July 26, 2013
10.02	Amended and Restated Right of First Offer Agreement, dated July 22, 2013, by and between NRG Yield, Inc. and NRG Energy, Inc.	Incorporated herein by reference to Exhibit 10.3 to NRG Yield, Inc.'s Current Report on Form 8-K filed on May 14, 2015

Exhibit No.	Description	Method of Filing
10.03	Amended and Restated Exchange Agreement, dated July 22, 2013, by and among NRG Yield, Inc., NRG Yield LLC and NRG Energy, Inc.	Incorporated herein by reference to Exhibit 10.1 to NRG Yield, Inc.'s Current Report on Form 8-K filed on May 14, 2015
10.04	Amended and Restated Registration Rights Agreement, dated July 22, 2013, by and between NRG Yield, Inc. and NRG Energy, Inc.	Incorporated herein by reference to Exhibit 10.2 to NRG Yield, Inc.'s Current Report on Form 8-K filed on May 14, 2015
10.05	Trademark License Agreement, dated as of July 22, 2013, by and between NRG Energy, Inc. and NRG Yield, Inc.	Incorporated herein by reference to Exhibit 10.5 to NRG Yield, Inc.'s Current Report on Form 8-K filed on July 26, 2013
10.06
	Amended and Restated Credit Agreement, dated April 25, 2014, by and among NRG Yield Operating LLC, NRG Yield LLC, Royal Bank of Canada, as Administrative Agent, the lenders party thereto, Royal Bank of Canada, Goldman Sachs Bank USA and Bank of America, N.A., as L/C Issuers and RBC Capital Markets as Sole Left Lead Arranger and Sole Left Lead Book Runner	Incorporated herein by reference to Exhibit 10.1 to NRG Yield, Inc.'s Current Report on Form 8-K filed on April 28, 2014
10.07
	Credit Agreement, dated as of August 23, 2011, by and among NRG West Holdings LLC, as borrower, ING Capital LLC, as Mandated Lead Arranger, Union Bank, N.A., as Mandated Lead Arranger, Mizuho Corporate Bank, Ltd., as Mandated Lead Arranger and Joint	Incorporated herein by reference to Exhibit 10.2 to NRG Yield, Inc.'s Form 10-Q filed on August 7, 2014

Bookrunner, RBS Securities Inc., as Mandated Lead Arranger and Joint Bookrunner, Credit Agricole Corporate and Investment Bank, as Mandated Lead Arranger, Joint Bookrunner and Administrative Agent, and the lenders party thereto re: El Segundo
10.08	Amendment No. 1, dated October 7, 2011, by and between NRG West Holdings LLC and Credit Agricole Corporate and Investment Bank	Incorporated herein by reference to Exhibit 10.3 to NRG Yield, Inc.'s Form 10-Q filed on August 7, 2014
10.09	Amendment No. 2, dated February 29, 2012, by and between NRG West Holdings LLC and Credit Agricole Corporate and Investment Bank	Incorporated herein by reference to Exhibit 10.4 to NRG Yield, Inc.'s Form 10-Q filed on August 7, 2014

Exhibit No.	Description	Method of Filing
10.10	Amended and Restated Credit Agreement, dated July 17, 2014, by and among NRG Marsh Landing LLC, The Royal Bank of Scotland Plc, Deutsche Bank Trust Company Americas and the lenders party thereto	Incorporated herein by reference to Exhibit 10.5 to NRG Yield, Inc.'s Form 10-Q filed on August 7, 2014
10.11
	First Amendment to the Credit Agreement and Collateral Agency and Intercreditor Agreement, dated July 17, 2014, by and among NRG Marsh Landing LLC, The Royal Bank of Scotland Plc, Deutsche Bank Trust Company Americas and the lenders party thereto.	Incorporated herein by reference to Exhibit 10.6 to NRG Yield, Inc.'s Form 10-Q filed on August 7, 2014
10.12
	Loan Guarantee Agreement, dated as of September 30, 2011, by and among High Plains Ranch II, LLC, as borrower, the U.S. Department of Energy, as guarantor, and the U.S. Department of Energy, as loan servicer	Incorporated herein by reference to Exhibit 10.8 to NRG Yield, Inc.'s draft registration statement on Form S-1 filed on February 13, 2013
10.13	Operation and Maintenance Agreement, dated April 24, 2009, by and among GenConn Devon LLC and Devon Power LLC	Incorporated herein by reference to Exhibit 10.15 to NRG Yield, Inc.'s Form S-1 filed on June 7, 2013
10.14	Operation and Maintenance Agreement, dated April 24, 2009, by and among GenConn Middletown LLC and Middletown Power LLC	Incorporated herein by reference to Exhibit 10.16 to NRG Yield, Inc.'s Form S-1 filed on June 7, 2013
10.15	Operation and Maintenance Management Agreement, dated March 31, 2011, by and among El Segundo Energy Center LLC and NRG El Segundo Operations Inc.	Incorporated herein by reference to Exhibit 10.9 to NRG Yield, Inc.'s draft registration statement on Form S-1 filed on February 13, 2013
10.16	Project Administration Services Agreement, dated March 31, 2011, by and among El Segundo Energy Center LLC, NRG West Holdings LLC and NRG West Coast LLC, as administrator	Incorporated herein by reference to Exhibit 10.10 to NRG Yield, Inc.'s draft registration statement on Form S-1 filed on February 13, 2013
10.17	Administrative Services Agreement, dated April 2, 2009, by and among GenOn Energy Services, LLC (formerly Mirant Services, LLC) and NRG Marsh Landing, LLC (formerly Mirant Marsh Landing, LLC)	Incorporated herein by reference to Exhibit 10.17 to NRG Yield, Inc.'s Form S-1 filed on June 7, 2013
10.18	Asset Management Agreement, dated March 15, 2012, by and among NRG Solar Alpine LLC and NRG Solar Asset Management LLC	Incorporated herein by reference to Exhibit 10.14 to NRG Yield, Inc.'s draft registration statement on Form S-1 filed on February 13, 2013

Exhibit No.		Description	Method of Filing
10.19		Operation and Maintenance Agreement, dated January 31, 2011, by and among Avenal Solar Holdings LLC and NRG Energy Services LLC	Incorporated herein by reference to Exhibit 10.11 to NRG Yield, Inc.'s draft registration statement on Form S-1 filed on February 13, 2013
10.20		Asset Management Agreement, dated August 30, 2012, by and among NRG Solar Avra Valley LLC and NRG Solar Asset Management LLC	Incorporated herein by reference to Exhibit 10.12 to NRG Yield, Inc.'s draft registration statement on Form S-1 filed on February 13, 2013
10.21		Operation and Maintenance Agreement, dated August 1, 2012, by and among NRG Energy Services LLC and NRG Solar Borrego I LLC	Incorporated herein by reference to Exhibit 10.13 to NRG Yield, Inc.'s draft registration statement on Form S-1 filed on February 13, 2013
10.22		Operation and Maintenance Agreement, dated September 30, 2011, by and among NRG Energy Services LLC and High Plains Ranch II, LLC re: CVSR	Incorporated herein by reference to NRG Exhibit 10.15 to Yield, Inc.'s draft registration statement on Form S-1 filed on February 13, 2013
10.23		Project Administration Agreement, dated as of August 16, 2010, by and among South Trent Wind LLC and NRG Texas Power LLC	Incorporated herein by reference to Exhibit 10.16 to NRG Yield, Inc.'s draft registration statement on Form S-1 filed on February 13, 2013
10.24	†	NRG Yield, Inc. Amended and Restated 2013 Equity Incentive Plan	Incorporated herein by reference to Exhibit 10.5 to NRG Yield, Inc.'s Current Report on Form 8-K filed on May 14, 2015
10.25	†	Form of Indemnification Agreement (between NRG Yield, Inc. and its directors and executive officers)	Incorporated herein by reference to Exhibit 10.20 to NRG Yield, Inc.'s Form S-1/A filed on June 21, 2013
12.01		Statement re: Computation of Ratio of Earnings to Fixed Charges	Filed herewith
21.01		Subsidiaries of NRG Yield LLC	Filed herewith
23.01		Consent of Kirkland & Ellis LLP	Previously filed on April 13, 2015
23.02		Consent of Murtha Cullina LLP	Previously filed on April 13, 2015
23.03		Consent of KPMG LLP, independent registered public accounting firm with respect to the audited financial statements of NRG Yield LLC	Filed herewith
23.04		Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm with respect to the audited financial statements of GCE Holding LLC	Filed herewith

Exhibit No.	Description	Method of Filing
23.05	Consent of KPMG LLP, independent registered public accounting firm with respect to the audited financial statements of the Alta Wind Portfolio of Terra-Gen Power, LLC	Filed herewith
23.06	Consent of KPMG LLP, independent registered public accounting firm with respect to the audited financial statements of Laredo Ridge Wind, LLC	Filed herewith
23.07	Consent of KPMG LLP, independent registered public accounting firm with respect to the audited financial statements of Tapestry Wind, LLC	Filed herewith
23.08	Consent of KPMG LLP, independent registered public accounting firm with respect to the audited financial statements of WCEP Holdings, LLC	Filed herewith
24.01	Powers of Attorney with respect to NRG Yield Operating LLC and the additional registrants other than NRG Yield DGPV Holding LLC	Previously filed on April 13, 2015
24.02	Power of Attorney with respect to NRG Yield DGPV Holding LLC	Included on the corresponding signature page
25.01	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939 of Law Debenture Trust Company of New York	Previously filed on April 13, 2015
99.01	Form of Letter of Transmittal	Previously filed on April 13, 2015
99.02	Form of Notice of Guaranteed Delivery	Previously filed on April 13, 2015
99.03	Form of Letter to Brokers, Dealers and Other Nominees	Previously filed on April 13, 2015
99.04	Form of Instructions to Registered Holder and/or DTC Participant From Beneficial Owner	Previously filed on April 13, 2015

†
Exhibit relates to compensation arrangements.